As filed with the Securities and Exchange Commission on March 23, 2006

Registration No. 333-[    ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MITTAL STEEL COMPANY N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	3312	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Mittal Steel Company N.V.

Hofplein 20

3032 AC Rotterdam

The Netherlands

+31 10 217 8800

(Address, including zip code, and telephone number, including area code, of

Registrant’s principal executive offices)

Carlos M. Hernandez, Esq.

Mittal Steel USA Inc.

1 S. Dearborn, 19th Floor

Chicago, Illinois 60603

(312) 899-3400

(Name, address, including zip code, and telephone number,

including area code, of agent of service)

Copies to:

Henk Scheffer, Esq. Mittal Steel Company N.V. Hofplein 20 3032 AC Rotterdam The Netherlands +31 10 217 8819	John D. Brinitzer, Esq. Cleary Gottlieb Steen & Hamilton LLP 12 rue de Tilsitt 75008 Paris France +33 1 40 74 68 00

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the consummation of the transaction described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Class A common shares, par value €0.01 per share	90,283,158	N/A	$3,263,651,940	$349,210.76

(1)	Calculated as the sum of (a) the product of (x) 92,131,919 (the estimated number of Arcelor shares held by U.S. holders as of the date hereof (including all of the Arcelor common shares underlying Arcelor’s American Depositary Shares (“ADSs”))) and (y) 0.8 (the exchange ratio of 4 Mittal Steel shares to be exchanged for every 5 Arcelor shares in the primary offer), (b) the product of (x) 6,001,948 (the Arcelor shares underlying the estimated number of Arcelor convertible bonds (the “Convertible Bonds”) held by U.S. holders) and (y) 0.8 (the exchange ratio of 4 Mittal Steel shares to be exchanged for every 5 Convertible Bonds) and (c) an additional 11,776,064 Mittal Steel shares that may be sold in the United States following the Offer. The sum of (a) and (b) above represents the number of Mittal Steel shares issuable in the Offer for all Arcelor shares (including all of the Arcelor ordinary shares underlying Arcelor’s ADSs) and all Convertible Bonds, in each case estimated to be held by U.S. persons upon consummation of the Offer. Mittal Steel shares are not being registered for purposes of sales outside of the United States.
(2)	Pursuant to Rule 457(c) and Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the sum of (a) the market value of the total number of Arcelor shares estimated to be held by U.S. holders as of the date hereof that may be exchanged for Mittal Steel shares and cash in the Offer upon consummation of the offer if all of such Arcelor shares are acquired in the Offer, based upon a market value of $37.96 per share of Arcelor, the average of the high and low prices of the Arcelor shares reported on Euronext Paris on March 22, 2006, (b) the market value of the total number of Arcelor ADSs as of the date hereof that may be exchanged for Mittal Steel shares and cash in the Offer upon consummation of the Offer if all of such Arcelor ADSs are acquired in the Offer, based upon a market value of $38.20 per Arcelor ADS, the average of the high and low prices of the Arcelor ADSs reported through the electronic price and volume reporting system operated by the National Association of Securities Dealers, Inc. for “non-NASDAQ” securities on March 22, 2006, (c) the market value of the number of Convertible Bonds estimated to be held by U.S. persons as of the date hereof that may be exchanged for Mittal Steel shares and cash in the Offer upon the consummation of the Offer if all of such Convertible Bonds are acquired in the Offer, based upon a market value of $38.12 per Arcelor Convertible Bond, the closing price of the Convertible Bonds reported on the Luxembourg Stock Exchange on March 22, 2006, and (d) the market value of an additional 11,776,064 Mittal Steel shares that may be sold in the United States following the Offer, based on the average of the high and low prices of the Mittal Steel shares reported on the NYSE on March 22, 2006; less $880,999,800, the estimated maximum aggregate amount of cash to be paid by Mittal Steel in the offer in exchange for Arcelor securities estimated to be held by U.S. holders.

(3)	Computed in accordance with Rule 457(f) under the Securities Act as the proposed maximum aggregate offering price of $3,263,651,940 multiplied by .000107.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information contained herein is subject to completion or amendment. No securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful.

[Subject to Completion, dated [•], 2006]

EXCHANGE OFFER PROSPECTUS

Mittal Steel is offering to exchange:

•	4 Mittal Steel class A common shares and €35.25 in cash for every 5 Arcelor shares or Arcelor American Depositary Shares (ADS); and

•	4 Mittal Steel class A common shares and €40.00 in cash for every 5 Arcelor OCEANEs (obligations à option de conversion en actions nouvelles et/ou d’échange en actions existantes) (the “Convertible Bonds”).

If you hold Arcelor shares or Arcelor ADSs, then, in addition to or instead of this mix of Mittal Steel class A common shares and cash, you may make the following elections with respect to the consideration you wish to receive:

•	You may elect to receive €28.21 in cash for each Arcelor share or Arcelor ADS that you tender; or

•	You may elect to receive 16 Mittal Steel class A common shares for every 15 Arcelor shares or Arcelor ADSs that you tender.

The consideration set out above is subject to adjustment in specific circumstances as set out herein.

The primary offer and two secondary offers set out above are collectively referred to in this prospectus as the “Offer,” and the Arcelor shares, Convertible Bonds and Arcelor ADSs are collectively referred to as the “Arcelor securities.”

You are not required to make the same election for all of the Arcelor securities that you tender, and you may make any of these elections for all or some of the Arcelor securities that you tender. Tenders in the two secondary offers set out immediately above, however, are subject to a pro-ration and allocation procedure that will ensure that in the aggregate the portion of the tendered Arcelor shares that are exchanged for Mittal Steel shares (the “Share Portion of the Offer”) and the portion of the tendered Arcelor shares that are exchanged for cash (the “Cash Portion of the Offer”) (excluding the effect of the treatment of fractional shares that would otherwise be issued and the impact of any adjustment to the Offer consideration (as noted above and described herein)) will be 75% and 25%, respectively.

THIS OFFER WILL EXPIRE AT [                    ], CONTINENTAL EUROPEAN TIME ON [    ], 2006, UNLESS IT IS EXTENDED OR UNLESS IT LAPSES OR IS WITHDRAWN PRIOR TO THAT TIME PURSUANT TO THE CONDITIONS DESCRIBED IN THIS PROSPECTUS.

This Offer is being made for all Arcelor shares (including Arcelor shares held in treasury) and Convertible Bonds issued and outstanding as of February 6, 2006, as well as for all Arcelor shares that are or may become issuable prior to the expiration of the Offer due to the conversion of outstanding Convertible Bonds or the exercise of options to subscribe to Arcelor shares granted prior to February 6, 2006. If any Arcelor securities are issued after February 6, 2006, Mittal Steel may either withdraw the Offer or extend the Offer to such new securities, possibly after amending its terms to reflect the effect of such issuance on the economics of the Offer. The completion of the Offer is subject to certain conditions. A detailed description of the terms and conditions of the Offer appears under “The Offer – Terms and Conditions of the Offer” herein.

Arcelor shares are listed on Euronext Brussels S.A./N.V.’s Eurolist by Euronext (“Euronext Brussels”), on Euronext Paris S.A.’s Eurolist by Euronext (“Euronext Paris”), on the Luxembourg Stock Exchange and on the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”). Convertible Bonds are listed on the Luxembourg Stock Exchange. Arcelor ADSs are traded on the over-the-counter market in the United States but are not traded on any securities exchange.

Mittal Steel’s class A common shares are listed on Euronext Amsterdam N.V.’s Eurolist by Euronext (“Euronext Amsterdam”) and on the New York Stock Exchange (the “NYSE”) under the symbol “MT”. Mittal Steel will apply to list its class A common shares on these exchanges and on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and on the Spanish Stock Exchanges, subject to the successful completion of the Offer.

This prospectus contains detailed information concerning the Offer for Arcelor securities and the proposed combination of Mittal Steel and Arcelor. We recommend that you read this prospectus carefully.

FOR A DISCUSSION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN EVALUATING THIS OFFER, SEE “ RISK FACTORS” BEGINNING ON PAGE 26.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THIS OFFER OR HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES.

The dealer-managers solely for the offer in the United States are Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and SG Americas Securities, LLC.

The date of this prospectus is [                    ], 2006

PRESENTATION OF CERTAIN FINANCIAL AND OTHER INFORMATION

Company Names

Unless indicated otherwise, or the context otherwise requires, references in this prospectus to “Mittal Steel,” “we,” “us,” “our” and “the Company” or similar terms are to Mittal Steel Company N.V., formerly known as Ispat International N.V., and its subsidiaries (which include LNM Holdings N.V. and its subsidiaries and International Steel Group Inc. and its subsidiaries). “Ispat International” refers to Ispat International N.V. and its subsidiaries as they existed prior to the business combination with LNM Holdings on December 17, 2004 and to its predecessor companies for periods prior to the organization of Ispat International in 1997. “LNM Holdings” refers to LNM Holdings N.V. and its subsidiaries as they existed prior to their business combination with Ispat International on December 17, 2004 and to its predecessor companies for the periods prior to the organization of LNM Holdings. On December 20, 2004, LNM Holdings’ name was changed to Mittal Steel Holdings N.V. On December 28, 2005, Mittal Steel Holdings N.V. was redomiciled to Switzerland and changed its name to Mittal Steel Holdings A.G.

To the extent that references in this prospectus to “Mittal Steel” are made with respect to time periods occurring before December 17, 2004, “Mittal Steel” means Ispat International and its subsidiaries and their predecessors adjusted after giving effect to the business combination with LNM Holdings and its subsidiaries and their predecessors. “ISG” refers to International Steel Group Inc. and its subsidiaries as it existed prior to its acquisition by Mittal Steel on April 15, 2005. Following the acquisition of ISG by Mittal Steel, ISG’s name was changed to “Mittal Steel USA ISG Inc.,” the operations were merged with Ispat Inland on December 31, 2005, and the name of the surviving entity was changed to Mittal Steel USA Inc. All references in this prospectus to “Mittal Steel USA” refer to the combined operations of Mittal Steel USA ISG Inc. with Mittal Steel’s other U.S. operating subsidiary, Ispat Inland Inc. All references in this prospectus to “Inland” refer to Ispat Inland Inc.

All references in this prospectus to “Mittal Steel Kryviy Rih” refer to the operations of Kryvorizhstal, Ukraine which was acquired by the Company on November 25, 2005 and subsequently renamed OJSC Mittal Steel Kryviy Rih, or Mittal Steel Kryviy Rih.

All references in this prospectus to “Hunan Valin” refer to Hunan Valin Steel Tube & Wire Company, China.

References to “Arcelor” refer to Arcelor S.A., having its registered office at 19 Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, a “société anonyme” incorporated under Luxembourg law, and, where applicable, its consolidated subsidiaries.

Certain Defined Terms

Unless indicated otherwise, or the context otherwise requires, references in this prospectus to:

•	“Articles of Association” refers to the amended and restated articles of association of Mittal Steel Company N.V., dated June 21, 2005;

•	“C$ or “Canadian dollars” ” are to the lawful currency of Canada;

•	“Controlling Shareholder” refers to Mr. Lakshmi N. Mittal and his wife, Mrs. Usha Mittal, who together are Mittal Steel’s controlling shareholder;

•	“euro” and “€” are to the single currency introduced at the start of the third stage of the European Economic and Monetary Union of January 1, 1999 pursuant to the Treaty establishing the European Economic Community, as amended by the Treaty on the European Union;

•	“net sales” are to gross sales minus returns discounts, and allowances, less shipping and handling fees and costs;

•	“production capacity” are to the annual production capacity of plant and equipment based on existing technical parameters as estimated by management;

•	“sales” include shipping and handling fees and costs as per EITF Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs” (as issued by the FASB Emerging Issues Task Force);

•	“steel products” are to finished and semi-finished steel products and exclude direct reduced iron, or DRI;

•	“tons” or “net tons” or “ST” are to short tons and are used in measurements involving steel products, including liquid steel (a short ton is equal to 907.2 kilograms or 2000 pounds);

•	“tonnes” or “MT” are to metric tonnes and are used in measurements involving iron ore, iron ore pellets, DRI, hot metal, coke, coal, pig iron and scrap (a metric tonne is equal to 1,000 kilograms or 2,204.62 pounds); and

•	“USD”, “US dollars” or “$” are to the lawful currency of the United States.

All volume figures for shipments of our steel products include inter-company sales.

Financial Information

The financial information and certain other information presented in a number of tables in this prospectus has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus reflect calculations based upon the underlying information prior to rounding, and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Mittal Steel

All of the financial statements included in this prospectus for Mittal Steel have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The financial records of each of the operating subsidiaries are maintained in the currency of the country in which such subsidiary is located using the statutory or generally accepted accounting principles of such country. For consolidation purposes, financial statements have been prepared in conformity with U.S. GAAP and expressed in U.S. dollars, the reporting currency.

For purposes of its regulatory filings in Europe relating to its listing on Euronext Amsterdam, Mittal Steel also prepares, beginning with the fiscal year ended December 31, 2005, financial statements in accordance with International Financial Reporting Standards (“IFRS”). IFRS differs in certain significant respects from U.S. GAAP and therefore our financial statements prepared under IFRS are not comparable with our financial statements prepared under U.S. GAAP that are incorporated by reference herein. See “Summary of Certain Differences between IFRS and U.S. GAAP.”

Incorporated by reference in this prospectus are: (i) the audited consolidated financial statements of Mittal Steel Company N.V. and its consolidated subsidiaries (adjusted after giving effect to the business combination with LNM Holdings, which has been accounted for on the basis of common control accounting), including the consolidated balance sheets as of December 31, 2004 and 2005, and the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years ended December 31, 2003, 2004 and 2005; (ii) the audited consolidated financial statements of ISG and its consolidated subsidiaries as of and for the year ended December 31, 2004, and the unaudited condensed consolidated financial statements of ISG for the three months ended March 31, 2005; and (iii) the unaudited pro forma condensed combined statement of operations of Mittal Steel for the year ended December 31, 2005, adjusted after giving effect to the acquisition of ISG using the purchase method of accounting and presented as if the acquisition was completed on January 1, 2005. The ISG annual consolidated financial statements as of and for the year ended December 31, 2004 have not been audited by Mittal Steel’s auditors.

On December 17, 2004, Ispat International N.V. completed its acquisition of Mittal Steel Holdings N.V., formerly LNM Holdings N.V. On December 20, 2004, LNM Holdings’ name was changed to Mittal Steel Holdings N.V. On December 28, 2005, Mittal Steel Holdings N.V. was redomiciled to Switzerland and changed its name to Mittal Steel Holdings A.G. As Ispat International N.V. and LNM Holdings N.V. were affiliates under common control, the acquisition of LNM Holdings N.V. was accounted for on the basis of common control accounting, which is similar to a previously permitted method of accounting known as “pooling-of-interests.” Therefore, these consolidated financial statements reflect the financial position and results of operations of Mittal Steel from the accounts of Ispat International N.V. and LNM Holdings N.V. as though Mittal Steel had been a stand-alone legal entity during 2003 and 2004. These consolidated financial statements as of and for the years ended December 31, 2003 and 2004 have been prepared using the historical basis in the assets and liabilities and the historical results of operations relating to Ispat International N.V. and LNM Holdings N.V. based on the separate records maintained for each of these businesses. Inter-company balances and transactions have been eliminated on consolidation and the transaction costs relating to the business combination have not been included.

Arcelor

The annex to this prospectus includes the following financial information and documents published by Arcelor: (i) audited consolidated financial statements as of and for the years ended December 31, 2002, 2003 and 2004; (ii) unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2004 and 2005; (iii) unaudited consolidated interim financial statements as of and for the six months ended June 30, 2005 and (iv) unaudited selected consolidated financial data as of and for the three months and year ended December 31, 2005, as set out in its press release of February 16, 2006 summarizing its results for the 2005 fiscal year.

The financial statements and data included in the Arcelor documents annexed to this prospectus were prepared in accordance with IFRS. IFRS differs in certain significant respects from U.S. GAAP. For a narrative discussion of certain relevant differences between IFRS and U.S. GAAP, see “Summary of Certain Differences between IFRS and U.S. GAAP.”

Market Information

This prospectus includes industry data and projections about our markets obtained from industry surveys, market research, publicly available information and industry publications, including but not limited to, publications of the International Iron and Steel Institute. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We have not independently verified these data or determined the reasonableness of such assumptions. In addition, in many cases we have made statements in this prospectus regarding our industry and our position in the industry based on internal surveys, industry forecasts, market research, as well as our own experience. While these statements are believed to be reliable, they have not been independently verified. No representation or warranty is made as to the accuracy or completeness of such information set forth in this prospectus.

Internet Sites

Each of Mittal Steel and Arcelor maintains an Internet site. The Mittal Steel Internet site is at the URL www.mittalsteel.com. The Arcelor Internet site is at URL www.arcelor.com. Information contained in or otherwise accessible through these Internet sites is not a part of this prospectus. All references in this prospectus to these Internet sites are inactive textual references to these URLs and are for your information only.

WHERE YOU CAN FIND MORE INFORMATION

Mittal Steel files Annual Reports on Form 20-F with, and furnishes other information under cover of a Report on Form 6-K to, the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Prior to December 17, 2004, Mittal Steel filed with, or furnished to, the SEC documents under its former name Ispat International N.V. You may read and copy this information, or obtain copies of this information by mail, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1 800 SEC 0330. The SEC maintains an Internet website that contains reports and other information about issuers, like Mittal Steel, who file electronically with the SEC. The address of that site is http://www.sec.gov.

As a foreign private issuer, Mittal Steel is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and will not be required to file proxy statements with the SEC. Mittal Steel’s officers, directors and principal shareholders are also exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act.

Arcelor is on the list most recently published by the SEC of companies that furnish information to it pursuant to Rule 12g3-2(b) promulgated under the Exchange Act. To benefit from the exemption provided by this Rule from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), an issuer must furnish to the SEC all material information made public, filed with the stock exchanges on which its securities are listed or sent to securityholders promptly after such information has become available. To the extent Arcelor currently furnishes to the SEC any such information, you may read and copy it by visiting the SEC’s Public Reference Room.

Mittal Steel has filed a registration statement on Form F-4 to register with the SEC the Mittal Steel class A ordinary shares that holders of Arcelor securities will receive in the Offer in exchange for their Arcelor securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, you should refer to this registration statement.

Mittal Steel’s class A ordinary shares are listed on the NYSE and Euronext Amsterdam, and Arcelor’s shares are listed on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and the Spanish Stock Exchanges. Each exchange has its own requirements for the provision of periodic reports, proxy statements and other information. You are free to inspect any such information by contacting the relevant stock exchange, including, for Mittal Steel, at the offices of the NYSE, 20 Broad Street, New York, New York, 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Mittal Steel to “incorporate by reference” information into this prospectus, which means that Mittal Steel can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or subsequent filings deemed incorporated by reference into this prospectus.

Because Arcelor does not file, but furnishes, information to the SEC, no information regarding Arcelor is permitted to be incorporated by reference herein.

This prospectus incorporates by reference the documents set forth below that Mittal Steel has previously filed with the SEC. These documents contain important information about Mittal Steel and its results of operations and financial condition:

•	Exhibit 99.1 of Mittal Steel’s Current Report on Form 6-K, dated September 30, 2005, relating to International Steel Group Inc.’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2004;

•	Part I, Item 1 of Mittal Steel USA ISG Inc.’s Quarterly Report on Form 10-Q, dated May 16, 2005, containing the unaudited condensed consolidated financial statements of Mittal Steel USA ISG Inc. (formerly known as International Steel Group Inc.) for the three months ended March 31, 2005;

•	Mittal Steel’s Current Report on Form 6-K, dated January 23, 2006, announcing a change to Mittal Steel Company N.V.’s shareholding in Hunan Valin Steel Tube & Wire Company Limited;

•	Mittal Steel’s Current Report on Form 6-K, dated February 2, 2006, announcing its acquisition of three Stelco Inc. subsidiaries;

•	Mittal Steel’s Annual Report on Form 20-F, dated March 20, 2006, for the fiscal year ended December 31, 2005; and

•	Mittal Steel’s Current Report on Form 6-K, dated March 23, 2006, containing the unaudited pro forma condensed combined financial statements for Mittal Steel Company N.V. and International Steel Group Inc. as of and for the year ended December 31, 2005.

Mittal Steel also incorporates by reference into this prospectus additional documents that it may file with or furnish to the SEC. These include reports such as annual reports on Form 20-F and any reports on Form 6-K designated as being incorporated by reference into this prospectus. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any prospectus supplement or any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning Mittal Steel at:

Mittal Steel Company N.V.

Hofplein 20

3032 AC Rotterdam

The Netherlands

+31 10 217 8800

Attention: Investor Relations

Exhibits to the filings will not be sent unless those exhibits have specifically been incorporated by reference into this prospectus. Except as provided above, no other information, including information on Mittal Steel’s website, is incorporated by reference into this prospectus.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS TO DECIDE WHETHER TO PARTICIPATE IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. THIS PROSPECTUS IS DATED AS OF THE DATE PRINTED ON THE FRONT COVER. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO SECURITYHOLDERS NOR THE ISSUANCE OF MITTAL STEEL CLASS A COMMON SHARES IN THE OFFER SHALL CREATE ANY IMPLICATIONS TO THE CONTRARY.

NOTE ON ARCELOR INFORMATION

Mittal Steel has included in or annexed to this prospectus information concerning Arcelor insofar as it is known or reasonably available to Mittal Steel. However, Arcelor is not affiliated with Mittal Steel and has not permitted Mittal Steel access to its books and records or any other non-public information about it. Therefore, information concerning Arcelor that has not been made public is not available to Mittal Steel. Although Mittal Steel has no knowledge that would indicate that statements relating to Arcelor contained in this prospectus in reliance on publicly available information are inaccurate or incomplete, Mittal Steel was not involved in the preparation of such information or statements and, for the foregoing reasons, is not in a position to verify any such information or statements. See “Risk Factors— Mittal Steel has not been given the opportunity to conduct a due diligence review of the non-public records of Arcelor. Therefore, Mittal Steel may be subject to unknown liabilities of Arcelor that may have a material adverse effect on Mittal Steel’s profitability and results of operations” and “Risk Factors—Mittal Steel has not verified the reliability of the Arcelor information included in this prospectus.”

On February 14, 2006, pursuant to Rule 409 promulgated under the Securities Act, Mittal Steel requested that Arcelor and its independent accountants provide to Mittal Steel all material information with respect to Arcelor required to be included in this prospectus or required to make statements made herein not misleading. On such date, Mittal Steel also requested that Arcelor’s independent public accountants consent in a customary manner to the inclusion of their audit reports with respect to the financial statements of Arcelor included in this prospectus. Mittal Steel has not received a substantive response to date.

Mittal Steel will provide any and all information that it receives from Arcelor or its independent accountants prior to the expiration of the Offer that Mittal Steel deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, based on estimates and assumptions. Forward-looking statements include, among other things, statements concerning the financial condition, the results of operations and the business of Mittal Steel including its acquired subsidiaries, the anticipated financial and other benefits resulting from Mittal Steel’s acquisitions and the proposed acquisition of Arcelor, and Mittal Steel’s plans and objectives following these transactions. These statements usually contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of Mittal Steel. These forward-looking statements speak only as of the date on which the statements were made and no obligation has been undertaken to update publicly or revise any forward-looking statements made in this registration statement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus, it is believed the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	Mittal Steel’s ability to obtain regulatory approvals for the proposed acquisition of Arcelor without materially onerous conditions;

•	costs or difficulties related to the integration of acquisitions, including the proposed acquisition of Arcelor, may be greater than expected;

•	the risk of unexpected consequences resulting from acquisitions, including the proposed acquisition of Arcelor;

•	operating results following acquisitions, including the proposed acquisition of Arcelor, may be lower than expected;

•	any change-of-control provisions in Arcelor’s agreements which might be triggered by the transaction;

•	Mittal Steel’s and Arcelor’s ability to manage its growth;

•	uncertainty as to the actions of the Controlling Shareholder of Mittal Steel;

•	the timing of realization of cost savings expected to result from Mittal Steel’s acquisitions, including the proposed acquisition of Arcelor;

•	the risk of decreasing prices for Mittal Steel’s and Arcelor’s products and other forms of competition in the steel industry;

•	the risk of labor disputes, including as a result of the proposed acquisition of Arcelor;

•	the risk of significant supply shortages and increases in the cost of raw materials, energy and transportation;

•	any downgrade of Mittal Steel’s credit rating as a result, among other things, of a downturn in the steel industry cycle, the debt to be incurred in connection with the proposed acquisition of Arcelor or any possible refinancing of Arcelor debt thereafter, as well as any downgrade of Arcelor’s credit rating if it remains a separate subsidiary of Mittal Steel following the successful completion of the Offer;

•	Mittal Steel’s ability to operate within the limitations imposed by financing arrangements;

•	Mittal Steel’s and Arcelor’s ability to attract and retain talented management;

•	Mittal Steel’s ability to fund under-funded pension liabilities;

•	general economic conditions, whether globally, nationally or in the market areas in which Mittal Steel and Arcelor conduct business;

•	the risk of disruption or volatility in the economic, political or social environment in the countries in which Mittal Steel and Arcelor conduct business;

•	Mittal Steel’s and Arcelor’s ability to operate successfully within a cyclical industry;

•	increased competition from substitute materials, such as aluminum;

•	fluctuations in currency exchange and interest rates;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety, and those resulting from international agreements and treaties related to trade, accession to the European Union, or otherwise, may adversely affect the businesses in which Mittal Steel and Arcelor are engaged; and

•	the threat, institution or adverse determination of claims against Mittal Steel and Arcelor.

Some of these factors are discussed in more detail in this prospectus, including under the section “Risk Factors.”

SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to evaluate the Offer. You should read carefully the entire prospectus and the additional documents referred to in this prospectus to fully understand the Offer.

The Companies

Mittal Steel

Mittal Steel is the world’s largest and most global steel producer with an annual production capacity of approximately 75 million tonnes. The Company is the largest steel producer in the Americas and Africa and the second largest in Europe. The Company has steel-making operations in 15 countries on four continents, including 31 integrated, mini-mill and integrated mini-mill steel-making facilities. At year-end 2005, we had approximately 224,000 employees.

Mittal Steel produces a broad range of high-quality finished and semi-finished carbon steel products, encompassing the main categories of steel products (flat products, long products and pipes and tubes). Specifically, the Company produces hot-rolled and cold-rolled sheets, plates, electrogalvanized and coated steel, bars, wire rods, wire products, pipes, billets, blooms, slabs, tinplate, structural sections and rails. Mittal Steel sells these products in local markets and through our centralized marketing organization to customers in over 150 countries. The Company’s products are used in a diverse range of end-markets, including the automotive, appliance, engineering, construction and machinery industries.

Our steel-making operations have a high degree of geographic diversification. Almost 41% of our steel is produced in the Americas, with the balance being produced in Europe (38%) and in other countries, such as Kazakhstan, Algeria and South Africa (21%). We are further increasing our geographic production diversification. In September 2005, we completed the acquisition of a significant stake in Hunan Valin, an 8.5 million ton steel producer in China. In October 2005, we signed a memorandum of understanding to construct a 12 million tonne steel-making operation in Jharkhand, India. In November 2005, we completed the acquisition of a 93% stake in Kryvorizhstal (since renamed Mittal Steel Kryviy Rih), the largest carbon steel long products producer in Ukraine.

We shipped approximately 27.4 million, 42.1 million and 49.2 million tons of steel in 2003, 2004 and 2005, respectively. Our shipments are well-balanced geographically and are also balanced as between developed and developing markets, which have different characteristics.

We have access to high-quality and low-cost raw materials through our captive sources and long-term contracts. In 2005, on a pro forma basis after giving effect to the acquisition of ISG, approximately 56% of our iron ore requirements (of which we are one of the world’s largest producers) and approximately 42% of our coal requirements were supplied from our own mines or from long-term contracts at many of our operating units. We are actively developing our raw material self-sufficiency, including through recent initiatives to gain access to iron ore deposits in Liberia and Senegal, and expanding Mittal Steel’s existing iron ore sources in various parts of the world, including Ukraine. We are one of the world’s largest producers of coke, a critical raw material derived from coal, and we satisfy approximately 81% of our own coke requirements. We are the world’s largest producer of direct reduced iron, or DRI, which is a scrap substitute used in the mini-mill steel-making process, with total production capacity of approximately 11 million tonnes. Our DRI production satisfies all of our mini-mill input requirements. Our facilities have good access to shipping facilities, including deep-water port facilities and railway sidings.

In 2004, we generated sales of $22.2 billion, operating income of $6.1 billion and net income of $4.7 billion. In 2005, we generated sales of $28.1 billion, operating income of $4.7 billion and net income of $3.4 billion. At December 31, 2005, we had shareholders’ equity of $10.2 billion, total debt of $8.3 billion, and cash and cash equivalents, including short-term investments and restricted cash, of $2.1 billion.

Mittal Steel is a successor to a business founded in 1989 by Mr. Lakshmi N. Mittal, our Chairman and Chief Executive Officer. We have experienced rapid and steady growth since then largely through the consistent and disciplined execution of a successful consolidation-based strategy. We made our first acquisition in 1989, leasing the Iron & Steel Company of Trinidad & Tobago. Some of the principal acquisitions since then include Karmet (Kazakhstan) in 1995, Thyssen Duisburg (Germany) in 1997, Inland Steel (USA) in 1998, Unimétal (France) in 1999, Sidex (Romania) and Annaba (Algeria) in 2001, Nova Hut (Czech Republic) in 2003, BH Steel (Bosnia), Balkan Steel (Macedonia), PHS (Poland) and Iscor (South Africa) in 2004 and ISG (USA), Hunan Valin (China) and Kryvorizhstal (Ukraine) in 2005.

We have proven expertise in acquiring companies and turning around under-performing assets. We believe that we have successfully integrated our previous key acquisitions by implementing a best practice approach in operations and management to enhance profitability. Specifically, our focused capital expenditure programs and implementation of improved management practices at the acquired facilities have resulted in overall increases in production and shipment of steel products, reductions in cash costs of production and increases in productivity. Mittal Steel’s aggregate capital expenditures were approximately $421 million, $898 million and $1,181 million in the years ended December 31, 2003, 2004 and 2005, respectively.

Arcelor

Arcelor was created in February 2002 by the combination of three steel-making companies, Aceralia Corporacion Siderurgica, Arbed and Usinor. The Arcelor group operates in four market sectors: Flat Carbon Steels, Long Carbon Steels, Stainless Steels and Arcelor Steel Solutions and Services (“A3S”, formerly Distribution, Transformation and Trading). Arcelor is the number two steel producer in the world, with production of 47 million and 46 million tonnes of steel in 2004 and 2005, respectively. It generated revenues of €30.2 billion in 2004 and €32.6 billion in 2005. For the same periods, its net result (group share) was €2.3 billion and €4.3 billion, respectively.

In 2004, 30% of its production was obtained from scrap used in electric arc furnaces and 70% from iron ore. The Arcelor group is a leading operator in all its key end markets: the automotive industry, construction, household appliances, packaging and general industry. Arcelor is the market leader in Western Europe; 71% of its sales in 2005 were in the European Union. Arcelor also has a strong position in South America; 11% of its sales in 2005 were in South America.

Arcelor is a leading producer of flat carbon steels, in terms both of volume and value, having shipped approximately 28.5 million tonnes in 2004 and 28.1 million tonnes in 2005. This sector employed approximately 46,000 people at year-end 2005, and generated revenues of approximately €16.1 billion in 2004 and €18.1 billion in 2005. Its product portfolio covers the full range of thin flat steels, including hot-rolled coil, cold-rolled coil and coated sheet. These products are used in the automotive, household appliance, packaging, construction, civil engineering, mechanical engineering and processing industries.

Arcelor is one of the world’s leading producers of long carbon steels, having shipped approximately 13.4 million tonnes in 2004 and 12.3 million tonnes in 2005. This sector employed over 20,000 people at year-end 2005 and reported revenues of approximately €6.2 billion in 2004 and €6.6 billion in 2005, from sales of products in the following three categories:

•	commodity products (rolled products): lightweight and medium-weight beams, merchant steel and concrete reinforcing bar;

•	specialty products (rolled products): sheet pile, heavy beams, special sections and rails; and

•	wiredrawn products: steelcord, low carbon steels and high carbon steels.

Arcelor is a leading global producer of stainless steels, in both volume and revenues, having shipped 2.1 million tonnes in 2004 and 1.6 million tonnes in 2005. This sector employed over 13,500 people at year-end 2005 and generated revenues of approximately €4.6 billion in 2004 and €4 billion in 2005. Arcelor produces virtually the entire range of stainless steels and stainless steel alloy products.

The A3S sector uses steels produced by the Arcelor group, and also purchases steels from third parties. This sector is organized into five operating units that work in specialist but complementary markets. It employed over 11,000 people at year-end 2005 and generated revenues of approximately €8.3 billion in 2004 and €8.7 billion in 2005, corresponding to 14.9 million and 13.7 million tonnes of shipped steel, respectively, 70% and 81% of which came from the other sectors of the Arcelor group, respectively.

Background to and Reasons for the Offer

Mittal Steel is making the Offer to unite the world’s two largest steel companies and to offer all shareholders the opportunity to participate in the combined entity’s future growth. The combined company would have unrivalled geographic scope, including leadership positions in five of the nine major world markets (South America, NAFTA, Western Europe, Central and Eastern Europe and Africa), and would be the first steel company to produce over 100 million tons of steel annually. Operational cost synergies, primarily in the areas of purchasing, marketing and trading and manufacturing process optimization, generated by the combination are expected to reach $1 billion, before tax, by the end of 2009. The steel industry remains relatively fragmented and the transaction represents a step change in its consolidation. The combined entity will offer a strengthened range of products and solutions for global customers, while maximizing opportunities with a global distribution and trading network. It will benefit from increased efficiency in the combined asset base through investment and operational excellence, with input costs being controlled through the substantial vertical integration of mining and steel making.

Terms of the Offer

Consideration

We are offering, as a primary offer, to exchange:

•      4 Mittal Steel class A common shares and €35.25 in cash for every 5 Arcelor shares and Arcelor ADSs; and

•      4 Mittal Steel class A common shares and €40.00 in cash for every 5 Convertible Bonds.

If you hold Arcelor shares or Arcelor ADSs, then, in addition or instead of this mix of Mittal Steel class A common shares and cash, you may elect to tender your shares or ADSs into the following secondary offers:

•      You may elect to receive €28.21 in cash for each Arcelor share or Arcelor ADS that you tender; or

•      You may elect to receive 16 Mittal Steel class A common shares for every 15 Arcelor shares or Arcelor ADSs that you tender.

The consideration set out above in the primary and secondary offers is subject to adjustment if Arcelor makes specified distributions in respect of its share capital, acquires its shares or issues new voting securities or securities conferring the right to subscribe for, acquire or convert into voting securities, as set out in detail herein.

You are not required to make the same election for all of the Arcelor securities that you tender, and you may make any of these elections for all or some of the Arcelor securities that you tender. Tenders in the two secondary offers set out above, however, are subject to a pro-ration and allocation procedure that will ensure that in the aggregate the portion of the tendered Arcelor shares that are exchanged for Mittal Steel shares (the “Share Portion of the Offer”) and the portion of the tendered Arcelor shares that are exchanged for cash (the “Cash Portion of the Offer”) (excluding the effect of the treatment of fractional shares that would otherwise be issued and the impact of any adjustment to the offer consideration (as noted above and described herein)) will be 75% and 25%, respectively, subject to adjustment if the consideration is adjusted as described above.

See “The Offer—Terms and Conditions of the Offer.”

Conditions Precedent

The Offer is subject to the following conditions precedent:

•      Arcelor securities representing more than 50% of the total share capital and voting rights of Arcelor, on a fully diluted basis, are tendered in the Offer;

•      No exceptional event beyond the control of Mittal Steel occurs relating to Arcelor (other than any decision or action taken by competent competition authorities in relation to the currently proposed combination of Mittal Steel and Arcelor) and Arcelor does not take any action that, in either case, materially alters Arcelor’s substance, substantially and adversely affects the economics of the Offer or substantially and adversely affects the ability of Mittal Steel to complete the Offer; and

•      Any new voting securities or any new securities conferring the right to subscribe for, acquire or convert into voting securities (other than securities specifically covered by the Offer as set out herein), such securities being referred to herein as “New Securities”, issued by Arcelor between February 6, 2006 and the settlement date of the Offer shall have been issued pursuant to specific authorization by Arcelor shareholders granted after February 6, 2006.

The conditions are for the benefit of Mittal Steel and Mittal Steel reserves the right to maintain the Offer even if one or more of them is not satisfied. Without prejudice to the generality of the foregoing, Mittal Steel specifically reserves the right to waive the first condition summarized above at any time until the announcement of the results of the Offer.

See “The Offer—Terms and Conditions of the Offer” and “The Offer—Conditions Precedent to the Offer.”

Grounds for Withdrawing the Offer

Mittal Steel may withdraw the Offer if any of the conditions summarized under “Conditions Precedent” above is not satisfied, subject, in the case of the second condition precedent cited therein, to the prior consent of the applicable supervisory authorities. In addition, in the event that New Securities are issued after February 6, 2006 pursuant to specific authorization of Arcelor shareholders granted after such date, Mittal Steel may withdraw the Offer subject to the prior consent of the applicable supervisory authorities. As an alternative to withdrawal of the Offer in the event of the issuance of New Securities after February 6, 2006, irrespective of whether such issuance is pursuant to specific Arcelor shareholder authorization granted after such date, Mittal Steel may extend the Offer to such New Securities, possibly after amending its terms to reflect the changed economics of the Offer resulting from the issuance of the New Securities.

Mittal Steel may also withdraw the Offer within five trading days following the publication of an offer document relating to a competing or higher offer.

See “The Offer—Terms and Conditions of the Offer—Grounds for Withdrawing the Offer.”

Offer Timing	The Offer will begin on [ ], 2006 and end at [ ], Continental European time, on [ ], 2006, unless it is extended or it lapses or is withdrawn prior to that time on the basis of the conditions of the Offer as described in this prospectus. You must tender your Arcelor securities before the expiration of the Offer to participate.

Expiration Date; Subsequent Offering Period

The acceptance period for the Offer will close on the later of

•      the 35th Business Day following the opening of the acceptance period, i.e., on [    ], 2006; and

•      at midnight (continental European time) on the fifth Business Day following the date on which all regulatory clearances required for Mittal Steel to be allowed to take title to the Arcelor shares have been obtained or relevant waiting periods have expired.

Mittal Steel may elect to extend the Offer in a subsequent offering period of at least ten Business Days if Mittal Steel acquires, on a combined basis, at least two-thirds of Arcelor’s total share capital and voting rights, or more than 50% if there is a concurrent competing offer for the Arcelor securities.

In the event that Mittal Steel acquires 90% of Arcelor’s shares, Mittal Steel will reopen the Offer for a subsequent offering period of at least 15 Business Days.

If Mittal Steel were to improve the terms of the Offer in an increased bid, Arcelor securityholders who had previously tendered their securities in the Offer would automatically benefit from such increase.

See “The Offer— Terms and Conditions of the Offer—Expiration Date; Subsequent Offering Period.”

Procedures for Tendering Arcelor Securities	The procedure for tendering Arcelor securities varies depending on a number of factors, including (i) whether you hold Arcelor shares, Convertible Bonds or Arcelor ADSs, (ii) whether you possess physical certificates or a financial intermediary holds physical certificates for you, and (iii) whether you hold your Arcelor securities through a U.S. custodian or directly through a financial intermediary located in France, Belgium, Luxembourg, Spain or elsewhere. You should read carefully the detailed summary of procedures for tendering the different types of Arcelor securities set forth in “The Offer—Procedures for Tendering Arcelor Securities.”

Withdrawal Rights

Holders of Arcelor shares and Convertible Bonds may withdraw tendered securities at any time during the acceptance period for the Offer. Moreover:

•      if the consideration for the Offer is adjusted as described in “The Offer—Terms and Conditions of the Offer—Offer Scope and Consideration—Securities Covered by the Offer”;

•      if Arcelor issues New Securities and Mittal Steel extends the Offer to such New Securities after amending the terms of the Offer; and/or

•      upon commencement of a competing bid for Arcelor securities;

the acceptance period for the Offer will be extended by ten days, in particular to afford holders of Arcelor securities an opportunity to withdraw previously tendered securities.

See “The Offer—Terms and Conditions of the Offer—Withdrawal Rights.”

Delivery of Mittal Steel Shares and Cash	The Global Centralizing Agent will deliver New Mittal Steel Shares and cash to tendering holders of Arcelor securities promptly following the publication of the final results of the Offer. See “The Offer—Delivery of New Mittal Steel Shares and Cash.”

Regulatory Approvals

Antitrust notifications have been made or will be made in the European Union pursuant to Council Regulation (EC) 139/2004, in the United States pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and in other jurisdictions around the world.

See “Regulatory Matters.”

Listing of Mittal Steel Class A Common Shares	Mittal Steel class A common shares are currently listed on the NYSE and Euronext Amsterdam. Mittal Steel will apply to list its shares issued pursuant to the Offer on these exchanges, as well as on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and the Spanish Stock Exchanges. See “The Offer—Listing of Mittal Steel Shares.”

Compulsory Acquisition	To the extent permitted under applicable laws and stock exchange regulations, Mittal Steel may petition to cause the delisting of the Arcelor securities from all stock exchanges. Should any of Arcelor’s shares remain outstanding after completion of the Offer, Mittal Steel will consider possible options to attain ownership of all of Arcelor’s share capital, including through any available compulsory buy-out procedure, merger or other corporate reorganization. See “The Offer—Compulsory Acquisition.”

Comparison Of The Rights Of Arcelor Shareholders And Mittal Steel Shareholders	Depending on the consideration you elect and the results of the proration and allocation procedures, you may receive Mittal Steel class A common shares if you tender your Arcelor shares, Convertible Bonds or Arcelor ADSs. There are numerous differences between the rights of a shareholder in Arcelor, a Luxembourg société anonyme, and the rights of a shareholder in Mittal Steel, a Dutch naamloze vennootschap. Please review the discussion under “Comparison of Rights of Shareholders Under Luxembourg and Dutch Law” for a summary of these differences.

Interests of Directors and Executive Officers of Mittal Steel and Arcelor; Post-Offer Shareholding	No Mittal Steel director or executive officer owns any Arcelor securities. Mittal Steel’s Controlling Shareholder holds a number of the issued and outstanding Mittal Steel class A common shares and 100% of the issued and outstanding Mittal Steel class B common shares, together representing approximately 98% of the combined voting interest in Mittal Steel. Following the Offer, the Controlling Shareholder will retain the absolute majority of voting rights in Mittal Steel and remain in control of the company.

Material U.S. Federal and Dutch Income Tax Consequences of the Exchange	The sale of Arcelor Securities for cash and the exchange of Arcelor Securities for Mittal Steel shares will constitute a taxable disposition under U.S. federal income tax law. See “Taxation—United States Taxation.” Dividends distributed by Mittal Steel generally will be subject to Dutch withholding tax. See “Taxation—Dutch Taxation—Withholding Tax.”

The Exchange Agent	The Bank of New York has been appointed exchange agent in connection with the Offer. The letter of transmittal (or facsimile copies thereof) and certificates for Arcelor ADSs should be sent by each tendering Arcelor securityholder or his or her broker, dealer, bank or other nominee to the exchange agent at the address set forth on the back cover of this prospectus.

Requests for Assistance

If you have questions or want copies of additional documents, you may contact:

The information agent:

D.F. King & Co., Inc.

77 Water Street

New York, New York 10005

1 800 714 3312

or the dealer-managers (solely for the Offer in the United States):

•      Goldman, Sachs & Co.

1 New York Plaza, 48th Floor

New York, New York 10004

1 800 323 5678;

•      Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

1 800 754 1370;

•      Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

1 800 881 8320;

•      HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018

1 800 975 4722; and

•      SG Americas Securities, LLC

1221 Avenue of the Americas

New York, New York 10020

1 212 278 5595

SELECTED HISTORICAL FINANCIAL INFORMATION FOR MITTAL STEEL

The following table presents selected audited consolidated historical financial information for Mittal Steel for the years ended December 31, 2001, 2002, 2003, 2004 and 2005. This selected consolidated financial information should be read in conjunction with the audited consolidated financial statements of Mittal Steel for the years ended December 31, 2003, 2004 and 2005, including the notes thereto, incorporated by reference herein.

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(All amounts in $ millions except per share data and percentages)
Statement of Income Data
Sales	$5,423	$7,080	$9,567	$22,197	$28,132
Cost of sales (exclusive of depreciation)	4,952	5,752	7,568	14,694	21,495
Depreciation	229	266	331	553	829
Selling, general and administrative expenses	204	298	369	804	1,062
Other operating expenses	75	62	—	—	—
Operating income / (loss)	(37)	702	1,299	6,146	4,746
Operating margin as percentage of Sales	(0.7)%	9.9%	13.6%	27.7%	16.9%
Other income (expense) – net	20	32	70	128	77
Income from equity investments	—	111	162	66	69
Financing costs:
Net interest expense	(235)	(222)	(175)	(187)	(229)
Net gain / (loss) from foreign exchange	(18)	15	44	(20)	40
Income / (loss) before taxes, minority interest and cumulative effect of change in accounting principle	(270)	638	1,400	6,133	4,703
Net income / (loss)	(199)	595	1,182	4,701	3,365
Basic earnings / (loss) per common share after cumulative effect of change in accounting principle(1)	$(0.31)	$0.92	$1.83	$7.31	$4.90
Diluted earnings / (loss) per common share after cumulative effect of change in accounting principle(1)	$(0.31)	$0.92	$1.83	$7.31	$4.89
Dividends declared per share (2)	—	—	—	—	$0.30

	At December 31,
	2001	2002	2003	2004	2005
	(All amounts in $ millions except number of shares)
Balance Sheet Data
Cash and cash equivalents, including short-term investments and restricted cash	$225	$417	$900	$2,634	$2,149
Property, plant and equipment – net	4,138	4,094	4,654	7,562	15,539
Total assets	7,161	7,909	10,137	19,153	31,042
Payable to banks and current portion of long-term debt	470	546	780	341	334
Long-term debt (including affiliates)	2,262	2,187	2,287	1,639	7,974
Net Assets	1,106	1,442	2,561	5,846	10,150
Share capital(3)	539	541	533	488	2,405
Weighted average common shares outstanding (millions)	646	648	647	643	687

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(All amounts in $ millions except quantity information)
Other Data:
Net cash provided by operating activities	$237	$539	$1,438	$4,611	$3,974
Net cash (used in) investing activities	(214)	(360)	(814)	(801)	(7,612)
Net cash (used in) provided by financing activities	(92)	16	(282)	(2,329)	3,349
Total production of DRI (thousands of tonnes)	4,918	5,893	7,202	9,664	8,321
Total shipments of steel products (thousands of tons) (4)	18,634	24,547	27,446	42,071	49,178

(1)	Earnings per common share are computed by dividing net income by the weighted average number of common shares outstanding during the periods presented considering retroactively the shares issued by Mittal Steel in connection with the acquisition of LNM Holdings.
(2)	This does not include the dividends declared by LNM Holdings to its shareholder prior to its acquisition by Ispat International.
(3)	Comprised of common shares and additional paid-in capital less treasury stock.
(4)	Includes all inter-company shipments.

SELECTED HISTORICAL FINANCIAL INFORMATION FOR ARCELOR

The following table presents selected historical consolidated financial information of Arcelor for the years ended December 31, 2002, 2003, 2004, as set forth in Arcelor’s 2004 Annual Report, and selected unaudited historical consolidated financial information the year ended December 31, 2005, as set forth in the press release and slide presentation announcing Arcelor’s 2005 year-end results, issued on February 16, 2006, each as posted on Arcelor’s web site. This selected consolidated financial information should be read in conjunction with the respective audited consolidated financial statements of Arcelor for the years ended December 31, 2002, 2003 and 2004, including the notes thereto, annexed to this prospectus. The financial statements as of and for the year ended December 31, 2004 were accompanied by an audit report dated March 18, 2005, issued by Arcelor’s independent accountants, who have not yet consented to the use of their report in this prospectus and may not consent to such use. See “Note on Arcelor Information” and “Risk Factors—Risks Relating to the Offer—Mittal Steel has not verified the reliability of the Arcelor information included in this prospectus.”

Mittal Steel prepares its financial statements under U.S. GAAP. Arcelor prepares its financial statements under IFRS, which differs in certain significant respects from U.S. GAAP. These differences, as they relate to Arcelor, cannot be quantified due to the limited disclosure provided in the publicly available financial information of Arcelor and may be significant. For a narrative discussion of certain relevant differences between IFRS and U.S. GAAP, see “Summary of Certain Differences between IFRS and U.S. GAAP.”

	As at and for the Year Ended December 31,
	2002	2003	2004	2005 (unaudited)
	(All amounts in € millions, except per share data)
Income statement data
Amounts in accordance with IFRS
Revenue	24,533	25,923	30,176	32,611
Operating result	680	738	3,194	4,376
Net financing costs	(434)	(321)	(367)	(254)
Share of results in companies accounted for using the equity method	102	140	413	317
Result before tax	348	557	3,240	4.439
Taxation	(488)	(141)	(523)	(161)
Result after tax	(140)	416	2,717	4,278
Minority interests	(46)	(159)	(403)	(432)
Net result – Group share	(186)	257	2,314	3,846
Basic earnings per share	(0.38)	0.54	4.26 (2)	6.26 (3)
Diluted earnings per share	(0.38)	0.54	3.83	5.90

Balance sheet data (at period end)
Amounts in accordance with IFRS
Total shareholders’ equity	6,732	6,733	10,902	15,109
Minority interests	661	730	1,415	2,524
Total assets	25,836	24,608	31,222	35,916
Total non-current assets	12,853	12,590	15,249	18,196
Total non-current liabilities	8,178	8,757	8,518	8,279

Cash Flow Data
Amounts in accordance with IFRS
Cash flows from operating activities	1,946 (1)	2,502 (1)	3,205 (1)	4,464 (1)
Cash flows from (used in) investing activities	(591)	(1,109)	(1,382)	(1,606)
Cash flows from (used in) financing activities	(1,251)	(686)	354	(2,389)

(1)	Including taxes paid in the amount of €[•] million in 2005, €199 million in 2004, €29 million in 2003 and €82 million in 2002, and net interest paid in the amount of €[•] million in 2005, €151 million in 2004, €261 million in 2003 and €387 million in 2002.
(2)	Including 106,629,054 new shares issued on July 27, 2004, and excluding treasury shares.
(3)	Excluding treasury shares.

ABSENCE OF MITTAL STEEL/ARCELOR PRO FORMA FINANCIAL INFORMATION

Mittal Steel has included herein information concerning Arcelor insofar as it is known or reasonably available to Mittal Steel. However, Arcelor is not affiliated with Mittal Steel and has not permitted Mittal Steel access to its books and records or any other non-public information regarding Arcelor.

Arcelor prepares its financial statements under IFRS, which differs in certain significant respects from U.S. GAAP, on the basis of which Mittal Steel’s financial statements incorporated by reference herein have been prepared. These differences, as they relate to Arcelor, cannot be quantified on the basis of the publicly available financial information of Arcelor and may be significant. For a narrative discussion of certain relevant differences between IFRS and U.S. GAAP, see “Summary of Certain Differences between IFRS and U.S. GAAP.”

For these reasons, Mittal Steel has not prepared pro forma financial information to reflect the effects of the proposed acquisition of Arcelor.

COMPARATIVE PER-SHARE MARKET INFORMATION

Mittal Steel’s class A common shares are listed on the NYSE and on Euronext Amsterdam under the symbol “MT.” Arcelor’s common shares are listed on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and on the Spanish Stock Exchanges, and the Convertible Bonds are listed on the Luxembourg Stock Exchange. The following table presents the closing market prices per share for Mittal Steel class A common shares, Arcelor common shares and the Convertible Bonds, in euro and in U.S. dollars, as the case may be, as reported on:

•	the NYSE for Mittal Steel class A common shares (including euro equivalent value);

•	Euronext Amsterdam for Mittal Steel class A common shares;

•	Euronext Paris for Arcelor common shares; and

•	the Luxembourg Stock Exchange for the Convertible Bonds.

The following table also presents the implied equivalent closing market prices for Arcelor common shares and the Convertible Bonds in U.S. dollars. The prices for the Arcelor common shares were calculated by multiplying the closing market prices per share of Mittal Steel class A common shares by the exchange ratio of 4 Mittal Steel class A common shares for every 5 Arcelor common shares, and then adding to those amounts the cash portion of the exchange consideration of €35.25 (or the U.S. dollar equivalent, as the case may be) for every 5 Arcelor common shares. The prices for the Convertible Bonds were calculated by multiplying the closing market prices per share of Mittal Steel class A common shares by the exchange ratio of 4 Mittal Steel class A common shares for every 5 Convertible Bonds, and then adding to those amounts the cash portion of the exchange consideration of €40.00 (or the U.S. dollar equivalent, as the case may be) for every 5 Convertible Bonds. Certain of the amounts set forth in U.S. dollars were originally in euro, and have been translated into U.S. dollars for January 26, 2006, at a rate of €1.00 = $1.2214, which was the Bloomberg EURUSD exchange rate at the close of trading in Mittal Steel class A common shares on NYSE on that day, and, for [•], 2006, a rate of €1.00 = $[•], which was the Bloomberg EURUSD exchange rate at the close of trading in Mittal Steel class A common shares on NYSE on that day.

The prices given are first, as of January 26, 2006, which was the last full trading day prior to the public announcement of the proposed Offer, and, second, as of [•], 2006, the most recent practicable trading day prior to the date of this prospectus. See “Market Price and Dividend Data” for further information about the historical market prices and average daily trading volumes of these securities.

	Mittal Steel (NYSE)				Mittal Steel (Euronext Amsterdam)	Arcelor				Implied Equivalent Value per Arcelor Security
	Class A common shares ($)		(€)		Class A common shares (€)	Common shares (€)		Convertible bonds (€)		Common shares ($)		Convertible bonds ($)
January 26, 2006		$32.30		€26.45	€26.03		€22.22		€24.49		$34.45		$35.62
[•], 2006	$	[•]	€	[•]	€ [•]	€	[•]	€	[•]	$	[•]	€	[•]

The market prices of Mittal Steel class A common shares, Arcelor common shares and Convertible Bonds are likely to fluctuate prior to the expiration date of the Offer and cannot be predicted. We urge you to obtain current market information regarding Mittal Steel class A common shares, Arcelor common shares and Convertible Bonds.

RISK FACTORS

You should carefully consider the following risks, together with the other information contained in this prospectus, before making any decision concerning the terms of the Offer or whether to accept it. Any of these risks could have a material adverse effect on our business, financial condition and results of operations, which could in turn affect the price of our shares.

Risks Relating to the Offer

The consideration offered for Arcelor shares may be adjusted at any time prior to settlement in the event of certain actions taken in relation to Arcelor’s net equity.

The consideration offered for Arcelor shares is subject to adjustment if between February 6, 2006 and the settlement date of the Offer, Arcelor makes specified distributions in respect of its share capital, acquires its shares or issues new voting securities or securities conferring the right to subscribe for, acquire or convert into voting securities, as set out in detail herein. Depending on the event triggering the adjustment, consent of the competent regulatory authorities may be required and, in each case, shareholders who have previously tendered their Arcelor securities will be entitled to revoke such tenders at any time during the acceptance period and within three Business Days following the publication of such adjustment if published after the end of the acceptance period. Nonetheless, such adjustments to the consideration offered in the Offer could reduce its absolute value and reduce the aggregate relative percentage of cash received by tendering shareholders to below 25%.

It should be noted in this regard that the Board of Directors of Arcelor announced on February 14, 2006 the proposed payment of a dividend of €1.20 per share. If approved by the Arcelor annual shareholders’ meeting (currently scheduled for April 28, 2006), this payment would result in an adjustment to the offer consideration as set out in “The Offer—Terms and Conditions of the Offer—Offer Scope and Consideration—Offer for Arcelor Shares—Primary Mixed Cash and Exchange Offer” or “—Secondary Cash and Exchange Offers” below.

The fixed exchange ratio will not reflect market fluctuations.

Arcelor securityholders are being offered a fixed number of Mittal Steel shares in the Offer, rather than Mittal Steel shares with a fixed market value. The market values of Mittal Steel shares and the Arcelor securities at the time of the completion of the Offer may vary significantly from their value at the date of this prospectus or the date that you tender your Arcelor securities.

Even if Mittal Steel consummates the Offer, there may be a delay before Mittal Steel can obtain management control of Arcelor.

In order for Mittal Steel to take management control of Arcelor following a successful completion of the Offer, Mittal Steel will need to take control of the Arcelor board of directors. In order to do so, Mittal Steel must, under Luxembourg law, request the Arcelor board of directors to convene a shareholders’ meeting with an agenda that will provide for the removal and election of directors. Arcelor’s board of directors is obliged to convene such meeting within a period of one month after such request. If the Arcelor board of directors fails to convene such a shareholders’ meeting, the only option open to Mittal Steel is to apply to the court to have the meeting convened, which would entail further delay.

Regulatory approvals may not be obtained or may impose adverse conditions and obligations.

Although Mittal Steel does not anticipate that there will be any investigations or proceedings in any jurisdiction that would have a material impact on the operations of Mittal Steel or Arcelor, there can be no assurance that all necessary approvals will be granted or that they will be granted on favorable terms. In particular, a number of countries will have or claim to have jurisdiction to review the transaction under their competition or antitrust laws. It is possible that certain regulatory approvals will be subject to conditions and obligations that adversely affect the financial position or operations of Mittal Steel, which could include the divestiture of certain assets or business divisions or the imposition of obligations on Mittal Steel that restrict the manner in which it can carry on its business. Should any such divestitures or obligations be required and implemented, there could be a material adverse effect upon the business of Mittal Steel or Arcelor. Furthermore, Mittal Steel may decide that significant amounts of additional assets should be disposed of in connection with such divestitures for various business reasons. There can be no assurance that any divestitures ultimately required for regulatory reasons, or any related divestitures, will not have a material adverse effect upon Mittal Steel’s business or results of operations in the future.

Mittal Steel has not been given the opportunity to conduct a due diligence review of the non-public records of Arcelor. Therefore, Mittal Steel may be subject to unknown liabilities of Arcelor that may have a material adverse effect on Mittal Steel’s profitability and results of operations.

In commencing the Offer and determining its terms and conditions, Mittal Steel has relied solely and exclusively upon publicly available information relating to Arcelor, including periodic and other reports for Arcelor posted on its web site. Mittal Steel has not conducted an independent due diligence review of any non-public information about Arcelor. As of the date of this prospectus, Mittal Steel has not had access to due diligence materials or the management or independent public accountants of Arcelor. As a result, after the consummation of the Offer, Mittal Steel may be subject to unknown liabilities of Arcelor, which may have a material adverse effect on Mittal Steel’s profitability, results of operations and financial position, which Mittal Steel might have otherwise discovered if it had been permitted by Arcelor to conduct a complete due diligence review.

The integration of Arcelor and Mittal Steel may not be fully successful and the integration process may disrupt operations.

The anticipated benefits and synergies expected to result from the Offer will depend in part upon whether the operations of Arcelor can be integrated in an efficient and effective manner with those of Mittal Steel. Successful integration will require the integration of various aspects of each company’s business. There can be no assurances as to the extent to which the anticipated benefits expected to result from this integration will be achieved, if at all. These anticipated benefits could be more difficult to achieve in an unsolicited transaction opposed by or not supported by the Arcelor board of directors. Failure to successfully integrate the business organizations could have a material adverse effect on the financial condition and results of the operations of Mittal Steel and result in the failure to achieve certain of the expected benefits from the combination, including synergies and other operating efficiencies. The integration of the business organizations could interfere with the activities of one or more of the businesses of the companies, which could have a material adverse effect on their operations. In addition, the integration of the business organizations may involve a number of other risks, including the diversion of management’s attention from the day-to-day operations of each company’s business.

The Offer could trigger certain change of control payments in the employment agreements of certain members of Arcelor’s senior management, as well as change of control provisions in other contracts of Arcelor.

The employment agreements of certain members of Arcelor’s senior management and other employees may contain change of control clauses providing for compensation to be granted in the event the employment of these employees is terminated following the consummation of the Offer, either by Arcelor or by those employees. If successful, the Offer would result in such a change of control, thereby giving rise to potential change of control payments, which could be substantial and which could adversely affect Mittal Steel’s results of operations in the period they become payable.

In addition, other contracts to which Arcelor is a party may contain change of control provisions that could be triggered by the completion of the Offer, possibly resulting in termination of those contracts or increased obligations or loss of benefits to Arcelor. Because Mittal Steel has not been given the opportunity to conduct a due diligence review of the non-public records of Arcelor, Mittal Steel is unable to provide accurate details of, or to determine the possible risks relating to, such arrangements.

Consummation of the Offer may result in adverse tax consequences.

Mittal Steel has not had access to information concerning Arcelor’s tax position. It is possible that the consummation of the Offer may result in adverse tax consequences arising from a change of ownership of Arcelor. The tax consequences of a change of ownership of a corporation can lead to an inability to carry-over certain tax attributes, including, but not limited to tax losses, tax credits and/or tax basis of assets. In addition, the change of ownership may result in other tax costs not normally associated with the ordinary course of business. Such other tax costs include, but are not limited to, stamp duties, land transfer taxes, franchise taxes and other levies. Moreover, no assurances can be given that the inclusion of Arcelor in the Mittal Steel group of companies will not adversely affect Mittal Steel’s or Arcelor’s corporate tax position.

The existence of minority interests in Arcelor’s share capital may reduce benefits to Mittal Steel.

The existence of minority interests in Arcelor’s share capital after the completion of the Offer may have various adverse effects upon Mittal Steel. If significant minority interests are present, Mittal Steel could have difficulty realizing the synergies and other operating efficiencies of the combination of the two companies, as well as realizing the revenue and earnings growth which it seeks to achieve by combining Arcelor and Mittal Steel.

Mittal Steel is a Dutch company, and being a shareholder of a Dutch company involves different rights and privileges than being a shareholder of a Luxembourg company.

The rights of shareholders Mittal Steel are governed by Dutch law and by Mittal Steel’s Articles of Association. Dutch law extends to shareholders certain rights and privileges that may not exist under Luxembourg law and, conversely, does not extend certain rights and privileges that shareholders of a company governed by Luxembourg law may have. See “Comparison of Rights of Shareholders under Luxembourg and Dutch Law.”

ThyssenKrupp has agreed with Mittal Steel to purchase all shares of Dofasco Inc. that may be acquired by Arcelor. If ThyssenKrupp AG fails to consummate this agreement, this may prolong review by antitrust authorities and delay the repayment of some acquisition debt.

On January 26, 2006, Mittal Steel agreed with ThyssenKrupp AG (“ThyssenKrupp”) that, if Arcelor acquires Dofasco Inc. (“Dofasco”) and Mittal Steel acquires a controlling interest in Arcelor, Mittal Steel will cause Arcelor to sell ThyssenKrupp all of the stock of Dofasco then held by Arcelor at a price equal to the euro equivalent of C$68 per share, subject to the receipt of necessary regulatory approvals and the absence of certain material adverse changes in Dofasco between the date of signing and the date of transfer. Due to the position of Dofasco and Mittal Steel in certain markets, the absence of a pre-arranged buyer for Dofasco might result in longer, closer antitrust review. Further, failure by ThyssenKrupp to consummate the purchase would delay the receipt of funds that could have been used primarily to reduce acquisition debt.

Mittal Steel must make a mandatory tender offer for minority interests in Arcelor’s listed Brazilian subsidiaries at a price determined by independent experts, which may be higher than expected.

Arcelor holds approximately 66% of the outstanding voting stock of Arcelor Brasil and 79% of the voting stock of Acesita, two Brazilian companies listed on the Bolsa de Valores de São Paulo (BOVESPA). Article 254-A of the Brazilian Corporation Law requires that, in the event of a direct or indirect acquisition of control of a company listed in Brazil, the acquiror must make an offer for all voting shares not already controlled.

Assuming that acquisition of control of Arcelor would constitute a change of control of its Brazilian subsidiaries, tender offers for all minority voting shares must be launched within 30 days following such acquisition. The offer price must be at least 80% of the part of the overall acquisition consideration, including premium, that is fairly attributable to the Brazilian companies. In the case of Arcelor Brasil, its by-laws increase this percentage to 100%. The determination of the price for Arcelor Brazil and Acesita will be made by an independent expert designated by the company and is subject to judicial review at the request of the minority shareholders.

Mittal Steel may offer the Brazilian shareholders the same mix of shares and cash as in the Offer or it may offer all cash. These offers would be financed out of one or a combination of existing resources, cash flow, proceeds of new financings and, possibly, equity. Mittal Steel does not expect to make this decision before the Offer is completed. For purposes of example only, based on (i) the respective closing market prices of Acesita and Arcelor Brazil voting shares on March 21, 2006 (which prices may differ from the fair values of such shares as finally determined in the manner described above), (ii) an offer price equal to 80% and 100%, respectively, of such current market prices, in each case without assigning any premium value related to the Offer, and (iii) the Mittal Steel share price of €26.45 ($32.30) used for purposes of calculations in the context of the Offer, the minority interests in these companies would have an aggregate value of approximately €3 billion ($3.6 billion), requiring the issuance of approximately 84 million shares and the payment of €0.7 billion ($0.9 billion) in cash if Mittal Steel offers the same mix (i.e. 75%/25%) of shares and cash as in the Offer.

The issuance of Mittal Steel shares in such an offer would result in dilution of existing shareholders in proportion to their economic interests. Moreover, Mittal Steel cannot predict with certainty the values that the independent experts will ultimately assign to the shares of Arcelor Brasil and Acesita. If such values are higher than expected, Mittal Steel will have to finance a higher cash purchase price and possibly issue more shares, resulting in greater dilution.

The market for Arcelor securities may be adversely affected by the Offer.

If the Offer for Arcelor securities is successful, the liquidity and market value of the remaining Arcelor securities held by the public could be adversely affected by the fact that they will be held by a smaller number of holders.

Depending upon the number of Arcelor securities acquired pursuant to the Offer, following the completion of the Offer, the Arcelor shares and Convertible Bonds may no longer meet the requirements for continued listing on the security exchanges on which they are currently listed. Moreover, to the extent permitted under applicable law and stock exchange regulations, Mittal Steel may seek to cause the delisting of the Arcelor shares and Convertible Bonds on any exchanges on which they are admitted to trading.

If any of the stock exchanges on which Arcelor securities are listed were to delist the Arcelor shares or Convertible Bonds, the market for these securities would be adversely affected. Although it is possible that the Arcelor shares and Convertible Bonds would be traded on other stock exchanges or in the over-the-counter market, and the price quotations would be reported by such exchanges or by other sources, there can be no assurance that any such trading quotations will occur.

In addition, the extent of the public market for the Arcelor shares and Convertible Bonds and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of the Arcelor shares and Convertible Bonds, as the case may be, remaining at such time, and the interest in maintaining a market in the Arcelor shares and Convertible Bonds, as the case may be, on the part of securities firms. To the extent the availability of such listings or quotations depends on steps taken by Mittal Steel or Arcelor, Mittal Steel or Arcelor may or may not take such steps. Arcelor securityholders should therefore not rely on any such listing or quotation being available.

Mittal Steel has not verified the reliability of the Arcelor information included in this prospectus.

In respect of information relating to Arcelor presented in this prospectus, including all Arcelor financial information, we have relied exclusively upon publicly available information. Although we have no knowledge that would indicate that any statements contained herein based upon such reports and documents are inaccurate, incomplete or untrue, we were not involved in the preparation of such information and statements and therefore cannot verify the accuracy, completeness or truth of such information or any failure by Arcelor to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information. Arcelor has not provided representatives of Mittal Steel access to Arcelor’s accounting records and has not permitted its independent public accountants to provide us with any information, including an independent public accountant’s consent.

Risks Relating to Mittal Steel

Mittal Steel has experienced rapid growth through acquisitions in a relatively short period of time. The failure to manage such growth could have a material adverse effect on Mittal Steel’s business.

Mittal Steel has experienced rapid growth and development through acquisitions in a relatively short period of time and may continue, following the contemplated acquisition of Arcelor, to pursue acquisitions in order to meet its strategic objectives. Such growth entails significant investment, as well as increased operating costs. Overall growth in Mittal Steel’s business also requires greater allocation of management resources away from daily operations. In addition, the management of such growth (including management of multiple operating assets) will require, among other things, the continued development of Mittal Steel’s financial and information management control systems, the ability to integrate newly acquired assets with existing operations, the ability to attract and retain sufficient numbers of qualified management and other personnel, the continued training and supervision of such personnel and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to manage such growth, while at the same time maintaining adequate focus on the existing assets of Mittal Steel, could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Mr. Lakshmi N. Mittal can appoint Mittal Steel’s directors and determine the outcome of shareholder voting.

Mr. Lakshmi N. Mittal has the power to elect the majority of the members of the Mittal Steel board of directors and to exercise voting control over the decisions adopted at the Mittal Steel general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. In particular, Mr. Lakshmi N. Mittal has the ability to prevent or cause a change of control of Mittal Steel. Of Mittal Steel’s nine directors, three are related to Mr. Lakshmi N. Mittal.

Although Mr. Lakshmi N. Mittal’s proportionate voting rights will decrease following the Offer, particularly as a result of the reduction in the multiple voting rights attached to his class B common shares from ten to two conditional upon the completion of the Offer, Mr. Lakshmi N. Mittal will continue to have the right to make binding nominations of candidates for appointment to the Mittal Steel board of directors and to have a majority of the voting rights in Mittal Steel. Accordingly, Mr. Lakshmi N. Mittal will continue to be able to prevent or cause a change in control of Mittal Steel.

Mittal Steel may not achieve the expected synergies from its recent significant acquisitions, including the acquisitions of ISG (now Mittal Steel USA) and Kryvorizhstal (now Mittal Steel Kryviy Rih).

Mittal Steel expects to achieve synergies from its acquisitions by integrating the acquired companies with its operations. Integrating the operations of acquired businesses is a complex and ongoing process. Successful integration and the achievement of synergies requires, among other things, the satisfactory coordination of business development and procurement efforts, manufacturing improvements and employee retention, hiring and training policies, as well as the alignment of products, sales and marketing operations and information and software systems. The diversion of the attention of the combined company’s management to the integration effort and any difficulties encountered in combining operations could result in higher integration costs and lower savings than expected.

Mittal Steel announced at the time of the acquisition of ISG that it expected to achieve cost synergies of approximately $250 million per annum by 2007 relating to purchasing, manufacturing, operating and other improvements, including inventory reduction, reduced capital expenditures and contract-related improvements in productivity. In connection with its acquisition of Kryvorizhstal, Mittal Steel announced that it expected to achieve cost synergies of up to approximately $200 million by the end of 2006, relating to sales, marketing and procurement. The announced synergies from either or both of these acquisitions may not be achieved to the fullest extent or within the expected timeframe, which could have a material adverse effect on Mittal Steel’s results of operations.

Mittal Steel may face significant price and other forms of competition from other steel producers, which could have a material adverse effect on its business, financial condition, results of operations or prospects.

Generally, the markets in which steel companies conduct business are highly competitive. Increased competition could cause Mittal Steel to lose market share, increase expenditures or reduce pricing, any one of which could have a material adverse effect on its business, financial condition, results of operations or prospects. The global steel industry has historically suffered from substantial over-capacity. Excess capacity in some of the products sold by Mittal Steel will intensify price competition for such products. This could require Mittal Steel to reduce the price for its products and, as a result, may have a material adverse effect on its business, financial condition, results of operations or prospects. Mittal Steel competes primarily on the basis of quality and the ability to meet customers’ product specifications, delivery schedules and price. Some of the competitors of Mittal Steel may benefit from greater capital resources; have different technologies; have lower raw material and energy costs; and have lower employee post-employment benefit costs.

In addition, the competitive position of Mittal Steel within the global steel industry may be affected by, among other things, the recent trend toward consolidation among competitors in the steel industry, particularly in Europe and the United States; exchange rate fluctuations that may make the products of Mittal Steel less competitive in relation to the products of steel companies based in other countries; and the development of new technologies for the production of steel and steel-related products.

The dependence of certain operating subsidiaries of Mittal Steel on either export or domestic markets may limit its flexibility in managing its business.

Some of Mittal Steel’s operating subsidiaries are primarily export oriented, as domestic markets are not adequate to support operations, and some of its operating subsidiaries are substantially dependent on the domestic markets of their countries of operation. Any rise in trade barriers or trade-related actions in main export markets, or any fall in demand in the export or domestic markets due to weak economic conditions or other reasons, may adversely affect the operations of these subsidiaries and may limit Mittal Steel’s flexibility in managing its business. See Note 17 to the Mittal Steel consolidated financial statements, incorporated by reference herein.

Mittal Steel could experience labor disputes that could disrupt operations.

A substantial majority of the employees of Mittal Steel are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation. Strikes or work stoppages could occur prior to or during the negotiations leading to new collective bargaining agreements, during wage and benefits negotiations or, occasionally, during other periods for other reasons. See Note 17 to the Mittal Steel consolidated financial statements, incorporated by reference herein.

Any such breakdown leading to work stoppage and disruption of operations could have an adverse effect on the operations and financial results of Mittal Steel. Additionally, many of the contractors working at Mittal Steel’s operating subsidiaries’ plants employ workers who are represented by various trade unions. Disruptions with these contractors could also have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Representatives of various unions representing Arcelor employees have made statements critical of the Offer. There can be no assurance that following the acquisition of Arcelor, the combined group will not be subject to strikes and other labor actions by former Arcelor employees that would have a material adverse effect on the business of Mittal Steel.

Mittal Steel may encounter supply shortages and increases in the cost of raw materials, energy and transportation.

Steel production requires substantial amounts of raw materials and energy, including iron ore, scrap, electricity, natural gas, coal and coke. Any prolonged interruption in the supply of raw materials or energy, or substantial increases in their costs, could adversely affect the business, financial condition, results of operations or prospects of steel companies. The availability and prices of raw materials may be negatively affected by new laws or regulations; suppliers’ allocations to other purchasers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters and other similar events; changes in exchange rates; consolidation in steel-related industries; the bargaining power of raw material suppliers; worldwide price fluctuations and other factors; and the availability and cost of transportation.

In addition, energy costs, including the cost of electricity and natural gas, make up a substantial portion of the cost of goods sold by steel companies. The price of energy has varied significantly in the past several years and may vary significantly in the future largely as a result of market conditions and other factors beyond the control of steel companies, including significant increases in oil prices. In addition, natural gas prices in North America reached $15 per mmbtu in 2005 versus a high of $9 per mmbtu in 2004. Because the production of direct reduced iron and the re-heating of steel involve the use of significant amounts of natural gas, steel companies are sensitive to the price of natural gas.

Further, global developments, particularly the dramatic increase in the demand for materials and inputs used in steel manufacturing from China, may cause severe shortages and/or substantial price increases of key raw materials and ocean transportation capacity. Inability to recoup such cost increases from increases in the selling prices of steel companies’ products, or inability to cater to their customers’ demands because of non-availability of key raw materials or other inputs, may have a material adverse effect on the business, financial condition, results of operations or prospects of steel companies.

There can be no assurance that Mittal Steel will be able to procure adequate supplies in the future. In addition, a substantial portion of Mittal Steel’s raw materials are procured under contracts that are either short-term or are subject to periodic price negotiations. Any prolonged interruption, discontinuation or other disruption in the supply of raw materials or energy, or substantial increases in their costs, could adversely affect Mittal Steel’s business, financial condition, results of operations or prospects.

Mittal Steel will substantially increase its outstanding debt in connection with the acquisition of Arcelor, which may lower its credit rating. Cyclical downturns in the steel industry could also lead to credit rating downgrades. Credit rating downgrades could affect Mittal Steel’s refinancing capacity, cost of funding and flexibility in managing its business.

At December 31, 2005, Mittal Steel had outstanding $8.3 billion in aggregate principal amount of debt consisting of $334 million of short-term indebtedness (including the current portion of long-term debt) and $8.0 billion of long-term indebtedness. At December 31, 2005, Mittal Steel also had $2.1 billion of cash and cash equivalents, including short-term investments and restricted cash, and for the year ended December 31, 2005 it recorded operating income of $4.7 billion. A significant portion of such indebtedness consists of funds that were drawn down under a $3.2 billion term and revolving credit facility that Mittal Steel entered into in April 2005 (the “2005 Credit Facility”). On October 19, 2005, Mittal Steel entered into a $3.0 billion term bridge facility to finance part of the acquisition of 93% of the issued share capital of Kryvorizhstal (the “2005 Bridge Finance Facility”). The amount of the 2005 Bridge Finance Facility was increased to $3.5 billion in November 2005. Part of the Kryvorizhstal acquisition was also funded through further drawdowns under the 2005 Credit Facility. As of December 31, 2005, the 2005 Bridge Finance Facility was fully drawn. In December 2005, Mittal Steel entered into an $800 million committed multi-currency letter of credit facility and guarantee to support its day-to-day business.

In connection with the Offer, Mittal Steel has entered into two new credit facilities, a €5 billion (approximately $6 billion) credit facility to finance the cash portion of the Offer, and a separate €3 billion (approximately $3.6 billion) credit facility to refinance the 2005 Bridge Finance Facility (the “New Credit Facilities”). It is also possible that some of Arcelor’s outstanding debt may require refinancing, although Mittal Steel has not had access to all the information it needs to assess whether change-of-control provisions exist or would be triggered.

As a result of its offer for Arcelor and its increased level of indebtedness, including a significant increase in its short-term debt, Mittal Steel could suffer credit rating downgrades. Following Mittal Steel’s announcement of the proposed Offer, Moody’s Investors Service placed Mittal Steel’s Baa3 Corporate Family Rating as well as the Ba1 ratings of its subsidiaries’ debt on credit review for possible downgrade, and Standard & Poor’s Rating Services placed its BBB+ long-term credit rating for Mittal Steel on credit watch with negative implications. Such credit rating downgrades could also result from a cyclical downturn in the steel industry, as Mittal Steel has experienced in the past. Any decline in its credit rating would increase Mittal Steel’s cost of borrowing and may adversely affect its business, financial condition, results of operations or prospects, including its ability to refinance its existing indebtedness. In addition, any downgrade of Arcelor’s credit rating, if it remains a separate subsidiary of Mittal Steel following the completion of the Offer, could adversely affect its business, financial condition and results of operations.

Mittal Steel’s level of indebtedness and its guarantees of the debt of its subsidiaries may limit its flexibility in managing its business.

The 2005 Credit Facility and the New Credit Facilities contain provisions that limit Mittal Steel’s ability to encumber its assets and incur debt and require compliance with maximum leverage and minimum interest coverage ratios. Limitations arising from these credit facilities could adversely affect Mittal Steel’s ability to maintain its current dividend policy and make additional strategic acquisitions.

A portion of Mittal Steel’s working capital financing consists of uncommitted lines of credit, which may be cancelled by the lenders in certain circumstances. The level of debt outstanding could have important adverse consequences to Mittal Steel, including impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions.

Mittal Steel has also guaranteed $0.9 billion of debt of its operating subsidiaries and some of these guarantees have provisions whereby a default by one operating subsidiary could, under certain circumstances, lead to defaults at other operating subsidiaries. Any possible invocation of any of these guarantees could cause some or all of the other guaranteed debt to accelerate, creating liquidity pressures. In addition, the Company has guaranteed approximately $76 million of certain debts at its joint ventures I/N Tek and I/N Kote.

Furthermore, most of Mittal Steel’s current borrowings are at variable rates of interest and expose Mittal Steel to interest rate risk. Generally, Mittal Steel does not use financial instruments to hedge a significant portion of its interest rate exposure. If interest rates rise, Mittal Steel’s debt service obligations on its variable rate indebtedness would increase even if the amount borrowed remained the same, resulting in higher interest costs.

Following completion of the Offer, a substantial portion of Mittal Steel’s debt may be denominated in euro. Accordingly, Mittal Steel could be exposed to fluctuations in the exchange rates between the U.S. dollar and the euro. There can be no assurance that such currency exchange rates will not have a material adverse effect on Mittal Steel’s operating results in the future.

As Mittal Steel is a holding company with no revenue-generating operations, it depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future needs.

As Mittal Steel is a holding company with no business operations of its own, it is dependent upon the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, and pay any cash dividends or distributions on its common shares. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions or prohibitions on such operating subsidiaries’ ability to pay dividends.

Since Mittal Steel is incorporated under the laws of The Netherlands, it can only pay dividends or distributions to the extent it is entitled to receive cash dividend distributions from its operating subsidiaries, recognizes gains from the sale of its assets or records share premium as a result of the issuance of common shares. See Note 11 to the Mittal Steel consolidated financial statements, incorporated by reference herein.

Mittal Steel’s mining operations are subject to mining risks.

Mittal Steel’s mining operations are subject to hazards and risks normally associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with Mittal Steel’s open-pit mining operations include, among others: flooding of the open pit; collapses of the open-pit wall; accidents associated with the operation of large open-pit mining and rock transportation equipment; accidents associated with the preparation and ignition of large-scale open-pit blasting operations; production disruptions due to weather; and hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination. Hazards associated with Mittal Steel’s underground mining operations include, among others: underground fires and explosions, including those caused by flammable gas; cave-ins or ground falls; discharges of gases and toxic chemicals; flooding; sinkhole formation and ground subsidence; and other accidents and conditions resulting from drilling, blasting and removing, and processing material from an underground mine.

Mittal Steel is at risk of experiencing any or all of these hazards. The occurrence of any of these hazards could delay production, increase production costs and result in injury to persons and damage to property, as well as liability for Mittal Steel, all or some of which may not be covered by insurance.

Mittal Steel’s executive directors and senior management contribute significantly to the shaping and implementation of its business strategy and the loss or diminution of their services could have a material adverse effect on Mittal Steel’s business and prospects.

Mittal Steel’s executive directors (i.e., its Chairman and Chief Executive Officer and President and Chief Financial Officer) and senior management contribute significantly to the shaping and implementation of its business strategy. The loss or any diminution of the services of the executive directors or a number of senior managers could have a material adverse effect on Mittal Steel’s business and prospects. Mittal Steel does not maintain key man life insurance on its executive directors or any members of its senior management.

Under-funding of pension and other post-retirement benefit plans at some of Mittal Steel’s, as well as potentially Arcelor’s, operating subsidiaries, and the need to make substantial cash contributions to pension plans, which may increase in the future, may reduce the cash available for Mittal Steel’s business.

Mittal Steel’s principal operating subsidiaries in Canada, France, Germany, Trinidad, the United States, South Africa and Ukraine provide defined benefit pension plans to their employees. Some of these plans are currently under-funded. At December 31, 2005, the value Mittal Steel USA’s pension plan assets with respect to former Ispat Inland pension plans was $2.2 billion, while the projected benefit obligation was $3.0 billion, resulting in a deficit of $795 million. A large part of Mittal Steel’s pension liabilities and funding requirements are at Mittal Steel USA. Mittal Steel USA also has an under-funded post-retirement benefit obligation of $951 million relating to life insurance and medical benefits as of December 31, 2005. See Note 12 to the Mittal Steel consolidated financial statements, incorporated by reference herein.

Mittal Steel’s funding obligations depend upon future asset performance, the level of interest rates used to measure ERISA minimum funding levels, actuarial assumptions and experience, union negotiated changes, future government regulation and the terms of the agreement with the Pension Benefit Guaranty Corporation (“PBGC”). Due to the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for Mittal Steel’s pension plans and other post-employment benefit plans could be significantly higher than amounts currently estimated. These funding requirements could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Mittal Steel understands from Arcelor’s 2004 annual report that as of December 31, 2004 the present value of its unfunded pension obligations was €1.2 billion. Mittal Steel cannot determine the amount as of a more recent date based on publicly available information. Assuming it has not substantially decreased since December 31, 2004, the acquisition of Arcelor would substantially increase Mittal Steel’s exposure to the risks identified above relating to unfunded pension obligations.

Mittal Steel is subject to economic risks and uncertainties in the countries in which its operating subsidiaries operate. Any deterioration or disruption of the economic environment in those countries may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Over the past few years, many of the countries in which Mittal Steel operates, or proposes to operate, have experienced economic growth and improved economic stability in certain sectors. Mittal Steel’s business strategy was developed partly on the assumption that such economic growth and the modernization, restructuring and upgrading of the physical infrastructure in these countries will continue, thus creating an increased demand for its steel products and maintaining a stable level of steel prices both in these countries and in other key product markets. While the demand in these countries for steel and steel products has gradually increased, there is no assurance that this trend will continue. In addition, the legal systems in certain of the countries in which Mittal Steel operates remain underdeveloped, particularly with respect to bankruptcy proceedings, and the prospect of widespread bankruptcy, mass unemployment and the deterioration of certain sectors of these economies still exists. No assurance can be given that reform policies will continue to be implemented and, if implemented, will be successful, or that these countries will remain receptive to foreign trade and investment. Furthermore, any slowdown in the development of these economies or any reduction in the investment budgets of governmental agencies and companies responsible for the modernization of such physical infrastructure may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Mittal Steel is subject to political and social uncertainties in some of the developing countries in which it operates. Any disruption or volatility in the political or social environment in those countries may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Mittal Steel operates in a number of developing countries. Some of these countries have been undergoing substantial political transformations, from centrally controlled command economies to pluralist market-oriented democracies. There can be no assurance that the political and economic reforms necessary to complete such a transformation will continue. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, military conflict. The political systems in these countries may be vulnerable to the populations’ dissatisfaction with reforms, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries.

In addition, Mittal Steel may encounter difficulties in enforcing court judgments or arbitral awards in certain countries in which it operates because these countries may not be parties to treaties which recognize the mutual enforcement of court judgments.

Mittal Steel has made significant capital expenditure commitments and other commitments in connection with certain acquisitions.

In connection with the acquisition of certain of its operating subsidiaries, Mittal Steel has made significant capital expenditure commitments and other commitments with various governmental bodies involving expenditures required to be made over the next few years. In 2005, capital expenditure rose to $1.2 billion. As at December 31, 2005, Mittal Steel and its subsidiaries had capital commitments outstanding of $1.5 billion under privatization contracts and $144 million under other major contracts. Mittal Steel expects to fund such capital expenditure commitments and other commitments primarily through internal sources, but there can be no assurance that Mittal Steel will be able to generate or obtain sufficient funds to meet these requirements in the future or to complete these projects on a timely basis or at all. In addition, completion of these projects may be affected by factors that are beyond the control of Mittal Steel. See Note 16 to the Mittal Steel consolidated financial statements, incorporated by reference herein.

Mittal Steel has also made certain commitments relating to employees at certain of its operating subsidiaries. In many of these jurisdictions, it has agreed, in connection with the acquisition of interests in these subsidiaries, that it will not make collective dismissals for certain periods. These periods generally extend several years following the date of acquisition. The inability to make such dismissals may affect Mittal Steel’s ability to coordinate its workforce in response to changing market conditions and may have an effect on its business, financial condition, results of operations or prospects.

Although Mittal Steel has remained in compliance with its obligations under the relevant acquisition agreements and restructuring programs, Mittal Steel may not be able to remain in compliance with some or all of these requirements in the future. Failure to remain in compliance may result in forfeiture of part of Mittal Steel’s investment and/or the loss of certain tax and regulatory benefits and may therefore have an adverse effect on its business, financial condition, results of operations or prospects.

In addition, Arcelor has announced a number of significant capital projects. Mittal Steel is not currently in a position to assess fully the potential financial impact on it of such projects were the Offer to be successful.

Certain Mittal Steel subsidiaries benefited from state aid granted prior to, or in connection with, their respective privatizations, the granting of which is subject to transitional arrangements under the respective treaties concerning the accession of these countries to the European Union. Non-fulfillment or breach of the transitional arrangements and related rules may result in the recovery of aid granted pursuant to the transitional arrangements.

Mittal Steel has acquired formerly state-owned companies in the Czech Republic, Poland and Romania, some of which benefited from state aid granted prior to, or in connection with, their respective privatization and restructuring. Moreover, the restructuring of the steel industries in each of the Czech Republic, Poland and Romania is subject to certain transitional arrangements and related rules, which determine the legality of restructuring aid. The transitional arrangements form part of the respective treaties concerning the accession of the Czech Republic, Poland and Romania to the European Union.

Non-fulfillment or breach of the transitional arrangements and related rules may nullify the effect of the transitional arrangements and may result in the recovery of aid granted in accordance with the transitional arrangements that have been breached.

Mittal Steel is susceptible to the cyclicality of the steel industry.

The steel industry is highly cyclical and is affected significantly by general economic conditions and other factors, such as worldwide production capacity, fluctuations in steel imports/exports and tariffs. Steel prices are sensitive to a number of supply and demand factors. Steel markets have recently been experiencing larger and more pronounced cyclical fluctuations. This trend, combined with the upward pressure on costs of key inputs, mainly metallics and energy, presents an increasing challenge for steel producers.

The volatility and the length and nature of business cycles affecting the steel industry have become increasingly unpredictable, and the recurrence of another major downturn in the industry may have a material adverse effect on the business, financial condition, results of operations or prospects of steel companies, including Mittal Steel.

Rapidly growing demand and supply of steel products in China and other developing economies may result in additional excess worldwide capacity and falling steel prices.

Over the last several years, steel consumption in China and other developing economies such as India has increased at a rapid pace. Steel companies have responded by developing steel production capabilities in these countries. Steel production, especially in China, has been expanding significantly and could be well in excess of Chinese demand depending on continuing demand growth rates. Because China is now the largest worldwide steel producer by a significant margin, any significant excess Chinese capacity could have a major negative impact on world steel trade and prices if excess production is exported to other markets.

Steel companies are susceptible to changes in governmental policies and international economic conditions.

Governmental, political and economic developments relating to inflation, interest rates, taxation, currency fluctuations, trade regulations, social or political instability, diplomatic relations, international conflicts and other factors may adversely affect the business, financial condition, results of operations or prospects of international steel companies. Mittal Steel has not obtained, and currently does not intend to obtain, political risk insurance in any country in which it conducts its business.

Competition from other materials may have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

In many applications, steel competes with other materials, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Additional substitutes for steel products could adversely affect future market prices and demand for steel products.

Mittal Steel may experience currency fluctuations and become subject to exchange controls that could adversely affect its business, financial condition, results of operations or prospects.

Mittal Steel operates and sells products in a number of countries, and as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. Major changes in exchange rates, particularly changes in the value of the U.S. dollar against the currencies of countries in which Mittal Steel operates, could have an adverse effect on its business, financial condition, results of operations or prospects.

The imposition of exchange controls or other similar restrictions on currency convertibility in the countries in which Mittal Steel operates could adversely affect its business, financial condition, results of operations or prospects. For example, some operations involving the South African rand and the Kazakh tenge are subject to limitations imposed by the South African Reserve Bank and National Bank of Kazakhstan, respectively. These restrictions have not historically had a material adverse effect on the business, financial condition, results of operations or prospects of Mittal Steel South Africa or Mittal Steel Temirtau, respectively. However, in the future these or other restrictions could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Disruptions to Mittal Steel’s operations could adversely affect Mittal Steel’s business, financial condition, results of operations or prospects.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. Mittal Steel’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. Such disruptions could have an adverse effect on Mittal Steel’s operations, customer service levels and financial results.

The income tax liability of Mittal Steel may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement, or if the operating subsidiaries of Mittal Steel are unable to utilize certain tax benefits.

Taxes payable by companies in many of the countries in which Mittal Steel operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes.

Tax laws and regulations in some of the countries in which Mittal Steel operates may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and continuing budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties in the future, which could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of some business decisions. This uncertainty could expose Mittal Steel to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater-than-expected tax burden. See Note 13 to the Mittal Steel consolidated financial statements, incorporated by reference herein.

In addition, many of the jurisdictions in which Mittal Steel operates have adopted transfer pricing legislation. While Mittal Steel believes that its operations are conducted in compliance with applicable transfer pricing legislation, if tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

It is possible that taxing authorities in the countries in which Mittal Steel operates will introduce additional revenue-raising measures. The introduction of any such provisions may affect the overall tax efficiency of Mittal Steel and may result in significant additional taxes becoming payable. Mittal Steel cannot offer any assurance that additional tax exposure will not arise or that any such additional tax exposure will not have a material adverse effect on its business, financial condition, results of operations or prospects.

Mittal Steel may face a significant increase in its income taxes if tax rates and tax laws and regulations in the jurisdictions and treaties between jurisdictions in which it operates increase and/or are modified by regulatory authorities in an adverse manner. This may adversely affect Mittal Steel’s cash flows, liquidity and ability to pay dividends.

Mittal Steel may be unable to fully utilize its deferred tax assets.

At December 31, 2005, Mittal Steel had $985 million recorded as deferred tax assets on its balance sheet. These assets can only be utilized if, and to the extent that, Mittal Steel’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carryforwards and reverse the temporary differences before they expire. At December 31, 2005, the amount of future income required to recover Mittal Steel’s deferred tax assets is approximately $4.0 billion at certain operating subsidiaries. Mittal Steel’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Consequently, Mittal Steel cannot assure you that it will generate sufficient taxable income to realize its deferred tax assets. If Mittal Steel generates lower taxable income than the amount it has assumed in determining the deferred tax assets, then additional valuation reserves will be required, with a corresponding charge against income.

Mittal Steel is subject to stringent environmental regulations that give rise to significant environmental costs and liabilities, including those arising from environmental remediation programs.

Each of Mittal Steel and Arcelor is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent environmental protection standards regarding, among other things, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. For example, EU Directives, as well as any new or additional environmental compliance requirements that may arise out of the implementation by different countries of the Kyoto Protocol (United Nations Framework on Climate Change, 1992), may impose new and/or additional rules or more stringent environmental norms that steel companies may have to comply with. Compliance with these obligations may require additional capital expenditures or modifications in operating practices, particularly at steel companies operating in countries that have recently joined the European Union or are scheduled to join the European Union in the near future. The costs of complying with environmental regulatory or remediation obligations, including participation in the assessment and remediation of contaminated sites, could be significant and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties. In addition to the impact on current facilities and operations, these standards can give rise to substantial environmental liabilities with respect to divested assets and past activities.

Currently, each of Mittal Steel and, as Mittal Steel understands, Arcelor is involved in a range of compliance actions and legal proceedings concerning environmental matters. All of these are legacy obligations arising from the acquisitions made. Mittal Steel is also conducting significant remedial activities at various facilities to address environmental liabilities as part of the settlement of these actions and, in some cases, in the absence of any governmental action. See Note 17 to the Mittal Steel consolidated financial statements. Mittal Steel has established reserves for environmental remediation activities and liabilities. However, environmental matters cannot be predicted with certainty, and there can be no assurance that the reserved amounts will be adequate, especially in light of the potential for change in environmental conditions or the discovery of previously unknown environmental conditions, the risk of governmental orders to carry out additional activities not initially included in the remediation estimates, and the potential for Mittal Steel to be liable for remediation of other sites for which provisions have not been previously established. Such future developments could result in increased environmental costs and liabilities that could have a material adverse effect on Mittal Steel’s financial position and results of operations.

In addition, Mittal Steel has agreed to make certain capital expenditures related to environmental matters in connection with its acquisition of certain of its operating subsidiaries. Failure to comply with its commitments under these agreements could result in significant monetary penalties.

Natural disasters could significantly damage Mittal Steel’s production facilities.

Natural disasters could significantly damage Mittal Steel’s production facilities and general infrastructure. In particular, Mittal Steel Lázaro Cárdenas’s production facilities are located in Lázaro Cárdenas, Michoacan, Mexico and Mittal Steel Temirtau is located in the Karaganda region of the Republic of Kazakhstan, both of which are areas that have historically experienced earthquakes of varying magnitude. Extensive damage to either facility, or any other major production complexes, whether as a result of an earthquake or other natural disaster, could have a material adverse effect on Mittal Steel’s business, financial condition, and results of operations or prospects.

Mittal Steel’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects. Mittal Steel maintains insurance on property and equipment in amounts believed to be consistent with industry practices but it may not be fully insured against some business risks. Mittal Steel’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under these policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. Each of the operating subsidiaries of Mittal Steel also maintains various other types of insurance, such as workmen’s compensation insurance and marine insurance. Notwithstanding the insurance coverage that Mittal Steel and its subsidiaries carry, the occurrence of an accident that causes losses in excess of limits specified under the policy, or losses arising from events not covered by their insurance policies, could have a material adverse effect on Mittal Steel’s business, financial condition, results of operations or prospects.

Product liability claims could adversely affect Mittal Steel’s operations.

Mittal Steel sells products to major manufacturers who are engaged to sell a wide range of end products. Furthermore, Mittal Steel’s products are also sold to, and used in, certain safety-critical applications. If Mittal Steel were to sell steel that is inconsistent with the specifications of the order or the requirements of the application, significant disruptions to the customer’s production lines could result. There could also be significant consequential damages resulting from the use of such products. Mittal Steel has a limited amount of product liability insurance coverage, and a major claim for damages related to products sold could have a material adverse effect on its business, financial condition, results of operations or prospects.

International trade actions or regulations and trade-related legal proceedings may adversely affect sales, revenues and business in general of steel companies.

Mittal Steel is an international operation with sales spanning many countries, and therefore its businesses have significant exposure to the effects of trade actions and barriers. In the past, various countries, including the United States, have instituted, or are contemplating the institution of, trade actions and barriers.

Mittal Steel cannot predict the timing and nature of similar or other trade actions by the United States or any other country. Because of the international nature of Mittal Steel’s operations, it may be affected by any trade actions or restrictions introduced by any country in which it sells, or has the potential to sell, its products. Any such trade actions could adversely affect Mittal Steel’s profit margins and, as a result, its business, financial condition, results of operations or prospects and, depending on the timing, nature and jurisdiction of such actions, such adverse effects could be material.

In addition to the more general trade barriers described above, if any steel company were party to a regulatory or trade-related legal proceeding that was decided adversely to such company, or an operating subsidiary thereof, it could adversely affect the business, financial condition, results of operations or prospects of such company.

Significant expenditures and senior management time may be required with respect to Mittal Steel’s internal controls to ensure compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act and the regulations of the SEC thereunder require senior executive and senior financial officers of Mittal Steel to assess on a regular basis the internal controls over financial reporting, evaluate the effectiveness of such internal controls and disclose any material weaknesses in such internal controls. Mittal Steel’s external auditors will also be required to provide an attestation of management’s evaluation, including with respect to entities acquired by Mittal Steel (such as Arcelor), some of which may not be subject to Section 404 or may have internal control weaknesses or deficiencies. In the event that Mittal Steel senior management or independent accountants determine that Mittal Steel’s internal controls over financial reporting are not effective as defined under Section 404, investor perceptions of Mittal Steel may be adversely affected. The rules regarding management’s report on internal controls and attestation will apply to Mittal Steel from the fiscal year ending December 31, 2006.

Mittal Steel’s results of operations may differ significantly from the unaudited pro forma condensed financial information incorporated by reference herein.

The unaudited pro forma condensed combined financial information incorporated by reference herein is not necessarily indicative of the results that actually would have been achieved had Mittal Steel’s acquisition of ISG (now part of Mittal Steel USA) been completed on January 1, 2005, or that may be achieved in the future. Mittal Steel can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company. Differences between Mittal Steel’s actual financial statements and the unaudited pro forma condensed combined statements of operations incorporated by reference in this prospectus could also arise from the results of impairment tests required by U.S. GAAP. For example, goodwill is required to be tested for impairment on an annual basis and between annual tests in certain circumstances. In addition, other long-lived assets held by Mittal Steel and Mittal Steel USA may need to be tested for impairment given certain events or changes in circumstances.

This prospectus does not contain any pro forma financial information to illustrate the financial situation of the combined company were the Offer successful.

No pro forma financial information is included in this prospectus to illustrate the effect of the proposed acquisition of Arcelor for the reasons set out in “Absence of Mittal Steel/Arcelor Pro Forma Financial Information.” Accordingly, investors do not have a quantitative basis on which to measure the impact of the proposed acquisition of Arcelor on Mittal Steel’s results of operations and financial condition.

The reconciliation of Arcelor’s financial statements to U.S. GAAP could have an adverse effect on the reported results of the combined entity.

Arcelor has prepared its historical financial statements in accordance with IFRS. If the Offer is successful, it will be necessary to reconcile Arcelor’s financial results to U.S. GAAP to comply with Mittal Steel’s U.S. reporting obligations in the future. It is not possible to quantify the impact that this reconciliation will have on Mittal Steel’s financial statements, although Arcelor’s U.S. GAAP reported results could adversely affect Mittal Steel’s U.S. GAAP reported results.

Future sales of Mittal Steel’s common shares may affect the market price of its shares.

Sales, or the possibility of sales, of substantial numbers of Mittal Steel’s common shares in the public markets could have an adverse affect on the market price of its common shares. The Controlling Shareholder will own at least 50% of Mittal Steel’s common shares after the Offer and will not be subject to resale restrictions. Any subsequent offering of the common shares of Mittal Steel may have rights, preferences or privileges senior to those of the common shares of Mittal Steel currently outstanding.

There may be difficulties in enforcing civil liabilities against Mittal Steel and its directors and senior management.

Mittal Steel is organized under the laws of The Netherlands with its principal executive offices and corporate seat in Rotterdam, The Netherlands. The majority of Mittal Steel’s directors and senior management and some of the experts named in this prospectus are residents of jurisdictions outside the United States. The majority of Mittal Steel’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon Mittal Steel or these persons or to enforce outside the United States judgments obtained against Mittal Steel or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against Mittal Steel or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws.

THE OFFER

Rationale for the Offer

Introduction

Mittal Steel believes that further consolidation in the global steel industry is both highly desirable and inevitable. Despite a trend toward increasing consolidation over the past several years, the industry remains too regional and fragmented in relation to the many challenges that it faces, including increased globalization and concentration of end-market customers and raw material suppliers, the need to expand energetically into emerging markets where future growth will be highest, the drive for greater economies of scale in plant utilization and research and development (“R&D”), and the overall objectives of reducing earnings volatility and creating sustainable returns on capital. Arcelor’s senior management has similarly noted the need and desirability of industry rationalization and consolidation.

In this light, the combination of Mittal Steel and Arcelor has a compelling strategic and economic rationale. It represents a step change in consolidation, which will bring together two largely complementary businesses, both in terms of geographic presence and product offerings, to create a European-based leading global steel supplier with approximately 10% of worldwide crude steel production. In doing so, Mittal Steel believes that the combination will lead to better service to a globalizing customer base, more effective purchasing from concentrated suppliers, lower production costs, enhanced R&D, better resistance to volatility in what traditionally has been a highly cyclical industry, and improved access to growth opportunities in emerging economies.

Mittal Steel expects the combination to generate cost synergies in the range of $1.0 billion annually by 2009 (approximately 1.5% of the combined entity’s sales in 2005) from a combination of purchasing savings and improved logistics ($600 million), manufacturing and process optimization ($200 million) and marketing and trading ($200 million).

Moreover, because there is very limited overlap between the two group’s existing facilities and operations and because Arcelor is already performing well overall, Mittal Steel sees no need for significant restructuring programs or other changes in Arcelor’s existing business beyond what has already been announced by Arcelor’s management. Indeed, the impact of the combination on Arcelor’s European operations will be positive. Mittal Steel plans to respect fully all of Arcelor’s social commitments, to maintain and possibly expand the role of European R&D in a more global company, to continue to partner with public laboratories and universities, and to continue investments to maintain the high performance levels of existing facilities.

If less than 50% of the total issued share capital and voting rights of Arcelor is tendered as required to satisfy the Minimum Tender Condition described in “—Terms and Conditions of the Offer—Conditions Precedent to the Offer” below, Mittal Steel has the right to waive this condition and purchase the tendered securities anyway. Any such decision would depend on an evaluation of all the circumstances prevailing at the time. In any such case, however, Mittal Steel would be an important shareholder of Arcelor, and there would be a substantial basis for cooperation between the two companies, allowing each of them to realize a significant portion of the mutual benefits described herein.

This section includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please see in this regard the section entitled “Cautionary Statement Concerning Forward-Looking Statements” included elsewhere in this prospectus.

Factors Driving Consolidation in the Steel Industry

As evidenced by numerous statements by both Mittal Steel and Arcelor, both companies see industry consolidation as an important strategic objective. The proposed combination would turn both companies’ vision into reality for the benefit of all stakeholders.

The steel industry remains fragmented despite gradual consolidation over the past decade. From 1993 to 2004, the top 10 producers’ global production share grew from 20% in volume (with production of roughly 140 million tonnes) to 28% (approximately 300 million tonnes). The top five steel producers commanded a 19% share of the global market in 2004, by tons of steel produced. Market leader Mittal Steel accounted for only 5.6% of the global production, while Arcelor, the second-largest producer, had a 4.4% share. Nippon Steel (Japan), Posco (Korea) and JFE Holding (Japan) each had shares of approximately 3% by volume. (Source: Metal Bulletin Magazine, “Top Steelmakers of 2004,” dated March 21, 2005).

Compared to other asset intensive industries, steel is far behind in the consolidation process. The top five steel producers account for roughly 20% of the global production, versus roughly 70% for the top five automotive manufacturers and about 35 to 40% in aluminum or copper. (Sources: Pilkington, “2005 Pilkington and the flat glass industry”, November 2005; AME Mineral Economics, quoted in PricewaterhouseCoopers “Forging Ahead – Mergers and acquisitions activity in the global metals industry”, 2005; Citigroup, “M/Metals Prospects”, March 2006)

Today, most of the large steel companies are 20-50 million ton regional producers that are seeking to become increasingly multi-regional. Mittal Steel is the most global producer, with a presence in four regions and customers in over 150 countries. Mittal Steel’s sales are balanced across regions, while those of other leaders tend to be concentrated in specific regions, such as Asia, North America or Europe. Arcelor, the second-largest producer, operates primarily in Western Europe and Latin America (Brazil and Argentina). Arcelor’s bid to acquire the Canadian company Dofasco is an attempt to develop a position in North America. Arcelor currently has limited exposure to Eastern Europe, Africa and Asia, which offer promising growth opportunities to steel producers.

In Mittal Steel’s view, there are five powerful forces driving consolidation.

1. Globalizing and Consolidating Customer Industries.

The emergence of clear global industry leaders will create benefits for globalizing customer industries: global products, seamless service capabilities, global quality assurance and processes, and critical mass in R&D for faster new product and solution development. The automotive industry, a major purchaser of steel (around 20% to 25% of total steel output in mature markets – Source: GIA, “Steel: A Global Strategic Business Report”, January 2006), has seen increasing consolidation, as manufacturers seek to achieve economies of scale, expand and globalize model lines, diversify risk, and optimize costs. In 1970 there were 57 independent car manufacturers; in 2000, only 13 major producers. By 2010, only six to eight are expected to remain. Automotive manufacturers are also pursuing global strategies. Volkswagen and Toyota, for example, produce 60% to 70% of their vehicles outside their home market, and international production is growing faster than their domestic production. The share of global producers (present in more than two regions, e.g., Toyota, Daimler-Chrysler, Renault-Nissan) has been rising. In 2000, they produced 45% of all vehicles; they produced 62% in 2005. That percentage is expected to reach nearly 90% in 2020 (Source: JD Power, “Global Car and Truck Forecast”, Q2 2005).

Automotive manufacturers’ tendency to locate their production sites in emerging countries is also significant. This is due in part to stronger demand than in mature markets.

For instance, Renault’s fastest growth in 2005 took place in Eastern Europe, where its volume increased by about 50% (Source: Renault press release January 2006), spurred by the popularity of its cars in Romania and the launch of the Logan in Russia. In June 2005, Toyota and PSA jointly established a plant in the Czech Republic.

Global customers increasingly require suppliers to follow them into new regions in order to limit transportation costs, inventory, and risk, and to allow them increased flexibility, lower production costs and consistent quality. For example, Bosch, like many other automotive component suppliers, is investing in Central and Eastern Europe to gear up for the manufacturing expansion taking place there.

Similar changes are taking place in the white-goods industry (which consumes around 15% to 20% of total steel output in mature markets – Source: GIA, “Steel: A Global Strategic Business Report”, January 2006). In the 1980s, 350 white-goods manufacturers competed in Europe. By 2000, only about 15 remained (Source: Lambert & Gillian, University of Australia and Nichols & Cam, “The World of White Goods,” 2005; companies’ annual reports). Global producers accounted for about 30% of the goods in 1990 (Source: Lambert & Gillian, University of Australia and Nichols & Cam, “The World of White Goods,” 2005; companies’ annual reports); by 2015, they are expected to produce more than half of global supply. Manufacturers’ trend toward off-shoring in emerging countries is also very clear: Electrolux currently operates plants in eight low-cost countries, half of which are in Eastern Europe. Whirlpool already manufactures around 50% of its output in emerging markets and has increased its investments to levels not seen since the late 1990s, expanding in Mexico and Poland.

Global customers increasingly require global framework contracts, demanding consistency of products and services across different regions to achieve the same quality standards on a global basis. At present, both Arcelor and Mittal Steel negotiate long-term contracts with their customers in industries such as automotive or white goods, and set up international coordination and partnerships to get global reach.

2. Consolidation Provides Greater Bargaining Power with Highly Concentrated Supplier Industries.

Several suppliers to the steel industry have disproportionate negotiating power over raw materials. Raw materials represent approximately 50% of steel producers’ purchasing expense. The markets for these materials, meanwhile, are often consolidated. In sea-borne iron ore trade, which represents 20% of raw materials costs for steel producers, three companies (CVRD, Rio Tinto, BHP Billiton) together control more than 70% of the market. In coking coal, which accounts for about 15% of raw materials costs, nearly 60% of exports are controlled by only five companies (including Rio Tinto and BHP Billiton). The picture is similar for other metals representing about 20% of raw materials costs: the top 10 producers of zinc control over 50% of sales (Source: RBC Capital Markets, “Metal Prospects – 2006 Zinc Market Outlook”, December 2005; Citigroup, “Zinc and Lead Market Outlook”, February 2004). And 50% of nickel is sold by four producers (Norilsk, BHP Billiton, Inco & Falconbridge, – Sources: RBC Capital Markets, “Metal Prospects – 2006 Nickel Market Outlook”, December 2005; companies’ annual reports). By contrast, Mittal Steel and Arcelor together represent only about 10% of total steel production.

The disproportionate bargaining power wielded by suppliers enables them to obtain price increases from steel producers (e.g., in 2005, prices of coking coal and iron ore increased by 111% and 71%, respectively) even against a backdrop of falling steel prices. (Source: Morgan Stanley, “Basic Materials – Global Supply/Demand Outlook Through 2009”, December 2005)

In addition, beyond pure commercial relationships, a more consolidated steel industry will be in a better position to establish true partnerships and therefore develop more integrated relationships with raw materials suppliers (e.g., joint process improvement for logistics optimization).

3. Growth Prospects Differ Significantly from Region to Region and Large Producers in Mature Regions Need to Pursue New Growth Opportunities.

Mature regions (North America, Western Europe, Japan) are expected to experience relatively slow growth in coming years. In these regions, volume growth from 2005 to 2015 is expected to be about 1.8% annually in North America, 1.9% annually in Europe (excluding CIS and Russia) and 1.0% in Japan (source: Dexia Report, September 29, 2005). The mature regions are less fragmented than the developing regions.

Production in many developing countries is fragmented, in particular the “BRICET” countries — Brazil, Russia, India, China, Eastern Europe and Turkey. For example, the top 10 Chinese steel producers together represent barely 30% of the Chinese steel market, with the top producer, Baosteel, accounting for only 7% of the market.

In addition, the BRICET countries are expected to contribute most of the growth in the steel industry (over 5% per year) over the next decade. For example, the Chinese steel market is expected to grow just under 7% per year from 2005 to 2015, and India at a rate just over 7%. (Source: Dexia, September 2005)

In order to pursue new growth opportunities, large producers in mature regions seem to be following two approaches: filling their gaps in developed countries and expanding in developing countries (particularly BRICET regions). The recent competitive bidding for the same companies, such as Ukranian Kryvorizhstal (eventually acquired by Mittal Steel) and Turkish Erdemir (eventually acquired by OYAK, a Turkish industrial conglomerate), is illustrative of the growing importance of increasing presence in the BRICET countries.

As noted above, most large producers operate in developed mature regions, where growth opportunities will remain limited in the next decade. The exception is Mittal Steel, which has invested in emerging countries for many years: starting in Latin America in Mexico in 1992, in Kazakhstan in 1995, in Africa in 2001, in Central and Eastern Europe from 2001 onwards (up to its recent acquisition of Kryvorizhstal in Ukraine). Most recently Mittal Steel has entered China through a shareholding in Hunan Valin and Mittal Steel also signed a Memorandum of Understanding with the state of Jharkhand in India to develop a 12 million tonnes per year steel plant and an iron ore mine. Arcelor has followed a similar track: through acquisition of a significant stake in CST in 1998, Belgo Mineira it acquired Acindar in Argentina in 2004 and Huta Warszawa in Poland in 2005, two moves which underscore Arcelor’s announced intention of expanding as well in the BRICET regions.

4. Consolidation Fosters Economies of Scale, Better Returns, and Greater Ability to Sustain R&D Investments.

Large steel producers can specialize their plants on certain types of products and thus create more value from their assets. Plants dedicated to either high-end or commodity products, for instance, generally perform better than “generalist” plants making both, because they can eliminate costs of switching equipment to handle the different kinds of output. Large producers are also better equipped to improve manufacturing excellence, because they can share best practices and perform internal benchmarking across a wider number of sites. In addition, with large networks of plants, it is easier to cost-effectively manage the supply chain, because increased scale helps companies improve product flow, lower logistics costs and manage inventory better. Investments in innovative products, technologies and additional R&D can be amortized on a larger scale.

5. Consolidation Reduces Volatility and Creates a More Stable Industry.

The steel industry has suffered considerable volatility for many years. Larger producers, having better visibility into their end-markets, are better able to balance supply and demand.

New Industry Configuration

As a result of the above factors, Mittal Steel believes that the global steel industry will reconfigure during the course of the next decade into a three tier structure comprised of (1) a small number of large global manufacturers operating in both mature markets and throughout the BRICET countries and producing over 150 million tons per year, (2) a number of mid-size regional manufacturers that are primarily focused on their regional markets and producing up to 100 million tons per year, and (3) smaller local producers focusing on one or a few countries and very specific product lines.

Mittal Steel believes that the large global producers will have a number of common characteristics:

•	Global production in excess of 150 million tonnes. Mittal Steel believes that growth rates combined with consolidation trends will move the leadership threshold closer to 150-200 million tonnes by 2015. This target represents 12 to 15% of the global steel market expected by 2015.

•	Strong business relationships with increasingly global customers. Customers of large steel companies are also globalizing and consolidating. That makes global key account management, including services through state-of-the-art downstream operations, distribution and global product capabilities, even more crucial. As an example, Renault and Nissan have merged their purchasing organizations into RNPO (Renault-Nissan Purchasing Organization) and are rationalizing their common suppliers’ panel. For each product category, their objective is to have a restricted number of suppliers (between three and five). RNPO wants most suppliers to be global, so they can work closely with them to develop products and have those products made by the same supplier in all Renault-Nissan production locations. (Source: Financial Times, March 2005; Automotive News, June 2002 and March 2005)

•	Multi-regional operations to capitalize on R&D and process innovations. Innovation will become critical, as customers increasingly demand higher product quality, sophistication, and even customization. “Approximately 40% of the steels which will exist in five years do not exist yet, and 40% of steels which exist today will have disappeared in five years. And steels of tomorrow will undoubtedly be composite steels,” predicts Michel Lahousse, head of Arcelor Research, in Lorraine (source: Les Echos - October 2005). The most successful companies will be those that develop and keep introducing innovative products.

•	Global footprint to capture BRICET countries’ growth and benefit from low-cost operations. As described above, future growth in demand for steel is expected to be highest in the BRICET countries, spurred by the increasing local need for steel-based products (construction and infrastructure, cars, appliances, etc.). Leading producers will also need to reduce their production costs to meet competition from emerging countries by tapping into these currently low-cost production areas, including for semi-finished products such as slabs.

•	Integration into mining operations. Raw materials represent a large portion of the industry’s cost structure, and integrating upstream will reduce raw material price volatility (hedging). This has been one of the key elements of Mittal Steel’s strategy over the last 15 years. More recently, other large competitors have adopted this strategy.

•	World-class sustainable development practices and operational excellence. Knowledge sharing and technology transfer will improve operational performance. A significant part of Mittal Steel’s success has stemmed from its ability to share experiences and best practices across the whole group between units spread around the world (e.g., Kazakhstan, Romania, South Africa, Algeria, USA, Western Europe, Trinidad). Continuous improvement is a key driver within Mittal Steel and it is supported by a knowledge management program, detailed benchmarking, process development and inter-plant visits of technical experts. Meanwhile, emerging countries’ top producers are quickly catching up with the technological advances made by leaders in developed countries. Sustainable development practices will be essential to equip the organization to respond most effectively to the needs and priorities of all its stakeholders, including their communities.

Mittal Steel believes that large transactions, such as the combination with Arcelor, can create a global leadership position faster, more efficiently and with less risk than a series of medium-sized acquisitions and organic growth. With ongoing consolidation in the steel industry, attractive acquisition targets are becoming more scarce, which has inevitably led to greater competition for a decreasing number of companies. Organic growth combined with small acquisitions will not be sufficient to reach truly global size. Therefore large acquisitions are imperative. Dofasco represents a significant acquisition for Arcelor and yet only contributes an additional 5 million tonnes to Arcelor’s annual production. Similarly, Mittal Steel’s recent acquisition of Mittal Steel Kryviy Rih (Ukraine) added just 7 million tonnes, although with scope for expansion. Reaching the size of 150-200 million tonnes will require larger transactions.

Mittal Steel and Arcelor are Highly Complementary.

For a summary of the respective businesses and operations of Mittal Steel and Arcelor, see “Information about Mittal Steel” and “Information About Arcelor.”

1. Arcelor and Mittal Steel have been Following a Similar Strategy in Recent Years with Respect to Growth by Acquisitions, Particularly in Emerging Markets.

From a strong foundation in mature markets (Western Europe and North America respectively), and some existing operations in selected BRICET regions (Latin America and Eastern Europe respectively), both companies are aiming to expand into other BRICET countries. For example, both bid for the same companies on several occasions: Ukrainian Kryvorizhstal and Turkish Erdemir (eventually acquired by OYAK, a Turkish industrial conglomerate).

In terms of growth by consolidation and expansion in developing regions, Mittal Steel has been a pioneer, acquiring over 20 companies of various sizes and activities, and in a variety of world regions, over the last 15 years (see details in Item 4D “Information on the Company—Property, Plant and Equipment” of Mittal Steel’s Annual Report on Form 20-F, incorporated by reference herein). As a result of these acquisitions, Mittal Steel has a strong presence in the United States, Central and Eastern Europe, Central Asia and Africa, and has now oriented its development towards Asia.

Similarly, Arcelor has grown significantly through major acquisitions from 1984 to 2002, mainly in the European region (where it generates 77% of its revenues as the leading producer of crude steel, with 16% market share in 2004). Recently, Arcelor demonstrated its desire to grow in developed countries by acquiring Dofasco in February 2006 for $4.7 billion, and has indicated a commitment to growth and consolidation in developing markets, particularly the BRICET countries. Arcelor’s senior management recently stated the goal of increasing its crude steel production to 80 million tonnes over the next 10 years, emphasizing that growth would be targeted at lower cost regions abroad.

2. Mittal Steel and Arcelor are Committed to Similar Levels of Capital Investment.

Conscious of the capital intensity of the steel industry, Mittal Steel practices disciplined capital management. It seeks to make prudent and focused capital investments to enable operational improvements and to move up the value chain. This investment represents a commitment to maintaining its existing asset base at a competitive level of productivity and quality while growing capabilities in important geographic and market segments. Capital expenditure has increased with the company’s growth from $898 million in 2004 to $1.2 billion in 2005 and a budgeted $1.7 billion in 2006.

Arcelor has a comparable commitment to capital investment, investing €1.424 billion in 2004 and €2.07 billion in 2005 and a budgeted €2.1 billion for 2006. The increase from 2004 to 2005 can mainly be attributed to a €600 million development capital expenditure in Brazil (capacity expansion of 2.5 million tonnes per year). Other identified projects include capital projects to sustain operations as well as capacity expansions and investments to enable the industrial restructuring plans in Belgium.

In the main areas of carbon steel production, flat products and long products, capital investment rates in the two companies are broadly similar ($21 per ton for Mittal Steel and $25.6 per ton for Arcelor in 2004 – Source: Mittal Steel and Arcelor 2004 annual reports). Much of the difference on a per tonne basis is explained by the different geographies in which the capital was spent. Arcelor’s investments were concentrated in the developed world where a larger proportion of the capital expenditure goes to labor.

3. The Combination of Mittal Steel and Arcelor (“the Group”) will be Highly Beneficial for Both Parties.

The combined entity will have a clear leadership role in serving global automotive customers.

•	A global footprint will be required to be a successful leader for global customers. The automotive industry, which represents 20% to 25% of steel output in mature markets, is the main end-market for high end-products. Automotive manufacturers in the U.S., Japan and Europe are becoming increasingly global and require their suppliers to provide them with the same quality standard products on a global basis.

•	The complementary footprint and product offering of Mittal Steel and Arcelor will give the Group a clear leadership position in the automotive industry. The Group will be an industry leader better able to serve U.S. and European auto manufacturers, and will enable the Group to match the more global offerings of leading suppliers of alternative materials such as aluminum and plastics.

R&D and product offerings are complementary.

•	Both Arcelor and Mittal Steel have the capabilities to produce innovative high-end products in partnership with customers. High-end products are steel products that require advanced and refined processes to match clients’ specifications. They usually involve licensed processes and significant R&D investments. Since the most demanding clients are the automotive original equipment manufacturers (OEMs) and suppliers, steelmakers must be able to cooperate with auto manufacturers at the early stage of vehicle design to be competitive.

•	Steelmakers must have R&D capabilities to drive innovation and growth. This is especially true in the automotive segment, where Mittal Steel has a leading position in the U.S., and Arcelor has a leading position in Western Europe. Steel once represented up to 75% of the car body structure, but has now fallen to 50%. Already, steelmakers have introduced lighter and more resistant steels (High Strength Steel), Ultra High Strength Steels (UHSS) and Advanced High Strength Steels (AHSS). UHSS and AHSS prices per sheet are higher than those of ordinary steel, but these steels actually help to reduce automobile manufacturing costs. For example, product development has helped the steel industry in the U.S. to regain lost market share for steel wheels at the expense of aluminum. In construction, product development and marketing efforts should capture latent demand given the different intensity of steel usage in construction around the world.

•	Arcelor has five R&D centers focused on flat carbon steel and four in stainless steel. Arcelor flat carbon steel research centers are addressing the industrial, packaging and automotive end-markets’ challenges, and also investigating how to decrease OEM’s manufacturing costs. The two R&D centers in Metz, France, and Asturias, Spain, are core knowledge centers dedicated to the development of fundamental metallurgical processes and product knowledge, as well as to cutting edge topics such as artificial intelligence and nanotechnology.

•	Mittal Steel has strong R&D expertise in both product development and manufacturing processes. Mittal Steel operates two primary R&D centers. One, located in East Chicago in the U.S., focuses on steelmaking and flat products. The other, in Gandrange, France, focuses on long products. The centers’ activities include process technology development, the development of steels with special properties, and product research and application development. The Company is currently working on establishing a third R&D hub in the near future, the Central and Eastern European technical center, in Poland. This new facility will be focused on process research.

In Mittal Steel’s vision, R&D centers have a dual role: acting as “centers of excellence” dedicated to specific products and processes, and supporting business units located in the same regions. This allows for specialization, while maintaining close proximity between R&D centers and production units.

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R&D synergy between Mittal Steel and Arcelor. The expertise of both groups in the various applications and end-markets, along with the large R&D divisions of the Group in Europe and North America, can be combined to generate new leverage and market opportunities from the cross-sharing of experience. For example, production of Ultra High Strength Steels with low elongation developed in North America could be transferred to the Arcelor operations in Western Europe. Serving the needs of a larger, more diverse group of global customers would enhance the role of all the R&D centers. And the increased scale and diversity of technologies used and products made would provide additional opportunities for knowledge transfer. Here, the scale and diversity of operations would add impetus to efforts to improve energy efficiency, as well as the environmental profile of steel operations. Finally, fundamental product and process research would have a better return on investment as it would be applied across more operations. Centers of Excellence, which would specialize in unique kinds of expertise, would generate intellectual property that all R&D centers and business units could use. Both Mittal Steel and Arcelor R&D have partnerships with public institutions and universities. Mittal Steel expects that these partnerships will be enhanced in the future.

•	Mittal Steel believes that the Group will be better able to absorb cyclical fluctuations in demand and to reduce volatility. Economic performance varies along the value chain. Extraction activity benefits from a consolidated market on the one hand, and raw materials’ increasing scarcity on the other. As a consequence, leading ore miners have enjoyed higher margins than leading steel producers in recent years (Source: leading mining and steel companies’ 2004 annual reports).

•	Extraction operations’ performance depends on demand for raw materials which has grown with China’s economic expansion. At the second stage of the value chain, steelmakers confront two major risks, increased raw material costs and tightening of supply.

•	Arcelor would benefit from Mittal Steel’s proprietary access to raw materials and ability to optimize costs. (Production is expected to grow following recent acquisitions of mines.) Mittal Steel is one of the most self-sufficient steelmakers. Moreover, in 2004 Mittal Steel produced more DRI and coke than it consumed (1.7 million tonnes of excess DRI and 1.1 million tonnes of excess coke). Mittal Steel intends to invest in increasing its raw materials production, particularly in its major mines in the Ukraine and Liberia.

•	Arcelor has recently bid (unsuccessfully) for Kryvorizhstal (Ukraine) and acquired Dofasco (Canada). Both of these companies own major raw material assets.

The Group could improve regional raw material supply and will enhance Arcelor’s sourcing strategy. Mittal Steel believes the combination of Mittal Steel’s and Arcelor’s operations would lead to improved, internally purchased raw material supply. For instance, Arcelor’s Eisenhüttenstadt plant could be efficiently supplied by Mittal Steel’s European mines. Arcelor’s coastal upstream plants could be cost-effectively supplied by Mittal Steel’s Liberian mines.

Arcelor’s strong position in downstream distribution (A3S) would create benefits for both groups.

•	Arcelor’s A3S distribution operations currently source externally 30% of the products it distributes, mainly in low-end products. Through its distribution and services capabilities, Arcelor sells steel produced by its own plants (70%) and steel bought from outside sources (30%). These external products are not available within Arcelor’s group or are cheaper to source locally (vs. transporting them from Arcelor’s plants).

•	Mittal Steel would be able to distribute its products through Arcelor’s A3S division and to increase A3S intra-group sourcing, because its product lines and geographic footprint complement Arcelor’s. That complementary footprint would enable the Group to source more internally, thereby reducing overall costs and increasing margins.

•	In addition, Arcelor has developed a strong expertise in custom steel solutions for the construction of major civil engineering, public works, and offshore projects through its subsidiaries Arcelor Projects and Paul Wurth. These subsidiaries would benefit from an extended portfolio of solutions and products, from the new group’s increased R&D support and from an expanded network across the world.

The geographical range of the two groups is highly complementary.

•	The Group will operate 61 plants in over 27 countries. Arcelor is a leading producer in the Western European market, and has a strong position in South America. Mittal Steel’s locations are complementary, with a leading position in the North American region, and strong footprints in Eastern Europe and Africa.

•	The combination will enable each group to fill its respective geographical gaps, and to join forces to develop in Asia (China and India), which is their shared future strategy. On top of this, both groups will benefit from their respective alliances.

The combination will redefine the industry.

•	The Group will be a global leader with a capacity of approximately 130 million tonnes, a production of 106 million tonnes and shipments of 97 million tonnes on a 2005 pro forma basis (including ISG and Mittal Steel Kryviy Rih on a full year basis but excluding synergies). On an actual 2005 basis (i.e. including ISG since April 15, 2005 and Mittal Steel Kryviy Rih since November 26, 2005), the production is 95 million tonnes and shipments are 87 million tonnes.

Pro forma 2005 revenues amount to roughly $72 billion.

•	The Group will have a production 3.4 times that of its nearest competitor, which comparatively provides the Mittal Steel-Arcelor combination with the financial strength and ample resources.

•	On a 2004 pro forma basis, approximately 56% of sales were generated in Europe, of which 45% were located in Western Europe and 11% in Eastern Europe. Other sales were located in North America and Mexico, which represented 27% of total sales. South America represented around 4%, while Asia and Africa accounted for 13% of revenues. On a 2005 pro forma basis, approximately 57% of sales were generated in Europe, 32% in the Americas and 11% in Asia & Africa.

2005 Shipments Breakdown per Region

2005 Shipments Breakdown per Product Type

•	Within the 2005 pro forma shipments of 87 million tonnes, flat products account for 68%, long products for approximately 27% while stainless products and pipes & tubes represent only 2% and 3% respectively.

•	On a 2005 pro forma basis, the Group will count approximately 320,000 employees, of which 65% will be located in Europe, 13% in the Americas and 22% in Asia and Africa.

•	The combination of Mittal Steel and Arcelor will have excellent prospects for continued expansion through both internal growth and further acquisitions.

Mittal Steel believes that no other possible large combination would be as beneficial to Arcelor, allowing it to achieve such size, synergies and other advantages so quickly. In Mittal Steel’s view, potential targets in Europe and North America lack a strong presence in emerging markets and those in Asia and other regions lack global reach.

In sum, Mittal Steel believes that the combination will create a global industry leader, with unprecedented scale and growth opportunities and the opportunity to increase its technological advantage by strengthening its R&D to better focus on its customers’ needs. Mittal Steel-Arcelor will be a leader in the automotive and domestic appliances industries. The Group will be able to bolster this strong product offering by deepening business relationships with its customers through a state-of-the-art global distribution network.

On the cost side, the global presence will allow further optimization of industrial operations. Mittal Steel’s access to low cost production sites, as well as to mining assets will afford some protection against fluctuations in raw material costs. In addition, the Group can realize significant synergies without major disruptions (see “—Synergies” below).

Finally, as a result of Mittal Steel’s strong presence in emerging countries, Arcelor’s position in South America and the Group’s prospective ability to invest heavily in China and India, Mittal Steel believes that the Group will be able to take advantage of many of the world’s strongest growth opportunities.

Mittal Steel’s Strategy for the Group.

Mittal Steel’s strategy for the Group is based on the following objectives:

•	Use a strong position in high-end products in mature economies (in the automotive, electrical appliance, and packaging sectors) to build a global customer platform and capture future growth in BRICET countries;

•	Achieve cost leadership;

•	Maintain a high level of vertical integration along the entire value chain to hedge against raw material price fluctuations and to manage distribution in selected geographic regions; and

•	Accelerate growth in BRICET countries to build a strong market position in developing economies worldwide, with the goal of significantly increasing global market share over the next ten years.

1. Use of a Strong Position in High-End Products in Mature Economies (in the Automotive, Electrical Appliance, and Packaging Sectors) to Build a Global Customer Platform and Capture Future Growth in BRICET Countries.

Mittal Steel believes that, together, Mittal Steel and Arcelor will have a very strong position with high-end customers. As noted above, customers for high-end applications, which are primarily based in mature economies, are becoming increasingly global and value suppliers’ ability to deliver the same products everywhere. Automotive manufacturers, for example, can significantly reduce the cost of developing moulds if they can use the same grades of steel in all of their plants. Mittal Steel and Arcelor are well positioned to capture market share in mature economies through their presence in North America and Western Europe and their scale in R&D, which will allow them to invest and innovate faster to meet customer needs.

Mittal Steel and Arcelor must accompany their customers in emerging markets. Automotive, electrical and appliance manufacturers are expanding capacities in developing countries to serve rising local demand. The quality and service requirements of these customers in developing economies will quickly catch up with their current standards in mature economies. Mittal Steel and Arcelor are well positioned to serve this market. Their current combined presence in Brazil, in Eastern Europe, in Africa, and Central Asia as well as their prospective presence in China and India, make the Group the natural partner of automotive and electrical appliances manufacturers growing in emerging economies.

Mittal Steel believes that no other steel company in the world will have a similar reach. Steel companies in developing economies generally do not possess the know-how and technology to serve sophisticated customers such as automotive manufacturers. Other steel companies in developed economies lack a truly global footprint in mature economies combined with a growing presence in developing economies. The Mittal Steel and Arcelor combination will be well positioned to leverage their developed world product capabilities with its operations in the developing economies as the market needs develop.

In terms of industrial implications for the Group, Mittal Steel will remain committed to high-end products and will therefore maintain and reinforce the advanced R&D capabilities of both groups. In line with Arcelor’s plans, European R&D centers will become global centers of excellence. Furthermore, Mittal Steel expects that the Group will maintain, and indeed strengthen, its R&D links with research institutes and universities located near these European centers of excellence. The objective is to generate growth for the Group on a global basis. This is quite different from the previous European mergers, which aimed primarily at reducing overcapacity in Europe.

2. Achieve Cost Leadership.

Cost leadership is essential to ensure profitability throughout the economic cycle. Mittal Steel and Arcelor both pursue the goal of continental or global cost leadership. This will continue to be a driving force for the Group. Mittal Steel believes that the combination of Mittal Steel and Arcelor will result in synergies that will improve the overall cost position of both groups.

Purchasing savings will amount to $600 million per year by 2009. They will be achieved through leveraging the combined size of the Group to negotiate better prices and reduced expenditures, particularly in raw materials.

Marketing and trading synergies will generate $200 million per year within three years. This will be achieved by cross-selling through each other’s distribution networks and by optimizing the flow of semi-finished products. This will allow the Group to absorb unused capacities, free-up other capacities and remove bottle-necks in its overall supply chain.

Best-practice sharing will accelerate each group’s continuous improvement plans and generate an additional annual savings of $200 million over three years. Process optimization is expected to generate savings through increased production runs and reduced change-over times. No additional asset moves will be required to achieve this.

Mittal Steel expects capital expenditure to be more efficient in the Group. Some capital expenditure duplication will be avoided. This will liberate resources to fund other investments. Examples of capital expenditure optimization opportunities include the development of a distribution and service center network in Central and Eastern Europe.

The industrial implications of cost leadership will not be disruptive and will complement the existing improvement plans of each organization. Mittal Steel expects to implement Arcelor’s existing restructuring plans in Europe. Mittal Steel is aware of four rationalization initiatives that Arcelor is pursuing or intends to pursue in Western Europe (carbon steel only) and subscribes to each of them. Mittal Steel will broadly follow the current plans, honoring all of Arcelor’s social commitments. Mittal Steel does not see a need for further re-structuring in Europe beyond current Arcelor plans.

Mittal Steel’s own cost improvement plans will continue. These include implementation of strategic investments and productivity improvement in Central and Eastern Europe, Asia and Africa, capturing of synergies from the ISG merger in the United States, and improvements at Kryviy Rih. These improvements will be supported by the Group’s access to raw material.

With respect to Arcelor’s stainless steel facilities, Mittal Steel will review a range of options based on their structural cost-competitiveness. In general, Mittal Steel’s strategy with all of its product lines is to become the world’s leading producer. In the case of flat stainless steel, Mittal Steel will review whether Arcelor’s assets provide the right platform for this objective. In its review of this sector, Mittal Steel will review a wide range of options and believes that under Mittal Steel’s ownership, the range of options open to the stainless sector will be enlarged. For example, when Mittal Steel purchased Unimétal, a long products company that was not profitable, from Usinor in 1999, Mittal Steel was able to make selective investments, improve performance and return it to profitability.

Mittal Steel plans to continue to invest in Western European carbon steel plant productivity, in order to ensure long-term cost competitiveness through sustained investment, consistent with Arcelor’s past practices. Examples of planned investment projects that Mittal Steel plans to continue include:

•	Dunkerque, France, where Arcelor has announced plans to build a center of excellence for the automotive industry with an investment program including a new dedicated galvanization line in Mardyck, France, and ambitious revamping and renovation initiatives of blast furnaces and continuous casters in Dunkerque.

•	Fos-sur-Mer, France, where the replacement of a slab caster with a more up-to-date system will increase overall capacity and productivity at the site by 2007.

•	Zaragoza, Spain, where Arcelor intends to double production in a new facility by 2007.

In general, Mittal Steel expects the Group to continue to invest in world-class low cost slab capacity. Both groups have plans to expand low-cost slab making facilities. Arcelor intends to increase slab capacity in Brazil in order to cover a slab short-fall in Europe following a restructuring. Mittal Steel intends to increase its slab capacity in Mittal Steel Kryviy Rih (Ukraine), South Africa and Kazakhstan. These plants are already very competitive as a result of direct access to raw materials and low energy and labor costs. The combined entity will continue this strategy to the benefit of its plants in Europe, all of which will have access to low cost slabs.

3. Maintain a High Level of Vertical Integration along the Entire Value Chain to Hedge against Raw Material Price Fluctuations and to Manage Distribution in Selected Geographic Regions. Mittal Steel Believes that Integration Brings Numerous Benefits.

Upstream integration allows steel companies to hedge against raw material price fluctuations. Mittal Steel’s strategy is to be highly vertically integrated through captive access to iron ore mining, coke production, and DRI production.

Downstream integration allows steel companies to capture a greater share of value-added activities, particularly for “high-end” customers (such as automotive manufacturers) that tend to outsource more and more operations. It also puts steel makers more “in touch” with their end-markets and allows them to benefit from better marketing intelligence. Finally, in the downswing of an economic cycle, captive distribution channels provide a buffer against volume decreases. This is particularly true in Europe, where steel makers tend to own distribution channels.

The Group will follow a strategy of upstream and downstream integration, where market conditions make that an attractive option. Mittal Steel expects to pursue a strategy of upstream integration, which will benefit Arcelor.

In Eastern Europe, Mittal Steel expects the Group to aggressively expand its distribution and steel service network, but with a higher capital efficiency due to avoidance of duplication of investment. In other parts of the world, Mittal Steel will carefully review the benefits of being present in distribution and leverage Arcelor’s experience in distribution to make selective acquisitions and pursue organic growth.

4. Accelerate Growth in BRICET Countries to Build a Strong Market Position in Developing Economies Worldwide, with the Goal of Significantly Increasing Global Market Share over the Next Ten Years.

Mittal Steel expects that worldwide growth in steel demand will be driven largely by developing economies, and particularly the BRICET countries. The combined operations of Mittal Steel and Arcelor will give the Group a strong presence in Brazil, Eastern Europe, and Africa. These countries, and Turkey, are a key area for growth for the Group.

The Group will not yet, however, have a significant presence in India or China. In 2010, it is estimated that India and China will account for close to 40% of total world steel consumption (Source: World Steel Dynamics, “Global Steel Products Matrix - forecasts to 2015”, March 2005). It is therefore a priority for the Group, as it is for each group individually, to establish a strong presence in these two countries.

The combination of Mittal Steel and Arcelor will facilitate and accelerate growth in BRICET. Each company already has stand-alone plans to grow in developing countries and would also likely pursue additional growth opportunities in BRICET in the coming years (through acquisitions, joint ventures and start-up, greenfield projects). Joint development, however, will be faster and yield greater returns. Arcelor’s track record of growth outside Europe is limited to Brazil. By contrast, Mittal Steel has grown chiefly through acquisitions and has developed significant capabilities in evaluating, planning, negotiating and executing large international projects. Arcelor could greatly benefit from this expertise.

Moreover, by uniting to bid for the same assets, Mittal Steel and Arcelor will improve their chances of success. With a larger presence in individual BRICET countries, the Group would also reap the benefits in distribution and customer service, and also better optimize logistics. Given the larger size and more global geographic footprint of the Group, geographic expansion would present a lower degree of risk. It is uncertain whether each group individually could achieve a significant presence in BRICET countries. Together, this goal is much more likely to be achieved.

In order to implement its strategy Mittal Steel aims to build a world-class organization, relying heavily on Arcelor’s existing organization and employees.

Implications of Mittal Steel’s Strategy in Western Europe.

Employment.

Mittal Steel anticipates no negative impact on the overall level of employment in Western Europe as a result of the combination. Unlike most acquisitions where there are significant overlaps in operations and the realization of synergies depends on reducing or eliminating such overlaps, in this case there are virtually no overlaps. The two organizations are almost entirely complementary.

Moreover, a detailed review of current plans may lead to increased employment in key R&D and management functions, as well as possible delays in the implementation of selected upstream site closures.

The only social restructurings foreseen are those already announced by Arcelor and provided in current Arcelor plans. As stated above, Mittal Steel plans to implement these restructuring plans. Mittal Steel will fully respect all social commitments made by Arcelor.

Mittal Steel intends to provide for employee representation on the Board of Directors of Mittal Steel and the practice of European works council will be maintained.

R&D.

The role of R&D will be enhanced, with European centres becoming global centres of excellence, which will then be able to leverage their experience over a larger organization. The current level of R&D spending will be maintained, and possibly raised as the overall size and scope of the business increases. Existing links with local universities and research institutes will also benefit from the increased role of European R&D centres as global centres of excellence.

Investments.

Mittal Steel will continue to invest to maintain the high level of performance of current facilities. Duplication of capital expenditure in Central and Eastern Europe distribution and steel service centres will be avoided. This will lead to greater capital efficiency, with savings to be re-invested in other value-creation activities.

Synergies.

Mittal expects to realize synergies of at least $1 billion before taxes (1.5% of combined pro forma sales in 2005) within three years of the combination from three sources: purchasing: about $600 million, marketing and trading: about $200 million and manufacturing and process optimization: about $200 million.

Regarding the expected purchasing savings of about $600 million, Mittal Steel estimates that the total annual purchasing expense of the Group is currently approximately $48 billion, including raw materials (scrap, various metals, and iron ore), maintenance, repairs and operations (MRO) (maintenance services, production subcontracting, spare parts, and steel consumables), logistics, energy, investment, semi-finished goods and general expenses. Synergies are expected in the categories of expenses where Arcelor and Mittal Steel could potentially share suppliers. This excludes very “local” categories (e.g., energy, general expenses, some logistics and MRO costs) and categories in which Mittal Steel does not purchase significant quantities (e.g., nickel and chrome that Arcelor purchases to make stainless steel). The $600 million savings estimate is based on a category-by-category review of such potentially shared suppliers.

With respect to marketing and trading synergies, which Mittal Steel estimates at about $200 million annually, the main sources of these synergies are savings on distribution costs, better capacity utilisation of Arcelor’s distribution network via additional volumes, and cross product flows between the two companies. It estimates that approximately 50% of this volume could be sold through Arcelor’s distribution and trading network, saving fees on the order of 3% on the value of the trade. Cross product flows within the combined group are estimated to be of the order of 2 to 4 million tonnes per annum, providing additional synergy potential.

The estimated savings of $200 million from manufacturing and process optimization are expected to result from manufacturing process improvements and yield gains, which will provide savings on raw materials and energy consumption, and productivity gains relating to higher throughput rates and better sequencing rates, which will improve asset utilization. Based on its experience with other combinations, most recently the integration of ISG, Mittal Steel expects these benefits to result from a sharing of knowledge and experience between the organizations and from increased specialization of production facilities within the Group.

The costs of implementing these synergies are estimated to be insignificant, since they require no restructuring or redundancies.

Regarding the prospective resale of Dofasco to ThyssenKrupp, there are not currently any particular costs of resale, as Mittal Steel has already entered into a binding agreement for such resale. Following consummation of the resale, Mittal Steel will compensate Arcelor for the difference between the price paid by Arcelor for Dofasco’s shares (C$71 per share) on the one hand and the price agreed by ThyssenKrupp (the euro equivalent of C$68 per share) plus earnings received by Arcelor, on the other hand.

In addition to the above synergies, Mittal Steel’s upstream integration in iron-ore mining, coal mining and coke production will provide natural hedging for the entire Group. Because steel producers cannot fully adjust their prices to reflect their costs, their margins suffer from volatility. Mittal Steel’s upstream integration and access to iron-ore and coal mining, coke and DRI production, and shipping would provide a “natural hedge” against this risk.

Finally, in the medium term, Mittal Steel expects further benefits, which have not yet been quantified, to accrue through ongoing knowledge sharing. These will arise from general economies of scale, further cost savings, better distribution, more efficient use of capital, increased investment in R&D and faster innovation, and other factors.

Governance and Management.

Principles.

Mittal Steel firmly believes that the strength of the Group will lie in the culture and principles that will unify all employees. Success will come from a shared vision of building the world’s most admired steel institution. Mittal Steel’s corporate culture is based on a spirit of entrepreneurship, diversity and, most importantly, respect for employees and seeks to promote the qualities of openness, expertise, reliability and innovation. The Company has a non-hierarchical structure, especially designed to encourage managers at all levels to think entrepreneurially, to make decisions in the best interests of the Company, to take responsibility and to support one another in all efforts to continually improve the company. Mittal Steel believes that Arcelor shares these values.

As noted above, the operational overlap between Arcelor and Mittal Steel is limited, which creates a unique opportunity to build upon the strengths of both organizations. Accordingly, the combination is not expected to result in a reduction in employment levels. Rather, the combination will provide a strong platform for growth, which will provide ongoing employment opportunities globally. The specifics of a new organizational structure for the Group will need to be developed with senior management of both groups, taking time to ensure that the outcome respects the principles above, delivers the utmost level of service to customers, and deploys the Group’s talent and facilities to their fullest.

No decision has yet been made with respect to the allocation of management responsibilities within the Group. Mittal Steel will allocate management responsibilities on the basis of the best available talent within Mittal Steel and Arcelor, and the current expectation is that a substantial number of management positions in the Group will be allocated to current members of Arcelor’s management.

Both in general and in relation to the workforce, Mittal Steel will continue to employ best practices across the organization to ensure excellence in health and safety, social responsibility, cultural diversity, and the continuing improvement of the environment. Mittal Steel is convinced that its employees make up the heart of the organization and it is only by stimulating and harnessing the talents of each and every individual towards the common goals of the business that success will be created. The bringing together of teams of people with diverse backgrounds, skills and abilities is what has made Mittal Steel distinctive and highly successful. The combination with Arcelor gives immediate access to an even greater talent pool and new and innovative ways of conducting business. The combined organization will have a sustainable future and therefore sustainable employment in the competitive world of steel.

Capital Markets Position of the Group.

The combination of Mittal Steel and Arcelor will form the largest company in the steel industry by market capitalization. The pro forma market capitalization of the combined entity will be approximately €35 billion (approximately $43 billion), calculated by adding the stand-alone market capitalization of Mittal Steel and Arcelor as of February 24, 2006. (Mittal Steel’s market capitalization has been calculated on the basis of a share price of €28.36 per share multiplied by 705.5 million outstanding shares. Arcelor’s market capitalization is based on a share price of €29.74, calculated on the basis of the Offer terms (0.8 multiplied by the Mittal Steel share price of €28.36, plus €7.05 of cash), multiplied by 656.9 outstanding shares.)

Pro Forma Mittal Steel and Arcelor vs. Other Steel Companies

The Group will form the largest group

in the steel industry by market capitalization

Equity market capitalisation €bn)

Source: Bloomberg (24-Feb-2006)

With a pro forma market capitalization of about €35 billion (approximately $43 billion), the Group will become one of the flagship industrial companies in Europe. Ranked by market capitalization, it will be the 12th largest company on Euronext Paris.

Pro Forma Mittal Steel /Arcelor vs. Other Leading Companies

The Group will rank among the largest industrial companies

in terms of market capitalization

Equity market capitalisation €bn)

Source: Bloomberg (24-Feb-2006)

The Group will be listed on five of the leading stock exchanges in Europe: Euronext Amsterdam, Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and the Spanish Stock Exchanges, as well as on the NYSE. Mittal Steel believes that this will provide good access to the capital markets, enhanced profile with investors and a high level of liquidity for trading of the Company’s shares.

The following table presents an analysis of the liquidity of Mittal Steel shares both prior to the announcement of the Offer and after completion of the Offer. Four scenarios are presented based on different assumed Offer acceptance levels: 100%, 50%, 33% and 25% (the latter two assuming a waiver of the 50% Minimum Tender Condition).

	Arcelor (pre-offer)	Mittal (pre-offer)	New Mittal (post-offer)	New Mittal (post-offer)	New Mittal (post-offer)	New Mittal (post-offer)
Overall level of acceptances from Arcelor shareholders			100%	50%	33%	25%

Number of Shares (in millions of shares)
Total shares outstanding	614.2	704.1	1231.2	967.6	878.0	835.8
Free float shares	527.8	80.5	538.5	309.5	231.6	195.0

ADTV* (in millions of shares) (1)
1 month ADTV(2)	3.97	1.23	4.68	2.95	2.37	2.09
3 months ADTV(3)	4.31	1.17	4.90	3.03	2.40	2.10
6 months ADTV(4)	4.68	1.05	5.12	3.08	2.39	2.07
12 months ADTV(5)	5.15	0.97	5.45	3.21	2.45	2.09

ADTV* as a percentage of total shares outstanding
1 month ADTV(2)	0.65%	0.17%	0.38%	0.31%	0.27%	0.25%
3 months ADTV(3)	0.70%	0.17%	0.40%	0.31%	0.27%	0.25%
6 months ADTV(4)	0.76%	0.15%	0.41%	0.32%	0.27%	0.25%
12 months ADTV(5)	0.84%	0.14%	0.44%	0.33%	0.28%	0.25%

ADTV* as a percentage of free float
1 month ADTV(2)	0.75%	1.53. %	0.87%	0.95%	1.02%	1.07%
3 months ADTV(3)	0.82%	1.45%	0.91%	0.98%	1.04%	1.08%
6 months ADTV(4)	0.89%	1.31%	0.95%	1.00%	1.03%	1.06%
12 months ADTV(5)	0.98%	1.21%	1.01%	1.04%	1.06%	1.07%

*	Average daily trading volume based on data from Bloomberg
(1)	Includes all listings with available volume information
(2)	December 26, 2005 to January 26, 2006 (inclusive)
(3)	October 26, 2005 to January 26, 2006 (inclusive)
(4)	July 26, 2005 to January 26, 2006 (inclusive)
(5)	January 26, 2005 to January 26, 2006 (inclusive)
(6)	Includes all listings with available volume information
(7)	December 26, 2005 to January 26, 2006 (inclusive)
(8)	October 26, 2005 to January 26, 2006 (inclusive)
(9)	July 26, 2005 to January 26, 2006 (inclusive)
(10)	January 26, 2005 to January 26, 2006 (inclusive)

This analysis is based on the following assumptions:

(i)	Arcelor treasury shares are not tendered in the Offer;

(ii)	all Convertible Bonds and all Arcelor and Usinor stock options (granted prior to February 6, 2006) are exchanged for Arcelor newly issued shares;

(iii)	Arcelor’s free float represents 572.6 million shares (based on the total number of outstanding Arcelor shares as of February 6, 2006 of 614.2 million (excluding 25.6 million treasury shares) and 658.9 million shares on a fully-diluted basis (taking into account Arcelor shares underlying the outstanding Convertible Bonds on February 6, 2006 and the Arcelor and Usinor stock options granted prior to February 6, 2006, i.e., 40 million shares and 4.7 million shares, respectively, and excluding 25.6 million treasury shares), with the Luxembourg State holding 35.8 million shares, Corp JMAC holding 22.4 million shares, the Walloon Region (through Sogepa S.A.) holding 15.4 million shares and Arcelor employees holding 12.8 million shares);

(iv)	Mittal Steel’s free float represents 80.4 million shares (based on the total number of outstanding Mittal Steel shares (excluding shares held in treasury by Mittal Steel) of 704.0 million shares (including 246.6 million outstanding Mittal Steel class A shares and 457.5 million outstanding Mittal Steel class B shares), with the Controlling Shareholder holding 623.3 million shares);

(v)	former Arcelor shareholders trade Mittal Steel shares at the same level (in terms of number of shares per day) as they traded Arcelor shares prior to January 27, 2006, the date of the announcement of the Offer; and

(vi)	Mittal Steel shareholders trade at the same level (in terms of number of shares per day) as they did prior to January 27, 2006.

Based on published criteria, Mittal Steel believes that, following the transaction, Mittal Steel can be expected to be included in a number of stock market indices, including the CAC 40 and SBF 120. Currently, Arcelor’s weighting in the CAC 40 is 1.7%, and in the SBF 120 is 1.8%. Following the transaction, the weighting of the Group in these indices would increase, making the stock more attractive to stock index tracking funds. Mittal Steel believes that other funds would also increase their position in the stock to reflect the increased weighting in the indices.

Mittal Steel intends to provide attractive returns to its investors by adopting a dividend policy to distribute 25% of after-tax income over the course of the steel industry business cycle. (Dividends in individual years may be higher or lower depending on circumstances.) Mittal Steel believes that this dividend policy preserves the financial flexibility to invest in capital expenditures, R&D and acquisitions.

Approach to Integration.

Both Mittal Steel and Arcelor have substantial experience in integrating acquisitions. Over the past 15 years, Mittal Steel has integrated more than 20 companies to create an integrated international network of operations, beginning with Iron & Steel Co. of Trinidad & Tobago in 1989, and ending with Kryvorizhstal (Ukraine) in 2005. Arcelor itself is the result of numerous transactions, in particular the three-way merger of Aceralia, Arbed and Usinor in 2002.

Mittal Steel’s philosophy toward integration is based on following best practices and learning from each and every unit where those practices are found. Mittal Steel has shown, for example, in the ISG integration, that its approach respects the contributions and leadership capabilities of acquired companies’ staff. A requirement of any new business partnership is ensuring that employees have a clear understanding of the overall business plan and are fully on board with the business objectives of the group. This set of objectives would be developed together with Arcelor management teams and reflect input from representatives in all areas of both organizations.

The governing principle for the integration of Arcelor will be to carefully identify the best talent from both companies and the organizational structure that would best serve the customers and markets in which Mittal Steel operates. As such, when it comes to talent Mittal Steel is committed to a true merger of equals, in which the new company not only retains but builds upon the wealth of talent residing in both Arcelor and Mittal Steel. Taking the time to identify the best model and the best people is possible because of the complementary and limited overlap of the customer segments and geographies that Arcelor and Mittal Steel currently serve. This reduces the complexity of integration.

The first stage of the integration process would be to form an integration leadership team. This team would oversee combined working groups that would identify operational synergies in key areas. Each team would develop a working plan and timetable of activities. The focus of activities would be on value creation. Teams would be expected to identify and set ambitious targets based upon the opportunities and benchmarks. The focus on outcomes and an accelerated timetable helps the teams to integrate faster. Mittal Steel’s recent experience from the integration of the ISG operations in North America indicates that these teams can identify opportunities, prepare action plans and commence implementation expeditiously.

Intentions of Mittal Steel

Intentions regarding Corporate Governance for the Group

General: Board Composition

Mittal Steel is committed to maintaining the best international corporate governance practices for the Group. Practices in this regard currently in place at Mittal Steel principally include the following: a majority of independent directors on its Board of Directors; clearly established criteria for “independence” in line with applicable NYSE listing standards, Sarbanes-Oxley Act requirements and the Dutch Corporate Governance Code; Audit, Nomination and Remuneration Committees comprised solely of independent directors with written charters published on Mittal Steel’s website; a code of conduct for Mittal Steel and its worldwide operations; and a whistleblower process in which reports or complaints are sent directly to the Chairman of the Audit Committee.

In order to remain in full compliance with evolving corporate governance requirements of the SEC, NYSE, Dutch law and the Dutch Corporate Governance Code, Mittal Steel will continue to monitor closely new and proposed regulations or best practice provisions and will make adjustments to its corporate governance as necessary to remain in compliance with these requirements.

Mittal Steel intends to continue, following the successful completion of the Offer, its policy of having a majority of independent directors on its Board of Directors. As per the criteria set forth by Mittal Steel’s Board of Directors, directors will be considered “independent” if they do not have a material relationship with Mittal Steel. Mittal Steel’s Board of Directors currently consists of nine directors, five of whom are independent under Mittal Steel’s independence criteria as well as under the independence definition in the NYSE listing standards (based on the Sarbanes-Oxley Act provisions) and the Dutch Corporate Governance Code.

In addition, Mittal Steel intends to reflect the Group’s increased size and expanded European dimension by appointing additional independent directors. A number of these additional independent directors will be nominated for appointment to the Board of Directors upon the recommendation of the Group’s employees.

All directors, including the independent directors, on Mittal Steel’s Board of Directors, have, as a matter of Dutch law, a duty to act in the interests of the Company and its stakeholders, which includes its employees and creditors. Independent directors cannot solely take into account the interests of one group of stakeholders (e.g., minority shareholders or employees).

In addition, while the holders of Mittal Steel class B common shares may nominate directors for appointment to the Board of Directors and have the voting power to ensure their election, Mittal Steel follows a philosophy of an “open board” in which all directors are able to express their views on any matter for the Board’s discussion. Moreover, all directors have the right to seek independent advice from outside advisers at Mittal Steel’s expense for due discharge of their responsibilities.

Finally, as noted above, the Board of Directors has and will continue to have three committees: an Audit Committee, a Nomination Committee and a Remuneration Committee. All members of these three committees are and will continue to be independent directors.

Reduction of Voting Rights Attached to the Class B Common Shares

Since Mittal Steel’s shareholder base will change significantly as a result of the transaction, the Controlling Shareholder has undertaken, conditional upon the closing of the Offer and the exchange of New Mittal Steel Shares for Arcelor shares pursuant thereto, to reduce the multiple voting rights attaching to its class B common shares from ten to two voting rights per class B common share. The Controlling Shareholder would, however, retain the absolute majority of voting rights in Mittal Steel and remain in control of Mittal Steel. It is possible that the Controlling Shareholder’s economic and voting interest in Mittal Steel will be further reduced in the future, e.g., if further acquisitions are financed with newly-issued Mittal Steel class A common shares.

Post-Offer Shareholding

The following tables show, on the basis of share ownership information as of December 31, 2005, the evolution of the number of Mittal Steel shares held by the Controlling Shareholder and other categories of Mittal Steel shareholders, as well as the percentages of Mittal Steel share capital and voting rights that these shares represent, based on four different levels of acceptance of this Offer by Arcelor securityholders, and assuming that the multiple voting rights attaching to all of the class B common shares (which class of shares is exclusively held by the Controlling Shareholder) will be reduced from ten to two voting rights per class B common share:

Assuming 100% Acceptance by Arcelor Securityholders
	Number of Class A Common Shares	Number of Class B Common Shares	Total	% of Share Capital	% of Voting Rights
Controlling Shareholder	166,074,790	457,490,210	623,565,000	50.4	63.8
Treasury stock	28,638,842	—	28,686,175	—	—
Other Current Mittal Steel Shareholders	81,137,266	—	81,089,933	6.6	4.8
Former Arcelor Security holders	522,539,067	—	522,539,067	42.3	30.9
Former Mittal Steel and Arcelor Option holders	8,836,365	—	8,836,365	0.7	0.5
Total	807,226,330	457,490,210	1,264,716,540	100	100

Assuming 75% Acceptance by Arcelor Securityholders
	Number of Class A Common Shares	Number of Class B Common Shares	Total	% of Share Capital	% of Voting Rights
Controlling Shareholder	166,074,790	457,490,210	623,565,000	56.5	69.2
Treasury stock	23,526,536	—	23,573,869	—	—
Other Current Mittal Steel Shareholders	81,137,266	—	81,089,933	7.3	5.2
Former Arcelor Security holders	391,904,300	—	391,904,300	35.5	25.1
Former Mittal Steel and Arcelor Option holders	7,891,600	—	7,891,600	0.7	0.5
Total	670,534,492	457,490,210	1,128,024,702	100	100

Assuming 50% Acceptance by Arcelor Securityholders
	Number of Class A Common Shares	Number of Class B Common Shares	Total	% of Share Capital	% of Voting Rights
Controlling Shareholder	166,074,790	457,490,210	623,565,000	64.1	75.6
Treasury stock	18,414,229	—	18,461,562	—	—
Other Current Mittal Steel Shareholders	81,137,266	—	81,089,933	8.3	5.7
Former Arcelor Security holders	261,269,534	—	261,269,534	26.9	18.3
Former Mittal Steel and Arcelor Option holders	6,946,836	—	6,946,836	0.7	0.5
Total	533,842,655	457,490,210	991,332,865	100	100

Assuming 25% Acceptance by Arcelor Securityholders
	Number of Class A Common Shares	Number of Class B Common Shares	Total	% of Share Capital	% of Voting Rights
Controlling Shareholder	166,074,790	457,490,210	623,565,000	74.1	83.2
Treasury stock	13,301,923	—	13,349,256	—	—
Other Current Mittal Steel Shareholders	81,137,266	—	81,089,933	9.6	6.2
Former Arcelor Security holders	130,634,767	—	130,634,767	15.5	10.1
Former Mittal Steel and Arcelor Option holders	6,002,071	—	6,002,071	0.7	0.5
Total	397,150,817	457,490,210	854,641,027	100	100

Intentions regarding Corporate Governance for Arcelor

Mittal Steel will revise the structure and composition of the Board of Directors of Arcelor to a greater or lesser extent depending on the level of Mittal Steel’s shareholding in Arcelor following completion of the Offer. Mittal Steel’s representation on Arcelor’s Board of Directors will be proportional to its shareholding. So long as Mittal Steel and Arcelor remain separate legal entities, Mittal Steel intends that there would be a significant number of independent directors on Arcelor’s Board of Directors.

For so long as Arcelor remains a listed subsidiary, Mittal Steel does not foresee making substantial changes to Arcelor’s bylaws, other than deletion of the “mandatory bid” provision that will become unnecessary upon the implementation of Directive 2004/25/CE on Takeover Bids in Luxembourg.

Intentions regarding Workforce and Management

See “—Rationale of the Offer—Implications of Mittal Steel’s Strategy in Western Europe—Employment” and “—Rationale of the Offer—Governance and Management.”

Intentions regarding Corporate Restructuring

Mittal Steel is analyzing various options to streamline the structure of the post-acquisition Group such as the merger of Mittal Steel into Arcelor, the merger of both Mittal Steel and Arcelor into a new holding company (whether or not in the form of a European Company (SE)), and the transfer of Mittal Steel’s seat, head office or corporate and/or operational headquarters to Luxembourg.

Mittal Steel will make its determination as to the precise structural measures to be implemented based on discussions with the Luxembourg authorities on legal, tax, listing and operational matters, and an analysis of information relating to Arcelor (to which it will have access only with the cooperation of Arcelor management or following completion of the Offer). Mittal Steel plans to have such discussions with the Luxembourg authorities as soon as possible. Irrespective of the structural option chosen, it is envisaged that significant Group headquarters functions will migrate to Luxembourg.

Intentions regarding Minority Buy-Out and Delisting

It is Mittal Steel’s intention to acquire all of Arcelor’s outstanding shares. Should any shares remain outstanding after completion of the Offer, Mittal Steel will consider possible options to attain ownership of all of Arcelor’s share capital, including through any available compulsory buy-out procedure, merger or other corporate reorganization. Although no such compulsory buy-out procedure is currently available under Luxembourg law, it is expected to become available upon the implementation of Directive 2004/25/CE on Takeover Bids in Luxembourg.

Depending on the level of success of the Offer, Mittal Steel will also consider whether to maintain any of Arcelor’s stock exchange listings. Mittal Steel would likely seek to delist Arcelor’s shares if the public float and trading volume following completion of the Offer is low. Such delisting would require the approval of the stock exchange regulatory authorities in Belgium, France, Luxembourg and Spain, and would be effected in a coordinated manner among these jurisdictions.

Intentions regarding Arcelor stock options

Mittal Steel has not had access to important information relating to Arcelor’s stock option plans and employee shareholding plans, if any, including the terms of these plans. If this Offer is consummated, Mittal Steel will determine the treatment of stock options (including Arcelor stock subscription options and Usinor stock subscription options whose beneficiaries are entitled to exchange their Usinor shares for Arcelor shares) and of Arcelor shares held in any Arcelor employee shareholding plan, in each case in accordance with the terms of these plans, that could not be tendered in the Offer.

Contemplated Dividend Policy

It is envisaged that the Group will adopt a policy of distributing circa 25% of its net income to its shareholders over the course of the steel business cycle. Mittal Steel will review and potentially revise the policy if the business environment improves, i.e., it is anticipated that the Group’s earnings volatility would be reduced by its diversified portfolio (geographies, products, etc.). In addition, with the future potential strengthening of the balance sheet and the progress of the integration of the two groups, Mittal Steel believes that the Group would have the potential to raise its distribution level. Such distributions would likely take the form of dividends, as has been the case to date for Mittal Steel, but could also include share repurchases or other forms of distribution.

For so long as Arcelor remains listed, Mittal Steel intends to maintain Arcelor’s current dividend policy, subject to market conditions.

Takeover Bids for Arcelor Brasil S.A. and Acesita S.A., Arcelor’s two Brazilian Subsidiaries

If the Offer succeeds, Brazilian law will require Mittal Steel to offer to purchase all of the outstanding voting shares of Arcelor’s two Brazilian subsidiaries, Arcelor Brasil S.A. and Acesita S.A., not already owned by Arcelor, at a price representing that part of the overall consideration paid for Arcelor, including premium, that is attributable to the two subsidiaries. The consideration offered to the minority shareholders may be the same mix of shares and cash as in the Offer or all cash. (See Mittal Steel must make a mandatory tender offer for minority interests in Arcelor’s listed Brazilian subsidiaries at a price determined by independent experts, which may be higher than expected in “Risk Factors—Risks relating to the Offer” above.)

Background of the Offer; Prior Contacts

In late October 2005, Mr. Aditya Mittal, President and Chief Financial Officer of Mittal Steel, proposed the concept of a merger between Arcelor and Mittal Steel to Mr. Lakshmi Mittal, Chairman and Chief Executive Officer of Mittal Steel, and others at Mittal Steel. In the course of late October and November 2005, Mr. Aditya Mittal had a couple of brief conversations with Mr. Alain Davezac, an Arcelor executive, regarding possible areas of cooperation. During the 3rd Steel Success Strategies Europe Conference, which took place from November 27 to 29, 2005 in London, Mr. Aditya Mittal suggested to Mr. Davezac that a meeting be arranged between Mr. Guy Dollé, President of the Management Board and Chief Executive Officer of Arcelor, and Mr. Lakshmi Mittal. Thereafter, during December 2005 and early January 2006, various dates for a meeting between Mr. Dollé and Messrs. Lakshmi and Aditya Mittal were considered, and it was finally agreed on January 6, 2006 that the meeting would take place on January 13, 2006 in London.

At the meeting on January 13, 2006, Messrs. Lakshmi and Aditya Mittal proposed the concept of a combination between Mittal Steel and Arcelor to Mr. Dollé. Mr. Dollé was non-committal and pointed out certain difficulties that he saw relating to such a transaction, including integration risks.

On January 20, 2006, Mr. Lakshmi Mittal called Mr. Dollé to request a meeting over the weekend to discuss a global strategy, to be described at the meeting. Mr. Dollé was unavailable over the weekend, and the earliest he was available was January 24, 2006. It was agreed that a meeting would take place on the evening of January 24, 2006 in Luxembourg.

On January 23, 2006, ThyssenKrupp announced that it would not increase its offer for Dofasco, as a result of which the board of directors of Dofasco recommended the offer by Arcelor for Dofasco. On the morning of January 24, 2006, Mr. Dollé postponed the meeting with Mr. Lakshmi Mittal scheduled for that evening, as he was traveling to Canada. Later on January 24, 2006, Mr. Lakshmi Mittal discussed with Dr. Ekkehard Schulz, Chairman of the Executive Board of ThyssenKrupp, the possible acquisition of Dofasco by ThyssenKrupp following a successful offer by Mittal Steel for Arcelor. On January 26, 2006, Mittal Steel and ThyssenKrupp signed a binding agreement to this effect and Mittal Steel’s Board of Directors approved the Offer and the financing arrangements for the Offer.

During the course of January 26, 2006, Mittal Steel received a number of press calls as to whether it was planning to make an offer for Arcelor. Concerned about possible leaks, Mittal Steel decided to announce the Offer the following morning. Accordingly, on the evening of January 26, 2006, after the U.S. stock markets closed, Mr. Lakshmi Mittal called Mr. Dollé to inform him that Mittal Steel was planning to announce the Offer the following day, and Mr. Dollé terminated the call. Mr. Lakshmi Mittal then left a detailed voicemail message on Mr. Dollé’s mobile phone explaining Mittal Steel’s intentions. Mr. Aditya Mittal separately spoke to Mr. Davezac at Arcelor and advised him of the same. No Arcelor executive has made personal contact with Mr. Lakshmi Mittal, Mr. Aditya Mittal or other Mittal Steel executives in response to either of these two calls.

On January 27, 2006, Mittal Steel issued a press release announcing its intention to launch the Offer.

Agreement between Mittal Steel and ThyssenKrupp regarding Dofasco

On January 24, 2006, Dofasco and Arcelor signed an agreement whereby Dofasco agreed to support Arcelor’s previously announced all-cash offer to acquire all of Dofasco’s outstanding common shares for C$71.00 per common share or total consideration of approximately C$5.6 billion. On February 20, 2006, Arcelor purchased 88.38% of Dofasco’s common shares and extended its offer to March 7, 2006. On February 21, 2006, a majority of Arcelor designees were elected to the Dofasco board of directors. On March 7, 2006, Arcelor increased its holdings to 98.5%, and on [•] March 2006, Arcelor acquired the remaining Dofasco common shares via a compulsory sales mechanism under Canadian law.

Given its existing extensive and well-positioned North American operations, Mittal Steel does not believe that the inclusion of Dofasco within the combined Mittal Steel/Arcelor Group would make strategic sense. Accordingly, on January 26, 2006, Mittal Steel agreed with ThyssenKrupp that, if Mittal Steel acquires a controlling interest in Arcelor, Mittal Steel will cause Arcelor to sell ThyssenKrupp all of the stock of Dofasco then held by Arcelor at a price of the euro equivalent of C$68.00 per share, subject to the receipt of necessary regulatory approvals and the absence of certain material adverse changes in Dofasco between the date of signing and the date of transfer. The purchase price is subject to adjustment for changes in net financial debt and net working capital between the acquisition of Dofasco by Arcelor and the resale to ThyssenKrupp. Mittal Steel will compensate Arcelor for the difference between the aggregate price paid by Arcelor for Dofasco and the resale price to ThyssenKrupp, approximately C$235 million, minus any Dofasco earnings received by Arcelor.

In the event that, for any reason, the resale of Dofasco to ThyssenKrupp is not consummated as planned, Mittal Steel will evaluate all available options at the time, including the sale of all of Dofasco to a single, alternative buyer, the sale of different parts of Dofasco to multiple buyers, and the possible retention of certain parts of Dofasco. Mittal Steel has the financial resources to retain Dofasco indefinitely pending a decision as to the best alternative. No immediate resale is required in connection with the financing of the Offer or otherwise.

Terms and Conditions of the Offer

Offer Scope and Consideration

Securities Covered by the Offer

Subject to the terms and conditions set forth herein, Mittal Steel hereby irrevocably offers (the “Offer”) to acquire all of the shares and equity securities of Arcelor, whose shares are listed on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and the Spanish Stock Exchanges (Bolsas de Valores de Madrid, Barcelona, Bilbao y Valencia) issued and outstanding as at the first filing date of the Offer, i.e., February 6, 2006, namely (and based on publicly available Arcelor information):

•	all issued Arcelor shares (including 25,561,531 (source: Arcelor 2005 3rd Quarterly Report) Arcelor shares held as treasury shares, and all shares underlying the ADSs) outstanding as at February 6, 2006, i.e., 639,774,327 shares (source: Arcelor’s published updated articles of association);

•	all of the Arcelor 3% convertible bonds issued in June 2002 maturing on June 27, 2017 and listed on the Luxembourg Stock Exchange outstanding as at February 6, 2006 (the “Convertible Bonds”), i.e., 38,961,038 Convertible Bonds (source: Arcelor 2004 Annual Report);

•	all of the Arcelor shares that will be issued prior to the expiration of the acceptance period upon the conversion of Convertible Bonds, i.e., up to 40,012,986 shares (based on a conversion ratio of 1.027 as stated in Arcelor’s 2004 Annual Report); and

•	all Arcelor shares that will be issued before the end of the acceptance period upon the exercise of Arcelor stock subscription options granted prior to February 6, 2006 or in exchange for Arcelor shares issued upon the exercise of Usinor stock subscription options granted prior to February 6, 2006, i.e., up to 4,723,824 shares (source: Arcelor 2004 Annual Report).

Holders of Arcelor stock subscription options and of Usinor stock options granted prior to February 6, 2006, who wish to tender into the Offer must exercise their options (and with respect to Usinor subscription options, exchange their Usinor shares for Arcelor shares), and the Arcelor shares must be credited to their accounts, prior to the expiration date of the acceptance period in order to be able to participate.

If, between February 6, 2006 and the settlement date of the Offer, Arcelor issues any new voting securities or any new securities conferring the right to subscribe for, acquire or convert into voting securities (other than the securities listed above the immediately preceding paragraph) (the “New Securities”), Mittal Steel will (without prejudice to the provisions set forth in “—Conditions Precedent to the Offer—Shareholder Approval of New Securities” below):

(i)	withdraw the Offer, subject to the prior consent of the competent supervisory authorities (insofar as required by applicable law); or

(ii)	extend the Offer to the New Securities, possibly after amending the terms of the Offer to reflect the changed economics; provided that (x) such amendment is (insofar as required by applicable law) subject to the prior verification by the supervisory authorities of the fact that it reflects the changed economics, and (y) if the terms of the Offer are so amended, the Arcelor securities who have already tendered security holders in the Offer, will be entitled to revoke their tenders as described in “—Offer for Arcelor Shares—Primary Mixed Cash and Exchange Offer” and “—Offer for Arcelor Shares—Secondary Cash and Exchange Offer.”

Offer for Arcelor Shares

The offer for Arcelor shares shall consist of a primary mixed cash and exchange offer and two secondary capped offers, one for cash only and the other for new Mittal Steel shares only. The primary and secondary offers form an integral part of one single offer (referred to herein as the “Offer”). The main reason for structuring the Offer with a primary mixed offer and two secondary capped offers is to provide Arcelor shareholders with several options. Arcelor shareholders may elect to tender all or part of their Arcelor shares in any of the primary and secondary offers, in exchange for cash, New Mittal Steel Shares or a mix of the two, depending on their economic and tax preference. The total amounts of cash and New Mittal Steel Shares offered as consideration are capped in order for Mittal Steel to calibrate the financing in advance and to limit the potential dilution of its existing shareholders.

The new Mittal Steel class A common shares to be issued are referred to herein as “New Mittal Steel Shares.”

Tenders in Primary Offer or Secondary Offers

Arcelor shareholders may elect to tender their Arcelor shares in any or all of the Primary Offer and the Secondary Offers. Tenders in the Secondary Offers are, however, subject to a pro-ration and allocation procedure, described in “—Pro-Ration and Allocation Procedures” below, that will ensure that in the aggregate the portion of offer consideration consisting of New Mittal Steel Shares (the “Share Portion of the Offer”) and the portion of offer consideration consisting of cash (the “Cash Portion of the Offer”) (excluding the effect of the treatment of fractional shares that would otherwise be issued and the impact of any adjustment referred to in “—Offer for Arcelor Shares—Primary Mixed Cash and Exchange Offer” and “—Offer for Arcelor Shares—Secondary Cash and Exchange Offer.” below), will be 75% and 25%, respectively, subject to adjustment as described below.

The Cash Portion of the Offer has been determined on the assumption that Mittal Steel would pay in cash 25% of the aggregate consideration for all of the fully diluted issued share capital of Arcelor outstanding as of February 6, 2006, i.e., up to 644,498,151 shares (including shares held in treasury and shares that may be issued as a result of the exercise of stock subscription options as set forth in this section but excluding conversion of Convertible Bonds). In the event that Arcelor either (i) makes a Distribution (as defined below) to shareholders that is either paid or has a record date for payment before the settlement date of the Offer, or (ii) acquires Arcelor shares, directly or indirectly, by any means whatsoever, before the settlement date of the Offer, then the Cash Portion of the Offer shall correspondingly be reduced below 25%, in accordance with the provisions of paragraphs “—Offer for Arcelor Shares—Primary Mixed Cash and Exchange Offer” and “—Offer for Arcelor Shares—Secondary Cash and Exchange Offer.” below.

With respect to Arcelor shares tendered in the secondary exchange offer and in the secondary cash offer, the amount of stock or cash that a specific Arcelor shareholder actually receives will depend upon the elections of other holders of Arcelor shares.

Primary mixed cash and exchange offer

Mittal Steel offers Arcelor shareholders 4 New Mittal Steel Shares and €35.25 in cash (subject to possible adjustments concerning the amount of cash and the number of shares offered as further described in this section of this Prospectus) in exchange for every 5 Arcelor shares (the “Primary Offer”). Arcelor shares that are tendered in the Primary Offer are referred to as “Mixed Consideration Shares.”

Possible adjustment

If, between February 6, 2006 and the settlement date of the Offer, Arcelor takes one or more actions as set out below, the consideration set out above will be adjusted to take into account the cumulative impact of all such actions on the share value. Specifically:

If Arcelor, by any means whatsoever, either (i) declares one or more dividends (including any interim dividends) whose aggregate gross amount exceeds €0.80 per share, distributes reserves or a share premium (including pursuant to a reduction or amortization of stated capital) or reduces its stated capital and any of the above is paid or has a record date for payment before the settlement date of the Offer (each, a “Distribution” and collectively, the “Distributions”), or (ii) directly or indirectly acquires Arcelor shares, before the settlement date of the Offer, then:

The amount of cash “C(new)” to be received in exchange for each Arcelor share will be calculated as follows:

C(new) = MAX[(C(old)*N) – (n* p) – D,0)]/(N – n)

The number “X” of New Mittal Steel Share to be received in exchange for each Arcelor share will be calculated as follows:

X	=	[	4	]	*	N	–	E
			5			(N –n)		((N – n) * m)

with	MAX	means the largest number in a set of values

	“n”	the number of Arcelor shares acquired, directly or indirectly, by Arcelor, as published pursuant to applicable regulations

	“p”	the weighted average purchase price paid per Arcelor share for the “n” shares acquired, directly or indirectly, by Arcelor, as provided above as published pursuant to applicable regulations

	“m”	€26.45, the closing Mittal Steel share price of $32.30 (or €26.45) as of January 26, 2006 (the “Mittal Steel Reference Share Price”)

“C(old)”	€7.05, the initial amount of cash to be received per Arcelor share pursuant to the Primary Offer

“D”	the total amount of Distributions (before any applicable withholding tax) paid or payable by Arcelor prior to the settlement date

“E”	represents a positive number and is the amount by which the aggregate of the total Distributions (before any applicable withholding tax) and the total amount paid by Arcelor to repurchase its own shares exceeds €4,363,503,171.00, the maximum cash payable in respect of “N” shares as defined below. In case such amount is not exceeded, E will be zero.

“N”	618,936,620 shares, the total fully diluted number of Arcelor outstanding shares as at February 6, 2006, excluding treasury shares and any conversion of Convertible Bonds

Treasury shares are not entitled to dividends nor subject to share repurchases. Therefore, treasury shares do not benefit from any Distribution made by Arcelor.

Example 1: If Arcelor were to pay a dividend of €1.20 per share, the cash element of the Primary Offer would be reduced by €0.40 (€1.20 less €0.80) per Arcelor share to €6.65 and the exchange ratio would remain unchanged at 0.800 New Mittal Steel Shares per Arcelor share. As a consequence, the relative proportion of the value of New Mittal Steel Shares and cash offered would be 76.1%, and 23.9%, respectively, assuming a reference Mittal Steel share price of €26.45 (the closing price on January 26, 2006), Assuming such share price, this results in a reduction of the offered value per Arcelor share to €27.81, reflecting the distribution of €0.40 per outstanding Arcelor share over and above the threshold of €0.80 made by Arcelor.

Arcelor’s Board of Directors announced on February 16, 2006 an intention to recommend to Arcelor’s shareholders a dividend of €1.20 per share in respect of the 2005 fiscal year. If such dividend is in fact recommended by the Board of Directors, approved by Arcelor’s shareholders at the annual general meeting, currently scheduled for April 28, 2006, and paid prior to the closing of the Offer, the cash component of the Primary Offer would be reduced as described in Example 1.

Example 2: If Arcelor were to acquire 50 million of its own shares for an average price of €35.00 per share, the cash element of the Primary Offer would be reduced by €2.46 per Arcelor share to €4.59 [(€7.05 x 618.9m – 50m x €35) / (618.9m – 50m) = €4.59] and the exchange ratio would be increased to 0.870 [4/5 x 618.9m / (618.9m – 50m) = 0.870] New Mittal Steel Shares per Arcelor share. As a consequence, the relative proportion of New Mittal Steel Shares and cash offered would be 83.4%, and 16.6%, respectively. Assuming a reference Mittal Steel share price of €26.45, this results in a reduction of the offered value per Arcelor share to €27.61, reflecting the distribution of €0.60 [(€35.00 - €28.21)x50m / (618.9m – 50m) = €0.60] per outstanding Arcelor share as a result of the share repurchase made by Arcelor.

Example 3: If Arcelor were to acquire 100 million of its own shares for an average price of €35.00 per share, the cash element of the Primary Offer would be reduced by €5.39 per Arcelor share to €1.66 [(€7.05 x 618.9m -100m x €35) / (618.9m – 100m) = €1.66] and the exchange ratio would be increased to 0.954 [4/5 x 618.9m / (618.9m – 100m) = 0.954] New Mittal Steel Shares per Arcelor share. As a consequence, the relative proportion of New Mittal Steel Shares and cash offered would be 93.8%, and 6.2%, respectively. Assuming a reference Mittal Steel share price of €26.45, this results in a reduction of the offered value per Arcelor share to €26.90, reflecting the distribution of €1.31 [(€35.00 - €28.21)x100m / (618.9m – 100m) = €1.31] per outstanding Arcelor share as a result of the share repurchase made by Arcelor.

Example 4: If Arcelor were to acquire 150 million of its own shares for an average price of €35.00 per share, the cash element of the Primary Offer would be reduced by €7.05 per Arcelor share to €0, as the total Distributions exceed the cash element of the Primary Offer [150m x €35 = €5,250m > €4,364m], and the exchange ratio would be increased to 0.985 [4/5 x 618.9m / (618.9m – 150m) – [(€5,250m – €4,364m)/((618.9m – 150m) x €26.45)] = 0.985] New Mittal Steel Shares per Arcelor share. As a consequence, the relative proportion of New Mittal Steel Shares and cash offered would be 100%, and 0%, respectively. Assuming a reference Mittal Steel share price of €26.45, this results in a reduction of the offered value per Arcelor share to €26.04, reflecting the distribution of €2.17 [€35.00 - €28.21)x150m / (618.9m – 150m) = €2.17] per outstanding Arcelor share as a result of the share repurchase made by Arcelor.

The above adjustments are without prejudice to the right of Mittal Steel to withdraw the Offer pursuant to “—Conditions Precedent to the Offer—Events or Actions that Alter Arcelor’s Substance” below.

Any adjustment of the consideration is (insofar as required by applicable law) subject to the prior verification by the supervisory authorities as to its consistency with the conditions set forth in this prospectus and the correct application thereof. If the consideration is adjusted, Mittal Steel will issue a press release setting forth the new adjusted consideration and the new acceptance period if extended under applicable regulations. If the adjustment occurs less than ten Business Days prior to the end of the acceptance period, the latter shall be extended to end ten Business Days after the publication of Mittal Steel’s press release announcing said adjustment.

The Offer consideration will also be automatically adjusted to take into account any modification made by Arcelor to its shares, such as stock splits or combinations. Arcelor shares delivered to Mittal Steel on the settlement date of the Offer shall give right to any dividend or other distribution whatsoever decided by Arcelor prior to, but not yet paid on, the settlement date of the Offer.

Secondary cash and exchange offers

As secondary offers, Mittal Steel offers to Arcelor shareholders to elect to tender all or part of their Arcelor shares in one or both of the following two offers (the “Secondary Offers”):

Secondary cash offer: €28.21 in cash for each Arcelor share (the “Cash Consideration” and all Arcelor shares for which this election is made are referred to as “Cash Election Shares”).

Possible adjustment

If, between February 6, 2006 and the settlement date of the Offer, Arcelor takes one or more actions as set out below, the consideration set out above will be adjusted to take into account the cumulative impact of all such actions on the share value. Specifically:

If Arcelor, by any means whatsoever, makes a Distribution to shareholders that is either paid or has a record date for payment before the settlement date of the Offer, the Cash Consideration of €28.21 per Arcelor share will be reduced by the amount of such Distribution (before any applicable withholding tax).

Example 1: If Arcelor were to pay a dividend of €1.2 per share, the Cash Consideration for the Cash Election Shares would be reduced by €0.40 (€1.20 less €0.80) per Arcelor share to €27.81, reflecting the distribution of €0.40 per outstanding Arcelor share over and above the threshold of €0.80 made by Arcelor.

Arcelor’s Board of Directors announced on February 16, 2006 an intention to recommend to Arcelor’s shareholders a dividend of €1.2 per share in respect of fiscal year 2005. If such dividend is in fact recommended by the Board of Directors, approved by Arcelor’s shareholders at a general meeting, currently scheduled for April 28, 2006, and paid prior to the closing of the Offer, the Cash Consideration would be reduced as described in Example 1.

If Arcelor acquires, directly or indirectly, Arcelor shares for cash before the settlement date of the Offer, by any means whatsoever, the Cash Consideration of €28.21 per Arcelor share payable will be reduced by an amount “Y” calculated as follows:

Y	=	n* (p – V)
N – n

With	“n”	the number of Arcelor shares acquired, directly or indirectly, by Arcelor, as published pursuant to applicable regulations

	“p”	the weighted average purchase price paid per Arcelor share for the “n” shares acquired, directly or indirectly, by Arcelor, as provided above as published pursuant to applicable regulations

	“V”	€28.21, the initial Cash Consideration

	“N”	618,936,620 shares, the total fully diluted number of Arcelor outstanding shares as at February 6, 2006, excluding treasury shares and any conversion of Convertible Bonds

Treasury shares are not entitled to dividends nor subject to share repurchases. Therefore, treasury shares do not benefit from any Distribution made by Arcelor.

Example 2: If Arcelor were to acquire 50 million of its own shares for an average price of €35.00 per share, the Cash Consideration for the Cash Election Shares would be reduced by €0.60 [50m x (€35.00 – €28.21) / (618.9m – 50m) = €0.60] per Arcelor share to €27.61, reflecting the distribution of €0.60 per outstanding Arcelor share as a result of the share repurchase made by Arcelor.

Example 3: If Arcelor were to acquire 100 million of its own shares for an average price of €35.00 per share, the Cash Consideration for the Cash Election Shares would be reduced by €1.31 [100m x (€35.00 – €28.21) / (618.9m – 100m) = €1.31] per Arcelor share to €26.90, reflecting the distribution of €1.31 per outstanding share as a result of the share repurchase made by Arcelor.

Example 4: If Arcelor were to acquire 150 million of its own shares for an average price of €35.00 per share, pursuant to the above adjustment formula, the Cash Consideration for the Cash Election Shares would be reduced by €2.17 [150m x (€35.00 – €28.21) / (618.9m – 150m) = €2.17] per Arcelor share to €26.04. However, as indicated in Example 4 to the Primary Offer above, since such an acquisition of shares would result in the relative proportion of New Mittal Steel Shares and cash offered of 100% and 0%, respectively, the Cash Consideration would be reduced to €0 and all the Arcelor shares tendered to the secondary cash offer would be exchanged for New Mittal Steel Shares only. As illustrated in Example 4 for the secondary exchange offer below, Arcelor shareholders would receive 0.985 New Mittal Steel Share for each Arcelor share tendered in the Offer.

Such adjustments are without prejudice to the rights of Mittal Steel to withdraw the Offer pursuant to “—Conditions Precedent to the Offer—Events or Actions that Alter Arcelor’s Substance” below.

Any adjustment of the consideration is (insofar as required by applicable law) subject to the prior verification by the supervisory authorities as to its consistency with the conditions set forth herein and the correct application thereof. If the consideration is adjusted, Mittal Steel will issue a press release setting forth the new adjusted consideration and the new acceptance period if extended under applicable regulations. If the adjustment occurs less than ten Business Days prior to the end of the acceptance period, the latter shall be extended to end ten Business Days after the publication of Mittal Steel’s press release announcing said adjustment.

The Offer consideration will also be automatically adjusted to take into account any modification made by Arcelor to its shares, such as stock splits or combinations. Arcelor shares delivered to Mittal Steel on the settlement date of the Offer shall give right to any dividend or other distribution whatsoever decided by Arcelor prior to, but not yet paid on, the settlement date of the Offer.

Secondary exchange offer: 16 New Mittal Steel Shares for every 15 Arcelor shares (the “Stock Consideration” and all Arcelor shares for which this election is made are referred to as “Stock Election Shares”).

Possible adjustment

If, between February 6, 2006 and the settlement date of the Offer, Arcelor takes one or more actions as set out below, the consideration set out above will be adjusted to take into account the cumulative impact of all such actions on the share value. Specifically:

If Arcelor, by any means whatsoever, either (i) makes a Distribution to shareholders that is either paid or has a record date for payment before the settlement date of the Offer, or (ii) directly or indirectly acquires Arcelor shares, by any means whatsoever, before the settlement date of the Offer, then the number “Z” of New Mittal Steel Shares to be received in exchange for each Arcelor share will be calculated as follows:

Z	=	[	16	]	*	N	–	(n * p) + D
			15			(N –n)		[(N –n) * m]

With	“D”	the total amount of Distributions (before any applicable withholding tax) paid or payable by Arcelor prior to the settlement date of the Offer

	“m”	€26.45, the Mittal Steel Reference Share Price

	“N”	618,936,620 shares, the total fully diluted number of Arcelor outstanding shares as at February 6, 2006, excluding treasury shares and any conversion of Convertible Bonds

	“n”	the number of Arcelor shares acquired, directly or indirectly, by Arcelor, as published pursuant to applicable regulations

	“p”	the weighted average purchase price paid per Arcelor share for the “n” shares acquired, directly or indirectly, by Arcelor, as provided above as published pursuant to applicable regulations

Treasury shares are not entitled to dividends nor subject to share repurchases. Therefore, treasury shares do not benefit from any Distribution made by Arcelor.

Example 1: If Arcelor were to pay a dividend of €1.2 per share, the exchange ratio would be reduced to 1.0515 [(16/15) – ((€1.2 - €0.8) x 618.9m) / (618.9m x €26.45)) = 1.0515] New Mittal Steel Share per Arcelor share. Assuming a reference Mittal Steel share price of €26.45, this results in a reduction of the offered value per Arcelor share to €27.81, reflecting the distribution of €0.40 per Arcelor share over and above the threshold of €0.8 made by Arcelor.

Arcelor’s Board of Directors announced on February 16, 2006 an intention to recommend to Arcelor’s shareholders a dividend of €1.2 per share in respect of fiscal year 2005. If such dividend is in fact recommended by the Board of Directors, approved by Arcelor’s shareholders at a general meeting, currently scheduled for April 28, 2006 and paid prior to the closing of the offer, the exchange ratio for the secondary exchange offer would be reduced as described in Example 1.

Example 2: If Arcelor were to acquire 50 million of its own shares for an average price of €35.00 per share, the exchange ratio would be reduced to 1.044 [16/15 x 618.9m/(618.9m – 50m) – (50m * €35)/((618.9m – 50m)*€26.45) = 1.044] New Mittal Steel Share per Arcelor share. Assuming a reference Mittal Steel share price of €26.45, this results in a reduction of the offered value per Arcelor share to €27.61, reflecting the prepayment made by Arcelor of €0.60 [(€35.00 - €28.21)x50m / (618.9m – 50m) = €0.60] per outstanding Arcelor share post share repurchase made by Arcelor.

Example 3: If Arcelor were to acquire 100 million of its own shares for an average price of €35.00 per share, the exchange ratio would be reduced to 1.017 [16/15 x 618.9m/(618.9m – 100m) – (100m * €35)/((618.9m – 100m)*€26.45) = 1.017] New Mittal Steel Share per Arcelor share. Assuming a reference Mittal Steel share price of €26.45, this results in a reduction of the offered value per Arcelor share to €26.90, reflecting the prepayment made by Arcelor of €1.31 [(€35.00 - €28.21)x100m / (618.9m – 100m) = €1.31] per outstanding Arcelor share post share repurchase made by Arcelor.

Example 4: If Arcelor were to acquire 150 million of its own shares for an average price of €35.00 per share, the exchange ratio would be reduced to 0.985 [16/15 x 618.9m/(618.9m – 150m) – (150m * €35)/((618.9m – 1]50m)*€26.45) = 0.985] New Mittal Steel Share per Arcelor share. Assuming a reference Mittal Steel share price of €26.45, this results in a reduction of the offered value per Arcelor share to €26.04, reflecting the prepayment made by Arcelor of €2.17 [(€35.00 - €28.21)x150m / (618.9m – 150m) = €2.17] per outstanding Arcelor share post share repurchase made by Arcelor.

Such adjustments are without prejudice to the rights of Mittal Steel to withdraw the Offer pursuant to “—Conditions Precedent to the Offer—Events or Actions that Alter Arcelor’s Substance” below.

Any adjustment of the consideration is (insofar as required by applicable law) subject to the prior verification by the supervisory authorities as to its consistency with the conditions set forth herein and the correct application thereof. If the consideration is adjusted, Mittal Steel will issue a press release setting forth the new adjusted consideration and the new acceptance period if extended under applicable regulations. If the adjustment occurs less than ten Business Days prior to the end of the acceptance period, the latter shall be extended to end ten Business Days after the publication of Mittal Steel’s press release announcing said adjustment.

The Offer consideration will also be automatically adjusted to take into account any modification made by Arcelor to its shares, such as stock splits or combinations. Arcelor shares delivered to Mittal Steel on the settlement date of the Offer shall give right to any dividend or other distribution whatsoever decided by Arcelor prior to, but not yet paid on, the settlement date of the Offer.

Pro-ration and allocation procedures

Tenders in the Secondary Offers are subject to an adjustment mechanism designed to ensure that in the aggregate the portion of Arcelor shares exchanged for New Mittal Steel Shares and the portion of tendered Arcelor shares exchanged for cash (excluding the impact of any adjustment referred to above) will be 75% and 25%, respectively. As a result, shareholders having tendered shares in the secondary cash offer may receive between 25% and 100% in cash and the balance in New Mittal Steel Shares, and shareholders having tendered in the secondary exchange offer may receive between 75% and 100% in New Mittal Steel Shares and the balance in cash. The exact proportions will depend on the total number of Arcelor shares tendered among the Secondary Offers. It is, however, unlikely that a shareholder having tendered in the secondary cash offer will receive 100% or close to 100% in cash.

If the ratio of the total number of Cash Election Shares to the total number of Stock Election Shares is not equal to the Ratio (as defined below), then the following pro-ration and allocation adjustment will be applied to the Cash Election Shares or the Stock Election Shares, as the case may be. For purposes of this section, the “Ratio” means (i) initially 1/3 (25% divided by 75%) and (ii) if there has been any adjustment to the consideration in the Primary Offer pursuant to “—Primary Mixed Cash and Exchange Offer,” then the ratio of C(new) divided by [X * €26.45] using the last adjusted values of C(new) and X.

In the event that the total number of Cash Election Shares divided by the total number of Stock Election Shares exceeds the Ratio, then each Stock Election Share will receive the Stock Consideration, while the number of Cash Election Shares will be reduced to the number required to achieve the Ratio. This reduction will be effected proportionately among the holders of Cash Election Shares. The adjusted number of Cash Election Shares will be rounded down to the nearest whole Cash Election Share. All tendered Arcelor shares deemed not to be Cash Election Shares as a result of this pro-ration and allocation procedure will be deemed Mixed Consideration Shares.

In the event that the total number of Cash Election Shares divided by the total number of Stock Election Shares is less than the Ratio, then each Cash Election Share will receive the Cash Consideration, while the number of Stock Election Shares will be reduced to the number required to achieve the Ratio. This reduction will be effected proportionately among the holders of Stock Election Shares. The adjusted number of Stock Election Shares will be rounded down to the nearest whole Stock Election Share. All tendered Arcelor securities deemed not to be Stock Election Shares as a result of this pro-ration and allocation procedure will be deemed Mixed Consideration Shares.

Based on its understanding of previous takeover bids structured in the same manner as the Offer, Mittal Steel considers that the probability is low that an Arcelor shareholder tendering shares in the secondary cash offer would receive only cash consideration.

If there is a subsequent offering period, the same pro-ration and allocation procedures described above will apply to all Arcelor shares tendered during the subsequent offering period.

Offer for Convertible Bonds

Mittal Steel offers to exchange 4 New Mittal Steel Shares and €40.00 in cash for every 5 Convertible Bonds.

The possible adjustments to the consideration offered for Arcelor shares tendered in the Offer described in “—Offer for Arcelor Shares” above do not relate to, and will have no effect on, the consideration offered for the Convertible Bonds.

Fractional Shares

No fractional shares will be issued to individual Arcelor shareholders or individual holders of Convertible Bonds. [Financial intermediaries] will operate an exchange pool facility for the benefit of Arcelor securityholders who hold a number of Arcelor shares or Convertible Bonds that do not entitle such holders to receive a round number of New Mittal Steel Shares. [Financial intermediaries] will pool those fractions of New Mittal Steel Shares into an integral number of such shares and sell them on the stock exchange for the account of participating Arcelor securityholders, at dates to be determined but not later than 10 Business Days following the settlement date of the Offer. The net proceeds of such sale will be paid to Arcelor securityholders pro rata to their participation in the pool. [Financial intermediaries] will publish a notice in the financial press to announce practical arrangements for participation in the exchange pool facility. No interest shall be paid in respect of the cash proceeds resulting from the sale. Mittal Steel shall pay the brokerage and related fees of the financial intermediaries.

Maximum Cash Payable

The maximum aggregate amount of cash payable in the Offer in respect of both Arcelor shares and Convertible Bonds in accordance with the terms set out herein will not exceed €4.856 billion (including Arcelor’s treasury shares). In the event that the terms of the Offer are changed or the Offer is extended to New Securities, however, this maximum amount of cash may be changed. If the Offer is extended to New Securities, this maximum amount will be increased, unless Mittal Steel then chooses to amend the terms of the Offer in accordance with subsection (ii) of “—Securities Covered by the Offer” above by decreasing the Cash Portion of the Offer pari passu for all securities tendered.

Conditions Precedent to the Offer

Minimum Tender Condition

The Offer is subject to the condition that the number of Arcelor shares tendered in the Offer represents on the date of public announcement of the results of the Offer more than 50% of the total issued share capital and voting rights in Arcelor, on a fully-diluted basis (the “Minimum Tender Condition”). For the purpose of calculating whether this Minimum Tender Condition has been met, the numerator will include all the Arcelor securities tendered in the Offer including (i) all Arcelor shares tendered, and (ii) the Arcelor shares underlying all tendered Convertible Bonds (taking into account the number of Arcelor shares into which the tendered Convertible Bonds could be converted on the expiration date of the acceptance period of the Offer). The denominator for this calculation will be comprised of Arcelor’s fully diluted share capital, including, without limitation, all issued Arcelor shares (including but not limited to treasury shares held by Arcelor) and all Arcelor shares underlying (i) the Convertible Bonds and (ii) all outstanding Arcelor stock subscription options (whether or not exercisable before the end of the acceptance period of the Offer).

Mittal Steel reserves the right to waive the Minimum Tender Condition at any time until the announcement of the results of the Offer.

Events or Actions that Alter Arcelor’s Substance

The Offer is subject to the condition that, between February 6, 2006 and the settlement date of the Offer, no exceptional event beyond the control of Mittal Steel occurs relating to Arcelor (other than any decision or action taken by competent competition authorities in relation to the currently proposed combination of Mittal Steel and Arcelor) nor does Arcelor take any action that, in either case, materially alters Arcelor’s substance, substantially and adversely affects the economics of the Offer or substantially and adversely affects the ability of Mittal Steel to complete the Offer.

Upon the occurrence of such an event or action, Mittal Steel may withdraw the Offer, subject to the prior consent of the competent supervisory authorities (insofar as required by applicable law).

Shareholder Approval of New Securities

The Offer is subject to the condition that if New Securities are issued after February 6, 2006, they must be issued or specifically authorized by the shareholders’ meeting of Arcelor after February 6, 2006 (in the manner required for amendment of the Articles of Association), except for (i) shares issued upon conversion of existing Convertible Bonds or upon exercise of the subscription options and exchange rights referred to in “—Terms and Conditions of the Offer—Offer Scope and Consideration—Securities Covered by the Offer” above, and (ii) securities issued in the ordinary course pursuant to management or employee incentive schemes in effect on February 6, 2006. Any failure of this condition of shareholder approval will entitle Mittal Steel to withdraw the Offer. Unless the Offer is withdrawn, it will be extended to the New Securities, possibly after amendment of its terms in accordance with “—Terms and Conditions of the Offer—Offer Scope and Consideration—Securities Covered by the Offer” above.

As described in “—Offer Scope and Consideration” above, Mittal Steel may also withdraw the Offer, subject to the prior consent of the supervisory authorities (insofar as required by applicable law) in the event that the shareholders’ meeting of Arcelor were, during the Offer period, to decide to issue New Securities prior to the settlement date of the Offer.

Consequences of Failure to Meet Conditions

The three conditions listed above are for the exclusive benefit of Mittal Steel, which reserves the right to maintain the Offer, even if one or more of the conditions are not satisfied. Mittal Steel’s decisions in respect of the above will be announced as follows:

(i)	the decision to invoke or waive the condition set forth in “—Minimum Tender Condition”: in Mittal Steel’s press release publishing the results of the Offer;

(ii)	any decision to withdraw the Offer for failure of one of the conditions set forth in “—Events or Actions that Alter Arcelor’s Substance” and “—Shareholder Approval of New Securities” above: as soon as possible after the occurrence of the relevant event or action and in any event no later than the scheduled settlement date of the Offer.

If the Offer lapses or is not successful because any of the conditions precedent are not met, Mittal Steel reserves the right to commence a new offer in accordance with applicable law and regulations, or not to commence a new offer, at its discretion. If the Offer is withdrawn, lapses or is unsuccessful for whatever reason, the Arcelor shares and the Convertible Bonds tendered in the Offer will be promptly returned to their holders, without any indemnity, interest nor any other payment being due.

Grounds for Withdrawing the Offer

In addition to the provisions of “Conditions Precedent to the Offer—Events or Actions that Alter Arcelor’s Substance” and “—Shareholder Approval of New Securities,” and in accordance with applicable law and regulation, Mittal Steel reserves the right to withdraw the Offer within five trading days following the date of the publication of the offer document of a competing or higher offer for Arcelor. If Mittal Steel withdraws the Offer, Arcelor shares and Convertible Bonds tendered to the Offer shall be returned to their holders, without any indemnity, interest or any other payment being made.

Expiration Date; Subsequent Offering Period

The acceptance period for the Offer will expire on the later of (i) the 35th Business Day following the opening of the acceptance period, i.e., on [•] 2006, or (ii) at midnight (continental European time) on the fifth Business Day following the date on which all regulatory clearances required for Mittal Steel to be allowed to take title to the Arcelor shares have been obtained or relevant waiting periods have expired.

If, through the Offer, on a combined basis, Mittal Steel acquires at least two-thirds of Arcelor’s total share capital and voting rights, or more than 50% if there is a concurrent competing bid for the Arcelor securities, Mittal Steel may elect, subject to applicable law and regulations, to provide a subsequent offering period of at least ten trading days. If Mittal Steel so elects, it will offer the same consideration as that offered during the initial offer period and will promptly accept all securities tendered during that subsequent offer period. The same pro-ration and allocation procedure will apply to that subsequent offer period as that set out herein for the initial offer period, so as to ensure that in the aggregate 75% of the Offer consideration consists of New Mittal Steel Shares and 25% of the Offer consideration consists of cash, as adjusted, as the case may be, following the adjustment procedures set out under “—Terms and Conditions of the Offer—Offer Scope and Consideration—Offer for Arcelor Shares—Tenders in Primary Offers or Secondary Offers” above.

In the event that Mittal Steel acquires at least 90% of Arcelor’s shares, Mittal Steel will reopen the Offer for a subsequent offering period of at least 15 Business Days. In this case, the consideration offered will be the same as that offered during the initial offer period as mentioned above.

In the event that Mittal Steel were to improve the terms of this Offer in an increased bid, Arcelor securityholders who had previously tendered their securities in the Offer would automatically benefit from such increase.

Withdrawal Rights

Holders of Arcelor shares and Convertible Bonds may revoke their orders and withdraw Arcelor securities tendered in the Offer at any time until the last day of the acceptance period.

In particular, if, during the period of the Offer, a competing bid or an increased competing bid for Arcelor is approved by the competent authorities, tenders of Arcelor securities may be revoked by Arcelor securityholders who had previously tendered their securities. By exception, in Belgium and France, tenders would be automatically cancelled in the event of a competing bid.

In addition, if any of the publications mentioned in (i), (ii) or (iii) below occurs less than ten Business Days prior to the end of the acceptance period, the latter shall be extended to end ten Business Days after such publication in order to allow Arcelor securityholders to revoke their tenders during this ten Business Day-period:

(i)	If a supplement to this prospectus is published;

(ii)	if the consideration offered for the Arcelor Shares is adjusted pursuant to “—Terms and Conditions of the Offer—Offer Scope and Consideration—Offer for Arcelor Shares—Primary Mixed Cash and Exchange Offer” or “—Secondary Cash and Exchange Offers” above; and/or

(iii)	If Arcelor issues New Securities and Mittal Steel extends the Offer to the New Securities after amending the terms of the Offer in accordance with “—Terms and Conditions of the Offer—Offer Scope and Consideration—Securities Covered by the Offer” and “Conditions Precedent to the Offer—Events or Actions that Alter Arcelor’s Substance.”

Procedures for Tendering Arcelor Securities

The following are the procedures to tender your Arcelor shares, Convertible Bonds or Arcelor ADSs. The tender materials described below provide for the election of New Mittal Steel Shares, cash or a combination of New Mittal Steel Shares and cash in exchange for tendered Arcelor shares and Arcelor ADSs in accordance with the terms of the Offer. If you validly tender Arcelor shares or Arcelor ADSs but fail to make an election, you will be deemed to have elected to receive the consideration offered in the primary mixed cash and exchange offer with respect to such Arcelor shares or Arcelor ADSs. See “—Terms and Conditions of the Offer.”

Procedures for Tendering Arcelor Shares and Convertible Bonds

Arcelor Shares and Convertible Bonds held through U.S. Custodians. If you hold your Arcelor shares or Convertible Bonds through a U.S. Custodian, you should not complete the letter of transmittal. Instead, your U.S. custodian should deliver to you an acceptance form for the Offer or a separate form prepared directly by the U.S. Custodian. If you have not yet received instructions from your U.S. custodian, please contact your U.S. custodian directly.

Arcelor Shares and Convertible Bonds held through European Financial Intermediaries. If your Arcelor shares or Convertible Bonds are held through a European financial intermediary, you should not complete the letter of transmittal. Instead, you should request the financial intermediary to deliver an acceptance form to you. In order to accept the Offer, you must complete the acceptance form and deliver it to your financial intermediary before the end of the acceptance period. The financial intermediaries will be required to notify the relevant local centralizing agent (a “Centralizing Agent”). Shareholders directly registered in the Arcelor share register must notify the Global Centralizing Agent (as defined below) of their decision to tender their Arcelor shares to the Offer.

Except otherwise provided by applicable law, if the legal ownership of the Arcelor shares or the Convertible Bonds tendered is separated from the beneficial ownership, the legal owner and the beneficial owner must jointly sign the acceptance form.

The following centralization procedures will apply:

•	for Arcelor shares and Convertible Bonds held through a direct participant of Clearstream Luxembourg or Euroclear Bank, each of the financial intermediaries that is a member of Clearstream Luxembourg and Euroclear Bank and has received one or more orders must submit them to the Luxembourg Centralizing Agent;

•	for Arcelor shares and Convertible Bonds held through a direct participant of Euroclear France, each of the financial intermediaries that is a member of Euroclear France and has received one or more orders must submit them to the French Centralizing Agent;

•	for Arcelor shares and Convertible Bonds held through a direct participant of Iberclear, each of the financial intermediaries that is a member of Iberclear and has received one or more orders must submit them to the Spanish Centralizing Agent;

•	for Arcelor shares and Convertible Bonds held through a direct participant of Euroclear Belgium, each of the financial intermediaries that is a member of Euroclear Belgium and has received one or more orders must submit them to the Belgian Centralizing Agent.

All orders will be centralized by the Global Centralizing Agent.

Upon the settlement of the Offer, the New Mittal Steel Shares will be delivered to, and the cash consideration will be paid to, holders of Arcelor shares or of Convertible Bonds in exchange for their Arcelor shares or Convertible Bonds, as the case may be, as follows:

•	The New Mittal Steel Shares will be delivered to and the cash consideration will be paid to the common depositaries of Clearstream Luxembourg and Euroclear Bank which will then credit their members’ accounts, which members will make the appropriate credits to the accounts of the relevant Arcelor securityholders; by exception, in Spain, the New Mittal Steel Shares will be delivered to and the cash consideration will be paid to the Spanish Centralizing Agent, which will register the New Mittal Steel Shares with Iberclear, the latter will then credit its member’s accounts with the New Mittal Steel Shares and cash consideration, which members will then make the appropriate credits to the accounts of the relevant Arcelor securityholders;

•	If a shareholder tendering his or her Arcelor shares is registered directly in Arcelor’s shareholders’ register, the New Mittal Steel Shares to be delivered to said shareholder shall be directly registered in his or her name in Mittal Steel shareholders’ register (and the cash consideration paid to the bank accounts notified by such shareholders to the Global Centralizing Agent).

The Global Centralizing Agent and the Centralizing Agents are:

(i)	[•] (the “Global Centralizing Agent”);

(ii)	Luxembourg: [•] (the “Luxembourg Centralizing Agent”);

(iii)	France: [•] (the “French Centralizing Agent”);

(iv)	Belgium: [•] (the “Belgian Centralizing Agent”);

(v)	Spain: [•] (the “Spanish Centralizing Agent”).

Procedures for Tendering Arcelor ADSs

Arcelor ADS Certificates. If you hold Arcelor ADS certificates, you may tender your Arcelor ADSs by delivering prior to the expiration date the following materials to the exchange agent at its address set forth on the back cover of this prospectus:

•	your Arcelor ADS certificates;

•	a properly completed and duly executed letter of transmittal, or a manually signed facsimile copy, with any required Medallion signature guarantees; and

•	any other documents required by the letter of transmittal, including instructions to The Bank of New York, the exchange agent for the Arcelor ADSs, to tender the Arcelor shares underlying the tendered Arcelor ADSs as part of the Global centralizing procedures within five Business Days after the expiration of the offer period.

Arcelor ADSs in Book-Entry Form. If you hold your Arcelor ADSs in book-entry form, you may tender your Arcelor ADSs following the procedure for book-entry transfer described below. If you tender your Arcelor ADSs in this way, you must deliver prior to the expiration date the following materials to the exchange agent at its address set forth on the back cover of this prospectus:

•	a timely confirmation of a book-entry transfer (a “book-entry confirmation”) of such Arcelor ADSs into the exchange agent’s account at the Depository Trust Corporation, or DTC, pursuant to the procedures described below;

•	a properly completed and duly executed letter of transmittal, or a manually signed facsimile copy, with any required Medallion signature guarantees, or an agent’s message (as defined below); and

•	any other documents required by the letter of transmittal, including instructions to The Bank of New York, the exchange agent for the Arcelor ADSs, to tender the Arcelor Shares underlying the tendered Arcelor ADSs as part of the Global centralizing procedures within five Business Days after the expiration of the offer period.

The exchange agent will establish an account with respect to Arcelor ADSs at DTC for purposes of the Offer within two Business Days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Arcelor ADSs by causing DTC to transfer such Arcelor ADSs into the exchange agent’s account in accordance with DTC’s procedure for the transfer. You must deliver prior to the expiration date to the exchange agent at one of its addresses set forth on the back cover of this prospectus (1) the appropriate letter of transmittal, or a manually signed facsimile copy thereof, properly completed and duly executed, together with any required Medallion signature guarantees, or (2) an agent’s message in lieu of the letter of transmittal, and any other required documents. An “agent’s message” is a message transmitted by DTC to, and received by, the exchange agent as part of a book-entry confirmation. The book-entry confirmation states that DTC has received an express acknowledgment from the DTC participant tendering the Arcelor ADSs that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

If you are unable to comply with these procedures for book-entry transfer on a timely basis, you must comply with the notice of guaranteed delivery procedure described below. See “—Guaranteed Delivery.” Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other “eligible institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “eligible institution”). Medallion Signature guarantees are not required in cases in which Arcelor ADSs are tendered:

•	by a registered holder of Arcelor ADSs who has not completed either the box entitled “Special Registration Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

Arcelor ADSs Held in “Street Name.” If you hold Arcelor ADSs in “street name” through your broker, bank or custodian, you should contact your broker, bank or custodian to discuss the appropriate procedures for tendering.

Arcelor ADS Certificates Registered in Another Name. If an Arcelor ADS certificate is registered in the name of a person other than the signatory of the letter of transmittal, the certificate representing this security must be endorsed or accompanied by appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the Arcelor ADS certificate, with the signature(s) on the certificates or stock powers Medallion guaranteed as described above.

Guaranteed Delivery. If you desire to tender Arcelor ADSs pursuant to the Offer and your Arcelor ADS certificates are not immediately available or you cannot deliver such certificates and all other required documents to the exchange agent prior to the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you may nevertheless tender such Arcelor securities provided that all of the following conditions are satisfied:

•	the tender is made by or through an eligible institution;

•	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the agent as provided below on or prior to the expiration date; and

•	the certificates for your tendered Arcelor securities or a confirmation of a book-entry transfer of Arcelor securities into the exchange agent’s account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed transmittal letter or a manually executed facsimile copy, with any required Medallion signature guarantee or, in the case of a book-entry transfer, an agent’s message and all other documents required the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile transmission to the exchange agent. The notice of guaranteed delivery must in all cases include a Medallion guarantee by an eligible institution in the form set forth in such notice. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Determination of Validity

Mittal Steel reserves the right to waive any defects or irregularity in the tender of any securities of any particular holder.

In tendering Arcelor securities, each holder will be deemed to represent and warrant that it has full power and authority to tender, sell, assign and transfer its Arcelor securities (and any distributions) and that it tenders good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claim. None of Mittal Steel, the exchange agent, the information agent, the dealer-managers or any other person will be under any duty to give notification of any defects or irregularities in the tender of any securities, or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer will be final and binding on the holders of Arcelor securities.

Acceptance and Return of Arcelor Securities

In the event that the Offer is not withdrawn or does not lapse, Mittal Steel will be deemed to have accepted Arcelor Securities validly tendered on the expiration date of the acceptance period, as set forth in the final results of the Offer published in Luxembourg in [•] by [•], in Belgium in [•] by or on behalf of Mittal Steel and in Spain in the Listing Bulletins (Boletines de Cotizacion) of the Spanish Stock Exchanges. The final results of the Offer will also be published in a press release that will be filed with the SEC and posted on Mittal Steel’s website. Title to the Arcelor shares and/or Convertible Bonds shall pass to Mittal Steel at the settlement date.

Subject to the terms and conditions of the Offer, the Offer consideration (i.e., New Mittal Steel Shares and/or cash) will be transferred to the account of the financial intermediaries that tendered the Arcelor securities. No interest shall be paid on the Offer consideration in the event of any reasonable delay in payment thereof.

In case any Arcelor securities tendered in accordance with the instructions set forth in the offer materials are not accepted for exchange pursuant to the terms and conditions of this offer, we will cause those Arcelor securities to be returned in accordance with the procedures outlined in such materials.

Delivery of New Mittal Steel Shares and Cash

In the event the Offer is not withdrawn or does not lapse, the Global Centralizing Agent will deliver New Mittal Steel Shares and cash (as described in “—Procedures for Tendering Arcelor Securities” above) to tendering holders of Arcelor securities promptly following the publication of the final results of the Offer in the manner described above. The results of the Offer should be published approximately [•] Business Days following the expiration of the acceptance period of the Offer. If the Offer is consummated, the final settlement date for the Offer is currently expected to be within approximately [•] Business Days following the acceptance period of the Offer in accordance with applicable practice.

Source and Amount of Funds

In accordance with Article 3, 2° of the Belgian Royal Decree of November 8, 1989, relating to takeover bids and to the change of control of companies, and with Article 11 of the Spanish Royal Decree 1197/1991 of July 26 on the Regulation of Takeover Bids, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (also known as Rabobank), acting through its Belgian and Spanish Branches, has irrevocably and unconditionally guaranteed the cash component of the Offer to be paid to shareholders tendering their shares in Belgium and Spain, up to an amount of €4.875 billion.

On January 30, 2006, Mittal Steel entered into a new €5 billion (approximately $6 billion) credit agreement (as amended and restated on February 3, 2006 and February 17, 2006) with Goldman Sachs Credit Partners L.P., as Facility Agent (the “Acquisition Financing Agreement”), and Goldman Sachs International, Citigroup Global Markets Limited, Société Générale Corporate & Investment Banking, Commerzbank Aktiengesellschaft, Credit Suisse (an affiliate of Credit Suisse Securities (USA) LLC)) and HSBC Bank PLC, as mandated lead arrangers.

The Acquisition Financing Agreement is unsecured and makes available an acquisition finance facility of up to €5 billion (approximately $6 billion) to finance the cash portion of the Offer (or in accordance with the terms of the Acquisition Financing Agreement, to cash collateralize the indemnity obligations of Mittal Steel to Rabobank as guarantor of the cash component of the Offer in an amount up to €4.875 billion) and the transaction costs relating thereto. This facility has a “certain funds” clause that allows Mittal Steel to draw down the funds subject only to essentially documentary conditions that have already been satisfied or are within Mittal Steel’s control. The portion of the facility that is not used for the cash portion of the Offer (or for cash collateral) and related costs can be used to refinance existing indebtedness of Arcelor.

The Acquisition Financing Agreement comprises three term facilities of equal amount, being a one-year term facility, which can be extended by one year, a three-year term facility and a five-year term facility. Interest is payable at EURIBOR or LIBOR plus a margin, based on a rating grid. Assuming the Offer is successful and Mittal Steel draws down on these facilities, Mittal Steel will have interest payments to make at the end of each interest period, as well as significant principal repayments to make at the end of year one (unless the one-year term facility is extended for a second year), year three and year five. Such interest and principal repayments will be made out of existing resources, cash flow and/ or refinancing of the facilities. Arcelor is not assuming any debt incurred by Mittal Steel to finance the Offer or guaranteeing the financing of the Offer, and there is no covenant that would require Arcelor to become a guarantor of the debt incurred pursuant to the Acquisition Financing Agreement. Upstream dividends from Arcelor may be used following completion of a successful Offer as part of the debt servicing cash flow.

The terms and conditions of the Acquisition Financing Agreement are customary for this type of facility. For example, it includes negative covenants, subject to exceptions, which restrict Mittal Steel’s ability to carry out certain transactions, such as: the creation by the Mittal Steel group of security interests on its assets; the disposal by any member of the Mittal Steel group of all or any part of its assets, subject to certain exceptions that include the contemplated sale of shares of Dofasco to ThyssenKrupp; the incurrence by Mittal Steel subsidiaries of financial indebtedness above a certain amount; and the merger, demerger or amalgamation of certain members of the Mittal Steel group that are obligors under the agreement, other than with another member of the Mittal Steel group or where the surviving entity is bound by the obligations of the Acquisition Financing Agreement. The Acquisition Financing Agreement also includes customary financial and other covenants.

Concurrently with the Acquisition Financing Agreement, Mittal Steel entered into a €3 billion (approximately $3.6 billion) credit agreement with Goldman Sachs Credit Partners L.P., as Facility Agent (as amended, the “Refinancing Agreement”), and Goldman Sachs International, Citigroup Global Markets Limited, Société Générale Corporate & Investment Banking, Commerzbank Aktiengesellschaft, Credit Suisse (an affiliate of Credit Suisse Securities (USA) LLC) and HSBC Bank PLC as mandated lead arrangers.

The purpose of the Refinancing Agreement is to refinance the amounts outstanding under the 2005 Bridge Finance Facility. One of the terms of the 2005 Bridge Finance Facility is that if Mittal Steel enters into a new loan such as the Acquisition Financing Agreement, the proceeds of such loan must be used to refinance the 2005 Bridge Finance Facility. As a result, the €3 billion (approximately $3.6 billion) available under the Refinancing Agreement must be drawn first to repay the 2005 Bridge Finance Facility, before any amounts are drawn on the Acquisition Financing Agreement. After repayment of the bridge facility, Mittal Steel may also utilize the facilities under the Refinancing Agreement to refinance existing indebtedness of Arcelor or for Mittal Steel’s general corporate purposes.

The Refinancing Agreement contains three facilities of equal amount with maturities that are similar to those of the Acquisition Financing Agreement. Interest is also payable at EURIBOR or LIBOR plus a margin. The terms and conditions of the Refinancing Agreement are customary for that type of facility and in many respects identical to those of the Acquisition Financing Agreement set out above, but for the Offer-related covenants.

As noted above, upon completion of the Offer, Brazilian law will require Mittal Steel to offer to purchase all of the outstanding voting shares of Arcelor’s two Brazilian subsidiaries, Arcelor Brasil and Acesita. The financing for these Brazilian mandatory offers has no effect on the financing of the Offer. Such mandatory offers will be financed out of existing resources, cash flow, proceeds of new financings and, possibly, equity or a combination of the foregoing.

Fees and Expenses

Except as set forth below, Mittal Steel will not pay any fees or commissions to any broker or other person soliciting tenders of Arcelor securities pursuant to the Offer.

Mittal Steel will pay the brokerage fees and related value added taxes incurred by Arcelor securityholders tendering into the Offer, up to a limit of [0.3]% of the value of each Arcelor security tendered, and subject to a maximum amount of €[45] per account. Arcelor securityholders will not be reimbursed for any brokerage fees in the event that the Offer is withdrawn, lapses or is unsuccessful for whatever reason.

Financial intermediaries will be paid a fee, net of tax, of €[0.2] per Arcelor share tendered into the Offer, up to a maximum amount of €[45] per account. This fee will not be paid in the event that the Offer is withdrawn, lapses or is unsuccessful for whatever reason.

Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and SG Americas Securities, LLC are acting as dealer-managers solely in the United States in connection with the Offer and they or certain of their affiliates have provided certain financial advisory services to Mittal Steel in connection with the transactions. Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc. and SG Americas Securities, LLC and certain of their affiliates will receive reasonable and customary compensation for their services as financial advisors and dealer-managers. We will indemnify the financial advisors and their affiliates against specified liabilities and expenses in connection with the Offer, including liabilities under the U.S. federal securities laws.

We have also retained D.F. King & Co., Inc. to act as information agent in connection with the Offer. The information agent may contact holders of Arcelor securities by mail, telephone, telex, fax, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward these Offer materials to owners of Arcelor securities. The information agent will receive reasonable and customary fees for these services, plus reimbursement of out-of-pocket expenses.

We have retained The Bank of New York to act as exchange agent in connection with the Offer. We will pay the exchange agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses. We will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding material to their customers.

We will indemnify the information agent and the exchange agent against certain liabilities and expenses in connection with the Offer, including liabilities under the U.S. federal securities laws.

Indemnification for liabilities under the U.S. federal securities laws may be unenforceable as against public policy.

Listing of Mittal Steel Shares

Mittal Steel’s shares are currently listed on the Euronext Amsterdam and the NYSE. Subject to the successful completion of the Offer, Mittal Steel will apply to list its class A common shares on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange, and the Spanish Stock Exchanges, in addition to its current listings on Euronext Amsterdam and the NYSE.

Compulsory Acquisition

If, as a result of the Offer, there is no longer an active trading market for the Arcelor shares and Convertible Bonds, these securities may no longer meet the requirements for continued listing of the security exchanges on which they are listed. To the extent permitted under applicable law and stock exchange regulations, Mittal Steel may petition to cause the delisting of the Arcelor shares and Convertible Bonds on such exchanges where they are admitted to trading. Any such petition for delisting would be subject to the approval of such exchanges. Furthermore subject to the completion of the Offer, Mittal Steel intends to cause Arcelor to terminate its deposit agreement with respect to the Arcelor ADSs.

If Mittal Steel acquires sufficient Arcelor shares in the Offer to cause the delisting of the Arcelor shares, then, pursuant to the terms of the Convertible Bonds, the holders of the Convertible Bonds may require Arcelor to redeem the Convertible Bonds for a make-whole payment. In addition, if less than

10% of the number of issued Convertible Bonds remains outstanding following the consummation of the Offer, Mittal Steel may cause Arcelor to redeem the Convertible Bonds at a redemption price determined pursuant to the terms of the Convertible Bonds (such redemption price would equal an amount that would provide the holder of an Arcelor Convertible Bond with a return equal to the principal amount of the Arcelor Convertible Bond plus interest to the date of actual redemption). This redemption price may be lower than the consideration offered to holders of the Convertible Bonds in the Offer.

Mittal Steel intends to acquire all of Arcelor’s outstanding shares through the Offer. Should any shares remain outstanding after completion of the Offer, Mittal Steel will consider possible options to attain ownership of all of Arcelor’s share capital, including through any available compulsory buy-out procedure, merger or other corporate reorganization. While no such compulsory buy-out procedure is currently available under Luxembourg law, it is expected to become available upon the implementation of Directive 2004/25/CE on Takeover Bids.

Treatment of Arcelor Stock Options and Arcelor Employee Shareholding Plan

Mittal Steel has not had access to important information relating to Arcelor’s stock option plans and employee shareholding plans, if any, including the terms of these plans. If the Offer is consummated, Mittal Steel will determine the treatment of stock options (including Arcelor stock subscription options and Usinor stock subscription options whose beneficiaries are entitled to exchange their Usinor shares for Arcelor shares) and of Arcelor shares held in any Arcelor employee shareholding plan, in each case in accordance with the terms of these plans, that could not be tendered in the Offer.

Comparison of the Rights of Arcelor Shareholders and Mittal Steel Shareholders

You will receive Mittal Steel class A common shares if you tender your Arcelor securities in the Offer. There are numerous differences between the rights of a shareholder in Arcelor, a Luxembourg société anonyme, and the rights of a shareholder in Mittal Steel, a Dutch naamloze vennootschap. We urge you to review the discussion under “Comparison of Rights of Shareholders under Luxembourg and Dutch Law” for a summary of these differences.

Accounting Treatment

The acquisition of the Arcelor securities will be accounted for by Mittal Steel using the purchase method under U.S. GAAP. Under the purchase method, the cost of the purchase will be based on the cash paid to Arcelor securityholders, the market value of the New Mittal Steel Shares issued to Arcelor securityholders, fair value of any stock options of Arcelor replaced with stock options of Mittal Steel and the direct transaction costs. In Mittal Steel’s consolidated financial statements, the cost of the purchase will be allocated to the Arcelor assets acquired and liabilities assumed, based on their estimated fair values at the acquisition date, with any excess of the cost over the amounts allocated being recognized as goodwill. This method may result in the carrying value of assets, including goodwill, acquired from Arcelor being substantially different from the former carrying values of those assets.

Documentation

The Offer constitutes a single offer that is made using two separate offer documents: this prospectus for the use of all holders of Arcelor securities resident in the United States, and the European offer document (consisting of an offer document and a share offering prospectus) for the use of holders of Arcelor securities who are not U.S. persons or not resident in the United States.

This prospectus may not be sent into any jurisdiction where the sending of such documents is prohibited by applicable law.

Position of Arcelor

On January 29, 2006, Arcelor’s supervisory board rejected the Offer. Under applicable United States federal securities laws, Arcelor is required, no later than ten Business Days following commencement of the Offer in the United States, to publish, send or give its securityholders a statement disclosing whether Arcelor recommends acceptance or rejection of the Offer, expresses no opinion towards the Offer, or is unable to take a position with respect to the Offer. The statement must also include the reasons for the position disclosed therein with respect to the Offer.

Financial Analysis of the Offer

Under the law and regulations applicable to the Offer made in various European jurisdictions, the Offer document must include a description of the financial terms of the Offer using a multi-criteria analysis. Since this analysis has been made available to those holders of Arcelor securities eligible to participate in the Offer made in the various European jurisdictions in the European Offer document, the analysis is included in this prospectus. The analysis was performed solely in connection with the preparation of the European Offer document and was not prepared with a view towards disclosure in a U.S.-style document. This analysis was not relied on in any way by Mittal Steel in connection with establishing the consideration in the Offer.

Ordinary Shares of Arcelor

Basis for Assessing the Offer Value

Unless stated otherwise, the financial figures have been derived from the consolidated accounts of Arcelor for the 12 months ended December 31 2004, the nine and three months ended September 30, 2005, and twelve months ended December 31, 2005 as posted on Arcelor’s web-site. The following analyses have been prepared exclusively based on public information. We have not had access to Arcelor’s books, records or any other non-public information or its management team.

The number of Arcelor shares outstanding as at September 30, 2005 has been estimated from information contained in Arcelor’s 2005 third quarter report and is based on 639,774,327 shares issued and an average number of treasury shares of 25,561,531 during the period from June 30, 2005 to September 30, 2005.

Arcelor shares are listed on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and on the Spanish Stock Exchanges. Arcelor also has an unlisted ADR program in the United States. The market for the shares of Arcelor is liquid with average daily traded volume over the 12 months prior to the announcement of the Offer estimated at 5.1 million shares, which represents an estimated 0.8% of the fully diluted share capital of Arcelor. Arcelor regularly reports to the market with regards to its financial performance, prospects and other developments and is frequently covered in reports of financial analysts. Therefore the share price can be assumed to reflect the publicly available information and be considered as a relevant valuation benchmark.

The closing price per Arcelor share on Euronext Paris on January 26, 2006, being the last trading day prior to the announcement of the Offer, was €22.22 (the “Arcelor Reference Share Price”). The closing price per Mittal Steel class A common share on the NYSE on January 26, 2006 was $32.30 (equivalent to €26.45 per share at an exchange rate of $1.2214 per €1).

Value of the Primary Offer

Under the terms of the Primary Offer, Arcelor shareholders will receive €35.25 cash and 4 New Mittal Steel Shares (subject to possible adjustments concerning the amount of cash and the number of shares offered as further described in “—Terms and Conditions of the Offer—Offer Scope and Consideration—Offer for Arcelor Securities”) for every 5 Arcelor shares held.

Based on the Mittal Steel Reference Price and the terms of the Primary Offer:

•	the implied value of Arcelor shares is €28.21 (4/5x €26.45 + €7.05) and therefore consistent with the price of the secondary cash offer of €28.21 per share;

•	the implied exchange ratio is 1.067 ((4/5x €26.45 + €7.05)/€26.45) and therefore consistent with the price of the secondary exchange offer of 1.067 (16/15).

The terms of the Primary Offer have been analyzed on the basis of the assessment of the secondary cash offer and the secondary exchange offer, which are set out below.

In addition, the following table sets out the value per Arcelor share implied by the Primary Offer and related premia, based on historic share prices of both Arcelor and Mittal Steel.

Period	Share Price Arcelor(8) (€)	Share Price Mittal Steel(9) (€)	Implied offer value (€)	Implied premium (%)
Last Trading Day Prior to the announcement	22.22	26.45	28.21	26.9%
5-Day Weighted Average(1)	21.59	25.16	27.18	25.9%
1-Month Weighted Average(2)	21.53	23.99	26.24	21.9%
3-Month Weighted Average(3)	20.70	23.03	25.48	23.1%
6-Month Weighted Average(4)	19.52	22.85	25.33	29.8%
12-Month Weighted Average(5)	18.18	22.80	25.29	39.1%
12-Month High(6)	22.22	32.32	32.90	48.1%
12-Month Low(7)	15.12	18.41	21.78	44.0%

Notes:	Source: Bloomberg

(1)	January 20, 2006 to January 26, 2006 (inclusive)
(2)	December 26, 2005 to January 26, 2006 (inclusive)
(3)	October 26, 2005 to January 26, 2006 (inclusive)
(4)	July 26, 2005 to January 26, 2006 (inclusive)
(5)	January 26, 2005 to January 26, 2006 (inclusive)
(6)	January 26, 2006 for Arcelor and February 25, 2005 for Mittal Steel
(7)	May 15, 2005 for Arcelor and June 24, 2005 for Mittal Steel
(8)	Based on Arcelor listing on Euronext Paris
(9)	Based on Mittal Steel listing on the NYSE, converted into euros by the average $/€ exchange rate for the relevant period

Between the date of announcement of the Offer (January 27, 2006) and March 10, 2006, the Mittal Steel share price decreased by 1.6% on the NYSE and increased by 0.6% on Euronext Amsterdam. In comparison, within the same period, the S&P 500 index decreased by 0.2% and the AEX index increased by 2.0%.

Between the date of announcement of the Offer (January 27, 2006) and March 10, 2006, the Arcelor share price increased by 11.2% on Euronext Brussels, by 11.1% on Euronext Paris, by 8.9% on the Luxembourg Stock Exchange, and 10.6% on the Spanish Stock Exchanges. In comparison, within the same period, the CAC 40 index increased by 2.3%, the Bel 20 by 3.8%, the LuxX by 0.6% and the IBEX35 by 6.8%.

Between the date of announcement of the Offer (January 27, 2006) and March 10, 2006, the average daily traded volume, measured in number of shares, increased by 387% on Euronext Brussels, 231% on Euronext Paris, 95.8% on Luxembourg Stock Exchange, and 138% on the Spanish Stock Exchanges compared to average daily traded volume, measured in number of shares, over the period 12 months prior to the date of announcement of the Offer (January 27, 2006).

Value of the Secondary Cash Offer

The value of the secondary cash offer of €28.21 represents a premium of 26.9% over the Arcelor Reference Share Price. The secondary cash offer can be assessed based on the following criteria:

Trading Prices

The table below summarizes the premium levels determined on the basis of the difference between trading prices of Arcelor on Euronext Paris before the announcement of the Offer and the value of the secondary cash offer.

	Arcelor Share Price (€)	Implied Premium to Offer Value of €28.21
Last trading day prior to the announcement	22.22	26.9%
5-Day weighted average (1)	21.59	30.6%
1-Month weighted average (2)	21.53	31.0%
3-Month weighted average (3)	20.70	36.2%
6-Month weighted average (4)	19.52	44.5%
12-Month weighted average (5)	18.18	55.2%
Last 12 months’ high (6)	22.22	26.9%
Last 12 months’ low (7)	15.12	86.5%

Source: Datastream – Euronext Paris

Notes:

(1)	January 20, 2006 to January 26, 2006 (inclusive)
(2)	December 26, 2005 to January 26, 2006 (inclusive)
(3)	October 26, 2005 to January 26, 2006 (inclusive)
(4)	July 26, 2005 to January 26, 2006 (inclusive)
(5)	January 26, 2005 to January 26, 2006 (inclusive)
(6)	January 26, 2006
(7)	May 15, 2005

The table below summarizes (for the period indicated) the Arcelor average share price weighted by daily volumes on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and the Spanish Stock Exchanges before the announcement of the Offer:

	Euronext Paris	Luxembourg Stock Exchange	Spanish Stock Exchanges	Euronext Brussels
5-Day Weighted Average (1)	21.59	21.65	21.54	21.66
1-Month Weighted Average (2)	21.53	21.59	21.48	21.69
3-Month Weighted Average (3)	20.70	20.98	20.75	20.88
6-Month Weighted Average (4)	19.52	19.98	19.55	19.75
12-Month Weighted Average (5)	18.18	18.29	17.94	18.46
Last 12 Months’ High (6)	22.22	22.10	22.28	22.28
Last 12 Months’ Low (7)	15.12	15.06	15.11	15.07

Notes:

(1)	January 20, 2006 to January 26, 2006 (inclusive)

(2)	December 26, 2005 to January 26, 2006 (inclusive)
(3)	October 26, 2005 to January 26, 2006 (inclusive)
(4)	July 26, 2005 to January 26, 2006 (inclusive)
(5)	January 26, 2005 to January 26, 2006 (inclusive)
(6)	January 26, 2006
(7)	May 15, 2005

Consolidated Net Asset Value

The net asset value per share of Arcelor as of September 30, 2005 was approximately €22.20 (based on consolidated shareholders’ equity of €13,635 million, issued number of shares of 639.8 million and approximately 25.6 million treasury shares). On this basis, the Offer Value of €28.21 per Arcelor share represents a premium of 27.1% over the net asset value.

As of December 31, 2005, Arcelor net asset value per share was approximately €24.60 (based on consolidated shareholders’ equity of €15,109 million, 639.8 million issued shares and approximately 25.6 million treasury shares). On this basis, the Offer Value of €28.21 per Arcelor share represents a premium of 14.8% over the net asset value.

Comparison of Listed Companies

Valuations of listed companies in the steel industry are frequently compared on the basis of enterprise value to EBITDA (“EV/EBITDA”) and Price to Earnings per Share (“P/E”) multiples. EBITDA is defined as operating profit before depreciation and amortization. Enterprise value corresponds to the aggregate of the equity market capitalization, net indebtedness and minority interests. Investments in associates and other financial assets are excluded from enterprise value as the income associated with these assets is generally not included in EBITDA. Unfunded or under-funded pension obligations are often treated as quasi debt. If net debt is adjusted for such pension obligations, if any, then EBITDA is typically also adjusted for pension expenses for the purpose of calculating comparable multiples. There is no generally accepted convention for these adjustments and market practice differs.

Arcelor is the second largest steel company in the world in terms of production capacity (Source: Metal Bulletin April 2005). The majority of Arcelor’s operations are in Western Europe, which is a mature, developed steel market. The companies selected as comparable companies for the purpose of this analysis are all steel companies of significant size which operate in Western Europe and other developed countries such as the United States. In addition, Arcelor Brazil has been included to reflect the Brazilian exposure of Arcelor.

In general, investors typically base investment decisions on future profitability, not on historical financial results. Historical financial results are typically not regarded as a reliable indicator of future performance due to the cyclicality of the industry. In addition, historic financial results are often affected by non-recurring elements. Analyses of the relative valuations of companies are therefore frequently based on expectations of the future financial performance of the companies involved. In the steel industry, 2006 and 2007 are currently regarded as the most relevant periods.

The table below summarizes the EV/EBITDA and P/E multiples for a sample of steel producers based on consensus EBITDA and EPS estimates derived from IBES (Institutional Brokers’ Estimate System) and adjusted to reflect a December 31 year end.

				Multiple of estimated EBITDA (1)		Multiple of estimated EPS (1)
	Share Price on January 26, 2006 (€)	Fully Diluted Equity Market Capitalization (billions of €)	Enterprise Value (1) (billions of €)	2006	2007	2006	2007	2006 estimated EBITDA Margin (1)	2004 EV/ Production(2)
Arcelor Brasil	10.50	7	7	4.3	3.8	7.4	6.6	34.7%	797
Corus	0.91	4	5	3.9	3.8	9.6	9.4	9.5%	276
Mittal Steel	26.45	19	26	5.1	4.7	6.9	6.2	19.1%	395
Posco	173.83	15	13	3.2	2.8	5.9	5.4	19.6%	431
Voest-Alpine	89.50	4	5	4.5	4.7	8.2	9.1	16.2%	804
US Steel	45.89	6	7	4.9	5.2	10.5	11.8	13.4%	360
Median				4	4.2	7.8	7.8		413

Arcelor based on Offer Price	28.21	19	21	4.4	4.6	8.5	9.3	14.7%	416
Implied Premium				-1.1%	9.9%	8.7%	18.6%		0.7%

Notes: Source: IBES estimates as of January 26, 2006, financial data based on last published financials as per January 26, 2006.

(1)	Enterprise values are adjusted for unfunded obligations and the amount by which the present value of future obligations exceeds the fair value of the assets of any funded plans related to pension and other post-retirement benefits. EBITDA is adjusted to exclude total pension expenses recognized during the last 12-month period for which figures are available.
(2)	Source Metal Bulletin; Mittal Steel and Arcelor based on company estimates; Arcelor adjusted to reflect full consolidation of CST transaction and Mittal Steel adjusted to reflect full consolidation of ISG and Kryvorizhstal.

Based on the value of the secondary cash offer, Arcelor is valued at a discount of 1.1% and a premium of 9.9% to the equity value implied for Arcelor when applying the median of 2006 and 2007 EV/EBITDA, respectively, of a sample of steel producers. Arcelor is valued at a premium of 8.7% per cent and a premium of 18.6% per cent to the equity value implied for Arcelor when applying the median of 2006 and 2007 P/E multiples, respectively, of a sample of steel producers.

Analysis of Prior Transactions

The analysis of precedent transactions in the steel industry needs to take into account the point of the steel cycle at which a particular transaction has occurred. Due to the volatility of steel prices over the cycle and corresponding fluctuations in profitability it may be less meaningful to compare valuations over time based on traditional measures of profitability. Alternatively, a comparison of precedent transactions based on price per ton of steel production of Arcelor is more likely to reflect the quality and earnings generation ability of the underlying asset base. Although the product mixture of steel produced may have an impact on the transaction valuation, the available information is too limited to make specific adjustments on that basis.

The transactions chosen represent all steel transactions of significant size in mature developed markets to reflect the fact that Arcelor’s main operations are in developed markets. Most of these transactions are mergers of two companies with a significant share component in the offer as is contemplated under the Offer. In addition, two Brazilian transactions have been included to reflect the Brazilian exposure of Arcelor. The period from 1999 to 2004 is a good reference period for the steel cycle as it covers both strong periods (1999, 2004) and weak periods (2000, 2002) of steel pricing.

The table below shows the implied amount per ton of crude steel production for a sample of transactions in the steel industry.

Year	Target	Acquiror	Enterprise Value/Ton of Steel Production ($)(2)
2004	International Steel Group	Ispat International	272
2004	CST	Arcelor	461
2002	CSN	Corus Group (1)	997
2001	Arbed	Usinor	337
2001	Aceralia	Usinor	260
1999	Koninklijke Hoogovens	British Steel	379

Median			358

Sources: Company filings, press releases and Datastream

Notes:

(1)	Not completed
(2)	Adjusted for pension obligations. No adjustment for non-steel activities and cross-shareholdings.

The location of Arcelor’s assets was also taken into account when comparing valuations in precedent transactions in the steel industry. Companies operating in Latin America and other emerging markets that have attracted higher valuations than companies in Western markets due to their growth prospects and vertical integration opportunities with raw material sources (e.g. iron ore) in relatively close proximity.

The amounts per ton of production in precedent transactions may be compared to an implied amount per ton of Arcelor production of $409 based on the Arcelor Reference Share Price and $504 based on the Offer Value, assuming a production for Arcelor of 50.7 kTon, pro forma for Arcelor’s acquisition of CST. The Offer Value represents a premium of 48.7% compared to the implied share price of Arcelor based on the median amount per ton of the sample in the table above.

Summary of the Factors Considered in the Valuation of the secondary cash offer

Methodology Market price		Implied Premium

Last trading day prior to the announcement		26.9%
5-Day Weighted Average (1)		30.6%
1-Month Weighted Average (2)		31.0%
3-Month Weighted Average (3)		36.2%
6-Month Weighted Average (4)		44.5%
12-Month Weighted Average (5)		55.2%
Last 12 Months’ High (6)		26.9%
Last 12 Months’ Low (7)		86.5%

Consolidated net asset value
Implied premium to net asset value as of 30 September 2005		27.1%
Implied premium to net asset value as of December 31, 2005		14.8%

Comparison of Listed Companies
Premium/(Discount) of Implied Equity Value Based on the Offer Price Over the Equity Value Implied by the Median for Sample Companies	2006 est. EBITDA	-1.1%
	2007 est. EBITDA	9.9%
	2006 est. EPS	8.7%
	2007 est. EPS	18.6%

Analysis of precedent transactions
Premium of Implied Amount per ton of Steel Production over Median for Sample Precedent Transactions		48.7%

Notes:

(1)	January 20, 2006 to January 26, 2006 (inclusive)

(2)	December 26, 2005 to January 26, 2006 (inclusive)
(3)	October 26, 2005 to January 26, 2006 (inclusive)
(4)	July 26, 2005 to January 26, 2006 (inclusive)
(5)	January 26, 2005 to January 26, 2006 (inclusive)
(6)	January 26, 2006
(7)	May 15, 2005

Value of the secondary exchange offer

The secondary exchange offer is 16 Mittal Steel shares for every 15 Arcelor shares and equates to an exchange ratio of 1.0667 Mittal Steel share for one Arcelor share. At the Mittal Steel Reference Price this equates to €28.21 per share.

Trading prices

The table below summarizes the premium of the offered exchange ratio versus the exchange ratio based on different trading prices of Arcelor on Euronext Paris and Mittal Steel on the NYSE. The Mittal Steel shares have been converted into euros using the average exchange rate for the relevant period.

Valuation of the Exchange Ratio	Share Price Arcelor (€)	Share Price Mittal Steel (US$)	Share Price Mittal Steel (€)(8)	Implied exchange ratio	Offered Exchange Ratio	Premium
Last Trading Day Prior to the announcement	22.22	32.30	26.45	0.8402	1.0667	26.9%
5-Day Weighted Average (1)	21.59	30.78	25.16	0.8582	1.0667	24.3%
1-Month Weighted Average (2)	21.53	28.92	23.99	0.8973	1.0667	18.9%
3-Month Weighted Average (3)	20.70	27.45	23.03	0.8987	1.0667	18.7%
6-Month Weighted Average (4)	19.52	27.55	22.85	0.8542	1.0667	24.9%
12-Month Weighted Average (5)	18.18	28.21	22.80	0.7974	1.0667	33.8%
12-Month Low (6)	22.22	42.63	32.32	0.6875	1.0667	55.1%
12-Month High (7)	15.12	22.25	18.41	0.8214	1.0667	29.9%

Source: Bloomberg – Euronext Paris

Notes:

1.	January 20, 2006 to January 26, 2006 (inclusive)
2.	December 26, 2005 to January 26, 2006 (inclusive)
3.	October 26, 2005 to January 26, 2006 (inclusive)
4.	July 26, 2005 to January 26, 2006 (inclusive)
5.	January 26, 2005 to January 26, 2006 (inclusive)
6.	January 26, 2006 for Arcelor and February 25, 2005 for Mittal Steel
7.	May 15, 2005 for Arcelor and June 24, 2005 for Mittal Steel
8.	Mittal Steel NYSE listing in US$ converted into euros by the average US$/€ exchange rate for the relevant period

Consolidated net income per share

The table below summarizes the premium of the offered exchange ratio based on historical and estimated earnings per share. The estimated earnings per share are based on consensus IBES estimates as of January 26, 2006.

EPS	Arcelor (€ per share)	Mittal Steel (US$ per share)	Mittal Steel (€ per share)	Implied Exchange Ratio	Offered Exchange Ratio	Premium
2006E	3.33	4.70	3.84	0.8684	1.0667	22.8%
2007E	3.03	5.21	4.25	0.7128	1.0667	49.6%

Summary of the factors considered in the valuation of the secondary exchange offer

Methodology Trading Prices	Implied Premium
Last trading day prior to the announcement	26.9%
5-Day Weighted Average (1)	23.1%
1-Month Weighted Average (2)	18.9%
3-Month Weighted Average (3)	18.7%
6-Month Weighted Average (4)	24.9%
12-Month Weighted Average (5)	33.8%
Last 12 Months’ High (6)	55.1%
Last 12 Months’ Low (7)	29.9%

Consolidated net income per share
2006E	22.8%
2007E	49.6%

Notes:

1.	January 20, 2006 to January 26, 2006 (inclusive)
2.	December 26, 2005 to January 26, 2006 (inclusive)
3.	October 26, 2005 to January 26, 2006 (inclusive)
4.	July 26, 2005 to January 26, 2006 (inclusive)
5.	January 26, 2005 to January 26, 2006 (inclusive)
6.	January 26, 2006 for Arcelor and February 25, 2005 for Mittal Steel
7.	May 15, 2005 for Arcelor and June 24, 2005 for Mittal Steel

Convertible Bonds of Arcelor

Summary of Principal Terms of the Convertible Bonds

Arcelor issued on June 27, 2002 a bond, due June 27, 2017, convertible into new shares and/or exchangeable for existing ordinary shares, represented by 38,961,038 Convertible Bonds with a nominal value per bond of €19.25 and bearing interest at a rate of 3.0% per annum (i.e., €0.5775 coupon payable in equal installments of €0.28875 in arrear on June 27 and December 27 of each year, commencing on December 27, 2002). The Convertible Bonds are redeemable in full on June 27, 2017 at their nominal amount.

Holders of Convertible Bonds have the right at any time to convert and/or exchange their Convertible Bonds, at the option of Arcelor, into new Arcelor shares and/or for existing Arcelor shares. They may also, at their option, request early redemption in cash in whole or in part of the Convertible Bonds they held on June 27, 2007 and June 27, 2012, at their nominal amount plus accrued interest.

The Convertible Bonds are admitted to listing on the Luxembourg Stock Exchange. A prospectus describing the Convertible Bonds was approved by the CSSF on June 28, 2002.

Offer Price for the Convertible Bonds

The Offer price for each Convertible Bond is €29.16. This Offer price is determined by calculating the implied theoretical value of the security at the Offer price for the underlying shares (see explanation below).

Conversion Value

The conversion value is determined by applying the conversion ratio of the Convertible Bonds, 1.027, to the Offer price for the shares of €28.21. The conversion value is therefore €28.97.

The price offered of €29.16 for the Convertible Bonds therefore represents a premium of 0.66% over the conversion value.

Market Price

The price offered for the Convertible Bonds compares as follows to the market prices of the Convertible Bonds:

	Market Price (€)	Premium to Offer Price (%)
Last Price before Announcement	€24.49	19%
5-day average	€23.96	22%
1-month average	€23.86	22%
6-month average	€22.97	27%
1-year average	€22.38	30%

Source: Bloomberg

Theoretical Value

The value of the Convertible Bonds as set out above is based on standard market model and on market conditions as at January 26, 2006.

Summary Valuation Methodology and Assumptions

The Convertible Bonds have been valued on an independently produced convertible bond calculator (TrueCalc 4) used by a number of investment banks and convertible bond investors. The model uses an adaptation of the binomial tree model developed by Cox, Ross and Rubinstein [1979] to value convertible bonds. This methodology is used to develop a stock price tree determining the high and low theoretical share prices at each point in time. This can be achieved since, according to option theory, there is a maximum stock price that is possible at any point in time for each different stock price volatility level. The value of the Convertible Bonds has been established by weighting the probability that the stock reaches each of the different nodes of the tree at any point in time. The convertible price at the issue time therefore represents the sum of the values at each of the nodes, multiplied by their respective probabilities and present valued at the relevant interest rate. The model incorporates the conversion value and call features of the Convertible Bonds when establishing the value of each node (as well as the other relevant parameters, e.g., dividends, coupon payments, etc). In terms of the present value of the option and fixed income values at each node, the equity-related cashflows are discounted at the risk-free rate of return while the bond cashflows are valued using the risky rate. (This is consistent with most option pricing methodologies).

Assumptions

The following assumptions were made from publicly available information and the interest rates used (swap rates) are those as at closing on January 26, 2006.

•	Underlying Arcelor share price: €22.22;

•	Offer price for Arcelor shares: €28.21;

•	Interest Rates: 3.4649% (interpolated between the one and two years European swap rates levels available on Bloomberg as of January 26, 2006);

•	Credit Spread: 64bps (interpolated between the one and two years Arcelor Credit Default Swap (CDS) trading levels prior to the bid which reflects Arcelor credit curve and the risk premium charged by the market);

•	Volatility: 22.02% (100 days realized volatility on the ordinary shares prior to the announcement of the tender. This volatility number refers to the degree of movement of Arcelor shares price over a past period of 100 days);

•	Dividend per share: €0.65 (using the same IBES dividend per share as for financial year 2004, declared and paid in 2005 by Arcelor); and

•	Borrow Cost: 50bps.

INFORMATION ABOUT MITTAL STEEL

Overview

Mittal Steel is the world’s largest and most global steel producer with an annual production capacity of approximately 75 million tonnes. The Companiy is the largest steel producer in the Americas and Africa and the second largest in Europe. The Company has steel-making operations in 15 countries on four continents, including 31 integrated, mini-mill and integrated mini-mill steel-making facilities. At year-end 2005, we had approximately 224,000 employees.

Mittal Steel produces a broad range of high-quality finished and semi-finished carbon steel products, encompassing the main categories of steel products (flat products, long products and pipes and tubes). Specifically, the Company produces hot-rolled and cold-rolled sheets, plates, electrogalvanized and coated steel, bars, wire rods, wire products, pipes, billets, blooms, slabs, tinplate, structural sections and rails. Mittal Steel sells these products in local markets and through our centralized marketing organization to customers in over 150 countries. The Company’s products are used in a diverse range of end-markets, including the automotive, appliance, engineering, construction and machinery industries.

Our steel-making operations have a high degree of geographic diversification. Almost 41% of our steel is produced in the Americas, with the balance being produced in Europe (38%) and in other countries, such as Kazakhstan, Algeria and South Africa (21%). We are further increasing our geographic production diversification. In September 2005, we completed the acquisition of a significant stake in Hunan Valin, an 8.5 million ton steel producer in China. In October 2005, we signed a memorandum of understanding to construct a 12 million tonne steel-making operation in Jharkhand, India. In November 2005, we completed the acquisition of a 93% stake in Kryvorizhstal (since renamed Mittal Steel Kryviy Rih), the largest carbon steel long products producer in Ukraine.

We shipped approximately 27.4 million, 42.1 million and 49.2 million tons of steel in 2003, 2004 and 2005, respectively. Our shipments are well-balanced geographically and are also balanced as between developed and developing markets, which have different characteristics.

We have access to high-quality and low-cost raw materials through our captive sources and long-term contracts. In 2005, on a pro forma basis after giving effect to the acquisition of ISG, approximately 56% of our iron ore requirements (of which we are one of the world’s largest producers) and approximately 42% of our coal requirements were supplied from our own mines or from long-term contracts at many of our operating units. We are actively developing our raw material self-sufficiency, including through recent initiatives to gain access to iron ore deposits in Liberia and Senegal, and expanding Mittal Steel’s existing iron ore sources in various parts of the world, including Ukraine. We are one of the world’s largest producers of coke, a critical raw material derived from coal, and we satisfy approximately 81% of our own coke requirements. We are the world’s largest producer of direct reduced iron, or DRI, which is a scrap substitute used in the mini-mill steel-making process, with total production capacity of approximately 11 million tonnes. Our DRI production satisfies all of our mini-mill input requirements. Our facilities have good access to shipping facilities, including deep-water port facilities and railway sidings.

Mittal Steel has strong R&D expertise in both product development and manufacturing processes. Mittal Steel operates two primary research and development centers. One, located in East Chicago in the U.S., focuses on steel-making and flat products and is recognized throughout the industry for developing advanced high-strength steels for the automotive business and innovative products for the appliance and electric motor industries. Its Ultra High Strength Steels (UHSS) and Advanced High Strength Steels (AHSS) help automakers, appliance makers, and other manufacturers keep costs down. The other, in Gandrange, France, focuses on long products. The centers’ activities include process technology development, the development of steels with special properties, and product research and application development. In long products, recently completed projects include the development of micro-alloyed steel for truck crankshafts (which offer high torsional fatigue strength) and high-strength, low-carbon bainitic steel of >1000 MPa for tyre cord applications. Mittal Steel is recognized as a leader in spring steels for sophisticated applications such as automotive suspensions. In addition to product R&D, Mittal Steel focuses significantly on manufacturing process improvements that increase productivity, for example in DRI and in coal blending for coke making, and energy efficiency. Mittal Steel employs around 200 employees in these R&D centers. This number, however, does not include over 300 researchers concentrated in the R&D departments of the individual companies. Additional production and technical personnel devote part of their time to R&D activities.

In 2004, we generated sales of $22.2 billion, operating income of $6.1 billion and net income of $4.7 billion. In 2005, we generated sales of $28.1 billion, operating income of $4.7 billion and net income of $3.4 billion. At December 31, 2005, we had shareholders’ equity of $10.2 billion, total debt of $8.3 billion, and cash and cash equivalents, including short-term investments and restricted cash, of $2.1 billion.

Mittal Steel is a successor to a business founded in 1989 by Mr. Lakshmi N. Mittal, our Chairman and Chief Executive Officer. We have experienced rapid and steady growth since then largely through the consistent and disciplined execution of a successful consolidation-based strategy. We made our first acquisition in 1989, leasing the Iron & Steel Company of Trinidad & Tobago. Some of the principal acquisitions since then include Karmet (Kazakhstan) in 1995, Thyssen Duisburg (Germany) in 1997, Inland Steel (USA) in 1998, Unimétal (France) in 1999, Sidex (Romania) and Annaba (Algeria) in 2001, Nova Hut (Czech Republic) in 2003, BH Steel (Bosnia), Balkan Steel (Macedonia), PHS (Poland) and Iscor (South Africa) in 2004 and ISG (USA), Hunan Valin (China) and Kryvorizhstal (Ukraine) in 2005.

We have proven expertise in acquiring companies and turning around under-performing assets. We believe that we have successfully integrated our previous key acquisitions by implementing a best practice approach in operations and management to enhance profitability. Specifically, our focused capital expenditure programs and implementation of improved management practices at the acquired facilities have resulted in overall increases in production and shipment of steel products, reductions in cash costs of production and increases in productivity. Mittal Steel’s aggregate capital expenditures were approximately $421 million, $898 million and $1,181 million in the years ended December 31, 2003, 2004 and 2005, respectively.

Competitive Strengths

We believe that the following factors contribute to our success in the global steel industry:

Scale and scope of operations. We are the world’s largest and most global steel producer benefiting from significant economies of scale and scope. We have a global production capacity of approximately 75 million tonnes of steel, and in 2005 we shipped 49.2 million tons of steel. We are the largest producer of steel in the Americas and Africa, the second largest producer of steel in Europe and have a growing presence in Asia. In September 2005, we acquired a significant stake in a Chinese steel producer and in November 2005, we acquired a 93% stake in the largest carbon steel long products producer in Ukraine. We have operations in each country party to the North American Free Trade Agreement, or NAFTA, and in many member states of the European Union, which enables the free trade of goods between such countries. In addition, certain of our operating units have access to markets experiencing above average growth in steel consumption. The combination of our local, regional and international distribution provides us with a global manufacturing and marketing presence, and we use our large size and global presence to achieve significant cost savings and operational efficiencies in production, procurement and marketing.

Integrated business model focused on low-cost production. We believe that our access to low-cost raw materials, efficient use of steel-making facilities, global procurement strategy and implementation of overall company-wide best practices make us one of the lowest cost steel producers in each of the regions in which we operate. Most of our operating units are strategically well located to access low-cost raw materials, such as iron ore in Kazakhstan, Mexico and Ukraine and natural gas in Trinidad and Tobago. Our operations also have strong vertical integration as a result of our captive sources of raw materials such as iron ore, coal and coke, and our access to owned infrastructure such as deep-water port facilities and railway sidings. We believe that our degree of raw material integration provides us with a competitive advantage through our ability to better monitor the quality of our raw materials and through reduced exposure to the volatility of raw material spot market prices. In addition, we seek to maximize operational efficiencies by implementing strict cost management and targeting capital investments to achieve lower costs of production at each of our facilities. As a result, we believe we are well positioned to manage the cyclicality of the steel industry.

Diverse product portfolio and strong customer relationships. We produce a diversified portfolio of products to meet a wide range of customer needs across all steel consuming industries, including the automotive, appliance, engineering, construction and machinery industries. We sell our products in local markets and through our centralized marketing organization to customers in over 150 countries. We believe that our diversified product offering enables us to build strong relationships with our customers, which include many of the world’s major automobile and appliance manufacturers. Our research and development facilities in North America and Europe help strengthen our relationship with our customers as we work together with them to meet their evolving product needs.

Proven expertise in steel acquisitions and turnarounds. Our senior management team has proven expertise in successfully acquiring and integrating operations and turning around under-performing assets within tight timeframes. We utilize a disciplined approach to investing and have teams from different business units across our company responsible for evaluating any new asset, conducting due diligence and monitoring integration and post-acquisition performance. Since our inception in 1989, we have grown through a series of acquisitions and by improving the operating performance and financial management at the facilities that we have acquired. In particular, we seek to improve the acquired businesses by eliminating operational bottlenecks, addressing any historical under-investment and increasing the acquired facility’s capability to produce higher quality steel. We introduce focused capital expenditure programs, implement company-wide best practices, balance working capital, ensure adequate management resources and introduce safety and environmental improvements at the acquired facilities. We believe these operating and financial measures have reduced cash costs of production, increased productivity and improved the quality of steel produced at these facilities.

Business improvement through company-wide best practices. Knowledge sharing and implementing best practices is an integral part of our management philosophy. Through our global Knowledge Management Program, or the KMP, we share, develop and utilize our knowledge and experience across our facilities to accelerate continuous improvements in business performance. The KMP covers all key functional areas such as procurement, marketing and health and safety, as well as the main steps in steel production and processing. The KMP includes ongoing detailed benchmarking, regular technical meetings and sharing information at the corporate, regional and operating level and inter-plant expert and operational support to drive continuous improvement. The KMP enables each business unit to benefit from the scale and reach of our global presence and to have access to the best practices and experience within our company. We believe the KMP provides a differentiating advantage to our business performance by continuously contributing to reduced procurement and conversion costs and enhanced productivity and profitability.

Research and Development. Our research and development facilities in North America and Europe help strengthen our relationship with our customers as we work together with them to meet their evolving product needs. In addition to such product development, our R&D centers support our business units in process improvement, as well as in transferring product capabilities to meet market needs.

Strong financial profile. We believe our strong financial position and cash flow generation, as illustrated by our corporate investment grade credit ratings, enable us to take advantage of acquisition and investment opportunities. We have corporate investment grade credit ratings of “BBB+” from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and “BBB” from Fitch Ratings, and a senior implied rating of “Baa3” from Moody’s Investors Service Ltd. As at December 31, 2005, we had cash and cash equivalents (including short term investments and restricted cash) of $2.1 billion and total debt of $8.3 billion. In addition, we believe we have a favorable debt maturity profile with modest refinancing requirements over the next several years.

Experienced management team led by our founder, Mr. Lakshmi N. Mittal. We are the largest steel producer in the world due to the vision and direction of our founder, Chairman and Chief Executive Officer, Mr. Lakshmi N. Mittal. Mr. Mittal is supported by a strong and experienced central and local management team. The operating model of Mittal Steel is designed to encourage the values that lie at the heart of the company’s culture – openness, expertise, strength, confidence, influence, reliability, innovation and authority. This model is designed to encourage managers at all levels to act like entrepreneurs, to assume accountability, to make decisions in the best interests of the company, and to support one another in all efforts to continuously improve.

Business Strategy

Mittal Steel’s success has been built on a consistent strategy that emphasizes size and scale, vertical integration, product diversity and continuous growth in higher value products, and a strong customer focus. That strategy has allowed Mittal Steel to become one of the lowest cost and highest margin producers in the industry, serving many of the world’s most demanding customers.

Mittal Steel intends to continue to play a leading role in the consolidation of the global steel industry and be the clear global leader in the steel industry. Key elements of our strategy are to:

Consolidate our leadership position in high-end segments onto a global customer platform. We have established a reputation for producing high quality steel products for the most demanding applications. We intend to continue to partner with our key customers in research and development activities and in assisting them in their product design initiatives, to ensure that we remain a supplier of preference for them.

Customers for high-end applications, which are today primarily based in the mature economies, are becoming increasingly global and expanding their capacities in developing countries to serve rising local demand. These globalizing customers value suppliers’ ability to deliver the same products everywhere. We will continue to invest in our assets and capabilities in emerging economies in order to meet their developing needs. In regions where we have a relatively limited presence (e.g., China, South America and India), we will look at acquisition opportunities, or greenfield possibilities to complete our global footprint.

Utilize our existing geographic diversification and strong position in high-end products in mature economies to capture future growth in BRICET countries. Worldwide, steel demand is driven by growth in developing economies, namely BRICET countries. Mittal Steel’s acquisition strategy over recent years has given us a leading position in Africa, Central and Eastern Europe and Central Asia to benefit from this growth. We have also commenced to build our presence in China and India. As these economies develop, local customers will require increasingly advanced steel products as the market needs change. Mittal Steel will continue to transfer capability for higher-end products from our developed world operations to our operations in the developing markets to enable us to grow with these changing needs.

Maintain a high degree of product diversification. A global steel producer must be able to meet the local needs of different markets. Steel consumption and product requirements clearly differ between mature economy and developing economy markets. Steel consumption in the mature economies is weighted towards flat products and higher value added mix, whereas in developing markets there is a higher proportion of long products and commodity grades. To meet these diverse needs of customers in both the mature and developing markets, we will maintain a high degree of product diversification. We will also continually seek opportunities to grow the value added proportion of our product mix over time.

Achieve cost leadership and operational excellence across the product range. Cost leadership is essential in the steel industry. To maintain this we will utilize our scale and global presence to achieve greater production efficiencies, operational synergies and cost savings across the business. Specifically, we aim to:

•	Develop and maintain a cost competitive supply base. Our size and geographic scope give us access to local, regional and global suppliers and enable us to continue to develop and secure high quality and cost competitive supplies. We aim to pursue these opportunities by adopting global and regional commercial procurement strategies and by executing these on either a local or centralized basis as appropriate.

•	Maximize the operational efficiency and effectiveness of our plants. We continue to invest in technology and process development to lower production costs and improve performance. We utilize and adapt a wide range of steelmaking technologies, dependent upon local conditions for raw material and energy supplies. In addition, we seek to protect and enhance our competitiveness through our knowledge management and continuous improvement programs and by looking for opportunities for facility optimization and specialization on a product basis.

•	Practice good capital management discipline. The steel industry is relatively capital intensive and we therefore promote capital management discipline to improve our capital efficiency. We will continue to focus our capital expenditure programs on elimination of production bottlenecks and to improve product capabilities to meet the requirements for higher value-added products. Where appropriate we utilize our in-house design, engineering and fabrication capabilities to reduce the capital cost of projects.

•	Continue to invest in low cost slab capacity. Mittal Steel has some of the most cost competitive steel-making operations in the world at its facilities in South Africa, Ukraine and Kazakhstan. We intend to grow capacity at these facilities, which can advantageously supply slabs to downstream facilities in the developed world.

Maintain a high level of vertical integration to hedge against raw materials price fluctuations. Upstream integration allows steel companies to hedge against supply side constraints and price fluctuations for key raw materials. We will selectively increase our access to and ownership of low cost raw material supplies, particularly in locations adjacent to or accessible to our steel plant operations.

Enhance our Research and Development leadership to drive innovation and growth. We will continue to invest in our R&D capabilities to ensure we can develop and deliver the high end products that our key customers require. As we grow, the investment in our R&D activities is leveraged over a larger asset base. This will allow further investment in order to accelerate innovation. As part of our R&D strategy, we will continue to promote and develop our relationships with public research institutes and universities.

Own and manage distribution channels in key geographies. Downstream integration is a key element of our strategy to build a global customer franchise. In high value products, downstream integration allows steel companies to be closer to the customer and capture a greater share of value added activities. As our key customers globalize, we intend to invest in downstream operations, such as steel service centers providing value added operations. In addition, we intend to continue to develop our distribution network in selected geographies. These downstream and distribution activities will allow us to benefit from better market intelligence and better manage inventories in the supply chain to reduce volatility and improve working capital management.

Build a world-class organization to implement the strategy. We aim to build the world’s most admired steel institution with leading management, social, human resources and corporate sustainability policies. In doing so, we will attract, develop and retain the best possible management talent. We will maintain an open culture designed to encourage managers at all levels to act like entrepreneurs, to assume accountability, to make decisions in the best interest of the company, and to support one another in all efforts to continuously improve.

INFORMATION ABOUT ARCELOR

The information concerning Arcelor provided below is based solely on public information, including Arcelor’s annual report for 2004, Arcelor’s interim reports in 2005 and Arcelor’s February 16, 2006 announcement of, and slide presentation relating to, its unaudited 2005 results, all as posted on Arcelor’s web site (www.arcelor.com).

General

Arcelor was created in February 2002 by the combination of three steel-making companies, Aceralia Corporacion Siderurgica, Arbed and Usinor. The Arcelor group operates in four market sectors: Flat Carbon Steels, Long Carbon Steels, Stainless Steels and Arcelor Steel Solutions and Services (“A3S,” formerly Distribution, Transformation and Trading). Arcelor is the number two steel producer in the world, with production of 47 million and 46 million tonnes of steel in 2004 and 2005, respectively. It generated revenues of €30.2 billion in 2004 and €32.6 billion in 2005. For the same periods, its net result (group share) was €2.3 billion and €4.3 billion, respectively.

In 2004, 30% of its production was obtained from scrap used in electric arc furnaces and 70% from iron ore. The group is a leading operator in all its key end markets: the automotive industry, construction, household appliances, packaging and general industry.

Arcelor is the market leader in Western Europe; 71% of its sales in 2005 were in the European Union. Arcelor also has a strong position in South America; 11% of its sales in 2005 were in South America. The large majority of its approximately 95,000 employees at year-end 2005 are located in those two regions (approximately 72% in Western Europe and 21% in South America).

Principal Business Sectors

Flat Carbon Steel

Arcelor is a leading producer of flat carbon steels, in terms both of volume and value, having shipped approximately 28.5 million tonnes in 2004 and 28.1 million tonnes in 2005. This sector employed nearly 46,000 people at year-end 2005 and generated revenues of approximately €16.1 billion in 2004 and €18.1 billion in 2005.

Arcelor’s Flat Carbon Steel sector produces and markets a broad range of Flat Carbon Steel products, including slabs, plates, hot-rolled coil (upstream activities) and cold-rolled coil, coated, galvanized and finished products, formed blanks and welded blanks (downstream activities). With a presence on every global market, the Flat Carbon Steel sector offers steel solutions to the automotive, packaging, industrial packaging, civil and mechanical engineering, construction, household appliance and processing industries. In Europe, the density of the Flat Carbon Steel manufacturing and sales network, combined with the support of A3S (see below), means that Arcelor is geographically close to all its flat carbon steels users. Elsewhere in the world, Arcelor has a policy of active investment and partnership, which is especially strong in South America, North America, Russia and China.

Long Carbon Steel

Arcelor is one of the world’s leading producers of long carbon steels, having shipped approximately 13.4 million tonnes in 2004 and 12.3 million tonnes in 2005. This sector employed over 20,000 people at year-end 2005 and reported revenues of approximately €6.2 billion in 2004 and €6.6 billion in 2005, from sales of products in the following three categories:

•	commodity products (rolled products): lightweight and medium-weight beams, merchant steel and concrete reinforcing bar;

•	specialty products (rolled products): sheet pile, heavy beams, special sections and rails; and

•	wiredrawn products: steelcord, low carbon steels and high carbon steels.

The Long Carbon Steel sector comprises a steel-making activity and a transformation activity with wire drawing plants. The steel-making activity is based in the European Union and South America. It mainly supplies long carbon steel products to the construction, civil engineering and industrial equipment markets. Drawn-wire products are produced in the European Union, South America and the United States, through its joint ventures with the Kiswire Group in South Korea and China, and Bekaert Group in Brazil.

Rolled long products are used chiefly in the construction industry, infrastructure developments and major projects. Wiredrawn products have a variety of uses, including tire manufacture (steelcord), agriculture (vine wire, closures, etc.), manufacturing (galvanized wire for cable reinforcement) and construction (fibers).

Stainless Steel

Arcelor is a leading global producer of stainless steels, in both volume and revenues, having shipped 2.1 million tonnes in 2004 and 1.6 million tonnes in 2005. This sector employed over 13,500 people at year-end 2005 and generated revenues of approximately €4.6 billion in 2004 and €4 billion in 2005. Arcelor produces virtually the entire range of stainless steels and stainless steel alloy products.

Stainless steels are used in four specialist markets: household appliances (large and small), automobiles (mainly in exhaust systems), construction and street furniture (facades and building products) and industry (especially the food, chemical and oil industries).

Arcelor Steel Solutions and Services

With a presence in over 50 countries, A3S (formerly Distribution, Transformation and Trading) offers a broad range of flat and long products and “steel solutions” for custom projects, and is a leading player in the automotive, household appliance and construction (public works, civil engineering and offshore) markets. Although the majority of the products it sells are supplied by Arcelor group plants, the A3S sector also relies on the market to supply between 30% and 35% of its needs. This sector is built around a network of depots, service centers and manufacturing sites, which provide its European customers with fast access to the full range of group products. A3S is organized into five operating units that work in specialist but complementary markets.

The business activities of Arcelor’s A3S sector have the following features in common:

•	proximity to a broad customer base, whose loyalty is maintained by a substantial sales force;

•	the important role played by service and logistics;

•	expertise in the downstream promotion of “steel solutions”; and

•	the ability to contribute added value to commercially marketed steel products.

The A3S sector employed over 11,000 people at year-end 2005 and generated revenues of approximately €8.3 billion in 2004 and €8.7 billion in 2005, corresponding to 14.9 million and 13.7 million tonnes of shipped steel, respectively, 70% and 81% of which came from the other sectors of the group, respectively.

REGULATORY MATTERS

Competition and Antitrust

Mittal Steel must receive approval for the transaction contemplated by the Offer from the European Commission, the United States Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) and the Canadian Commissioner of Competition, which have jurisdiction to review the Offer under their competition/antitrust laws. A number of other jurisdictions throughout the world also have jurisdiction to review the transaction under their competition or antitrust laws.

Although Mittal Steel does not anticipate that there will be any investigations or proceedings in any jurisdiction that would have a material impact on the completion of the Offer or the operations of Mittal Steel or Arcelor, there can be no assurance that the necessary approvals will be granted or that they will be granted on favorable terms, or that investigations or proceedings, whether by governmental authorities or private parties, will not be initiated and, if initiated, will not have a material adverse impact on the operations of Mittal Steel or Arcelor.

It is possible that the approvals will be subject to conditions and obligations that adversely affect the financial position or operations of Mittal Steel, which could include the divestiture of certain assets or business divisions or the imposition of obligations on Mittal Steel that restrict the manner in which it can carry on business. Should any such divestitures or obligations be required and implemented, there could be a material effect upon the business of Mittal Steel or Arcelor. Furthermore, Mittal Steel may decide that significant amounts of additional assets should be disposed of in connection with such divestitures for various business reasons. There can be no assurance that any divestitures ultimately required for regulatory reasons, or any related divestitures, will not have a material adverse effect upon Mittal Steel’s business or results of operations in the future.

European Union Competition Laws

Mittal Steel and Arcelor both conduct business in the European Union. Council Regulation (EC) 139/2004 requires that certain concentrations involving parties with aggregate annual worldwide and individual European Union sales exceeding certain thresholds be notified to and cleared by the European Commission. An acquirer is entitled to implement a public bid pending the European Commission’s clearance decision provided the acquirer does not exercise the voting rights attached to the securities in question or does so only to maintain the full value of its investments based on a derogation granted by the European Commission. The aforementioned Regulation gives Member States of the European Union the right to request that the European Commission refer jurisdiction to review a concentration to a national authority under the provisions of the relevant national law where it may have an effect on competition in a distinct local market within the requesting Member State. Such a request must be made within 15 working days of the concentration’s notification to the European Commission. The European Commission has discretion as to whether to accede to such a request unless the distinct local market within the requesting Member State does not constitute a substantial part of the common market, in which case the European Commission must grant the referral.

Generally, the European Commission has 25 working days from the date of the notification of a concentration to adopt a decision to approve the notified concentration (whether unconditionally or subject to conditions or obligations) or to open an in-depth investigation (which is sometimes referred to as a “Phase II review”). The European Commission has the power at any stage during the initial review to declare a notification to be incomplete, which would result in Mittal Steel having to re-notify the concentration and in restarting the 25 working day period. The initial 25 working day period is extended automatically to 35 working days if (i) a Member State of the European Union requests a referral of jurisdiction to review all or part of the concentration for review by its competition authority, or (ii) the notifying party offers to commit to the divestiture of overlapping assets or businesses or other conditions or obligations to eliminate any aspects of the concentration that might cause the European Commission to have serious doubts that the concentration raises competition issues such that it could be incompatible with the common market. Should the European Commission open such a Phase II review, it would, at the end of a further period of 90 to 105 working days, adopt a decision either clearing the concentration (whether unconditionally or subject to conditions and obligations) or declaring the concentration incompatible with the common market. If the European Commission declares the concentration incompatible with the common market and Mittal Steel would already have acquired title to Arcelor’s shares (as it is entitled to do under EU merger control rules), the European Commission would require Mittal Steel to divest the shares. In certain circumstances, the 25 working day, 35 working day, and 90-105 working day review periods can be extended if the European Commission requests information from the acquirer or target, which is not provided within the time period allowed; in such circumstances, the Commission may adopt a procedure that leads to the suspension of the review timetable until all the requested information is provided to it. A decision approving the concentration can be challenged before the Court of First Instance of the European Communities by, among others, competitors, customers, or suppliers of Mittal Steel or Arcelor. A decision to prohibit the transaction can similarly be challenged by Mittal Steel. Subject to review by the Court of First Instance, once the European Commission has adopted a decision clearing the concentration, that decision can be revoked by it only if it subsequently concludes that its approval of the concentration was granted on the basis of false or misleading information furnished in the notification or otherwise furnished by Mittal Steel, or if Mittal Steel has failed to comply with conditions or obligations to which the approval decision is subject.

As is customary with EU merger control filings, Mittal Steel has entered pre-notification discussions with the European Commission staff and intends to submit a formal notification in due course.

United States Hart-Scott-Rodino Antitrust Improvements Act of 1976

Mittal Steel submitted a notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) in the United States on March 8, 2006, and the transaction is currently under review by the DOJ. Under the HSR Act, the Offer may not be completed until notification has been filed with the FTC, and the DOJ, and the required waiting period has expired or been terminated. However, pending HSR clearance, tendered shares may be acquired so long as any shares at or in excess of 50% are placed in an escrow account that explicitly precludes Mittal Steel from exercising any voting rights or receiving dividends. Any such escrow arrangement must be structured so that the shares must be sold by the escrow agent if the DOJ successfully challenges the transaction.

The required waiting period may be terminated by the DOJ before its expiration, but the expiration or termination of the waiting period does not bar the FTC or the DOJ from challenging the Offer before or after its completion. If the FTC or the DOJ believes that the Offer would violate the federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the DOJ have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares have already been acquired, requiring disposition of such shares. State attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the merger.

Canada

The Offer is a notifiable transaction under the Competition Act (Canada). Notifiable transactions cannot be completed under the Competition Act (Canada) until either (i) a required notification is filed with the Commissioner of Competition and the relevant six-week waiting period has expired or been terminated, (ii) the Commissioner of Competition has issued an Advance Ruling Certificate (ARC) in respect of the transaction, or (iii) the Commissioner of Competition has waived the notification requirement on the basis of information received in an application for an ARC. The Commissioner of Competition has jurisdiction to challenge any transaction that has the effect of substantially lessening or preventing competition in a relevant market and such a challenge may be made any time before or within three years after completion of the transaction, unless an ARC has been issued in respect thereof. The expiration of the applicable statutory waiting period referred to above does not bar the Commissioner of Competition from commencing a proceeding.

Mittal Steel submitted a long-form pre-merger notification in Canada on March 7, 2006, which carries with it a six-week statutory waiting period. As such, the local waiting period will expire on April 18, 2006.

Other Jurisdictions

Mittal Steel has identified that notifications are also required under the antitrust or competition laws of a number of other jurisdictions throughout the world. Mittal Steel has filed submissions in Bosnia and Herzegovina (February 3), Brazil (February 17), Bulgaria (February 3), Romania (February 27), Serbia and Montenegro (February 3), and South Africa (March 10), and expects to file submissions in China, Colombia, Mexico, Turkey, and the Ukraine in due course. An acquirer engaging in a public offer is entitled in all of these jurisdictions to acquire title to the target’s shares pending local merger control review.

MITTAL STEEL’S MANAGEMENT

The management of Mittal Steel’s business is vested in its board of directors. Mr. Lakshmi N. Mittal is Chairman of the board of directors and Chief Executive Officer of Mittal Steel. In establishing Mittal Steel’s strategic direction and corporate policies, Mr. Lakshmi N. Mittal is supported by members of Mittal Steel’s senior management team with substantial professional and worldwide steel industry experience.

Mittal Steel continues to have a strong emphasis on corporate governance. Five of Mittal Steel’s nine directors are independent. Mittal Steel’s Audit Committee, Nomination Committee and Remuneration Committee are comprised exclusively of independent directors.

Board of Directors

Mittal Steel’s Articles of Association provide that its board of directors shall consist of five or more class A, class B and class C directors (and comprised at all times of one class A director and at least two class C directors). Class A directors are appointed for a maximum period of four years starting on the day after the day of the annual general meeting of shareholders on which they are appointed and ending on the day of the annual general meeting of shareholders that will be held in the fourth year after their appointment. Class B and class C directors are appointed for a period of one year starting on the day after the annual general meeting of shareholders on which they are appointed and ending on the day of the annual general meeting of shareholders that will be held in the next year. There are currently no class B directors on the Mittal Steel board of directors.

The members of the Mittal Steel board of directors as of the date of this prospectus are as set forth below:

Name	Age(5)	Date Joined Board	Class/Term	Position within Mittal Steel
Lakshmi N. Mittal	55	May 1997	Class A – 2008	Chairman of Mittal Steel’s Board of Directors and Chief Executive Officer

Vanisha Mittal Bhatia	25	December 2004	Class A – 2008	Member of Mittal Steel’s Board of Directors

Lewis B. Kaden(3)(4)	63	April 2005	Class C – 2006	Member of Mittal Steel’s Board of Directors

René Lopez(3)(4)	60	November 2002	Class C – 2006	Member of Mittal Steel’s Board of Directors

Aditya Mittal	29	May 2000	Class A – 2008	Member of Mittal Steel’s Board of Directors, President and Chief Financial Officer

Muni Krishna T. Reddy(1)(2)(4)	60	November 2002	Class C – 2006	Member of Mittal Steel’s Board of Directors

Wilbur L. Ross, Jr.	68	April 2005	Class C – 2006	Member of Mittal Steel’s Board of Directors

Ambassador Andrés Rozental(1)(2)(3)(4)	60	July 1997	Class C – 2006	Member of Mittal Steel’s Board of Directors

Narayanan Vaghul(1)(2)(3)(4)	69	July 1997	Class C – 2006	Member of Mittal Steel’s Board of Directors

(1)	Audit Committee
(2)	Nomination Committee
(3)	Remuneration Committee
(4)	Non-executive and independent director
(5)	Age as of December 31, 2005

Lakshmi N. Mittal is the Chairman of the board of directors and Chief Executive Officer of Mittal Steel. He is the founder of Mittal Steel and has been responsible for the strategic direction and development of the Company. He is also a non-executive director of Mittal Steel South Africa, an executive committee member of the International Iron and Steel Institute, a member of the Foreign Investment Council in Kazakhstan, the International Investment Council in South Africa, the World Economic Forum’s International Business Council, a director of ICICI Bank Ltd. and is on the Advisory Board of the Kellogg School of Management in the U.S. Mr. Mittal was awarded Fortune magazine’s ‘European Businessman of the Year 2004’ and was named ‘Entrepreneur of the Year’ by The Wall Street Journal. He was previously named Steel Maker of the Year in 1996 by New Steel, a leading industry publication and was awarded the 8th honorary Willy Korf Steel Vision Award, the highest recognition for worldwide achievement in the steel industry. The award was presented by American Metal Market and World Steel Dynamics. Mr. Mittal has been chosen for the 2007 Dwight D. Eisenhower-Global Leadership Award.

Vanisha Mittal Bhatia was appointed as a member of the LNM Holdings board of directors in June 2004. Mrs. Vanisha Mittal Bhatia was appointed to Mittal Steel’s board of directors in December 2004. She has a Bachelor of Arts degree in Business Administration from the European Business School, and has completed corporate internships at Mittal Shipping Limited, Mittal Steel Hamburg Gmbh and with an Internet-based venture capital fund. She is the daughter of Mr. Lakshmi N. Mittal.

Lewis B. Kaden has approximately 38 years of experience in corporate governance, dispute mediation, labor and employment law, and economic policy. He is currently Vice Chairman and Chief Administrative Officer of Citigroup Inc. Prior to that, he was a partner at the law firm of Davis Polk & Wardwell, and served as Counsel to the Governor of New Jersey, as a Professor of Law at Columbia University and as director of Columbia’s Center for Law and Economic Studies. He served as a director of Bethlehem Steel Corporation for ten years and is currently Chairman of the Board of Directors of the Markle Foundation. He is a member of the Council on Foreign Relations and the moderator of the Business-Labor Dialogue. Mr. Kaden is a magna cum laude graduate of Harvard College and of Harvard Law School.

René Lopez has approximately 37 years of experience in international finance, manufacturing and marketing with multinational corporations including Alcatel-Alsthom, Cegelec and GEC Alsthom, where he has worked since 1966. He was President and General Manager of Alcatel-Alsthom, Cegelec Industries and GEC Alsthom Canada. During this time he held various directorships, notably at the Canadian standard association and the University of Quebec in Montreal. He received the Commemorative Medal for the 125th Anniversary of the Confederation of Canada. Currently Mr. Lopez is owner and President of Gesterel Inc. in Canada, a consultancy services boutique specializing in mergers and acquisitions, finance and technology transfer management as well as coaching for growing industrial firms.

Aditya Mittal is President and Chief Financial Officer of Mittal Steel. He joined the Company in January 1997 and has held various finance and management roles within the Company. In addition to these responsibilities Aditya was appointed Head of Mergers and Acquisitions for the Company in 1999. In this role, he led the Company’s acquisition strategy, resulting in Mittal Steel’s expansion into Central Europe, Africa and most recently the United States. This led to Mittal Steel emerging as the world’s largest and most global steel producer, growing its steel making capacities fourfold. These acquisitions included Polskie Huty Stali in Poland, Nova Hut in Czech Republic, Sidex in Romania, Annaba in Algeria, Iscor in South Africa, and International Steel Group in the US. Prior to his Mergers and Acquisitions responsibilities, in 1997, Aditya managed the initial public offering (“IPO”) for Ispat International NV. This deal was the largest ever IPO in the steel industry, raising over $775 million and receiving the “Equity Deal of the year” award. Aditya is also an active participant in various charitable organizations, most notably the National Society for the Prevention of Cruelty to Children (“NSPCC”) in the United Kingdom, a Young Presidents’ Organization member (“YPO”), and in 2005 was selected as one of the World Economic Forum’s Young Global Leaders. He holds a Bachelor’s Degree of Science in Economics from the Wharton School in Pennsylvania with concentrations in Strategic Management and Corporate Finance from where he graduated magna cum laude. He is the son of Mr. Lakshmi N. Mittal.

Muni Krishna T. Reddy has over 35 years of experience in financial services and he is presently the Chairman of State Bank of Mauritius Group (SBM Group), Chairman of Bank SBM Madagascar, Chairman of SBM Nedbank International Ltd and Deputy Chairman of Global Financial Services PLC Malta. He holds the following directorships: Director on the Boards of British American (Holdings) Ltd; British American International Corporation Ltd; India Growth Fund Inc, New York; Intercommercial Bank Ltd, Trinidad; Intercommercial Trust & Merchant Bank Ltd; Mauritius Telecom Ltd; and Overseas Telecommunications Services Ltd, South East Asia Regional Fund. Mr. Reddy took over as Chairman of the SBM Group in October 2003, after having been the Chief Executive Officer for SBM Group for more than 16 years. Prior to taking over as Chief Executive Officer of SBM Group in 1987, Mr. Reddy worked in Singapore and India. Mr. Reddy was conferred in 1993 with the title “Grand Officer of the Order of the Star and Key of the Indian Ocean” (GOSK) by the Government of the Republic of Mauritius for distinguished services in Banking. Mr. Reddy also serves as a director of a number of subsidiaries of the Company.

Wilbur L. Ross, Jr. has served as the Chairman of the ISG board of directors since ISG’s inception. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a merchant banking firm, a position he has held since April 2000. Mr. Ross is also the Chairman and Chief Executive Officer of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, Asia Recovery Fund Co-Investment, Nippon Investment Partners and Absolute Recovery Hedge Fund. Mr. Ross is also the general partner of WLR Recovery Fund L.P., WLR Recovery Fund II L.P., Asia Recovery Fund, and Absolute Recovery Hedge Fund. Mr. Ross is also Chairman of Ohizumi Manufacturing Company in Japan, International Textile Group, International Coal Group and of Marquis Who’s Who, Inc. in the United States, and Insuratex, Ltd. in Bermuda. Mr. Ross is a board member of the Turnaround Management Association, Nikko Electric Co. in Japan, Tong Yang Life Insurance Co. in Korea, and of Syms Corp., Clarent Hospital Corp. and News Communications Inc. in the United States. He is also Director of IAC Acquisition Corporation, Ltd. (UK) and of Compagnie Européenne de Wagons SARL (Luxembourg), Oxford Automotive (Denmark) and Safety Components International (US). He is Director of the Japan Society and of the Yale School of Management. Mr. Ross is also a member of the Business Roundtable. Previously, Mr. Ross served as the Executive Managing Director at Rothschild Inc., an investment banking firm, from October 1974 to March 2000. Mr. Ross was also formerly Chairman of the Smithsonian Institution National Board.

Ambassador Andrés Rozental has a long and distinguished career in the Mexican Diplomatic Service. Over the past 36 years, he has held various senior government and diplomatic posts including Ambassador of Mexico to the United Kingdom, Ambassador of Mexico to the Kingdom of Sweden, Ambassador, Permanent Representative to the United Nations in Geneva, as well as Deputy Foreign Minister of Mexico. From December 2000 to January 2002, he was Ambassador-at-Large and Special Presidential Envoy for President Fox of Mexico. Ambassador Rozental has received several awards, including the Grand Cross of the Polar Star (Sweden) and the Grand Cross of the Civil Merit Order (Spain). He is also an officer of the National Order of Merit (France). Ambassador Rozental is currently a member of the board of managing directors of New India Investment Trust Ltd., Aeroplazas de Mexico and Inmobiliaria Fumisa. He is Chairman of the Board of Latinoamericana de Duty Free and the President of his own consulting firm, Rozental & Asociados in Mexico City. He is President of the Mexican Council on Foreign Relations and a trustee of the Universidad de las Americas and a Board member of the Latin American Advisor and the Pacific Council of International Policy.

Narayanan Vaghul has 49 years of experience in the financial sector and has been the Chairman of Industrial Credit and Investment Corporation of India Limited for 16 years and of ICICI Bank for the last two years. Prior to this, he was Chairman of the Bank of India and Executive Director of the Central Bank of India. He was chosen as the Businessman of the Year in 1992 by Business India, a leading Indian publication, and has served as a consultant to the World Bank, the International Finance Corporation and the Asian Development Bank. Mr. Vaghul was also a visiting Professor at the Stern Business School at New York University. Mr. Vaghul is Chairman of the Indian Institute of Finance Management & Research and is also a board member of various other companies, including Wipro Limited, Mahindra & Mahindra Limited, Nicholas Piramal India Limited, Apollo Hospitals Limited and Himatsingka Seide Limited.

Senior Management

The members of Mittal Steel’s senior management as of the date of this prospectus are as set forth below. The number of members of Mittal Steel senior management has increased since 2004, following the growth of the Company.

Name	Age(1)	Position within Mittal Steel
Bhikam C. Agarwal	53	Managing Director, Controlling of Mittal Steel

Ashok Aranha	60	Director, Materials

Roeland Baan	49	Chief Executive Officer of Mittal Steel Europe

Vijay Bhatnagar	58	Chief Executive Officer of Mittal Steel Poland

William A. Brake, Jr.	45	Executive Vice President, Operations of Mittal Steel USA

Narendra Chaudhary	61	Chief Executive Officer of Mittal Steel Kryviy Rih

Arvind Chopra	41	Corporate Director, Internal Assurance

Nawal Kishore Choudhary	63	General Director and Chief Executive Officer of Mittal Steel Temirtau

Davinder Chugh	49	Chief Executive Officer of Mittal Steel South Africa

Simon Evans	42	General Counsel of Mittal Steel

Carlos M. Hernandez	51	General Counsel and Company Secretary - Mittal Steel USA

Richard Leblanc	63	President and Chief Executive Officer of Mittal Canada

Greg Ludkovsky	57	Chief Technology Officer

Sudhir Maheshwari	42	Managing Director, Business Development and Treasury of Mittal Steel

Aditya Mittal	29	President and Group Chief Financial Officer of Mittal Steel

Lakshmi N. Mittal	55	Chief Executive Officer of Mittal Steel

Malay Mukherjee	58	Chief Operating Officer of Mittal Steel

Gregor Münstermann	46	Chief Executive Officer of Mittal Steel Ostrava

Gerhard Renz	58	Chief Operating Officer of Mittal Steel Europe

Michael G. Rippey	48	Executive Vice President Sales and Marketing - Mittal Steel USA

David Sadler	57	Corporate Director, Health, Safety and Environment

Henk Scheffer	43	Company Secretary of Mittal Steel

Louis Schorsch	56	President and Chief Executive Officer of Mittal Steel USA

Leon V. Schumacher	38	Chief Information Officer

William A. Scotting	47	Director, Continuous Improvement

Kumar Arun Prasad Singh	61	Chief Executive Officer of Mittal Steel Galati

Mahendra Pratap Singh	59	Director, Mining

Pakkam S. Venkataramanan	49	Chief Executive Officer, Mittal Steel Lázaro Cárdenas

Viral C. Vora	52	Director, Shipping

Inder Walia	47	Director, Human Resources

(1)	Age as per December 31, 2005

Bhikam C. Agarwal is the Managing Director, Controlling of Mittal Steel and has over 29 years of experience in steel and related industries. He has held various senior executive positions within Mittal Steel and was previously Chief Financial Officer since its formation as Ispat International. He has been responsible for the financial strategy of Mittal Steel and has been a coordinator of its prior activities in the capital markets, two of which received “Deal of the Year” awards from International Financing Review, a leading global financial publication. Mr. Agarwal has also led the finance and accounting functions of Ispat International across all its operating subsidiaries.

Ashok Aranha is the Director, Materials of Mittal Steel. He joined the Company in 1991 and is responsible for the development and implementation of the Company’s purchasing strategy and the implementation of most global purchases for the Company. He has over 35 years of experience in materials and procurement management. Mr. Aranha was the Head of Materials at Ispat Hamburger Stahlwerke (now Mittal Steel Hamburg) and at Caribbean Ispat Limited (now Mittal Steel Point Lisas) prior to this position. He holds an MBA from XLRI, Jamshedpur, India.

Roeland Baan was appointed Chief Executive Officer for Mittal Steel Europe in April 2005. Prior to the merging of Mittal Steel’s Central and Eastern European operations with its Western operations in April 2005, Mr. Baan was the Chief Executive Officer for Mittal Steel Central and Eastern Europe since August 2004. He joined Mittal Steel from the global conglomerate SHV Holdings, which lists metals recycling amongst its non-core activities. He spent eight years as a member of the Energy Divisions Executive Committee and was responsible for developing and executing strategy across a number of key regions including Europe, South America and the Mediterranean rim. Prior to this, Mr. Baan spent 16 years with Shell, where he held a number of positions worldwide. He holds a Masters Degree in Economics from Vrije Universiteit in Amsterdam.

Vijay Bhatnagar was appointed the Chief Executive Officer of Mittal Steel Poland in June 2005. Mr. Bhatnagar was previously the Chief Operating Officer of Mittal Steel Temirtau and prior to that he was the Managing Director of Mittal Steel Lázaro Cárdenas a post he held from October 2002. He has over 34 years of experience in the aluminum and electronics industries. Mr. Bhatnagar worked in various line and staff positions at INDAL in India for over 31 years. He later became the Joint Managing Director and then the Managing Director of AT&S Indian operations (a subsidiary of AT&S AG Austria) and worked in these positions from 1999 until 2002. Mr. Bhatnagar is a metallurgical engineer and has a bachelor’s degree in Engineering (Metallurgy) from Regional Institute of Technology, Jamshedpur, India.

William A. Brake, Jr. is the Executive Vice President, Operations of Mittal Steel USA. He joined the Company in April 2005 as the Executive Vice President, Eastern Operations.

Previously Mr. Brake worked for International Steel Group Inc. and then prior to that LTV, for a combined work history of over 17 years holding various positions of increasing responsibility, with a consistent record of success over the years. He holds a bachelor’s degree in electrical engineering and a masters’ degree in business administration both from Case Western Reserve University, Cleveland.

Narendra Chaudhary is the Chief Executive Officer of Mittal Steel Kryviy Rih. Mr. Chaudhary was previously the Corporate Director, Operations and Maintenance, of Mittal Steel and before that the Chief Executive Officer of Mittal Steel Galati, a position he held from December 2001 until April 2005. Prior to joining Mittal Steel Galati, he was Chief Executive Officer of Mittal Steel Temirtau. Mr. Chaudhary possesses over 39 years of experience in a variety of technical and managerial functions in the steel industry. Mr. Chaudhary joined Mittal Steel Lázaro Cárdenas in Mexico, in 1993 as Director, Operations, and became Executive Director in 1996. He worked at various Steel Authority of India Limited, or SAIL, plants in various capacities for 28 years. Mr. Chaudhary has a bachelor’s degree in Engineering from Bihar Institute of Technology, India.

Arvind Chopra is the Director, Internal Assurance of Mittal Steel and joined the Company in April 2000 and is responsible for the facilitation of management’s performance of risk assessments and for the evaluation of internal controls. He is also in charge of the Company’s internal auditing function. Formerly a partner with KPMG, Mr. Chopra has over 20 years of experience in internal auditing, risk management, internal control evaluations and corporate governance related matters. He has also held positions at Arthur Andersen, Nestlé and Price Waterhouse. Mr. Chopra is a member of Institute of Chartered Accountants of India and the Institute of Internal Auditors.

Nawal Kishore Choudhary is the General Director and Chief Executive Officer of Mittal Steel Temirtau, a position he has held since January 2002. Dr. Choudhary started his career as a mining engineer in the Bhilai Steel Plant, India, in 1964. In 1984 he moved to India’s largest public sector aluminum company, National Aluminium Company ltd (Nalco). In 1992 he joined Indian Aluminium Company Ltd, or INDAL, as Chief Engineer – New Projects, to lead the Utkal Alumina Project, a world class mega project. From 1992 to 1998 he worked in various senior positions like the Director and Chief Executive of Utkal Alumina India Ltd and Director and Group President – Smelter, Chemicals & Power. In December 1997 Dr. Choudhary was appointed as a Director of the INDAL Board and Chief Operating Officer of INDAL. In October 1998 he assumed the position of Managing Director – Operations of INDAL. In April 1999 Dr. Choudhary was also appointed as independent Chairman of the Board of Directors of Utkal Alumina International Limited - a joint venture project undertaken by INDAL, Norsk Hydro of Norway and Alcan Aluminium of Canada.

Davinder Chugh is the Chief Executive Officer of Mittal Steel South Africa and has over 25 years’ experience in the steel industry, in particular in materials purchasing, logistics, warehousing and shipping. Prior to being appointed Chief Executive Officer, Mr. Chugh held the position of Commercial Director at Mittal Steel South Africa since May 2002. Before joining Mittal Steel South Africa he was vice president of purchasing at Mittal Steel Europe S.A. Mr. Chugh has been with Mittal Steel since 1995 and successfully integrated the materials management functions at newly acquired Mittal Steel plants in Hamburg, Duisburg, France, Romania and Algeria. Prior to this, he held several senior positions at the Steel Authority India Limited in New Delhi, India. He holds degrees in science and law and has a master’s degree in business administration.

Simon Evans joined Mittal Steel in September 2001 as General Counsel. He has over 17 years of experience in corporate and commercial law in both industry and private practice. Formerly, Mr. Evans was European Counsel at Rohm and Haas Company and prior to that he worked at the law firm Taylor Joynson Garrett (renamed Taylor Wessing), London. Mr. Evans is a graduate of Oxford University in Oxford, England and the College of Law, Guildford in Surrey, England.

Carlos M. Hernandez is General Counsel and Secretary of Mittal Steel USA Inc. He has served in that capacity since the acquisition of ISG by Mittal Steel on April 15, 2005. Prior to that date, he served as General Counsel and Secretary of ISG. He joined ISG in 2004 after serving as Executive Vice President, General Counsel and Secretary of a large, NYSE-listed distribution company in Dallas, Texas. During the prior 19 years, Mr. Hernandez served in various capacities in the law department of Armco Inc. He began his law career with a law firm in Miami, Florida. He has a Bachelors of Science in Civil Engineering from Purdue University and a Juris Doctor from the University of Miami School of Law.

Richard Leblanc is the Chief Executive Officer Long Products for Mittal Steel North America and the President and Chief Executive Officer of Mittal Canada, and has approximately 36 years of experience in the steel industry. Mr. Leblanc spent 18 years in various senior management positions at Stelco Inc. before joining Mittal Canada in 1987 as Vice-President, Production. He became President and Chief Executive Officer in 1996. Mr. Leblanc is a Director of the American Iron and Steel Institute and the Canadian Steel Producers Association. He holds a bachelor’s degree in electrical engineering from Laval University in Quebec, Canada.

Greg Ludkovsky is Chief Technology Officer of the Company, as well as Vice President Research and Development and Chief Technology Officer of Mittal Steel USA. Mr. Ludkovsky joined Inland Steel in 1979 and advanced through a number of positions in steel products research prior to becoming Vice President, Research and Development of Inland Steel in 1995. Dr. Ludkovsky has a Ph.D. in Metallurgical Engineering.

Sudhir Maheshwari is the Managing Director, Business Development and Treasury of Mittal Steel and has over 19 years of experience in steel and related industries. He was previously the Chief Financial Officer of LNM Holdings since January 2002 until its merger with Ispat International in December 2004. He has played an integral and key role in all the recent acquisitions by Mittal Steel. He has also played a key role in various corporate finance and capital market projects including the initial public offering in 1997. Mr. Maheshwari has worked for Mittal Steel for over 17 years. He held the positions of Chief Financial Officer at Mittal Steel Europe S.A., Mittal Steel Germany and Mittal Steel Point Lisas, and Director of Finance and Mergers & Acquisitions at Mittal Steel. Mr. Maheshwari also serves on the Board of various subsidiaries of Mittal Steel. Mr. Maheshwari is an Honours Graduate in Accounting and Commerce and a member of The Institute of Chartered Accountants and The Institute of Company Secretaries in India.

Malay Mukherjee is the Chief Operating Officer of Mittal Steel and has over 33 years of experience in a range of technical, commercial and general management roles in the steel industry. Mr. Mukherjee has held various senior management positions within Mittal Steel, including Managing Director of Mittal Steel Lázaro Cárdenas and President and Chief Executive Officer of Mittal Steel Europe S.A. He has also served as Managing Director of Mittal Steel Temirtau.

Gregor Münstermann is the Chief Executive Officer of Mittal Steel Ostrava. Prior to this he was Chief Executive Officer at Mittal Steel Hamburg, a position he held since March 2001. He has over 16 years experience in the steel industry. His previous positions include General Manager of the Steel Plant and the Direct Reduction Plant. Mr. Münstermann holds a Diploma at University Clausthal-Zellerfeld.

Gerhard Renz is the President and Chief Operating Officer of Mittal Steel Europe and has over 30 years of experience in the steel industry. Mr. Renz formerly worked as Managing Director of Mittal Steel Hamburg, Mittal Steel Duisburg and Mittal Steel Germany. Mr. Renz is a board member of Verein Deutsche Eisenhüttenleute, Wirtschaftsvereinigung Stahl and the European Iron and Steel Institute (taken over by Eurofer). He holds a German (bachelor’s) degree in engineering.

Michael G. Rippey is the Executive Vice President, Sales and Marketing of Mittal Steel USA. Prior to his current position, Mr. Rippey was executive vice president, commercial, and chief financial officer at Ispat Inland. Mr. Rippey joined Inland Steel in 1984 and has had a career of increasingly responsible assignments becoming an officer in 1998 with responsibilities for sales, finance, human resources, law and purchasing. He has a bachelor’s degree in marketing from Indiana University; a master’s degree in banking and finance from Loyola University; and a master of business administration degree from the University of Chicago.

David Sadler joined Mittal Steel in October 2005 as Director, Health, Safety and Environment. In this role he is responsible for implementing a unified code across these areas, ensuring that all Mittal Steel units work to the same common standards of excellence. Mr. Sadler has a wealth of experience in the international mining industry, in numerous roles where he was responsible for both operational and health, safety and environmental performance. He joined Mittal Steel from the world mining giant Rio Tinto, where he was Head of Safety Improvement since April 2004. Mr. Sadler holds a first class degree in Metallurgy, a Masters degree in Metallurgical Quality Control and a Certificate in Education from Garnett College, London. He has completed various management courses including the Advanced Management Programme and the International Manufacturing Programme, both at INSEAD, France.

Henk Scheffer joined Mittal Steel in March 2003 as Company Secretary and is responsible for compliance with corporate legal requirements and supporting and facilitating Mittal Steel’s board of directors. Previously, Mr. Scheffer worked at Canon for 13 years in various legal and general management positions. Mr. Scheffer holds a law degree from Rijks Universiteit Groningen (RUG). In August 2005 Mr. Scheffer was re-admitted as an attorney to the Rotterdam Bar. He was previously admitted to the Amsterdam Bar.

Louis Schorsch was appointed President and Chief Executive Officer of Mittal Steel USA in April 2005. Prior to this, Dr. Schorsch was the President and Chief Executive Officer of Ispat Inland. He has over 26 years of experience in consulting and managerial roles predominantly relating to the steel industry. Prior to joining Ispat Inland in October 2003, Dr. Schorsch held various senior positions in the consulting and e-commerce sectors. His immediate previous assignments have been as President and Chief Executive Officer of GSX.Com Inc. and Principal at McKinsey & Company, where he worked from 1985 until 2000. While at McKinsey, he was a co-leader of the firm’s metals practice. Dr. Schorsch has published numerous articles in such publications as Business Week and Challenge and has also co-authored a book on steel titled “Upheaval in a Basic Industry.”

Leon V. Schumacher joined the Group in September 2003 to lead the Group’s Information Technology activities. He joined Mittal Steel from the management board of Arcelor International, where he was responsible for logistics, marketing and IT. Mr. Schumacher has 12 years of experience in the steel industry in information technology, operations and financial roles. He has also held positions at GSX.Com, TradeARBED and ProfilARBED and worked for many years in the United States. Mr. Schumacher holds a Master’s Degree in Electrical Engineering from Ecole Polytechnique Federale (EPF) in Zurich, Switzerland and a Master’s Degree in Management from HEC Business School in Paris, France.

William A. Scotting joined Mittal Steel in September 2002 to lead the Company’s Continuous Improvement activities. Mr. Scotting has 20 years experience in the steel industry in technical, operations management and consulting roles. Formerly an Associate Principal at McKinsey & Company, he has also held positions at BHP Steel, Pioneer Concrete (UK), Mascott Partnership and CRU International. Mr. Scotting holds a Bachelor of Science (Metallurgy) degree from the University of Newcastle in Australia, where he was awarded the Australasian Institute of Metallurgy Prize for Metallurgy, and an MBA (with distinction) from Warwick Business School in the UK. Mr. Scotting is a member of the Board of Directors of Mittal Steel Galati S.A., and JSC Mittal Steel Temirtau, and a member of the Supervisory Board of Mittal Steel Hamburg GmbH.

Kumar Arun Prasad Singh is the Chief Executive Officer of Mittal Steel Galati. Prior to the merging of Mittal Steel’s Central and Eastern European operations with its Western operations, Mr. Singh was the Chief Operating Officer of Mittal Steel Ostrava. With over 40 years experience in the steel industry, Mr. Singh joined Mittal Steel Lázaro Cárdenas in 1999 as Executive Director, Operations and was elevated to Chief Executive Officer in 2001. He moved to Mittal Steel Ostrava in 2002 as Chief Operating Officer and a member of its Management Board to oversee all operational aspects of the business. Mr. Singh was also appointed Chief Operating Officer of Mittal Steel Poland in 2004.

Mahendra Pratap Singh joined the Company in 1995. Currently as Director, Mining, Mr. Singh is responsible for expanding the mining base of the Company through acquisitions of additional mining resources and through capacity expansion of existing mining resources. Prior to his current position, Mr. Singh was Director Mining at Mittal Steel Temirtau. Mr. Singh has over 37 years experience in management, control and supervision of large sized coal, iron ore and limestone mines. Besides holding the Bachelor’s Degree in Mining Engineering, Mr. Singh is an Associate of the Indian School of Mines and holder of a First Class Mines’ Manager certificate of competency.

Pakkam S. Venkataramanan has worked for Mittal Steel since 1993, when he joined Mittal Steel Lázaro Cárdenas as Manager, Sales and Marketing. He spent eleven years in Mexico, rising to Director, Marketing, where he was responsible for overseeing and implementing the company’s sales strategy and building long-term relationships with customers. Having successfully developed Lázaro Cárdenas Sales and Marketing strategy, Mr. Venkataramanan then took up the position as Vice President, Sales and Marketing at Mittal Canada in 2004. Prior to joining Mittal Steel, he worked for the Steel Authority of India for 14 years in various sales and marketing positions. He holds post graduate degrees in Geology and Public Administration, from India. He was appointed as the Chief Executive Officer of Mittal Steel Lázaro Cárdenas in May 2005.

Viral C. Vora joined the Company in 1989. As Director, Shipping, Mr. Vora is responsible for the implementation of transportation strategy and policy for the Company’s raw materials and finished products. He is also responsible for the operation, chartering and management of the Company owned/chartered ships. He has over 31 years of experience in the shipping industry and has worked in the areas of chartering, operations and insurance. Mr. Vora was formerly General Manager, Shipping at Caribbean Ispat Limited (now Mittal Steel Point Lisas). Mr. Vora has a degree in statistics and mathematics.

Inder Walia is Director, Human Resources of Mittal Steel and joined the Company in 2000 and is responsible for the development and implementation of human resources strategies for the Company. He has 24 years of experience in human resources positions. He has a post-graduate degree in Human Resources from Tata Institute of Social Sciences, Mumbai, India. He is also an active member of various human resource committees. Mr. Walia has held various positions in human resources at Modi Corp. and HCL Hewlett Packard.

DESCRIPTION OF MITTAL STEEL’S SHARE CAPITAL

Set out below is a description of the Mittal Steel class A common shares and class B common shares that does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Mittal Steel’s Articles of Association and the applicable provisions of Book 2 of the Dutch Civil Code. The full text of the Company’s Articles of Association is available at Mittal Steel’s offices and is available at www.mittalsteel.com.

The Mittal Steel class A common shares are being created under Dutch law, and will be subject to the provisions attached to, and rank pari passu with, all existing class A common shares from the date of issue as set forth in Mittal Steel’s Articles of Association and the applicable provisions of Book 2 of the Dutch Civil Code.

Share Capital

As at December 31, 2005, the authorized common shares of Mittal Steel consisted of 5,000,000,000 class A common shares, par value of €0.01 per share, and 721,500,000 class B common shares, par value of €0.10 per share. At December 31, 2005, 255,401,673 (2004: 194,509,790) class A common shares and 457,490,210 (2004: 457,490,210) class B common shares were issued and 246,572,889 (2004: 185,284,650) class A common shares and 457,490,210 (2004: 457,490,210) class B common shares were outstanding.

The preference and relative rights of the Mittal Steel class A common shares and Mittal Steel class B common shares are substantially identical except for disparity in voting power and conversion rights. Holders of Mittal Steel class A common shares are entitled to one vote per share and holders of Mittal Steel class B common shares are currently entitled to ten votes per share on all matters submitted to a vote of shareholders. Each Mittal Steel class B common share is convertible, at the option of the holder, into one Mittal Steel class A common share.

Since Mittal Steel’s shareholder base will change significantly as a result of the transaction, the Controlling Shareholder has undertaken, conditional upon the closing of the Offer and the exchange of New Mittal Steel Shares for Arcelor shares pursuant thereto, to reduce the multiple voting rights attaching to its class B common shares from ten to two voting rights per class B common share.

The following table sets forth information as of December 31, 2005 with respect to the beneficial ownership of Mittal Steel class A common shares and Mittal Steel class B common shares by each person who is known to be the beneficial owner of more than 5% of either class of shares, and all directors and senior management as a group.

	Mittal Steel Class A Common Shares (1)			Mittal Steel Class B Common Shares		Total Common Shares (1)
	Number		% of Class	Number	% of Class	Number		% of Total
Controlling Shareholder (2)	166,074,790		65.02%	457,490,210	100%	623,565,000		87.47%
Treasury Stock (3)	8,189,617	(4)	3.21	—	—	8,189,617		1.15
Other Public
Shareholders	81,137,266		31.77	—	—	81,137,266		11.38
Total	255,401,673		100.00%	457,490,210	100%	712,891,883		100.00%
Directors and Senior Management(5)	3,363,916	(6)(7)	1.32%	—	—	3,363,916	(6)(7)	0.47%

(1)	For purposes of this table a person or group of persons is deemed to have beneficial ownership of any Mittal Steel class A common shares as of a given date which such person or group of persons has the right to acquire within 60 days after December 31, 2005 upon exercise of vested portions of stock options. The first third of the stock options granted on August 23, 2005 will vest on August 23, 2006; all stock options of the previous grants have vested. The amounts in the table do not include the number of Mittal Steel class A common shares to be received upon conversion of the Mittal Steel class B common shares.
(2)	Mr. Lakshmi Mittal and his wife, Mrs. Usha Mittal, together control Mittal Steel through direct ownership of Mittal Steel class A common shares and through indirect ownership of holding companies that own both Mittal Steel class A common shares and Mittal Steel class B common shares. Ispat International Investments S.L. is the owner of 26,100,000 Mittal Steel class A common shares and 72,150,000 Mittal Steel class B common shares. As a result, Ispat International Investments S.L. is the beneficial owner of 98,250,000 class A common shares (assuming conversion of the Mittal Steel class B common shares into Mittal Steel class A common shares). Mittal Investments S.à r.l., a limited liability company organized under the laws of Luxembourg, is the owner of 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal class B common shares. As a result, Mittal Investments S.à r.l. is the beneficial owner of 525,000,000 Mittal Steel class A common shares (assuming conversion of the Mittal Steel class B common shares into Mittal Steel class A common shares). Mr. Mittal is the direct owner of 30,000 Mittal Steel class A common shares and holds options to acquire an additional 340,000 Mittal Steel class A common shares of which 240,000 are, for the purposes of this table, deemed to be beneficially owned by Mr. Mittal due to the fact that those options are exercisable within 60 days. Mrs. Mittal is the direct owner of 5,000 Mittal Steel class A common shares and holds options to acquire an additional 40,000 Mittal Steel class A common shares of which all 40,000 options are, for the purposes of this table, deemed to be beneficially owned by Mrs. Mittal due to the fact that those options are exercisable within 60 days. Mr. Mittal and Mrs. Mittal share equally beneficial ownership of 100% of Ispat International Investments S.L. and share equally beneficial ownership of 100% of Mittal Investments S.à r.l. Accordingly, Mr. Mittal is the beneficial owner of 623,520,000 Mittal Steel class A common shares and Mrs. Mittal is the beneficial owner of 623,295,000 class A common shares (in each case, assuming conversion of the Mittal Steel class B shares into Mittal Steel class A common shares). Excluding options and assuming no conversion of the Mittal Steel class B common shares into Mittal Steel class A common shares, Mr. Lakshmi Mittal and Mrs. Usha Mittal, together directly and indirectly through intermediate holding companies, own 165,794,790 Mittal Steel class A common shares and 457,490,210 Mittal Steel class B common shares.
(3)	Represents Mittal Steel class A common shares repurchased by Mittal Steel pursuant to the previously announced share repurchase programs of Mittal Steel.
(4)	Consisting of 5,300,000 Mittal Steel class A common shares repurchased in the year ended December 31, 2004, 2,263,000 Mittal Steel class A common shares repurchased in fiscal year ended December 31, 2003, 139,200 Mittal Steel class A common shares repurchased in fiscal year ended December 31, 2002, 368,000 Mittal Steel class A common shares repurchased in fiscal year ended December 31, 2001, 242,600 Mittal Steel class A common shares repurchased in fiscal year ended December 31, 2000, 5,358,200 Mittal Steel class A common shares repurchased in the fiscal year ended December 31, 1998 and 1,458,960 Mittal Steel class A common shares repurchased in the fiscal year ended December 31, 1997 and excluding 253,140 Mittal Steel class A common shares awarded to certain senior executives of Mittal Steel, 23,532, 2,117,781 and 2,081,833 Mittal Steel class A common shares issued to Inland’s pension fund in 2003, 2002 and 2001 respectively, and 91,166 Mittal Steel class A common shares for options exercised under Mittal Steel’s pension plan during 2003, excluding 1,384,118 Mittal Steel class A common shares for options exercised between December 31, 2003 and December 31, 2004, excluding 349,606 Mittal Steel class A common shares for options exercised between December 31, 2004 and December 31, 2005, excluding 359,167 stock options that can be exercised by directors and senior management (other than the Controlling Shareholder) and excluding 280,000 stock options that can be exercised by the Controlling Shareholder, in each case within 60 days of December 31, 2005. No Mittal Steel class A common shares were repurchased during 2005.
(5)	Excludes shares beneficially owned by the Controlling Shareholder.
(6)	These 3,363,916 Mittal Steel class A common shares are included in shares owned by public shareholders indicated above.
(7)	During 1998, Mittal Steel awarded 198,750 common shares to certain senior management of Mittal Steel in connection with Mittal Steel’s initial public offering undertaken in 1997 and also awarded 54,390 common shares to certain senior executives as bonus shares in connection with Mittal Steel’s stock bonus plan.

Pursuant to Mittal Steel’s Articles of Association, amended and restated as of June 21, 2005, the Mittal Steel class A common shares may only be held in registered form. These shares may consist of either shares traded on the NYSE, or New York Shares, which are registered in a register kept by or on behalf of Mittal Steel by its New York transfer agent, or shares traded on Euronext Amsterdam, which are registered in a register kept by or on behalf of Mittal Steel by its Dutch transfer agent. Class A common shares in registered form may be evidenced by share certificates at the option of the shareholder concerned.

Major Shareholders

As of December 31, 2005, the Controlling Shareholder owned directly and indirectly through holding companies 165,794,790 Mittal Steel class A common shares (approximately 67.2% of the issued and outstanding class (save for class A common shares held in treasury)) and 457,490,210 Mittal Steel class B common shares (100% of the issued and outstanding class), representing approximately 98.3% of the combined voting interest in Mittal Steel. On completion of the acquisition of LNM Holdings on

December 17, 2004, 139,659,790 Mittal Steel class A common shares and 385,340,210 Mittal Steel class B common shares were issued to an intermediate holding company owned by the Controlling Shareholder. Prior to the completion of the acquisition of LNM Holdings, the Controlling Shareholder owned 26,135,000 Mittal Steel class A common shares (approximately 57.5% of the then-issued and outstanding class (save for class A common shares held in treasury)) and 72,150,000 Mittal Steel class B common shares (100% of the then-issued and outstanding class), representing approximately 97.5% of the then-combined voting interest in Mittal Steel.

Mr. Lakshmi N. Mittal, by virtue of his ownership of Mittal Steel class B common shares, has the right to make binding nominations for the appointment of all members of Mittal Steel’s board of directors and to determine the outcome of any action requiring shareholder approval. In addition, Mr. Lakshmi N. Mittal will have the ability, by virtue of his ownership of Mittal Steel class B common shares, to prevent or cause a change in control of Mittal Steel and its subsidiaries.

Since Mittal Steel’s shareholder base will change significantly as a result of the transaction, the Controlling Shareholder has undertaken, conditional upon the closing of the Offer and the exchange of the New Mittal Steel Shares for Arcelor Shares and/or Convertible Bonds pursuant thereto, to reduce the multiple voting rights attaching to its class B common shares from ten to two voting rights per class B common share. The reduction in the number of voting rights attached to the class B common shares would be implemented through a reduction of the nominal value of each of the issued class B common shares from €0.10 per share to €0.02 per share without repayment of the difference of €0.08 per share to the relevant holders of class B common shares.

New Class A Common Shares

Completion of the Offer is subject to Mittal Steel’s shareholders’ meeting approving the Offer pursuant to Article 2:107a of the Dutch Civil Code and designating the Mittal Steel Board of Directors as the authorized corporate body for the purpose of resolving upon the issuance of the New Mittal Steel Shares in consideration for Arcelor shares and Convertible Bonds. Said shareholders’ meeting of Mittal Steel will be held before the end of the acceptance period of the Offer. Mittal Investments S.à r.l. and ISPAT International Investments S.L., two holding companies of the Controlling Shareholder, which together have 98.3% of the voting rights of Mittal Steel, have undertaken to vote in favor of the approval of the transaction and the increase of authorized capital necessary to consummate the Offer.

The authorization of the shareholders’ meeting of Mittal Steel to allow the Board of Directors to issue the New Mittal Steel Shares requires a simple majority vote. There is no quorum requirement. Mittal Steel’s shareholders have no pre-emptive rights to subscribe for any of the New Mittal Steel Shares since the New Mittal Steel Shares are issued in return for a contribution in kind. There is also no minimum price requirement, other than that the New Mittal Steel Shares cannot be issued at a price below the par value of such shares (€0.01 per share) and that the relevant authorized body can decide to require a minimum price. Finally, since the contribution in kind, the Arcelor shares and Convertible Bonds, concern securities that are listed on a stock exchange, there is no requirement for a valuation report drawn up by a Dutch certified accountant with respect to the contributed Arcelor shares and Convertible Bonds.

The new class A common shares will be in registered form, freely transferable, and rank pari passu with all existing Mittal Steel class A common shares as from the date of issue. The maximum number of New Mittal Steel Shares that could be issued in relation to the Offer will be 547.6 million (assuming a 100% acceptance level, the conversion of all Convertible Bonds to shares and the tendering of all treasury shares).

Form and Transfer of Shares

Both the class A common shares and the class B common shares of Mittal Steel are in registered form. Class A common shares are available in the form of an entry in the share register of Mittal Steel both with or without the issuance of a share certificate, at the option of the shareholder concerned. No share certificates will be issued in respect of class B common shares.

Subject to Dutch law and the Articles of Association, shares in registered form can only be transferred by a written deed of transfer and the acknowledgement of the transfer by Mittal Steel, all in accordance with the provisions of Dutch law and the Articles of Association.

The class A common shares are freely transferable. The class A common shares have no conversion rights.

Each class B common share is convertible at any time and from time to time at the option of the holder thereof into one class A common share. However, the conversion of a class B common share into a class A common share is a reduction of the issued share capital of Mittal Steel under the laws of The Netherlands and requires approval by the shareholders. In addition, the conversion of a class B common share into a class A common share will result in a reduction of the votes of the holder from ten to one.

Issuance of Common Shares

Pursuant to the Articles of Association of Mittal Steel, a general meeting of shareholders can designate Mittal Steel’s board of directors as the authorized corporate body for the purpose of resolving upon the issuance of shares by Mittal Steel and to determine the price and further conditions of such share issuance. Such a designation can only be valid for a specific period of no more than five years and may from time to time be extended for a period of not more than five years.

A resolution to resolve upon the issuance of shares, including the designation of Mittal Steel’s board of directors as the authorized corporate body for the purpose of resolving upon the issuance of shares, requires a simple majority of the votes cast, without a quorum requirement.

At the annual meeting of shareholders held on May 26, 2005, Mittal Steel shareholders extended the authority to Mittal Steel’s board of directors for a period of one year (until the annual meeting of shareholders to be held in 2006) to issue and/or grant rights to subscribe for shares with respect to 10% of the unissued class A common shares into which the authorized share capital of Mittal Steel is divided at the time the resolution to issue or grant rights to subscribe for common shares taken by Mittal Steel’s board of directors.

On April 19, 2005, Mittal Steel’s board of directors adopted a resolution under this authority in order to issue such number of Mittal Steel class A common shares required to be issued to ISG (now Mittal Steel USA stockholders, pursuant to the acquisition agreement with ISG).

Pre-emptive Rights

Unless limited or excluded by Mittal Steel’s shareholders or board of directors as described below, holders of each class of common shares have a pro rata pre-emptive right to subscribe for any newly issued common shares of such class, except for common shares issued for consideration other than cash or issued to Mittal Steel employees or employees of any of its operating subsidiaries.

A resolution to exclude or limit pre-emptive rights, including the designation of Mittal Steel’s board of directors as the authorized corporate body for the purpose of resolving upon the exclusion or limitation of pre-emptive rights, requires the approval of at least a majority of the votes cast and, if less than half of the issued share capital is represented at the meeting at which the vote is taken, the approval of at least two-thirds of the votes cast.

At the extraordinary meeting held on December 15, 2004, shareholders delegated authority to members of Mittal Steel’s board of directors to limit or exclude preemptive rights in respect of issuances of Mittal Steel class A common shares for a period of five years (the maximum permitted by the laws of The Netherlands). At the annual meeting of shareholders held on May 26, 2005, Mittal Steel shareholders resolved to reduce such authority to a period of one year (until the annual meeting of shareholders to be held in 2006).

Repurchase of Shares

Mittal Steel may acquire its own common shares, subject to certain provisions of the laws of The Netherlands and of its Articles of Association, if and insofar as:

•	shareholders’ equity, less the amount to be paid for the common shares to be acquired, is not less than the sum of Mittal Steel’s issued share capital plus any legal reserve and the Special Reserve required to be maintained by the laws of The Netherlands or Mittal Steel’s Articles of Association; and

•	Mittal Steel and its subsidiaries would thereafter not hold, or hold as pledgee, common shares with an aggregate par value exceeding one tenth of Mittal Steel’s issued share capital.

Purchases by Mittal Steel of its common shares may be effected by Mittal Steel’s board of directors only if the shareholders have authorized Mittal Steel’s board of directors to effect such repurchases and such authorization has been granted within 18 months (the maximum permitted by the laws of The Netherlands) prior to the date of purchase.

A resolution to resolve upon the repurchase of shares, including the designation of Mittal Steel’s board of directors as the authorized corporate body for the purpose of resolving upon the repurchase of shares, requires a simple majority of the votes cast, without a quorum requirement.

At the extraordinary meeting held on December 15, 2004, shareholders granted the authority to Mittal Steel’s board of directors to repurchase up to 10% of the issued share capital of Mittal Steel, in the form of class A common shares and class B common shares, for a period of 18 months effective from the date of the extraordinary meeting until June 14, 2006.

At the annual meeting of shareholders held on May 26, 2005, Mittal Steel shareholders resolved to authorize Mittal Steel’s board of directors, with effect from the date of the annual meeting held on May 26, 2005, to cause Mittal Steel to acquire up to 10% of its own share capital issued at the time of acquisition, in the form of class A shares, on the NYSE, Euronext Amsterdam or otherwise, for a period of 18 months (ending on November 25, 2006), for a purchase price per class A common share to be paid in cash, of not more than 125% of the share price on the NYSE or Euronext Amsterdam and no less than the nominal value of the share at the time of repurchase. The price on the NYSE or Euronext Amsterdam will be the higher of: (a) the average of the final listing price per class A common share according to the Official Price List of Euronext Amsterdam during the 30 consecutive days on which Euronext Amsterdam is open for trading preceding the three trading days prior to the date of repurchase, and (b) the average of the closing price per class A common share on the NYSE during 30 consecutive days on which the NYSE is open for trading preceding the three trading days prior to the date of repurchase.

The authorization granted to Mittal Steel’s board of directors at the extraordinary meeting of shareholders held on December 15, 2004 in respect of the class B common shares will continue and will expire on June 14, 2006.

Capital Reduction

The shareholders of Mittal Steel may reduce its issued share capital by canceling common shares held by Mittal Steel, by canceling all common shares of a specific class or by reducing the par value of common shares, subject to certain statutory provisions. A resolution to reduce the issued share capital requires the approval of at least a majority of the votes cast and, if less than half of the issued share capital is represented at the meeting at which the vote is taken, the approval of at least two thirds of the votes cast. In addition, the prior or simultaneous approval of each group of holders of the class of common shares to which the capital reduction relates is required. Mittal Steel is required to file any resolution of shareholders reducing its share capital with the trade register of the Chamber of Commerce and Industry in the district in which it has its corporate seat and to publish the filing in a national daily newspaper. During the two-month period after the filing is made, creditors of Mittal Steel may oppose such reduction of share capital.

General Meeting

Each shareholder of Mittal Steel has the right to attend general meetings of shareholders, either in person or by proxy, to address shareholder meetings and to exercise voting rights, subject to the provisions of Mittal Steel’s Articles of Association. There is no minimum shareholding required to be able to attend or vote at a general meeting of shareholders. An annual general meeting of shareholders will be held within six months after the end of each financial year in The Netherlands, in Amsterdam, Haarlemmermeer (Schiphol Airport), The Hague or Rotterdam. Extraordinary general meetings of shareholders may be held as often as Mittal Steel’s board of directors deems necessary. In addition, one or more shareholders and other persons entitled to attend such meetings jointly representing at least 10% of the total outstanding share capital may request that a general meeting of shareholders be convened.

Mittal Steel will give notice of each meeting of shareholders by notice published by advertisement, which shall be published in at least one national daily newspaper distributed throughout The Netherlands and in the Official Price List (Officiële Prijscourant) of Euronext Amsterdam N.V. and, if required, elsewhere. In addition, holders of registered shares who have their ownership recorded directly in Mittal Steel’s shareholders’ register shall be notified by letter that the meeting is being convened. Such notices will be given no later than on the 15th day prior to the day of the meeting and will include, or be accompanied by, an agenda (or state where such agenda may be obtained) identifying the business to be considered at the meeting.

Mittal Steel’s board of directors may set a record date to establish which shareholders are entitled to attend and vote at the meeting of shareholders.

The agenda is to contain the items selected by the person(s) convening the meeting and required by Dutch law or Mittal Steel’s Articles of Association. In addition, unless it would be detrimental to the vital interests of Mittal Steel, the agenda must also contain the items requested in writing by one or more shareholders or other persons entitled to attend general meetings of shareholders, alone or together representing at least 1% of the issued share capital or representing the amount of market capitalization set by law (at present being €50 million). Such request must have been received by Mittal Steel not later than on the sixtieth day prior to that of the meeting.

Voting Rights

Each Mittal Steel class A common share entitles its holder to one vote and each Mittal Steel class B common share currently entitles its holder to ten votes (to be reduced to two votes in case of successful completion of the Offer) on each matter to be voted upon by shareholders. Shareholders will vote as a single class on all matters submitted to a vote of the general meeting of shareholders, including, without limitation, the appointment of Class A, B and C directors to Mittal Steel’s board of directors and any proposed amendment of Mittal Steel’s Articles of Association.

Mittal Steel’s Articles of Association currently provide that the board of directors must consist of five or more Class A, B and C directors, and must have at all times one Class A director and at least two Class C directors. Class A directors are appointed for a period of four years, whereas Class B and C directors will be elected to serve one-year terms.

The entire board of directors acting jointly can represent and bind Mittal Steel. In addition, each Class A director can represent and bind Mittal Steel individually. A Class B director acting jointly with another Class B director can represent and bind Mittal Steel, and a Class C director acting jointly with two Class B directors or one Class A director can represent and bind Mittal Steel. Except with respect to the power to represent and bind Mittal Steel, all directors have equal rights and obligations.

The holders of Mittal Steel class B common shares have the right to make a binding nomination for the appointment of a Class A, B or C director to Mittal Steel’s board of directors. The general meeting of shareholders may at all times resolve by a resolution passed by an absolute majority of the votes cast at the meeting and representing at least one-third of the issued share capital to overrule such binding nomination. Unless otherwise required by Mittal Steel’s Articles of Association or the laws of The Netherlands, resolutions of the general meeting of shareholders will be validly adopted by a simple majority of the votes cast. Except in limited circumstances provided for in Mittal Steel’s Articles of Association or under the laws of The Netherlands, there is no quorum requirement for the valid adoption of shareholder resolutions.

Major shareholders in Mittal Steel have no special or enhanced voting rights as a result of their larger shareholdings; their voting rights correspond to the number of class A and/or class B common shares they hold and the votes attached to such shares.

Reduction of Class B Voting Rights

Since Mittal Steel’s shareholder base will change significantly as a result of the transaction, the Controlling Shareholder has undertaken, conditional upon the closing of the Offer and the exchange of the New Mittal Steel Shares for Arcelor shares and/or Convertible Bonds pursuant thereto, to reduce the multiple voting rights attaching to its class B common shares from ten to two voting rights per class B common share.

The reduction in the number of voting rights attached to the class B common shares would be implemented through a reduction of the nominal value of each of the issued class B common shares from €0.10 per share to €0.02 per share (capital reduction) without repayment of the difference of €0.08 per share to the relevant holders of class B common shares.

The share capital will be reduced accordingly, according to the procedure described above in “The Offer—Intentions of Mittal Steel—Intentions regarding Corporate Governance for the Group.”

The reduction of €0.08 per class B common share shall be attributed to a special reserve.

The proposed capital reduction, including the proposed voting rights reduction, is expected to be conditionally approved by a resolution of the annual general meeting of shareholders of Mittal Steel on [May 9], 2006, and a resolution of the meeting of class B common shares, approving the proposed capital reduction, on [May 9], 2006 (the “Capital Reduction Resolutions”). The Controlling Shareholder has committed to vote in favor of the proposed voting rights reduction.

Upon the closing of the Offer and the issue of the New Mittal Steel Shares in exchange for Arcelor shares and/or Convertible Bonds pursuant thereto, the following steps will be taken:

First, Mittal Steel shall file a copy of the Capital Reduction Resolutions with the Commercial Register in Rotterdam.

Second, following the filing of the Capital Reduction Resolutions, Mittal Steel shall publish a notice regarding the filing of the Capital Reduction Resolutions in a Dutch nationally distributed daily newspaper.

Third, following the publication of the notice, there is a two month waiting period during which creditors of Mittal Steel may oppose the decision to reduce the capital and request Mittal Steel to provide for a guarantee or other form of security to secure the satisfaction of such creditor’s claim, unless payment of such creditor’s claim is sufficiently secured or if the financial condition of Mittal Steel provides sufficient security that such creditor’s claim will be paid.

Finally, upon expiration of the two-month waiting period and provided that the decision to reduce the capital has not been opposed, or any opposition by a creditor of Mittal Steel has been resolved, the capital reduction will be implemented by amending the Mittal Steel Articles of Association through the execution of a notarial deed of amendment, and the registration of the capital reduction with the Commercial Register in Rotterdam.

Annual Accounts

Each year, Mittal Steel’s board of directors must prepare annual accounts within five months after the end of Mittal Steel’s financial year, unless the shareholders have approved an extension of this period for up to six additional months due to certain special circumstances recognized as such under the laws of The Netherlands. The annual accounts must be made available for inspection by shareholders at the offices of Mittal Steel within the same period.

Subject to Dutch law, the annual accounts must be accompanied by an auditors’ certificate, an annual report and certain other mandatory information. The shareholders shall appoint an accountant as referred to in Article 393 of Book 2 of the Dutch Civil Code to audit the annual accounts. The general meeting of shareholders shall adopt the annual accounts.

Dividends

Mittal Steel’s board of directors may reserve a portion of Mittal Steel’s annual profits. The portion of Mittal Steel’s annual profits that remains unreserved shall be distributed to shareholders of Mittal Steel pro rata based on the number of common shares held by each shareholder, without regard to the class or par value of such common shares. Mittal Steel’s board of directors may resolve that Mittal Steel make distributions out of its general share premium account or out of any other reserves available for distributions under the laws of The Netherlands, not being a legal reserve or the special share premium reserve that Mittal Steel is required to maintain pursuant to Article 36.1 of its Articles of Association, or the Special Reserve (as defined elsewhere in this prospectus). The Special Reserve was created to ensure that the holders of class A common shares and class B common shares have equal dividend rights. Mittal Steel may declare dividends in the form of common shares as well as in cash. Mittal Steel’s board of directors may also decide that Mittal Steel pay interim dividends. Mittal Steel may only declare distributions, including interim dividends, insofar as its shareholders’ equity exceeds, on a non-consolidated basis, the sum of its paid up issued share capital and certain reserves that are required to be maintained by the laws of The Netherlands or Mittal Steel’s Articles of Association (including the Special Reserve).

The Mittal Steel board of directors may set a record date to establish which shareholders are entitled to dividends and the date upon which such dividends will become payable. Distributions that have not been claimed within five years and two days after the date on which they became due and payable revert to Mittal Steel.

Article 36.3 of Mittal Steel’s Articles of Association provides that as soon as all of the outstanding class B common shares have been converted into class A common shares, the balance of the Special Reserve shall be added to the general share premium reserve, whereupon the Special Reserve shall cease to exist.

All calculations to determine the amounts available for dividends will be based on Mittal Steel’s statutory accounts, which will, as a holding company, be different from its consolidated accounts. Mittal Steel’s statutory accounts have to date been prepared, and will continue to be prepared, under Dutch GAAP and are deposited with the Commercial Register in Rotterdam, The Netherlands. As of December 31, 2004, the net results and the sum of the equity as set out in the statutory accounts were $4,271 million and $8,824 million, respectively. Because Mittal Steel is a holding company and has no operations of its own, it is dependent on dividends or other advances from its operating subsidiaries to fund any dividends.

The holders of Mittal Steel class A common shares and Mittal Steel class B common shares are entitled to receive pro rata such distributions, if any, that may be declared by Mittal Steel’s board of directors out of funds legally available for distribution.

The New Mittal Steel Shares will rank pari passu with all existing Mittal Steel class A common shares from the date of issue and, accordingly, will be entitled to any dividend distributions declared following the date of issue of the New Mittal Steel Shares.

Significant Transactions

As required under Dutch law, decisions of the board of directors involving a significant change in the identity or character of Mittal Steel are subject to the approval of the shareholders.

Such decisions include:

•	the transfer of all or substantially all of Mittal Steel’s business to a third party;

•	the entry into or termination of a significant joint venture of Mittal Steel or of any of Mittal Steel’s subsidiaries with another legal entity or company, or of Mittal Steel’s position as a fully liable partner in a limited partnership or a general partnership; or

•	the acquisition or disposal, by Mittal Steel or any of Mittal Steel’s subsidiaries, of a participating interest in the capital of a company valued at one third or more of Mittal Steel’s assets according to Mittal Steel’s most recently adopted consolidated annual balance sheet.

A resolution of the general meeting of shareholders to resolve upon a “significant transaction” as described above, requires a simple majority of the votes cast, without a quorum requirement.

Amendment to the Articles of Association

Mittal Steel’s Articles of Association may be amended by resolution of the shareholders upon a proposal by Mittal Steel’s board of directors. The resolution of the shareholders to amend the Articles of Association shall require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the amendment of the Articles of Association.

A resolution of the general meeting of shareholders and each group of holders of shares of the class whose rights are prejudiced by the amendment of the Articles of Association to resolve upon an amendment to the Articles of Association, requires a simple majority of the votes cast, without a quorum requirement.

Merger and Demerger

Mittal Steel’s board of directors requires the prior approval of the general meeting of shareholders to resolve to enter into (i) a statutory merger whereby Mittal Steel acts as the acquiring legal entity, or (ii) a legal demerger (juridische splitsing) whereby Mittal Steel acts as the acquiring or demerging legal entity, unless the statutory merger is a merger referred to in Article 333 of Book 2 of the Dutch Civil Code (i.e., a merger in which the acquiring company holds 100% of the issued capital of the disappearing entity), or in the case of a legal demerger, a demerger referred to in Article 334hh of Book 2 of the Dutch Civil Code (i.e., a demerger in which the acquiring companies are newly incorporated companies and the demerged entity becomes the sole shareholder of such acquiring companies).

A resolution of the general meeting of shareholders to resolve upon a merger or demerger, requires the approval of at least a majority of the votes cast and, if less than half of the issued share capital is represented at the meeting at which the vote is taken, the approval of at least two-thirds of the votes cast.

Liquidation

In the event of the dissolution and liquidation of Mittal Steel, holders of Mittal Steel common shares are entitled to receive all of the assets of Mittal Steel available for distribution after payment of all liabilities pro rata to the number of common shares held by each such shareholder irrespective of the par value of the common shares held by such holder. As a holding company, Mittal Steel’s sole material assets are the capital stock of its operating subsidiaries. Therefore, in the event of dissolution or liquidation, Mittal Steel will either distribute the capital stock of the operating subsidiaries or sell such stock and distribute the net proceeds thereof, after satisfying its liabilities. During liquidation, Mittal Steel’s Articles of Association will, to the extent possible, remain in full force and effect.

A resolution of the general meeting of shareholders to resolve upon the dissolution and liquidation of Mittal Steel, requires a simple majority of the votes cast, without a quorum requirement.

Information Rights

Holders of Mittal Steel class A common shares and class B common shares enjoy the following information rights:

•	the right to obtain the annual accounts and the annual report. Within five months following the end of each fiscal year, Mittal Steel’s Board of Directors must prepare annual accounts accompanied by an annual report. This period may be extended by the general meeting of shareholders on account of special circumstances by a maximum of six additional months. The annual accounts and the annual report are available free of charge to shareholders at Mittal Steel’s offices from the date of the notice convening Mittal Steel Annual General Meeting;

•	the right for (i) one or more shareholders and other persons entitled to attend such meetings jointly representing at least 10 per cent of the total outstanding share capital in Mittal Steel and (ii) one or more shareholders jointly representing a nominal value of at least €225,000 in the aggregate in Mittal Steel, to petition for an investigation (enquête) into the affairs of Mittal Steel; and

•	the right to obtain a copy of any proposal to amend Mittal Steel’s Articles of Association or to dissolve Mittal Steel at the same time as meeting notices referring to such proposals are published or sent to all those who are entitled to vote on the subject.

In addition, pursuant to the relevant provisions of Book 2 of the Dutch Civil Code, Mittal Steel’s Board of Directors must provide the general meeting of shareholders with all information that it may require, unless vital interests of Mittal Steel or any law, rule or regulation applicable to Mittal Steel would prevent it from doing so.

Mandatory Bid

Dutch law currently does not provide for mandatory takeover bids. Dutch rules on mandatory takeovers are expected to become effective in the course of 2006. The directive of the European Parliament and of the Council of the European Union on takeover bids (the “Takeover Directive”) of April 21, 2004, must be implemented by each EU member state no later than May 20, 2006. The Takeover Directive applies to all companies governed by the laws of an EU member state of which all or some voting securities are admitted to trading on a regulated market in one or more EU member states. Pursuant to the Takeover Directive, EU member states should ensure protection of minority shareholders by obliging the person that acquires control of a company to make an offer to all the holders of that company’s voting securities for all their holdings at an equitable price. The laws of the EU member state in which a company has its registered office will determine the percentage of voting rights that is regarded to confer control over that company. On December 23, 2005, the Dutch government published its proposal for the implementation of the Takeover Directive (the “Proposal”). Pursuant to the Proposal, any shareholder or group of shareholders acting in concert who could exercise, directly or indirectly, at least 30% of the votes in the shareholders’ meeting of a Dutch company is considered to control such company. Pursuant to the Proposal, shareholders with controlling interests as of the date on which the new legislation enters into force will be exempt from the obligation to make a takeover bid for the remaining shares they do not hold. Accordingly, even if at the date of implementation of the Takeover Directive into the laws of The Netherlands, the Controlling Shareholder has a greater than 30% voting interest in Mittal Steel, the Controlling Shareholder is still not obligated to launch a bid for the remaining outstanding shares in Mittal Steel.

Dutch Squeeze Out Proceedings

If a person or a group of persons acting in concert holds in total 95% of a Dutch public limited liability company’s issued share capital by nominal value for their own account, Dutch law permits the that person or group of persons acting in concert to acquire the remaining ordinary shares in the company by initiating proceedings against the holders of the remaining ordinary shares. The price to be paid for such ordinary shares will be determined by the Enterprise Chamber of the Amsterdam Court of Appeal.

Disclosure of Significant Ownership of Shares

Holders of Mittal Steel shares may be subject to notification obligations under the Dutch Act on Disclosure of Holdings in Listed Companies 1996 (Wet Melding Zeggenschap in ter beurze genoteerde vennootschappen 1996), as amended (the “Dutch Disclosure Act”), and the Dutch Act on the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995), as amended (the “Dutch Securities Act”). The following description summarizes those obligations. Shareholders of Mittal Steel are advised to consult with their own legal advisers to determine whether the notification obligations apply to them.

Pursuant to the Dutch Disclosure Act, any person who, directly or indirectly, acquires or disposes of an interest in Mittal Steel’s share capital or voting rights must immediately give written notice to Mittal Steel and, by means of a standard form, to the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) if, as a result of such acquisition or disposal, the percentage of Mittal Steel’s capital interest or voting rights held by such person falls within a different percentage range as compared with the percentage range applicable to the capital interest or voting rights held by such person prior to the acquisition or disposal. The percentage ranges referred to in the Dutch Disclosure Act are 0-5%, 5-10%, 10-25%, 25-50%, 50-66 2/3% and 66 2/3% or more.

A proposal to amend the Dutch Disclosure Act is pending before the Second Chamber of the Dutch Parliament. It is anticipated that the following percentage ranges will be introduced: 0-5%, 5-10%, 10-15%, 15-20%, 20-25%, 25%-30%, 30-40%, 50-60%, 75-95% and 95% or more.

Upon notification, the Netherlands Authority for the Financial Markets shall arrange for publication of the notification in a public registry.

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must be taken into account: (i) common shares that are directly held (or acquired or disposed of) by any person, (ii) common shares that are held (or acquired or disposed of) by such person’s subsidiaries or by a third party for such person’s account or by a third party with whom such person has concluded an oral or written voting agreement and (iii) common shares that such person, or any subsidiary or third party referred to above, may acquire pursuant to any option or other right held by such person (or acquired or disposed of). Special rules apply to the attribution of common shares that are part of the property of a partnership or other community of property. A holder of a pledge or right of usufruct in respect of common shares can also be subject to a notification obligation if such person has, or can acquire, the right to vote on the common shares. If a pledgor or usufructuary as holder of the common shares retains such voting rights, this may trigger notification obligations for such holder.

Disclosure of Insider Transactions

Members of Mittal Steel’s board of directors and other insiders within the meaning of Article 47a of the Dutch Securities Act and/or Article 2a of the Dutch Disclosure Act must report to the Netherlands Authority for the Financial Markets if they carry out or cause to be carried out, for their own account, a transaction in shares in Mittal Steel or in securities whose value is at least in part determined by the value of shares in Mittal Steel.

COMPARISON OF RIGHTS OF SHAREHOLDERS UNDER

LUXEMBOURG AND DUTCH LAW

As a result of the Offer, shareholders of Arcelor will become shareholders of Mittal Steel and their rights will be governed by Mittal Steel’s Articles of Association, which differ in material respects from Arcelor’s Articles of Association. The following is a summary of the material differences between the rights of holders of Arcelor shares and holders of Mittal Steel class A common shares and Mittal Steel class B common shares. These differences arise from differences between the Luxembourg law dated August 10, 1915, as amended, and the Dutch Civil Code as well as from differences between the governing documents. This summary is not, and does not purport to be, complete. This summary is qualified in its entirety by reference to the corporate laws of Luxembourg and the Dutch Civil Code and the governing instruments of Mittal Steel and Arcelor. For information as to where the governing instruments of Mittal Steel and Arcelor may be obtained, see “Where You Can Find More Information.” You are encouraged to obtain and read these documents.

Voting Rights

Under Luxembourg law, each shareholder is entitled, notwithstanding any provision to the contrary in the Articles of Association, to one vote per share. All shareholder resolutions are taken by a majority of the outstanding shares present or represented at the shareholders’ meeting unless the Articles of Association or Luxembourg law prescribe otherwise. No quorum is required unless Luxembourg law or the Articles of Association provide otherwise.

Arcelor’s Articles of Association provide for one vote per share of Arcelor. Arcelor’s Articles of Association further provide that, unless there is a provision of Luxembourg law to the contrary, resolutions shall be adopted at the general meeting of shareholders by a majority of those shareholders present or represented. A resolution by the general meeting to increase or decrease the authorized or subscribed capital, to limit or exclude pre-emptive rights, to approve the acquisition by any person of one quarter or more of the shares of Arcelor or to amend the Articles of Association of Arcelor requires, in order to be validly adopted, a quorum of one half of the subscribed capital and a majority of two thirds of the votes of the shareholders present or represented.

Under Dutch law, each shareholder is entitled to one vote per share, unless the Articles of Association of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the Articles of Association or Dutch law prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless Dutch law or the Articles of Association stipulate otherwise.

Mittal Steel’s Articles of Association provide for one vote per share of Mittal Steel class A common shares and ten votes per share of Mittal Steel class B common shares. Generally, all resolutions may be adopted by a simple majority of the total votes cast, and there are no quorum requirements. Since Mittal Steel’s shareholder base will change significantly as a result of the transaction, the Controlling Shareholder has undertaken, conditional upon the closing of the Offer and the exchange of New Mittal Steel Shares for Arcelor shares and/or Convertible Bonds pursuant thereto, to reduce the multiple voting rights attaching to its class B common shares from ten to two voting rights per class B common share.

A resolution by the general meeting of shareholders to limit or exclude pre-emptive rights or to designate the board of directors as the authorized organ (corporate body) for this purpose requires, in order to be validly adopted, a majority of at least two thirds of the votes cast in a meeting of shareholders if less than half of the issued share capital is present or represented at such meeting. The same applies to a resolution to reduce the issued share capital. A binding nomination for the appointment of a director to the Mittal Steel board of directors may be overruled by a resolution of the general meeting of shareholders adopted by an absolute majority of the votes cast, provided such majority represents at least one third of the issued share capital. If this proportion of the capital is not represented at the meeting, but an absolute majority of the votes cast is in favor of a resolution to cancel the binding nature of the nomination, a new meeting may be convened at which the resolution may be passed by an absolute majority of the votes cast, regardless of the proportion of the capital represented at the meeting. A member of Mittal Steel’s board of directors may be suspended or dismissed by the general meeting of shareholders by a resolution passed by at least a two-thirds majority of votes cast representing more than half of the issued share capital of Mittal Steel.

Amendment of Charter Documents

Under Luxembourg law, amendments to the Articles of Association of a public limited company (société anonyme) require a resolution of the shareholders of the company approved by a majority of two thirds of the votes of the shareholders present or represented at a meeting the quorum for which must be at least half of the subscribed capital of the company, unless the Articles of Association provide otherwise. Such meeting should be convened by the board of directors. The agenda of the meeting must indicate the proposed amendments to the Articles of Association. If the quorum is not reached at the shareholders’ meeting, a second meeting may be convened. The convening notice shall reproduce the agenda and indicate the date and the results of the previous meeting. The second meeting shall validly deliberate regardless of the proportion of the capital represented, though any resolution, to be adopted, must be carried by at least two thirds of the vote of the shareholders present or represented. Any amendments concerning the objects or form of the company must be approved by the general meeting of bondholders. Such meeting shall not validly deliberate unless at least one half of the securities outstanding are represented and the agenda indicates the proposed amendments. If there is no quorum, a second meeting may be convened in the same manner as above. At the second meeting, bondholders who are not present or represented shall be regarded as being present and as voting for the proposals of the board of directors. However, in such case the convening notice must (i) reproduce the agenda of the first meeting and indicate the date and results of that meeting; (ii) specify the proposals of the board of directors on each of the items of such agenda, indicating the amendments proposed; and (iii) contain a notice to bondholders that failure on their part to attend the general meeting shall be deemed to indicate support for the proposals of the board of directors. At both meetings, resolutions shall be validly passed if they are passed by two thirds of the votes.

The nationality of the company may be changed and the commitments of its shareholders may be increased only with the unanimous consent of the shareholders and bondholders.

In accordance with the rules and regulations of the Luxembourg Stock Exchange, the convening notice for a general meeting of the shareholders of a company listed on the stock exchange, such as Arcelor, must be published in one or several newspapers circulated throughout Luxembourg or widely circulated therein or on the website of the stock exchange or may be made available to the public in written form at places indicated by announcement to be published in the same manner. Such convening notice should also be filed with the stock exchange.

Any resolutions to amend the Articles of Association of a Luxembourg company must be taken before a Luxembourg notary and such amendments must be published.

Arcelor’s Articles of Association provide that the Articles of Association may be modified by a general meeting of shareholders acting in accordance with the quorum and majority requirements set out in Luxembourg law.

Under Dutch law, shareholders of a Dutch company may resolve to amend the company’s Articles of Association.

Under Mittal Steel’s Articles of Association, the general meeting of shareholders may pass a resolution for an amendment to Mittal Steel’s Articles of Association that will be valid only if the resolution was proposed to the general meeting of shareholders by the board of directors and the complete proposal has been made freely available to the shareholders and other persons entitled to attend meetings of shareholders, at the office of the company and, in the event that shares have been listed on Euronext Amsterdam, at a bank in Amsterdam specified in the notice convening the meeting from the day of notice convening such meeting until the close of that meeting. The resolutions of the shareholders to amend Mittal Steel’s Articles of Association will require the prior or simultaneous approval of each group of holders of shares of the class whose rights are prejudiced by the amendment to the Articles of Association.

Appraisal Rights

Luxembourg law does not recognize the concept of appraisal rights and, accordingly, holders of shares in a Luxembourg company have no appraisal rights.

Dutch law does not recognize the concept of appraisal or dissenters’ rights and, accordingly, holders of shares in a Dutch company have no appraisal rights.

Issuance of Shares

Any increase in capital shall be decided upon by the general meeting of shareholder with a quorum of 50% of the share capital and a majority of two thirds of the votes present or represented. The Articles of Association may, however authorize the board of directors to increase capital on one or more occasions up to a specified amount which authorization shall be valid for only five years. It may be renewed on one or more occasions by the general meeting deliberating in the same manner as above.

The shareholders of Arcelor resolved on December 11, 2001 to authorize the board of directors for a period ending on December 11, 2006 to increase the capital on one or more occasions within the limits of the authorized capital. The board of directors is authorized to fix the procedure for all subscriptions and their payment in cash or in kind. An increase in capital may be carried out by (i) an incorporation of reserves, share premium or carried forward profits with or without the issue of the new shares; (ii) following the issue and exercise of subordinated or non-subordinated bonds convertible, exchangeable or reimbursable for shares or arising from other subscription rights for shares; or (iii) by means of the issue of any other type of security or instrument giving right to shares. The board of directors is authorized to fix the subscription price with or without a share premium, the effective date and, if necessary, the duration, amortization, rights, interest, conversion and exchange rates for said securities as well as all other conditions and procedures relating to issue, subscription and payment.

Pursuant to the Articles of Association of Mittal Steel, a general meeting of shareholders can designate Mittal Steel’s board of directors as the authorized corporate body for the purpose of resolving upon the issuance of shares by Mittal Steel and to determine the price and further conditions of such share issuance. Such a designation can only be valid for a specific period of no more than five years and may from time to time be extended for a period of no more than five years.

At the annual meeting of shareholders held on May 26, 2005, Mittal Steel shareholders extended the authority to Mittal Steel’s board of directors for a period of one year (until the annual meeting of shareholders to be held in 2006) to issue and/or grant rights to subscribe for shares with respect to 10% of the unissued Mittal Steel class A common shares in which the authorized share capital of Mittal Steel is divided into at the time the resolution to issue or grant rights to subscribe for common shares taken by Mittal Steel’s board of directors.

Pre-emptive Rights

Pursuant to Luxembourg law, shares of a company to be subscribed for in cash shall be offered on a pre-emptive basis to shareholders in the proportion of the capital represented by their shares. Luxembourg law provides that the Articles of Association of a company may not withdraw or restrict pre-emption rights. The Articles of Association may nevertheless authorize the board of directors to withdraw or restrict these rights in relation to an increase in capital made within the authorized capital. A general meeting of shareholders called upon to resolve either upon an increase of capital or upon the authorization to increase the capital may limit or withdraw pre-emptive subscription rights or authorize the board of directors to do so. Any proposal to that effect must be specifically announced in the convening notice. Detailed reasons therefor must be set out in a report prepared by the board of directors and presented to the meeting, dealing in particular with the proposed issue price.

The Articles of Association of Arcelor provide that the pre-emptive rights may be limited or excluded by a meeting of shareholders resolving with the quorum and majority requirements necessary for an amendment to the Articles of Association. The Articles of Association further provide that the pre-emptive rights may be limited or excluded by the board of directors when the general meeting of shareholders resolving within the quorum and majority requirements applicable to an amendment to the Articles of Association, delegate to the board of directors the power to issue shares and to limit or exclude pre-emptive rights during a period fixed by the general meeting which cannot exceed five years. The shareholders resolved on December 11, 2001 to authorize the board of directors, for a period ending on December 11, 2006, to increase the capital on one or more occasions within the limits of the authorized capital. This period may be extended by resolution of the shareholders. It was furthermore resolved to authorize the board of directors to limit or exclude the pre-emptive rights of existing shareholders.

Under Dutch law, in the event of an issuance of shares, each shareholder will have a pre-emptive right pro rata to the number of shares held by such shareholder (with the exception of shares to be issued to employees or shares issued against a contribution other than in cash). Unless the Articles of Association state otherwise, holders of preferred shares have no pre-emptive rights. Pre-emptive rights in respect of newly issued common shares may be limited or excluded by the general meeting of shareholders. Mittal Steel’s Articles of Association conform to Dutch law and authorize the general meeting of shareholders or the board of directors, if so designated by a resolution of the general meeting of shareholders, to limit or exclude pre-emptive rights for holders of Mittal Steel common shares. In order for such a resolution to be adopted, at least a two-third majority of the votes cast in a meeting of shareholders is required, if less than half of the issued share capital is present or represented at the meeting.

At the extraordinary meeting held on December 15, 2004, shareholders delegated authority to members of Mittal Steel’s board of directors to limit or exclude pre-emptive rights in respect of issuances of Mittal Steel class A common shares for a period of five years (the maximum permitted by the laws of The Netherlands). At the annual meeting of shareholders held on May 26, 2005, Mittal Steel shareholders resolved to reduce such authority to a period of one year (until the annual meeting of shareholders to be held in 2006).

Action by Written Consent of Shareholders

Luxembourg law does not provide for the possibility for resolutions of shareholders of a public limited company (société anonyme) to be adopted in writing.

Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the Articles of Association expressly so allow and provided no bearer shares are issued. As Mittal Steel’s Articles of Association do not contain such an express provision, shareholders of Mittal Steel may not adopt resolutions outside a meeting of shareholders.

Shareholders’ Meetings

Under Luxembourg law, an annual meeting of shareholders of a public limited company (société anonyme) must be held for the approval of the annual accounts and the discharge of the directors and auditors for the period up to the date of the annual accounts. Any other proper business may be transacted at the annual meeting. Arcelor’s Articles of Association provide that the annual general meeting shall take place at the registered office of the company or at any other place in the municipality of Luxembourg as set out in the convening notice on the last Friday of the month of April at 11 am. Furthermore, Luxembourg law provides that the board of directors is obliged to convene a meeting of shareholders so that it is held within a period of one month if shareholders representing one fifth of the capital so require in writing with an indication of the agenda.

Convening notices for every general meeting shall contain the agenda and shall take the form of announcements published twice, with a minimum interval of eight days, and eight days before the meeting, in the Mémorial and in a Luxembourg newspaper. Notices by mail shall be sent eight days before the meeting to registered shareholders but no proof need be given that this formality has been complied with. Where all of the shares are in registered form, the convening notices may be made only by registered letters.

The Articles of Association of Arcelor further provide that in the case of shares registered in the name of the operator of a settlement system or depositary a shareholder wishing to attend a general meeting should receive from such depositary/operator of the settlement system a certificate evidencing such shareholders ownership of the shares. Such certificates should be forwarded to the company at the latest the fifth working day prior to the general meeting unless the company has fixed a shorter period. These certificates should state that the shares will remain inscribed on the account until the end of the general meeting. All powers of attorney should be forwarded to the company within the same time delay. The board of directors may adopt all rules and procedures concerning entry cards and proxy forms in order to allow shareholders to exercise their right to vote.

Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to Mittal Steel’s Articles of Association, general meetings will be held in Amsterdam, Haarlemmermeer (Schiphol Airport), Rotterdam or The Hague. An extraordinary general meeting of the shareholders may be held as often as deemed necessary by the board of directors. In addition, in accordance with Dutch law, shareholders representing at least one tenth of the issued share capital may request the board of directors of Mittal Steel convene a general meeting of shareholders. If the board of directors of Mittal Steel has not convened a meeting within six weeks of the request, the persons who have made the request may be authorized by the president of the district court in Rotterdam to convene the meeting themselves.

Under Mittal Steel’s Articles of Association, the notice convening a general meeting of the shareholders must be sent no later than the 15th day prior to the day of the general meeting. Mittal Steel will give notice of each meeting of shareholders by notice published by advertisement, which shall be published in at least one national daily newspaper distributed throughout The Netherlands and in the Official Price List (Officiële Prijscourant) of Euronext Amsterdam, in at least one newspaper in each of the countries where shares of Mittal Steel are listed and, if required, elsewhere. In addition, holders of registered shares who have their ownership recorded directly in Mittal Steel’s shareholders’ register shall be notified by letter that the meeting is being convened. Such notice must be accompanied by the agenda for the meeting or state where such agenda can be obtained. No valid resolutions may be adopted at a general meeting of shareholders in respect of items that are not included on the agenda. The agenda must contain such items as the person convening the meeting decides and other items, as one or more shareholders or other persons entitled to attend the meeting, jointly representing at least 1% of the issued share capital of Mittal Steel or representing a value of at least €50,000,000 have so requested of the board of directors in writing, at least 60 days before the date on which the meeting is convened, unless this would be detrimental to vital interests of Mittal Steel. At the annual shareholders’ meeting, the matters to be considered should include the annual report of the board of directors, adoption of the annual accounts, discussion of reserves and dividend policy and proposals to pay dividends, discharge of the members of the board of directors, appointment of members of the board of directors and substantial changes in corporate governance.

The Mittal Steel board of directors may resolve to set a record date prior to a shareholders’ meeting and register persons who are shareholders at such date in a register. Such registered persons will be entitled to attend the shareholders’ meeting and to exercise the voting rights on the registered shares regardless of whether such person is still shareholder at the time of the shareholders’ meeting.

Shareholders and other persons entitled to attend shareholders’ meetings may be represented by written proxy. Proxy holders shall be admitted upon production of the proxy instrument.

Election of Directors and Representation

Under Luxembourg law, the board of directors of a public limited company (société anonyme) must consist of at least three directors. The directors are elected by the general meeting of shareholders; however, the first appointment may be made in the constitutive instrument of the company. Their term of office may not exceed six years. There are no quorum or majority requirements for the election of directors; the decision can be taken by a simple majority of the votes present or represented at the meeting.

Arcelor’s Articles of Association provide that the board of directors consists of at least three members, who do not need to be shareholders of Arcelor. The directors are elected by the shareholders at the annual general meeting of shareholders or at any other general meeting of shareholders for a period expiring at the fifth annual general meeting following the date of their appointment.

It is provided in the Articles of Association of Arcelor that the board may only validly deliberate if a majority of the directors are present or represented. Decisions are taken by the simple majority of votes present or represented except in the case of decisions regarding the issue of shares or other securities giving rights to shares, within the limits of the authorized capital, which decisions may only be taken with the favorable vote of two thirds of the directors present or represented.

The executive board of a Dutch company is in charge of the management of the company. Under Dutch law, the executive board must consist of at least one member.

Mittal Steel’s board of directors is made up of five or more class A, class B and class C directors (and must be composed at all times of one class A director and at least two class C directors). The members of Mittal Steel’s board of directors are appointed by the general meeting of shareholders. Class A directors are appointed for a period of four years starting on the day after the annual general meeting of shareholders at which they were appointed and ending on the day of the annual general meeting of the shareholders held in the fourth year after their appointment. Class B and class C directors are appointed for a period of one year starting on the day after the annual general meeting of shareholders on which they were appointed and ending on the day of the annual general meeting of shareholders held the next year. When a member of Mittal Steel’s board of directors is to be appointed, the meeting of holders of class B common shares may make a binding nomination. The general meeting of shareholders may overrule a binding nomination by a resolution passed by an absolute majority of votes cast representing at least one third of the issued share capital of Mittal Steel. If such a resolution is passed by an absolute majority of votes cast but that majority does not represent at least one third of the issued share capital of Mittal Steel, a new meeting may be convened at which a resolution passed by an absolute majority of votes cast will be sufficient to cancel the binding nature of the nomination.

The directors will have such titles as the board of directors may from time to time determine. The board of directors will appoint a class A director as Chairman of the board of directors, who will have the title of Chief Executive Officer.

Mittal Steel’s board of directors acting together, and each class A director acting alone, have the authority to represent Mittal Steel. Two class B directors acting jointly, and a class C director acting jointly with either two class B directors or a class A director, also have the authority to represent Mittal Steel.

Pursuant to Mittal Steel’s Articles of Association, resolutions of the board of directors are validly adopted if adopted by a simple majority of the votes cast. An absent director may issue a proxy but only to another director. In addition, the board of directors is permitted to adopt resolutions in writing without holding a meeting if the proposals for such resolutions have been communicated in writing to all directors and no director has objected to this method of adoption of a resolution.

Removal of Directors

Under Luxembourg law, directors may be removed, without cause, by the general meeting of shareholders. Such meeting does not require a quorum and the decision can be validly taken by a simple majority of the votes present or represented. Arcelor’s Articles of Association provide that any director may be removed with or without cause and can be replaced at any time by the general meeting of shareholders.

Under applicable Dutch law, the general meeting of shareholders has the authority to suspend or remove members of the board of directors at any time. Removal without cause is possible but may be contrary to principles of reasonableness and fairness, which are imposed under Dutch law. Any removal without cause, therefore, could result in the liability of the company for damages.

Mittal Steel’s Articles of Association provide that the general meeting of shareholders is entitled to suspend or dismiss a member of the board of directors at any time. The general meeting may adopt a resolution to suspend or dismiss a director by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of the issued share capital. However, if the proposal for suspension or dismissal is made by a meeting of the holders of Mittal Steel class B common shares, such resolutions need only be adopted by a simple majority of votes cast.

Filling of Vacancies

Luxembourg law provides that in case of vacancy of the office of a director appointed by the general meeting, the remaining directors in office may, unless otherwise provided in the Articles of Association, fill the vacancy on a provisional basis. In such circumstances, the next general meeting shall make the permanent appointment. Arcelor’s Articles of Association provide that if the office of a director becomes vacant following his death or his removal or for any other reason, the remaining directors then in office may, by a majority of the votes cast, elect a director on a provisional basis until the next general meeting of shareholders.

Under Dutch law, a decision to appoint a new member of the board of directors must be taken by the general meeting of shareholders. For a more detailed description of this process see “—Election of Directors and Representation.” Mittal Steel’s Articles of Association provide that a director who is appointed to fill an interim vacancy will be in office for the remainder of the term of his predecessor. In case a director is prevented from acting or is permanently absent, the remaining directors will be temporarily responsible for the entire management of Mittal Steel. If all directors are prevented from acting or are permanently absent, the person designated by the general meeting of shareholders will be temporarily responsible for the management of Mittal Steel.

Shareholder Nominations and Proposals

Normally the board of directors sets the agenda for a general meeting of shareholders. However, under Luxembourg law, shareholders representing 20% of the share capital have the right to require in writing, with an indication of the agenda, the holding of a general meeting of shareholders. In such case, the board of directors shall convene the general meeting of shareholders so that it is held within a period of one month of the date of such request. In such case the shareholders can dictate what should be on the agenda of such meeting. Arcelor’s Articles of Association do not contain any provisions regarding shareholder nominations and proposals.

Pursuant to Mittal Steel’s Articles of Association, the board of directors must invite the meeting of holders of Mittal Steel class B common shares to make a binding nomination each time a director is to be appointed, within a period of 60 days, so that for each appointment a choice can be made between two individuals. The nomination of holders of Mittal Steel class B common shares will be included in the notice of the general meeting of shareholders at which the appointment will be considered. If the holders of Mittal Steel class B common shares do not make a nomination or do not make a nomination in due time for inclusion in the notice of the general meeting, this should be stated in the notice. In such a case, the general meeting will vote on the appointment of a director as provided in the agenda to the general meeting by a simple majority of the votes cast.

Pursuant to Mittal Steel’s Articles of Association, extraordinary meetings will be held when one or more shareholders and other persons entitled to attend such meetings who jointly represent one tenth of the issued share capital make a written request for a special meeting to the board of directors. Such written request must specify in detail the business to be discussed. If the board of directors of Mittal Steel has not convened a meeting within six weeks of the request, the persons who have made the request may be authorized by the president of the district court in Rotterdam to convene the meeting themselves.

The agenda for a meeting of shareholders must contain such items as the person convening the meeting decides and other items, as one or more shareholders or other persons entitled to attend the meeting, jointly representing at least 1% of the issued share capital of Mittal Steel or representing a value of at least €50,000,000 have so requested the board of directors in writing, at least 60 days before the date on which the meeting is convened, unless this would be detrimental to vital interests of Mittal Steel.

Dividends

Under Luxembourg law, a public limited company may not pay dividends to shareholders, when, on the closing date of the last financial year, the net assets as set out in the annual accounts are, or following the payment of such dividend, would become, lower than the amount of the subscribed capital plus the reserves which may not be distributed under law or by virtue of the Articles of Association. Pursuant to Luxembourg law, the company must allocate at least one twentieth of the net profits to the creation of a reserve which allocation ceases to be compulsory when the reserve has reached 10% of the share capital. The amount of any dividends paid to shareholders may not exceed the amount of the profits at the end of the last financial year plus any profits carried forward and any amounts drawn from reserves which are available for that purpose, less any losses carried forward and sums to be placed in reserve in accordance with the law or the Articles of Association. Luxembourg law also provides that interim dividends may be paid provided that the Articles of Association authorize the board of directors to do so. Such payments are subject to the following conditions:

•	they must be authorized in the Articles of Association;

•	interim accounts must be drawn up and show that the funds available for distribution are sufficient;

•	the decision of the board of directors to pay an interim dividend may not be taken more that two months after the date of the interim accounts mentioned above. No distribution may be decided less than six months after the closing of the preceding financial year or before the approval of the annual accounts relating to such financial year; and

•	the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums withdrawn from reserves available for this purpose, less losses carried forward and any sums to be allocated to a reserve pursuant to the law or the Articles of Association.

Arcelor’s Articles of Association provide that of the annual net profit, 5% shall be appropriated for the legal reserve. Such appropriation shall cease to be compulsory when the reserve amounts to 10% of the capital of the company, but it must be resumed until the reserve is entirely reconstituted if the reserve falls below 10% of the capital of the company. The balance of the net profit shall be distributed by the general meeting of shareholders, upon proposal of the board of directors, as follows:

•	a minimum amount of €1,000,000 will be allocated to the board of directors as directors’ fees. In case the profits are not sufficient, the amount of €1,000,000 will be charged in whole or part in liabilities; and

•	the remaining surplus of the profits shall be attributed to the shareholders as dividends, or to any reserve carried forward.

•	Where, upon conversion of convertible or exchangeable securities of the company, the company issues new shares or allocates its own shares, such shares do not participate in the distribution of dividends for the financial year preceding such conversion or exchange, unless the terms and conditions of such securities provide otherwise.

•	Interim dividends can be paid in compliance with the legal requirements pursuant to a resolution of the board of directors.

•	Declared and unpaid dividends held by the company for the account of the shareholders shall not bear interest.

Dutch law provides that dividends may only be distributed after adoption of the statutory annual accounts by the general meeting of shareholders. Moreover, dividends may be distributed only to the extent that net assets exceed the sum of the amount of issued and paid-up or called-up capital and increased by reserves that must be maintained under law or the Articles of Association. Interim dividends may be declared as provided for in the Articles of Association and may be distributed to the extent that net assets exceed the amount of the issued and paid-up capital plus required legal reserves. Under Dutch law, the Articles of Association may prescribe that the board of directors decide what portion of the profits are to be held as reserves.

Pursuant to Mittal Steel’s Articles of Association, the Mittal Steel board of directors may reserve a portion of Mittal Steel’s annual profits. The portion of Mittal Steel’s annual profits that remains unreserved will be distributed to shareholders of Mittal Steel pro rata based on the number of common shares held by each shareholder, without regard to the class or par value of such common shares. Mittal Steel’s board of directors may resolve that Mittal Steel make distributions out of its general share premium account or out of any other reserves available for distribution under Dutch law, not being a legal reserve or the special share premium reserve that Mittal Steel is required to maintain pursuant to Article 36.1 of its Articles of Association, or Special Reserve. Mittal Steel may declare dividends in the form of common shares as well as in cash. Mittal Steel’s board of directors may also decide that Mittal Steel will pay interim dividends. Mittal Steel may only declare distributions, including interim dividends, insofar as its shareholders’ equity exceeds the sum of its paid-up or called-up issued share capital and increased by certain reserves that are required to be maintained by the laws of The Netherlands or by Mittal Steel’s Articles of Association (including the Special Reserve). Distributions that have not been claimed within five years and two days after the date on which they became due and payable revert to Mittal Steel.

Rights of Purchase and Reduction of Share Capital

The general rule under Luxembourg law is that the shares of a company may not be subscribed for by the company itself. However, a company may acquire its own shares either itself or through a person acting in his own name but on the company’s behalf subject to certain conditions: (i) the authorization to acquire shares shall be given by the general meeting of shareholders, which shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the duration of the period for which the authorization is given, which may not exceed 18 months, and, in the case of acquisition for value, the maximum and minimum consideration; (ii) the nominal value or, in the absence thereof, the accounting par value of the shares acquired, including shares previously acquired by the company, may not exceed 10% of the subscribed capital; (iii) the acquisition may not reduce the net assets below the aggregate of the subscribed capital and the reserves; (iv) only fully paid-up shares may be included in the transaction.

The board of directors may repurchase up to 10% of the share capital without prior shareholder approval if necessary to prevent serious and imminent harm to the company.

The capital of a company may be reduced by decision of the general shareholders meeting acting with a quorum of 50% of the subscribed capital and a majority of two thirds of the votes present or represented. The reduction may be carried out by means of a repayment to shareholders or a waiver of their obligation to pay up their shares. If the capital reduction is realized by repayment to the shareholders there is a 30 day waiting period during which time the creditors of the company have the right to apply to the court for the for the purpose of obtaining security. The reduction in share capital may also be carried out by the absorption of losses which are not capable of being covered by means of other funds or to include sums of money in a reserve, provided that the reserve does not exceed 10% of the reduced share capital.

The Articles of Association of Arcelor provide that Arcelor may repurchase its own shares or have one of its subsidiaries repurchase its shares, within the limits and conditions set out in Luxembourg law. At the ordinary general meeting of shareholders held on April 29, 2005, the shareholders of Arcelor renewed the authorization of the board to repurchase up to 10% of share capital notably in order to allocate shares of the company to its employees and to its management, and to allocate shares to the holders of the bonds exchangeable against or convertible into shares or to any holder of security granting the rights to shares of the company who would exercise such rights. The authorization is valid for a period ending on the earlier of 18 months from the date of such meeting or the date of its renewal by a general meeting. The Articles of Association of Arcelor provide that the capital may be reduced by decision of the general shareholders meeting acting with a quorum of 50% of the share capital and a majority of two thirds of the votes present or represented.

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. A Dutch company may, subject to certain restrictions, purchase shares in its own capital, provided the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of the issued share capital.

At the extraordinary meeting held on December 15, 2004, shareholders granted the authority to Mittal Steel’s board of directors to repurchase up to 10% of the issued share capital of Mittal Steel, in the form of class A common shares and class B common shares, for a period of 18 months effective from the date of the extraordinary meeting until June 14, 2006.

At the annual meeting of shareholders held on May 26, 2005, Mittal Steel’s shareholders resolved to authorize Mittal Steel’s board of directors, with effect from the date of the annual meeting held on May 26, 2005, to cause Mittal Steel to acquire up to 10% of its own share capital issued at the time of acquisition, in the form of class A shares, on the NYSE, Euronext Amsterdam or otherwise, for a period of 18 months (ending on November 25, 2006), for a purchase price per class A common share to be paid in cash, of not more than 125% of the share price on the NYSE or Euronext Amsterdam and no less than the nominal value of the shares at the time of repurchase. The price on the NYSE or Euronext Amsterdam will be the higher of: (a) the average of the final listing price per class A common share according to the Official Price List of Euronext Amsterdam during the 30 consecutive days on which Euronext Amsterdam is open for trading preceding the three trading days prior to the date of repurchase, and (b) the average of the closing price per class A common share on the NYSE during 30 consecutive days on which the NYSE is open for trading preceding the three trading days prior to the date of repurchase.

The authorization granted to Mittal Steel’s board of directors at the extraordinary meeting of shareholders held on December 15, 2004 in respect of the class B common shares will continue and will expire on June 14, 2006.

The shareholders of Mittal Steel may reduce the issued share capital of Mittal Steel by canceling common shares held by Mittal Steel, by canceling all common shares of a specific class or by reducing the par value of common shares, subject to certain statutory provisions. A resolution to reduce the issued share capital requires the approval of at least a majority of the votes cast and, if less than half of the issued share capital is represented at the meeting at which the vote is taken, the approval of at least two thirds of the votes cast. In addition, the prior or simultaneous approval of each group of holders of the class of common shares to which the capital reduction relates is required. Mittal Steel is required to file any resolution of shareholders reducing its share capital with the trade register of the Chamber of Commerce and Industry in the district in which it has its corporate seat and to publish the filing in a national daily newspaper. During the two-month period after the filing is made, creditors of Mittal Steel may oppose such reduction of share capital.

Limitation of Directors’ Liability/ Indemnification of Officers and Directors

Luxembourg law does not contain any provisions in respect of indemnification of directors or officers or limitation of their liability, though the concept of indemnification is, in principle accepted in Luxembourg and is sometimes provided for in a company’s Articles of Association.

Arcelor’s Articles of Association do not provide for the indemnification of the directors or officers of the company.

The concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands and sometimes is provided for in a company’s Articles of Association. Although the laws of The Netherlands do not contain any provisions in this respect, Mittal Steel’s Articles of Association provide that directors are indemnified by Mittal Steel to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party by virtue of his or her position. Mittal Steel’s Articles of Association also provide that expenses incurred in connection with the defense of any such claim, action, suit or proceeding may be advanced to the director prior to the final disposition thereof. No right to indemnification exists in the case of, among other things, willful malfeasance, bad faith or gross negligence.

Special Meetings

Pursuant to Luxembourg law, extraordinary general meetings (as opposed to the annual general meeting which must be held once a year at the date set out in the Articles of Association) of shareholders may be held as often as is deemed necessary by the board of directors. The Articles of Association of Arcelor provide that such meetings will be held on the day and time and at the place indicated in the convening notice. Luxembourg law further provides that the board of directors is obliged to convene a meeting of shareholders so that it is held within a period of one month if shareholders representing one fifth of the capital so request in writing with an indication of the agenda.

Pursuant to Mittal Steel’s Articles of Association, extraordinary general meetings of shareholders may be held whenever the board of directors of Mittal Steel deems necessary. In addition, extraordinary meetings will be held when one or more shareholders and other persons entitled to attend such meetings who jointly represent one tenth of the issued share capital make a written request for a special meeting to the board of directors. Such written request must specify in detail the business to be discussed. If the board of directors of Mittal Steel has not convened a meeting within six weeks of the request, the persons who have made the request may be authorized by the president of the district court in Rotterdam to convene the meeting themselves.

Shareholder Votes on Certain Reorganizations

Under Luxembourg law, any merger has to be approved by an extraordinary shareholders’ meeting of each company. Such resolution must be taken at the quorum and majority required for the amendment of the Articles of Association. Each shareholder has the right to examine all documents relating to the merger (such as the balance sheet of the three last financial years, the merger plan, the reports of the board of directors and of the independent auditors) at least one month before the actual meeting. The resolution of the shareholders of the absorbed company is subject to the positive vote of the surviving company of the merger and shall define the terms and conditions of the absorption. The absorbing company’s shareholders must approve the terms of the absorption and the increase of the share capital by the issuance of new shares. The merger is deemed to be effective between the parties as of the moment the two companies have adopted concordant decisions whereby they express their agreement to merge. Only the publication in the Mémorial will make the merger effective towards third parties.

Arcelor’s Articles of Association do not contain any specific provision in this respect.

Under Dutch law and Mittal Steel’s Articles of Association, the general meeting of shareholders must approve any legal merger (juridische fusie) in which the company would not be the surviving entity.

As required under Dutch law and the Mittal Steel Articles of Association, decisions of the board of directors involving a significant change in the identity or character of Mittal Steel are subject to the approval of the shareholders.

Such decisions include:

•	the transfer of all or substantially all of Mittal Steel’s business to a third party;

•	the entry into or termination of a significant joint venture of Mittal Steel or of any of Mittal Steel’s subsidiaries with another legal entity or company, or of Mittal Steel’s position as a fully liable partner in a limited partnership or a general partnership; or

•	the acquisition or disposal, by Mittal Steel or any of Mittal Steel’s subsidiaries, of a participating interest in the capital of a company valued at one third or more of Mittal Steel’s assets according to Mittal Steel’s most recently adopted consolidated annual balance sheet.

Mittal Steel’s Articles of Association provide, partly in addition to the above, that the general meeting of shareholders must approve a sale, lease or exchange of all or substantially all of the company’s property or assets.

Certain Provisions Relating to Business Combinations

Neither Luxembourg law nor Arcelor’s Articles of Association specifically prevent business combinations with interested shareholders.

Neither Dutch law nor Mittal Steel’s Articles of Association specifically prevent business combinations with interested shareholders.

Rights of Inspection

Under Luxembourg law, any shareholder may inspect for any proper purpose at the registered office of the company the company’s share register and, 15 days prior to the annual general meeting of shareholders, the balance sheet and the profit and loss account, the list of sovereign debt, shares, bonds and other company securities making up the portfolio, the list of shareholders who have not paid up their shares, with an indication of the number of their shares and their domicile and the report of the auditors. The balance sheet and the profit and loss account, as well as the report of the auditors, shall be sent to registered shareholders at the same time as the convening notice for the annual general meeting. Every shareholder shall be entitled to obtain free of charge, 15 days before the meeting, a copy of the documents referred to in the foregoing sentence.

Arcelor’s Articles of Association provide that, 15 days prior to the general meeting of shareholders, shareholders may inspect:

•	the annual accounts and the consolidated accounts;

•	the list of sovereign debt, shares, bonds and other company securities making up the portfolio;

•	the management report; and

•	documents issued by the independent auditor the communication of which to the shareholders is prescribed by law.

The documents enumerated under items 1, 3 and 4 above shall be sent to registered shareholders at the same time as the convening notice. Every shareholder shall be entitled to obtain free of charge, upon production of his title, 15 days before the meeting, a copy of the documents referred to in the foregoing sentence.

Under Dutch law, the annual accounts of a company are submitted to the general meeting of shareholders for their adoption. Shareholders the right to obtain a copy of any proposal to amend Mittal Steel’s Articles of Association or to dissolve Mittal Steel at the same time as meeting notices referring to such proposals are published or sent to all those who are entitled to vote on the subject. Under Dutch law, the shareholders’ register is available for inspection by the shareholder.

Mittal Steel’s Articles of Association grant the board of directors power to permit inspection of the share register by authorities who supervise and/or implement the trading of securities on a foreign stock exchange if Mittal Steel common shares are registered on such foreign exchange or are in the process of being registered.

Shareholder Suits

Luxembourg law does not provide for derivative actions. Any shareholder action to be taken against the directors for management fault may only be taken by decision of the shareholders acting in general meeting. If a shareholder has suffered harm as a result of a directors’ violation of the law or the Articles of Association or as a result of the negligence of the directors he may individually take an action against the directors.

Dutch law does not provide for derivative suits. However, the Dutch Civil Code does provide for representative actions which are similar to class actions. Only a foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a representative action. Although such an action cannot result in an award of monetary damages, all other types of awards are possible – for example, to cease and desist, to repay money which was not owed – depending the cause of action. In most cases, however, the plaintiff’s organization demands a declaratory judgment (verklaring voor recht) establishing that the defendant acted wrongfully and is liable. On the basis of such a judgment each individual person may institute civil proceedings claiming monetary damages. The judgment in the representative action itself is only between the organization and the defendant, not between individual class members and the defendant. However, the organization and the defendant may enter into a settlement to be certified by the court. Court certification will have binding effect on the individual class members who do not exercise their right to opt out from the settlement.

Conflict-of-Interest Transactions

Luxembourg law sets forth that any director having an interest in a transaction submitted for approval to the board of directors conflicting with that of the company shall be obliged to advise the board thereof and to cause a record of his statement to be included in the minutes of the meeting. He may not take part in these deliberations. At the next following general meeting, before any other resolution is put to vote, a special report shall be made on any transactions in which any of the directors may have had an interest conflicting with that of the company.

Arcelor’s Articles of Association do not provide for any provision in this respect.

Mittal Steel’s Articles of Association provide that if a director has a conflict of interest, he or she will continue to represent the company as each of the other directors have power to represent the company. An exception to this is the situation in which a director, acting in his personal capacity, enters into an agreement with the company, or if he, acting in his personal capacity, conducts any litigation against the company, in which case the company will be represented by one or more other directors (with due observance of the representation principles, as described under “—Election of Directors and Representation.”

Financial Information Available to Shareholders

Under Luxembourg law, the annual accounts duly approved and the management report, together with the auditor’s report, must be filed within one month following their approval with the Luxembourg Trade Register (Registre de Commerce et des Société, Luxembourg). However, the management report need not be published, provided that it shall be made available to the public at the registered office of the company.

Pursuant to the rules of the Luxembourg Stock Exchange, a company whose shares are listed on the Luxembourg Stock Exchange shall publish a half yearly report on their activities and profits and losses for the six months of each financial year. Such report shall be published in one or several newspapers circulated throughout Luxembourg or widely circulated therein, or be made available to the public either in written form at places in Luxembourg indicated by announcements to be published in one or several newspapers circulated throughout Luxembourg or widely circulated therein, or by other means approved by the Luxembourg Stock Exchange.

Mittal Steel is required to file Annual Reports with the SEC containing certain financial information. Mittal Steel files Annual Reports on Form 20-F, which contain audited annual financial statements prepared in accordance with U.S. GAAP. Mittal Steel, as a foreign private issuer, is not required, however, to file quarterly reports, but chooses to furnish quarterly financial information prepared in accordance with U.S. GAAP under cover of a report on Form 6-K.

TAXATION

United States Taxation

The following discussion is a summary of certain U.S. federal income tax consequences for U.S. Holders (as defined below) of (i) the disposition of Arcelor shares or Convertible Bonds (together, for the purposes of the discussion under this caption “Taxation,” the “Arcelor Securities”) in exchange for Mittal Steel shares and/or cash pursuant to the Offer, and (ii) the ownership and disposition of Mittal Steel shares that are held as capital assets (e.g., for investment purposes). This summary does not purport to address all material tax consequences that may be relevant to a decision to tender Arcelor securities in response to the Offer; to acquire, hold, or dispose of Mittal Steel shares; and to receive dividends or other distributions on Mittal Steel shares. This summary also does not take into account the specific circumstances of particular investors, some of which (such as tax-exempt entities, banks, insurance companies, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities, investors liable for the U.S. alternative minimum tax, investors that own or are treated as owning 10% or more of the voting shares of Arcelor or Mittal Steel, investors that hold Arcelor securities or Mittal Steel shares as part of a straddle, hedge, conversion, constructive sale transaction, or other integrated transaction, and investors whose functional currency is not the U.S. dollar) may be subject to special tax rules. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations issued thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date hereof, and all of which are subject to change (possibly with retroactive effect) or to differing interpretations.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Arcelor securities or of Mittal Steel shares acquired pursuant to the Offer that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof, or the District of Columbia; or

•	any other person that is subject to U.S. federal income tax on a net income basis in respect of the Arcelor securities or the Mittal Steel shares.

The U.S. federal income tax consequences of a partner in a partnership holding Arcelor securities or Mittal Steel shares generally will depend on the status of the partner and the activities of the partnership. We recommend that partners in such a partnership consult their own tax advisors.

Except where specifically described below, this discussion assumes that Mittal Steel is not a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. See “—Passive Foreign Investment Company Status.” This summary does not address any aspects of U.S. federal tax law other than income taxation, or any state, local, or non-U.S. tax considerations that may be applicable to investors. Additionally, this summary does not apply to an investor that is not a U.S. Holder, that does not use the U.S. dollar as its functional currency, or that holds Arcelor securities or Mittal Steel shares other than as a capital asset. Investors are urged to consult their tax advisors regarding the U.S. federal, state, local, and other tax consequences of tendering Arcelor securities in response to the Offer, or of acquiring, owning, and disposing of Mittal Steel shares.

The discussion below is intended for general information only and does not constitute a complete analysis of all U.S. federal income tax consequences relating to the disposition of Arcelor securities pursuant to the Offer or the acquisition, ownership, and disposition of Mittal Steel shares. Investors should consult their own tax advisors concerning the tax consequences of their particular situations.

Taxation of Sales, Exchanges, or Other Dispositions of Arcelor Securities or Mittal Steel Shares

Both the sale of Arcelor securities for cash and the exchange of Arcelor securities for Mittal Steel shares will constitute a taxable disposition under U.S. federal income tax law. A U.S. Holder that sells an Arcelor Security for cash will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in such Arcelor Security. A U.S. Holder that exchanges an Arcelor Security for Mittal Steel shares will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the U.S. dollar value of the Mittal Steel shares (plus any cash received) and the U.S. Holder’s tax basis in its Arcelor Security.

In general, gain or loss recognized on the sale or exchange of Arcelor securities will be capital gain or loss and, if the U.S. Holder’s holding period for such Arcelor securities exceeds one year, will be long-term capital gain or loss. Certain U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains realized prior to January 1, 2009. The deduction of capital losses against ordinary income is subject to limitations under the Code. Any gain or loss recognized by a U.S. Holder in respect of the sale or other taxable disposition of Arcelor securities generally will be treated as derived from U.S. sources for U.S. foreign tax credit purposes.

The foregoing analysis also applies to the disposition of Mittal Steel shares acquired pursuant to the Offer. Sales or other taxable dispositions by U.S. Holders of Mittal Steel shares generally will give rise to capital gain or loss equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in such shares. A U.S. Holder generally will have an initial tax basis in each Mittal Steel share equal to its U.S. dollar value at the time such share was acquired in exchange for an Arcelor Security. Any such capital gain or loss generally will be long-term capital gain or loss, subject to taxation at reduced rates for non-corporate taxpayers in respect of long-term capital gains realized prior to January 1, 2009. As previously mentioned, the deductibility of capital losses is subject to limitations.

Taxation of Distributions

Cash distributions made by Mittal Steel in respect of Mittal Steel shares (including the amount of any applicable withholding tax in The Netherlands) will constitute a taxable dividend when such distribution is actually or constructively paid, to the extent such distribution is paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent the amount of any distribution received by a U.S. Holder in respect of Mittal Steel shares exceeds the current and accumulated earnings and profits of Mittal Steel, the distribution (i) will be treated as a non-taxable return of the U.S. Holder’s adjusted tax basis in those Mittal Steel shares, and (ii) thereafter will be treated as U.S.-source capital gain. Distributions of additional Mittal Steel shares that are made to U.S. Holders with respect to their Mittal Steel shares, and that are part of a pro rata distribution to all Mittal Steel shareholders, generally will not be subject to U.S. federal income tax.

Subject to certain exceptions for short-term or hedged positions, taxable dividends received by certain non-corporate U.S. Holders (including individuals) with respect to the Mittal Steel shares prior to January 1, 2009 will be subject to U.S. federal income taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.” Dividends paid on the Mittal Steel shares will be treated as qualified dividend income if Mittal Steel was not a PFIC in the year in which the dividend was paid or in the year prior thereto. As discussed further below, Mittal Steel believes that it was not treated as a PFIC for U.S. federal income tax purposes with respect to its 2004 taxable year, and Mittal Steel does not anticipate being a PFIC for its 2005 or 2006 taxable years. See “—Passive Foreign Investment Company Status.”

Investors should be aware that the U.S. Treasury Department has announced its intention to issue proposed rules pursuant to which shareholders (and intermediaries) will be permitted to rely on certifications from issuers to establish that dividends qualify for this reduced rate of U.S. federal income taxation. Because these proposed certification procedures have not yet been issued, Mittal Steel is uncertain that it will be able to comply therewith. U.S. Holders of Mittal Steel shares should consult their own tax advisors regarding the availability of the reduced rate of U.S. federal income tax on dividends in light of their own particular circumstances.

The U.S. dollar amount of a taxable dividend generally will be included in the gross income of a U.S. Holder as ordinary income derived from sources outside the United States for U.S. foreign tax credit purposes, and generally will be passive income for purposes of the foreign tax credit limitation. Dividends paid in euros will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date the dividend is received; a recipient of such dividends generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. Fluctuations in the U.S. dollar-euro exchange rate between the date that U.S. Holders receive a dividend and the date that they receive any related refund of Dutch withholding tax may give rise to foreign currency gain or loss, however; such gain or loss generally is treated as ordinary income or loss for U.S. tax purposes. Dividends paid by Mittal Steel will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

Subject to the limitations and conditions provided in the Code, a U.S. Holder of Mittal Steel shares may claim a foreign tax credit against its U.S. federal income tax liability for the amount of any Dutch income taxes withheld at the appropriate rate applicable to the U.S. Holder from a dividend paid by Mittal Steel to such U.S. Holder and paid to the Dutch government. Alternatively, the U.S. Holder may deduct such Dutch income taxes from its U.S. federal taxable income, provided that the U.S. Holder elects to deduct rather than credit all foreign income taxes for the relevant taxable year. The rules with respect to foreign tax credits are complex, involve the application of rules that depend on a U.S. Holder’s particular circumstances, and have been amended by recently enacted legislation that is effective for taxable years beginning after December 31, 2006. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances, including the U.S. federal income tax treatment of any reduction in the amount of the dividend withholding tax remitted by Mittal Steel to the tax authorities in The Netherlands. See “Dutch Taxation—Withholding Tax.”

Passive Foreign Investment Company Status

Special U.S. federal income tax rules apply to U.S. persons owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average value (or, if elected, the adjusted tax basis) of its assets are considered “passive assets” (generally assets that generate passive income). Mittal Steel believes that it currently is not a PFIC for U.S. federal income tax purposes, and Mittal Steel does not expect to become a PFIC in the future. This conclusion is based upon an analysis of its financial position and an interpretation of the PFIC provisions that Mittal Steel believes is correct. No assurances can be made that the applicable tax law or relevant factual circumstances will not change in a manner that affects the PFIC determination, however.

If, contrary to the foregoing discussion, Mittal Steel were classified as a PFIC, a U.S. Holder of Mittal Steel shares would be subject to increased tax liability (possibly including an interest charge) upon the sale or other disposition of Mittal Steel shares or upon the receipt of certain distributions treated as “excess distributions,” unless such U.S. Holder elected to be taxed currently (as discussed below) on its pro rata portion of Mittal Steel’s income, regardless of whether such income was actually distributed. An excess distribution generally is any distribution to a U.S. Holder with respect to Mittal Steel shares during a single taxable year that is greater than 125% of the average annual distributions received by the U.S. Holder with respect to Mittal Steel shares during the three preceding taxable years or, if shorter, during the U.S. Holder’s holding period for the shares.

The special PFIC tax rules described above will not apply to a U.S. Holder that elects to have Mittal Steel treated as a “qualified electing fund” (“QEF”). U.S. Holders should consult their tax advisors as to the availability and consequences of such election. In particular, an election to treat Mittal Steel as a QEF may not be available because information necessary to make this election may not be provided. Special rules apply for calculating the amount of the foreign tax credit with respect to excess distributions by a PFIC or, in certain cases, QEF inclusions.

If the Mittal Steel shares are regularly traded on a registered national securities exchange or certain other exchanges or markets, then such shares will constitute “marketable stock” for purposes of the PFIC rules, and a U.S. Holder thereof will not be subject to the foregoing PFIC rules if such U.S. Holder makes a mark-to-market election. After making such an election, the U.S. Holder generally will include as ordinary income each year the excess, if any, of the fair market value of the Mittal Steel shares at the end of the taxable year over the U.S. Holder’s adjusted basis in such shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of the Mittal Steel shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s tax basis in the Mittal Steel shares will be adjusted to reflect any such income or loss amounts.

Notwithstanding any election made with respect to the Mittal Steel shares, dividends received on Mittal Steel shares will not constitute “qualified dividend income” to a U.S. Holder if Mittal Steel is a PFIC in either the taxable year of the distribution or the preceding taxable year. Dividends that do not constitute qualified dividend income are not eligible for taxation at the aforementioned reduced tax rate. Instead, U.S. Holders must include in their gross income the gross amount of any such dividend paid out of Mittal Steel’s accumulated earnings and profits; such dividend will be subject to tax at ordinary income rates. A U.S. Holder that owns Mittal Steel shares during any year in which Mittal Steel is a PFIC also must file IRS Form 8621.

Backup Withholding and Information Reporting

Proceeds received upon the sale, exchange, or redemption of Arcelor securities or Mittal Steel shares by U.S. Holders within the United States (or through certain U.S.-related financial intermediaries), and dividends on Mittal Steel shares paid to U.S. Holders in the United States (or through certain U.S.- related financial intermediaries), will be subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient, or (ii) provides an IRS Form W-9 (or an acceptable substitute form) that contains the U.S. Holder’s taxpayer identification number and that certifies that no loss of exemption from backup withholding has occurred.

Backup withholding is not an additional tax. The amount of backup withholding imposed on a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability, so long as the required information is properly furnished to the IRS. Holders that are not U.S. Holders may need to comply with certification procedures to establish their non-U.S. status in order to avoid information reporting and backup withholding tax requirements.

Luxembourg Taxation

The following is a general description of certain tax considerations, under the existing laws of Luxembourg, relating to a tender of Arcelor securities in return for Mittal Steel shares and/or cash by holders that are not residents of Luxembourg. It does not purport to be a complete analysis of all tax considerations relating to the Offer. Holders of Arcelor securities should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes, and the tax laws of any other jurisdiction, of tendering their Arcelor securities in response to the Offer and of acquiring, holding, redeeming and disposing of Mittal Steel shares and receiving dividends, liquidation proceeds and/or other amounts under Mittal Steel shares. This summary is based upon the law as in effect on the date hereof and is subject to any change in law that may take effect after such date, and may be retroactively applicable.

Capital Gains

Convertible Bonds

No Luxembourg taxation will apply to a gain realized on the sale or exchange of Convertible Bonds by a non-resident individual holder who does not have a permanent establishment in Luxembourg to which Convertible Bonds would be attributable.

However, upon disposal of the Convertible Bonds, a 15% withholding tax may be levied in Luxembourg on the unpaid interest accrued since July 1, 2005 to the extent that the beneficial owner of the Convertible Bonds is an individual resident in a Member State of the European Union and the paying agent is located in Luxembourg.

Subject to any applicable tax treaty, a non-resident corporate holder (that is, a collectivité within the meaning of art. 159 of the Luxembourg Income Tax Law) which has a permanent establishment in Luxembourg to which Convertible Bonds would be attributable, will bear corporate income tax and municipal business tax on a gain realized on a disposal of such bonds. The combined rate for these two taxes (including an unemployment fund contribution of 4%) is 29.63% in the City of Luxembourg.

Arcelor Shares

Subject to any applicable tax treaty, a non-resident individual holder of Arcelor shares who realizes a gain on the disposal thereof (and who does not have a permanent establishment in Luxembourg) will only be subject to Luxembourg taxation on capital gains arising upon disposal of such shares if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Arcelor, at anytime during the past five years, and:

•	such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the last five years preceding the realization of the gain: subject to any applicable tax treaty, such gain will bear individual income tax at a rate equal to half of the normal progressive rate (the top marginal tax rate is 38%), plus an unemployment fund contribution levied thereon at a rate of 2.5%; or

•	the disposal of Arcelor shares occurs within six months from their acquisition: subject to any applicable tax treaty, such gain will bear individual income tax at the normal progressive rate (the top marginal tax rate is 38%), plus an unemployment fund contribution levied thereon at a rate of 2.5%.

A non-resident corporate holder (that is, a collectivité within the meaning of art. 159 of the Luxembourg Income Tax Law), which has a permanent establishment in Luxembourg to which Arcelor shares would be attributable, will bear corporate income tax and municipal business tax on a gain realized on a disposal of such shares. The combined rate for these two taxes (including an unemployment fund contribution of 4%) is 29.63% in the City of Luxembourg. However, gains realized on the sale of Arcelor shares may benefit from the full exemption provided for by Article 166 of the Luxembourg Income Tax Law and by the Grand Ducal Decree of 21 December 2001, as amended, subject in each case to fulfillment of the conditions set out therein.

By way of exception, however, a capital gain on Arcelor shares will not be deemed realized subject to the conditions for availability of rollover relief set forth in articles 22bis and 102(10) of the Luxembourg Income Tax Law, including inter alia the following:

•	Mittal Steel shall acquire, as a result of the Offer, a stake in the share capital of Arcelor conferring to it the majority (that is, more than 50%) of voting rights in Arcelor;

•	Each such holder of Arcelor shares may not receive a cash balance exceeding 10% of the nominal value (or, in the absence of a nominal value, the accounting par) of the Mittal Steel shares it receives in return; holders of Arcelor shares who elect to receive more than 10% of such value in cash will consequently not be eligible for rollover relief.

In the hands of the shareholder, the price and date of acquisition of the Mittal Steel shares received will be the same as those of the Arcelor shares tendered.

Other Taxes

It is not compulsory that the Arcelor securities or the Mittal Steel shares be filed, recorded or enrolled with any court, or other authority in Luxembourg or that registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty be paid in respect of or in connection with the tender, execution, issue, delivery and/or enforcement by legal proceedings (including any foreign judgment in the courts of Luxembourg) of the Arcelor securities or the Mittal Steel shares, except that, in case of use of the Convertible Bonds, either directly or by way of reference (i) in a public deed, (ii) in a judicial proceeding in Luxembourg or (iii) before any other Luxembourg official authority (autorité constituée), registration may be ordered which implies the application of an ad valorem registration duty.

Dutch Taxation

The following discussion is a summary of certain Dutch tax consequences of the acquisition, holding, and disposal of Mittal Steel shares by holders that are not residents of The Netherlands for Dutch tax purposes. This summary does not purport to describe all possible tax considerations or consequences that may be relevant to a holder or prospective holder of Mittal Steel shares. In light of its general nature, this summary should be treated with corresponding caution. Each holder or prospective holder of Mittal Steel shares should consult with a tax adviser with regard to the tax consequences of its investment in Mittal Steel shares.

Except as otherwise indicated, this summary only addresses Dutch tax legislation, as in effect and in force at the date hereof, as interpreted in published case law, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Withholding Tax

Dividends distributed by Mittal Steel generally are subject to a withholding tax imposed by The Netherlands at a rate of 25%. Such “dividends” include, among other things:

•	distributions in cash or in kind, deemed and constructive distributions, and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

•	liquidation proceeds, redemption proceeds, and consideration for the repurchase of shares by Mittal Steel (or one of its subsidiaries), to the extent such proceeds or consideration exceed the average paid-in capital recognized on these shares for Dutch dividend withholding tax purposes;

•	an amount equal to the par value of shares issued to a holder of shares or an increase in the par value of shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•	partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that Mittal Steel has net profits (“zuivere winst”), unless the general meeting of shareholders has resolved in advance to make such repayment, and provided that the par value of the shares concerned has been reduced by an equal amount by way of an amendment of the articles of association.

If a holder of Mittal Steel shares is resident in a country other than The Netherlands, and if a double taxation convention is in effect between The Netherlands and such other country, such holder of shares may, depending on the terms of that double taxation convention, be eligible for a full or partial exemption from (or refund of) Dutch dividend withholding tax. Under the terms of the double taxation convention currently in force between The Netherlands and United States (the “Dutch-U.S. Treaty”), dividends paid by a Dutch company to a U.S. shareholder are generally subject to Dutch withholding tax at a rate of 15%. This reduction applies automatically if treaty entitlement formalities are satisfied before dividends are paid; if such formalities are satisfied after dividend payment, then the reduction applies through the refund of excess withholding tax.

A U.S. Holder generally will be entitled to the benefits of the Dutch-U.S. Treaty if such U.S. Holder is (i) the beneficial owner of Mittal Steel shares (and of dividends paid with respect thereto), (ii) an individual U.S. resident, a U.S. corporation, or a U.S-resident partnership, estate, or trust for U.S. tax purposes, (iii) not resident in The Netherlands for Dutch tax purposes, and (iv) not subject to an anti-treaty shopping rule. In contrast, a U.S. Holder generally will not be eligible for the benefits of the Dutch-U.S. Treaty if it holds Mittal Steel shares in connection with either the conduct of business through a permanent establishment or the performance of services through a fixed base in The Netherlands.

In order to qualify for a reduction of Dutch withholding tax under the Dutch-U.S. Treaty, a U.S. Holder must fill out a certificate of residence (using Form IB 92 USA) and have it certified by a financial institution (typically the entity that holds the Mittal Steel shares as custodian for the U.S. Holder). If Mittal Steel receives the required documentation prior to the relevant dividend payment date, then Mittal Steel may apply the reduced withholding rate at the source. If the U.S. Holder fails to satisfy these requirements prior to the payment of a dividend, then the U.S. Holder may claim a refund of the excess of the amount withheld over the tax treaty rate by filing Form IB 92 USA, along with a supplemental statement, with the Dutch tax authorities. Pension funds and tax-exempt organizations qualifying for a complete exemption from tax are not entitled to claim tax treaty benefits at source, and instead must file claims for refund by filing Form IB 96 USA or Form IB 95 USA, respectively.

Pursuant to Dutch legislation enacted to counteract “dividend stripping,” a reduction, exemption, credit, or refund of dividend withholding tax will be denied if the dividend recipient is not the beneficial owner. This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax cost on dividends by entering into a transaction with another party. Such legislation may apply even if the dividend recipient was unaware that a dividend stripping transaction occurred, although the Dutch state secretary of finance has indicated that these rules should not apply to an unsuspecting recipient who purchased shares on the stock exchange.

In general, upon making a distribution to shareholders, Mittal Steel is required to remit all amounts withheld as Dutch dividend withholding tax to the Dutch tax authorities. Under certain circumstances, however, Mittal Steel may be allowed to reduce the amount of Dutch dividend withholding tax that must be remitted to the Dutch tax authorities by the lesser of:

•	3% of the portion of the gross amount of the dividend paid by Mittal Steel that is subject to Dutch dividend withholding tax; and

•	3% of the gross amount of the dividends and profit distributions received by Mittal Steel from qualifying non-Dutch subsidiaries in the current calendar year (up to the date of the distribution) and the two preceding calendar years, to the extent that these dividends and profit distributions have not yet been taken into account for the purpose of establishing the foregoing reduction.

Although this credit reduces the amount of dividend withholding tax that Mittal Steel is required to pay to the Dutch authorities, it does not reduce the amount of tax that Mittal Steel is required to withhold from dividends. In these circumstances, foreign tax credits generally will not be allowed in the United States to the extent that Mittal Steel is not required to remit the amount withheld as Dutch dividend withholding tax to the Dutch tax authorities. See “United States Taxation—Taxation of Distributions.”

Taxes on Income and Capital Gains

A holder of Mittal Steel shares will not be subject to Dutch taxes on income or capital gains in respect of any payment under the Mittal Steel shares, or in respect of any gain realized on the disposal or deemed disposal of the Mittal Steel shares, provided that:

•	such holder is neither a resident nor deemed to be a resident of The Netherlands and, if the holder is an individual, such holder has not made an election for application of the rules of the 2001 Dutch income tax act as they apply to Dutch residents;

•	such holder does not have an interest in an enterprise or deemed enterprise (as defined under Dutch law) that is, in whole or in part, effectively managed in The Netherlands and/or carried on through a permanent establishment, a deemed permanent establishment, or a permanent representative in The Netherlands and to which enterprise (or part of an enterprise) the Mittal Steel shares are attributable;

•	such holder does not carry out any activities in The Netherlands that exceed regular asset management (normaal vermogensbeheer) and does not derive benefits that are (otherwise) taxable as benefits from other activities (resultaat uit overige werkzaamheden) to which the Mittal Steel shares are attributable; and

•	such holder, individuals related to such holder, and certain of their relatives by blood or marriage in the direct line (including foster children) do not have a substantial interest or deemed substantial interest in Mittal Steel or, if such holder does have such an interest, such interest forms part of its business assets.

Generally, a non-resident holder of shares will have a substantial interest if such holder, his/her partner, certain other relatives (including foster children), or certain persons sharing his/her household, alone or together, directly or indirectly:

•	hold shares representing 5% or more of Mittal Steel’s total issued and outstanding capital (or the issued and outstanding capital of any class of shares);

•	hold or have rights to acquire shares, whether or not already issued, that represent at any time (and from time to time) 5% or more of Mittal Steel’s total issued and outstanding capital (or the issued and outstanding capital of any class of shares); or

•	hold or own certain profit-participation rights that relate to 5% or more of Mittal Steel’s annual profit and/or to 5% or more of Mittal Steel’s liquidation proceeds.

A deemed substantial interest arises if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

Gift, Estate and Inheritance Tax

No Dutch gift, estate, or inheritance taxes will arise on the transfer of Mittal Steel shares by way of gift by, or on the death of, a holder of Mittal Steel shares who is neither resident nor deemed to be resident in The Netherlands, unless:

•	such holder has at the time of the gift, or had at the time of his/her death, an enterprise (or an interest therein) that is or was, in whole or in part, effectively managed in The Netherlands and/or carried on through a permanent establishment or a permanent representative in The Netherlands, and to which enterprise (or part thereof) the Mittal Steel shares are or were attributable;

•	such holder is at the time of the gift, or was at the time of his/her death, entitled to share in the profits of an enterprise effectively managed in The Netherlands, other than by way of holding securities or through an employment contract, to which enterprise the Mittal Steel shares are or were attributable (or are or were deemed to be attributable); or

•	in the case of a gift of Mittal Steel shares by an individual who at the date of the gift was neither resident nor deemed to be resident in The Netherlands, such individual dies within 180 days after the date of the gift while being resident or deemed to be resident in The Netherlands.

For purposes of Dutch gift, estate, and inheritance taxes, among others, a person of Dutch nationality will be deemed to be resident in The Netherlands if such person has been resident in The Netherlands at any time during the ten years preceding the date of the gift or his/her death. Additionally, for purposes of Dutch gift tax, among others, a person not of Dutch nationality will be deemed to be resident in The Netherlands if such person has been resident in The Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Other Taxes and Duties

No Dutch registration tax, customs duty, transfer tax, stamp duty, or any other similar documentary tax or duty other than court fees will be payable by a holder of Mittal Steel shares with respect to or in connection with the issuance, grant, exercise, or disposal of Mittal Steel shares, or with respect to any payment of dividends by Mittal Steel thereon.

MARKET PRICE AND DIVIDEND DATA

Mittal Steel Trading History

Mittal Steel class A common shares are listed for trading on the NYSE and Euronext Amsterdam, in each case under the symbol “MT.” The table below sets forth, for the periods indicated, the reported high and low quoted prices of Mittal Steel class A common shares on the NYSE (in U.S. dollars) and Euronext Amsterdam (in euro).

Mittal Steel Shares

	NYSE		Euronext Amsterdam
	HIGH	LOW	HIGH	LOW
	(in U.S. dollars)		(in Euros)

Month to March 21, 2006	$37.90	$32.40	€30.50	€27.30

Month Ended
February 2006	36.40	31.75	30.74	26.82
January 2006	36.55	26.38	30.35	22.05
December 2005	28.73	25.46	24.49	21.75
November 2005	28.12	24.00	24.90	20.50
October 2005	29.54	22.95	25.60	19.25
September 2005	30.78	28.13	25.34	22.51

Year Ended December 31, 2005
Fourth Quarter	29.54	22.95	25.60	19.25
Third Quarter	30.78	23.55	25.34	19.00
Second Quarter	34.00	22.11	26.10	17.31
First Quarter	43.86	29.70	33.25	22.55

Year Ended December 31, 2004
Fourth Quarter	42.80	24.50	32.45	19.60
Third Quarter	30.45	14.16	26.50	11.50
Second Quarter	15.06	9.41	12.50	8.30
First Quarter	11.06	6.80	9.00	5.20

Year Ended December 31, 2003	9.06	2.05	7.50	2.05

Year Ended December 31, 2002	3.10	1.26	3.25	1.20

Year Ended December 31, 2001	4.25	0.70	4.45	0.88

Source: Bloomberg.

Arcelor Trading History

Arcelor’s shares were first listed on February 18, 2002, and are listed on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and the Spanish Stock Exchanges, in each case under the symbol “LOR,” except for Euronext Brussels where it is listed under the symbol “LORB.” Arcelor’s ADSs are traded in the over-the-counter market in the United States, and Arcelor’s Convertible Bonds are traded on the Luxembourg Stock Exchange.

The tables below set forth, for the periods indicated, the reported high and low quoted prices (in euro) of Arcelor shares and Convertible Bonds on these exchanges, as well as the high and low quoted prices (in U.S. dollars) of Arcelor ADSs as reported through the electronic price and volume reporting system operated by the National Association of Securities Dealers, Inc. for “non-NASDAQ” securities (the Non-NASDAQ Reporting System).

Arcelor Shares

	Euronext Brussels		Euronext Paris		Luxembourg Stock Exchange		Spanish Exchanges
	High	Low	High	Low	High	Low	High	Low
2006
Month to March 21	€33.31	€30.03	€33.40	€30.31	€33.25	€30.50	€33.37	€30.33
February	31.50	28.76	31.61	28.75	31.00	28.85	31.60	28.65
January	31.00	20.65	31.29	20.60	30.50	20.80	31.16	20.61

2005
December	21.40	20.22	21.47	20.03	21.50	20.31	21.45	20.14
November	20.83	19.45	20.85	19.46	20.78	19.68	20.84	19.47
October	19.93	18.14	19.95	18.12	19.89	18.30	19.95	18.12
September	19.95	17.50	19.96	17.72	19.75	17.81	19.95	17.73
August	18.72	17.23	18.71	17.27	18.72	17.30	18.69	17.25
Second Quarter	17.81	15.06	17.88	15.03	17.92	15.06	17.88	15.04
First Quarter	19.40	16.06	19.45	16.08	19.28	16.23	19.44	16.10

2004
Fourth Quarter	17.34	14.36	17.26	14.27	17.18	14.20	17.65	14.31
Third Quarter	14.95	12.50	14.95	12.49	14.95	12.50	14.94	12.50
Second Quarter	14.80	12.02	14.77	12.15	14.75	12.09	14.75	12.19
First Quarter	14.98	12.96	15.00	12.81	14.91	12.67	14.98	12.82

2003
Fourth Quarter	13.53	9.86	13.45	9.86	13.40	9.94	13.51	9.87
Third Quarter	12.38	9.77	12.35	9.65	12.26	9.81	12.32	9.64
Second Quarter	10.16	7.74	10.26	7.67	10.18	7.68	10.30	7.69
First Quarter	12.19	7.55	12.29	7.56	12.25	7.69	12.28	7.55

2002
Fourth Quarter	12.81	8.22	12.88	8.12	12.81	8.22	12.89	8.12
Third Quarter	14.56	9.67	14.63	9.54	14.58	9.60	14.68	9.48
Second Quarter	15.68	13.15	15.71	13.16	15.67	13.16	15.69	13.15

Source: Bloomberg.

Trading of Arcelor ADSs(1)

	ADSs
	High	Low
2006
Month to March 21	$39.85	$36.50
February	37.80	34.65
January	36.35	25.10

2005
December	25.60	24.00
November	24.55	23.31
October	24.10	21.85
September	23.65	22.25
August	23.30	21.25
Second Quarter	23.00	18.90
First Quarter	26.05	21.35

Source: Bloomberg.

(1)	As reported through the electronic price and volume reporting system operated by the National Association of Securities Dealers, Inc. for “non-NASDAQ” securities (the Non-NASDAQ Reporting System). Under NASD rules, broker/dealers that are members of the NASD are required to report certain information through the Non-NASDAQ Reporting System, including, among other information, (i) the highest price at which it sold and the lowest price at which it purchased each non-NASDAQ security and (ii) the total volume of purchases and sales executed by it in each non-NASDAQ security. The Arcelor ADSs are traded over-the-counter in the United States and are not quoted on the NASDAQ Stock Market or on any United States national securities exchange, and, accordingly, there is no centralized market for the Arcelor ADSs. In addition, trading volumes for the Arcelor ADSs are generally lower than the trading volumes for the Arcelor shares on Euronext Brussels, Euronext Paris, the Luxembourg Stock Exchange and the Spanish Stock Exchanges. As a result, the sales prices for the Arcelor ADSs represented below may not fully reflect the value of the underlying Arcelor common shares.

Trading of Convertible Bonds on the Luxembourg Stock Exchange

	Convertible Bonds
	High	Low
2006
Month to March 21	€33.09	€31.16
February	31.40	29.38
January	30.14	23.59

2005
December	24.01	23.50
November	23.64	23.12
October	23.24	22.28
September	23.00	22.12
August	22.46	21.92
Second Quarter	22.04	21.14
First Quarter	22.83	21.73

2004
Fourth Quarter	22.28	21.00
Third Quarter	21.07	20.06
Second Quarter	21.62	20.42
First Quarter	21.48	20.23

2003
Fourth Quarter	20.64	19.52
Third Quarter	20.05	19.28
Second Quarter	19.82	18.13
First Quarter	19.39	18.08

2002
Fourth Quarter	19.40	17.46
Third Quarter	19.52	17.42
Second Quarter	19.64	18.80

Source: Bloomberg.

Mittal Steel Dividends

The dividends declared by LNM Holdings to its shareholder before it was acquired by the Company were $164 million in 2003 and $2,385 million in 2004.

On February 9, 2005, Mittal Steel’s board of directors approved a dividend policy for the fiscal year 2005 of $0.10 per share per quarter (as from the second quarter of 2005), which was approved by Mittal Steel’s shareholders at the Annual General Meeting of Shareholders held on May 26, 2005. Quarterly dividends were paid on July 8, 2005, October 12, 2005 and December 15, 2005.

On February 14, 2006, Mittal Steel’s board of directors declared an interim dividend of $0.125 per share payable on March 15, 2006 and decided to propose to the general meeting of the shareholders to amend the dividend policy going forward to a quarterly dividend of $0.125 per share.

Mittal Steel envisages, following successful completion of the Offer, to adopt a policy of distributing circa 25% of its net income to its shareholders over the course of the steel business cycle. Mittal Steel will review and potentially revise the policy if the business environment improves, i.e., it is anticipated that the Group’s earnings volatility would be reduced by its diversified portfolio (geographies, products, etc.). In addition, with the future potential strengthening of the balance sheet and the progress of the integration of the Mittal Steel and Arcelor, Mittal Steel believes that the Group would have the potential to raise its distribution level.

The holders of Mittal Steel class A common shares and Mittal Steel class B common shares are entitled to receive such pro rata distributions, if any, as may be declared by Mittal Steel’s Board of Directors out of funds legally available for distribution. Any determination to pay cash dividends is at the discretion of Mittal Steel’s Board of Directors, in accordance with Dutch law and Mittal Steel’s Articles of Association, and after taking into account various factors, including our financial condition, results of operations, outstanding indebtedness, current and anticipated cash needs, plans for expansion as well as commercial restrictions and other factors affecting Mittal Steel’s operating subsidiaries.

Arcelor Dividends

The following table sets forth the dividends declared, or, in the case of 2005, announced by the Board of Directors but not yet approved by the shareholders’ meeting or declared, by Arcelor since its inception:

	Dividend
Year	Total	Per Share
	(€ in millions)	(€)
2005	€737.1	€1.20
2004	415.9	0.65
2003	213.2	0.40
2002	202.3	0.38

EXCHANGE RATE AND CURRENCY INFORMATION

Certain financial information contained herein is presented in euro. References herein to “euro”, “EUR” and “€” refer to the currency introduced at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union and as amended by the Treaty of Amsterdam. References to “$,” “U.S.$” and “U.S. dollars” are to United States dollars.

Mittal Steel publishes its financial statements in U.S. dollars, and Arcelor publishes its financial statements in euro. This prospectus contains translations of some euro amounts into U.S. dollars. These amounts are provided solely for your convenience. Unless otherwise indicated, translations of euro amounts into U.S. dollars were made at the rate of €1.00 = $1.22, which was the Noon Buying Rate in New York City for cable transfers in foreign currencies as certified by the Federal Reserve Bank of New York (the “Noon Buying Rate”) on January 31, 2006.

The following table shows the period-end, average, high and low Noon Buying Rates for the euro, expressed in U.S. dollars per one euro, for the periods and dates indicated.

Month U.S. dollar/Euro	Period End	Average rate(1)	High	Low
Month to March 21, 2006	1.21	1.20	1.22	1.19
February 2006	1.19	1.19	1.21	1.19
January 2006	1.22	1.21	1.23	1.20
December 2005	1.18	1.19	1.20	1.17
November 2005	1.18	1.18	1.21	1.17
October 2005	1.20	1.20	1.21	1.19
September 2005	1.21	1.22	1.25	1.20
August 2005	1.23	1.23	1.24	1.21
First Half 2005	1.21	1.28	1.35	1.20

Year U.S. dollar/Euro
2005	1.18	1.24	1.35	1.17
2004	1.35	1.25	1.36	1.18
2003	1.26	1.14	1.26	1.04
2002	1.05	0.95	1.05	0.86
2001	0.89	0.89	0.95	0.84
2000	0.94	0.92	1.03	0.83

Source: Federal Reserve Bank of New York

(1)	The average of the Noon Buying Rates on the last business day of each month (or portion thereof) during the relevant period for annual and semi-annual averages; on each business day of the month (or portion thereof) for monthly average.

Fluctuations in exchange rates that have occurred in the past are not necessarily indicative of fluctuations in exchange rates that may occur at any time in the future. No representations are made herein that the euro or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or euro, as the case may be, at any particular rate.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Mittal Steel is organized under the laws of The Netherlands and the majority of the members of Mittal Steel’s board of directors are residents of The Netherlands or other countries outside the United States. The majority of Mittal Steel’s assets are located outside the United States and a majority of Mittal Steel’s directors and officers and some of the experts named herein reside outside the United States. As a result, U.S. investors may find it difficult:

•	to effect service of process within the United States upon Mittal Steel and the directors and officers of Mittal Steel located outside the United States;

•	to enforce in U.S. courts or outside the United States judgments obtained against the directors and officers of Mittal Steel in U.S. courts; and

•	to enforce in U.S. courts judgments obtained against the directors and officers of Mittal Steel in courts in jurisdictions outside the United States.

Mittal Steel’s Dutch counsel, Nauta Dutilh, has advised Mittal Steel that there is doubt as to the enforceability in The Netherlands in original actions or actions for enforcement of judgments of U.S. courts of civil liabilities predicated solely upon the U.S. federal securities laws. Mittal Steel has been further advised by Nauta Dutilh that the United States and The Netherlands do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon U.S. federal securities laws, would not be enforceable in The Netherlands. However, if the party in whose favor such judgment is rendered brings a new suit in a competent court in The Netherlands, that party may submit to a Dutch court the final judgment that has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds that are internationally acceptable and that the final judgment concerned results from proceedings compatible with Dutch concepts of due process, to the extent that the Dutch court is of the opinion that reasonableness and fairness so require, the Dutch court would, in principle, under current practice, recognize the final judgment that has been rendered in the United States and generally grant the same claim without relitigation on the merits, unless the consequences of the recognition of such judgment contravene public policy in The Netherlands. It is not certain, however, that these court practices also apply to default judgments.

VALIDITY OF SECURITIES

The validity of the Mittal Steel shares to be issued pursuant to the Offer will be passed upon by Nauta Dutilh, Dutch counsel to Mittal Steel.

EXPERTS

The consolidated financial statements of Mittal Steel Company N.V. (formerly Ispat International N.V.) and subsidiaries (the “Company”), except for the consolidated financial statements of Mittal Steel Holdings A.G. (formerly Mittal Steel Holdings N.V., formerly LNM Holdings N.V., a consolidated subsidiary) (except for Mittal Steel Poland, S.A. (formerly Ispat Polska, S.A.), a consolidated subsidiary of Mittal Steel Holdings A.G., whose consolidated financial statements for the year ended December 31, 2004 were audited by Deloitte Accountants B.V.), as of December 31, 2004, and for each of the two years in the period ended December 31, 2004, incorporated in this prospectus by reference have been audited by Deloitte Accountants B.V. as stated in their report which is incorporated by reference herein. The financial statements of Mittal Steel Holdings A.G. and subsidiaries (consolidated with those of the Company) (not separately incorporated by reference herein) as of December 31, 2004 and for each of the two years in the period ended December 31, 2004, have been audited by Ernst & Young Accountants, except for the consolidated financial statements of Mittal Steel South Africa (formerly Ispat Iscor Limited, formerly Iscor Limited), a consolidated subsidiary of Mittal Steel Holdings A.G. as of and for the year ended December 31, 2004, and an equity method investee for the year ended December 31, 2003 (not separately incorporated by reference herein), which have been audited by KPMG Inc., as stated in their reports incorporated by reference herein. Such financial statements of the Company and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent registered public accounting firms.

On February 14, 2006, pursuant to Rule 409 promulgated under the Securities Act, Mittal Steel requested that Arcelor’s independent public accountants consent in a customary manner to the inclusion of Arcelor’s audit reports with respect to the financial statements of Arcelor included in this prospectus. Mittal Steel has not received a substantive response to date.

The consolidated financial statements and schedule of ISG and its subsidiaries as of December 2004 and for the year ended December 31, 2004 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a change in the method of accounting for inventories on the last-in, first-out basis, effective January 1, 2004.

In December 2004, Ernst & Young Accountants, then Mittal Steel Holdings’ independent registered public accounting firm, advised the Audit Committee of the Company that it had identified an independence issue related to providing prohibited payroll services in The Netherlands. These services involved processing payroll for approximately 17 employees of Mittal Steel Holdings’ Rotterdam office in 2002, 2003 and early 2004. In connection with the performance of these payroll processing services, Ernst & Young Accountants received Mittal Steel Holdings’ funds into a bank account jointly controlled by Ernst & Young Accountants and Mittal Steel Holdings totaling approximately fifty thousand dollars per month, which were used to make monthly payroll payments. This service ceased in February 2004. Ernst & Young Accountants received fees for these payroll services of approximately seven thousand dollars per year in 2002 and 2003, respectively.

The AICPA independence rules, as well as the SEC auditor independence rules, prohibit a bank account jointly controlled by Mittal Steel Holdings and Ernst & Young Accountants. The Company’s Audit Committee and Ernst & Young Accountants have discussed Ernst & Young Accountants’ independence with respect to Mittal Steel Holdings in light of the foregoing facts. Both the Company’s Audit Committee and Ernst & Young Accountants have considered the impact that the holding and paying of these funds may have had on Ernst & Young Accountants’ independence with respect to Mittal Steel Holdings and have each independently concluded that there has been no impairment of Ernst & Young Accountants’ independence. In making this determination, Ernst & Young Accountants and the Mittal Steel Audit Committee considered, among other matters, the de minimis amount of funds involved and that the payroll expenses involved were not material to the consolidated financial statements of Mittal Steel Holdings. Furthermore, the payroll calculations for 2002 through February 2004 have been recalculated by an unrelated third party.

SUMMARY OF CERTAIN DIFFERENCES BETWEEN IFRS AND U.S. GAAP (UNAUDITED)

The consolidated financial statements of Mittal Steel Company N.V., incorporated by reference, conform to U.S. GAAP, while Arcelor prepares its financial statements in accordance with IFRS. The matters described below summarize certain differences between U.S. GAAP and IFRS that may be material. Potential investors should consult their own professional advisors for an understanding of the differences between U.S. GAAP and IFRS, and how those differences might affect the available financial information.

Business Combinations

Negative Goodwill

Under U.S. GAAP, any negative goodwill has to be allocated on a pro-rata basis to all acquired assets other than all current assets, all financial assets (other than equity investments), assets to be disposed of by sale, prepaid assets relating to pensions, and deferred taxes. Any remaining negative goodwill is recognized as an extraordinary gain in the income statement.

Under IFRS, when the purchase price allocation results in negative goodwill, the acquirer must reassess the identification and measurement of the acquired assets, liabilities and contingent liabilities. Any excess that remains is recognized immediately in the income statement.

Contingent Liabilities

Both under U.S. GAAP and IFRS contingent liabilities are included in the allocation of the purchase price, however in U.S. GAAP they should be probable and measurable, while IFRS only has the measurable criteria.

Minority Interest

Under U.S. GAAP, minority interest is generally measured as the minority’s proportion of the pre-acquisition historical book value of the identifiable net assets acquired. Under IFRS, minority interest is measured as the minority’s proportion of the net fair value of the identifiable net assets acquired.

Under U.S. GAAP, minority interest is presented separately in the financial statements. Under IFRS, minority interest is presented as a component of equity.

Step Acquisitions

Under U.S. GAAP, revaluation of previous interests in the acquirer’s net assets in step acquisitions is not allowed.

Under IFRS, the revaluation of previous interests at fair value at each acquisition date is required.

Impairment Test

Both under U.S. GAAP and IFRS, goodwill is reviewed for impairment, at least annually or whenever events or changes in circumstances indicate that the recoverability of the carrying amount must be assessed.

Under U.S. GAAP, an impairment test is two tier. And an impairment test using discounted cash flows is performed, only if the asset fails a recoverability test performed on the basis of undiscounted cash flows. An impairment loss is calculated by comparing the asset’s carrying amount to its fair value.

Under IFRS, if an indicator for impairment is identified, an impairment test is performed using discounted cash flows. Therefore, an impairment loss could be recognized earlier under IFRS.

Under U.S. GAAP, reversal of impairment is not allowed.

Under IFRS, impairment losses may reverse, due to changed circumstances, except for an impairment loss for goodwill.

Consolidation

Subsidiaries

Under U.S. GAAP, the usual condition for consolidating a financial interest is ownership of a majority voting interest and as a general rule, ownership, either directly or indirectly, of over 50% of the outstanding voting shares constitutes control.

Under IFRS, consolidation of subsidiaries is required over which a parent company exercises control. Control is considered as being exercized in cases where a parent is in a position to manage the subsidiary’s financial and operating policies with a view to benefiting from its business.

Special Purpose Entities

Under U.S. GAAP, certain variable interest entities are to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.

Under IFRS, consolidation of special purpose entities (SPEs) is required where the substance of the relationship indicates that an entity controls the SPE.

Employee Benefits

Although the basic principles for accounting for defined benefit plans are similar in U.S. GAAP and IFRS there are a number of differences that can have a major impact.

Minimum Pension Liability and “Asset Ceiling”

Under U.S. GAAP, a minimum pension liability is recorded if the accumulated benefit obligation exceeds the plan assets.

IFRS does not recognize a minimum pension liability.

Under IFRS, in case of pension asset, this may not always be recognized as it needs to be evaluated against the criteria for the “asset ceiling”.

Under U.S. GAAP there is no such concept of “asset ceiling”.

Past Service Cost

Under U.S. GAAP, prior service cost related to retirees is amortized over the average remaining service period of active plan participants (if the plan participants are mainly active employees) or over the average remaining life expectancy of retirees (if the plan participants are mainly retirees).

Under IFRS, all past service cost related to retirees and vested active employees is expensed immediately.

Income Taxes

Although the general approach under U.S. GAAP and IFRS is similar there are a number of differences. Differences amongst others relate to deferred tax on goodwill, deferred tax on investments in subsidiaries, post acquisition recognition of acquiree’s tax losses and recognition of previously unrecognized tax losses.

Under U.S. GAAP, the use of substantively enacted tax rates is prohibited.

Under IFRS, deferred tax is calculated using the tax rates and tax laws that have been enacted or substantively enacted.

Inventories

Under U.S. GAAP, when the cost of inventories is no longer recoverable, inventories are to be written down to their current replacement cost, which should not exceed their net realizable value.

Under IFRS, inventories should be written down to their net realizable value, which is the estimated selling price in the ordinary course of business less the costs of completion and sales costs.

Under U.S. GAAP, an impairment loss may not be reversed once it has been recognized.

Under IFRS, the reversal of a previous impairment of inventory if it is no longer required is permitted.

Under U.S. GAAP, the LIFO (last in – first out) method is permitted, whereas under IFRS it is prohibited.

Financial Instruments

Classification and Measurement

U.S. GAAP and IFRS, provisions on classification and measurement of financial instruments are similar, except that that under U.S. GAAP there is no option to designate any financial asset on initial recognition as at fair value through profit or loss; only items that qualify as trading would be classified as at fair value through profit and loss. Under U.S. GAAP, debt securities must be classified according to management’s intent to hold the security in one of the following categories: trading, held-to-maturity, or available-for-sale. Equity securities are classified as either trading or available for sale.

Under IFRS, measurement of financial assets depends on their classification in one of the following categories: held-to-maturity investments; loans and receivables; financial assets at fair value through profit or loss and available-for-sale financial assets.

Hybrid Financing

Under U.S. GAAP, an issuer is required to classify a financial instrument that is within its scope as a liability (or asset in some circumstances) when the financial instrument embodies an obligation of the issuer.

Under IFRS, an instrument is classified as equity when it does not contain an obligation to transfer economic resources. An entity recognizes separately the components of a financial instrument that (a) creates a financial liability of the entity and (b) grants an option to the holder of the instrument to convert it into an equity instrument of the entity.

Derivatives and Hedging

U.S. GAAP and IFRS guidelines for hedging activities are generally similar. Both require that derivatives be initially recorded at fair value on the balance sheet as either financial assets or liabilities. Both also require that derivatives be subsequently measured at fair value regardless of any hedging relationship that might exist. U.S. GAAP and IFRS permit special accounting treatment for financial and derivative instruments that are designated as hedged items or as hedging instruments if certain criteria are met (hedge accounting). However, there are differences between the standards as to which transactions will qualify for hedge accounting and as to how some of the hedge accounting provisions are applied.

U.S. GAAP allows, assuming stringent conditions are met, a short-cut method that assumes perfect effectiveness for certain hedging relationships involving interest rate swaps. This exemption from performing quantitative retrospective effectiveness tests is not allowed under IFRS.

Intangible Assets

Under U.S. GAAP, general research and development costs that are not covered by separate standards are expensed as they are incurred.

Under IFRS, the costs of research must be expensed as they are incurred. When the technical and economic feasibility of a project can be demonstrated, and further prescribed conditions are satisfied, the costs of the development of the project must be capitalized.

Provisions

Restructuring Provisions

Under U.S. GAAP, a liability for costs associated with exit or disposal activities, other than in a business combination, is recognized when the liability is incurred. The liability is to be measured at fair value and adjusted for changes in estimated cash flows. Recognition of a liability based solely on commitment to a plan is prohibited under U.S. GAAP. Restructuring provision must meet the definition of a liability, including certain criteria regarding the likelihood that no changes will be made to the plan or that the plan will be withdrawn.

Under IFRS, a present obligation exists only when the entity is ‘demonstrably committed’ to the restructuring. An entity is usually demonstrably committed when there is a binding sale agreement (legal obligation), or when the entity has a detailed formal plan for the restructuring and is unable to withdraw because it has started to implement the plan or announced its main features to those affected (constructive obligation).

Asset Retirement Obligations

Under U.S. GAAP, the provision is built up in cash flow layers with each layer discounted using the discount rate at the date that the layer was created. Remeasurement of the entire obligation using current discount rates is not permitted.

Under IFRS, if there is a change in the discount rate the entire provision must be recalculated using the current discount rate.

INTRODUCTION

This appendix sets forth certain information with respect to Arcelor, excerpted from the following publicly available Arcelor documents:

•	Arcelor Press Release dated February 16, 2006;

•	Third Quarter 2005 Report to Shareholders;

•	First Half 2005 Report to Shareholders;

•	2004 Annual Report to Shareholders; and

•	2003 Annual Report to Shareholders.

Arcelor prepares its financial statements under International Financial Reporting Standards (IFRS), which differ in certain significant respects from U.S. GAAP. These differences, as they relate to Arcelor, cannot be quantified based on Arcelor’s publicly available financial information.

On February 14, 2006, pursuant to Rule 409 promulgated under the Securities Act, Mittal Steel requested that Arcelor and its independent accountants provide to Mittal Steel all material information with respect to Arcelor required to be included in this prospectus or required to make statements made herein not misleading. On such date, Mittal Steel also requested that Arcelor’s independent public accountants consent in a customary manner to the inclusion of their audit reports with respect to the financial statements of Arcelor included in this prospectus. Mittal Steel has not received a substantive response to date.

PRESS RELEASE ANNOUNCING UNAUDITED FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2005

PRESS RELEASE

2005 annual results:

Arcelor pursues global growth and delivers

excellent results: EUR 3.85 billion net profit

•	Dividend: 1.2 euros per share, 85% increase per share

•	Earnings per share of 6.26 euros

•	ROCE : 26.5 (return on capital employed)

•	Successful global growth

•	Outstanding management gains

•	Strong cash-flow generation

•	Demonstrated increased resilience to industry cycle

In the fourth year since its creation, Arcelor reports outstanding results with a gross operating result of EUR 5.6 billion and a net result, group share of EUR 3.8 billion. Strong cash generation allowed further debt reduction of 1.3 billion in 2005.

At 1,252 million euros, net profit, group share, for the fourth quarter, shows excellent resilience of results despite adverse market conditions added to year end seasonal effects.

Resolutely profitable and growth oriented: 2005 highlights

•	EUR 1.9 billion cumulated management gains on an annual basis since the creation of Arcelor in 2002. Target of EUR 700 million merger related synergies achieved one year ahead of schedule;

•	Continuous improvement of profitability - through cost cutting and restructuring of its European base and Brazilian expansion;

•	Margins protected by production levels adaptation to market needs in Europe;

•	Active portfolio management;

•	Continuous improvement of safety ratios at group level: accident frequency rates divided by four since 2002;

•	Number one steelmaker in Latin America with the creation of Arcelor Brasil and the acquisition of a majority stake in Acesita.

These structural enhancements have improved the Group’s risk profile which benefits now from an enhanced portfolio of products and a broadened, highly competitive global industrial base. The addition of Canadian steelmaker Dofasco will further strengthen Arcelor’s global industry leadership position.

Luxembourg, February 16th, 2006 - The Board of Directors meeting on February 15th, 2006 under the chairmanship of Joseph Kinsch reviewed the financial elements of the Group and the Company for 2005.

The Board of Directors will propose to the shareholders’ meeting a gross dividend of 1.20 euros per share (0.65 euros in 2004). Dividend will be paid on May 28th, 2006, subject to General Assembly.

At December 31st, 2005, net result, group share, amounted to 3,846 million euros compared to 2,314 million for the year 2004.

For the fourth quarter 2005, net profit group share amounted to 1,252 million euros.

Consolidated revenue for the Group in 2005 was 32,611 million euros compared to 30,176 million for 2004, or an increase of 8.1 percent (3.9 percent on a comparable basis). The fiscal year has been characterized by a severe drop on spot prices along the third quarter leading to significant reduction of shipments (-3.4 percent on total and -12.9 percent in Europe) and production cuts (-11.4 percent in Europe).

Consolidated revenue for the fourth quarter was 8,352 million euros compared to 8,431 million for the fourth quarter of 2004. Consolidated revenue include Acesita, consolidated as of October 1st, 2005.

Geographical breakdown of sales was as follows: 71.2 percent in the EU (25), 9.1 percent in North America, 10.8 percent in South America and 8.9 percent in the rest of the world. Growth in South America is mainly due to the consolidation of Acindar (Long Carbon Steel, Argentina) and CST (Flat Carbon Steel, Brazil) for the full year.

Consolidated gross operating result amounts to 5,641 million euros in 2005, compared to 4,341 million in 2004 and comprises 106 million of non recurring items. Management gains and the full consolidation of CST (Brazil) and Acindar (Argentina) added to average selling prices (except for stainless) have contributed to this excellent performance despite a strong increase in raw materials prices.

Consolidated gross operating profit amounted to 1,136 million euros for the fourth quarter compared to 1,464 million for the fourth quarter 2004, reflecting lower volumes and full effect of raw materials cost impact.

Consolidated operating result was 4,376 million euros in 2005 against 3,194 million in 2004 including 198 million of non recurring items.

Consolidated operating profit for the last quarter 2005 was 933 million euros, to be compared with 1,122 million for the equivalent period of 2004.

After net financial charges of 254 million euros, a positive contribution from associates of 317 million, taxes of 161 million and minority interests for 432 million, consolidated net result, group share, was 3,846 million euros, compared to 2,314 million in 2004.

The fiscal charge amounts to 161 million euros, i.e. an effective tax rate of 3.9 percent. The current charge of 396 million euros (360 million for 2004) has been reduced by a deferred tax income of 235 million euros. This has been essentially generated by the capitalization, according to IFRS, of tax losses carried forward, valued on a yearly basis, and following the positive outlook of the Group’s business plans.

Net profit, group share for the fourth quarter 2005 was 1,252 million euros compared to 820 million for the fourth quarter of 2004. This profit includes 113 million of financing costs, compared to 196 for 2004, 445 million of tax income compared to a tax expense of 17 million for 2004 and 75 million for minority interests compared to 156 million for 2004.

Key figures of the Group

In millions of euros	2004*		2005***
Revenues	30,176		32,611
Gross Operating Result	4,341		5,641
Operating Result	3,194		4,376
Net Result, Group share	2,314		3,846
Earnings per Share (in euro)	4.26	**	6.26	****

*	CST consolidated as of October 1st, Acindar consolidated as of May 1st

**	Including 106, 629, 054 new shares issued on July 27th 2004, and excluding treasury shares

***	Acesita consolidated as of October 1st, 2005

****	Excluding treasury shares

Evolution of net financial debt

Net financial debt was reduced by 1 255 million euros during the fiscal year 2005 (1,257 million euros at December 31st, 2005 against 2,512 million at December 31st, 2004).

Cash generation was strong through working capital requirements management, with a tight control over inventories and despite high cost of raw materials impact. Total capital expenditures amounting to 2 billion euros reflect expansion in Brazil (increase of production of 2.5 million tons at CST) and were kept at an optimized level in Europe (1.1 billion euros).

Net financial debt/shareholders’ equity ratio, including minority interests was 0.07 at December 31, 2005 compared to 0.20 at December 31, 2004, thus much lower than 0.35 to 0.50 target over the cycle.

In millions of euros	2004	2005*
Shareholders’ equity*	12,317	17,633
Net financial debt	2,512	1,257
Net financial debt/Shareholders’ equity	0.20	0.07

*	Including minority interests and residual negative goodwill

Flat Carbon Steel

At 18,060 million euros for 2005 compared to 16,139 million for 2004, revenue of the flat carbon steel increased by 3.3 percent on a comparable basis, due to both price increase effect (+12.7% percent) and despite a negative volume effect (-9.4 percent). The decrease in volumes which affected most notably general industry (-1.3 million tons) translated into a positive mix effect.

At 28.1 million tons in 2005 (including 4.4 million tons from CST ) compared to 28.5 million tons in 2004 (Brazil: 1.7 million ton), shipments of flat carbon products have decreased in Europe by 11.4 percent, mostly in the spot related, general industry products, while remaining stable in Brazil.

Revenue of flat carbon steel was 4,520 million euros for the last quarter of 2005, compared to 4,680 million for the same period 2004, reflecting negative effects for spot selling prices and volumes, while total price effect remained positive due to contracts.

Despite this voluntary reduction of shipments adjusting the Group’s supply to a negative apparent consumption during the second and third quarter, and despite a sharp increase of costs due to raw materials Gross operating result amounted to 3,634 million euros compared to 2,299 million for 2004. This performance is attributable to higher average selling prices but also to continuous management gains through cost reductions, restructuring implementation and very tight control of metal inventories.

At 609 million euros for the fourth quarter 2005 compared to 908 million for the last quarter 2004, gross operating profit reveals more difficult pricing conditions for spot prices coupled with the full impact of very high raw materials costs as well as seasonal year end effects.

Operating result amounted to 2,773 million euros in 2005 against 1,666 million in 2004.

Operating result was 381 million euros for the fourth quarter 2005 compared to 726 million for the equivalent period of 2004.

Crude steel production amounted to 32.9 million tons in 2005 (CST: 4.9) compared to 31.9 million tons in 2004 (CST: 1.2 million tons as consolidated fully in October 1st, 2004).

Long Carbon Steel

At 6,618 million euros for 2005 compared to 6,221 million for 2004, revenue of the Long Carbon Steel sector increased by 6.4 percent (or 12 percent on a comparable basis) benefiting from a scrap surcharge mechanism, and the strong appreciation of the Brazilian Real On a comparable basis the increase of the turnover is due to price effect (10.7 percent), total volumes remaining stable (1.4 percent).

Total shipments in 2005, amounted to 12.3 million tons compared to 13.4 million tons in 2004. Europe accounted for 7.8 million tons shipments compared to 9.5 million tons in 2004, -17.5% (-7.1 percent on a comparable basis) when Brazil and Argentina shipped 4.5 million tons in 2005 compared to 3.9 million tons in 2004 (eight months of Acindar consolidated as of May 1st 2004).

Revenue for the fourth quarter for long carbon products amounted to 1,674 million euros compared to 1,650 million for the same period in 2004. At comparable scope, revenue increase by 13.9 percent, largely through the appreciation of the Brazilian Real and a positive volume effect partially offset by lower prices in some commodity products (sections, bars and rods).

At 1,371 million euros in 2005 compared to 1,287 million in 2004, gross operating result at comparable scope slightly decreased (-1.5 percent). In Europe the decrease is the net result of negative volume effect partially offset by higher margins over factor costs and management gains. In Americas, operating result strongly increased despite an unfavourable geographical sales mix. At 20.7 percent the gross operating margin of the sector remains stable at historical levels (20.7 percent in 2004).

Gross operating results at 335 million euros for the last quarter 2005 compared to 340 million for the equivalent period of 2004 shows great stability thanks to management gains and improved mix largely offsetting lower selling prices.

Operating result amounted to 1,111 million euros in 2005 compared to 1,078 million in 2004 or a 16.8 percent margin compared to 17.3 percent for 2004. Operating result includes 113 million euros of non-recurring items (of which 96 million from the sale of Corrugados in Spain).

For the fourth quarter operating result was 280 million euros, to be compared with 259 million for the fourth quarter 2004.

Crude steel production at 6.7 million tons, compared to 8.5 million tons in 2004, was down 20.7 percent in Europe, while Latin America was up 12 percent with 4.5 million tons produced in 2005 compared to a production of 4.1 million tons for 2004 (eight months of Acindar).

Stainless Steels & Alloys

At 4,028 million euros for 2005 compared to 4,577 million in 2004, revenues for the Stainless Steel & Alloys decreased by -12 percent (-0.4 percent on a comparable basis) due to both a positive price impact of 4.6 percent and a negative mix/volume impact of -5.1 percent). Positive price effect is explained by a strong increase in alloy surcharges during the three first quarters compensating the decline in volumes due to poor demand and base price erosion.

Shipments of 1.6 million tons (Acesita accounts for 171 thousand tons) compared to 1.7 million tons (Acesita not consolidated) decreased by 14.8 percent in Europe.

Revenues for stainless and alloys activities were 1,199 million euros for the fourth quarter 2005 against 1,159 million for the equivalent period of 2004 reflecting positive volume effect while selling prices effect were negative due to significant decrease on base price.

At 173 million euros in 2005 or a 4.3 percent gross margin, compared to 258 million in 2004 or 5.6 percent gross margin, gross operating result reflects negative impact of rising costs due to nickel prices (+15 percent for the 304) and to low production, incurred because of poor demand and high inventories situation. Good management gains and slightly higher prices on a yearly basis did not offset the rising cost situation.

Gross operating results of 8 million euros for the fourth quarter 2005 compared to 98 million for the fourth quarter 2004 translate negative price effects as mentioned added to very high costs due to nickel price evolution. This evolution also takes into account the commissioning of the new steel shop at Carinox (Belgium).

Following the full consolidation of Acesita as at October 1st 2005, the balance sheet of the company was stated at its fair value in accordance with IFRS. As a result, net assets of the company increased by 425 million of euros. The sale of inventories stated at market value in the same context of acquisition had a negative impact of 53 million of euros on the gross operating result of the last quarter 2005.

Operating result was 93 million euros compared to 117 million in 2004, respectively margins of 2.3 and 2.6 percent. Production at Carinox (Belgium) has started during the last quarter, the decommissioning of the steel shop at Isbergues (France) being planned for the summer.

Stainless steel production amounted to 1.7 million tons (Acesita: 190 thousand tons) million tons compared to 1.9 million tons in 2004, a decrease of 16.8 percent in Europe.

Operating result for the last quarter of 2005 was 43 million euros compared to 67 million for the equivalent period of 2004.

Arcelor Steel Solutions and Services

At 8,656 million euros for 2005 compared to 8,267 million for 2004, revenue of the distribution activities increases 4.7 percent (3.4 percent on a comparable basis) due to higher average selling prices and despite a sharp drop in volumes, mainly during the third quarter. Net scope effect due to small disposals and newly consolidated construction units amounted to 109 million euros, as A3S pursues a very active management portfolio.

At 2,211 million euros, revenue for distribution activities for the fourth quarter of 2005 compare with 2,365 million euros for the fourth quarter of 2004. Aside from a scope effect of 133 million the difference lies in negative selling prices and volumes effects. Nevertheless, the last quarter shows improvement compared to the third quarter of 2005 due to improved volumes.

Gross operating result amounted to 328 million euros in 2005 compared to 513 million in 2004, reflecting a squeeze due to increased cost of metal and the air pocket in shipments experienced from the end of second quarter through the fourth quarter. Management gains represent more than 10 percent of gross operating result.

Gross operating result for the last quarter of 2005 was 98 million euros compared to 138 million for the last quarter of 2004. This evolution essentially translates much higher averages costs of metal but sound management gains.

Operating result for the full year 2005 was 254 million euros compared to 395 million in 2004.

For the fourth quarter of 2005, operating result was 96 million euros to be compared with 101 million for the same period last year.

Total volume sold for 2005 amounted to 13.7 million tons compared to 15.0 million tons for 2004. Around 19 percent of total shipments were based on purchases from third parties.

Breakdown of revenue, gross operating result and operating result by sector

In millions of euros	2004					2005
	Revenues	Gross Op. Result	%	Op. Result	%	Revenues	Gross Op. Result	%	Op. Result	%
Flat Carbon Steel	16,139	2,299	14.2%	1,666	10.3%	18,060	3,634	20.1%	2,773	15.4%
Long Carbon Steel	6,221	1,287	20.7%	1,078	17.3%	6,618	1,371	20.7%	1,111	16.8%
Stainless &Alloys	4,577	258	5.6%	117	2.6%	4,028	173	4.3%	93	2.3%
Arcelor Steel Solutions and Services	8,267	513	6.2%	395	4.8%	8,656	328	3.8%	254	2.9%
Others	1,081	-16	n.a.	-62	n.a.	1,961	132	n.a.	142	n.a.
Intra-Group	-6,109	0	n.a.	0	n.a.	-6,712	3	n.a.	3	n.a.
Total	30,176	4,341	14.4%	3,194	10.6%	32,611	5,641	17.3%	4,376	13.4%

In millions of euros	Q4 2004 (3 months)					Q4 2005 (3 months)
	Revenues	Gross Op. Result	%	Op. Result	%	Revenue	Gross Op Result	%	Op. Result	%
Flat Carbon Steel	4,680	908	19.4%	726	15.5%	4,520	609	13.5%	381	8.4%
Long Carbon Steel	1,650	340	20.6%	259	15.7%	1,674	335	20.0%	280	16.7%
Stainless & Alloys	1,159	98	8.5%	67	5.8%	1,199	8	0.7%	43	3.6%
Arcelor Steel Solutions and Services	2,365	138	5.8%	101	4.3%	2,211	98	4.4%	96	4.3%
Others	282	-20	n.a.	-31	n.a.	470	84	n.a.	131	n.a.
Intra-Group	-1,705	0	n.a.	0	n.a.	-1,722	2	n.a.	2	n.a.
Total	8,431	1,464	17.4%	1,122	13.3%	8,352	1,136	13.6%	933	11.2%

Sustainable Development

In the area of sustainable development Arcelor strengthened its actions plans in 2005 and made significant progress. The occupational accident frequency rate further decreased from 3.7 in 2004 down to 2.4 accidents with work interruption per million of hours worked in 2005. This evolution confirms the steady improvement that had been initiated since 2002 through a strong involvement of the management and an intensive cooperation with the employees representatives.

The Group has pursued the implementation of its environmental policy (at the end of 2005, 97 percent of Arcelor production plans were ISO 14001 certified), while monitoring legal and regulatory evolutions. Arcelor has decreased the total volume of its non-valorized residuals by 25% over the last three years and now scores a 95% valorization rate. Furthermore, 6 out the 33 steel making sites owned by Arcelor can be considered as zero effluents plants.

Arcelor has cut its total CO2 emissions by 18 percent since 1990 in Europe. For the period of 2005-2007 Arcelor has been granted a sufficient quantity of CO2 emission credits under the various national allocation plans in relevant European countries to cover its anticipated steel production level.

To prepare the future and to further reduce the greenhouse gas emissions, Arcelor is coordinating the efforts of 48 corporations and universities in the context of an ambitious research program called ULCOS: Ultra Low CO2 Steelmaking. This project aiming to develop breakthrough technologies is supported by the European Commission.

Respecting multiculturalism is an everyday reality in Arcelor with more than 60 nationalities represented in the Group and its Boards.

In 2005, Arcelor was the first company in the steel industry to sign a Worldwide Agreement on Principles of Corporate Social Responsibility with the International Metalworkers Federation (IMF) and the European Metalworkers Federation (EMF). This joint agreement highlights Arcelor’s commitment to apply the same social and environmental highest standards in all its entities.

Arcelor complies with the most stringent standards of Corporate Governance: split between Chairman and CEO functions, non-executive Directors, a high majority being independent, two committees and a high quality financial communication with investors and shareholders.

In 2005, Arcelor was once again rewarded for its commitment to sustainable development: the Group joined the DowJones Sustainability Index World (where it is one of the three steelmakers with Dofasco), the FTSE4Good Global & FTSE4Good Europe indices and was the only steelmaker to be listed in the Global 100 Most Sustainable Corporations in the World.

Outlook

In 2005, world steel production has grown by 6 percent, apparent consumption representing more than a billion tons. This growth has been very different by regions: excluding China growth was 1 percent negative due to a strong destocking phase in the US and in Europe (25). China showed 23 percent growth, representing 32 percent of world steel demand.

For 2006 at an expected +7 percent, world growth should be more balanced, with apparent consumption in China increasing by 10 percent due to high inventories while the growth in the rest of the world could reach 5 percent, benefiting from apparent consumption growth which could reach 5 percent in EU 25 and of 7 percent in North America boosted by the rebuilding of inventories after a significant depletion at the end of 2005.

Business prospects

After an excellent year in 2005, 2006 should be a good year for the steel industry and a very good year for Arcelor.

Low inventories offer an environment for price increases and increased prices for long term contracts will ensure good results despite remaining tensions which could remain at high levels.

While pursuing active portfolio management to further reduce the volatility of earnings, Arcelor accelerates its transformation plan by on one hand pursuing its cost cutting and restructuring plans announced at the time of the merger and in 2003 and by expanding both in growth and low cost areas, to both lower its break-even point and expand its leadership in global markets. Arcelor has delivered the 700 million euros per year of merger related synergies one year ahead of plan.

Further gains are expected from the implementation of announced plans for the next years. Arcelor’s growth goals have been partially implemented with the consolidation of Arcelor’s performance in 2006 should be further strengthened thanks to the consolidation of Dofasco and Acesita as well as through continued cost cutting efforts. The expansion of CST is to deliver a further structural improvement to profitability while continuing external projects which are at different stages of maturity should allow to increase Arcelor’s exposure to high-growth markets across the globe.

Active portfolio management including divestments of non core or businesses and the implementation of planned closures will be carried out within the Arcelor tradition of sustainability and social responsibility. These actions will not prevent Arcelor to continue to develop its business, investing organically or through targeted acquisitions, protecting its state of the art industrial tools through sound and adapted capital expenditure while progressing on the upper end of added value markets and products in conjunction with sophisticated partnerships, more notably in R&D.

The Arcelor Board of Directors has unanimously rejected the hostile bid of Mittal Steel on January 29, 2006, and mandated the Group Management Board to evaluate all options that are in the best interest of the shareholders and all other stakeholders. Notably this offer strongly undervalues Arcelor which has brilliant development and value perspectives.

About Arcelor

Arcelor is the number one steel company in the world with a turnover of 32.6 billion euros in 2005. The company holds leadership positions in its main markets: automotive, construction, household appliances and packaging as well as general industry. The company - number one steel producer in Europe and Latin America - ambitions to further expand internationally in order to capture the growth potential of developing economies and offer technologically advanced steel solutions to its global customers. Arcelor employs 96,000 associates in over 60 countries. The company places its commitment to sustainable development at the heart of its strategy and ambitions to be a benchmark for economic performance, labour relations and social responsibility.

This press release contains certain forward-looking statements regarding anticipated market evolution and the future prospects of Arcelor. While these statements are based on the Company’s best estimations as of the date hereof, actual results will vary as a function of market conditions, the action of competitors, consumer demand, steel prices, economic conditions and other factors.”

Arcelor prepares its consolidated financial information under International Financial Reporting Standards (« IFRS ») since 2002. Revised IFRS standards have been applicable as from 2005 as a part of the deadline fixed by the European Union to have all listed entities reporting under IFRS. Those changes have had no material impact on the Group 2005 consolidated financial position.

Corporate Communications		Investor relations

Phone: +352 4792 5000		Martine Hue: +352 4792 2151
E-mail: press@arcelor.com		00 800 4792 4792
+33 1 41 25 98 98
Patrick Seyler:	+352 4792 2360
Luc Scheer:	+352 4792 4455	E-mail:
investor.relations@arcelor.com
Jean Lasar	+352 4792 2359
(France)
Sandra Luneau:	+33 1 41 25 65 04
(Spain)
Ignacio Agreda:	+34 94 4894162
Oscar Fleites:	+34 985 1260 29

Arcelor S.A. 19, avenue de la Liberté L–2930 Luxembourg www.arcelor.com

THIRD QUARTER 2005 REPORT TO SHAREHOLDERS

ECONOMIC ENVIRONMENT

World economic growth

Surging oil prices represent a major factor affecting the world economy in 2005. Nevertheless, they will have only a limited impact on growth, which will remain firm, underpinned by US activity and development in China In Central and South America, growth is set to remain robust in 2005, with Brazil seeing an acceleration in the second half. Strong economic growth is also being seen in Asia ex-Japan, particularly in China and India. In Japan and the eurozone, however, growth remains weak. This is due to a slowdown in internal demand and the negative impact of high oil prices on exports. Nevertheless, the European Union’s new member countries are continuing to enjoy good levels of activity.

The world steel industry

In the first nine months of the year, worldwide crude steel production was 6.3% higher than in the same period of 2004. Asia accounted for 52% of worldwide production, the European Union (EU25) 16% and North America 11%.

In the European Union (EU25), crude steel production fell by 4.2% in the first nine months of 2005. In Poland, the decline was 24%, while the Czech Republic’s production dropped by 16%. In the EU15, the decline was limited to 2.6%. Production fell sharply in some countries, such as Luxembourg and France, but rose in others, like Austria, Italy and the Netherlands. Apparent consumption of finished products is likely to fall by 5.1% in full-year 2005. Spot steel prices stopped falling and have stabilised since September. They even increased slightly in some regions.

In the USA, some surplus inventories - resulting from the 15% increase in apparent consumption in 2004 - were run down in the third quarter. In the first nine months of the year, US crude steel production fell by 6.2%. Apparent consumption is likely to decline by around 5.5% in full-year 2005.

In China, crude steel production rose by 27.4% in the first nine months of 2005. During the same period, China imported 17.2 million tonnes of steel products and exported 13.14 million tonnes. China’s apparent consumption is set to grow at the slower pace of around 10.3% in 2005, due to large inventories.

In Japan, crude steel production was stable year-on-year in the first nine months of 2005, showing a rise of 0.7%. Apparent consumption is likely to grow by 2.6% in the year as a whole.

Crude steel production in Russia was also stable in the first nine months (+0.7%), while in Ukraine it fell by 1.9%. In Central and Eastern Europe, apparent steel consumption is set to rise by 1.6% in 2005, with actual consumption up 6%.

In Turkey, crude steel production rose by 1.3% in the first nine months of the year. Apparent consumption of finished products is likely to show growth of 3.8% over the full year, while actual consumption is set to rise by around 7.0%.

In Brazil, crude steel production fell by 4.1% in the first nine months of 2005.

Worldwide crude steel production (*)

	9 months		Change
In millions of tonnes	2004	2005	2005/2004
			%
World (**)	770,210	818,946	+6.3
Western Europe (***)	166,163	160,026	-3.7
EU25	144,819	138,770	-4.2
EU15	125,730	122,502	-2.6
Central and Eastern Europe (****)	83,599	82,714	-1.1
Russia	48,050	48,408	+0.7
North and Central America	99,688	94,570	-5.1
USA	73,979	69,418	-6.2
South America	34,287	33,782	-1.5
Brazil	24,658	23,656	-4.1
Asia	357,883	417,094	+16.5
China	200,397	255,286	+27.4
Japan	83,966	84,560	+0.7
Other countries	28,590	30,758	+7.6

(*)	IISI estimates, October 2005.

(**)	World = 61 countries representing 98% of worldwide crude steel production.

(***)	Western Europe = EU25 + other European countries (Croatia, Norway, Romania, Serbia and Montenegro, Turkey).

(****)	Central and Eastern Europe = Belarus, Kazakhstan, Moldova, Russia, Ukraine, Uzbekistan.

Arcelor’s main markets

Actual steel consumption in the EU15 was practically unchanged year-on-year in the first half of 2005, while apparent consumption fell significantly. This was due to substantial inventory reductions in almost all product categories during the second quarter. In 2005 as a whole, actual consumption of finished products should show continued growth of just under 1%. The decision by steel producers - and Arcelor in particular - to limit supply by intentionally cutting production enabled to come back to a normal situation in the fourth quarter of 2005. In long products, the recovery is already underway. In flat products, order backlogs have grown substantially.

Europe’s mechanical engineering industry is still seeing firm growth, due to robust export activity. The domestic appliances industry is stable in the EU15. Growth resulting from rising ownership rates among consumers in developing countries is benefiting the European Union’s new members, where Western European companies are relocating production. In the auto industry, vehicle production volumes are down on 2004. In construction, activity levels have increased overall, although trends vary widely between countries. Residential construction is growing at a rapid pace (except in Germany), due to low interest rates. The non-residential segment, however, is suffering from falling investment and under-utilisation of existing capacity. The metalworking industry is showing signs of weakness in most European countries. However, it is still growing in new EU member countries, which are continuing to see rapid expansion in industrial activity. Since early September, apparent demand in Europe has picked up, but remains below-average.

In the USA, customer inventories were high at the start of the third quarter. Demand remained weak, and prices had fallen significantly. However, the market has recovered since August, with rising demand and falling inventories. Higher scrap metal prices enabled local players to raise prices in September.

In China, the market remains buoyant. Demand from most steel users remains firm. However, there is a risk of an increase in Chinese inventories, since local production is growing faster than actual demand. As a result, prices for commodity products are falling. Nevertheless, the market trend remains positive for value-added products.

BUSINESS COMMENTARY, THIRD QUARTER 2005

Arcelor posts a remarkable EUR 1.1 billion EBITDA for the third quarter and EUR 4.5 billion for the first nine months of the year. This result was achieved in a context of adverse market conditions. The third quarter cumulated higher costs due to strong raw materials price increases, unfavourable market conditions due to excess inventories, weak demand and seasonal effects.

This performance clearly reflects the resilience of Arcelor. It is essentially due to its product mix, its expansion in Brazil and Argentina, growth areas which combine low cost basis and high end markets.

Flat carbon steel prices reached their low point of the year while shipments have started recovering with improved market conditions. Shipments and therefore production levels have continued to be adjusted to market needs and should increase only moderately during the last quarter except seasonality effects.

Furthermore, Arcelor is going to complete the creation and listing of Arcelor Brasil in November, combining flat carbon activities as well as long carbon steels. Finally, Arcelor has recently acquired control of Acesita, the sole South American stainless producer.

Consolidated results

Arcelor has prepared its consolidated financial information according to International Financial Reporting Standards (IFRS) since 2002. Revised IFRS standards are applicable as of 2005 in accordance with the deadline set by the European Union. The resulting changes had no impact on the Group’s consolidated financial position in the third quarter of 2005, and are unlikely to have any significant impact on the Group’s consolidated financial position in the fourth quarters.

Key figures

In millions of euros	Third quarter 2004	9 months 2004	Third quarter 2005		9 months 2005
Revenues	7,152	21,745	7,481		24,259
Gross operating result	1,098	2,877	1,122		4,505
Operating result	835	2,072	800		3,443
Net result, Group share	629	1,494	657		2,594
Earnings per share (in euros)	1.11	2.87	1.07	*	4.23	**

*	Taking into account an average number of 639 774 327 of outstanding shares and excluding 25 561 531 treasury shares over the period.

**	Taking into account an average number of 639 774 327 of outstanding shares and excluding 26 180 522 treasury shares over the period.

Consolidated revenues for the Group for the first nine months of 2005 amounted to EUR 24,259 million compared to EUR 21,745 million for the same period last year (+6.7% on a comparable basis). Net consolidated result, Group share, was EUR 2,594 million for the first nine months of 2005, compared with EUR 1,494 million at 30 September 2004.

At EUR 7,481 million for the third quarter of 2005 compared to EUR 7,152 million for the same period last year, consolidated revenues increased by 4.6% (0.9% on a comparable basis). Despite a severe drop in shipped volumes, this evolution confirms the good resilience of average selling prices. Consolidated gross operating result for the third quarter amounted to EUR 1,122 million compared to EUR 1,098 million for the third quarter 2004, or a 15.0% margin against a 15.4% margin for the same period of 2004 showing good control of inventories and progression on management gains despite the strong slowdown in production. Gross operating results incorporate several non-recurring items (capital gains of EUR 96 million due to the disposal of the Spanish facilities).

Consolidated gross operating result for the nine months up to 30 September amounted to EUR 4,505 million or 18.6% margin compared to EUR 2,877 million or 13.2% for the same period of last year.

Quarterly consolidated operating result was EUR 800 million for the third quarter of 2005 versus EUR 835 million for the equivalent period last year, which corresponds to a 10.7% margin versus 11.7% respectively.

Consolidated operating result for the nine months up to 30 September amounted to EUR 3,443 million or 14.2% margin compared to EUR 2,072 million or 9.5% for the same period of last year.

After a financial result of EUR -62 million, a contribution from associates of EUR 90 million and income tax of EUR 87 million, consolidated quarterly net result, Group share was EUR 657 million compared to EUR 629 million for the same period last year.

Net financial debt

In millions of euros	31 December 2004	30 June 2005	30 September 2005
Shareholders’ equity*	12,317	14,785	15,532
Net financial debt	2,512	1,813	1,428
Net financial debt / Shareholders’ equity*	0.20	0.12	0.09

*	Including minority interests.

At EUR 1,428 million, net financial debt decreased by EUR 1,084 million at 30 September 2005 compared to EUR 2,512 million at 31 December 2004 and by EUR 385 million compared to 30 June 2005. The net debt-to-equity ratio (including minority interests) decreased to 0.09 from 0.12 at 30 June, and 0.20 at 31 December 2004.

Cash-flow from operations amounted to EUR 2,911 million for the first nine months of the year to be compared with EUR 2,004 million for the first six months of 2005 and EUR 3,205 million for the full year 2004. This favourable evolution is explained by margin improvements and control of working capital requirements, mainly through management of inventory levels despite raw materials cost increases.

Capital expenditures at EUR 1,249 million (intangible, tangible) for the first nine months include the expansion of CST in Brazil.

Analysis by business sector

Flat Carbon Steels

In millions of euros	2004 (12 months)	Third quarter 2004 (3 months)	9 months 2004	Third quarter 2005 (3 months)	9 months 2005

Revenues	16,139	3,769	11,459	3,875	13,540
Gross operating profit	2,299	507	1,391	644	3,025
Operating profit	1,666	348	940	428	2,392
Crude steel production (in millions of tonnes)	31.9	7.5	22.9	7.7	24.8
Shipments (in millions of tonnes)	28.4	6.0	20.2	6.0	21.2

Crude steel production in the Flat Carbon Steel sector totalled 7.7 million tonnes in the third quarter of 2005. In Europe, production fell by comparison with the year-earlier period. This was because the Group decided to reduce production given the decline in apparent steel consumption and inventory rundowns by customers, and the closure of one blast furnace in Liège (Belgium).

Shipments in the Flat Carbon Steel sector amounted to 6 million tonnes. Excluding Brazil, shipments fell year-on-year in the third quarter of 2005, with shipments to the manufacturing sector falling particularly sharply.

Flat Carbon Steel revenues came in at 3,875 million euros in the third quarter of 2005, up from 3,769 million euros in the third quarter of 2004. In the first nine months of 2005, revenues rose by 6% at constant scope. This was due to higher average selling prices, which more than offset the significant fall in volumes sold to manufacturing customers and, to a lesser extent, automotive customers in Europe.

At EUR 644 million, compared to EUR 507 million for the third quarter 2004, gross operating result, generating a margin of 16.6% compared to a 2004 margin of 13.5% shows a structural improvement despite a shipments decrease by 1.7 million tons compared to second quarter. This decrease was due to annual seasonal effects and to necessary adjustments to demand in an environment of sharp rise of raw materials costs and the impact of the Brazilian Real evolution against the dollar. Despite a noticeable contraction in general industry selling prices during the third quarter, average selling prices remain higher than last year except for Brazil where slab prices decreased substantially.

Gross operating result for the nine months up to 30 September 2005 amounted to EUR 3,025 million compared with EUR 1,391 million for the same period of last year or a 22.3% margin compared to 12.1% respectively.

Quarterly operating result was EUR 428 million for the third quarter of 2005 versus EUR 348 million for the equivalent period last year, which corresponds to a 11.0% margin versus 9.2% respectively.

Operating result for the nine months amounted to EUR 2,392 million, a 17.7% margin compared to EUR 940 million for the same period of 2004, 8.2% margin.

Sales to the manufacturing sector suffered from the widespread gloom in the European economy. The Group’s decision to reduce supply by cutting production meant that the fall in volumes was offset by higher average prices.

Business levels in the European automotive sector also stagnated. However, commercial incentives introduced by carmakers in the third quarter meant that a decline was avoided. Overall, Arcelor kept its sales volumes stable relative to 2004. In Turkey, growth in the auto industry is boosting sales of all Arcelor automotive products. Arcelor is the leading supplier to the South American auto industry, and is benefiting from this market’s excellent performance. Shipments from its Vega do Sul plant in Brazil increased in the third quarter.

In the packaging sector, higher selling prices were not sufficient to cover the increase in raw materials and transportation costs. This resulted in a slight fall in gross operating profit relative to 2004.

Expansion of CST (50% or 2.5 million tons of flat carbon steel) is on time with a higher cost due to the Brazilian Real evolution against the US Dollar.

A new hot dip galvanizing line has recently been commissioned at Mardyck (France) comforting the positive product mix evolution of the flat carbon activity.

Long Carbon Steels

In millions of euros	2004 (12 months)	Third quarter 2004 (3 months)	9 months 2004	Third quarter 2005 (3 months)	9 months 2005

Revenues	6,221	1,644	4,571	1,758	4,944
Gross operating profit	1,287	409	947	380	1,036
Operating profit	1,078	379	819	313	831
Crude steel production (in millions of tonnes)	12.6	3.1	9.4	2.6	8.5
Shipments (in millions of tonnes)	13.4	3.3	10.1	3.0	9.1

Crude steel production in the Long Carbon Steel sector totalled 2.6 million tonnes in the third quarter of 2005. It amounted to 1,426 thousand tons in Europe compared to 1,859 thousand tons for the third quarter 2004 while production in Latin America was 1,162 thousand tons during the third quarter compared to 1,219 thousand tons for the same period last year.

Shipment for the third quarter were 1,798 thousand tons in Europe (which exclude divestments in Spain) and 1,178 thousand tons in Americas compared to 2,126 thousand tons and 1,149 thousand tons respectively for the same period last year. Shipments have strongly recovered in September in Europe.

Revenues for the Long Carbon Steel activity reached EUR 1,758 million, compared with EUR 1,644 million for the third quarter of 2004, increasing 11.3% (on a comparable basis) reflecting a recovery compared to the first and second quarter.

Gross Operating result was EUR 380 million compared to EUR 409 million for the third quarter last year. All European activities except wire drawing have experienced improved volumes effect while activity in Americas was hit by lower overall exports pricing, the South American margins remaining stable at high levels on the domestic markets.

Gross operating result for the nine months up to 30 September 2005 amounted to EUR 1,036 million compared with EUR 947 million for the same period of last year.

Quarterly operating result was EUR 313 million for the third quarter of 2005 versus EUR 379 million for the equivalent period last year, which corresponds to a 17.8% margin versus 23.1% respectively.

Operating result for the nine months reached EUR 831 million or a margin of 16.8% compared to EUR 819 million, or a margin of 17.9% for the same period last year.

Sales of sections fell in Northern Europe after a very strong summer due to a substantial increase in scrap metal prices. There was no recovery in actual consumption, and so orders declined. Arcelor successfully increased prices in line with the rise in raw materials costs. In Spain, sales were robust, and benefited from the prospect of higher scrap metal prices. In Portugal, sales remained strong after a difficult period. Business levels in Eastern Europe and export markets also remained firm.

Concrete reinforcing bar prices stabilised at a high level. However, demand weakened due to speculation on future scrap metal prices. The exceptions were Poland and Spain, where both business levels and prices stayed strong. Merchant steel activity was normal, and prices were reasonable.

Sales of beams recovered in Europe, and remained decent in export markets, despite ongoing pressure on prices.

Pursuing an active portfolio management and to take advantage of future growth prospects the long carbon activity divested three processing mills in Spain (Azpeita, Lasao and Getafe) and acquired Huta Warszawa in Poland to produce approximately 700 thousand tons of long construction products.

Stainless Steels and Alloys

In millions of euros	2004 (12 months)	Third quarter 2004 (3 months)	9 months 2004	Third quarter 2005 (3 months)	9 months 2005

Revenues	4,577	1,017	3,418	854	2,829
Gross operating profit	258	51	160	14	165
Operating profit	117	8	50	-9	50
Crude steel production (in millions of tonnes)	2.45	0.48	1.88	0.33	1.16
Shipments (in millions of tonnes)	2.1	0.45	1.65	0.27	1.05

Crude steel production in the Stainless Steels and Alloys sector totalled 328,000 tonnes in the third quarter of 2005, compared to 483 thousand tons for the third quarter 2004 thus translating the transfer of the specialty plate activity to the sector “others”(116 thousand tons produced by Industeel for the third quarter in 2004).

Shipments were 274 thousand tons for the third quarter, compared to 450 thousand tons for the same period last year which included 96 thousand tons shipped by Industeel.

Revenues in the first nine months of 2005 were 2,819 million euros, down 17% from 3,418 million euros in the year-earlier period. At constant scope, however, revenues were similar to those for the first nine months of 2004 (2,812 million euros). Given the 14% fall in volumes at constant scope, this performance was mainly due to a sharp increase in alloy surcharges, which offset the fall in base prices.

Gross operating profit totalled 165 million euros in the first nine months of 2005, up from 160 million euros (139 million at constant scope) in the year-earlier period. This increase came despite the squeeze caused by falling prices and volumes. It was driven by the non-recurrence of various negative factors that occurred in 2004 following restructuring in the Stainless Steels and Alloys sector, but was primarily the result of significant efficiency gains.

Gross operating profit came in at 14 million euros in the third quarter. This was down sharply on the 57 milion figure seen in the second quarter, due to very weak demand and a sharp deterioration in base prices.

After rising to an average of 16,000 dollars per tonne in the first half, nickel prices fell to an average of 14,600 dollars in the third quarter. This was driven by reduced demand from stainless steel producers, along with good availability of the metal. Nickel prices continued to fall at the start of the fourth quarter. After rising in the second quarter, chromium prices also declined in the third quarter and at the start of the fourth.

In flat products, third-quarter business levels remained firm despite the operating environment being much less positive than in the first half.

•	In Europe, the fall in demand seen in the first half intensified in the third quarter. Base prices - particularly for austenitic products - fell sharply as a result of this weak demand, as well as the high level of inventories, new production capacity, contracting export markets and higher alloy surcharges. Production was stopped several times in response to weak demand and the need to keep a firm grip on expenses and inventories. At the start of the fourth quarter, short-term demand started to recover and, together with a fall in alloy surcharges, this could lead later to a gradual improvement in base prices.

•	In Brazil, prices and volumes remain under pressure due to the decline in international markets, the adverse macroeconomic environment (higher interest rates, the rally in the Brazilian real against the US dollar), high inventories and growing imports.

•	Although Asian markets remained strong in the first quarter, they deteriorated rapidly in the second and third. In China, prices continued to fall due to rising supply, caused by production capacity growing faster than demand.

•	In the USA, prices also remained under pressure, due to higher imports among other factors. However, prices remain higher in the USA than in Europe and Asia.

In long products, demand fell in the third quarter, although pressure on prices remained slightly less severe than in flat products. As a result, earnings held up better in this segment.

One of the third quarter’s highlights was the start of production at the new Ugine & Alz Carinox steelworks, which took place on schedule on 28 September 2005. The plant is now in its qualification phase and is building up to full production. It has the capacity to produce 1 million tonnes of stainless steel per year, and gives Ugine & Alz an integrated site combining steel production and hot-rolling operations.

On 6 and 26 October, Arcelor reached a final agreement with three Brazilian pension funds allowing Arcelor to acquire ordinary shares in Brazilian stainless steel producer Acesita SA representing around 37% of its voting capital. As a result, Arcelor will become the controlling shareholder of Acesita, holding 75.74% of the common (voting) shares of Acesita and 39,98 percent of the total capital of that company.

Acesita is one of the world’s most productive and profitable stainless steel producers, and its domestic market is generating sustained growth. This deal reflects Arcelor’s long-standing commitment to Brazil, and gives it a high-quality and low-cost steel production platform.

Arcelor Steel Solutions and Services (A3S)

In millions of euros	2004 (12 months)	Third quarter 2004 (3 months)	9 months 2004	Third quarter 2005 (3 months)	9 months 2005
Revenues	8,267	1,905	5,902	2,042	6,445
Gross operating profit	513	128	375	54	230
Operating profit	395	106	294	52	158
Volumes sold (in millions of tonnes)	14.9	3.6	11.1	3.3	10.2
From Arcelor (in millions of tonnes)	11.4	2.5	7.9	2.4	7.5
From outside Arcelor (in millions of tonnes)	4.5	1.0	3.2	0.9	2.6

A3S generated revenues of 2,042 million euros in the third quarter of 2005, up from 1,905 million euros in the year-earlier period. In the first nine months of 2005, revenues totalled 6,445 million euros, an increase of 9.2% with respect to the 5,902 million euros achieved in the first nine months of 2004. At constant scope, revenues grew by 9.6%. This was despite a 7% fall in volumes sold, and resulted directly from the sharp increase in steel prices that started in the second quarter of 2004.

Overall, and at constant scope, lower volumes dragged down revenues in the first nine months of 2005 by 369 million euros year-on-year. However, higher prices boosted revenues by 1,074 million euros.

Gross operating profit in the first nine months came in at 230 million euros, down from 375 million in the year-earlier period.

Quarterly operating result was EUR 52 million for the third quarter of 2005 versus EUR 106 million for the equivalent period last year, which corresponds to a 2.5% margin versus 5.6% respectively.

Operating result for the nine months reached EUR 158 million or a margin of 2.5% compared to EUR 294 million, or a margin of 5.0% for the same period last year.

All A3S business segments saw a fall in volumes sold.

Arcelor Distribution’s volumes declined by 4% at constant scope with respect to the first nine months of 2004, although average selling prices per tonne rose by 5%. As a result, revenues were near-flat at constant scope.

Arcelor Construction’s revenues fell slightly at constant scope. Volumes sold were down 15% year-on-year, due to tough economic and weather conditions in early 2005. Average selling prices per tonne were substantially higher than in the year-earlier period.

Volumes at Arcelor Steel Service Centres fell significantly at constant scope. However, revenues rose by 9%, due to selling prices almost 22% higher than during the first nine months of 2004.

Arcelor Projects saw a slight decline in shipments, but also benefited from a sharp 27% rise in selling prices. As a result, its revenues jumped by almost 25%.

Finally, Arcelor International posted revenue growth of 32% at constant scope, despite a 1 % fall in volumes. Average selling prices per tonne increased by 33% in the first nine months of 2005.

Inventory reductions continued in the third quarter, although economic activity remained weak, particularly in Western Europe.

OUTLOOK

During the first nine months of 2005 world production of steel has increased by 6.3% compared to the same period last year outgrowing a real consumption estimated between 3.5% and 5%. This led to a significant growth of inventories during the first half of 2005 after a sustained market over supply at the end of 2004.

For the first time in a long period, players around the world, excepting Asia, have adjusted their shipments and subsequently their production in an effort to adjust closely to the needs of the markets. This clearly leads to a healthier situation with a sharp drop of inventories in North America and in Europe and a stabilisation of spot selling prices.

In this environment, order books for flat carbon products are improving and inventories are at normal levels whereas good improvements are already observed for long carbon products where inventories are low. With imports remaining stable, apparent consumption should rebound to align with real consumption.

With the growth of Arcelor in Brazil and Argentina where the Group is now the number one Latin American player and with the significant progress achieved by most of its European operations, Arcelor confirms that 2005 results will show a very strong performance and an ability to adapt to the cycles. The group will pursue its active and disciplined approach to external growth opportunities across the world, evaluating specific projects.

This report contains certain forward-looking statements regarding anticipated market movements and the future prospects of Arcelor. While these statements are based on the Company’s best estimates as of the date of publication, actual results will vary depending on market conditions, actions taken by competitors, consumer demand, steel prices, economic conditions and other factors.

financial statements

CONSOLIDATED BALANCE SHEET

Assets

In million of euros	31 december 2004	30 september 2005	Variation
	1	2	1 / 2
Non current Assets	15,249	16,220	+971
- Intangible assets	157	149	-8
- Property plant & equipment	11,230	12,170	+940
- Investments under equity method	1,366	1,570	+204
- Other investments	528	503	-25
- Receivables & other financial assets	684	803	+119
- Deferred tax assets	1,284	1,025	-259
Current Assets	15,973	17,016	+1,043
- Inventories	6,801	7,479	+678
- Trade receivables	3,757	3,611	-146
- Other receivables	1,372	1,704	+332
- Cash & Cash equivalents	4,043	4,222	+179
TOTAL ASSETS	31,222	33,236	+2,014

Equity and liabilities

In million of euros	31 december 2004	30 september 2005	Variation
	1	2	1 / 2
Shareholders’equity	10,902	13,635	+2,733
Minority interests	1,415	1,897	+482
Non current liabilities	8,518	8,609	+91
- Interest bearing liabilities	4,348	4,282	-66
- Employee benefits	1,652	1,698	+46
- Provisions for contract termination benefits	887	843	-44
- Other provisions	920	1,045	+125
- Deferred tax provisions	629	564	-65
- Others liabilities	82	177	+95
Current liabilities	10,387	9,095	-1,292
- Trade payables	4,997	4,594	-403
- Interest bearing liabilities	2,293	1,455	-838
- Other amounts payables	2,848	2,802	-46
- Provisions for contract termination benefits	50	36	-14
- Other provisions	199	208	+9
TOTAL SHAREHOLDERS’ EQUITY, MINORITY INTERESTS AND LIABILITIES	31,222	33,236	+2,014

CONDENSED CONSOLIDATED INCOME STATEMENT

In million of euros	30 september 2004 (9 months)	30 september 2005 (9 months)
	1	2
REVENUE	21,745	24,259
Gross operating income (EBITDA)	2,877	4,505
Amortisation and depreciation	-846	-1,062
Amortisation of goodwill	41	0
Operating result (EBIT)	2,072	3,443
Net financing costs	-171	-141
Share in the results of equity accounted companies	346	255
Profit (LOSS) before tax	2,247	3,557
Income tax	-506	-606
Profit (LOSS) after tax	1,741	2,951
Minority Interests	-247	-357
NET PROFIT (LOSS) group share	1,494	2,594

CONDENSED CONSOLIDATED INCOME STATEMENT (QUARTERLY EVOLUTION)

In million of euros	1st Q. 2004	2nd Q. 2004	Total Half-Year 2004	3rd Q. 2004	Total 30 sept 2004	4th Q. 2004	Total Year 2004
REVENUE	6,899	7,694	14,593	7,152	21,745	8,431	30,176
Gross operating income (EBITDA)	696	1,083	1,779	1,098	2,877	1,464	4,341
Amortisation and depreciation	-287	-255	-542	-304	-846	-379	-1,225
Amortisation of goodwill	0	0	0	41	41	37	78
Operating result (EBIT)	409	828	1,237	835	2,072	1,122	3,194
Net financing costs	-92	-42	-134	-37	-171	-196	-367
Share in the results of equity accounted companies	78	110	188	158	346	67	413
Profit (LOSS) before tax	395	896	1,291	956	2,247	993	3,240
Income tax	-110	-195	-305	-201	-506	-17	-523
Profit (LOSS) after tax	285	701	986	755	1,741	976	2,717
Minority Interests	-51	-70	-121	-126	-247	-156	-403
NET PROFIT (LOSS) group share	234	631	865	629	1,494	820	2,314

In million of euros	1st Q. 2005	2nd Q. 2005	Total Half-Year 2005	3rd Q. 2005	Total 30 sept 2005
REVENUE	8,136	8,642	16,778	7,481	24,259
Gross operating income (EBITDA)	1,697	1,686	3,383	1,122	4,505
Amortisation and depreciation	-309	-431	-740	-322	-1,062
Amortisation of goodwill	0	0	0	0	0
Operating result (EBIT)	1,388	1,255	2,643	800	3,443
Net financing costs	-46	-33	-79	-62	-141
Share in the results of equity accounted companies	71	94	165	90	255
Profit (LOSS) before tax	1,413	1,316	2,729	828	3,557
Income tax	-374	-145	-519	-87	-606
Profit (LOSS) after tax	1,039	1,171	2,210	741	2,951
Minority Interests	-105	-168	-273	-84	-357
NET PROFIT (LOSS) group share	934	1,003	1,937	657	2,594

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

In million of euros	Subscribed capital	Share premium	Own shares	Other consolidated reserve	Foreign currency translation	Shareholders’ equity	Minority interests	Total
31.12.2004	3,199	5,397	-364	3,073	-403	10,902	1,415	12,317
Increase of capital
Profit for the period				2,594		2,594	357	2,951
Foreign exchange differences					479	479	248	727
Dividends paid				-399		-399	-108	-507
Utilisation and results own shares disposal			26			26		26
Other movements and acquisitions of minority interests				32		32	-15	17
30.09.2005	3,199	5,397	-338	5,300	76	13,634	1,897	15,531
Variation 9 months			26	2,227	479	2,732	482	3,214

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

In million of euros	30 september 2004 (9 months)	30 september 2005 (9 months)
CASH FLOWS FROM OPERATING ACTIVITIES	1,847	2,911
Investing activities
Acquisitions of tangible and intangible assets	-821	-1,249
Others	209	92
CASH FLOWS FROM INVESTING ACTIVITIES	-612	-1,157
Financing activities
Proceeds from the issue of share capital	-53	12
Capital increase Arcelor	1,136	—
Dividends paid	-249	-507
Net servicing of borrowing	-397	-1,214
Acquisition of 4.56% minority shares in Aceralia	-92	—
CASH FLOWS FROM FINANCING ACTIVITIES	345	-1,709
Effect of exchange rate fluctuations on cash held	17	134
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,597	179
Cash and cash equivalents at the beginning of the period	1,890	4,043
Cash and cash equivalents at the end of the period	3,487	4,222

NET FINANCIAL DEBT

In million of euros	31 December 2004	30 June 2005	30 September 2005
Shareholders’ equity (Group share)	10,902	13,000	13,635
Minority interests	1,415	1,785	1,897
Total Shareholders’ equity	12,317	14,785	15,532
Net negative goodwill	0	0	0
Shareholders funds	12,317	14,785	15,532
Net financial debt	2,512	1,813	1,428
Net financial debt/equity	20.4%	12.3%	9.2%

KEY FINANCIAL DATA FOR THE GROUP

In million of euros	Year 2004 (12 months)	30 september 2004 (9 months)	30 september 2005 (9 months)
Revenue	30,176	21,745	24,259
Change			11.6%
Change at comparable structure			6.7%
Gross operating result (EBITDA)	4,341	2,877	4,505
% of revenues	14.4%	13.2%	18.6%
Operating result (EBIT)	3,194	2,072	3,443
% of revenues	10.6%	9.5%	14.2%
Net profit (Loss) (Group share)	2,314	1,494	2,594
Tangible investments	1,353	766	1,228
Earnings per share in EUR - basic	4.26	2.87 *	4.23 **
- diluted	3.83	2.59	n.i.

*	Taking into account an average number of 608,9 millions of outstanding shares and excluding 29 millions treasury shares over the period.

**	Taking into account an average number of 639,8 millions of outstanding shares and excluding 26,2 millions treasury shares over the period.

BREAKDOWN BY ACTIVITY

Flat carbon steels

In million of euros	Year 2004 (12 months)	3rd Quarter 2004 (9 months)	30 september 2005 (9 months)
Revenue	16,139	11,459	13,540
Change			18.2%
Change at comparable structure			6.0%
Gross operating result (EBITDA)	2,299	1,391	3,025
% of revenues	14.2%	12.1%	22.3%
Operating result (EBIT)	1,666	940	2,392
% of revenues	10.3%	8.2%	17.7%
Tangible investments	723	352	831

Scope variation: Inclusion of CST.

Long carbon steels

In million of euros	Year 2004 (12 months)	3rd Quarter 2004 (9 months)	30 september 2005 (9 months)
Revenue	6,221	4,571	4,944
Change			8.2%
Change at comparable structure			11.3%
Gross operating result (EBITDA)	1,287	947	1,036
% of revenues	20.7%	20.7%	21.0%
Operating result (EBIT)	1,078	819	831
% of revenues	17.3%	17.9%	16.8%
Tangible investments	376	253	209

Scope variation : Inclusion of Acindar, Huta L.W.Sp.z.o.o. Exclusion of ADA, Emesa, Galycas, Azpeitia, Getafe, Lasao.

Stainless steels and alloys

In million of euros	Year 2004 (12 months)	3rd Quarter 2004 (9 months)	30 september 2005 (9 months)
Revenue	4,577	3,418	2,829
Change			-17.2%
Change at comparable structure			0.8%
Gross operating result (EBITDA)	258	160	165
% of revenues	5.6%	4.7%	5.8%
Operating result (EBIT)	117	50	50
% of revenues	2.6%	1.5%	1.8%
Tangible investments	145	92	106

Scope variation : Transfert (Sector Other) of I ndusteel, Exclusion of J&L, TEVI, Matthey US, Techalloy Thainox, Trefilados Inoxydables de Mexico of Matthey Sro (Czech Republic), Arcelor Stainless USA.

Arcelor Steel Solutions & Services (A3S)

In million of euros	Year 2004 (12 months)	3rd Quarter 2004 (9 months)	30 september 2005 (9 months)
Revenue	8,267	5,902	6,445
Change			9.2%
Change at comparable structure			9.6%
Gross operating result (EBITDA)	513	375	230
% of revenues	6.2%	6.4%	3.6%
Operating result (EBIT)	395	294	158
% of revenues	4.8%	5.0%	2.5%
Tangible investments	77	45	52

Scope variation : Inclusion of Ravené Schäfer, De Boer Group Exclusion of the Tubes activities, J&F, Deville & Suchail.

Consolidated Financial Statements, first half 2005

QUARTERLY FINANCIAL INFORMATION CONSOLIDATED AS AT 30 JUNE 2005

Condensed consolidated income statement

In millions of euros	Q1 2005	Q2 2005	1st half 2005	Q1 2004	Q2 2004	1st half 2004
Revenue	8,136	8,642	16,778	6,899	7,694	14,593
Gross operating result	1,697	1,686	3,383	696	1,083	1,779
Depreciation and amortisation expenses	-309	-431	-740	-287	-255	-542
Operating result	1,388	1,255	2,643	409	828	1,237
Net financing costs	-46	-33	-79	-92	-42	-134
Share of profits in companies accounted for using the equity method	71	94	165	78	110	188
Result before tax	1,413	1,316	2,729	395	896	1,291
Income tax expense	-374	-145	-519	-110	-195	-305
Result after tax	1,039	1,171	2,210	285	701	986
Minority interests	-105	-168	-273	-51	-70	-121
Net result – Group share	934	1,003	1,937	234	631	865

HALF-YEAR FINANCIAL INFORMATION CONSOLIDATED AS AT 30 JUNE 2005

This document is a free translation in English of a French original document relating to the half-year financial information consolidated as at 30 June 2005. This document has been prepared for information only and should not be relied upon for any other purpose. In the event of any ambiguity between this document and the French original version, the latter shall prevail.

Condensed consolidated income statement

In millions of euros	1st half 2005*	1st half 2004*
Revenue	16,778	14,593
Gross operating result	3,383	1,779
Depreciation and amortisation expenses	-740	-542
Operating result	2,643	1,237
Net financing costs	-79	-134
Share of profits in companies accounted for using the equity method	165	188
Result before tax	2,729	1,291
Income tax expense	-519	-305
Result after tax	2,210	986
Minority interests	-273	-121
Net result – Group share	1,937	865
Earnings per share, in euro
basic	3.16	1.76
diluted	2.98	1.58

*	Unaudited but subject to limited review.

Consolidated balance sheet

ASSETS

In millions of euros	30 June 2005*	31 December 2004
Non-current assets
Intangible assets	147	157
Property, plant and equipment	11,903	11,230
Investments accounted for using the equity method	1,489	1,366
Other investments	518	528
Receivables and other financial assets	743	684
Deferred tax assets	1,036	1,284
Total non-current assets	15,836	15,249
Current assets
Inventories	7,445	6,801
Trade receivables	4,146	3,757
Other receivables	1,710	1,372
Cash and cash equivalents	3,958	4,043
Total current assets	17,259	15,973
Total assets	33,095	31,222

EQUITY AND LIABILITIES
In millions of euros	30 June 2005*	31 December 2004
Equity
Subscribed capital	3,199	3,199
Share premium	5,397	5,397
Consolidated reserves	4,377	2,709
Translation reserve	27	-403
Total shareholders’ equity	13,000	10,902

Minority interests	1,785	1,415
Non-current liabilities
Interest-bearing liabilities	4,395	4,348
Employee benefits	1,683	1,652
Provisions for contract termination benefits	873	887
Other provisions	1,055	920
Deferred tax liabilities	631	629
Other liabilities	104	82
Total non-current liabilities	8,741	8,518
Current liabilities
Trade payables	4,859	4,997
Interest-bearing liabilities	1,484	2,293
Other amounts payable	2,994	2,848
Provisions for contract termination benefits	37	50
Other provisions	195	199
Total current liabilities	9,569	10,387
Total shareholders’ equity, minority interests and liabilities	33,095	31,222

*	Unaudited but subject to limited review.

Condensed consolidated cash flow statement

In millions of euros	1st half 2005*	1st half 2004*
Cash flows from operating activities	2,004	1,309
Investing activities
Acquisition of tangible and intangible assets	-728	-553
Other items	-166	346
Cash flows from investing activities	-894	-207
Financing activities
Proceeds from the issue of subscribed capital	12	18
Dividends paid	-477	-222
Net servicing of borrowings	-824	-365
Cash flows from financing activities	-1,289	-569
Effect of exchange rate fluctuations	94	-12
Net increase (decrease) in cash and cash equivalents	-85	521
Cash and cash equivalents at the beginning of the period	4,043	1,890
Cash and cash equivalents at the end of the period	3,958	2,411

*	Unaudited but subject to limited review.

Condensed consolidated statement of changes in shareholders’ equity

In millions of euros	Shareholders’ equity (Group share)	Minority interests
31 December 2003	6,733	730
Dividends paid	-192	-30
Foreign exchange differences	-1	4
Increase in share capital	2	—
Utilisation of and profit on the sale of own shares	352	4
First-time application of IFRS 3	745	—
Result first-half 2004	865	121
Other adjustments and purchase of minority interests	-21	-41
30 June 2004*	8,483	788

31 December 2004	10,902	1,415
Dividends paid	-399	-78
Foreign exchange differences	430	237
Utilisation of and profit on the sale of own shares	14	—
Result first-half 2005	1,937	273
Cash flow hedging (IAS 39)	120	—
Other adjustments and purchase of minority interests	-4	-62
30 June 2005*	13,000	1,785

*	Unaudited but subject to limited review.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS AT 30 JUNE 2005

Amounts in EUR million, unless otherwise stated

Note 1: General

Arcelor SA was incorporated under Luxembourg Law on 8 June 2001 in the context of the proposed business combination of Aceralia, Arbed and Usinor, as completed on 28 February 2002.

The half-year unaudited condensed consolidated financial statements as at 30 June 2005 have been subject to a limited review and present the financial position of the Company and its subsidiaries (hereafter “the Group”), as well as the interests of the Group in associated companies and jointly controlled entities.

Group activities are not significantly affected by seasonality.

The half-year condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“I FRS”). This implies that the Group uses estimates and makes assumptions that have an impact on the balance sheet and income statement for the period. Changes in facts and circumstances may lead the Group to change these estimates.

Note 2: Accounting policies

The half-year condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) adopted by the International Accounting Standards Board (“IASB”), with IAS 34 on interim financial reporting and with the interpretations of IFRS as published by the International Financial Reporting Interpretations Committee (“IFRIC”).

The accounting policies used are in accord with those adopted in the preparation of the annual consolidated financial statements as at 31 December 2004. The Group has, however, applied for the first time in the half-year to 30 June 2005, cash flow hedging, in the framework of IAS 39, for hedging operations on exchange rate risks associated with purchases denominated in USD.

Note 3: Changes in Consolidation Scope

As at 30 June 2005, the consolidation scope of the Arcelor Group includes, in addition to Arcelor SA, 362 fully consolidated companies. Furthermore, the Group accounts for 166 companies using the equity method.

As at 31 December 2004, the consolidation scope of the Arcelor Group included, in addition to Arcelor SA, 361 fully consolidated companies. Furthermore, the Group accounted for 185 companies using the equity method.

Note 4: Shareholders’ equity

4.1 Subscribed capital and share premium

As at 30 June 2005, the subscribed capital comprises 639,774,327 ordinary shares, fully paid, with a nominal value of EUR 3,198,871,635. The share premium amounts to EUR 5,396,604,061.

4.2 Dividends

A gross dividend of EUR 0.65 per share was paid on 2 May 2005.

4.3 Cash flow hedging

Shareholders’ equity (Group share) includes EUR 179 million (EUR 120 million after tax) associated with the re-statement to fair value of derivative instruments hedging exchange rate risks associated with purchases denominated in USD and risks associated with the prices of base metals. This amount is recorded in equity in the framework of the Group’s policy on cash flow hedging.

Note 5: Segment reporting

In accordance with the Group’s management structure and internal reporting guidelines, segmental information is disclosed by business activity. Sales between segments take place at market prices. The operating result is shown after eliminations.

The breakdown by activity is shown below:

1st half-year 2005* (In millions of euros, except for employee numbers)	Flat Carbon Steel	Long Carbon Steel	Stainless Steel	Arcelor Steel Solutions & Services	Other activities	Eliminations	Total
Income statement
Revenue	9,665	3,186	1,975	4,403	990	-3,441	16,778
Inter-sector sales	-2,039	-546	-39	-521	-296	3,441	—
Total	7,626	2,640	1,936	3,882	694	—	16,778
Gross operating result	2,381	656	151	176	20	-1	3,383
Depreciation	-410	-138	-46	-70	-23	—	-687
Impairment charges	-7	—	-46	—	—	—	-53
Operating result	1,964	518	59	106	-3	-1	2,643
Share of profits in companies accounted for using the equity method	31	7	27	19	81	—	165
Acquisition of tangible intangible assets	458	154	67	30	19	—	728
Other information
Number of employees (average, full-time equivalents)	47,436	20,404	9,412	10,963	5,148	—	93,363

*	Unaudited but subject to limited review.

1st half-year 2004* (In millions of euros, except for employee numbers)	Flat Carbon Steel	Long Carbon Steel	Stainless Steel	Arcelor Steel Solutions & Services	Other activities	Eliminations	Total
Income statement
Revenue	7,690	2,927	2,401	3,997	532	-2,954	14,593
Inter-sector sales	-1,668	-529	-39	-406	-312	2,954	—
Total	6,022	2,398	2,362	3,591	220	—	14,593
Gross operating result	884	538	109	247	-3	4	1,779
Depreciation	-289	-97	-62	-59	-15	—	-522
Impairment charges	-3	-1	-5	—	-11		-20
Operating result	592	440	42	188	-29	4	1,237
Share of profits in companies accounted for using the equity method	112	34	19	9	14	—	188
Acquisition of tangible intangible assets	227	216	62	31	17	—	553
Other information
Number of employees (average, full-time equivalents)	45,184	20,421	12,321	11,290	3,062	—	92,278

*	Unaudited but subject to limited review.

FIRST HALF 2005 REPORT TO SHAREHOLDERS

ECONOMIC ENVIRONMENT

Change in the world’s economic growth

In the first half of 2005, the global economy posted a slight weakening in its growth rate. Nevertheless, the United States and Asia (excluding Japan) are ensuring momentum that will prevent any undue slowing. In South America, growth remains vigorous, although on a net basis it has slowed compared to 2004. Particularly in Brazil, a tighter monetary policy implemented in 2004 has created a drag on private consumption and corporate investment in the first half of 2005. In China, growth remains very high thanks to a significant increase in investment.

In Europe, growth remains low in the euro zone but numerous members of the European Union continue to post sustained rates of growth, even if lower than in 2004. The same holds true for Turkey.

Trend in the steels sector

In the first half of 2005, world production of crude steel increased 7.6% compared to the same period in 2004.

Apparent world steel consumption, in crude steel equivalent, increased by the same proportions, as did apparent consumption of finished steel products. In 2004, with the world market oversupplied, growth in apparent consumption in 2005 was lower than actual consumption. This resulted in increased stocks of steel products in the first six months of the year. At the same time, spot steel prices trended lower.

In the United States, the oversupply resulting from strong growth in apparent consumption in 2004 was not corrected in the first half. A significant adjustment began to take effect in the second quarter. For the year as a whole, apparent consumption is expected to decline by 6%.

In China, crude steel production increased in the first half by 28.3%. Over the first five months of this year, imports of finished steel product totalled 10.5 million tonnes, for a decline of 32% from the previous year. Exports totalled 8.6 million tonnes, yielding an increase of over 200% for the year. Over the entire year, imports and exports of finished products were balanced. China should, however, still face an imbalance in its production structure, due to its shortfall of capacity in terms of high value-added products.

In Japan, stocks have continued to increase and are currently considered too high. However, crude steel production should increase in the third quarter, to +2.1% for the year, to meet a projected increase of 3.3% in total steel demand, including +2.6% for carbon steels.

In Russia, deliveries of finished products to Russian consumers have slowed, but a more positive outlook is projected for year-end.

In Turkey, crude steel production fell 1.7% over the first six months. Apparent consumption of finished products should increase in 2005 by 5.0%.

Change in world production of crude steel (*)

	1st half		Change 2005/2004%
In thousand of tonnes	2004	2005
World (**)	507,890	546,341	+7.6
Western Europe (***)	112,350	110,746	- 1.4
EU 25	98,178	96,533	- 1.7
EU 15	85,417	85,183	- 0.3
Central and Eastern Europe (****)	55,127	55,066	- 0.1
Russia	31,638	32,100	+1.5
North and Central America	65,395	64,292	-1.7
United States	48,328	47,049	- 2.6
South America	22,388	22,686	+1.3
Brazil	16,131	15,945	-1.2
Asia	233,601	273,018	+16.9
China	128,548	164,864	+28.3
Japan	55,808	56,731	+1.7
Other countries	19,930	20,533	+3

(*)	IISI estimated figures, July 2005.

(**)	World = 62 countries representing 98% of world crude steel production.

(***)	Western Europe = UE25 + Other Europe (Croatia, Norway, Romania, Serbia and Montenegro, Turkey).

(****)	Central and Eastern Europe (CEI) = Byelorussia, Kazakhstan, Moldovia, Russia, Ukraine, Uzbekistan.

In Brazil, crude steel production declined in the first half by 1.2%, but apparent consumption should increase on the order of 10% in 2005.

In the European Union (EU15), actual steel consumption stagnated in the first quarter of 2005, while apparent consumption fell 4.9%. As of the end of March, stocks of steel products held by steel users were still at higher than normal levels. Intensified reductions in supplies during the second quarter should bring stocks down to normal levels by the end of the third quarter of 2005.

Actual consumption of finished products should continue to grow at an annual rate of 0.9%. Within this context, imports of steel products have posted an upward trend. However, pressure from imports could be weaker at the end of the year, with European prices becoming less attractive. In the second quarter, spot prices for flat and long steels did, in effect, fall sharply, while still remaining higher than the average levels of previous years, following the drop in raw materials.

Trend in Arcelor’s major markets

In Europe, the automobile market is showing a slowdown in activity. In the first quarter of 2005, the number of private cars produced dropped 4.4% over a year. Despite an increase of 0.8% in the production of utility vehicles, production over the entire automobile range declined 2.6% in terms of value added. In Germany and in France, the automobile sector is showing constant levels of production. For 2005, growth prospects in terms of value added are negative (-0.5%), specifically a result of the 14% drop in the production of cars in Italy in the first quarter, and the impact of the closing of Rover in the United Kingdom.

Building sector activity in Europe fell 2.4% in the first quarter of 2005. At -7.3%, the decline in activity was particularly acute in Germany, which represents the largest market. By contrast, sector activity increased 5.0% in Spain. For the year as a whole, an improvement is anticipated, with a probable increase of 0.7% in production for the building sector.

In the engineering and metalworking sectors, the weakness in industrial activity and investment in the European Union (UE15) as well as the drop in orders from abroad are the source of the slowdown in growth, which is at approximately 1.1 % for 2005.

The domestic appliances sector is also suffering from weak consumption in Europe. Production declined 2.8% in the first quarter. Western Europe (UE15), where the market is saturated, continues its trend of relocation toward new members of the European Union. However, after stagnant production anticipated for the second and third quarters, a slight increase of 2.4% is projected for the end of the year.

COMMENTS ON ACTIVITY IN THE FIRST HALF OF 2005

Consolidated results

Arcelor prepares its consolidated financial information under International Financial Reporting standards (“IFRS”) since 2002. Revised IFRS standards are applicable as from 2005 in the perspective of the deadline fixed by the European Union. Those changes have had no impact on the Group consolidated financial position of the first semester and should not have significant impact on the Group consolidated financial position of the next quarters.

Arcelor delivers very strong results, despite a more difficult business environment. Weak European demand and a surge of imports lead Arcelor to reduce shipments and production during the first half of the year. In order to adjust its market supply to the bare needs of an overstocked market and accelerate depletion of inventories, Arcelor cut back production in Europe by 1.5 million tons in flat and long carbon steels. These production cuts were more significant in the second quarter than in the first three months of 2005. Inventory levels for flat carbon steels are expected to come back to normal levels by the end of the summer.

Arcelor was able to structurally improve its profitability level despite significant increases of raw materials costs which occurred progressively starting April 1st, 2005 and a more difficult economic environment.

With EUR 16,778 million for the first half of 2005 compared to EUR 14,593 million for the same period last year, consolidated revenue increased despite a sharp drop in volumes due to production cuts and a reduction in European shipments (total shipments decrease on a comparable basis: 2.6 million tons, or 1.7 million for flat carbon and 0.9 million for long carbon steels) This evolution reflects the overall good level of average steel prices, and the positive effects of the consolidation of CST (Brazil) and Acindar (Argentina) for the first six months of 2005.

Geographical breakdown of revenue was as follows: total Europe: 76% (EU 25 and others Europe), South America: 10%, North and Central America: 9%, Rest of the world: 5%.

Consolidated gross operating result amounted to EUR 3,383 million for the first half of 2005 versus EUR 1,779 million for the same period last year, or a 20.2% margin compared with 12.2% last year despite very significant cost increases due to high raw materials prices incurred progressively as of April 1st.

Consolidated operating result amounted to EUR 2,643 million for the first half of 2005 versus EUR 1,237 million for the same period last year, which corresponds to a 15.8% margin versus 8.5%.

After a financial result of EUR-79 million, a contribution from associates of EUR 165 million (including Dillinger Hütte-DHS, for EUR 78.4 and Acesita for EUR 27 million) and income tax of EUR 519 million, the consolidated net result, group share, at EUR 1,937 million, more than doubled compared to EUR 865 million for the first half of 2004.

Key Figures

In millions of euros	1st Half 2004	1st Quarter 2005	2nd Quarter 2005	1st Half 2005
Revenue	14,593	8,136	8,642	16,778
Gross operating result	1,779	1,697	1,686	3,383
Operating result	1,237	1,388	1,255	2,643
Net result, Group share	865	934	1,003	1,937
Earnings per Share (in euros)	1.76	1.52	1.64	3.16

Net Financial Debt

Net Financial Debt Net financial debt decreased by EUR 699 million to EUR 1,813 million at June 30, 2005 compared to EUR 2,512 million at December 31, 2004 and EUR 2,271 million at March 31, 2005.

Cash-flow from operations amounted to EUR 2,004 million over the first six months of 2005. The variation of working capital needs over this period is mainly due to the high prices of inputs and increased average selling prices.

Continuous management efforts have allowed a tight control of inventories in tonnage. Capital expenditure (EUR 728 million) remain low in Europe and include expansion expenses at CST. Free cash flow was used to pay EUR 477 million of dividends in May 2005 and to repay debt.

Net debt-to-equity ratio (including minority interests) decreased to 0.12 at 30 June 2005, from 0.20 at the end of 2004 and 0.17 at the end of the first quarter of 2005.

In millions of euros	December 31, 2004	March 31, 2005	June 30, 2005
Shareholders’ equity*	12,317	13,462	14,785
Net financial debt	2,512	2,271	1,813
Net financial debt/Shareholders’ equity*	0.20	0.17	0.12

*	Including minority interests.

ANALYSIS BY ACTIVITY SECTOR

Flat Carbon Steels

Crude steel production in the Flat Carbon Steel sector totalled 17.057 million tonnes in the first half of 2005, 2.481 million tonnes originating from Brazil. In Europe, sector production declined 831 thousand tonnes compared to the first half of 2004, a result of the Group’s decision to reduce production in the face of the slowdown in apparent steel consumption and high inventory levels. This decision had a particular impact in the second quarter of the year, with a 13% drop in production compared to the first quarter.

Shipments from the Flat Carbon Steels sector totalled 17.057 million tonnes, including 2.337 million tonnes from Brazil. Excluding Brazil, shipments fell in the first half of 2005 by 11.9% compared to the first half of 2004. This drop in shipments affected the manufacturing sector particularly heavily, with shipments to the automobile sector increasing by 2.5%.

In the first half of 2005, prices rose an average of 30.1% compared to the first half of 2004. In particular, spot prices in the manufacturing market benefited from this increase. Prices on the Automobile and Packaging markets were agreed on the occasion of the contract renegotiations that occurred in late 2004.

Commercially, Arcelor successfully applied its supply to demand adjustment policy. In the automobile market, Arcelor Auto is continuing to strengthen its position in Turkey, and in Brazil from its Borcelik associated company and from its Vega do Sul plant. In the domestic appliances market, despite a difficult relocation environment, Arcelor is retaining its leadership by following clients to their new facilities while continuing to offer innovative solutions.

Revenue for the sector is reflecting these changes in the market. In the first half of 2005 it totalled 9,665 million euros, an increase of 25.7% over the first half of 2004, half due to the integration of CST. On a constant-perimeter basis, revenue for the sector increased 12.7%, with an effective price of +22.1% and a negative volume effect of -9.4%.

Gross operating profit totalled 2,381 million euros, up +1,497 million euros over the first half of 2004, despite the increase in the cost of raw materials, including +71.5% for iron ore and +100% for coke.

The contribution from CST was 511 million euros.

Excluding CST, significant growth in gross operating margins resulted from management savings and the effects of the restructuring measures launched in 2004, as well as from increase in prices, which was higher than increase in raw materials.

In millions of euros	Year 2004 (12 months)	1st half 2004 (6 months)	1st quarter 2005 (3 months)	2nd quarter 2005 (3 months)	1st half 2005 (6 months)
Revenues	16,139	7,690	4,756	4,909	9,665
Gross operating profit	2,299	884	1,173	1,208	2,381
Operating profit	1,666	592	982	982	1,964
Crude steel production (in millions of tonnes)	31.9	15.41	9.06	8.0	17.06
Shipments (in millions of tonnes)	28.4	14.22	7.50	7.62	15.12

Long Carbon Steels

Crude steel production in the Long Carbon Steels sector totalled 5.889 million tonnes in the first half of 2005, and remained at a stable level compared to the first half of 2004. This stability masked geographic discrepancies between production regions (Europe and South America). Thus, European production declined by over 10% on a constant-perimeter basis compared to the first half of 2004. In terms of absolute value, the change in production resulted from changes in the sector’s coverage, with the elimination of ADA (638 thousand tonnes in the first half of 2004) and the incorporation of Acindar (321 thousand tonnes in the first half of 2005). Shipments showed the same pattern, with a 10.1% decline in total volumes shipped in the first half of 2005, compared to the first half of 2004. This trend reflects the market situation, characterised by high levels of inventory at the beginning of the year. The necessary adjustments were made in the first half and demand gradually found normal levels in almost all the sector’s markets, which nevertheless still under remain the influence of speculation as to changes in the cost of raw materials.

Revenue in the Long Carbon Steels sector in the first half of 2005 totalled 3,186 million euros, compared to 2,927 million euros in the first half of 2004. This increase was a result of the integration of Acindar. On a constant perimeter basis, revenue increased 6% thanks to a positive price effect of +19%, which more than offset a negative mix/ volume effect of -13%.

Gross operating profit totalled 656 million euros in the first half of 2005, an increase of 22% over the first half of the previous year. Despite a decline in shipments, this result stemmed from the sector’s very positive performance in Latin America, particularly by Acindar. On a constant-perimeter basis, gross operating profit was favourable for all activities of the sector, with the exception of concrete reinforcing bars and frames, allowing the sector to stabilise its margins.

In millions of euros	Year 2004 (12 months)	1st half 2004 (6 months)	1st quarter 2005 (3 months)	2nd quarter 2005 (3 months)	1st half 2005 (6 months)
Revenues	6,221	2,927	1,541	1,645	3,186
Gross operating profit	1,287	538	327	329	656
Operating profit	1,078	440	264	254	518
Crude steel production (in millions of tonnes)	12.6	6.3	2.84	3.05	5.89
Shipments (in millions of tonnes)	13.4	6.87	2.97	3.21	6.18

Stainless Steels and Alloys

Crude steel production in the Stainless Steels and Alloys sector in the first half of 2005 totalled 834 thousand tonnes, down 15.8% on a constant-perimeter basis compared to the same period in 2004. It was altered by the shut down on the L’Ardoise steel making plant located in south of France, on June 30, 2004. Shipments, at 778 thousand tonnes, dropped 10% from the first half of 2004, also on a constant-perimeter basis. Significant changes in absolute value from one period to the next resulted from disinvestment (Thainox, J&L, Matthey US, TIM) and from transfers of activity (Industeel) that occurred in fiscal year 2004 and early 2005.

The slowdown in activity in the Stainless Steels sector reflects the market’s weakness in the first half. In flat products, the climate has deteriorated compared to the end of 2004. In Europe, flagging demand in the first quarter was accentuated in the second quarter. As a result of low demand, high inventory, new production capacity brought on line in 2004, the weak dollar (USD), and increased alloy additives, base prices have continued to drop. Several production shutdowns were scheduled at the end of the second quarter to take into consideration the weakness in demand and the necessary control of the expenses and inventory situations. In Brazil, demand, although on the right track in the first quarter, has begun to show a significant decline in an unfavourable macroeconomic environment (rising interest rates, appreciation of the Brazilian real vis-à-vis the US dollar). The situation in the Asian markets, although positive overall in the first quarter, rapidly deteriorated in the second. Demand has weakened and prices have begun dropping following the increase in production capacity in China and high levels of inventory, despite multiple announcements of production declines. In the United States, demand is falling gradually. Prices are under pressure, but still remain higher than in Europe and Asia.

In long products, demand remains good for bars, but has gradually dropped over the second quarter for machine wire and drawn wire. Compared to flat products, price pressure is slightly lower and thus far is allowing results to remain stable.

However, while still supported by improving prospects for Chinese consumption, prices of raw materials remained at high levels over the first half. The price of nickel increased to an average of nearly 16,000 dollars per tonne over the first half of 2005, compared to some 14,000 in the second half of 2004, before dropping to about 15,000 dollars per tonne at the end of June after a drop in producer demand for stainless steel and increasing availability of the metal. After a sharp increase last year, the price of chrome increased again in the second quarter of this year (+7 to 8%).

Growth in the market associated with changes in the sector’s coverage significantly affects revenue. Thus, at 1,975 million euros as of June 30, 2005, compared to 2,401 million euros as of June 30, 2004, revenue in the Stainless Steel and Alloyssector declined 17.7%. On a constant-perimeter basis, the slight increase in revenue (+3.6%) is due primarily to the sharp increase in alloy additives, offsetting the erosion in base prices and the drop in volumes sold. This decline in volumes applies primarily to semi-products, with the mix/ volume effect on revenue growth being -4.9%, yielding a positive price effect of +8.5%.

In millions of euros	Year 2004 (12 months)	1st half 2004 (6 months)	1st quarter 2005 (3 months)	2nd quarter 2005 (3 months)	1st half 2005 (6 months)
Revenues	4,577	2,401	981	994	1,975
Gross operating profit	258	109	94	57	151
Operating profit	117	42	70	-11	59
Crude steel production (in millions of tonnes)	2.45	1.40	0.42	0.41	0.83
Shipments (in millions of tonnes)	2.1	1.20	0.40	0.38	0.78

Gross operating profit, at 151 million euros in the first half of 2004 compared to 109 million for the same period in 2004, and 96 million on a constant-perimeter basis, is clearly growing. Excluding non-recurring items, this growth may be explained by the realization of management gains and by a scissor effect on prices that was still positive in the first quarter compared to the same period last year; the increase in base prices; the application of a customised alloy additive; and the favourable renegotiation of 2005 contracts, which exceeded the cost increase for raw materials. However, at 57 million euros in the second quarter of 2005, compared to 94 million in the first quarter of 2005, gross operating profit has declined significantly, after the slowdown in activity and the erosion of base prices.

Arcelor Steel Solutions and Services (A35)

Given the difficult economy in Europe, characterised by high levels of inventory among intermediaries and users, the A3S sector has seen a slowing of its activity in the first half of 2005.

Arcelor Distribution has seen its shipments decline by 12% on a constant-perimeter basis compared to the first half of 2004, but posted a slight increase in sales prices; this was insufficient, however, as to maintain the level of revenue.

Arcelor Construction suffered from a particularly difficult beginning of the year in terms of both economic activity and weather conditions. Its total shipments dropped 18% compared to the first half of 2004. The significant increase in prices, however, allowed it to post relatively stable revenue.

Arcelor Steel Services Centres showed a significant increase in revenue, with the price increase having more than offset the decline in volume sold.

Arcelor Projects and Arcelor International also benefited from a significant increase in prices, allowing them to post revenue that is clearly rising, despite a drop in shipments.

As a result, revenue for the sector in the first half of 2005 was up 12.4% on a constant-perimeter basis, to 4,403 million euros. The mix/ volume effect was -10.9% for the period, for a positive price effect of +23.3%.

Gross operating income fell 71 million euros, to 176 million euros in the first half of 2005, compared to 247 million euros in the first half of 2004. Despite higher prices, these only partially offset the increased cost of supplies, from which the sector has not been able to completely recover in such a weak economy.

The rundown in stocks occurring among clients over the past few months, as well as announcements of a likely increase in steel prices, could revive activity in the second half.

In millions of euros	Year 2004 (12 months)	1st half 2004 (6 months)	1st quarter 2005 (3 months)	2nd quarter 2005 (3 months)	1st half 2005 (6 months)
Revenues	8,267	3,997	2,056	2,347	4,403
Gross operating profit	513	247	98	78	176
Operating profit	395	188	79	27	106
Volumes sold (in millions of tonnes)	14.9	7.5	3.21	3.66	6.87
From Arcelor (in millions of tonnes)	11.4	5.32	2.44	2.65	5.09
From outside Arcelor (in millions of tonnes)	4.5	2.17	0.77	1.01	1.78

OUTLOOK

After several quarters of growth of apparent consumption leading to a global oversupply of steel markets and high inventories, the growth rate of apparent consumption will remain on average below real steel consumption.

In order to help rebalancing this situation aggravated by growing imports and low activity in Europe, Arcelor decided in February to adjust its shipments to fit the real needs of the markets and therefore implemented significant production cutbacks both in flat and long carbon products.

Increasing orders, for long products, these last weeks, indicate that inventories are back to normal. Flat carbon steel inventories are adjusting and should be back to normal levels at the end of the third quarter as imports have started decreasing under the influence of a stronger US dollar and with selling prices stabilizing after a two months of strong pressure.

To reach a situation of balancing the market, Arcelor will pursue production cuts during the third quarter, as seasonal effects due to the summer vacation period tend to slow down activity. As a consequence, the third quarter will be a through period not allowing any selling price increases for commodities on the spot markets in an environment of higher unit costs caused by the surge of raw material prices and a lower level of activity.

Having covered a substantial amount of its European deliveries through annual contracts, taking advantage of its large footprint in Latin America, and after strong results for the first two quarters, Arcelor remains confident in the outcome of 2005 and Group results for the year, despite extremely difficult market conditions.

Arcelor is announcing today the creation of Arcelor in Brazil, combining Belgo (long carbon steel), CST (flat carbon steel) and Vega do Sul (cold rolling and galvanizing line for automotive and other applications), becoming the number 1 steel player in Brazil and Latin America with one of the most competitive production bases in the world, thus ensuring sustainable growth and profits for the Group.

This press release contains certain forward looking statements regarding anticipated market evolution and the future prospects of Arcelor. While these statements are based on the Company’s best estimations as of the date hereof, actual results will vary as a function of market conditions, the action of competitors, consumer demand, steel prices, economic conditions and other factors.

Consolidated Financial Statements, first half 2005

QUARTERLY FINANCIAL INFORMATION CONSOLIDATED AS AT 30 JUNE 2005

Condensed consolidated income statement

In millions of euros	Q1 2005	Q2 2005	1st half 2005	Q1 2004	Q2 2004	1st half 2004
Revenue	8,136	8,642	16,778	6,899	7,694	14,593
Gross operating result	1,697	1,686	3,383	696	1,083	1,779
Depreciation and amortisation expenses	-309	-431	-740	-287	-255	-542
Operating result	1,388	1,255	2,643	409	828	1,237
Net financing costs	-46	-33	-79	-92	-42	-134
Share of profits in companies accounted for using the equity method	71	94	165	78	110	188
Result before tax	1,413	1,316	2,729	395	896	1,291
Income tax expense	-374	-145	-519	-110	-195	-305
Result after tax	1,039	1,171	2,210	285	701	986
Minority interests	-105	-168	-273	-51	-70	-121
Net result – Group share	934	1,003	1,937	234	631	865

HALF-YEAR FINANCIAL INFORMATION CONSOLIDATED AS AT 30 JUNE 2005

This document is a free translation in English of a French original document relating to the half-year financial information consolidated as at 30 June 2005. This document has been prepared for information only and should not be relied upon for any other purpose. In the event of any ambiguity between this document and the French original version, the latter shall prevail.

Condensed consolidated income statement

In millions of euros	1st half 2005*	1st half 2004*
Revenue	16,778	14,593
Gross operating result	3,383	1,779
Depreciation and amortisation expenses	-740	-542
Operating result	2,643	1,237
Net financing costs	-79	-134
Share of profits in companies accounted for using the equity method	165	188
Result before tax	2,729	1,291
Income tax expense	-519	-305
Result after tax	2,210	986
Minority interests	-273	-121
Net result – Group share	1,937	865
Earnings per share, in euro
basic	3.16	1.76
diluted	2.98	1.58

*	Unaudited but subject to limited review.

Consolidated balance sheet

ASSETS

In millions of euros	30 June 2005*	31 December 2004
Non-current assets
Intangible assets	147	157
Property, plant and equipment	11,903	11,230
Investments accounted for using the equity method	1,489	1,366
Other investments	518	528
Receivables and other financial assets	743	684
Deferred tax assets	1,036	1,284
Total non-current assets	15,836	15,249
Current assets
Inventories	7,445	6,801
Trade receivables	4,146	3,757
Other receivables	1,710	1,372
Cash and cash equivalents	3,958	4,043
Total current assets	17,259	15,973
Total assets	33,095	31,222

EQUITY AND LIABILITIES
In millions of euros	30 June 2005*	31 December 2004
Equity
Subscribed capital	3,199	3,199
Share premium	5,397	5,397
Consolidated reserves	4,377	2,709
Translation reserve	27	-403
Total shareholders’ equity	13,000	10,902

Minority interests	1,785	1,415
Non-current liabilities
Interest-bearing liabilities	4,395	4,348
Employee benefits	1,683	1,652
Provisions for contract termination benefits	873	887
Other provisions	1,055	920
Deferred tax liabilities	631	629
Other liabilities	104	82
Total non-current liabilities	8,741	8,518
Current liabilities
Trade payables	4,859	4,997
Interest-bearing liabilities	1,484	2,293
Other amounts payable	2,994	2,848
Provisions for contract termination benefits	37	50
Other provisions	195	199
Total current liabilities	9,569	10,387
Total shareholders’ equity, minority interests and liabilities	33,095	31,222

*	Unaudited but subject to limited review.

Condensed consolidated cash flow statement

In millions of euros	1st half 2005*	1st half 2004*
Cash flows from operating activities	2,004	1,309
Investing activities
Acquisition of tangible and intangible assets	-728	-553
Other items	-166	346
Cash flows from investing activities	-894	-207
Financing activities
Proceeds from the issue of subscribed capital	12	18
Dividends paid	-477	-222
Net servicing of borrowings	-824	-365
Cash flows from financing activities	-1,289	-569
Effect of exchange rate fluctuations	94	-12
Net increase (decrease) in cash and cash equivalents	-85	521
Cash and cash equivalents at the beginning of the period	4,043	1,890
Cash and cash equivalents at the end of the period	3,958	2,411

*	Unaudited but subject to limited review.

Condensed consolidated statement of changes in shareholders’ equity

In millions of euros	Shareholders’ equity (Group share)	Minority interests
31 December 2003	6,733	730
Dividends paid	-192	-30
Foreign exchange differences	-1	4
Increase in share capital	2	—
Utilisation of and profit on the sale of own shares	352	4
First-time application of IFRS 3	745	—
Result first-half 2004	865	121
Other adjustments and purchase of minority interests	-21	-41
30 June 2004*	8,483	788
31 December 2004	10,902	1,415
Dividends paid	-399	-78
Foreign exchange differences	430	237
Utilisation of and profit on the sale of own shares	14	—
Result first-half 2005	1,937	273
Cash flow hedging (IAS 39)	120	—
Other adjustments and purchase of minority interests	-4	-62
30 June 2005*	13,000	1,785

*	Unaudited but subject to limited review.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS AT 30 JUNE 2005

Amounts in EUR million, unless otherwise stated

Note 1: General

Arcelor SA was incorporated under Luxembourg Law on 8 June 2001 in the context of the proposed business combination of Aceralia, Arbed and Usinor, as completed on 28 February 2002.

The half-year unaudited condensed consolidated financial statements as at 30 June 2005 have been subject to a limited review and present the financial position of the Company and its subsidiaries (hereafter “the Group”), as well as the interests of the Group in associated companies and jointly controlled entities.

Group activities are not significantly affected by seasonality.

The half-year condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“I FRS”). This implies that the Group uses estimates and makes assumptions that have an impact on the balance sheet and income statement for the period. Changes in facts and circumstances may lead the Group to change these estimates.

Note 2: Accounting policies

The half-year condensed consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) adopted by the International Accounting Standards Board (“IASB”), with IAS 34 on interim financial reporting and with the interpretations of IFRS as published by the International Financial Reporting Interpretations Committee (“IFRIC”).

The accounting policies used are in accord with those adopted in the preparation of the annual consolidated financial statements as at 31 December 2004. The Group has, however, applied for the first time in the half-year to 30 June 2005, cash flow hedging, in the framework of IAS 39, for hedging operations on exchange rate risks associated with purchases denominated in USD.

Note 3: Changes in Consolidation Scope

As at 30 June 2005, the consolidation scope of the Arcelor Group includes, in addition to Arcelor SA, 362 fully consolidated companies. Furthermore, the Group accounts for 166 companies using the equity method.

As at 31 December 2004, the consolidation scope of the Arcelor Group included, in addition to Arcelor SA, 361 fully consolidated companies. Furthermore, the Group accounted for 185 companies using the equity method.

Note 4: Shareholders’ equity

4.1 Subscribed capital and share premium

As at 30 June 2005, the subscribed capital comprises 639,774,327 ordinary shares, fully paid, with a nominal value of EUR 3,198,871,635. The share premium amounts to EUR 5,396,604,061.

4.2 Dividends

A gross dividend of EUR 0.65 per share was paid on 2 May 2005.

4.3 Cash flow hedging

Shareholders’ equity (Group share) includes EUR 179 million (EUR 120 million after tax) associated with the re-statement to fair value of derivative instruments hedging exchange rate risks associated with purchases denominated in USD and risks associated with the prices of base metals. This amount is recorded in equity in the framework of the Group’s policy on cash flow hedging.

Note 5: Segment reporting

In accordance with the Group’s management structure and internal reporting guidelines, segmental information is disclosed by business activity. Sales between segments take place at market prices. The operating result is shown after eliminations.

The breakdown by activity is shown below:

1st half-year 2005* (In millions of euros, except for employee numbers)	Flat Carbon Steel	Long Carbon Steel	Stainless Steel	Arcelor Steel Solutions & Services	Other activities	Eliminations	Total
Income statement
Revenue	9,665	3,186	1,975	4,403	990	-3,441	16,778
Inter-sector sales	-2,039	-546	-39	-521	-296	3,441	—
Total	7,626	2,640	1,936	3,882	694	—	16,778
Gross operating result	2,381	656	151	176	20	-1	3,383
Depreciation	-410	-138	-46	-70	-23	—	-687
Impairment charges	-7	—	-46	—	—	—	-53
Operating result	1,964	518	59	106	-3	-1	2,643
Share of profits in companies accounted for using the equity method	31	7	27	19	81	—	165
Acquisition of tangible intangible assets	458	154	67	30	19	—	728
Other information
Number of employees (average, full-time equivalents)	47,436	20,404	9,412	10,963	5,148	—	93,363

*	Unaudited but subject to limited review.

1st half-year 2004* (In millions of euros, except for employee numbers)	Flat Carbon Steel	Long Carbon Steel	Stainless Steel	Arcelor Steel Solutions & Services	Other activities	Eliminations	Total
Income statement
Revenue	7,690	2,927	2,401	3,997	532	-2,954	14,593
Inter-sector sales	-1,668	-529	-39	-406	-312	2,954	—
Total	6,022	2,398	2,362	3,591	220	—	14,593
Gross operating result	884	538	109	247	-3	4	1,779
Depreciation	-289	-97	-62	-59	-15	—	-522
Impairment charges	-3	-1	-5	—	-11		-20
Operating result	592	440	42	188	-29	4	1,237
Share of profits in companies accounted for using the equity method	112	34	19	9	14	—	188
Acquisition of tangible intangible assets	227	216	62	31	17	—	553
Other information
Number of employees (average, full-time equivalents)	45,184	20,421	12,321	11,290	3,062	—	92,278

*	Unaudited but subject to limited review.

PRESENTATION OF THE GROUP

PRESENTATION OF THE GROUP

STRATEGY

The early and recent history of the steel industry in Europe was marked by a heavy concentration of customers on certain markets (automotive, packaging, domestic appliances), an excess production capacity, and the presence of a large number of producers, resulting in a structural trend towards lower prices. Despite the reorganization of the steel industry in Europe, the recent mergers (creation of the groups TKS, Corus and Arcelor), and the restructuring and cost-reduction exercises implemented recently, a significant proportion of the savings made have been absorbed the last few years by the steady fall of sales prices.

Against this backdrop, 2004 represented an important change, not only in terms of the cyclic nature of the activity, but also from a structural standpoint, which suggest a long-term change in the trends. The merger of the steelmakers Mittal and ISG and the strengthening of Arcelor’s positions in Brazil confirm the soundness of the concentration strategies that will be pursued. China has become a key player in the sector: over the course of 2003 and 2004, China increased its steel production by 40 and 50 million tonnes, respectively, i.e., the equivalent of two years of production for the Arcelor group, and almost half the European production. This production increase of more than 20% in two consecutive years makes China the foremost steel-producing nation, with over one-quarter of world production. From the end of 2003, this situation generated a very strong demand for raw materials, ore, coke and maritime freight on the world markets. Thus, unlike the high offer relative to demand that had been seen the past few years, 2004 was marked by an increase in demand, and consequently in prices, both for raw materials and steel products. Nevertheless, the highest price for steel after indexing for inflation only reached the level of 1991 – still well below that of 1989.

Given this favorable situation, the Arcelor group continued to pursue its global player strategy. The significant presence of Arcelor on the automotive market, in which it is by far the top global supplier (a long-term strategic presence that assumes joint developments with customers), led to a larger share of annual or multi-annual contracts which, in a year of sharp increases in spot prices, limited immediate gains. Arcelor’s sustainable goal is to benefit from scale effects and propose a global offering while simultaneously reducing costs and financial risks, in order to improve performance and profitability, creating value for its shareholders, customers and employees.

The Group’s goal was to achieve an average pre-tax return on capital employed of 15% over the cycle, and it aimed to significantly reduce its gearing ratio relative to the situation end 2003. This was effectively achieved at the end of 2004, despite a major acquisition financed through an increase in capital. The debt level objective is a 30% to 50% gearing ratio.

To put its strategy to work, the Arcelor group intends to carry out the following for each of its business sectors, i.e., the flat and long carbon steels, the stainless steels and the distribution:

•	Optimize the European industrial model to improve productivity and competitiveness, and achieve greater flexibility, to better serve customers by making use of potential areas of synergy. Over 2004, the technical and logistics preparation for transferring production from Liège (Belgium) to the coastal sites was completed, with a view to closing a first blast furnace in 2005. For Stainless Steel, the construction of the new Carinox steel plant in Charleroi (Belgium) has begun. This steel plant is a major strategic structural investment for Stainless Steel, allowing closure of the Ardoise and Isbergues (France) steel plants.

•	Manage the business portfolio by pulling out of non-strategic activities, as was already done for small welded tubes and stainless steel activities in the USA and Thailand.

•	Propose the same product/service offering throughout the world in response to the request of global customers, through better access to the market (extensive distribution networks, e-business platforms, alliances and partnerships). A good example of this is the construction of a cold rolling and galvanization plant for automotive products currently underway in Shanghai (China) as a joint venture between the steel manufacturers Bao Steel (China), Nippon Steel (Japan) and Arcelor (Europe).

•	Propose a wide range of products and enrich the portfolio, thanks to synergies between products and markets in different sectors, and through a well-focused innovative force; within this program, the transformation of the Research activity has been implemented.

•	Attract the best talent, and manage and develop human resources.

•	Be an effective player in the evolution of world steel manufacturing, to accompany customers through their developments and ensure Group growth through targeted acquisitions that create value and contribute to reinforcing Arcelor’s geographic presence. The consolidation of CST’s Brazilian activities, a global reference for the production of flat products, and the Argentinean company Acindar, also a reference for long products, not only was the major strategic action of 2004, but also a real step towards globalization. In three years, Arcelor’s South American activities have gone from 4% to 13% of Arcelor’s turnover, and the 15,000 employees in South America have become fully integrated into the Group.

These actions have generated – or will eventually generate – the following outcomes:

•	An increase in operational performance through the deployment of ongoing improvement processes, and the exchange of best practices and technical know-how.

•	Improved profitability, thanks in particular to changes in the asset portfolio and in the resulting synergies, while keeping investments to a minimum.

•	Attenuated negative effects of cyclic demand through the synergy of products and markets and improved cash-flow stability.

•	Greater Group visibility on capitals markets and improved perception of the Group by these same markets, with the aim of becoming the industry’s reference share for investments.

The rules of corporate governance and the responsibilities of the members of the management board have been defined to ensure the rapid integration and success of Arcelor’s strategic goals. The management board as a whole is responsible for defining strategy, setting goals and assigning resources between the sectors, and for monitoring industrial optimization. The sectors are fully responsible for their own results and the implementation of their industrial and commercial plans.

Ongoing improvement of the product and service offering

By reorganizing R&D resources within the Group’s sectors and building on the multi-market, multi-process and multiproduct approach, Arcelor will capitalize on its strengths and increase the attractiveness of steel solutions, counter competition from alternative offerings (aluminum, plastics, cement) more effectively, and develop new applications for steel, for example by combining long and flat products to better serve the construction sector.

The improvement of required functions – weight reduction, safety, durability, finish, etc. – will guide the development of new products. The progressive elimination of customer transformation steps, compliance with health, safety and environmental requirements, and the constant search for greater flexibility and lower cost prices, will steer the development of new processes, allowing in particular the reduction of carbon dioxide emissions and the application of vacuum-deposited coatings, and the development of new products. Each ongoing development implemented by one of the components of the new Group will benefit all of Arcelor, thus improving the return on strategic investments. These developments will be conducted in close collaboration with the innovative processes of our customers.

Arcelor also places the environmental dimension at the heart of its research projects. Even though the European directive setting different CO2 emission targets per country represents an additional constraint for the Group, Arcelor has taken the initiative to create and head a consortium of 48 companies, research centers and universities, in order to launch a research program co-financed by the European Commission. This consortium, ULCOS (Ultra Low CO2 Steel making), will conduct research projects into low-CO2 iron-ore reduction processes.

The alliance with Nippon Steel Corporation, which is now solidly established, has allowed us to develop new common products for the automotive industry through the joint use of research resources.

Ongoing improvement of profitability

The synergies generated in 2004 underline Arcelor’s strategy: to become the world steel industry reference, both for its shareholders through its financial performance, and for its customers through product and service innovation.

GLOBAL STRATEGIC ALLIANCE

Arcelor and NSC reached agreement on a global strategic alliance in January 20011. This alliance created an innovative model enabling a European company and a Japanese company to increase their competitiveness and use their resources more efficiently, without any merging or integration of their activities. The two companies have decided to revamp all their portfolio of common activities, analyze the progress made to date and identify clearly all the results obtained.

A common range of technical products

One of the principal objectives of the alliance consists of building up progressively a worldwide procurement network of high-quality metal sheets for our multinational clients who need ‘equivalent’ metal sheets in all the regions where they have production units.

In order to satisfy the clients who now demand equivalent products for all their sites around the world, the two companies selected 100 products, including high-resistance steels (1,200 to 1,500 Mpa), after comparing in detail their respective products and evaluating their different manufacturing processes. They then drew up a common technical offer and series of products for the main automotive production regions of Europe, Japan, North America and China.

The two companies have also exchanged licenses to widen this offer.

Shared R&D

Wishing to group their efforts in research and development, the two companies increased their cooperation in the development of new steels and new solutions for production processes, particularly for high-resistance steel. They have already completed most of the joint studies they launched four years ago and have now begun joint research and development in the projects that emerged from this cooperation.

Shared evaluation

The two companies have increased their cost effectiveness thanks to exchanges of technical ratios between engineers in charge of iron, steel and rolling operations for flat products. They have agreed to pursue this type of cooperation between different steel plants and to extend it to other activities beyond production.

RESEARCH & DEVELOPMENT POLICY

Arcelor wishes to create value by proposing steel solutions ever more adapted to its clients’ needs. Research & Development is at the core of this project to develop innovative products and processes that create value. The Research & Development portfolio is largely defined and carried out at sector and business unit level, thus guaranteeing that research objectives and projects are closely in line with the industrial and commercial strategy of all the Arcelor markets.

[1]	Arcelor and NSC collaborate closely within the framework of a “global strategic alliance”, signed on 22 January 2001 between Usinor and NSC and confirmed between Arcelor and NSC on 22 April 2002.

Arcelor’s Research & Development policy is designed to contribute actively to the renewal of the Group’s steel product ranges and solutions. Its R&D also contributes to improving all its production processes. To achieve its objectives, the Group draws on research to introduce constant improvements in its products and services, based on a multi-market, multi-process and multi-product approach.

With regard to the manufacturing processes, R&D initializes technical innovations for the production sites that take into account the environmental aspects and it develops new operating processes and methods, the goal being to cut costs, improve results, reduce the impact on the environment and increase the flexibility of plants.

In terms of product development, Research & Development activities are geared towards improving quality, developing new types of steels and products, identifying new steel solutions in partnership with customers, and promoting steel over alternative products. Research programs are conducted in a number of fields, in particular in safety, environmental protection, coatings, assemblies, the definition of codes and standards, and the production of guides and software for optimum product use. Developing increasingly lightweight and strong steels is a key area for improvement. For example, developing more resistant steels for the automotive industry increases safety, and by lightening vehicles reduces their CO2 emissions.

The efficiency and skills of the Research & Development activities are enhanced through partnerships – both with large Arcelor customers and other major manufacturers, as well as with other steel producers as part of European Community research projects. Furthermore, Arcelor collaborates actively with universities and research institutes.

Arcelor implements a patent policy designed to protect and enhance its body of knowledge with regard to other steelmakers and other materials. Arcelor’s goal is to patent inventions involving the so-called “strategic” fields, and in particular renewal of the offering.

Arcelor has created a Science Council consisting of international experts recognized worldwide in their field. Its mission is to give the Group’s management board an independent opinion on:

•	R&D programs and the organization of research

•	Areas of scientific expertise that Arcelor needs, and Arcelor’s position in these fields

•	Scientific and technological trends and their main consequences on Arcelor’s products and processes.

The Council meets five times a year. In 2004, the Council mostly focused on:

•	Reducing greenhouse gases (ULCOS project, reducing emissions from cars, Primus project, etc.)

•	Managing research personnel (recruitment, careers, relations with universities, etc.)

•	The R&D portfolio for industry

•	Technical competition between materials.

ARCELOR AND THE BUILDING SECTOR: BUILDING & CONSTRUCTION SUPPORT

The construction market was very active worldwide, and especially in China. Steel, the ideal solution for the construction industry, of course benefited from this context.

The construction sector clearly remains the top user market for steel, both worldwide and in Europe. This market is characterized by its high level of fragmentation and, consequently, by a strong local component, which, in part, isolates it from delocalization trends. Arcelor delivers more than 12.5 million tonnes of steel to construction customers in the world, of which 10 million tonnes in Europe. The increase in the price of steel has affected this market. Nevertheless, steel represents only a fraction of the total cost of a construction (between 6% and 13%). The effect on the overall construction cost indicators is therefore limited.

Building and Construction Support (BCS), created in 2002, is a corporate-wide team at Arcelor responsible for generating synergies to help the sectors and operational units reach their goals. BCS should significantly and sustainably improve the Group’s position in terms of quantities and performance with regard to value created on the construction market. The Arcelor group participated in the construction of high-profile projects such as the Millau viaduct HST-East bridges (France), the World Trade Center tower in Shangai (China), and the CERN in Geneva (Switzerland).

BCS develops its activities across all of Arcelor’s geographic markets. In 2004, Brazil and Poland came under the responsibility of BCS. In these countries, as in the countries of its core markets, Arcelor wishes to define construction steel solutions that are adapted and optimized for each project, in collaboration with the developers, architects, design offices, and owners.

In parallel, BCS aims to expand and structure the product, solution and service offering, in collaboration with the sectors’ dedicated research and innovation teams, the Group’s operational units, or with partners that demonstrate entrepreneurial qualities. Using this approach, significant commercial advances were made by providing metal flooring solutions, available under the “global floor” label.

Lastly, BCS is fully committed to programs that aim to improve the performance and effectiveness of sustainable construction. BCS heads and supports a vast program implemented by the International Iron and Steel Institute. In France, Arcelor is involved in the Fondation Publique pour la Recherche (Public Foundation for Research) dedicated to positive-energy buildings. These programs aim not only to improve the position of steel with respect to competing materials, but also to significantly contribute to controlling CO2 emissions generated by heating and air-conditioning systems in homes and office and industrial buildings.

ACTIVITIES

FLAT CARBON STEEL

Arcelor’s Flat Carbon Steel activity produces and markets a broad range of Flat Carbon Steels products, including coil, coated and finished products, formed blanks and welded blanks. With a presence on every global market, the Flat Carbon Steel sector offers effective steel solutions to the automotive, packaging, industrial packaging, mechanical engineering, construction and household appliance industries. The Flat Carbon Steel sector is committed to ensuring that its customers receive the best possible levels of quality and performance across its full range of products and services. In Europe, the density of the Flat Carbon Steel manufacturing and sales network, combined with the support of Arcelor Négoce Distribution (the Distribution, Transformation, Trading sector), means that Arcelor is geographically close to all its flat carbon steels users and is therefore able to deliver the best possible service. Elsewhere in the world, the Group’s policy of active investment and partnership, which is especially strong in South America, North America, Russia and China, allows Arcelor to supply its global customers under the best possible conditions.

Strategy

The Flat Carbon Steel sector is an integral part of the Group transformation strategy. Its major strategic challenges are internationalization, customer satisfaction and cost control.

The powerful trends of economic concentration and globalization now being felt by many of the industries that consume Flat Carbon Steel (especially the automotive and household appliance industries) are forcing major manufacturers to turn to suppliers that can supply them with identical products and services worldwide. Arcelor is Europe’s leading supplier of steel to the automotive and household appliance industries and pursues a growth policy that enables the Group to support its customers through active investment and partnerships. As a result of this policy, the Flat Carbon Steel sector now has a strong base in South America through its majority holding in CST, a world leader in the carbon steel slab market (with approximately 20% of the global market and one of the lowest cost bases in the world) and Vega do Sul, a galvanization plant serving the Brazilian automotive industry. New companies have been set up in North America, Turkey and Russia, in cooperation with the steelmaking groups Dofasco, Borcelik and Severstal for the production of galvanized sheet. A cooperative arrangement in India with Tata Steel, and the creation with Nippon Steel of a Chinese joint venture with Bao Steel, will allow the Group to supply its Asian customers with cold-rolled and coated sheet steels. In metal stamping, Arcelor has established close partnerships with major automotive industry subcontractors, most notably Gestamp Automocion and Magnetto, the European and South American leaders in automotive stamping and wheel production.

In packaging steels, Arcelor Packaging International has expanded its activities in Turkey and China in cooperation with Erdemir and Bao Steel.

At the same time as supporting its customers, the Flat Carbon Steel sector is also setting up the resources it needs to grow successfully in key new geographic areas, by positioning itself on the technical products market.

In order for Arcelor to maintain its position on traditional markets and conquer new markets more easily, the Flat Carbon Steel sector has embarked on a program to adapt its industrial resources and has implemented an active policy of exchanging best manufacturing and logistics practices.

As part of this policy, the Flat Carbon Steel sector has optimized the way in which it allocates production across its manufacturing resources, adopting the most profitable logistic chain (from raw material procurement through customer delivery) by separating the “upstream” functions concerned with steel production from the “downstream” functions related to the manufacture of products for customers. In this way, almost all the Group’s steel production capacity will gradually transfer to coastal “upstream” plants, whose ability to receive raw materials direct from the port allows much lower structural costs. The “downstream” facilities are being redesigned to deliver greater flexibility in the way they respond to customer needs and expectations.

These developments are accompanied by a major purchasing cost control and reduction policy.

As a way to increase the added value delivered to customers, the Flat Carbon Steel sector is synchronizing its research projects and marketing strategies with the launch of a policy for integrated sales, sales promotion, marketing and R&D. The Flat Carbon Steel sector has reorganized its research centers by market and process as a way of reducing the time to market for new products.

Organization and manufacturing capacity

In terms of production, the Flat Carbon Steel sector operates integrated plants through the «smelting process» (which means that the steel products delivered to customers are produced from cast iron (see diagram on page 222) and processing units. Its subsidiary ACB, in Bilbao (Spain), uses the electric process and through its flexibility helps to adjust the demand. It is organized into geographic business units: The North business units covers Germany and Flemish Belgium, the Central business units covers Belgian Wallonia and the Northern and Eastern regions of France, the South business units covers the South of France, Spain and Italy, and Brazil has its own business units. In addition to these geographic business units, there is another business units whose task is to market their products: API (Arcelor Packaging International) markets packaging steels, with production sites in Liège (Belgium), Florange (France), Basse-Indre (France), Etxebarri (Spain) and Avilès (Spain).

	Iron			Steel				Rolling				Coatings					Tin plate
	Sintering	Blast furnace		Converter	Electric furnace	Continuous casters		Hot rolling mill	Thick plate rolling mill	Cold - rolling mill		Hot galvanic- zation		Electro- galvani- zing		Organic coating	Tin plating
NORTH BU	4	6		6	0	5	[a]	3	0	6	[b]	7		1		3	0
CENTRAL BU	5	7	[c]	8	0	7		3	0	5		15	[d]	4	[d]	5	0
SOUTH BU	3	4		7	2	8		3	1	4		7		1		4	0
BRAZIL BU	1	2		2	0	2		1	0	1		1		0		0	0
PACKAGING BU	0	0		0	0	0		0	0	6		1		0		0	10

a.	Including a continuous caster for blooms in Ekosthl (Germany).

b.	After closure of the Dudelange rolling mill scheduled for 2005.

c.	After closure of a blast furnace scheduled for 2005.

d.	Transformation of a electrogalvanizing line into a galvanizing line.

The crude steel production capacity of the Flat Carbon Steels sector was 38.5 million tonnes, 5.0 million of which related to the Brazil business unit.

In marketing terms, Arcelor’s Flat Carbon Steel sector is structured into two major divisions: Arcelor Auto, which specializes in supplying the automotive industry, and Arcelor Flat Carbon Steel Commercial, which serves industrial customers. The two teams use a shared network of sales offices extending over 20 countries.

Within the Industrial division, sales are organized around the following segments: distribution, household appliances and general industry, construction, industrial equipment and primary processing.

Products and markets

Automotive industry customers

As part of the Flat Carbon Steel sector, Arcelor Auto is the Arcelor group division dedicated to supplying the automotive market, which encompasses both carmakers and component manufacturers. Arcelor Auto offers this market a comprehensive range of flat steels (cold-rolled, galvanized, zinc-plated, organically-coated and hot-rolled coated and uncoated) used for car bodies and components (including seats, wheels, exhaust systems and accessories). These products are available in the form of wide or slit coils, straight blanks, formed blanks and multi-layer welded blanks, whose applications range from doors to chassis members and vehicle floors.

As the interface between the Group’s manufacturing units, research centers and automotive industry customers, Arcelor Auto is involved at every stage where steel is used, from the earliest design phases of vehicle projects through series production. The close relationship between its resident engineers and car design centers and its long-term business partnerships enable Arcelor Auto to offer steel solutions that successfully combine performance with safety, visual appeal and economy. The ABC (Arcelor Body Concept) project showcases Arcelor’s key steel solutions and has been received very positively by the automotive world. This project is an excellent illustration of how Arcelor Auto responds to the specific needs of each customer and faces up to the competition presented by materials such as plastics and aluminum.

A combination of technical expertise and sales service, this close relationship between Arcelor and its customers means that the Group is able to gain a detailed understanding of automotive industry expectations and therefore guide its research more effectively, in order to bring new products forward more quickly and ensure that its product range remains distinctive and ahead of the competition.

The Group also stands out from its competitors through the full range of services it offers customers, from the very earliest stages of car design through the industrial implementation of the steel product concerned. This can potentially involve every member of the Customer Team, a group within Arcelor Auto dedicated to the individual needs of each customer, and whose task is to ensure overall continuity of the services delivered.

Arcelor Auto has cornered 14% of the global market, a figure that includes a very strong position in Europe. Outside Europe, its market share varies from 3% to 15%, depending on the geographic area. This range offers some exceptional opportunities for growth.

Having attained the position of mature direct supplier to the major carmakers of Western Europe, Arcelor Auto is now strengthening its position as a supplier to automotive component manufacturers, as they become increasingly involved in the design of entire vehicle modules. In parallel to this organic growth, Arcelor Auto is also growing geographically by supplying its customers in the new development areas more to the east of Europe, especially in Turkey, Central Europe, Eastern Europe and Russia. Arcelor’s manufacturing presence in these markets gives it a head start over its main competitors.

Elsewhere in the world, Arcelor covers the entire South American continent, through its Brazilian subsidiaries CST and Vega do Sul. Partnership agreements and alliances have been concluded with Bao Steel (in China) and Nippon Steel Corporation (in Japan) as a way of penetrating the Chinese market, and with Tata Steel to penetrate the Indian market; both these regions have enormous automotive market development potential and are attracting massive investment from carmakers.

In the United States, the Dosol production plant, which is operated under a partnership agreement with the Canadian company Dofasco, is bringing the US automotive industry the technical excellence of Extragal , the Group’s flagship galvanized sheet product.

The strategic alliance signed with Nippon Steel Corporation covers automotive products and reinforces this technological ability to respond to the needs of the automotive industry.

All this further confirms Arcelor as an essential automotive industry partner.

Industrial customers

The Flat Carbon Steels sector pursues a policy of partnership with its customers as a way of encouraging loyalty. Among the values that differentiate Arcelor from its competitors, the Group is committed to identifying those solutions that most precisely meet the initial needs of steel users, and to accelerating the pace at which those solutions can be delivered. Within this context, there are three key growth areas:

•	green products: these are non-toxic products that offer a high level of safety in terms of manufacture and application, and are easily recyclable;

•	product functionality: by making it easier to use steel over competing materials, users have more production options and the opportunity to reduce end product costs;

•	cheaper products: by focusing on simpler manufacturing processes, both the cost of production and the percentage of waste can be reduced, thus improving product profitability.

Product user guides are produced and distributed to customers to help them maximize their own manufacturing processes.

Arcelor Flat Carbon Steel Commercial is delivering more customer support by offering a broad palette of services, from chemical analysis in Arcelor laboratories through on-site technical support. All these services are offered on the Flat Carbon Steel web site at www.fcs.arcelor.com.

Arcelor Flat Carbon Steel Commercial has adopted an organizational structure that allows it to build commercial relationships to suit individual customer needs. Direct customers (major household appliance manufacturers and construction companies) have on-site dedicated teams. For associate or affiliate customers (particularly DTT business units), the organizational structure has been simplified as much as possible. Local customers are served by local sales offices.

Over 50% of the products delivered by Arcelor Flat Carbon Steel Commercial go to Distribution, and more particularly to DTT. The second largest market is the primary processing market, which includes coaters, re-rollers, large welded tube manufacturers, shipyards, container manufacturers and silo manufacturers.

In the construction market, the Flat Carbon Steel sector offers its customers all the advantages that only an international player can deliver: a large number of production and processing plants, a broad product range offering many specialty products, including the Aluzinc range of thick-coat hot-dip galvanized steels, and extensive experience in high added-value products (pre-painted sheet and high elasticity steels). In the housing market, the Flat Carbon Steel sector works with Arcelor BCS (Building & Construction Support) research centers to develop new markets such as paving, lightweight structures, ceilings, garage doors.

The range of steels supplied to the household appliance market covers all the structural and cosmetic elements of these appliances. A dedicated approach designed to respond more effectively to the needs of international customers allows us to do so more flexibly in meeting the new needs of the European household appliance market in terms of production relocation to Central and Eastern Europe and the supply of subcomponents in steel and green products.

The Flat Carbon Steel sector also offers the industrial equipment market a very extensive range of products, from the very high elasticity steels required for crane manufacture, to grades for heat treatment and oil applications, as well as steels for the manufacture of radiators, drums, industrial racking, tanks and gas bottles. Depending on their application, these steels are available untreated or with metal coatings.

API (Arcelor Packaging International)

API is the European and global industry leader in terms both of volume (1.7 million tonnes of first-grade steel produced in 2004) and the technical sophistication of its applications. API holds 37% of the European market, which accounts for 85% of its production.

API’s customers are the European and global leaders in the manufacture of steel cans across all steel packaging segments. 50% of European production is used by the food industry to manufacture a wide range of cans and components, 17% of which are consumed by the constantly-growing canned beverages market. Other segments include aerosols, caps and crown corks, tops, paint cans, decorative packaging and a wealth of other applications.

New products are continually entering the market and include the newly-launched “Creasteel” product range, designed to make the production of shaped cans easier and more flexible as a way of competing head-to-head with plastic and lightweight aluminum packaging. The plastic-coated steel research program is well underway, with the first semi-industrial samples currently being tested at selected customer sites.

LONG CARBON STEEL

The Long Carbon Steel sector comprises a stellmaking activity and a transformation activity with wire drawing plants. The steelmaking activity is based in the European Union and South America. It mainly supplies long carbon steel products to the construction, civil engineering and industrial equipment markets. Drawn-wire products are produced in the European Union, South America and the United States, through its joint ventures with the Kiswire Group in South Korea and china, and Bekaert Group in Brazil.

The Long Carbon Steel sector is built on a high-performance industrial base located close to its customers and offers the market a very broad range of products. Its high-quality manufacturing systems and structural flexibility allow it to react quickly to changes in the market, while maintaining a highly-competitive cost structure.

Strategy

The Long Carbon Steel sector is contributing to the Group’s transformation phase through dynamic asset management. Its growth policy is based on establishing itself in new geographical markets, with the emphasis on South America and the new countries of the European Union. The sector continues to strengthen its position on its traditional markets through a sales and marketing policy focused on customer satisfaction.

The Long Carbon Steel sector is very responsive to the market in the way it develops its products, offers solutions and delivers services tailored to the needs of its customers. This customer- and product-focused strategy is supported by an ongoing commitment to controlling costs and maximizing profit. There are many initiatives in place to compare the relative performances of the various plants. Best industry practices are exchanged between plants to reduce differences to the absolute minimum. The Long Carbon Steel sector optimizes its purchases through efficient geographic coordination, supported by the resources of the Group purchasing function.

Organization and manufacturing capacity

The Long Carbon Steel sector is structured by product family into five business units, each responsible for its own manufacturing and sales policy and its own operating profit level. The Bars and Rods business unit is dedicated to the production of merchant steels, concrete reinforcing bars, wire rod and semi-finished products. The business unit Sections produces steel sections. The RPS business unit specializes in sheet piling, special sections and rails. The Drawn-Wire products business unit, which includes the low carbon steel and steelcord sub-units, includes all the sector’s drawn wire plants, with the exception of those in South America, which belong to the fifth business unit, the Americas business unit, which includes all the Long Carbon Steel sector activities in South America.

The non-drawn wire manufacturing facilities operated by the Long Carbon Steel sector in Europe include 11 electric steelmaking plants and 19 rolling mills in Germany (1 steelmaking plant, 1 rolling mill), Spain (7 steelmaking plants and 11 rolling mills), France (1 rolling mill), Italy (1 rolling mill) and Luxembourg (3 steelmaking plants and 5 rolling mills). The Sector also operates finishing shops and a cold-rolled sheet piling plant. The total liquid steel capacity at 31 December 2004 was 9.5 million tonnes. Arcelor also has a 49.9% interest in the Acciai-Duferco spa electric steelmaking plant in Italy.

The low carbon steel activity of the drawn-wire products business unit operates one plant in Luxembourg, one in the Czech Republic and one in the United Kingdom. The business unit’s steelcord activity operates three plants in Europe (Austria, Hungary and Luxembourg), one in the USA, four plants in South Korea (under a joint venture with the South Korean Kiswire Group) and one in the People’s Republic of China, with a second now under construction.

The Americas business unit comprises the activities of the Belgo Mineira Group in Brazil and the Acindar Group in Argentina. Belgo Mineira operates a processing plant of 1.2 million tonne capacity, three electric steelmaking plants, with a combined liquid steel capacity of 2.5 million tonnes and seven rolling mills. The Belgo Mineira drawn-wire products activity includes three wire drawing plants and a 55% holding in the Belgo Mineira/Bekaert joint venture which operates seven wire drawing plants. Acindar’s manufacturing capacity includes an integrated direct reduction plant and three electric furnaces, with a total liquid steel capacity of 1.4 million tonnes and five rolling mills, all in Argentina. Acindar also produces welded tubes and wire-drawn products.

Products and markets

The Long Carbon Steel sector specializes in the production and sale of long products in carbon steel. The products rolled in Europe are lightweight, medium-weight and heavyweight beams, merchant steels, wire rod, concrete reinforcing bars, sheet piling and special sections. These products are used mainly in the construction, infrastructure and industrial equipment markets. The sector also produces rails for railway operators and overhead crane manufacturers. In South America, the sector supplies the merchant steels, wire rod, concrete reinforcing rod, beams and sections markets.

The wire-drawing plants offer soft and soft-annealed low carbon steel wires, ordinary and rich-galvanized wires, vine wires, closures and concrete reinforcing wires. Steelcord products are used for tire manufacture, hosewire for the reinforcement of pneumatic hoses, and sawwire in the photovoltaic industry.

The Long Carbon Steel sector operates mainly in local or regional markets, although some products, such as sheet piling and heavyweight beams, may be marketed globally.

STAINLESS STEEL

Arcelor’s Stainless Steel sector includes all those activities related to the manufacture and marketing of stainless steel and nickel alloy products. With a presence in all the world’s major markets, this sector is now refocusing on its core activity of stainless flat product manufacturing in Europe and Brazil.

Strategy

Soon after Arcelor was established in 2002, the Stainless Steel sector’s strategy was to achieve profitability by launching production cost reduction programs in all its units and instituting active management of its business portfolio. Between 2002 and 2004, the Stainless Steel sector made significant progress in improving its results; an impressive achievement involving a 20% reduction in costs over three years.

After thinking about how stainless steel activities could be reconfigured within Arcelor, three key strategic issues were identified:

•	the center of gravity for the sector is the Stainless Flat Product business in Europe and Brazil;

•	the economic model for flat products requires a strong upstream phase (1 million tonnes on an integrated site), a strong presence in commodities, a regional base and the ability to seize global opportunities;

•	activities other than flat products must be competitive in their own right.

The outcome was that Arcelor’s Stainless Steel sector had defined its core business: stainless flat products in Europe and Brazil. J&L and Thainox were sold during the first quarter of 2004 as part of this refocusing policy. On 1 January 2005, the Business Unit comprising Industeel Belgium and Industeel France moved to Arcelor’s Other Activities sector.

The other activities within the sector were then allowed to develop outside the Group through alliances or disposals. The commercial, administrative and logistic reorganization of Ugitech (long stainless and alloy products) was combined with a reduction of up to 40% in structural costs and a simplified organizational structure as part of reducing costs within the sector.

The manufacturing reconfiguration of Matthey, which produces stainless tubes for vehicle exhaust systems, will bring that business unit much closer geographically to its component manufacturer customers, as their growth extends into Central and Eastern Europe. As part of this initiative, Arcelor invested €14 million in Matthey s.r.o. in the Czech Republic in a move that will see this subsidiary become the first automotive stainless tube producer in the region of Central and Eastern Europe.

Imphy Ugine Précison (IUP) has also undergone a structural reorganization that separated its stainless steel and alloys activities, with the result that Pont de Roide is now dedicated to stainless steel production, while Imphy and Firminy produce only alloys.

Organization

The stainless flat products activity in Europe and Brazil contains UGINE & ALZ in Europe and Acesita in Brazil. Arcelor owns 27.68% of Acesita, which is the only flat stainless steels producer in South America and one of the most profitable companies in the stainless steels sector.

UGINE & ALZ is the European market leader with over 25% of the market. The company is currently reconfiguring its upstream facilities, which are highly dispersed and insufficiently competitive as a result of successive mergers. UGINE & ALZ is now refocusing on two world-class steelmaking plants (Genk and Carinox in Belgium) and a high-performance hot-rolling facility. The construction of the new Carinox plant at Charleroi, the accelerated continual progress plan and the reorganization of the cold-rolling phase are the three keys to maximizing performance at UGINE & ALZ.

In a business where the influence of commodity prices is growing and margins are being eroded at between 3% and 4% annually, the competitive edge lies in cost control and customer service. The synergies released by the merger of UGINE & ALZ and the operational performance upgrade programs introduced on all sites provide more opportunities to control this competitive pressure.

The doubling in size of the Genk steelmaking plant in 2002 and the creation of a new steelmaking plant with a direct link to the hot-rolling mill has delivered an optimum manufacturing layout, at the same time as lower transport costs and unparalleled competitiveness.

The new steelmaking plant will employ some 400 people, including those employed by partner companies. The schedule for completing this €240 million project shows production starting in September 2005, with rated capacity being achieved by the end of 2006. Announced on 2 June 2003, the plan to close the Isbergues steelmaking plant in 2006 has been confirmed, while 30 June 2004 saw the last steel flow at the Ardoise plant.

In conjunction with the shutdown of the Ardoise steelmaking plant, the extra capacity at Genk has started to reduce the structural cost gap in the upstream phase, with the most significant contributions coming from reduced transportation, structural and direct steelmaking costs. This has been aided by further gains generated as a result of the overall policy of reducing costs by a target figure of 8% per year.

The combined effect of implementing the Arcade plan to reduce structural costs at UGINE & ALZ and the introduction of a new divisional structure is to bring the sales forces together at the plant and address the issues of simplifying and lightening the organizational structure. The new structure is built around 4 operational divisions. The upstream division supplies black coil to the three sheet plants (Genk in Belgium and Gueugnon and Isbergues in France), at minimum cost and with maximum service. The three downstream divisions, each responsible for their own business and results, are dedicated to the industrial market (Genk and Isbergues), the automotive industry (Isbergues) and thin products (Gueugnon and Genk). This structure is designed to share sales force skills more effectively and allocate special expertise to each site in order to minimize costs and maximize customer service.

The markets for stainless flat products

The first major contribution of R&D to the stainless steels sector has been the opportunity to offer customers a range that provides a real alternative to high-nickel austenitic stainless steels. UGINE & ALZ offers an extended range of ferritic products, including steels that are easier to stamp, contain no nickel, but still offer the required levels of corrosion resistance. This new grade delivers financial freedom from price fluctuations in the world market for nickel. UGINE & ALZ and Acesita has a vast range of ferritic steel applications, where performance is equivalent to that of austenitic steels, but obtained at a much lower cost.

In addition to technical solutions, UGINE & ALZ also pays a great deal of attention to service and is currently deploying logistical initiatives that will respond flexibly to special customer requirements and ensure the highest levels of service. The eight European service centers operated by UGINE & ALZ make it possible for the company to deliver very high levels of customer service. Two centers are located in Germany, one in Italy, one in Spain, one in France, one in Belgium, one in Luxembourg, and one in Poland.

A number of the company’s customers, and especially those in the automotive and household appliance industries, are moving their production to Eastern Europe. UGINE & ALZ is supporting their customers in this trend and plan to double the capacity of the company’s Bytom service center in Poland. The company’s other service centers continue to grow in order to maximize customer service performance.

Automotive industry customers

Vehicle exhausts represent the principle automotive industry market, and UGINE & ALZ holds a market leading share of that business. The company has developed a number of new grades that deliver improved corrosion resistance at high temperatures, while addressing the constant quest for ever-lighter systems. A series of partnerships has led to the development of innovative solutions, especially in the widespread use of particle filters. Stainless steels are also used for car body trim and UGINE & ALZ has particular expertise in this market. UGINE & ALZ has also put a great deal of research and development effort into developing the use of stainless steel in vehicle structures. The impressive mechanical properties and corrosion resistance properties of stainless steels can make a remarkable contribution to vehicle safety, without increasing vehicle weight.

Ferritic grades are now being developed for exhaust manifold applications. Pollution control measures require some vehicles to be fitted with special mufflers capable of resisting much higher temperatures than standard exhaust systems.

Household appliances

UGINE & ALZ maintains its position as leader on the household appliances market, especially in larger household appliances. Partnerships with major manufacturers have enabled continual improvements in the appearance of stainless steels, with an extensive range of surface finishes and corrosion resistance properties. UGINE & ALZ continues actively to promote the use of ferritic steels (low nickel grades) in this industry sector.

Construction

Constant efforts to persuade specifiers are helping stainless steel to continue its growth in the construction industry. Its appearance, corrosion resistance and hygienic properties make it the material of choice for many applications. The special range of building products produced by UGINE & ALZ – especially its roofing products – is attracting increasing interest from developers and architects.

The general industrial markets

Many applications require the qualities of stainless steel, and the company’s emphasis on R&D is contributing to making UGINE & ALZ products more competitive. Its ease of use and light weight make stainless steel increasingly valuable for customer applications, and 2004 saw the confirmation of a number of significant successes. These included the use of ferritic grades for hot water tanks, delivering a significant cost reduction in comparison to high-nickel stainless steels, and in some cases enabling the replacement of enameled steels. Another new grade made it possible to lighten containers and therefore increase their load capacity. The launch of new surface finishes is opening up new fields of application for stainless steels.

Arcelor Stainless International, the sector’s sales and service center network, continued its strategy of locating service centers in those geographic areas showing the greatest prospects for growth. This strategy is intended to underpin the growth of its principle customers, UGINE & ALZ and ACESITA, and support them in their partnerships with their most important customers.

DISTRIBUTION, TRANSFORMATION, TRADING (DTT)

With 11,000 employees and a presence in over 50 countries, the Arcelor group’s Distribution, Transformation, Trading sector (DTT) offers a huge range of flat and long products and “steel solutions” for custom projects, and is a leading player in the automotive, household appliance and construction (public works, civil engineering and offshore) markets. By distributing and finishing the steel products it offers its customers, the DTT sector responds fully to the continual demand for service and added value. Although the majority of the products it sells are supplied by Arcelor Group plants, the DTT sector also relies on the market to supply between 30% and 35% of its needs. This sector is built around an impressive network of depots, service centers and manufacturing sites, which provide its European customers with fast access to the full range of Group products. Always responsive to the developing needs of its customers, whether SMEs or multinational groups, the DTT sector contributes to Arcelor’s transformation by adapting its structures and systems, consolidating its network in its historical markets and making targeted investments in growth regions.

Strategy

The DTT sector has defined a strategy that enables it to maintain its financial performance. Its changing environment (maturity of certain traditional markets, geographic redeployment or strategic repositioning of certain customers, advances by the competition), has encouraged the sector to redefine its consolidation and expansion policy. This policy is based on strengthening its competitive advantages (which include its network coverage, its powerful logistics systems and its technical innovation and support services) and refocusing on its core business. Its objectives will be achieved through new acquisitions, disposals and changes to its systems and product range.

Implementation of its growth policy is also leading the DTT sector to extend its network into regions of strong growth. In this respect, Central and Eastern Europe are attractive areas in which Arcelor DTT has already begun to invest. Other regions outside Europe are also being evaluated to identify their future growth potential.

Organization

This sector is organized into five business units, each responsible for its own industrial and sales policy and its own operating profit. The Arcelor Négoce Distribution unit acts as a multi-product agency with storage. Arcelor Steel Services Centers distributes finished flat carbon steels. Arcelor International specializes in large-scale exports and trading. Arcelor Projects is involved in major public works projects. Arcelor Construction operates in the structural metal frame construction market.

Products, services and markets

Arcelor Négoce Distribution (AND)

Arcelor Négoce Distribution is the DTT sector business unit responsible for trading steel products and is a leader in its market, selling some 4.3 million tonnes of steel worldwide in 2004. AND employs approximately 4,600 people. In 2004, long carbon steels accounted for 66% of the products distributed by AND, with Flat Carbon Steel accounting for a further 30%. AND also offers its customers technical steels, stainless steels and aluminum products, which together represented 4% of its shipments over the last financial year.

The principle markets for AND are the construction, metal fabrication, structural metal, steel erection and civil engineering industries. In 2004, these combined markets accounted for 54% of the sector’s deliveries. AN D also served customers in many other industry sectors, including sheet metal working, general industry and farming equipment.

AND is organized by geographic region, and has traditionally operated in the Atlantic, Belgium & Netherlands, Iberia, Northern Europe and Southern Europe areas. Central Europe is now becoming more important, and is served from Germany now that the AND presence has been consolidated in that country with the acquisition of the steel stockholder DEAG in 2004. Eastern Europe and China are being closely monitored. The idea of marketing AND products in growth areas has also been applied in Argentina and the French overseas departments and territories. Argentina will be served from the Iberia region, while the DOM-TOM will be served from the Atlantic region.

AND’s competitive advantage lies in its ability to distribute 80 different brands of standard and custom products in over 30 countries. With 200 locations, AND can respond to the demands of nearly 180,000 large accounts and local customers. Shared systems, optimized stock management and effective sales coordination are the three keys to implementing the AND growth policy. This development model is delivering success for the Group on many emerging markets.

Arcelor Steel Service Centers (ASSC)

Arcelor Steel Service Centers is the DTT sector business unit responsible for finishing Flat Carbon Steels for the automotive and general industrial markets. Having delivered 5.6 million tonnes in 2004 and employing roughly 3,600 people, ASSC operates the largest service center network in Europe.

Its broad range of products and services includes slitting steel coil supplied by the Group’s Flat Carbon Steel sector into narrow coil, ultra-thin rolling, cutting coil into rectangular and trapezoidal sheets and blanks, press cutting, stamping and the supply of special components and sub-assemblies.

ASSC has locations in 8 European countries and serves over 3,000 customers. Its organizational structure is designed to serve the major general industrial markets and the automotive industry:

•	Arcelor Auto Processing is the ASSC business dedicated to automotive industry customers, and operates from 8 locations in Germany, Belgium, France and the UK.

•	Arcelor SSC Industrie operates 30 general service centers to meet the needs of a broad range of industrial markets in Germany, Belgium, Spain, France, Italy, Poland, the UK and Sweden.

In order to improve its competitive position, ASSC is implementing a restructuring program involving the grouping of production sites and the closure of several locations in Germany, France and the UK. ASSC is also improving its performance through the systematic exchange of manufacturing best practices and by harmonizing its information systems.

In terms of growth, the ASSC strategy is based on supporting its customers geographically and becoming part of some of their activities. Having invested in the Polish site at Bytom in order to double its capacity and respond to the outsourcing requirements of a major automotive industry customer, ASSC continues to grow in Central Europe and plans to open a service center to the north of Bratislava in Slovakia in 2005.

ASSC has also extended its product range, with the recent acquisition of Deschefer in France, which consolidates the Group’s position in the organic coated steels market, and gives it a foothold in the stamping market. This acquisition has enabled ASSC to respond positively to the outsourcing request of a major producer of electrical cabinets.

Arcelor Construction (AC)

Arcelor Construction is the European leader in the market for metal products used in the structural frames, secondary frames and external finish of industrial and agricultural buildings (cladding, sections, flooring, roofing, insulated sandwich panels and heavy architectural facades).

Employing close to 2,000 people, AC operates over 50 companies in 27 countries. In 2004, this business unit sold 550,000 tonnes of sections and 15 million square meters of panels.

AC has its own integrated facilities upstream of the section lines, with a pickling unit, a rolling mill, galvanization lines and pre-painting lines. This structure gives it great flexibility in meeting the needs of its construction industry customers (structural metal-workers, cladding and roofing specialists, and generalist and specialist shareholders).

AC also contributes to extending the options offered by steel in the context of sustainable development (innovative steel solutions for energy-saving buildings) by developing new products, such as steel facade components and new concepts like fire resistance and longer spans (in partnership with the Long Carbon Steel sector).

Arcelor International

Arcelor International is the Arcelor Group’s international sales network, with over 50 offices worldwide. Arcelor International sold 3.6 million tonnes of steel in 2004 ans employs close to 300 people.

In countries outside Europe and Brazil, this DTT business unit is the exclusive agent for marketing the Group’s long carbon steels and flat carbon steels products.

Arcelor International also operates a trading business, which enables it to supplement the range of Arcelor services and products offered to its customers with those purchased from non-Group companies in response to customer need. Arcelor International therefore monitors the international steel sales market very closely.

Arcelor International operates its own local skills network to supply other Group sectors with finished and semi-finished products.

Arcelor International also delivers high-level technical support and supplies materials for complex projects, such as marine and land-based drilling platforms, multifunction floating cranes, bridges, major sports infrastructure projects, airports, power generation plants and skyscrapers.

The Arcelor International network is also the basis for the development of the “under one roof” concept that encompasses all Group sectors. This concept is applied in more than ten offices worldwide. The Arcelor International China office in Shanghai is therefore the central hub for all Arcelor’s activities in China, running and coordinating offices in Shanghai, Beijing and Hong Kong.

Arcelor International also acts as a bridgehead for the Group and opened several new offices in growth areas in 2004: Bucharest (Romania), Baghdad and Bassora (Iraq), Tallinn (Estonia), Baku (Azerbaijan) and Tehran (Iran).

Arcelor Projects

Arcelor Projects is the DTT business unit specializing in supplying custom steel solutions for the construction of major civil engineering, public works and offshore projects, such as port facilities, underground car parks, and tunnels. Responsible for sales of 827,000 tonnes of steel in 2004, Arcelor Projects employs 350 people.

Arcelor Projects offers a broad range of products (sheet piling, H-piles, pipe piles, beams, tubes and heavy plates) and high added-value services, including design, assembly, finishing, technical support and logistics.

Arcelor Projects maintains a presence in North America, Mexico and the Caribbean. Its customer service and infrastructure have enabled its Skyline Steel company to become a leading player in the supply of steel for large-scale foundation works. Arcelor Projects is also active in Europe (The Netherlands) and Asia (Malaysia and Singapore).

OTHER ACTIVITIES

Paul Wurth

The Paul Wurth Group is an internationally recognized player in the supply of engineering and construction services to the steel and non-ferrous metals industries. The company is also involved managing major civil and industrial construction projects, and for several years it has been developing new technologies for industrial environmental protection.

Based in Luxembourg, Paul Wurth operates subsidiary companies and branches in Belgium, Germany, Spain, the Czech Republic, Russia, Asia (India, China, South Korea and Taiwan), South America (Brazil, Chile and Mexico), North America and South Africa, and also works through a worldwide network of licensees and agents. As of 1 January 2005, Paul Wurth employed 466 people in Luxembourg and 388 in its international subsidiaries.

Circuit Foil

Circuit Foil specializes in the production of ultra-thin copper foils of between 3 and 400 microns for use in printed circuit manufacture. Circuit Foil is one of the world’s five largest manufacturers of this material. The company operates two production plants: one in Luxembourg and the other in Canada.

Industeel

Industeel is one of the world’s leading producers of special steel fabrications and abrasion-resistant steels for molds and tools. Based in Charleroi, Industeel Belgium specializes in the production of stainless steel plate and specialty carbon steel plate. Its French plants at Le Creusot, Châteauneuf and Saint-Chamond respectively produce plate, forge ingots and castings and shells. Industeel was involved in the construction of the first Chinese-built duplex steel chemical tanker.

Industeel operates a worldwide network of sales offices and is widely supported by the Arcelor Stainless International network.

At the end of 2004, the Industeel Group employed 2,380 people at full time equivalent.

GROUP CONSOLIDATED MANAGEMENT REPORT FOR THE YEAR ENDED

DECEMBER 31, 2004, TOGETHER WITH

ARCELOR’S CONSOLIDATED FINANCIAL STATEMENTS FOR 2004

GROUP CONSOLIDATED MANAGEMENT REPORT

ECONOMIC ENVIRONMENT

The year 2004 ended with a global economic growth of 4.9%, which is the highest rate recorded since 1988.

In the United States, growth reached 4.4% for the year, mainly due to a sharp rise in final consumption. Capital investment on equipments by companies also grew very sharply. Growth should remain high in 2005 at a rate close to 3.6%.

Canada and Mexico benefited from the American boom with growth rates of 2.7% and 4% respectively.

In Asia, with the exception of Japan, economic growth remained very dynamic throughout the year despite a slight slowdown at the end of the year. It was fuelled mainly by the Chinese and Indian economies. Over the whole period, China experienced a growth in GDP of 9.2% while industrial production grew by 15%, which corresponded to the highest economic growth in seven years. Economic growth in India reached 6.5%.

In Japan, after three quarters of sustained growth, there was a slight slowdown caused by high oil prices and uncertainty about the continuation of growth in China, which was 2.6% in 2004.

Growth remained low in the euro zone, with an increase in GDP of barely 2%. Consumer and business confidence remained low. Although Germany posted good export performances, the other countries of the region performed poorly. France, on the other hand, benefited from a steady domestic demand. Economic growth in the United Kingdom was in excess of 3% thanks to domestic demand and the support of the residential sector in particular.

The new members of the European Union showed steady growth with GDP up by 5%. Industrial production was buoyant in particular in the steel user sectors, and it grew 13% in Poland, 9.5% in the Czech Republic, 8.8% in Hungary and 4.4% in Slovakia.

In Central and South America, the positive economic development has been confirmed. GDP rose more than 5% over the year while industrial production increased by more than 8%. In Argentina, the dynamic growth continued with GDP rising by 7.5%. Industrial production also followed this trend. In Brazil, growth was steady with a 4.6% increase in GDP over the year and a rise in industrial production in excess of 8%.

Trends in the steel sector

The world growth resulted in record increases in the price of raw materials, oil and sea freights. The global steel industry benefited from this momentum and business was particularly brisk in 2004.

In China, apparent steel consumption grew by 11%, with a downward adjustment effect on stocks. Exports from China grew 134% to over 20 million tonnes in 2004. Chinese imports stood at 33 million tonnes, down 24%.

In the United States, 2004 was an exceptional year for finished steel products, with an increase in apparent consumption of 14% and a 53% increase in imports as compared to the previous year. Real consumption only rose by 4%, and stocks with steel consumers were at a high level at the end of the year.

In the European Union (EU15), the steel-using sectors grew at a satisfactory annual rate. In 2004, the registration of private cars rose 2%, that of light duty vehicles by 8.7% and that of heavy-duty vehicles by 8%. The construction industry grew by 1% and the service equipment industry by 4%. Growth for the household appliance industry was 2.5%. Consequently, actual steel consumption rose by 2.8% in 2004, while apparent steel consumption grew by 4.3% over the year. At the end of the year, inventories of steel products held by steel users and traders were higher than the 2003 levels. This was explained by the difference in growth between apparent and actual consumption.

Total imports of finished steel products increased by 1% over the year, with long products dropping by 3.3% and flat products increasing by 3.1%. The change in imports by product category was very pronounced. For example, imports of hot-rolled coils (excluding coils for rerolling), beams, wire rod markets and concrete reinforcing bars dropped 14.6%, 5.6%, 8.6% and 8.9% respectively whereas imports of cold-rolled sheets, coated sheets, quarto plates and merchant steels surged at 17%, 34.4%, 7.2% and 18% respectively. Demand for steel was very high in the new member states of the European Union in 2004, and was more than 15% for flat carbon products.

Steel prices, expressed in euros, went up regularly in 2004 because of the increase in raw material prices and the lack of equilibrium between supply and demand for steel. This was mainly due to high demand for steel products in the United States and China.

In the case of flat stainless steel products, world consumption for the sector alone grew by 7% in 2004. It was more particularly pronounced in Asia, especially in China and North America, and reached 4.5% in Europe. This growth confirms the strong appeal of stainless steel, linked with the increase in equipment rate, in particular household appliances. It is also linked to the process of replacement of other materials, a phenomenon that is observed more in mature markets such as Western Europe and North America. However, this growth is reduced by the nickel prices.

Trends in global crude steel production

According to estimates made by the International Iron and Steel Institute (IISI), global production of crude steel reached 1,055 billion tonnes in 2004. Driven by consumption in China, it grew 8.8% as compared with 2003.

WORLD CRUDE STEEL PRODUCTION (*)

	2002	2003	2004	Change 2004/2003 in %
World**	903.8	969.3	1,054.7	8.8
Western Europe***	207.4	213.3	225.4	5.7
including EU 25	180.9	184.2	193.5	5.0
including EU 15	158.7	160.7	168.3	4.7
Central and Eastern Europe****	101.1	107.5	111.8	4.0
including Russia	59.8	62.7	64.3	2.5
North America and Central America	122.9	126.2	133.0	5.4
including United States	91.6	93.7	98.5	5.2
South America	40.9	43.0	45.9	6.7
including Brazil	29.6	31.1	32.9	5.7
Asia	394.9	441.2	499.5	13.2
including China	182.3	221.2	272.5	23.2
including Japan	107.7	110.5	112.7	2.0
Other countries	36.6	38.1	39.1	2.7

*	Estimated by IISI, January 2005

**	World = 63 countries representing 98% of global crude steel production

***	Western Europe = EU25 + other European countries (Croatia, Norway, Romania, Serbia and Montenegro, Turkey)

****	Central and Eastern Europe (CIS) = Belarus, Kazakhstan, Moldavia, Russia, Ukraine, Uzbekistan

China alone is estimated to have provided more than a quarter (26%) of crude steel production, representing 272.5 million tonnes, up 23.2% as compared with 2003. It is ahead of the European Union with 193.5 million tonnes (up 5%) and Japan with 112.7 million tonnes produced (up 2%). All the Asian countries thus raised their production by 13.2% to 499.5 million tonnes, representing nearly half of the world production of crude steel (47.3%).

The United States increased their production by 5.2% to 98.5 million tonnes. The whole of North and Central America recorded a 5.4% increase in crude steel production as compared with 2003. South American countries posted mixed growth with a relatively strong growth in Brazil (5.7%) and a less significant increase in Argentina (+1.8%).

In the enlarged European Union (EU 25), crude steel production reached 193.5 million tonnes, up 5% as compared with 2003. The increases in production were particularly marked in Poland (16.9%), Spain (7.2%), Italy (5.6%) and France (5.1%). After a drop in its crude steel production in 2003 as compared with the previous year, Germany regained and exceeded its 2002 production level.

In Central and Eastern Europe, production reached 111.8 million tonnes, up 4% as compared with the previous year.

Turkey became the world’s twelfth leading steel producer with a production of 20.5 million tonnes, up 11.9%.

COMMENTS ON 2004 CONSOLIDATED RESULTS

After a phase of integration of its three founding groups, Arcelor has embarked on a new growth stage at a time when global trend is the increased consolidation of the steel industry and the shifting of consumption areas. In 2004, Arcelor stepped up its international deployment, all the while refocusing on its core businesses and seeking to achieve a control of costs. This change is reflected in the Group’s results with a gross operating result of 4.3 billion euros and Group share of net income of 2.3 billion euros for revenues of 30.2 billion euros. Net financial debt dropped 2 billion euros, and the gearing ratio stood at 0.20 on 31 December 2004. The return on capital invested (ROCE) before taxes was 26.6%.

There was a significant change in corporate structure with the finalisation of the first leg of the Group’s expansion in South America. In Brazil, Arcelor consolidated its position with CST, one of the world’s leading producers of carbon steel slabs and one of the world’s most competitive steel manufacturers. CST has been consolidated into Arcelor’s accounts since 1 October 2004 (stake of 73.44%, 73.22% of Group share). In Argentina, Arcelor increased its stake in the Acindar Group (takeover of 66% in May 2004 and then 72.68% in October), a specialist in the production of long carbon products (steel wires, sheets and concrete reinforcing bars). Acindar has been consolidated into the Group’s accounts since 1st May 2004.

For information purposes pro forma accounts for 2004 (unaudited) have been drawn up, including the full year accounts of CST and Acindar to evaluate the impact of the South American acquisitions on the Group’s accounts. If Acindar and CST had been consolidated over one year, Arcelor’s 2004 revenues would have been 31,258 billion euros. Gross operating result would have been 4,879 billion euros, accounting for 15.6% of revenues, as compared with the published figure of 14.4%. Net result would have been 2,475 million euros or 7.9% as compared with the published figure of 7.7%. The return on capital invested (ROCE) would have been 28.6% as against 26.6%. The gearing ratio is unchanged. These elements show the relevance of the Group’s investments in South America and their positive impact on the Group’s accounts.

At the same time, Arcelor carried out the active management of its business portfolio by disposing of J&L in the United States and Thainox in Thailand in the Stainless Steel sector, IMS in France, JFK in the USA, and his Tubes activity in the Distribution, Transformation, Trading sector, ADA (Aciérie de l’Atlantique) in the Long Carbon Steel sector and other non-strategic businesses such as IEE, a company based in Luxembourg that specialized in the design and manufacture of sensors.

Accounting principles

The financial statements of the Arcelor Group for the year ended 31 December 2004 are prepared in accordance with the International Financial Reporting Standards (IFRS) applicable at that date. As stated in the notes to the consolidated financial statements, these standards were partially adapted by the International Accounting Standards Board (IASB) in December 2003 and March 2004 (five new standards issued and fifteen standards modified), in particular, to meet the 2005 deadline set by the European Union.

With the exception of the IFRS 3 standard on business combinations that came into force in 2004 and the application of the IAS 36 and IAS 38 standards which were revised accordingly, all these standards (both new and amended) will only be applied as from 1st January 2005. The Arcelor Group is however not expecting any significant impact on the application of these standards (new or amended) to its consolidated financial situation.

Nevertheless, some uncertainties remain in the current state of definition and implementation of the standards. One of the major uncertainties, not only for Arcelor, but also for many major industrial groups in Europe, concerns the accounting of CO2 emission permits as proposed by the IASB Interpretation Committee. The application of this regulation has caused controversy within the European Union.

Arcelor deplores the inconsistent nature of the international accounting benchmark, which will bring about fluctuations in the comparability and legibility of its consolidated financial statements over time, and is actively participating, both nationally and internationally, in advisory groups to promote changes in the IFRS standards.

To ensure that financial statements are as transparent and as legible as possible, changes in the Group’s accounting policies and the impacts of the various changes mentioned above will be detailed and explained in the notes to the annual consolidated financial statements, as well as in Arcelor’s quarterly (and half-yearly, respectively) consolidated information, as applicable.

Revenues and results

FINANCIAL HIGHLIGHTS FOR THE GROUP

In millions of euros	2003	2004
Revenues	25,923	30,176
Change		+16.4%
Gross operating result	2,228	4,341
Operating result	738	3,194
Net result (Group share)	257	2,314
Net earnings per share (in euros)	0.54	4.26	*

*	Including 106,629,054 new shares issued on 27 July 2004, excluding own shares

The Group had consolidated revenues of 30,176 million euros in 2004 compared with 25,923 million euros in 2003, an increase of 16.4% (17.7% like-for like). The year was characterized by a sharp increase in average steel prices in the second half and in raw material prices as from April.

Group consolidated gross operating result nearly doubled at 4,341 million euros in 2004 versus 2,228 million in 2003. It included -245 million euros for non-current elements (118 million euros for restructuring in Spain). The excellent results are the result of the increase in the spot selling price of steel, particularly, during the second half of the year, as well as management gains (cost reduction programs and synergies).

Group consolidated operating result stood at 3,194 million euros in 2004 versus 738 for 2003, less 227 million euros of non-current elements.

After net financial charges of 367 million euros, a positive contribution from the associated companies of 413 million euros, a tax charge of 523 million euros, and taking into account 403 million euros in minority interests, consolidated net result (Group share) was 2,314 million euros compared with 257 million euros in 2003.

Gearing ratio

NET FINANCIAL DEBT/EQUITY RATIO

In millions of euros	31/12/2003	31/12/2004	Variation
Interest-bearing liabilities (long-term)	4,871	4,348	-523
Interest-bearing liabilities (short-term)	1,551	2,293	+742
Cash and cash equivalents	-1,890	-4,043	-2,153
Revaluation of financial instruments (short and long-term)	-68	-86	-18
NET FINANCIAL DEBT	4,464	2,512	-1,952
Shareholders equity (group share and minority interests)	7,463	12,317	+4,854
Residual badwill	676		-676
TOTAL	8,139	12,317	+4,178
GEARING RATIO	54.8%	20.4%	—

The Group reduced its net financial debt by 2 billion euros in 2004 (2,512 million euros as at 31 December 2004 compared with 4,464 million euros as at 31 December 2003). The 1,136 million euro capital increase of July 2004 was mainly used to finance the acquisition of the Brazilian assets (CST) while available cash brought down the net debt.

Cash generation increased each quarter, bolstered by the improvement in selling prices during the second half of the year and the strict control of working capital requirements. Capital expenditure stood at 1.4 billion euros and was maintained at a level corresponding to the depreciation in Europe.

The gearing ratio, including minority interests was 0.20 as of 31 December 2004 against 0.55 as of 31 December 2003.

Working capital requirements

BREAKDOWN OF WORKING CAPITAL REQUIREMENTS

In millions of euros	31/12/2003	31/12/2004	Variation
Inventories	5,497	6,801	1,304
Customers	3,253	3,757	+504
Suppliers	-4,348	-4,997	-649
OPERATIONAL WCR	4,402	5,561	+1,159
Other debtors and creditors	-979	-1,558	-579
WORKING CAPITAL REQUIREMENTS	3,423	4,003	+580

Return on capital employed (ROCE) before tax

EVOLUTION OF RETURN ON CAPITAL EMPLOYED

In millions of euros	2003	2004
Operating result	738	3,194
Share of results in companies, accounted for using the equity method (after taxes)	140	413
Tax adjustment on share of results in companies accounted for using the equity method	75	130
Dividends received	29	31
Charges related to securitization programmes	-6
(TOTAL I)	976	3,768
Non-current assets	12,590	15,249
Negative goodwill on acquisition	676
Deferred taxes (assets)	-1,436	-1,284
Revaluation of financial instruments (long-term)	-68	-86
Working capital requirements	3,423	4,003
Employee benefits and provisions*	-3,729	-3,708
TOTAL CAPITAL EMPLOYED (TOTAL II)	11,456	14,174
RETURN ON CAPITAL EMPLOYED (I/II) (ROCE)	8.5%	26.6%

*	Deferred taxes not included.

Revenues by geographic trading region

BREAKDOWN OF REVENUES

Country	2003	%	2004	%
EUROPEAN UNION (25)	20,141	77.70	23,377	77.47
OTHER EUROPEAN COUNTRIES	588	2.27	882	2.92
Canada	268	1.03	377	1.25
Mexico	160	0.62	160	0.53
United States	1,699	6.55	1,771	5.87
TOTAL NORTH AMERICA	2,127	8.21	2,308	7.65
Argentina	16	0.06	336	1.11
Brazil	904	3.49	1,472	4.88
Other	273	1.05	338	1.12
TOTAL SOUTH AMERICA	1,193	4.60	2,146	7.11
China	582	2.25	239	0.79
Other	1,293	4.99	1,224	4.06
TOTAL OTHER COUNTRIES	1,874	7.23	1,463	4.85
TOTAL GROUP	25,923	100.00	30,176	100.00

The breakdown of revenues by geographical area reflects, on one hand, the Group’s policy of preferring its traditional clients in the partnerships created, and the consolidation of Acindar in Argentina and CST in Brazil on the other hand.

Workforce

The Group had 94,601 employees (full time equivalent) on 31/12/2004 as compared with 96,294 employees at the end of December 2003.

BREAKDOWN OF CONSOLIDATED WORKFORCES PER SECTOR

Employees (FTE end period)	31/12/2003	31/12/2004	Variation
Flat Carbon Steels	46,259	48,332	+2,073
Long Carbon Steels	17,913	20,306	+2,393
Stainless Steel	14,042	11,758	-2,284
Distr., Transf. Trading	14,957	11,245	-3,712
Other business	3,123	2,960	-163
TOTAL	92,294	94,601	-1,693

Removals from scope, from the disposal of the companies or by the deconsolidation of non-significant companies, represent of leaving of 5,976 people. Additions to scope brought in 7,573 additional employees, 2,914 of which were from Acindar and 4,261 for CST.

At comparable group structure, the reduction in the Group’s workforce concerned 3,290 people, (representing 3.4%).

BREAKDOWN OF CONSOLIDATED WORKFORCE AT THE END OF 2004 BY GEOGRAPHICAL AREA

Employees (FTE end period)	Number	%
France	28,456	30
Belgium	15,591	16
Spain	14,897	16
Germany	9,630	10
Luxembourg	5,959	6
Other EU-25 countries	3,450	4
Other European countries	251	1
North America	1,404	1
South America	14,908	16
Far East	55	0
TOTAL	94,601	100

BUSINESS BY SECTOR

Flat Carbon Steel

Revenues and results

Flat Carbon Steel

In millions of euros	2003	2004
Revenues	13,994	16,139
Change (on a comparable basis)		+12,6%
Gross operating result	1,365	2,299
% of revenues	9.8%	14.2%
ROCE	17%	25.2%
Shipments (in millions of tonnes)	25.6	28.4

In 2004, the Flat Carbon Steel sector generated revenues of 16,139 million euros, representing 53.5% of Group turnover. On a comparable basis, it grew 12.6% as compared with 2003. This was the result of the sharp increase in sales prices on the second half year and an increase in volumes sold. The price effect was 8.8% and the volume effect 3.9% for all products. The integration of CST into the consolidated accounts as from 1st October 2004 represents a scope effect of 456 million euros with respect to revenues.

Gross operational result for the sector was 2,299 million euros, up 934 million as compared with 2003. CST’s contribution was 192 million euros.

Operating result stood at 1,666 million euros in 2004 versus 774 for 2003. It included 178 million non-current elements.

Activity

Crude steel production was 31.9 million tonnes in 2004 (including CST for 1.2 million tonnes) as compared with 28.6 million tonnes in 2003. Shipments jumped from 6.1 % to 28.4 million tonnes on a comparable basis. In Europe, 35% of shipments were for the automotive market, 52% for industrial plants (including construction and household appliances), 6% went to the packaging sector and 7% for processing users. In Brazil, the automotive market represented 23% of shipments while general industry accounted for 77%.

World demand for steel was indeed very sustained in 2004 in many markets in Asia, the Americas and in Western Europe, creating an imbalance between supply and demand. This situation, combined with a very significant increase in all production costs, mainly energy and raw materials, led to substancial hikes in steel prices on all markets worldwide.

In this context, Arcelor tried as best as it could to satisfy the demand of its European customers, while passing on the increase in production costs, by using all its production capacities and by giving preference to its partners.

The Industry sector particularly benefited from the favourable economic situation by increasing its shipments by 6% as against 2003 and by raising its sales prices significantly. It outperformed the growth of its main markets: construction, household appliances, service equipment and metalworking.

On the construction market, Arcelor took advantage of the buoyant growth in the Eastern European countries and positioned itself as the market leader, particularly in high value-added products like organic coated products and Aluzinc, thus doubling its sales as compared with 2003. In Western Europe, deliveries rose 15% and were accompanied by a very strong improvement in profitability. In 2004, Arcelor also launched many developments with partnerships for new constructive solutions destined for roofing, walls and residential housing in lightweight steel frames.

In 2004, Arcelor consolidated its position as the leading steel supplier on the household appliance market by guaranteeing the delivery of its products to its traditional clients. Arcelor developed new products that complied with the requirements of new European environmental standards and proposed solutions for organic coated steels, enameled steel and galvanized products.

Deliveries to the automotive sector rose by 1.7%. In 2004, this market posted a slight increase of 2% in car registrations in Western Europe. Exports kept business up in several countries, in particular Germany, and discounts and sales offers sometimes helped to boost the market. Despite the problems encountered in procuring raw materials, Arcelor met its long-term volume commitments with its automotive clients. In this connection, it consolidated its positions in Western Europe with automotive clients and developed its sales outside Europe.

Deliveries of flat carbon steels outside Europe surged, in particular on markets in Central and Eastern Europe, Turkey and Brazil. For the last two markets, Arcelor took advantage of the full production capacity, 18 months after the commissioning of the Group’s new plants Vega do Sul in Brazil and Borcelik in Turkey.

The partnerships developed by Arcelor with other steel manufacturers enabled it to support carmakers in their development on emerging markets. Severgal, the galvanisation plant built in Russia with Severstal should become operational in the second half of 2005 while the partnership with Nippon Steel and the Chinese steel company Bao Steel is expected to post concrete results in June. Lastly, the technical partnership with Tata Steel, the Indian steel manufacturer, has enabled Arcelor to propose ExtragalTM on the Indian market.

Arcelor continued to develop its product offering for the automotive industry in 2004 by continuing to develop high resistance and very high resistance steels. It was also boosted with the arrival of the sandwich plate Quiet SteelTM (in cooperation with Material Sciences Cooperation) and the development of the new manganese-based metal that will be launched in 2006.

With respect to the service offering, the co-development between Arcelor Auto and car and equipment manufacturers was extended to practically cover the entire automotive industry.

Today, a large number of vehicle projects on the drawing board are developed by using the expertise of Arcelor Auto and its sub-contractors (stamping companies or designers), with the aim of optimising the production of vehicles, especially in the upstream stages.

The year 2004 also provided Arcelor with the opportunity to improve its steel solutions thanks to the Arcelor Body Concept project (ABC), a veritable showcase of steel solutions that enabled it to help manufacturers in finding new solutions to the problem of weight reduction and safety.

Lastly, 2004 was marked by the setting up of a Europe-wide sales organisation for automotive clients, with dedicated teams located near the decision-making centres of major manufacturers.

The Packaging business increased its sales prices slightly, despite the unfavourable euro/dollar conversion situation in relation to the distribution of its revenues. The level of shipment rose by 1.7% thanks, in particular, to the increase in sales for the export market, which offset the decline in volumes sold to leading packaging manufacturers in Europe.

The sales and industrial performance of the sector as well as the appreciation of the euro against the dollar helped to offset the very higher increase in raw material prices, especially in the industrial sector.

Within the framework of the Apollo plan that set out the sector’s industrial policy for the coming years, continuous improvement programmes adapted to the various sites enabled to significantly improve profits as compared to 2003 (33%). The actions implemented at the industrial level singularly contributed to improving performances. The reliability of steel plants enabled us to increase production by over 2 million tonnes. Likewise, the successful kick-off of carbon injections in the blast furnaces of Bremen and Ekostahl in Germany led to significant management gains.

On the industrial level, in November 2004, the welded blank plant near Shanghai for carmakers was commissioned. This unit was built in partnership with the Chinese steel manufacturer Bao Steel. In Brazil, a development plan for CST was launched in the spring. It consists of the building of a third blast furnace, the extension of the steelworks and a new coking plant should make it possible to raise production from 5 million tonnes of slabs to 7.5 million by the end of 2006.

Long Carbon Steel

Revenues and income

Long Carbon Steel

In millions of euros	2003	2004
Revenues	4,381	6,221
Change (on a comparable basis)		+36.1%
Gross operating result	493	1,287
% of revenues	11.3%	20.7%
ROCE	15.2%	39.2%
Shipments (in millions of euros)	12.2	13.4

With 6,221 million euros for fiscal 2004, the Long Carbon Steel sector posted a 42% increase in revenues, that was the result of the sharp increase in the price of scrap and other raw materials. The consolidation of Acindar in Argentina on 1 May 2004 contributed to this change with revenues of 394 million euros. There was a 36.1% increase in revenues on a comparable basis.

Gross operating result shot up by more than 160% as compared with 2003 at 1,287 million euros. The “scrap surcharge” system introduced at the end of 2003 offset the explosion of prices of this raw material. The stabilisation of the Brazilian real and the Argentinean peso also contributed to the improvement in results. Gross operating margin for the sector hit a record high at 20.7%. It was 11.3% in 2003.

Operating result stood at 1,078 million euros in 2004 versus 311 million euros for 2003. Acindar’s contribution for the eight months was 161 million euros.

Activity

The production of crude steel was 12.6 million tonnes in 2004 compared with 11.5 million tonnes in 2003. This represented a 10% increase. Shipments increased by 9.8% in 2004, to 13.4 million tonnes compared to 12.2 million tonnes in 2002, and rose 2.5% on a comparable basis. The main clients in Europe were the construction sector, which accounted for 73% of shipped products, and the industrial sector, which had 20%. The market of drawn-wire products represented 3% of shipments. In Brazil, the construction market accounted for 37% of shipments, general industry 41%, and the drawn-wire market 19%.

In the reinforcing bar sector, a sales policy was developed to optimise the sales price to counter the sharp and rapid increases in the cost of scrap. In Northern Europe, price fluctuations resulted in a highly speculative purchasing behavior. After sales at good prices in the second and third quarter 2004, the demand and sales prices fell in the fourth quarter. In Southern Europe, the construction sector was exceptionally buoyant, particularly in the residential segment. Business was also brisk in the public building segment, especially in the first half. Sales actions were developed to make up for the successive hikes in the price of raw materials and the improvement of the margin on scrap.

In the merchant steel sector, after a period where prices jumped in the first half of 2004, things levelled off in the third quarter before the decline in demand in the fourth quarter. Demand for wire rods was very high at the beginning of the year, leading to a shortage. Arcelor undertook to guarantee supplies to its clients during this exceptional period.

The explosion of the construction market in China, associated with a sustained global growth had an impact on the Group’s beam business. Shipments stood at 4.4 million tonnes, up 6% as compared with 2003. Despite the opportunities on export markets, Arcelor focused on its traditional clients in Europe. In Germany, the Benelux and France, apparent demand remained at its 2003 level, after a first half-year that was characterized by a very strong apparent demand fueled by speculation and fear of shortages. The year ended with destocking in a mediocre economic climate.

In the Iberian peninsula, apparent demand rose sharply in 2004 but was mitigated by a slowdown of sales at the end of the year, due to the level of stocks.

In the other countries of the European Union, excluding the new member states, Arcelor consolidated its positions in relation to 2003. In the Central and Eastern European countries, Arcelor continued its policy of penetration, all the while giving priority to the harmonization of prices in the EU-15 markets.

Deliveries slumped on the export market. The most buoyant markets for beams were the Middle East, Turkey and Mexico. Sales in North America, were noticeably down relative to 2003 as a result of the limited availability of products and the desire on the part of local producers to limit imports.

With respect to prices, Arcelor offset the repeated increases in raw material prices by introducing a “scrap surcharge” in November 2003, dynamically linked to scrap price movements in Europe. This price model, the limitation of imports due to the global market situation of long products, and the sustained speculative demand significantly improved margins in Europe. As from the second half, business was however hampered by the strong position of the euro in relation to the dollar (USD). This situation worsened at the end of the year as the euro continued to rise.

2004 was a year of contrasts for the sheet piling market. While the sales volume of hot rolled and cold rolled sheet piling rose, prices, under pressure, continued to flag during the first half despite the already low levels reached at the end of 2003. There was an upturn to satisfactory levels during the second half. The increase in sales was particularly marked on European markets, despite a difficult competitive environment. The acquisition of the English beam business of Corus Group plc contributed to this change.

With respect to worldwide export shipments, the volume of sales in North America was confirmed and the promotion campaigns conducted in Latin America in 2002 started to bear fruit and enabled Arcelor to offset the lost sales volume recorded in the Middle East and in South east Asia.

Price movements throughout the year followed the price of raw materials. After prices sagged at the beginning of the first half, mainly as a result of an unfavorable competitive environment, margins went back to satisfactory levels at the end of the second half.

Sales volumes for the market for rails for gantry cranes and special steel sections reached record highs thanks to the comprehensive range and the cutting-edge products offered. In terms of prices, the increase in the cost of half-finished products was offset to a large extent by the increase in sales prices. This enabled the business to record satisfactory margins during the second half.

In the area of rails for public transport, the year ended with a decline in sales volume on the Spanish market as well as the export markets.

In wire drawing plants, the sales strategy of the steel cord branch focuses on the continued reinforcement of the relationship with clients, the increase in market share outside Europe and the preserving of market share in Europe, all the while monitoring growth in emerging markets. Demand rose all year round especially for steel cord and saw wire and sales prices rose to offset the high raw material prices.

The strategy of the low carbon steel branch focused on growth in high added value products, in particular vineyard wire, welded screens and fibres for concrete reinforcement. 2004 was marked by efforts to offset the price rise of raw materials by increasing sales prices accordingly.

On the industrial level, the project to extend the crude steel capacity of the Belgo Mineira steelshop plant in Piracicaba in Brazil was completed according to schedule and the additional capacity of 0.5 million tonnes per year was fully operational as from the beginning of the second half of 2004.

In Europe, the first hot-rolled tests on the new medium beams mill in Belval, Luxembourg, were conducted in December 2004. The mill will start operating at full capacity as from the end of March 2005. Because production of the universal mill in Longwy, France has been transferred to the new mill in Belval, this mill will be closed in the first quarter 2005.

In its systematic approach to improve costs (search for “cost leadership”), Arcelor has adopted the LUX 2006 action plan, the objective of which is to revitalise the Long Carbon Steel sites in Luxembourg. This plan provides for the reorganisation of work, increased production and an ambitious investment programme that includes the upgrading of electric steelworks and the reconfiguration of rolling mills. Wiredrawing plants will also be adapted to the structural changes in the wiredrawing sector. The LUX 2006 plan is still being implemented and will continue until the end of 2006.

The review of the product portfolio of the Long Carbon Steels sector led to the divestiture of the Aciérie de l’Atlantique steelworks in Bayonne (France), which was sold to the Spanish group Añon. The high carbon steel wiredrawing plants at Emesa and Galycas in Spain were taken over by the Portuguese group Socitrel.

With respect to growth projects, the sector extended its British beam business with an acquisition from Corus Group plc. In South America, Belgo Mineira increased its interest in Acindar, in Argentina, in two stages, taking it to 66% in May 2004 and 72.68% in October 2004. Acindar has been consolidated in the Group’s accounts since May 2004.

Furthermore, the Chinese subsidiary of the South Korean joint venture Trefilarbed-Kiswire is building a second steel cord plant in Nantong, China.

Stainless Steel, Alloys and Special Plates

Revenues and income

Stainless Steel

In millions of euros	2003	2004
Revenues	4,280	4,577
Change (on a comparable basis)		+14.5%
Gross operating result	23	258
% of revenues	0.5%	5.6%
ROCE	-39.6%	+12.8%
Shipments (in millions of euros)	2.4	2.1

In 2004, the Stainless Steel sector continued the upturn that began in 2002 by focusing on its core business of “Europe and Brazil stainless steel flat products”.

With 4,577 million euros as at 31 December 2003 against 4,280 million euros for fiscal 2003, revenues in the Stainless Steels, Alloys and Special Plates sector increased by 6.9% (14.5% on a comparable basis). Despite a 11% drop in the volume of shipments at 2.1 million tonnes (a 1.6% increase on a comparable basis), this change is due to a general increase in total sales prices, especially linked to the surge in raw material prices, but had no significant impact on basic prices. In Europe, the alloy surcharge thus doubled between the two periods (about € 400/tonne on the average for 2003 as against more than $800/tonne in 2004). A scrap surcharge, which did not exist in 2003, was also introduced in the second quarter of 2004.

Gross operating result for fiscal 2004 jumped to 258 million euros against 23 million euros in 2003. The result improved as a result of a slightly positive price squeeze, a more advantageous mix and the significant management gains achieved. The cumulated impact of all this surpassed the effect of the various non-recurrent items following the restructuring in progress on the Sector. The cost reduction programmes implemented in all the operational units, the continued improvements or actual breaks all played a major role in making the Sector profitable once again.

Operating result amounted to 117 million euros in 2004 against an operating loss of 463 million euros in 2003.

The production of stainless steel was 2,453 million tonnes in 2004 compared with 2,650 million tonnes in 2003. This represented a 7.4% decrease, but a 1.4% increase at comparable group structure. Shipments increased 1.6% on a comparable basis.

Activity

The global economic situation was, on the whole, satisfactory in 2004, and was better than in 2003. And for all that, stainless steel markets did not enjoy the same favorable conditions as those of carbon steel markets because of the commissioning of many new plants in Europe and Asia that have created supply pressure on prices.

The deciding factor in market trends was the change in the price of raw materials:

•	trends about nickel that were perceived at the end of 2003 have been confirmed: on one hand, its price rose sharply (at an average of less than in 2003, it jumped to an average of nearly $14,000/tonne in 2004). On the other hand, the price was very volatile (with a minimum in 2004 of about $10,500/tonne and a maximum of about $17,800/tonne);

•	molybdenum prices increased significantly, increasing fourfold between the beginning and end of 2004;

•	chromium prices also shot up (over 30% over the year);

•	lastly, scrap prices more than doubled.

World consumption of stainless steel flat products grew by 7% in 2004. It was more particularly visible in Asia but was less in Europe (around 4.5%). This was however still largely higher than the trends of the past few years.

In Europe, apparent demand was correct on the whole, especially at the beginning of the year. Basic prices increased during the first half but dropped slightly at the end of the year. One of the reasons for this was the increased imports driven by the weak dollar.

In Brazil, the stainless steel market had a very good year with steady demand and high prices. Apparent consumption increased by more than 10% as compared with 2003.

Demand on Asian markets was evenly distributed during the third quarter after a readjustment phase and the destocking that took place at the beginning of the year. Asia, and in particular China, continued to be the main engines of global growth.

In the United States, the market picked up as compared with 2003. After a few tensions at the beginning of the year linked to the reduction in supply, prices increased sharply during the first semester and managed to maintain this high level until the end of the year.

UGINE & ALZ, the operational arm of the sector dedicated to flat stainless steels, reinforced its position on its strategic markets thanks to the highly technical nature of its products and its assistance to clients in implementing cutting edge solutions. The organization into market-based sectors played a major role in cementing the relationship created by UGINE & ALZ with its partner clients.

Demand for stainless steel long products generally rose for all areas (bars, drawn wires and wire rods). The increase in basic prices, especially at the beginning of the year and the passing on of raw material price increases, including scrap, helped to keep the business in a positive prize squeeze).

On the specialty plate segment, demand rose very sharply on the second half of the year resulting in significant price increases. Asian markets, especially Chinese and Indian, mainly caused this renewed global activity, directly or indirectly.

The continuation of the reconfiguration of stainless steel activities in Arcelor was reflected in the disposals carried out in 2004.

On 19 March, 2004, Arcelor sold its entire stake (96%) in Thainox to its founding chairman Kuhn Prayudh Mahagitsiri, a major player of the Thai industrial scene.

On 1 June 2004, J&L Specialty Steel, LLC sold most of its assets to a subsidiary that was in which Allegheny Technologies Incorporated had the majority stake.

In Australia, Arcelor sold its 50% stake in the service centre Pacific Stainless Steel Processors to its partner Atlas Steel, but maintained special links with this important distributor.

In December 2004, Ugitech disposed of TEVI, its Italian screw and bolt business to Electro Services and finalised the sale of Techalloy, its wire drawing business in the United States. The sale was signed on 9 February 2005.

On the sales level, the sector reinforced its infrastructures on fast-growing markets. A subsidiary of Matthey, Matthey Sro, was created in the Czech Republic to serve the automobile exhaust market. The first tube manufacturer to be established in this region, it began the cutting business at the end of 2004. The welding business is scheduled to begin in the first half of 2005. In April 2004, the new flat product service centre, Uginox Vietnam, was inaugurated in Hanoi and in June 2004 the second Arcelor Stainless Processing service centre in Detroit, USA became operational. In August 2004, IUP signed a joint venture agreement with the Jindal Group in India to create a precision rolling plant for stainless steel and alloys.

Lastly, the sector continued its organisational and industrial overhaul. The restructuring of the upstream phase of UGINE & ALZ advanced. The Ardoise steelworks (France) was discontinued at the end of June 2004 and the Genk steelworks (Belgium) continued to increase its capacity. The Carinox project, the installation of a new steelworks upstream of the hot strip mill in Charleroi work on which began on 2 April 2004, advanced according to schedule for commissioning planned for the end of 2005.

At the same time, UGINE & ALZ revamped its organisation through the UGINE & ALZ Way project, leading to the creation of three market-oriented poles (Specialties in Gueugnon France, Industry in Genk, Belgium, and Automotive in Isbergues, France) supplied by an upstream pole comprising the steelworks and the Carlam-Carinox hot-rolled mill.

In autumn 2004, UGINE & ALZ announced that it was bringing together its distribution activities in France on the Isbergues site. This involved the gradual transfer of the Gonesse service centre in the Paris region to Isbergues.

The entity Imphy Ugine Précision restructured its organization by separating the stainless steel and alloy business and specializing its French sites: Pont de Roide now focuses on stainless steel while Imphy and Firminy are dedicated to alloys.

Ugitech carried out its Renaissance plan aimed at simplifying its organisation and cutting down on its structures and overheads.

In Brazil, Acesita, the only manufacturer of flat stainless steels in South America, in which Arcelor has a 27.68% interest and which is consolidated under the equity method in the Group’s consolidated accounts, continued its upturn. This was after the difficult financial situation experienced in 2003 as a result of a high level of indebtedness, and which was exacerbated by the effects of the devaluation that took place at the end of 2002.

Improved management methods, the smooth running of facilities, the excellent performance of the Brazilian market, which consolidated its growth as well as competitive costs that guaranteed high export margins enabled the company to return to a growth in profits. Acesita, which is today one of the most profitable companies of the stainless steel sector, is pursuing its drive to reduce its debt.

Distribution, Transformation, Trading

Revenues and results

Distribution-Transformation-Trading

In millions of euros	2003	2004
Revenues	7,954	8,267
Change (on a comparable basis)		+12.5%
Gross operating result	284	513
% of revenues	3.6%	6.2%
ROCE	9.2%	24.2%
Volumes sold (in millions of tones)	15.99 *	14.98

(1)	excluding Tubes and PUM Processing

In 2004, revenues for the DTT sector increased from 7,954 million in 2003 to 8,267 million in 2004, representing 3.9% growth. Excluding currency effect (less 128 million euros, as a result of the depreciated dollar) and consolidation effect (less 836 million euros), the increase was 17.7%, representing a 6.9% drop in volume and a 26.5% increase in price.

A total volume of 14.9 million tonnes of products was shipped in 2004 compared to 15.9 million tonnes in 2003. On average, 30% of the total volume of annual shipments comes from non-Group supplies.

Changes in consolidation can be explained by the sector’s strategic recentring on trading and metallic product finishing activities in EU-25 (Arcelor Négoce-Distribution, Arcelor Steel Service Centres), sections and construction panels (Arcelor Construction), metallic foundations (Arcelor Projects) and international trading activities (Arcelor International).

Significant disposals in 2004 included the sale of the US company J&F (flat carbon steel finishing), previously fully consolidated and IMS (distribution), previously consolidated as an associated company. Furthermore, the entities disposed of in 2003 fully impacted 2004 revenues (Arcelor Tubes, PUM Plastiques, Considar). The sector also sold its interest in Condesa.

The acquisition of Ravené Schäfer, a large metallic products trading and distribution company in Germany, had a material impact on year-end accounts.

For Arcelor DTT, the tense steel market in 2004 (China effect) resulted in a significant rise of its average sale prices and scarcity of products. DTT was able to meet its delivery commitments for most of its clients within excellent lead times thanks to support from Arcelor group’s “upstream” activities.

Gross operating margin (gross operating result/revenues) jumped from 3.6% in 2003 to 6.2% in 2004 due to three factors: the DTT sector’s capacity to rapidly pass on the sharp increases in material costs that it had suffered; management gains of over 40 million euros; and a stock valuation effect.

Activity

The most significant events in 2004 for Arcelor NégoceDistribution (AND) remains the positive change in the average sale price level driven by the hefty increase in raw material costs, passed on to sale prices and the relative scarcity of a number of products on the market. On a comparable basis, AND revenues soared 27.6%, representing a 31.6% rise in prices and a 3% drop in volume.

AND bolstered its position in Germany with the acquisition of Ravené Schäfer, one of the largest players on the German market. This acquisition pushed AND to the rank of n° 3 trading player in Germany.

In the other European countries, there was no significant growth on the business market, except in Spain where AND’s average activity volume increased by 12%, driven by demand for renovation steel products. Sales dipped slightly on the French market as a result of a deliberate commercial policy preferring profitability to volumes. AND continued its deployment in Central and Eastern Europe. Five new sales outlets were opened in 2004, raising the total number of AND business locations in that region to 29.

In a market characterised by the scarce supply of the raw materials required for steel production, Arcelor Steel Service Centres (ASCC) focused on meeting its delivery commitments to its European clients under the best service conditions, in partnership with Arcelor’s Flat Carbon Steels sector. On a comparable basis, and excluding currency effect, the revenues of Arcelor SSC jumped 16.5%, representing a 19.2% rise for prices and a 2.2% drop in volume.

Thanks to the various development initiatives taken during the financial year, ASSC managed to maintain its positioning on its historic markets while expanding in Central and Eastern Europe. Volumes sold by Arcelor Stal Serwis Bytom (Poland) rose from 58 kt in 2003 to 85 kt in 2004. A new Steel Service Centre is scheduled for commissioning in Slovakia in 2005.

Other ASSC activities in 2004 included the continuation of several restructuring operations aimed at sharpening its competitive edge, particularly in Germany, France and the UK and disposal of J&F, which operates four service centres in the US). In addition to these operations, ASSC concentrated on other operations involving benchmarking and exchange of good industrial practices and extended them to the coordination of the safety approach.

ASSC also consolidated its customer service approach. For example, the acquisition of Dechefer in France helped ASSC to consolidate its presence on the market of organic coatings and offered it a foothold in stamping.

At year-end 2004, ASSC was able to meet the outsourcing requirements of part of the stamping activity of a major client in the field of electrical equipment and switchboxes. This same approach which led to the two-fold increase in the capacity of the Bytom site in Poland with the installation of a second slitting machine and three blank cutting presses, allowed ASSC to fully meet the outsourcing requirements for blank cuts for automotive sliders for a leading international client.

Arcelor Construction recorded a significant increase in its sale prices throughout 2004, while its volumes declined compared to 2003 in a context of sluggish investments, especially during the second half. On a comparable basis, and excluding currency effect, the revenues of Arcelor Construction rose by 10.6%, representing an 8.9% rise in average sale prices and 1.6% in volume.

The continued migration of orders from sections to panels (products with a higher value added) had a positive effect on revenues and margins. Business growth continued in Central Europe with the opening of a new production facility in Kiskun in Hungary (profiling line).

The upgrade of the picking line at Haironville in France was the most significant industrial event in 2004. It main contributions included improving revenues for that financial year. The restructuring carried out in Germany in 2003 also boosted revenues for the year. In France, a vast restructuring plan was launched and successfully completed in response to the downward trend of the industrial and commercial building market.

The sharp increase in prices in 2004 resulted in shrinking volumes for Arcelor International. The recorded dip in sales in Asia and on large export markets (Near and Middle East, North Africa) was only partly offset by a slightly stronger sales turnaround in the US, since Arcelor’s “upstream” sectors gave priority to their European clientele and reserved their volumes for them.

On a comparable basis, and excluding the currency effect, the revenues of Arcelor International rose by 3.7%, representing a 20.6% rise in prices and a 14% drop in volume.

In 2004, Arcelor International continued to reorganise its sales network by chiefly focusing on the creation of “Arcelor common roofs” in different countries such as China, India and Mexico. In 2004, Arcelor International also finalised an agreement with one of the largest Japanese engineering firms in the context of the construction the new Shanghai World Financial Centre, the second tallest building in the world. This project will enable Arcelor International to deliver HISTAR 345 quality sections for the first time in China. This flagship product developed by the Group’s Long Carbon Steel sector will generate substantial savings in costs and weight.

Arcelor Projects recorded an increase in volume sold in the foundation products core business as well as an increase in its average sale prices, in particular in the US. On a comparable basis, and excluding the currency effect, the revenues of Arcelor Projects rose by 13.8%, representing a 13.1% rise in prices and an 0.7% increase in volume.

The American unit Skyline started the construction of a new large tube production facility that will allow it to develop a comprehensive steel solutions offering for foundation projects in the NAFTA zone.

Lastly, Arcelor Projects China was created in 2004 to promote and sell steel solutions for foundations and take advantage of market opportunities in China.

Other activities

Paul Wurth

Operating in a sector driven by steady demand and the beneficial effects of the consolidation of the steel industry, Paul Wurth saw its business and rentability grow significantly in 2004 for the entire Group. Revenues earned in 2004 totaled 163 million euros, compared with 145 million euros the previous year. There was a 70% increase in new order volumes as against 2003.

With the strategic acquisition of Didier - M&P Energietechnik GmbH, a German engineering company, specialized in hot blast stove technology and refractory lining for blast surfaces in December 2004, Paul Wurth has completed its product range, thus reinforcing its position as a global leader on the blast furnace technology market. Paul Wurth continued to be driven by the strong Chinese demand in this sector. In 2004, contracts from China accounted for nearly a quarter of all new orders received by Paul Wurth SA. Brazil and Russia also represented key markets for the company.

In the sector of equipment for steelworks and continuous casting plants, Paul Wurth continued the successful marketing of its Vibromold® oscillating molds.

In research and development, Paul Wurth focused mainly continuing the research carried out for the Primus® project. It conducted laboratory and industrial-scale tests on the treatment of integrated plant sludge, and also worked the optimization of facilities that would enable the modification of the Primus® installation at Primorec SA in March 2005 to raise its capacity to 10 tonnes per hour of steel co-products treated.

The division in charge of management of major civil engineering projects reinforced its position in the region for private and government as well as industrial projects and won large contracts and orders in 2004.

Circuit Foil

After the excess capacity crisis of 2001, which affected the copper sheet sector, the industry went through hard times in 2002 and 2003. The market shifted from Europe, the United States and Japan to the South-East Asian countries and China. Today, Asia accounts for roughly 50% of Circuit Foil sales. Despite the 16% increase in production and the 20% increase in sales prices in 2004, volumes had dipped at the end of the year, which led to the decision to temporarily interrupt production at the Granby plant in Quebec. The increase in the cost of copper at 3000 USD/tonne and the weak dollar had a negative impact on Circuit Foil’s results. Nevertheless, the cost reduction and productivity improvement program launched in 2004 improved performances by 15%.

Industeel

The Industeel group, a manufacturer of special steel plates (alloy and stainless steels), reported 2004 revenues of 666 million euros for 342 kilotonnes of shipped sheets. A policy of specialties, boosted by surge in demand, enabled it to return to positive operating results despite the explosion in the prices of some raw materials.

Industeel invested approximately 1.2% of its revenues in an active Research and Development policy. The Group employs 50 people in its Metallurgical Research Center in Le Creusot. In 2004, the Group marketed two new Superplast 400 shades for molds and Duplex Ur45N steel with improved weldability.

In 2005, Industeel will continue to specialize in profitable niche markets and is promoting the innovation process to maintain its technological edge while preparing its long-term plan, which includes the conclusion of partnerships.

Financial activity

Arcelor continued to implement its financial policy in 2004, by focusing its organization around Arcelor Finance SCA and Arcelor Treasury SNC, and by optimizing its financial burden and financial security via a very high liquidity level.

Arcelor Finance provides support to the tune of €4.9bn in short, medium and long-term financing; it intervenes on the financial markets with Arcelor’s rating.

Arcelor Treasury covers everyday financial risks, including those involving foreign exchange rates, interest rates and raw materials, in line with the detailed principles (see Note 25 annexed to the accounts) approved by the Audit Committee. It also centralizes the cash management system.

In 2004, Arcelor carried out a number of large operations in the financial market, including:

•	in March, it took up its purchase option in O.C.E.A.N.E. 2006, with the conversion of 80% of the equity issue by exchanging 22 million own shares;

•	in July, it issued 533 million warrants which, after being taken up, increased its equity capital by €1.1 bn;

•	in October, Arcelor Finance launched a 10-year loan bond for €500m at 45.8%.

Arcelor also made an anticipated repayment of some high-interest loans in order to reduce its interest burden.

Finally, in December, Arcelor Finance launched a new bank syndication which was successfully concluded in February 2005 with 41 banks for €3bn, to replace the previous lines.

CAPITAL EXPENDITURE

Purchases Of Tangible Assets By Industry Sector

In millions of euros	2004	Share of sector
Flat Carbon Steel	722.8	53.4%
Long Carbon Steel	376.3	27.8%
Stainless Steel	145.4	10.7%
Distr. Transf. Trading	76.7	5.7%
Other Activities	32.0	2.4%
TOTAL	1,353.2	100.0%

Capital expenditure on the Flat Carbon Steel sector stood at 722.8 million euros at the end of December 2004. They mainly concerned:

•	the injection of carbon into the SWB blast furnace in Bremen, and the Ekostahl blast furnace in Eisenhüttenstadt, Germany;

•	work related to the ACB pickling line and the expansion of the second thin slab casting line in Bilbao, Spain;

•	the transformation of the Mardyck galvanizing line and the renovation of the gas holder of the coking plant and blast furnace at Dunkerque (France);

•	the renovation of the four-stand rolling mill, of the mixed continuous annealing facility, the strip mill and of in the Sollac Lorraine steelworks (France);

•	the increase in production capacity of the coking plant and dust removal capacity inside the chimneys of the Sollac Méditerranée industrial center (Fos, France);

•	the Plasma vacuum coating line prototype and the buyback of the acquisition of the CARSID electric oven for 24 million euros from Cockerill Sambre (Belgium);

•	the finalization of the building of the Vega do Sul plant (Brazil);

•	the renovation of the tin lining plant at Arcelor Packaging Intl. España (Spain);

•	expenditure relating to the improvement of quality, the development and adaptation of materials and environmental protection.

In August 2004, CST, Belgo-Mineira and Sun Coal & Coke Company signed an agreement to create a joint venture called SOL Coqueria Tubarão that would be used in the building of a new coking plant in the State of Espírito Santo in southeast Brazil. Expenditure for 2004 was 60.6 million euros. This new facility, which is scheduled for launching in July 2006, will have cost a total of 380 million US dollars and will have an annual capacity of 1.55 million tonnes of steel coke. The creation of this joint venture is part of the expansion strategy adopted by CST to raise its annual production of slabs from 5 million to 7.5 million in 2006. SOL Coqueria Tubarão is owned by CST (62%) Belgo Mineira (37%) and by Sun Coal & Coke Company (1%).

The companies of the Long Carbon Steel sector invested 376.3 million euros for the building of the new medium beams mill in Luxembourg, to modernize and extend existing facilities, in particular the one at Piracicaba in Brazil for bar production. Furthermore, expenditures to increase worker safety, the modernization of facilities and the protection of the environment completed the investments made by the sector.

The most substantial expenditure on the modernization and extension of existing installations concerned the continuous caster and the Zumarraga rolling mill, the Azpeitia rolling mill, the Olaberria rolling mill and the continuous caster at Madrid in Spain and Brazil as well as the modernizations of the Vitoria rolling mill.

Expenditure for the Stainless Steel sector totaled 145.4 million euros and mainly concerned:

•	the continuation of expenditure for the new electric steelworks, Carinox, which is installed upstream of the Carlam strip mill in Châtelet (Belgium) was 63.2 million euros;

•	expenditure relating to the tension leveling line at UGINE & ALZ France;

•	expenditure at Ugitech concerned the installation of a second dust remover in the steelworks and a new bell annealing facility (France).

Sundry expenses to improve safety at work and industrial safety completed expenditure on the sector.

The Distribution, Transformation, Trading sector made investments worth €76.7m, most of which went to:

•	increasing the processing capacity at Arcelor Stal Serwis in Poland;

•	the construction of an Arcelor Project factory for large foundation tubes in the United States;

•	the new pickling line in Contrisson (France) for Arcelor Construction.

OWN SHARES

The Ordinary General shareholders’ Meeting held on 30 April 2004, replacing a similar authorization dated 25 April 2003, authorizes the Board of Directors, in accordance with the conditions established by the Luxembourg law regarding commercial companies (“the law”), to acquire the company’s own shares or to have the shares acquired by other companies of the Group as provided for in Article 49a of the law. The authorization of 30 April 2004 is stipulated to be valid for 18 months (until 30 October 2005), unless renewed before said deadline, and allows the acquisition of Arcelor shares provided that the number of shares at no time exceeds the limit of 10% of the subscribed capital as provided for by Articles 49-2 and 49a of the law, at a price ranging between 5 euros and 25 euros per share. A resolution will be submitted to the Ordinary General Meeting to be held on 29 April 2005 to replace the authorization of 30 April 2004 with a new authorization that will be adapted to the new regulation of the financial market authorities (France) concerning share acquisitions.

Arcelor SA did not directly acquire or hold own shares in 2004, except for a temporary period.

As at 31 December 2004, the Arcelor group held 26,802,407 of its own shares, representing 4.19% of the total number of shares issued at a book value of 134,012,035 euros. Of these 26,802,407 shares, only 25,010,596 (i.e. those held by the direct subsidiaries Arbed and Usinor) should be included in the aforementioned limit of 10%. However, the voting rights were suspended on all 26,802,407 own shares.

During the 2004 financial year, the Group executed the following transactions in relation to its own shares.

Acquisitions

•	Arbed purchased 1,269,018 shares on the spot market at equivalent values ranging between 13.13 euros and 14.77 euros. The average weighted price was 14.36 euros. These purchases were made to stabilize the market price of the company’s shares.

Sales

•	Arbed sold 4,109,694 shares on the spot market at equivalent values ranging between 13.29 euros and 15.03 euros. The average weighted price was 14.97 euros. These sales were made to stabilize the market price of the company’s shares.

•	Arbed sold 900,000 shares by exercising call options at equivalent values ranging between 14.60 euros and 15.90 euros. The average weighted price (including the premium) was 15.44 euros. Theses sales helped finance the acquisition by the Group of the Aceralia shares through a takeover bid launched on 22 January 2004.

•	Arbed sold 316,047 shares to Arcelor to be transferred to Usinor shareholders who had exercised their exchange right, following delisting of Usinor shares on the Euronext Paris Premier Marché in 2002, at equivalent values ranging between 12.59 euros and 15.85 euros. The average weighted price was 14.26 euros per share.

•	Arbed sold 337,707 shares to Arcelor to meet the requests for Arcelor share allocation received from holders of O.C.E.A.N.E. 2005 bonds at an equivalent value of 19.33 euros per share.

•	Sidmar sold 22,488,690 shares to Arcelor to meet the requests for Arcelor share allocation received from holders of O.C.E.A.N.E. 2006 bonds at an equivalent value of 13.81 euros per share.

•	Arbed sold 1,887 shares to Arcelor to meet the requests for share allocation received from holders of O.C.E.A.N.E. 2006 bonds at an equivalent value of 13.81 euros per share.

•	Out of the total of 1,020,000 shares transferred by Arbed to Usinor, 957,375 shares were settled by Usinor for its stock option plans at an equivalent value ranging from 13.92 to 15.24 euros. The average weighted equivalent value was 13.93 euros per share.

Own shares	31/12/2003	31/12/2004	Movements
Arbed SA	30,260,403	24,844,086	-5,416,317
Usinor SA	103,885	166,510	+62,625
Sidmar NV	24,280,501	1,791,811	-22,488,690
TOTAL	54,644,789	26,802,407	-27,842,382

Consequently, the Group acquired 1,269,018 own shares in 2004, representing a total book value of 6,345,090 euros or 0.20% of its subscribed capital as of 31 December 2004. It also sold 29,111,400 of its own shares during the financial year, representing a total book value of 145,557,000 euros or 4.55% of its subscribed capital as of 31 December 2004. In all therefore, it sold 27,842,382 own shares, representing a book value of 139,211,910 euros or 4.35% of its subscribed capital as of 31 December 2004.

OUTLOOK

The main economic agencies expect global economic performance to remain generally buoyant in 2005, despite a slight decline compared to 2004 which yielded brilliant results in terms of world economic growth. The recovery is expected to remain steady throughout the year. At 3.3%, global GDP should exceed its long-term growth rate of 3.1%. In the short-term, the evolution of the world economy could mostly depend on the performance of the American and Chinese economies, the twin growth engines since the 1997-1998 Asian crisis. Industrial production in 2005 is expected to grow by some 4% compared to 5% in 2004.

GDP in the United States, for the entire 2005, is expected to rise by approximately 3.5%. Experts are also counting on continued significant growth in industrial production, by 4% after 4.5% in 2004. Indeed, in the light of higher oil prices, the gradual increase of interest rates and the end of tax breaks, the growth of the US economy is expected to inevitably slow down.

Growth should remain extremely vibrant in Central and South America. GDP is expected to rise by 4.1% in 2005 and industrial production, even more dynamic, should record a growth rate of 4.7% after jumping 6.2% and 9.7% in 2004.

In the emerging European countries (CIS, ten new EU members, other East European countries), the buoyant economy is expected to last. GDP for all these countries should grow by approximately 5.7%, slightly less than the previous year’s figure of 6.7%.

The Japanese economy is expected to grow at a slower pace of 1.5% in 2005, due to the expected flagging of export growth and stagnating discretionary income for households which will curb any turnaround in consumer spending.

In China, a more restrictive economic policy, combined with higher oil prices, should slow down growth in 2005 by 7.5%-8.0%. Economic activity should nevertheless remain buoyant thanks in particular to investments in the electricity production sector, the booming property sector and the growth of private consumption due to a strong rise in the income of rural populations.

For all other Asian countries, experts expect GDP and industrial production to grow by 5% in 2005.

In Western Europe, after 2.1% growth in 2004, GDP is expected to be driven up 1.9% by exports. Industrial production, up by 1.6% in 2004, is expected to rise by 2.3% this year. In the euro zone, GDP is expected to creep up by merely 1.7% in 2005 and industrial production should do slightly better with 2.3%.

Production in the steel-consuming industries is expected to remain slightly high throughout this year. In EU15, SWIP (steel weighted industrial production index) should rise by roughly 2% for the full year 2005, representing a slightly lesser growth than in 2003 (+3%).

Based on these assumptions, the apparent global consumption of steel, outside China, should increase this year by roughly 3.0%. In China, apparent consumption should rise by 7%. Although China will remain a net importer of flat carbon products, it is expected to move closer to equilibrium.

In EU15, apparent consumption is expected to follow close on the heels of 2004, after a slightly negative contribution from the stock cycle.

In the US, apparent consumption is expected to shrink in 2005 by roughly 5% as a result of excessive supply in 2004.

The steel industry should benefit from this positive situation, mainly thanks to continued consumption in China. The situation is confirmed by tensions observed concerning raw material availability and prices, together with shipment costs. Sale prices are expected to remain high.

After an exceptional 2004, 2005 should be a year of more moderate growth for the steel industry and a very good year for Arcelor.

After devoting two and half years to implementing the merger, Arcelor launched a vast transformation programmed in July last year. The consolidation of the assets of CST (Brazil) in October is the first step in the process to radically improve the Group’s profitability levels. International expansion is a priority, through both organic development and relutive mergers and acquisitions in high-growth regions or on specific markets. Arcelor intends to continue its active portfolio management which will include expected disposals of non-core or non-profitable business operations. The Group will continue its restructuring, starting with the decommissioning of a continental blast furnace in Europe, scheduled for this summer.

EVENTS AFTER YEAR-END

•	On December 28, 2004, Acelor issued a public repurchase offer for the Usinor minority shares. Following this operation, on January 11, 2005, the Group owned 100% of Usinor’s shares.

•	Of the 24,723,689 Arcelor O.C.E.A.N.E. 2005 bonds in circulation on 31 December 2004, requests were made to convert or exchange 328,512. This was honored by the delivery of 337,707 existing Arcelor shares, and the balance of 24,395,177 shares was reimbursed on 3 January 2005.

•	On 9 February 2005, Arcelor signed an agreement with Central Wire to sell shares of Techalloy Company, Inc. Techalloy Company, Inc., owned by Arcelor through its subsidiary Ugitech SA, is an American company specialized in the production of stainless steel and nickel alloy wires as well as in welding electrodes. The sale of Techalloy Company, Inc. falls within the framework of the refocusing of the Stainless Steel sector on its Flat Stainless Steel activities in Europe and Brazil.

ADDITIONAL INFORMATION ABOUT ARCELOR SA

In 2004 Arcelor SA, the parent company of the Arcelor group, continued to manage its portfolio of holdings. Fiscal year 2004 was mainly marked by the capital increase of 1.17 billion euros through the issue of stock warrants in July. Of the 533,145,273 stock warrants that were allotted free of charge by the company, 498,251,550 warrants, representing approximately 93.5% of the total warrants, were exercised. This led to the allotment of 99,650,310 new shares on 27 July 2004. Arcelor invested 6,978,744 new shares that were also issued on 27 July 2004, corresponding to the 34,893,723 unexercised warrants (taking into account the fact that three warrants could not be exercised because of the round lots that had been defined), with institutional investors outside the United States.

To strengthen the Group balance sheet and reduce the cost of debt, Arcelor had decided on the accelerated redemption of the O O.C.E.A.N.E. Arcelor 2006 bonds since the conditions for redemption had been fulfilled. It issued Arcelor 2006 O.C.E.A.N.E. bonds at EUR 12.81 with a maturity date of 1 January 2006 and with an annual interest rate of 3% that were convertible or exchangeable at the rate of one bond for one share. In the absence of accelerated conversion or amortisation, these bonds had to be redeemed at maturity at 110.905%, or for a par value of EUR 14.20. O.C.E.A. N. E. holders had the option, up till 11 March 2004, inclusive, to exercise their rights to receive shares allotted in this case by making available Group treasury shares, with retroactive effect from 1 January 2004. At the end of this offer, 22,490,577 O.C.E.A.N.E. Arcelor 2006 bonds, i.e. 81.05% of the original issue, had been exchanged for shares and 5,256,793 O.C.E.A.N.E. Arcelor 2006 bonds were redeemed on 22 March at a par value of 13.80607 euros per share.

Arcelor ended fiscal year 2004 with earnings of 707 million euros, primarily from revenues from its holdings.

The general meeting of shareholders will be asked to approve the distribution of a gross dividend of 0.65 euros per share for 2004, compared with 0.40 euro per share for the previous year.

GROUP CONSOLIDATED ACCOUNTS

This document is a free translation in English of a French original document – Arcelor’s consolidated financial statements for the year ended December 31, 2004. This document has been prepared for information only and should not be relied upon for any other purpose. In the event of any ambiguity between this document and the French original, the latter shall prevail.

Consolidated Financial Statements

CONSOLIDATED INCOME STATEMENT

In EUR million, for the year ended 31 December	2004	2003
Revenue (Note 27)	30,176	25,923
Other operating income	437	729
Own work capitalized	515	-255
Cost of raw materials and consumables	-14,759	-12,095
Other external expenses	-6,337	-6,307
Staff costs (Note 21)	-4,868	-5,071
Depreciation and amortisation expenses	-1,225	-1,601
Depreciation and amortisation of goodwill	78	111
Other operating expenses	-823	-696
Operating result	3,194	738
Net financing costs (Note 22)	-367	-321
Share of results in companies accounted for using the equity method	413	140
RESULT BEFORE TAX	3,240	557
Taxation (Note 23)	-523	-141
RESULT AFTER TAX	2,717	416
Minority interests	-403	-159
Net result - Group share	2,314	257
Earnings per share in EUR (Note 14)
- basic	4.26	0.54
- diluted	3.83	0.54

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEET

ASSETS

In EUR million, as at 31 December	2004	2003
Non-current assets
Intangible assets (Note 4)	157	-551
Property, plant and equipment (Note 5)	11,230	8,947
Investments accounted for using the equity method (Note 6)	1,366	1,758
Other investments (Note 7)	528	307
Receivables and other financial assets (Note 8)	684	693
Deferred tax assets (Note 23)	1,284	1,436
TOTAL NON-CURRENT ASSETS	15,249	12,590
Current assets
Inventories (Note 9)	6,801	5,497
Trade receivables (Note 10)	3,757	3,253
Other receivables (Note 11)	1,372	1,378
Cash and cash equivalents (Note 12)	4,043	1,890
TOTAL CURRENT ASSETS	15,973	12,018
TOTAL ASSETS	31,222	24,608

EQUITY AND LIABILITIES

In EUR million, as at 31 December	2004	2003
Shareholders’ equity
Subscribed capital	3,199	2,665
Share premium	5,397	4,795
Consolidated reserves	2,709	-419
Translation reserve	-403	-308
TOTAL SHAREHOLDERS’ EQUITY (NOTE 13)	10,902	6,733
Minority interets (Note 15)	1,415	730
Non-current liabilities
Interest-bearing liabilities (Note 16)	4,348	4,871
Employee benefits (Note 17)	1,652	1,733
Provisions for termination benefits (Note 18)	887	718
Other long-term provisions (Note 19)	920	983
Deferred tax liabilities (Note 23)	629	289
Other liabilities	82	163
TOTAL NON-CURRENT LIABILITIES	8,518	8,757
Current liabilities
Trade payables	4,997	4,348
Interest-bearing liabilities (Note 16)	2,293	1,551
Other amounts payable (Note 20)	2,848	2,194
Provisions for termination benefits (Note 18)	50	82
Other provisions (Note 19)	199	213
TOTAL CURRENT LIABILITIES	10,387	8,388
TOTAL SHAREHOLDERS’ EQUITY, MINORITY INTERESTS AND LIABILITIES	31,222	24,608

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED CASH FLOW STATEMENT

In EUR million, for the year ended 31 December	2004	2003
Operating activities
Result after tax	2,717	416
Profit of companies accounted for using the equity method, net of dividends	-336	-48
Amortisation and depreciation	1,147	1,490
Net movement in provisions	31	85
Profit on disposal of assets	-80	-14
Dividends received	31	29
Changes in working capital	-726	641
Other items	421	-97
CASH FLOWS FROM OPERATING ACTIVITIES (*)	3,205	2,502
Investing activities
Acquisition of tangible and intangible assets	-1,424	-1,327
Acquisition of subsidiary companies, net of cash acquired (Note 3)	-302	-41
Acquisition of financial fixed assets	-414	- 536
Disposal of tangible and intangible assets	107	112
Disposal of subsidiary companies, net of cash disposed of (Note 3)	459	284
Disposal of financial fixed assets	192	399
CASH FLOWS FROM INVESTING ACTIVITIES	-1,382	-1,109
Financing activities
Capital increase of Arcelor S.A.	1,136	—
Other net contributions to shareholders’ equity	-64	85
Dividends paid	-249	-218
Proceeds from borrowings	1,205	1,891
Repayment of borrowings	-1,578	-2,444
Acquisition of 4.56% minority interests in Aceralia	-96	—
CASH FLOWS FROM FINANCING ACTIVITIES	354	-686
Effect of exchange rate fluctuations on cash held	-24	-56
Net increase in cash and cash equivalents	2,153	651
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	1,890	1,239
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	4,043	1,890

(*)	Including taxes paid in an amount of EUR 199 million (2003: EUR 29 million) and net interest paid in an amount of EUR 151 million (2003: EUR 261 million). The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

In EUR million	Subscribed capital Arcelor	Share premium Arcelor	Own shares	Other consolidated reserves	Foreign currency translation	Shareholders’ equity (Note 13)	Minority interests (Note 15)	Total
31 December 2002	2,662	4,791	-745	261	-237	6,732	661	7,393
PROFIT AND LOSS
Profit for the year 2003				257		257	159	416
Foreign exchange differences					-71	-71	28	-43
DISTRIBUTION AND TRANSACTIONS WITH SHAREHOLDERS
Dividends paid				-181		-181	-37	-218
Increase in share capital	3	4				7		7
Purchase of minority interests							-87	-87
Other adjustments			-6	-5		-11	6	-5
31 December 2003	2,665	4,795	-751	332	-308	6,733	730	7,463
First time application of IFRS 3				686		686		686
1 January 2004	2,665	4,795	-751	1,018	-308	7,751	730	8,149
PROFIT AND LOSS
Profit for the year 2004				2,314		2,314	403	2,717
Foreign exchange differences					-95	-95	-64	-159
DISTRIBUTION AND TRANSACTIONS WITH SHAREHOLDERS
Dividends paid				-192		-192	-57	-249
Increase in share capital	534	602				1,136		1,136
Acquisition of CST and Acindar(Note 13.6)				158		158	23	181
Utilisation of and profit on the sale of own shares			387			387	4	391
Other adjustments				-14		-14		-14
Acquisitions and repurchase of minorities				-211		-211	376	165
31 December 2004	3,199	5,397	-364	3,073	-403	10,902	1,415	12,317

The accompanying notes form an integral part of these consolidated financial statements.

APPENDIX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Amounts in EUR million, unless otherwise stated

APPENDIX TO THE CONSOLIDATED FINANCIAL STATEMENT

The consolidated financial statements of the Arcelor Group for the year ended 31 December 2004 are prepared in accordance with International Financial Reporting Standards (“IFRS”) applicable at that date. These standards were partially adapted by the International Accounting Standards Board (“IASB”) in December 2003 and March 2004 (five newly issued standards and fifteen amended existing standards), especially in the context of the deadline of 2005 fixed by the European Union. With the exception of IFRS 3 on business combinations, which came into effect in 2004, and the application of the revised standards IAS 36 and 38 associated with IFRS 3, these standards (new or revised) are only valid from January 1, 2005. The Arcelor Group does not, however, anticipate any significant impacts of the application of these standards (new or revised) on its consolidated financial position.

Note 1 – General

Arcelor S.A. was incorporated under Luxembourg Law on 8 June 2001 in the context of the proposed business combination of Aceralia, Arbed and Usinor, which was completed on 28 February 2002.

The consolidated financial statements as at 31 December 2004 present the financial position of the Company and of its subsidiaries (hereafter “the Group”), as well as the interests of the Group in associated companies and jointly controlled entities.

The Board of Directors approved the consolidated financial statements as at and for the year ended 31 December , 2004 on 16 February 2005 and authorised the publication of said consolidated financial statements on 18 March, 2005. These financial statements will not be final until approved at the annual general meeting of shareholders.

The consolidated financial statements have been prepared in accordance with IFRS. This implies that the Group makes some estimates and assumptions having an impact on the balance sheet and on the income statement for the period. Changes in facts and circumstances may lead the Group to change these estimates.

Note 2 – Accounting policies

1) Statement of compliance

The consolidated financial statements are prepared in accordance with international standards on financial information or “International Financial Reporting Standards” (“IFRS”) as adopted by the International Accounting Standards Board (“IASB”) and with the interpretations of standards as published by the International Financial Reporting Interpretations Committee (“IFRIC”).

The consolidated financial statements have been prepared in accordance with the requirements of Section XVI of the Luxembourg Law of 10 August 1915 on commercial companies, with the specific exception of the accounting and valuation of financial instruments following the adoption of IAS 39. Moreover, the presentation of the consolidated balance sheet and income statement is different from that required by the Law. In the opinion of the Directors, the presentation chosen more appropriately reflects the Group’s financial situation.

Note 29 shows a reconciliation between shareholders’ equity of the Group and the net profit for the year ended December 31, 2004 and the amounts that would have been disclosed had Luxembourg legal and regulatory requirements been followed.

2) Presentation of the consolidated financial statements

The consolidated financial statement are prepared in euro (“EUR”), rounded to the nearest million.

The consolidated financial statements of the Group are prepared on the basis of the historical cost convention with the exception of the following assets and liabilities which are stated at their fair values: derivative financial instruments, investments held for trading and investments available for sale. Hedged assets and liabilities are stated at their fair value with respect to the risks hedged.

Assets intended to be disposed of or consumed during the Group’s normal course of operations, assets held with a view to being sold in the twelve months following the year-end date as well as cash and cash equivalents are considered current. All the other assets are considered non-current.

Liabilities falling due during the Group’s normal course of operations, or in the twelve months following the year-end date, are considered current. All the other liabilities are considered non-current.

3) Consolidation principles

Subsidiaries

Subsidiaries are companies controlled by the Group. Control exists when the Group has direct or indirect control over the financial and operating policies of a company so as to obtain benefits derived from its activities. Control is generally assumed where the Group holds more than half of the voting rights.

The financial statements of the significant subsidiaries are included in the consolidated financial statements from the date when effective control starts until the date when effective control ends.

Investments in non-significant subsidiaries are recorded as non-current assets at their fair value. Gains and losses resulting from this valuation procedure are recorded in the income statement.

Associated companies

Associated companies are companies in which the Group has a significant influence, but no control, over the financial and operating policies. Significant influence is generally assumed where the Group holds at least 20% or more of the voting rights.

The financial statements of associated companies are included in the consolidated financial statements using the equity method, according to which the Group records its share in the net assets of the associated company in its balance sheet from the date when significant influence starts until the date when significant influence ends.

Jointly controlled entities

Jointly controlled entities are companies in which the Group holds joint control over their activities under a contractual agreement.

The financial statements of jointly controlled entities are included in the consolidated financial statements using the equity method, according to which the Group records its share in the net assets of the jointly controlled entity in its balance sheet from the date when joint control starts until the date when joint control ends.

Transactions eliminated through consolidation

Intra-group balances and transactions, as well as unrealised gains resulting from intra-group transactions, are eliminated in the preparation of the consolidated financial statements. Unrealised losses resulting from intra-group transactions are only eliminated to the extent that there is no indication of impairment.

Unrealised gains resulting from transactions with associated companies and jointly controlled entities are eliminated to the extent of the Group’s interest in such companies or entities, against the investment amount of the associated company or jointly controlled entity. Unrealised losses are only eliminated to the extent that there is no indication of impairment.

A listing of the main subsidiaries and the companies accounted for using the equity method is shown in Note 31. A complete listing of Group companies, as at 31 December 2004, will be submitted to the ‘Greffe du tribunal d’arrondissement’ of Luxembourg in the month following the general meeting of shareholders.

4) Business combinations

The Group has applied, since 1 January 2004, IFRS 3—Business combinations in place of IAS 22.

Goodwill

In accordance with IFRS 3:

•	a positive difference between the cost of an acquisition and the acquirer’s interest in the fair value of the identifiable assets and liabilities acquired is accounted for as goodwill and is reported as an asset. Goodwill balances are no longer subject to an annual amortisation charge but are considered at each financial reporting date in order to identify a possible impairment (see paragraph 8 regarding the depreciation of assets);

•	a negative difference between the cost of an acquisition and the acquirer’s interest in the fair value of the identifiable assets and liabilities acquired (negative goodwill) is recorded directly in the result for the period and is no longer accounted for on a deferred basis (carried forward against future losses or taken to results on the basis of the weighted average residual life of the assets acquired). As a result of the first application of this principle, the residual balance of negative goodwill, at 31 December 2003, was transferred in shareholders’ equity at 1 January 2004 (see Note 4).

Stepped acquisitions

When an acquisition is completed by a series of successive transactions, each significant transaction is considered individually for the purpose of the determination of the fair value of the identifiable assets and liabilities acquired and hence for the goodwill associated with the acquisition.

The fair values of the identifiable assets and liabilities acquired can vary at the date of each transaction. When a transaction results in taking control over the entity the interests previously held are re-valued on the basis of the fair values of the identifiable assets and liabilities at that date. The contra posting for this revaluation is recorded directly in shareholders’ equity.

Subsequent purchases, after the Group has obtained control, are treated as the acquisitions of shares from minority shareholders: the identifiable assets and liabilities of the entity are not subject to a further revaluation and the positive or negative difference between the cost of such subsequent acquisitions and the net value of the additional proportion of the company acquired is recorded directly in shareholders’ equity.

Minority interests

The interests of minority shareholders are recorded on the basis of their proportionate interest in the net value of the entity acquired.

5) Foreign currency translation

Transactions in foreign currencies

Transactions denominated in foreign currencies are converted to EUR at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are converted at the foreign exchange rate ruling at that date. Foreign exchange differences arising on conversion are recognised in the income statement.

Non-monetary assets and liabilities denominated in foreign currencies, recorded at historical cost, are converted at the foreign exchange rate prevailing at the date of the transaction.

Financial statements denominated in foreign currencies

Assets and liabilities denominated in foreign currencies, including goodwill and fair value adjustments arising on consolidation, are converted to EUR at the foreign exchange rate ruling at the balance sheet date. The revenues and expenses of foreign currency operations are converted to EUR at the average rate calculated for the period. Foreign exchange differences arising on conversion are recognised directly in shareholders’ equity.

6) Intangible assets

Research and development

Expenditure on research activities, undertaken with a view to acquire new scientific or technical knowledge and understanding, is recognised in the income statement as incurred.

Expenditure on development activities, where research findings are applied for the production of new or substantially improved products and processes is capitalised if the product or the process is considered to be technically and commercially viable and the Group has sufficient resources to complete the development programme.

The expenditure thus capitalised includes the cost of materials, direct labour costs and an appropriate proportion of overheads.

Capitalised development expenditure is stated at cost less accumulated amortisation and impairment losses. Other development expenditure is recognised in the income statement as incurred.

Other intangible assets

Other intangible assets, acquired by the Group, are stated at cost less accumulated amortisation and impairment losses. Expenditure on internally generated goodwill is recognised in the income statement when incurred.

Intangible assets other than goodwill primarily includes the cost of technology and licences purchased from third parties. These intangible assets are amortised on a straight-line basis over a maximum period of five years.

Subsequent expenditure

Subsequent expenditure on intangible assets is capitalised only when it increases the future economic benefits of the specific asset to which it relates and when this cost can be measured and attributed to the asset in a reliable manner. All other expenditure is recognised as an expense when incurred.

Amortisation

Amortisation is recognised as an expense on a straight-line basis over the estimated useful lives of intangible assets.

The estimated useful lives are as follows:

•	patents and trademarks: 5 years

•	capitalised development costs: 5 years

7) Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of an asset created by the Group includes the cost of materials, direct labour costs and an appropriate proportion of overheads. Borrowing costs on loans used to finance the construction of property, plant and equipment are capitalised as part of the cost of the asset until such time that the asset is ready for its intended use.

Property, plant and equipment are subsequently stated at cost less accumulated depreciation less any impairment losses.

Where a tangible fixed asset comprises major components having different useful lives, these components are accounted for as separate items.

The cost of the periodic re-lining of blast furnaces is capitalised and depreciated over the expected production period.

Maintenance and repair costs are recognised as expenses in the period in which they are incurred.

Government grants that assist the Group in the acquisition of property, plant and equipment are deducted from the carrying amount of the related asset and released to the income statement on a straight-line basis over the expected useful life of the associated asset.

Subsequent expenditure

Expenditure incurred in replacing or re-newing components of some items of property, plant and equipment is accounted for as the acquisition of a separate asset and the replaced asset is written off.

Other subsequent expenditure on property, plant and equipment is only recognised as an asset when the expenditure improves the condition of the asset beyond its originally assessed standard of performance.

All other subsequent expenditure is recognised in the income statement as an expense in the period in which it is incurred.

Depreciation

Depreciation is accounted for as an expense on a straight-line basis over the estimated useful lives of property, plant and equipment. Land is not depreciated.

Property, plant and equipment acquired before 1 January 2001 are depreciated over their useful lives, which range from 12 to 20 years for buildings and industrial installations and from 5 to 12 years for other property, plant and equipment.

For other property, plant and equipment the estimated useful lives are as follows:

	Flat products	Long products and Stainless
		Electric arc furnace	Hot-rolling mills
Industrial buildings	25 years	25 years
Technical installations and machinery
Hot phase: new capital expenditure	25 years	15 years	25 years
Hot phase: renovation	15 years	10 years	15 years
Cold phase: new capital expenditure	18 years		18 years
Cold phase: renovation	12 years		15 years
Cold phase: downstream	12 years		12 years
Other		5 –20 years

Leases

Where the Group is the lessee

Leases with respect to significant assets where the Group assumes substantially all of the risks and rewards of ownership are classified as finance leases. Property, plant and equipment acquired by way of finance leases are stated at an amount equal to the lower of the fair value and the present value of the minimum lease payments at the inception of the lease. Each lease payment is allocated between the finance charges and a reduction of the lease liability. The interest element of the finance cost is charged to the income statement over the lease period so as to achieve a constant rate of interest on the remaining balance of the liability.

The depreciation policy of capitalised leased assets is similar to that applied to owned property, plant and equipment. If there is no reasonable certainty that the lessee will obtain ownership at the end of the lease term, the asset is depreciated over the shorter of its estimated useful life or the lease term.

Where a significant portion of the risks and rewards of ownership are retained by the lessor, leases are classified as operating leases. Payments made under operating leases are recognised as an expense in the income statement of the period.

8) Impairment of assets

The carrying amounts of the Group’s assets, other than inventories, deferred tax assets, and assets related to employee benefit plans, are reviewed at each balance sheet date to determine whether there is any indication of impairment. Goodwill arising on the acquisition of companies is allocated to cash generating units which may benefit from synergy effects related to the acquisition.

If any such indication exists for an asset, or for the cash-generating unit to which it belongs, the recoverable amount is estimated.

For intangible assets that are not yet available for use, their recoverable amount is estimated at each balance sheet date.

An impairment loss is recorded immediately where the carrying amount of an asset or a cash-generating unit exceeds its recoverable amount. Impairment losses are recognised as an expense in the income statement.

Calculation of recoverable amount

The recoverable amount of an asset is the higher of its net selling price and its value in use. In assessing its value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

The recoverable amount of investments in held-to-maturity securities and receivables is calculated as the present value of the expected future cash flows, discounted at the original effective interest rate inherent in the asset.

Cash flows on short-term receivables are not discounted.

Reversal of an impairment loss

An impairment loss recognised in prior years is reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. However, the increased carrying amount of an asset due to a reversal of an impairment loss will not exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised for the asset in prior years.

Impairment losses recognised for goodwill are not reversed.

9) Investments in debt and equity securities

Investments held for trading are classified as current assets and are stated at fair value, with any resulting gain or loss being recognised in the income statement. Investments with a fixed maturity date after more than one year, that the Group has the positive intent and ability to hold to maturity, are included in non-current assets and are stated at amortised cost using the effective yield method less impairment losses.

Other investments held by the Group are classified as being available-for-sale and are stated at fair value, with any resulting gain or loss being recognised in the income statement.

The fair value of investments held for trading and investments available-for-sale are taken as the quoted bid price at the balance sheet date. For unquoted securities, a value determined from discounted future cash flows is used.

10) Trade and other receivables

Trade and other receivables are stated at cost less provisions for losses.

11) Inventories

Construction work in progress

Construction work in progress is stated at contract cost increased by the related profit recognised to date less provisions for foreseeable losses and progress billings. Cost includes all expenditure directly related to the projects and an allocation of fixed and variable overheads incurred in the Group’s contract activities.

Other inventories

Raw materials and supplies are stated at the lower of cost (using either the average cost method or the first in first out method) or net realisable value. Finished goods and worki-in-progress are stated at the lower of production cost or net realisable value.

Production cost includes direct raw material and labour costs and a portion of overhead costs, excluding general and administrative expenses. The market value of raw materials and other inventories is based on the net realisable value, including a provision for slow-moving items where appropriate.

12) Cash and cash equivalents

Cash and cash equivalents include cash and short-term investments with a maturity of less than three months from the acquisition date. Short-term investments are valued at market value at the end of each period.

13) Equity

Repurchase of share capital

When share capital is repurchased, the amount of consideration paid, including attributable costs, is recognised as a change in equity. Repurchased / treasury shares are deducted from total shareholders’ equity under the caption ‘Treasury shares’, until they are cancelled.

Dividends

Dividends are recorded as a liability when they are approved by a general meeting of shareholders.

14) Convertible debenture loans

Debenture loans convertible into share capital at the option of the holder, where the number of shares issued does not change with fluctuations in their fair value, are accounted for as compound financial instruments, net of attributable transaction costs. The equity component of the convertible debenture loans is calculated as the excess of the issue proceeds over the present value of the future interest and principal payments, discounted at the prevailing market rate for a similar liability that does not have an associated equity component. The interest expense recognised in the income statement is calculated using the effective interest rate method.

15) Interest-bearing borrowings

Interest-bearing borrowings are recorded at initial cost, less direct attributable transaction costs. They are then recorded at amortised cost with any difference between amortised cost and redemption value being recognised in the income statement over the period of the borrowings on an effective interest rate basis.

16) Employee benefits

Types of pension plans

Defined contribution plans

Defined contribution plans are those plans where the Group pays fixed contributions to an external life assurance or pension fund for certain categories of employees. Contributions are paid in return for services rendered by the employees during the period. They are expensed as they are incurred in line with the treatment of wages and salaries. No provisions are established in respect of defined contribution plans, as they do not generate future commitments for the Group.

Within the Group, defined contribution plans exclusively relate to pension plans. They are, primarily, additional pension plans that serve to complement local legal pension schemes in respect of which the Group pays contributions to social organisations and which are accounted for in the same manner as wages and salaries.

Defined benefit plans

Defined benefit plans are arrangements that provide guaranteed benefits to certain categories of employees, either by way of contractual obligations or through a collective agreement. This guarantee of benefits represents a future commitment of the Group and, as such, a liability is calculated. The provision is calculated by estimating the benefits accumulated by employees in return for services rendered during the period and during prior periods.

Benefits are discounted in order to determine the present value of the future obligation resulting from this type of plan. They are shown in the balance sheet after the deduction of the fair value of the assets that serve to cover them.

The discount rate applied is the yield, at the balance sheet date, on AA credit rated bonds that have maturity dates similar to the terms of the Group’s pension obligations. A qualified actuary performs the underlying calculations annually, using the projected unit credits method.

When the terms and conditions of a plan are modified, the portion of the increased benefit relating to past services by the employees is calculated as an expense in the income statement on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the expense is immediately recognised in the income statement.

In calculating the Group’s obligation in respect of a plan, to the extent that any unrecognised actuarial gain or loss exceeds ten percent of the greater of the present value of the defined benefit obligation and the fair value of the plan assets, it is recognised in the income statement over the expected average remaining working lives of the employees participating in the plan (“corridor policy”). Otherwise, the actuarial gain or loss is not taken into consideration.

Where the calculation results in a benefit to the Group, the recognised asset is limited to the net total of any unrecognised actuarial losses and past service costs and the present value of any future refunds from the plan or reductions in future contributions to the plan.

Within the Group, defined benefit plans relate to complementary retirement schemes, departure indemnities, work medals and health insurance arrangements.

Nature of commitments of defined benefit plans

Complementary retirement schemes

These schemes are provided in addition to the legal minimal pension in respect of which Group companies contribute directly into social organisations and which are accounted for in the same manner as wages and salaries.

Termination payments

Termination payments are generally associated with collective agreements with employees under which indemnities are paid upon normal retirement as well as upon voluntary or involuntary retirement.

Work medals

Work medal programmes are sometimes established under agreements at individual company level. These arrangements represent long-term service award programmes made to employees with certain levels of seniority with their employers.

Health insurance

Health insurance schemes relate exclusively to the US subsidiaries of the group (“post retirement medical care”). For European entities, health insurance is in place by way of obligatory contributions to state health insurance schemes. These contributions are accounted for in the same manner as wages and salaries.

Assets covering commitments relating to defined benefit plans

The commitments in respect of certain retirement plans are wholly, or in part, covered by life assurance policies or pensions funds, depending on the regulations in place in the country in which the benefits are awarded (the concept of “funded obligations”).

Externalised commitments are evaluated by independent specialists.

Remuneration by way of share options

Arcelor S.A. has two share option plans in place as at 31 December 2004. Moreover, options on Usinor shares have been allocated to certain directors and employees of Usinor.

Options on shares were issued at the market value at the date of issue and may be exercised at that price.

No costs linked to these awards have been accounted for in the income statement in accordance with international standards in force at 31 December 2004. When the options are exercised, the cash received less the costs of the transaction are credited to subscribed capital and share premium.

The accounting policy of the Group will be modified on 1 January 2005 pursuant to international standard, IFRS 2 Share-based payments. In accordance with this new standard, options granted after 7 November 2002 will be subject to a specific valuation (corresponding to the fair value of the option at the date of grant) the effects of which will be amortised on a straight-line basis over the period through to the exercise date giving rise to a remuneration charge (see Note 13.3 hereafter).

17) Provisions for termination benefits

The Group recognises an obligation for termination benefits when it is demonstrably committed either to terminating an employee’s contract before the normal retirement date or to encouraging voluntary redundancy. Such termination benefits do not bring future economic benefits (services rendered by employees) to the Group and are immediately recognised in the income statement.

Within the Group, provisions for termination benefits fall into two categories:

Social provisions in the context of restructuring plans

Provisions are recorded when the Group has announced to the entity of the affected employees or to their representatives a social plan that is detailed and formalised in accordance with the requirements of IAS 37. Such social plans either translate into redundancy or early retirement measures.

Benefits are calculated as a function of the approximate number of people whose employment contracts will be terminated. If such benefits are claimable more than twelve months after the end of the period, they are discounted using an interest rate, which corresponds to that of AA credit rated bonds that have maturity dates approximating to the terms of the Group’s obligations.

Early retirement plans

Within the Group, early retirement plans primarily correspond to the practical implementation of social plans. Such early retirement plans are considered effective when the affected employees have been formally informed and when liabilities have been determined using an appropriate actuarial calculation. Early retirement plans can also be linked to collective agreements signed with certain categories of employees.

Liabilities in respect of both of the above scenarios are calculated on the basis of the effective number of employees likely to take early retirement, in accordance with IAS 19. An independent actuary performs the calculation annually. Liabilities are discounted using an interest rate which corresponds to that of AA credit rated bonds that have maturity dates approximating to the terms of the Group’s obligations.

18) Other provisions

A provision is accounted for when the Group has, as a result of a past event or a present obligation (legal or constructive), whose amount can be reliably estimated, and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation.

Technical warranties

A provision for technical warranties is recognised when the underlying products or services are sold. The provision is based on historical warranty data and a weighting of all possible outcomes against their associated probabilities.

Restructuring

A provision for restructuring is accounted for when the Group has approved a detailed formal restructuring plan, and has raised a valid expectation that it will carry out the restructuring by commencing the implementation of the plan or announcing its main features to those affected by it.

Environment

The Group generally estimates provisions related to environmental issues on a case-by-case basis, taking into account applicable legal requirements. A best estimate, based on available information, is calculated, provided that the available information indicates that the loss is probable and can be estimated in a sufficiently reliable manner.

Onerous contracts

A provision for onerous contracts is recognised when the expected economic benefits to be received by the Group under a contract are lower than the unavoidable costs of meeting its obligations under it.

19) Trade and other payables

Trade and other payables are recorded at cost.

20) Deferred taxes

Deferred taxes are calculated for each taxable entity, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities, as determined in accordance with the tax rules in force in the countries in which the Group conducts its operations, and their carrying amounts in the financial statements. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets and liabilities are netted when authorised by local tax authorities.

Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which they can be utilised. Therefore, taking into account the cyclical nature of the business, deferred tax assets may be recognised by companies that have incurred tax losses in previous periods.

21) Revenue recognition, interest and dividend income

Sales of goods and services

Revenue from the sale of goods is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer. Revenue from services rendered is recognised in the income statement in proportion to the stage of completion of the related transaction at the balance sheet date. The stage of completion is assessed according to the work performed. No revenue is recognised if there are significant uncertainties regarding recovery of the amount due, associated costs or the possible return of goods.

Construction contracts

As soon as the outcome of a construction contract can be estimated reliably, contract revenue and expenses are recognised in the income statement in proportion to the stage of completion of the contract. The stage of completion is assessed according to the work performed.

Anticipated losses on a contract are recognised immediately in the income statement.

Interest and dividend income

Interest income is recognised in the income statement on a pro-rata basis, taking into account the effective yield rate.

Dividend income is recognised in the income statement on the date the general meeting approves the dividend payment.

22) Financial risk management

Derivative financial instruments

The Group uses derivative financial instruments, interest rate swaps and forward foreign exchange contracts to hedge its exposure to risks related to foreign exchange, interest rates and raw materials and arising from operating, financing and investment activities.

Derivative financial instruments are initially recognised at cost and subsequently restated at their fair value. Unrealised gains or losses are recognised depending on the nature of the item being hedged.

The fair value of interest rate swaps is the estimated amount that the Group would receive or pay to terminate the swap at the balance sheet date, taking into account current interest rates and the current creditworthiness of the swap counter-parties.

The fair value of forward foreign exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price or forward rate.

Hedge of cash flows

When a derivative financial instrument hedges the variation in cash flows of a firm commitment or a forecast transaction, the effective part of any resultant gain or loss on the derivative financial instrument is recognised directly in equity.

When the firm commitment or forecast transaction results in the recognition of an asset or a liability, the cumulative gain or loss is removed from equity and enters into the initial measurement of the acquisition cost or other carrying amount of the asset or liability.

The ineffective part of any gain or loss is recognised in the income statement. Any gain or loss arising from the time value of the derivative financial instrument is recognised in the income statement.

When a hedging instrument expires, is sold, terminated or exercised, the cumulated unrealised profit or loss on the hedging instrument is maintained in equity for as long as the expected transaction does not occur and is recognised in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer probable, the cumulative net gain or loss, which had been recognised in equity, is reported immediately in the income statement.

Hedge of fair value

Where a derivative financial instrument hedges the variability in fair value of a recognised receivable or payable, any resulting gain or loss on the hedging instrument is recognised in the income statement. The hedged item is also stated at its fair value in respect of the risk being hedged, with any gain or loss being recognised in the income statement.

The fair value of the hedged items, in respect of the risk being hedged, is their carrying amount at the balance sheet date translated to EUR at the foreign exchange rate ruling at that date.

Hedge of net investment in foreign operation

Where a foreign currency liability hedges a net investment in a foreign operation, foreign exchange differences arising on translation of the liability to EUR are recognised directly in equity. Where the hedging instrument is a derivative, any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in equity; the gain or loss relating to the ineffective portion is recognised immediately in the income statement.

Where the hedging instrument is not recognised, the related profit or the loss is recognised in the income statement.

23) Segment reporting

A segment is a distinguishable component of the Group that is engaged either in providing particular products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments.

The Group’s primary segment is defined as the ‘business segment’, while the secondary is the ‘geographical segment’.

Segment assets are operational assets used by the sector in the context of its operating activities. They include attributable goodwill, intangible assets and property, plant and equipment, as well as current assets used in the operating activities of the sector. They do not include deferred tax assets, other investments or receivables and other non-current financial assets. Such assets are shown under the caption ‘Unallocated assets’.

Sector liabilities are liabilities resulting from the activities of a sector, which can either be directly attributed to a sector or can be attributed to it reasonably. They include current and non-current liabilities. They exclude financial debt and deferred tax liabilities. Such liabilities are shown under the caption ‘Unallocated liabilities’.

Note 3 - Consolidation scope

As at 31 December 2004, the scope of consolidation of the Arcelor Group includes, in addition to Arcelor S.A., 361 fully consolidated companies (31 December 2003: 442 fully consolidated companies). Furthermore, the Group accounts for 185 companies using the equity method (31 December 2003: 227 companies using the equity method). The reduction in the number of fully consolidated companies is primarily associated with the exclusion from the scope of the consolidation, from 1 January 2004, of 59 non-significant entities. In the same context, two entities were excluded from the companies previously accounted for using the equity method. In addition, the Group has also completed a number of acquisitions and disposals, the principal transactions being:

Acquisitions

CST

At 31 December 2003 the Arcelor Group held a 29.61 % interest in Companhia Siderúrgica de Tubarão (CST - Brazil, Flat Carbon Steel). During 2004 the Group obtained control of CST through a stepped acquisition which commenced in 2003 and was realised through the exercise of the share sale-purchase option agreement as negotiated with the other shareholders which were parties to the CST shareholders’ agreement.

The first stage of the acquisition procedure in 2004 was the acquisition of 20.11% on 29 July 2004 after which Arcelor held a 49.72% interest in CST. On 14 October 2004 the waiver of the shareholders’ agreement, to the benefit of Arcelor, of all rights previously held by the other parties, in particular JFE Steel Corporation (JFE), the other Japanese shareholders and California Steel Industries Inc (CSI) over the CST shares. These waivers gave the Group effective control over the options previously held by Companhia Vale C Rio Doce (CVRD) and ACESITA over the ordinary shares subject to the CST shareholders’ agreement.

On the same date, the Group concluded final agreements with CVRD, JFE, the other Japanese shareholders and CSI (all parties to the CST shareholders’ agreement). These agreements related to the transfer of rights and obligations on options to acquire ordinary shares in CST. The conclusion of these agreements enabled Arcelor to fully consolidate CST with effect from 1 October 2004 with an effective controlling interest of 71.23%.

This increase is explained as follows:

•	14 October: the agreements referred to above, in particular the transfer of rights and obligations relating to ordinary shares in CST, enabled the Group to consider these shares in the percentage of the total interest controlled in accordance with IFRS 3. These agreements related to 24.51% of the voting shares or 9.46% of the total issued shares of CST;

•	3 November: conclusion of the sale-purchase agreement signed with ACESITA, increasing the level of control of the Group by 10.74% and the total percentage of interest by 4.14%;

•	17 December: conclusion of the sale-purchase agreement signed with CVRD, increasing the level of control of the Group by 20.51 % and the total percentage of interest by 7.91%.

In addition, on 7 December 2004 the Group purchased ordinary shares held by the pension funds of the employees of CST (FUNSSEST) and thus increased its level of control to 94.71% and its percentage of total interest to 73.34% (or 70.20% and 63.89% respectively on the basis of the sale-purchase agreements negotiated with JFE, the other Japanese shareholders and CSI).

Acindar

On 7 May 2004, Arcelor took control of Acindar (Industria Argentina de Aceros S.A., Argentina, Long Carbon Steel), via its subsidiary company Belgo-Mineira (Brazil, Long Carbon Steel), by increasing its participation from 20.40% to 66.06%. Considering the minority shareholders of BelgoMineira, the net interest of Arcelor in Acindar is 35.6%. Acindar, previously accounted for using the equity method, has been fully consolidated with effect from 1 May 2004.

In addition, on 3 October 2004, following the exercise by Belgo-Mineira of the conversion options attached to the share warrants held, the interest of the Group increased from 66.06% to 72.68%. At 31 December 2004 the net interest of the Group in Acindar was 41.04%.

Other acquisitions

The Group also acquired, in April 2004, the control of Ravené Schäfer GmbH (in the past DEAG) (Germany, Distribution, Processing, Trading).

In addition, Arcelor proceeded during 2004 with significant repurchases of minority interests.

On 8 January 2004, the general meeting of Aceralia agreed the launch of a public offer to purchase (tender offer) all of its shares as held by minorities at a bid price of EUR 17 per share. At the end of the offer period, the offer having been made in respect of 6 207 061 shares, that is 4.97% of the issued share capital, 5 006 342 shares were acquired. These shares were withdrawn from the market on 2 March 2004.

At 31 December 2004 the distribution of the share capital of Aceralia is established as follows: Arcelor (95.59%), own shares held (4.01%) and other minority shareholders (0.4%). Given that the voting rights attached to the shares held by the company are suspended, the percentage of control and the effective percentage interest of Arcelor is established at 99.58%.

Since 23 December 2004 Arcelor holds 100.0% of its subsidiary company Stahlwerke Bremen (Germany, Flat Carbon Steel) following the acquisition of 30.3% previously held by a minority shareholder: BIG (Bremer Investitions-Gesellschaft).

Disposals

On 19 March 2004 Arcelor completed the sale of its participation (96%) in Thainox Steel Ltd (Thailand, Stainless Steel).

On 12 May 2004 Arcelor concluded an agreement for the transfer of two Spanish wire-drawing mills: Emesa Trefileriá SA and Industrias Gálycas SA (Spain, Long Carbon Steel) to the Portuguese company Socitrel.

On 2 June 2004 Arcelor announced the transfer of its shareholding in J&L Specialty Steel (United States, Stainless Steel) to Allegheny Technologies in accordance with the terms of a contract signed on 17 February 2004.

On 3 June 2004 Arcelor and Bagoeta SL, the majority shareholder of Conducciones y Derivas SA (Condesa), concluded a sale and purchase agreement relating to the Tubes activity of the Arcelor group. The companies obtained the authorisation of the relevant competition authorities. Arcelor sold to Bagoeta SL 100% of the capital of the following companies: Arcelor Tubes SA; Alessio Tubi Spa; Exma SA; and Aceralia Tubos SL together with 5% of the capital of Industube (the remaining 5% of the capital of Industube was sold to a different associated company) and 30% of the capital of Condesa. The 18% interest retained in Condesa by the Arcelor Group was the subject of an option agreement by Bagoeta SL signed in the third quarter of 2004.

On 22 June 2004 Arcelor sold its 100% subsidiary company Aciérie of the Atlantic SAS (Spain, Long Carbon Steel) to Siderúrgica Añón SA.

On 22 July 2004 Arcelor and the SNCI completed the transfer of the entire share capital held in IEE International Electronics & Engineering SA (Luxembourg, Other Activities), a company specialised in the development of automotive safety sensors, to Apax Partners and BGL Investment Partners, Luxempart together with the management of IEE.

On 23 July 2004 Arcelor and the investment fund, Chequers Capital, concluded an agreement for the acquisition, by the finance company Mistral, of the share holding controlled by Chequers Capital, for a price of EUR 5 per share of the 36% interest held by the Group in IMS-International Metal Service (France, Distribution, Processing, Trading).

Arcelor sold, at the end of July 2004, its 100% participation in J&F Steel LLC (United States, Distribution, Processing, Trading) to Ryerson-Tull.

On 30 November 2004 Arcelor and the Duferco group signed a draft-agreement for the recovery by Duferco of the 40% participation held by Arcelor in Carsid (Belgium, Flat Carbon Steel). This transaction was finalised on 15 December 2004.

Finally, within the framework of a general reorganisation of the structure and shareholdings of the Gonvarri group during the final quarter 2004, Arcelor sold 25% of its participation and reduced its interest from 60% to 35%. These transactions included, in particular, the transfer of 36.05% in Gonsider SL by Aceralia as well as the contribution by Usinor of its participation of 30% in Gonvarri Industrial in Holding Gonvarri. From the completion of these transactions only Arcelor participates in the Gonvarri group.

The fair value of the net assets acquired is presented below:

In EUR million	2004	2003
Intangible assets	3	—
Tangible assets	2,570	157
Interests in companies accounted for using the equity method	—	10
Other investments	62	—
Debtors and financial assets (commercial and other)	290	6
Inventories	248	—
Cash and cash equivalents	257	4
Net deferred tax (liabilities) / assets	-345	43
Interest-bearing loans	-631	-3
Provisions for pensions and similar benefits	—	-3
Other provisions	-50	-1
Creditors (suppliers and others)	-175	-6
Minority interests	-624	—
Fair value of net assets acquired	1,605	207
Elimination of the contribution of companies previously accounted for using the equity method	-504	—
Net goodwill recorded	-78	-30
Revaluation of interests previously held	-186	—
Total acquisition costs	837	177
Cash and cash equivalents acquired	-257	-4
Amounts paid during prior periods	-74	-115
Amounts to be paid in subsequent periods	-204	-17
OUTFLOW RESULTING FROM ACQUISITIONS	302	41

The CST acquisition has been recorded as a stepped acquisition in accordance with the requirements of IFRS 3. The fair value exercise in respect of the identifiable assets and liabilities acquired was completed as at 1 October 2004, being the date from which CST was fully consolidated in the Group financial statements. The fair value of the net assets acquired was EUR 1,385 million, reduced by the acquisition price of (EUR 721 million) and by the contribution previously recorded under the equity method (at the end of September 2004 of EUR 504 million) giving goodwill of EUR 160 million. This goodwill, calculated on the total interests of the Group, comprises:

•	negative goodwill of EUR 37 million for the acquisitions made prior to the Group obtaining control;

•	a revaluation of the fair value of the historical participation. Considering the purchase of interests after control had been obtained the revaluation of equity rose to EUR 123 million.

In order to reconcile the cash flows associated with the acquisition the consideration paid by the Group in 2004 associated with CST was EUR 418 million. This is determined on the basis of the acquisition price of EUR 721 million, the amount to be paid in 2005 to JFE, the other Japanese shareholders and CSI of EUR 162 million and the net cash acquired in CST of EUR 141 million.

With respect to Acindar, the fair value of the identifiable assets and liabilities acquired at 1 May 2004 was EUR 220 million, corresponding to the share of Belgo-Mineira in Acindar. With an acquisition price of EUR 116 million (options of conversion into shares related to the warrants for EUR 32 million being an intra-group transaction), a goodwill of EUR 104 million was determined, being analysed as follows:

•	negative goodwill of EUR 41 million, the Group’s share on acquisition at 1 May 2004 being EUR 21 million;

•	a revaluation of the historical participation to the fair value and a negative goodwill recorded in shareholders’ equity relating to the conversion of the warrants (dilution of minority) totalling EUR 63 million, of which the Group share was EUR 35 million.

The positive cash receipt to the Group of EUR 116 associated with the Acindar acquisition corresponds to the net cash and cash equivalents held by Acindar as at 1 May 2004 as reduced by the payments made by the Group of EUR 74 million in previous years and the obligation to make further payments in the form of annual instalments, totalling EUR 42 million per annum, through to 2011.

The fair value of the net assets disposed of is presented below:

In EUR million	2004	2003
Intangible assets	2	—
Tangible assets	168	120
Interests in companies accounted for using the equity method	211	97
Other participations	14	2
Debtors and financial assets (commercial and other)	328	162
Inventories	246	186
Cash and cash equivalents	48	19
Net deferred tax liabilities	-4	-3
Interest-bearing loans	-207	-149
Provisions for pensions and similar benefits	-24	-5
Other provisions	-8	-7
Creditors (suppliers and others)	-339	-160
Minority interests	—	-23
Fair value of assets disposed of	435	239
Write-back of net goodwill recorded	—	-13
SUB-TOTAL (2)	435	226
DISPOSAL PRICE (1)	515	339
PROFIT ON DISPOSAL (1)-(2)	80	113
Cash and cash equivalents disposed of	-5	-11
Repayment of debts towards companies disposed of	-11	-13
To be received in subsequent periods	-40	-31
INFLOW RESULTING FROM DISPOSALS	459	284

Note 4 - Intangible assets

December 31, 2004 in EUR million	Goodwill on acquisition	Concessions, patents, licenses and similar rights	Other	TOTAL
Gross opening balance	-766	239	228	-299
First application of IFRS 3	1,032	—	—	1,032
Gross opening balance - restated	266	239	228	733
Acquisitions	—	26	45	71
Disposals	—	-40	—	-40
Changes in consolidation scope	—	-6	2	-4
Foreign exchange differences	-1	-1	—	-2
Transfers and other movements		9	-18	-9
GROSS CLOSING BALANCE	265	227	257	749
Opening cumulative amortisation	121	-175	-198	-252
First application of IFRS 3	-356	—	—	-356
Opening cumulative amortisation - restated	-235	-175	-198	-608
Acquisitions and disposals	—	40	—	40
Changes in consolidation scope	—	7	4	11
Impairement	-12	—	—	-12
Amortisation charge	—	-34	-8	-42
Foreign exchange differences	2	—	—	2
Transfer and other movements	3	-6	20	17
CLOSING CUMULATIVE AMORTISATION	-242	-168	-182	-592
OPENING NET BOOK VALUE	-645	64	30	-551
CLOSING NET BOOK VALUE	23	59	75	157

December 31, 2003 in EUR million	Goodwill on acquisition	Concessions, patents, licenses and similar rights	Other	TOTAL
Gross opening balance	-1,041	216	235	-590
Acquisitions	-30	33	1	4
Disposals	23	-3	-3	17
Changes in consolidation scope	-50	—	—	-50
Foreign exchange differences	3	-2	1	2
Other	329	-5	-6	318
GROSS CLOSING BALANCE	-766	239	228	-299
Opening cumulative amortisation	-5	-144	-211	-360
Acquisitions and disposals	-10	2	—	-8
Amortisation charge	111	-38	—	73
Foreign exchange differences	—	1	—	1
Other	25	4	13	42
CLOSING CUMULATIVE AMORTISATION	121	-175	-198	-252
OPENING NET BOOK VALUE	-1,046	72	24	-950
CLOSING NET BOOK VALUE	-645	64	30	-551

4.1 - Positive goodwill on acquisition

ANALYSIS OF NET POSITIVE GOODWILL ON ACQUISITION 2004

In EUR million	Net value 2003	Depreciation	Other	Net value 2004
Usinor / S3P	8	—	—	8
Avis Steel	1	—	-1	—
Arcelor Profil	3	—	—	3
Galtec	3	—	—	3
Weha Edelstahl	2	—	-2	—
CFA	10	-10	—	—
Haironville Portugal	2	—	—	2
Belgo Mineira / Dedini	—	—	5	5
Trefilados Mexico	2	-2	—	—
Other	—	—	2	2
TOTAL	31	-12	4	23

ANALYSIS OF NET POSITIVE GOODWILL ON ACQUISITION 2003

In EUR million	Net value 2002	Acquisitions	Appropriation	Other	Net value 2003
Sollac / S3P	9	—	-1	—	8
Avis Steel	2	—	—	-1	1
ProfilARBED Distribution France	4	—	—	-4	—
Arcelor Profil	—	—	-1	4	3
Galtec	5	—	-2	—	3
Weha Edelstahl	3	—	-1	—	2
CFA	—	13	-3	—	10
Haironville Portugal	—	2	—	—	2
Trefilados Mexico	—	2	—	—	2
TOTAL	23	17	-8	-1	31

The positive goodwill relating to the companies accounted for using the equity method are recorded under the heading “Investments accounted for using the equity method”.

4.2 - Negative goodwill on acquisition

ANALYSIS OF NET NEGATIVE GOODWILL ON ACQUISITION 2004

In EUR million	Net value 2003	First application of IFRS 3	Net value 2004
La Magona	10	-10	—
Cockerill Sambre	496	-496	—
Arbed/Aceralia	74	-74	—
APSL	40	-40	—
BMP Siderurgica S.A.	28	-28	—
Investissements Technologies	14	-14	—
Alinox	2	-2	—
Other	12	-12	—
TOTAL	676	-676	—

Negative goodwill, with a net value of EUR 676 million at December 31, 2003, was transferred directly to shareholders’ equity on January 1, 2004 on the first application of IFRS 3 - business combinations.

ANALYSIS OF NET NEGATIVE GOODWILL ON ACQUISITION 2003

In EUR million	Net value 2002	Acquisitions	Appropriation	Disposal	Other	Net value 2003
La Magona	12	—	-2	—	—	10
Cockerill Sambre	673	—	-103	-13	-61	496
Arbed/Aceralia	362	—	-5	—	-283	74
APSL	—	43	-3	—	—	40
BMP Siderurgica S.A.	—	30	-2	—	—	28
Investissements Technologies	—	17	-3	—	—	14
Alinox	—	3	-1	—	—	2
Other	22	4	—	—	-14	12
TOTAL	1,069	97	-119	-13	-358	676

Note 5 - Property, plant and equipment

In EUR million	Land and Buildings	Plants and machinery	Prepayments and fixed assets under construction	Other	Total
Gross opening balance	3,152	12,930	780	703	17,565
Changes in consolidation scope	288	2,047	189	67	2,591
Disposals	-79	-463	-37	-89	-668
Acquisitions	103	284	917	49	1,353
Foreign exchange differences	-46	-241	-20	-9	-316
Transfers	92	662	-805	15	-36
GROSS CLOSING BALANCE	3,510	15,219	1,024	736	20,489
Opening cumulative depreciation	-1,043	-7,129	-15	-431	-8,618
Changes in consolidation scope	13	-167	3	-34	-185
Disposals	52	417	13	79	561
Depreciation charge	-144	-880	-1	-104	-1,129
Impairment	-3	-20	-1	0	-24
Foreign exchange differences	16	75	0	6	97
Other	-14	29	0	24	39
CLOSING CUMULATIVE DEPRECIATION	-1,123	-7,675	-1	-460	-9,259
OPENING NET BOOK VALUE	2,109	5,801	765	272	8,947
CLOSING NET BOOK VALUE	2,387	7,544	1,023	276	11,230

As at December 31, 2004 the gross value of capitalised finance leases is EUR 131 million (2003: EUR 101 million) and the net value of finance leases amounted to EUR 85 million (2003: EUR 49 million).

Tangible fixed assets with a carrying value of EUR 279 million have been pledged as guarantees of financial debt (2003: EUR 157 million).

The acquisitions of EUR 1 353 million in 2004 include assets with a cost of EUR 94 million with the exclusive objective of preventing, reducing or rectifying damage to the environment. These environmental investments relate primarily to the reduction of emissions to the atmosphere (dust and gas).

An analysis by country and nature of the environmental investment is presented is as follows:

In EUR million	Protection of ambient air and climate	Noise and vibration (excluding the working environment)	Effluent management	Waste management	Protection and remediation of soil, ground water and surface water	Total
Belgium	24	—	2	1	1	28
France	15	1	4	1	2	23
Spain	13	—	2	—	1	16
Brazil	7	1	1	7	—	16
Luxembourg	—	8	—	—	1	9
Germany	2	—	—	—	—	2
TOTAL	61	10	9	9	5	94

Note 6 - Investments in companies accounted for using the equity method

In EUR million	Value accounted for using the equity method	Net goodwill	Total
BALANCE AT DECEMBER 31, 2003	1,711	47	1,758
Acquisitions	47	—	47
Disposals	-141	8	-133
Profit for the year	413	—	413
Dividends paid	-77	—	-77
Changes in the consolidation percentage	-670	-16	-686
First time application of IFRS 3	—	10	10
Foreign exchange differences	-7	-4	-11
Increase in capital	17	—	17
Other	29	-1	28
BALANCE AT DECEMBER 31, 2004	1,322	44	1,366

The net value of quoted companies accounted for under the equity method is EUR 153 million at December 31, 2004 (2003: EUR 579 million). The market value of these companies is EUR 215 million at December 31, 2004 (2003: EUR 654 million). In each case the reduction is primarily related to the change in the method of consolidation of method of CST.

The net value of unquoted companies accounted for under the equity method is EUR 1,213 million (2003: EUR 1,179 million) which is not significantly from their market value.

The primary investments in associated companies and jointly controlled entities are as follows:

In EUR million	% holding at year end 2004	Total assets as of 31 December 2004	% holding at year end 2003	Total assets as of 31 December 2003
Associated companies
FLAT CARBON STEEL
CST (Brazil)	—	—	29.6%	424
Gestamp (Spain)	35.0%	129	35.0%	109
Gonvarri Industrial (Spain)	35.0%	96	59.8%	181
Holding Gonvarri SRL (Spain)	35.0%	92	58.8%	60
CLN (Italy)	35.0%	70	35.0%	68
Borcelik (Turkey)	40.3%	54	40.3%	50
Carsid (Belgium)	—	—	40.0%	16
Cia Hispano-Brasileira de Pelotização (Brazil)	49.1%	19	49.1%	12
Dosol Galva (Canada)	20.0%	13	20.0%	14
STAINLESS STEEL
Acesita (Brazil)	27.7%	153	27.7%	111
DISTRIBUTION-PROCESSING-TRADING
Condesa (Spain)	—	—	48.8%	53
IMS (France)	—	—	36.0%	44
Traxys SA (Luxembourg)	50.0%	27	50.0%	22
Hierros y Aplanaciones (Spain)	—	—	15.0%	11
LONG CARBON STEEL
LME (France)	34.0%	30	34.0%	17
Société Nationale de Sidérurgie (Morocco)	7.5%	11	8.5%	12
San Zeno Acciai–Duferco (Italy)	49.9%	9	49.9%	9
OTHER ACTIVITIES
Soteg (Luxembourg)	20.0%	24	20.0%	13
Groupe Atic (France)	42.3%	22	45.1%	19
Jointly controlled entities
LONG CARBON STEEL
TrefilARBED Kiswire (Korea)	50.0%	78	50.0%	74
Aquarius (Brazil)	50.0%	47	—	—
OTHER ACTIVITIES
Ensemble DHS (Germany)	51.3%	394	51.3%	361
Various associated companies and jointly controlled entities	—	98	—	78
TOTAL		1,366		1,758

The principal elements of goodwill relating to companies accounted for using the equity method are as follows:

In EUR million	Net amount 2004	Net amount 2003
Acesita	44	48
CST	—	16
Groupe DHS	—	-10
Carsid	—	-8
Other	—	1
TOTAL	44	47

Note 7 - Other investments

	Shares in affiliated companies			Participating interests			Other securities			Total
In EUR million	Gross value	Depr.	Net value	Gross value	Depr.	Net value	Gross value	Depr.	Net value	Gross value	Depr.	Net value
BALANCE AT DECEMBER 31, 2003	458	-332	126	171	-100	71	161	-51	110	790	-483	307
Acquisitions	56	—	56	1	—	1	48	—	48	105	—	105
Disposals	-12	2	-10	-11	11	—	-32	—	-32	-55	13	-42
Increase in capital	41	—	41	4	—	4	—	—	—	45	—	45
Scope variations	132	-6	126	12	1	13	-5	2	-3	139	-3	136
Depreciation	—	-20	-20	—	-3	-3	—	3	3	—	-20	-20
Foreign exchange differences	-3	—	-3	—	—	—	—	—	—	-3	—	-3
Other movements	-40	42	2	-13	7	-6	11	-7	4	-42	42	—
BALANCE AT DECEMBER 31, 2004	632	-314	318	164	-84	80	183	-53	130	979	-451	528

The main acquisitions of the year in include the acquisition of a 12% holding, for EUR 36 million, in the joint venture involving Bao Steel on one hand and Nippon Steel and Arcelor on the other hand. In addition, the Group also acquired the Argentinian company Fortunato Bonelli (EUR 26 million) and the German company Didier M&P Energietechnik (EUR 14 million).

The main disposal of the year was Telindus (EUR 26 million).

The main increase in capital of the years was in respect of Arceo (EUR 16 million).

The scope reduction, from January 1, 2004, by 59 nonsignificant companies led to an increase of EUR 112 million (shares in affiliated companies).

Other movements include the liquidation of Cockerill Sambre DRC (EUR 36 million) and Cockerill Yard Hoboken (EUR 9 million) whose shares were fully depreciated.

Note 8 - Receivables and other financial assets

RECEIVABLES ASSOCIATED WITH INVESTMENTS, LOANS AND OTHER FINANCIAL ASSETS

In EUR million	Gross value	Depreciation	Net value
BALANCE AT DECEMBER 31, 2003	839	-146	693
Increase	275	—	275
Repayments	-169	36	-133
Depreciation	—	-24	-24
Scope variations	-92	1	-91
Other movements	-25	-8	-34
Foreign exchange differences	-4	1	-3
BALANCE AT DECEMBER 31, 2004	824	-140	684

In EUR million	2004	2003
Siderùrgica Añon	41	—
Acindar	—	121
Allegheny Technologies	30	1
Bagoeta SL	57	—
Carsid	45	89
Duferco	—	17
Forcast international	—	7
ThyssenKrupp Stahl	—	13
SODISID loans	9	11
SODISID securitisation	21	30
Guarantee deposits	141	142
Revaluation of interest rate and exchange rate hedge instruments (Note 25)	86	68
Net assets related to funded obligations	26	10
Other	228	184
TOTAL	684	693

Note 9 - Inventories

Inventories are detailed below, distinguishing between those held at historic cost and those valued at net realisable value.

At December 31, 2004 inventories are valued as follows:

In EUR million	Inventories at historic cost	Inventories at net realisable value	Total
Raw materials and stock	969	1,807	2,776
Work in progress	689	808	1,497
Finished goods	485	1,527	2,012
Contracts in progress	88	—	88
Spares	48	361	409
Advances and prepayments on orders	19	—	19
TOTAL	2,298	4,503	6,801

At December 31, 2003 inventories are valued as follows:

In EUR million	Inventories at historic cost	Inventories at net realisable value	Total
Raw materials and stock	629	1,365	1,994
Work in progress	607	750	1,357
Finished goods	471	1,177	1,648
Contracts in progress	95	—	95
Spares	93	293	386
Advances and prepayments on orders	17	—	17
TOTAL	1,912	3,585	5,497

Impairments made in order to value inventories at their net realisable value amount to EUR 560 million as at 31 December 2004 (2003: EUR 531 million).

Note 10 - Trade receivables

In EUR million	2004	2003
Gross amount	3,889	3,431
Depreciation	-132	-178
TOTAL	3,757	3,253

Note 11 - Other receivables

In EUR million	2004	2003
Taxation recoverable	126	158
Other advance payments to public authorities	430	288
Revaluation of exchange hedge instruments (Note 25)	45	16
Revaluation of raw material hedge instruments (Note 25)	48	50
Prepaid expenses	61	71
Other receivables	662	795
TOTAL	1,372	1,378

Note 12 - Cash and cash equivalents

In EUR million	2004	2003
Marketable securities	2,298	1,024
Cash at bank and in hand	1,392	687
Short term deposits	353	179
TOTAL	4,043	1,890

Note 13 - Equity

13.1 - Issued capital and share premium

At the conclusion of the Public Exchange Offers in February 2002, 118,792,739 Aceralia shares (representing 95.03%), 11,559,672 Arbed shares (representing 99.45%) and 245,697,269 Usinor shares (representing 97.58%) were converted into 528,354,061 Arcelor shares. These shares were added to the 6,450 existing shares issued on the incorporation of Arcelor SA on 8 June 2001.

The contribution of shares in Arcelor SA was determined based on a EUR 14 value per share for a total amount of EUR 7,397 million. This contribution is recorded as EUR 2,642 million issued capital and EUR 4,755 million as share premium.

Within the framework of the exercise of the facility for the exchange of the shares in Usinor for Arcelor shares, 104,477 shares were issued on April 9, 2004 (674,387 in 2003) leading to a new issue of capital of EUR 1 506 558 (including EUR 522,385 of share capital and EUR 984,173 share premium). At December 31, 2004, Arcelor SA holds 99.63% of Usinor’s shares (taking into account the own shares held by Usinor SA).

On July 27, 2004, in the context of the public offer of new shares, Arcelor SA issued 106,629,054 new shares for a total of EUR 1,133,659,382, comprising EUR 553,145,270 share capital and EUR 600,514,112 share premium.

At December 31, 2004, subscribed capital comprises 639,774,327 ordinary shares fully paid up with a nominal value of EUR 3 198,871,635. The share premium amounts to EUR 5,396,604,061.

The authorised share capital amounts to five billion euros.

The evolution of the number of shares in issue is as follows:

Number of shares (thousand)
December 31, 2002	532,666
Capital increase	675
December 31, 2003	533,041
Capital increase	106,733
December 31, 2004	639,774

13.2 - Exchange differences

The movements in exchange differences of EUR -95 million (2003: EUR -71 million) are primarily due to the effects of the depreciation of the US dollar compared to the EUR, together with the termination of the hedging of the investments in the Group’s Brazilian interests, that adopt the US dollar as their functional currency, with US dollar denominated debt.

13.3 - Share option plan

On June 30, 2003 Arcelor SA established its first share option plan.

1,300,000 share options were granted to 73 beneficiaries. Following the new issue of shares, on July 27, 2004, the number of share options was adjusted to 1,336,282 shares at the exercise price of EUR 9.67 against EUR 9.94 before the this new issue.

On June 30, 2004 a second share option plan was established comprising the grant of 1 180 000 options to 91 beneficiaries. The exercise price was fixed at EUR 13.48 per share. Following the new issue of capital of July 27, 2004, the number of allotted options was adjusted to 1,212,942 and the exercise price was adjusted to EUR 13.11.

Furthermore, the beneficiaries of the Usinor share option plans have the option of converting their Usinor shares into Arcelor shares.

At December 31, 2004 Usinor had two share option plans in place:

The first plan, concluded on November 21, 1997, covering 1,374,000 shares attributable to 295 beneficiaries expired on November 21, 2004. On the termination of the plan 950,900 shares were issued;

The second plan, concluded on March 7, 2000, covers 2,380,000 shares attributable to 460 beneficiaries. 6,300 shares were issued during 2004.

The movements in the number of outstanding share options in the period were as follows:

Number of share options	2004	2003
Options at the beginning of year	4,679,500	3,465,400
Options issued during year	1,249,224	1,300,000
Options exercised during year	-957,200
Options expired during year	-247,700	-85,900
OPTIONS AT THE END OF YEAR	4,723,824	4,679,500

Outstanding options as at December 31, 2004:

Maturity date	Exercise price (in EUR)	Number of options
April 7, 2003 - April 7, 2007	15.24	2,174,600
July 1, 2006 - June 30, 2010	9.67	1,336,282
July 1, 2007 - June 30, 2011	13.11	1,212,942
TOTAL		4,723,824

Pursuant to the new standard IFRS 2 Share-based payments, plans granted after November 7, 2002 will be subject to specific valuations by the Group as from January 1, 2005. The two Arcelor plans, granted on June 30, 2003 and June 30, 2004 will crystallise, in this context, a charge direct to equity of EUR 2.66 million on January 1, 2005. The charge to the result in 2005 associated with these plans is estimated at EUR 2.70 million.

13.4 - Own shares

	Number of Shares	Value (In EUR million)
December 31, 2002	54,667,232	756
Acquisitions	511,715	4
Disposals	-534,158	-4
December 31, 2003	54,644,789	756
Acquisitions	1,251,818	19
Disposals	-29,094,200	-408
December 31, 2004	26,802,407	367

Disposals include the use of 22,490,577 shares in the early redemption of the convertible O.C.E.A.N.E. 3% bonds, originally falling due on January 1, 2006.

13.5 - Dividends

The Board of Directors will propose a gross dividend of EUR 0.65 per share which will be paid on May 2, 2005. These financial statements do not reflect this dividend which is subject to the approval of the shareholders at the annual general meeting to be held on April 29, 2005.

13.6 - Revaluation of stepped acquisitions

In accordance with the requirements of IFRS 3 - Business combinations, the shares of Acindar and CST already held at the time that the Group established control over said entities were subject of a revaluation resulting in an increase in the consolidated shareholders’ equity of EUR 181 (of which EUR 158 million is the Group share: respectively EUR 123 million for CST and EUR 35 million for Acindar).

Note 14 - Earnings per share

The basic earnings per share is calculated by dividing the net profit (Group share) by the weighted average number of shares in issue during the period, excluding the average number of ordinary shares purchased and held by the Group.

	2004	2003
Net profit (Group share in EUR million)	2,314	257
Weighted average number of shares in issue	543,784,725	478,278,668
Earnings per share (in EUR)	4.26	0.54

The diluted earnings per share is calculated by taking the financial instruments giving access to the capital of the Company, whether they are issued by the Company itself or by one of its subsidiaries. The dilution is calculated, instrument-by-instrument, taking into account the conditions existing at the balance sheet date, and excluding anti-diluting instruments. Furthermore, the net profit is adjusted so as to eliminate the financing charge net of tax corresponding to the diluting instruments.

When funds are collected at the time of the exercise of rights (case of the scrip certificates and options), they are recorded in priority with the repurchase of shares at market prices, and this only if it is higher than the price of the exercise of the right.

In each case, funds are taken into account on a pro-rata basis in the year of issue of the diluting instrument and on the first day of the following financial year.

	2004	2003
Net profit used for the calculation of diluted earnings per share (in EUR million)	2,350	257
Weighted average number of shares in issue, used for the calculation of diluted earnings per share	613,391,132	478,278,668
Diluted earnings per share in EUR	3.83	0.54

Note 15 - Minority interests

In the year ended 31 December 2004 minority interests increased by EUR 685 million, including EUR 376 million relating to variations in the consolidation scope, primarily CST (EUR 511 million), Acindar (EUR 113 million) and Aceralia (EUR 158 million). The share of the minority of the 2004 result also contributed to an increase in the minority interests of EUR 403 million.

In the year ended 31 December 2003 minority interests increased by EUR 69 million, notably due to the inclusion of the result of the minority in the 2003 result (EUR 159 million). This increase was partially offset by dividend payments to minorities (EUR 37 million) and consolidation scope adjustments (EUR 87 million).

Note 16 - Interest-bearing liabilities

In EUR million	2004	2003
Convertible debenture loans	657	1,488
Non-convertible debenture loans	2,455	1,914
Amounts owed to credit institutions	786	1,268
Amounts owed on fixed assets held under finance leases	82	35
Fair value of interest rate hedge instruments (Note 25)	2	3
Borrowings and other financial debt	366	163
Long term borrowings	4,348	4,871
Short term element of convertible debenture loans	484	—
Short term element of non-convertible debenture loans	115	57
Amounts owed to credit institutions	187	220
Commercial paper	487	619
Current bank borrowings	178	215
Amounts owed on fixed assets held under finance leases	8	5
Accrued interest payable	92	110
Fair value of interest rate hedge instruments (Note 25)	12	—
Borrowings and other financial debt	730	325
Short term borrowings	2,293	1,551

*	Borrowings and other financial debt include a liability of EUR 142 million relating to the options for the purchase/sale of CST shares exercisable during the period from May 26 to June 25, 2005 (Note 3) as well as a liability of EUR 115 million related to compensation payable to Staal Vlaanderen associated with the sale of Sidmar shares.

16.1 - Convertible debenture loans

In March 2004 Arcelor completed the early redemption of the O.C.E.A.N.E. 3% debenture loan, originally falling due on January 1, 2006, the conditions for early settlement having been met. On the completion of the offer 22,490,577 O.C.E.A.N.E., 81.05% of the original issue, were exchanged for Arcelor shares.

Net liability associated with the convertible debenture loans (excluding interest):

In EUR million	2004	2003
Nominal value of the convertible debenture loans	1,254	1,633
Component shareholders’ equity, net of deferred taxes	-79	-101
Deferred tax provision	-34	-44
TOTAL LIABILITY (NET)	1,141	1,488

16.2 - Breakdown by currency (excluding short term debt)

	2004	%	2003	%
Euro	3,336	77	4,162	85
US dollar	695	16	530	11
Brazilian Real	272	6	—	—
Other	45	1	179	4
TOTAL	4,348	100	4,871	100

16.3 - Breakdown by maturity (excluding short term debt)

In EUR million	2004	2003
2005	—	917
2006	618	1,055
2007	217	331
2008	893	834
2009	244	—
After more than 5 years	2,376	1,734
TOTAL	4,348	4,871

16.4 - Interest rates

a) Long term debts

Variable interest rates on borrowings are primarily indexed to Euribor and Libor. When hedging instruments are in place to convert fixed to variable rates the borrowings are recorded as variable rate loans.

In EUR million	2004	2003
FIXED RATE	1,761	2,171
VARIABLE RATE	2,587	2,700
TOTAL	4,348	4,871

b) Hedging instruments

For the financial year 2004 the net result relating to hedging instruments is a net profit of EUR 18 million (2003: loss of EUR 18 million).

16.5 - Detail of main individual long-term loans

In EUR million	2004	2003
Arcelor Finance
Debenture loan 5.375% 1998 / 2006	62	62
Debenture loan 6.385% 2003 / 2015 (120 millions USD)	91	97
Debenture loan Euribor 3 months 2003 / 2006	—	100
Debenture loan 3.395% 2004 / 2009	100	—
Debenture loan 6% 2000/2005	—	102
Debenture loan 5.125% 2003 / 2010	621	598
Debenture loan 6.125% 2001 / 2008	640	636
Debenture loan 5.50% 2004 / 2014	107	—
Debenture loan 4.625% 2004 / 2014	494	—
Euribor loan 3 months 2002 / 2006	9	18
Euribor loan 3 months 2001 / 2009	—	127
Euribor loan 3 months 2001 / 2007	—	150
Euribor loan 3 months 2003 / 2007	—	22
Euribor loan 3 months 2003 / 2007	—	25
Euribor loan 3 months 2003 / 2005	—	55
Loan 6.4% 2001 / 2011	40	48
Issue of transferable securities	80	80
Loan 4.06% 2003 / 2008	21	28
Euribor loan 3 months 2000 / 2013	94	—
Other loans	53	72
SUB TOTAL	2,412	2,220
Arcelor
Convertible debenture loan 3.875% 2000 / 2005	—	487
Convertible 3 debenture loan 3% 1998 / 2006	—	350
Convertible debenture loan 3% 2002 / 2017	657	651
Usinor
Debenture loan 7.25% (300 millions USD) 1996 / 2006	235	258
Arbed
Euribor loan 2000 / 2007	30	40
Three month Euribor loan 2000 / 2006	70	70
Loan 5.06% 2001 / 2011 (AIS Finance)	112	125
Aceralia
Three month Euribor loan 2000 / 2013	—	100
Belgo Mineira
TJLP loan 1998 / 2010 (97 million BRL) - BMP	22	25
IGPM loan 2003 / 2011 (93 million BRL) - BMPS	20	19
Libor loan 2003 / 2006 (60 million BRL) - Belgo Mineira	7	17
IGPM loan 2003 / 2017 (29 million BRL) - BMPS	7	7
Convertible loan 2004 / 2012 (47 million USD) - Acindar	35
TC+4% loan 2003 / 2009 (100 million ARP)-Acindar	24
CST*
TJLP loan 2000 / 2010 (BRL 264 million)	44	—
TJLP loan 2000 / 2007 (BRL 149 million)	14	—
TJLP loan 2003 / 2012 (BRL 104 million)	25	—
LIBOR loan 2003 / 2013 (USD 99 million)	51	—
LIBOR loan 2004 / 2006 (USD 75 million)	29	—
Vega do Sul
Libor loan 2002-2014 (50 million USD)	34	40
Libor loan 2002-2012 (100 million USD - 2003 : 83 million USD)	63	66
TJLP loan 2002-2010 (280 million BRL - 2003 : 179 million BRL)	77	49
Other loans	380	347
TOTAL	4,348	4,871

*	The financial debts of CST were re-valued to fair value by applying market rates as at October 1, 2004.

Note 17 - Employee benefits

17.1 - Introduction

The majority of the companies included in the Arcelor consolidation scope are European entities. According to the laws and regulations in effect in these countries, additional benefits can be granted to staff.

When complimentary benefits provided to employees give rise to a future commitment of the Group a provision is calculated based on actuarial valuation methodology. The Group uses independent actuaries to calculate the amounts of these commitments. Moreover, an independent firm is responsible for the coordination and supervision of all these actuarial calculations for the Group.

In order to reflect the evolution of the expected rate on debenture loan return in 2004, the Group decided to reduce its actualisation rate for the euro area from 5.75% to 5.00%. The resulting actuarial loss (EUR 197 million) has been accounted for in line with the corridor policy and is included in the caption “Unrecognised actuarial gains and losses”.

Some subsidiaries have determined to cover partly or completely their retirement obligations through contracts with external insurance providers where such hedging is compulsory (funded obligations).

In particular, this is the case for the Brazilian subsidiary company, CST, fully consolidated since October 1, 2004, which covers its full pension commitments by externalised assets.

These external policies are evaluated by independent actuaries.

The difference between the current value of such commitments and that of the external insurance policies designed to cover such commitments (EUR 229 million in total, including all benefits) represents the net liability of the Group in relation to such benefit schemes. This does not represent an overall funding shortfall, but rather, in almost all cases, financing options entered into by the subsidiaries.

Within the framework of the sale of the assets of the US subsidiary company J&L Speciality Steel, the Group passed its commitments for the pension arrangements of this company to an external insurer and externalised all contracts relating medical cover through retirement of the company’s personnel.

17.2 - Financial information

17.2.1 - Detail of the provisions by type of commitment

Pre-retirement plans have been re-classified to the balance sheet caption “Provisions for contract termination indemnities” (Note 18).

Provisions for pension and other benefits are analysed as follows:

In EUR million	2004	2003
Additional pension plans	1,196	1,218
Leaving compensation	379	391
Private medical insurance	26	75
Work medals	51	49
TOTAL PROVISION FOR PENSION PLANS AND SIMILAR BENEFITS	1,652	1,733

Charges in the year associated with these additional benefits granted to staff (including the interest charge linked to the discounting of commitments) are disclosed within the caption “Staff costs” in the income statement, as detailed at Note 21.

17.2.2 - Pensions

	France		Belgium		Germany		Luxembourg		United States		Brazil		Other		Total
In EUR million	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Financial Assets
Opening balance	19	27	294	257	7	7	1	—	68	76	24	23	47	65	460	455
Changes in consolidation scope	—	—	-20	—	—	—	—	—	—	—	186	—	4	—	170	—
Actual return on plan assets	—	-7	8	16	—	—	—	—	1	11	24	5	6	—	39	25
Additional funding	—	—	26	31	1	—	—	1	4	3	6	4	2	2	39	41
Benefits paid out	—	-1	-24	-10	-1	—	—	—	-2	-9	-4	-2	-2	-4	-33	-26
Acquisitions/disposals/ settlements	—	—	—	—	—	—	—	—	-59	—	—	—	—	-16	-59	-16
Exchange differences	—	—	—	—	—	—	—	—	—	-13	-18	-6	—	—	-18	-19
CLOSING BALANCE	19	19	284	294	7	7	1	1	12	68	218	24	57	47	598	460
Balance sheet provisions
Present value of funded obligations	150	137	344	309	8	7	3	2	12	136	208	23	76	52	801	666
Fair value of plan assets	-19	-19	-284	-294	-7	-7	-1	-1	-12	-68	-218	-24	-57	-47	-598	-460
Sub-total: Net present value of funded obligations	131	118	60	15	1	—	2	1	—	68	-10	-1	19	5	203	206
Present value of unfunded obligations	631	519	31	21	366	337	196	177	—	6	—	—	—	6	1,224	1,066
Unrecognised actuarial gains / (losses)	-83	6	-76	-17	-37	-7	-42	-21	-1	-1	8	—	-20	-11	-251	-51
Unrealised past service cost	—	—	—	—	-5	-9	-2	-3	—	—	—	—	1	—	-6	-12
Subtotal: Net commitments	679	643	15	19	325	321	154	154	-1	73	-2	-1	—	—	1,170	1,209
Net assets related to funded obligations	—	—	16	—	—	1	—	—	1	—	2	1	7	7	26	9
BALANCE SHEET PROVISIONS	679	643	31	19	325	322	154	154	—	73	—	—	7	7	1,196	1,218
Breakdown of charge for the period
Current service cost	40	41	10	10	4	4	5	7	1	3	2	1	1	6	63	72
Interest cost	44	45	19	16	19	17	10	10	9	9	6	2	5	4	112	103
Expected return on asset	-1	-2	-16	-15	—	—	—	—	-7	-6	-6	-2	-3	-3	-33	-28
Actuarials (Gains)/ losses recognized in the period	-4	-3	1	—	—	—	4	—	6	47	—	—	2	—	9	44
Amortisation of past service cost	—	—	11	12	1	1	2	2	—	—	—	—	1	-7	15	8
Curtailments and settlements	-3	-1	—	—	—	—	—	—	8	—	—	—	—	—	5	1
EXPENSE RECOGNISED IN THE INCOME STATEMENT	76	80	25	23	24	22	21	19	17	53	2	1	6	—	171	198
Movements in balance sheet provision
Opening provisions	643	604	19	24	322	307	154	152	73	34	—	1	7	6	1,218	1,128
Changes in consolidation scope	-8	-3		—	—	-1	—	—	—	—	—	—	—	—	-9	-3
Exchange differences	—	—		—	—	—	—	—	1	-11	—	—	—	-1	1	-12
Variation of net assets related to funded obligations	—	—	16	—	-1	1	—	—	1	—	1	1	—	7	17	9
Obligation transfer	—	—	—	3	4	16	—	—	-22	—	—	—	—	—	-18	19
Disbursements	-32	-38	-29	-31	-24	-24	-20	-17	-70	-3	-3	-3	-6	-5	-184	-121
Expense recognized in the income statement	76	80	25	23	24	22	21	19	17	53	2	1	6	—	171	198
CLOSING PROVISIONS	679	643	31	19	325	322	154	154	—	73	—	—	7	7	1,196	1,218
Main actuarial assumptions
Discount rate	5.00%	5.75%	5.00%	5.75%	5.00%	5.75%	5.00%	5.75%	6.00%	6.07%	12.35%	12.35%	—	—	—	—
Expected return on plan asset	5.75%	5.75%	4.08%	5.75%	4.00%	4.00%	4.00%	4.00%	8.50%	9.07%	12.35%	12.35%	—	—	—	—
Average rate of salary increase	3.00%	3.00%	3.47%	3.00%	2.51%	2.54%	3.91%	2.71%	*0.00%	3.18%	7.63%	7.63%	—	—	—	—
Inflation rate	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	5.00%	5.00%	—	—	—	—
Defined contribution plan
Contributions during the period	—	—	11	9	—	—	2	—	1	2	—	—	1	—	15	11

*	Assumption exposing the changes in pension scheme type.

17.2.3 - Leaving indemnities

	France		Others		Total
In EUR million	2004	2003	2004	2003	2004	2003
Financial assets
Opening balance	12	13	—	—	12	13
Changes in consolidation scope	-5	—	—	—	-5	—
Actual return on plan assets	1	-1	—	—	1	-1
Additional funding	—	—	—	—	—	—
Benefits paid out	—	—	—	—	—	—
Acquisitions/disposals/settlements	—	—	—	—	—	—
Exchange differences	—	—	—	—	—	—
CLOSING BALANCE	8	12	—	—	8	12
Balance sheet Provisions
Present value of funded obligations	10	15	—	—	10	15
Fair value of plan assets	-8	-12	—	—	-8	-12
Sub-total: Net present value of funded obligations	2	3	—	—	2	3
Present value of unfunded obligations	264	260	30	35	294	295
Unrecognized acturail gains/(losses)	78	94	3	-1	81	93
Unrecognised past service costs	2	—	—	—	2	—
BALANCE SHEET PROVISION	346	357	33	34	379	391
Breakdown of charge for the period
Current service cost	8	11	2	2	10	13
Interest cost	15	17	1	1	16	18
Expected return on assets	—	—	—	—	—	—
Actuarial (gains)/losses recognized in the period	-8	-6	1	—	-7	-6
Amortisation of past service cost	2	—	6	—	8	—
Curtailments and settlements	-6	-2	—	—	-6	-2
EXPENSE RECOGNISED IN THE INCOME STATEMENT	11	20	10	3	21	23
Movements in the balance sheet provision
Opening provision	357	347	34	30	391	377
Changes in consolidation scope	-8	—	-8	4	-16	4
Exchange differences	—	—	—	—	—	—
Disbursement	-14	-10	-3	-3	-17	-13
Expense recognised in the income statement	11	20	10	3	21	23
CLOSING PROVISION	346	357	33	34	379	391
Main actuarial assumptions
Discount rate	5.00%	5.75%	—	—	—	—
Expected return on plan assets	5.75%	5.75%	—	—	—	—
Average rate of salary increase	3.00%	3.00%	—
Inflation rate	2.00%	2.00%	—	—	—	—

17.2.4 - Other benefits (medical insurance, work medals)

	France 2004		United States 2004		Other 2004		Total 2004
In EUR million		2003		2003		2003		2003
Financial Assets
Opening balance	—	—	6	5	—	—	6	5
Changes in consolidation scope	—	—	—	—	—	—	—	—
Actual return on plan assets	—	—	—	2	—	—	—	2
Additional funding	—	—	—	—	4	—	4	—
Benefits paid out	—	—	—	—	-1	—	-1	—
Acquisitions / disposals / settlements	—	—	-6	—	—	—	-6	—
Exchange differences	—	—	—	-1	—	—	-0	-1
CLOSING BALANCE	—	—	—	6	3	—	3	6
Balance sheet provisions
Present value of funded obligations	—	—	—	80	27	—	27	80
Fair value of financial assets	—	—	—	-6	-3	—	-3	-6
Sub-total: Net value of financial obligations	—	—	—	74	24	—	24	74
Present value of unfunded obligations	35	36	—	2	21	12	56	50
Unrecognised actuarial gains/(losses)	—	—	—	1	-3	—	-3	1
Unrecognised past service costs	—	—	—	-1	—	—		-1
BALANCE SHEET PROVISION	35	36	—	76	42	12	77	124
Breakdown of charge for the period
Current service cost	1	1	1	2	1	—	3	3
Interest cost	2	2	2	4	3	1	7	7
Expected return on assets	—	—	—	—	—	—	—	—
Actuarial (gains)/ losses recognized in the period	3	-1	-1	38	1	—	3	37
Amortisation of past service cost	—	—	-1	—	27	—	26	—
Curtailment and settlements	—	—	-76	—	—	—	-76	—
EXPENSE RECOGNISED IN THE INCOME STATEMENT	6	2	-75	44	32	1	-37	47
Movements in balance sheet provision
Opening provision	36	42	76	48	12	2	124	92
Changes in consolidation scope	—	-1	—	—	—	—	—	-1
Exchange differences	—	—	1	-12	—	—	1	-12
Obligations transfers	—	—	—	—	—	10	—	10
Disbursements	-7	-7	-2	-4	-2	-1	-11	-12
Expense recognised in the income statement	6	2	-75	44	32	1	-37	47

	France 2004		United States 2004		Other 2004		Total 2004
In EUR million		2003		2003		2003		2003
CLOSING PROVISION	35	36	—	76	42	12	77	124
Main actuarial assumptions
Discount rate	5.00%	5.75%	6.00%	6.01%	—	—	—	—
Expected return on plans assets		—	8.50%	9.00%	—	—	—	—
Average rate of salary increase	3.00%	3.00%	*0.00%	3.03%	—	—	—	—
Inflation rate	2.00%	2.00%	2.00%	2.00%	—	—	—	—

*	Assumption exposing the changes in pension scheme type.

Note 18 - Provisions for termination benefits

The provisions for termination benefits reflect social commitments that the Group has made in the context of its restructuring plans announced prior to the year-end (which may subsequently become early retirement plans) or early retirement plans linked to collective agreements signed with certain categories of employees.

In EUR million	Social provisions	Early retirement plans	Total
OPENING BALANCE AT 1 JANUARY 2004	269	531	800
Increase in provision	240	69	309
Utilisation and reversal	-54	-100	-154
Reclassifications (social plans transformed into early retirement plans during the year)	0	0	0
Other reclassifications, changes in consolidation scope and foreign exchange variations	-14	-4	-18
CLOSING BALANCE AT 31 DECEMBER 2004	441	496	937

Charges for the period relating to social provisions are recorded in “Other operating charges” in the income statement. Charges for the period relating to early retirement plans are recorded in “Staff costs” in the income statement as detailed in Note 21.

18.1 - Social provisions

Social provisions at the year-end include estimated indemnities under the following restructuring plans:

•	Flat Carbon Steel sector (EUR 332 million): primarily the social plan related to the reorganisation of the hot-phase in Liège (EUR 148 million) and the increase of the social provisions in Spain within the context of the ARCO project (EUR 90 million).

•	Stainless Steel sector (EUR 78 million): primarily the social provisions relating to the reorganisation of Ugitech S.A. (EUR 20 million) and the increase of social provisions relating to the closure of the Isbergues site within Ugine & ALZ France (EUR 25 million).

•	Distribution, Processing and Trading sector (EUR 26 million).

18.2 - Early retirement plans

An actuary reviews the early retirement plans, which are either part of restructuring measures or collective agreements. The principal assumptions and the the movements during the year are summarised in the following table.

In EUR million	Belgium		Germany		Luxembourg		Others		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Balance sheet provisions
Present value of unfunded obligation	373	399	63	62	13	17	47	46	496	524
Unrecognised actuarial gains/(losses)	—	2	—	-4	—	8	—	1	—	7
BALANCE SHEET PROVISIONS	373	401	63	58	13	25	47	47	496	531
Breakdown of charge for the period
Current service cost	—	5	12	7	—	1	7	9	19	22
Interest cost	16	15	3	2	1	1	2	2	22	20
Actuarial (gains) / losses recognised in the period	18	—	8	-2	-15	—	1	0	12	-2
Amortisation of past service cost	9	19	—	11	7	—	—	0	16	30
EXPENSE RECOGNISED IN THE INCOME STATEMENT	43	39	23	18	-7	2	10	11	69	70
Movement in balance sheet provisions
Opening provisions	401	248	58	46	25	33	47	37	531	364
Changes in consolidation scope	-2	—	—	—	—	—	-2	0	-4	—
Exchange differences	—	—	—		—	—	—	0	—	—
Transfer of amounts previously booked in negative goodwill	—	19	—	—	—	—	—	—	—	19
Obligation transfer (social plans transformed into early retirement plans during the period)	—	175	—	6	—	—	—	3	—	184
Disbursements	-69	-80	-18	-12	-5	-10	-8	-4	-100	-106
Expense recognised in the income statement	43	39	23	18	-7	2	10	11	69	70
CLOSING PROVISION	373	401	63	58	13	25	47	47	496	531
Main actuarial assumptions
Discount rate	4.22%	5.75%	4.00%	5.75%	4.00%	5.75%	—	—	—	—
Average rate of salary increase	2.00%	2.31%	2.51%	1.53%	2.00%	3.00%	—	—	—	—
Inflation rate	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	—	—	—	—

Note 19 - Other provisions

In EUR million	Restructuring costs	Commercial risks	Environmental risks	Other risks	TOTAL
Opening balance	105	83	249	759	1,196
Increase in provisions	34	31	46	158	269
Utilisation and reversal	-35	-39	-78	-304	-456
Reclassifications, changes in consolidation scope and exchange differences	11	-11	-2	112	110
CLOSING BALANCE	115	64	215	725	1,119

In EUR million	2004	2003
Other long term provisions	920	983
Other short term provisions	199	213
TOTAL OTHER PROVISIONS	1,119	1,196

19.1 - Provisions for restructuring

Provisions recorded under this heading do not include social commitments which are separately disclosed under “Provisions for termination benefits” as detailed at note 18.

Provisions for restructuring comprise provisions established in respect of charges for the dismantling and the restoration of sites currently under restructuring.

By sector, restructuring provisions are analysed as follows:

•	Flat Carbon Steel: EUR 52 million

•	Stainless Steel: EUR 37 million

•	Other: EUR 26 million

19.2 - Commercial risks

Commercial risks primarily include litigation with customers, bad debts, losses on contracts and termination losses as well as guarantees and other items.

19.3 - Environmental risks

Provisions for environmental risks, analysed by geographic zones, are as follows:

In EUR million	2004	2003
Germany	2	2
Belgium	97	142
France	70	71
Luxembourg	40	33
Other	6	1
TOTAL	215	249

The provisions cover the anticipated costs relating to both protection and remediation of soil, ground water and surface water (EUR 108 million), waste management (EUR 31 million) and other environmental measurements (EUR 76 million).

The provisions are calculated in accordance with local and national legal standards and regulations.

19.4 - Other risks

Other provisions cover the following risks:

In EUR million	2004	2003
Litigations	249	188
Tax risks	176	111
Social risks	15	6
Other risks	285	454
TOTAL	725	759

In order to present consistent and comparable data, the 2003 provisions have been reclassified.

Provisions for tax risks include provisions booked within the context of disputes with local and/or national tax authorities.

Provisions for litigations comprise non-tax related claims.

The provisions for costs relating to personnel include provisions recorded which are not included under the heading of “Employee benefits”.

Note 20 - Other amounts payables

In EUR million	2004	2003
Fixed asset suppliers	280	222
Prepayments on orders	214	188
Revaluation of foreign currency hedge instruments - Note 25	185	25
Tax and social security	1,593	1,348
Dividends payable	23	4
Other creditors	478	298
Deferred income	75	109
TOTAL	2,848	2,194

Note 21 - Staff costs

For clarity, the interest charges relating to the discounting of the provisions for pensions and similar benefits and of early retirement provisions will be included, as from 1 January 2005, in financial result and not under the heading “Staff costs”.

The charge for the year relating to the provision of pensions and similar benefits, includes in both 2003 and 2004 non-recurring charges associated with the disposal of the US subsidiary company J&L Speciality Steel.

In EUR million	2004	2003
Wages and salaries	3,298	3,395
Social Charges	1,075	1,095
Contributions to defined contribution pension schemes - Note 17	15	11
Charges for the year in respect of additional employee benefits giving rise to provisions - Note 17	155	268
of which interest charges due to discounting	102	100
Charges for the year in respect of provisions for early retirements- Note 18	69	70
of which interest charges due to discounting	22	20
Employee profit-sharing scheme	84	69
Other	172	163
TOTAL	4,868	5,071

Note 22 - Net financing costs

In EUR million	2004	2003
Interest income	196	192
Interest charges	-347	-408
Dividends received	31	29
Foreign exchange result	-173	2
Charges related to securitisation programmes*	—	-7
Revaluation of financial instruments	-18	26
Impairment of financial assets	-28	-43
Result on the disposal of financial assets	60	-27
Other	-88	-85
TOTAL	-367	-321

*	The securitisation programmes were replaced by receivables sale programmes in 2003.

The result on foreign exchange includes unrealised losses of EUR 185 million relating to the revaluation of derivatives acquired in order to hedge the purchases of raw materials in 2005. These transactions are within the scope of the Group hedging policy.

Note 23 -The taxation

TAX CHARGE

Tax analysis:

In EUR million	2004	2003
Current tax	-360	-46
Deferred tax	-163	-95
TOTAL TAXATION	-523	-141

Reconciliation between the tax charge and the result before tax:

In EUR million	2004	2003
Net profit	2,314	257
Minority interests	403	159
Result from companies accounted for using the equity method	-413	-140
Tax charge	523	141
PROFIT BEFORE TAX	2,827	417
Theoretical tax charge (34.95% in 2004, 30.96% in 2003)	-988	-129
Reconciliation :
Permanent differences	147	48
Movements in unrecognised deferred tax assets	122	-22
Operations taxed at reduced rates	—	1
Variation in tax rates	—	1
Adjustments to deferred tax assets recognised in previous periods	—	-42
Variations in deferred tax liabilities related to foreign exchange movements on non-monetary assets and liabilities denominated in foreign currencies	35	—
Deferred tax assets related to tax losses carried forward	133	15
Tax credits and other taxes	28	-13
EFFECTIVE TAX CHARGE	-523	-141

Permanent differences are primarily due to the following:

In EUR million	2004	2003
Depreciation	-4	—
Goodwill and surplus amortisation	27	34
Result on disposal exempt from tax	110	80
Other charges and income, not deductible / not taxable	14	-66
TOTAL	147	48

Deferred tax

Movements in deferred tax liabilities are analysed as follows:

In EUR million	2004	2003
Balance as at January 1	289	359
Expense for the period	57	21
Variations in deferred tax liabilities related to foreign exchange movements on non-monetary assets and liabilities denominated in foreign currencies	-35	—
Effects of the variations in exchange rates, consolidation scope and re-classifications *	323	-96
Other variations	-5	5
BALANCE AS AT DECEMBER 31	629	289

*	The full consolidation of CST and Acindar for the first time in 2004 led to an increase in deferred tax liabilities by EUR 343 million.

Movements in deferred tax assets are analysed as follows:

In EUR million	2004	2003
Balance as at 1 January	1,436	1,523
Expense for the period	-275	-32
Deferred tax assets related to losses carried forward	133	—
Deferred tax asset adjustments relating to prior periods	—	-42
Effects of the variations in exchange rates, consolidation scope and re-classifications	-4	-13
Deferred tax booked directly to shareholder’s equity	-6	—
BALANCE AS AT 31 DECEMBER	1,284	1,436

Origin of deferred tax assets and liabilities:

	Assets		Liabilities		Net
In EUR million	2004	2003	2004	2003	2004	2003
Intangible assets	6	6	-2	-1	4	5
Property, plant and equipment	287	326	-710	-422	-423	-96
Inventories	110	134	-26	-13	84	121
Instruments financiers	32	2	-32	-40	—	-38
Other assets	56	99	-76	-65	- 20	34
Provisions:	556	660	-109	-161	447	499
Of which pensions	271	267	-6	-5	265	262
Of which other social provisions	148	160	-2	-17	146	143
Of which other provisions	137	233	-101	-139	36	94
Other liabilities	166	131	-117	-122	49	9
Tax losses carried forward	514	613	—	—	514	613
Deferred tax assets / (liabilities)	1,727	1,971	-1,072	-824	655	1,147
Impôts différés actifs au bilan					1,284	1,436
Impôts différés passifs au bilan					-629	-289
NET BALANCE					655	1,147

As at 31 December 2004, the Group’s carried forward tax losses have the following maturity:

In EUR million	2004	2003
2004	—	114
2005	—	15
2006	1	21
2007	6	108
2008	10	—
2008 and beyond	—	721
2009 and beyond	418	—
No maturity date	4,840	4,708
TOTAL	5,275	5,687
Other tax credits (long-term depreciation)	1,313	1,590

Deferred tax assets not recognised by the Group apply to the following elements as at 31 December 2004:

In EUR million	Gross amount	Total deferred tax assets	Recognised deferred tax assets	Unrecognised deferred tax assets
Tax losses carried forward	5,275	1,817	514	1,303
Other tax credits (long term losses)	1,313	451	—	451
Property, plant and equipment	1,541	548	287	261
Other	2,945	1,020	926	94
TOTAL		3,836	1,727	2,109

Deferred tax assets not recognised by the Group apply to the following elements as at 31 December 2003:

In EUR million	Gross amount	Total deferred tax assets	Recognised deferred tax assets	Unrecognised deferred tax assets
Tax losses carried forward	5,687	1,961	613	1,348
Other tax credits (long term losses)	1,590	546	—	546
Immobilisations corporelles	2,116	791	326	465
Other	3,253	1,125	1,032	93
TOTAL		4,423	1,971	2,452

Note 24 - Related party disclosure

The consolidated financial statements include transactions carried out by the Group in the normal course of business with its non-consolidated entities and entities accounted for using the equity method. Transactions are booked at market prices.

24.1 - Loans and guarantees given

In EUR million	2004	2003
Loans (including short-term loans) to non-consolidated companies	42	256
Guarantees granted to non-consolidated companies	159	115

24.2 - Purchases and sales of goods and services

In EUR million	2004	2003
Sales	1,111	684
Purchases	500	409

24.3 - Remuneration of the Board of Directors and General Management

In EUR million	2004	2003
Board of Directors and General Management	8,3	5,9

Additional details on remuneration are provided in the chapter on Corporate Governance of this Annual Report.

Note 25 - Derivative financial instruments

The Group uses derivative financial instruments to hedge its exposure to fluctuations in interest rates, exchange rates and the price of raw materials and energy. The Group manages the counter-party risk associated with these instruments by centralising its commitments and by applying procedures which specify, for each type of transaction, risk limits and/or the characteristics of the counter-party. The Group does not generally grant to or require from its counter-parties guarantees over the risks incurred.

Risks associated with exchange rates, interest rates and the price of base metals and energy of all Group companies are subject to centralised management at parent company level. The main exceptions to this rule are the North and South American group companies. These companies manage their market risks in consultation with the parent company.

Interest rate risk:

The Group uses several types of instruments for the management of interest rate risk in order to optimise its financial expenses, to hedge exchange risk related to loans in foreign currencies and to manage the split between fixed and variable rate loans.

Interest rate exchange contracts (‘swaps’) allow the Group to borrow long-term at variable rates, and to swap the rate of this debt either from the start or during the period of the loan. The Group and its counter party-exchange, at predefined intervals, the difference between the agreed fixed rate and the variable rate, calculated on the basis of the notional amount of the swap.

Similarly, swaps may be used for the exchange of one foreign currency against another, within the framework of exchange risk management, or for the exchange of variable rates against other variable rates.

FRAs (‘forward rate agreements’) and futures contracts on interest rates are primarily used by the Group to hedge the rates paid on loans and variable rate financial instruments or, in particular cases, on existing or future loans. Similarly, futures contracts are used by the Group to hedge the difference in the rates between two currencies in particular cases and within the framework of exchange risk management. These contracts are either commitments to buy (or sell) a financial instrument at a future date and at an agreed price, or to receive (or pay) at a future date the difference between two given rates. Certain instruments can be settled in cash, others can be settled through delivery of the underlying asset or in cash. The Group will generally only commit itself to highly liquid term contracts, such as EURIBOR or Eurodollar futures.

Where applicable, initial and daily margin calls on term contracts are paid or collected in cash. Futures contracts carry a low credit risk since exchanges are made through a clearing house. FRAs are generally only entered into with major banking institutions.

In addition, the Group may buy (or sell) options on interest rates, caps (ceiling rates) or collars within the framework of its hedging strategy on loans and variable rate financial instruments. Rate options give the right to the buyer, upon payment of a premium, and at a given date or during a given period, to buy (or sell) from the seller of the option a financial instrument at an agreed price and/or to receive (or pay) the difference between two given rates or prices.

Interest rate derivatives used by the Group to cover variations in the value of fixed rate loans are qualified as fair value hedges according to IAS 39. These derivatives are re-valued at the balance sheet date and have an impact on the net profit or loss. This impact is neutralised by a similar revaluation of the hedged part of the associated loans.

Other interest rate derivatives owned by the Group on 31 December 2004 are not qualified as hedging instruments according to IAS 39. As at 31 December 2003, a gross variation of EUR -2.5 million and a net loss of EUR 18 million were recorded.

Exchange rate risk:

The Group uses forward purchases and sales of foreign currency and other derivatives to hedge foreign currency transactions of the majority of its subsidiaries. The common practice of the Group is to invoice clients in their own currency.

The Group also uses these instruments at consolidation level to hedge debt recorded in foreign currency or the balance sheet risk incurred on certain assets.

The general policy of the Group is to hedge exchange risk on transactions completely. However, as an exception to this general policy, for certain currencies and for risks and amounts that are clearly identified and authorised by management, the Group may either hedge in anticipation or not hedge transactional risks.

Not all derivatives used by the Group to hedge its exchange risk qualify as hedging instruments according to IAS 39 to the extent that they are managed in an overall manner.

As at 31 December 2004, the reporting of these derivatives at market value in the balance sheet led to a loss of EUR 185 million (2003: EUR -8.5 million)

Raw material risk:

The Group uses financial instruments (forward purchases, options and swaps on commodities) in order to reduce the volatility risk of certain raw materials and energy. The Group is exposed to risks on raw materials and energy both via the purchase of its own raw materials and via sales contracts.

The Group manages its risk on raw materials in an overall fashion. Derivatives on raw materials used by the Group qualify as effective hedging instruments according to IAS 39. As at December 2004, a hedging reserve of EUR 48 million is integrated into the Shareholder’s equity of the Group (2003:-).

As at 31 December 2004 the reporting of other derivatives hedging raw materials and energy at market value in the balance sheet led to a profit of EUR 0.8 million (2003: EUR 49.6 million)

Trading risk:

If there are open positions and limited levels of profit or loss as well as defined maturity dates, the Group carries out trading operations on the basis of the risks associated with interest rates, exchange rates, raw material and energy prices. Open positions on these transactions are not significant with regard to the volume of hedging operations dealt or the general rate risk. In this respect, the types of instruments and the currencies which may be used, as well as the maximum risk exposure are determined at management level. Such risks are monitored on a daily basis.

In 2004 and 2003, the net profit or loss on trading operations was not significant to the Group’s results.

The portfolio of assets associated with derivative financial instruments as at 31 December 2004 is as follows:

In EUR million	2004			2003
	Notional amount	Market value	Average rate *	Notional amount	Market value	Average rate*
Interest rate instruments
INTEREST RATE AND CURRENCY SWAPS
- Fixed rate borrowings	—	—	—	10	1	7.71%
- Fixed rate lendings	—	—	—	11	—	6.75%
- Variable / Variable	100	1	6.57%	—	—	—
INTEREST RATE SWAPS - FIXED RATE BORROWINGS
- EUR	—	—	—	4	—	3.66%
- Foreign currency	220	2	2.74%	—	—	—
INTEREST RATE SWAPS - FIXED RATE LOANS
- EUR	1,400	72	4.72%	1,529	45	4.66%
- USD	308	11	5.51%	333	21	5.51%
- A Foreign currency	—	—	—	—	—	—
Swaps de taux – Variable / Variable	88	—	2.35%	120	1	2.46%
FRA contracts - purchases	100	—	2.26%	500	—	2.68%
FRA contracts - sales	100	—	2.46%	400	—	2.86%
Cap purchases	—	—	—	100	—	4.50%
Cap sales	—	—	—	50	—	4.50%
TOTAL ASSETS - NOTE 8		86			68
Exchange rate instruments
Forward purchase of foreign curr.	77	4	—	43	6	—
Forward sale of foreign currency	890	41	—	619	10	—
TOTAL ASSETS - NOTE 11		45			16
Raw Materials
Term contracts - sales	96	-13	—	34	-5	—
Term contracts - purchases	401	65	—	215	55	—
Swaps using raw mat. pricing index	9	0	—	—	—	—
Options - sales	236	-5	—	—	—	—
Options - purchases	179	1	—	—	—	—
TOTAL ASSETS - NOTE 11		48			50

*	Average fixed rates are determined on the basis of the Euro and foreign currency rates. Variable rates are generally based on Euribor or Libor.

The portfolio of liabilities associated with derivative financial instruments as at 31 December 2004 is as follows:

	2004			2003
In EUR million	Notional amount	Market value	Average rate*	Notional amount	Market value	Average rate*
Interest rate instruments
INTEREST RATE SWAPS - FIXED RATE BORROWINGS
- EUR	50	-2	4.24%	50	-2	4.24%
- Foreign currency	—	—	—	238	-1	2.74%
Long-term rates FRA contracts - purchases	190	-12	4,53%	—	—	—
TOTAL LIABILITIES - NOTE 16		-14			-3
Exchange rate instruments
Forward purchase of foreign curr.	1,583	-118	—	527	-25	—
Forward sale of foreign currency	—	—	—	—	—	—
Exchange options - purchases	1,975	-22	—	45	—	—
Options de change - Ventes	1,675	-45	—	—	—	—
TOTAL LIABILITIES - NOTES 20 AND 22		-185			-25

*	Average fixed rates are determined on the basis of the Euro and foreign currency rates. Variable rates are generally based on Euribor or Libor.

The assets and liabilities associated with interest rate instruments are distributed according to the following maturity dates:

In EUR million	2004	2003
< 1 year	-10	5
1 – 5 years	48	55
> 5 years	34	5
TOTAL	72	65
Assets associated with interest rate instruments	86	68
Liabilities associated with interest rate instruments	-14	-3
TOTAL	72	65

The exchange rate instruments are reported in the following currencies:

In EUR million	Devises achetées				2004	2003
	USD	EUR	GBP	JPY
Sold currencies
USD	—	-11	1	1	-9	14
EUR	-139	—	-1	—	-140	-25
CAD	1	—	—	—	1	1
GBP	—	8	—	—	8	1
2004	-138	-3	—	1	-140	—
2003	-25	16	—	—		-9

Raw material instruments concern the following underlying materials:

In EUR million	2004	2003
Base metals	46	50
Gas	1	—
Petroleum	1	—
TOTAL	48	50

Hedging instruments concerning base metals (zinc, nickel, aluminium, pewter and copper) and petroleum are negotiated in USD, whereas instruments concerning gas are negotiated in GBP.

Note 26 - Commitments given and received

Commitments detailed in this note do not include the commitments mentioned in Note 25.

COMMITMENTS GIVEN

In EUR million	2004	2003
Personal guarantees on third-party financial loans and credit lines	106	154
Other personal guarantees	448	462
Property guarantees	394	165
Discounted bills (not yet at maturity)	29	33
Commitments to buy or dispose of fixed assets	1,013	380
Other commitments given	424	429
TOTAL COMMITMENTS GIVEN	2,414	1,623

COMMITMENTS RECEIVED

In EUR million	2004	2003
Endorsements and guarantees received from non-consolidated companies	188	138
Other commitments received	129	134
TOTAL COMMITMENTS RECEIVED	317	272

Personal guarantees on third-party loans consist of personal guarantees hedging financial loans and credit lines granted to non-consolidated subsidiaries and subsidiaries accounted for using the equity method.

Other personal guarantees include pledges, first claim guarantees, documentary credits, letters of credit and other similar letters.

Property guarantees mainly consist of mortgages for an amount of EUR 279 million (2003: EUR 157 million).

Other commitments given comprise commitments incurred for the long-term use of goods belonging to a third party, commitments incurred under operating leases and commitments undertaken within the framework of securitization programs.

Furthermore, as at 31 December 2004 the Group has available lines of credit available from financial institutions totaling over EUR 4,000 million.

Note 27 - Segment reporting

In accordance with both Group management and internal reporting guidelines, segment reporting information is disclosed by business activity and by geographical zones.

27.1 - Breakdown by activity

Sales between activities are calculated at market price. The operating result is shown after eliminations.

Furthermore, as at 31 December 2004, as was also the case on 31 December 2003, the Group has lines of credit available from financial institutions totalling over EUR 4,000 million.

2004 (Figures in EUR million, except for the number of employees)	Flat Carbon Steel	Long Carbon Steel	Stainless Steel	Process., Distrib., Trading	Other Activities	Eliminations	Total
Income statements
Revenue	16,139	6,221	4,577	8,267	1,081	- 6,109	30,176
Inter-sector sales	-3,480	-1,096	-84	-814	-635	6,109	—
TOTAL	12,659	5,125	4,493	7,453	446	—	30,176
Gross operating profit	2,299	1,287	258	513	-16	—	4,341
Depreciation	-667	-249	-123	-105	-36	—	-1,180
Impairment charges	-3	-1	-18	-13	-10	—	-45
Operating profit (before goodwill)	1,629	1,037	117	395	-62	—	3,116
Goodwill	37	41	—	—	—	—	78
Operating profit	1,666	1,078	117	395	-62	—	3,194
Share of results in companies accounted for using the equity method	212	52	32	14	103	—	413
Balance sheet
Segment assets	15,445	5,401	3,156	3,729	8,056	-8,427	27,360
Property, plant and equipment	7,374	2,239	904	514	199	—	11,230
Investments in companies accounted for using the equity method	492	169	153	38	514	—	1,366
Unallocated assets	—	—	—	—	—	—	2,496
TOTAL CONSOLIDATED ASSETS	15,937	5,570	3,309	3,767	8,570	-8,427	31,222
Segment liabilities	6,592	1,867	1,679	1,807	1,615	-1,925	11,635
Unallocated liabilities	—	—	—	—	—	—	7,270
TOTAL CONSOLIDATED LIABILITIES	6,592	1,867	1,679	1,807	1,615	-1,925	18,905
Acquisitions of tangible and intangible fixed assets	738	416	151	79	40	—	1,424
Other information
Number of employees (average)	48,825	20,364	12,055	11,586	2,999	—	95,829
2003 (Figures in EUR million, except for the number of employees)
Income statement
Revenue	13,994	4,381	4,280	7,954	836	-5,522	25,923
Inter-sector sales	-3,352	-767	-121	-732	-550	5,522	—
TOTAL	10,642	3,614	4,159	7,222	286	—	25,923
Gross operating profit	1,365	493	23	284	58	5	2,228
Depreciation	-636	-172	-162	-142	-41	—	-1,153
Impairment charges	-20	-10	-324	-59	-35	—	-448
Operating profit (before amortization of goodwill)	709	311	-463	83	-18	5	627
Amortisation of goodwill	65	—	—	42	4	—	111
Operating profit	774	311	-463	125	-14	5	738
Share of results in companies accounted for using the equity method	125	25	-26	7	9	—	140
Balance sheet
Segment assets	11,701	3,631	2,990	3,698	4,829	-6,404	20,445

Property, plant and equipment	5,379	1,768	1,009	604	187	—	8,947
Investments in companies accounted for using the equity method	967	147	111	133	400	—	1,758
Unallocated assets	—	—	—	—	—	—	2,405
TOTAL CONSOLIDATED ASSETS	12,668	3,778	3,101	3,831	5,229	-6,404	24,608
Segment liabilities	6,032	1,355	1,629	1,875	1,796	-2,253	10,434
Unallocated liabilities	—	—	—	—	—	—	6,711
TOTAL CONSOLIDATED LIABILITIES	6,032	1,355	1,629	1,875	1,796	-2,253	17,145
Acquisitions of tangible and intangible fixed assets	727	293	194	83	30	—	1,327
Other information
Number of employees (average)	46,749	18,115	14,409	15,129	3,140	—	97,542

27.2 - Geographical breakdown

2004 (Figures in EUR million, except for the number of employees)	European Union (EU 25)	North América*	South América	Other	Total
Revenue	23,377	2,308	2,146	2,345	30,176
Segment assets	21,851	539	4,851	119	27,360
Property, plant and equipment	7,840	55	3,323	12	11,230
Gross operating result	3,345	86	897	13	4,341
Operating result	2,312	67	809	6	3,194
Acquisition of property, plant and equipment, and intangible assets	1,153	13	256	2	1,424
Number of employees (average)	79,344	1,414	14,770	301	95,829

*	North America, including Mexico

2003	European Union (EU25) **	North America *	South America	Other	Total
Revenue	20,141	2,127	1,193	2,462	25,923
Segment assets	18,009	648	1,409	379	20,445
Property, plant and equipment	7,844	91	890	122	8,947
Gross operating result	1,951	-69	290	56	2,228
Operating result	830	-350	229	29	738
Acquisition of property, plant and equipment, and intangible assets	1,097	29	194	7	1,327
Number of employees (average)	86,324	2,707	7,671	840	97,542

*	North America, including Mexico

**	European Union (EU 25): the 2003 data has been revised to reflect the enlargement of the European Union with ten new countries as from May 1, 2004.

Note 28 - Events after the balance sheet date

On the closure on January 11, 2005 of the Public Offer of Withdrawal followed of an Obligatory Withdrawal (“OPR-RO”) of the Usinor shares, the Group acquired 1,094,066 shares accounting for 0.43% of the issued capital of said company and thus now holds 100% of the issued share capital of Unisor.

Note 29 - Reconciliation of the Arcelor Group financial statement prepared in accord with Luxembourg GAAP with the financial statements prepared in accord with IFRS

In EUR million	2004	2003
Net situation (Group share) according to Luxembourg GAAP	10,421	7,321
Negative goodwill not transferred in shareholders’ equity	686	—
Own shares	-364	-751
Result on own shares	11	17
Accounting for convertible bonds	79	101
Financial instruments	69	45
Net situation (Group share) according to Arcelor GAAP	10,902	6,733

In EUR milion	2004	2003
Net situation (Group share) according to Luxembourg GAAP	2,284	232
Result on own shares	6	—
Financial instruments	24	25
Net situation (Group share) according to Arcelor	2,314	257

Note 30 - Simplified Group organisation chart

Note 31 - Listing of Group companies

CONSOLIDATION SCOPE, AS AT DECEMBER 31, 2004

361 companies fully consolidated (in addition to Arcelor S.A.)

185 companies consolidated using the equity method

Company name	Consolidation method	Country	Percentage of capital held control (%)
Flat Carbon Steel sector
Aceralia Planos sub-group comprising the following companies:
• ACERALIA Corporación Siderúrgica SA, Gozón	Full consolidation	Spain	99.577610
• Acería Compacta de Bizkaia SA, Sestao	Full consolidation	Spain	80.004286
• Acb, Acr Decapado Aie, Sestao	Full consolidation	Spain	100.000000
• Aceralia Construcciones SL, Sestao	Full consolidation	Spain	100.000000
• Arcelor España SA, Madrid	Full consolidation	Spain	100.000000
• Cia Hispano-Brasileira de Pelotizacao SA, Vitoria	Equity method	Brazil	49.111101
• Ensilectric SA, Avilés	Equity method	Spain	40.000000
• Ferramentas e Accessorios Industriais Lda, Agueda	Equity method	Portugal	39.999864
• Instituto Técnico de la Estructura del Acero SL, San Sébastien	Equity method	Spain	69.750000
• Metalúrgica Asturiana SA, Mieres	Full consolidation	Spain	100.000000
• Tetracero SA, Gijón	Full consolidation	Spain	100.000000
Aceros URS SA, Viladecans	Equity method	Spain	45.024739
Apsl Onpn Participacoes SA, São Paulo	Full consolidation	Brazil	100.000000
Arcelor Acos Planos Brasil Ltda, São Paulo	Full consolidation	Brazil	100.000000
Arcelor FCS Commercial Deutschland GmbH, Köln	Full consolidation	Germany	100.000000
Arcelor FCS Commercial SA, Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor Packaging International SA, Puteaux	Full consolidation	France	99.999801
Arcelor Packaging International España SL, Gozón	Full consolidation	Spain	100.000000
Arcelor Packaging International Italia Srl, Canossa	Full consolidation	Italy	100.000000
Arcelor Planos Sagunto SL, Valencia	Full consolidation	Spain	99.999999
Arcelor Research SA, Puteaux	Full consolidation	France	99.779150
Borcelik Celik Sanyii Ticaret AS, Istanbul	Equity method	Turkey	40.466215
Bregal Bremer Galvanisierungs-GmbH, Bremen	Full consolidation	Germany	75.050000
Bre.M.A Warmwalz GmbH & Co KG, Bremen	Full consolidation	Germany	88.888889
Coils Lamiere Nastri Spa, Caselette, sub-group comprising 20 companies	Equity method	Italy	35.000000
Cockerill Mécanique Prestations SA, Seraing	Full consolidation	Belgium	100.000000
Cockerill Sambre SA, Seraing	Full consolidation	Belgium	100.000000
Comercial de Hojalata y Metales SA, San Adrian	Equity method	Spain	22.999561
Companhia Siderúrgica de Tubarão SA (CST) sub-group comprising the following companies:
• Companhia Siderúrgica de Tubarão SA (CST), Serra	Full consolidation	Brazil	*73.340000
• CST Corporation BV, Rotterdam	Full consolidation	The Netherlands	100.000000
• CST Overseas Ltd, Grand Cayman	Full consolidation	Cayman Islands	100.000000
• Skaden SA, Palmela	Full consolidation	Portugal	100.000000
Cortes y Aplanados Siderúrgicos SA, Barcelona	Full consolidation	Spain	100.000000
Daval SA, Puteaux	Full consolidation	France	100.000000
Decosteel NV, Geel	Full consolidation	Belgium	100.000000
Decosteel 2 NV, Gent	Full consolidation	Belgium	100.000000
Dermach SA, Barcelona	Full consolidation	Spain	100.000000
Eko Stahl GmbH, Eisenhüttenstadt	Full consolidation	Germany	100.000000
Eurogal SA, Flémalle	Full consolidation	Belgium	100.000000
Ewald Giebel-Luxemburg GmbH, Dudelange	Equity method	Luxembourg	33.333333
Galtec NV, Gent	Full consolidation	Belgium	100.000000
Galvalange SARL, Dudelange	Full consolidation	Luxembourg	100.000000
Gestamp Automocion SL, Abadiano, sub-group comprising 58 companies	Equity method	Spain	35.000000
Gonvarri Industrial SA, Madrid, sub-group comprising 18 companies	Equity method	Spain	35.000000
Groupement de l’Industrie Sidérurgique SA, Puteaux	Full consolidation	France	99.999908
Holding Gonvarri Srl, Bilbao	Equity method	Spain	35.000000
La Magona sub-group comprising the following companies:
• La Magona d’Italia Spa, Firenze	Full consolidation	Italy	99.791940

*	Detailed explanation - Note 3 Changes in consolidation scope.

Company name	Consolidation method	Country	Percentage of capital held control (%)
• Centro Acciai Rivestiti Srl, Piombino	Full consolidation	Italy	100.000000
• Magona International SA, Luxembourg	Full consolidation	Luxembourg	99.990000
• Societa Mezzi Portuali Piombino Spa, Piombino	Equity method	Italy	50.000000
• Tubisud Srl, Luogosano	Full consolidation	Italy	55.000000
Laminoir de Dudelange SA, Dudelange	Full consolidation	Luxembourg	100.000000
R.Bourgeois SA, Besançon	Equity method	France	29.996667
Siderúrgica del Mediterráneo SA, Puerto Sagunto	Full consolidation	Spain	100.000000
Sidmar NV, Gent	Full consolidation	Belgium	100.000000
Sidstahl NV, Gent	Full consolidation	Belgium	100.000000
Sikel NV, Genk	Full consolidation	Belgium	100.000000
Sol Coqueria Tubarão SA, Serra	Full consolidation	Brazil	99.000000
Solcan Fininvest sub-group comprising the following companies:
• Solcan Fininvest Inc., Westmount	Full consolidation	Canada	100.000000
• Dosol Galva Inc., Hamilton	Equity method	Canada	20.000000
Sollac Ambalaj Celigi SA, Levent-Istanbul	Full consolidation	Turkey	74.999931
Sollac Atlantique SA, Puteaux	Full consolidation	France	99.999900
Sollac Lorraine SA, Puteaux	Full consolidation	France	99.999832
Sollac Méditerranée SA, Puteaux	Full consolidation	France	99.999867
Stahlwerke Bremen GmbH, Bremen	Full consolidation	Germany	100.000000
Tailor Steel America Llc, Holt	Full consolidation	United-States	70.602704
Tailored Blank Bremen GmbH & Co.KG, Bremen	Full consolidation	Germany	100.000000
Tailored Blank Eisenhüttenstadt GmbH, Eisenhüttenstadt	Full consolidation	Germany	100.000000
Tailored Blank Genk NV, Genk	Full consolidation	Belgium	100.000000
Tailored Blank Lorraine SA, Uckange	Full consolidation	France	99.992126
Tailored Blank Zaragoza SA, Zaragoza	Full consolidation	Spain	100.000000
Tailored Blanks SA, Liège	Full consolidation	Belgium	100.000000
Toleries Delloye-Matthieu SA, Marchin	Full consolidation	Belgium	99.744737
Usinor Auto SA, Puteaux	Full consolidation	France	99.969510
Vega do Sul SA, Sao Francisco	Full consolidation	Brazil	99.999996
LONG CARBON STEEL SECTOR
Aceralia Perfiles sub-group comprising the following companies:
• Aceralia Perfiles SL, Madrid	Full consolidation	Spain	100.000000
• Aceralia Perfiles Bergara SA, Bergara	Full consolidation	Spain	100.000000
• Aceralia Perfiles Madrid SL, Madrid	Full consolidation	Spain	100.000000
• Aceralia Perfiles Olaberria SL, Olaberria	Full consolidation	Spain	100.000000
• Aceralia Perfiles U.K. Ltd, Rayleigh	Full consolidation	United Kingdom	100.000000
• Arcelor Long Commercial Bordeaux SA, Merignac	Full consolidation	France	97.800000
• Arcelor Long Commercial Torino Srl, Torino	Full consolidation	Italy	100.000000
• Aristrain Hispano Trade GmbH, Düsseldorf	Full consolidation	Germany	100.000000
• Fercome Trading SL, Valencia	Full consolidation	Spain	100.000000
• Ilsacer 2000 SL, Zaragoza	Equity method	Spain	50.000000
• Kramer & Sons Trading Co, Detroit	Equity method	United-States	50.000000
• Servicios Complementarios del Norte SL, Bilbao	Equity method	Spain	49.000000
• Sociedad Auxiliar del Puerto de Pasajes SA, Renteria	Equity method	Spain	50.000000
• Triturados Férricos SL, Madrid	Equity method	Spain	33.300000
Aceralia Redondos sub-group comprising the following companies:
• Aceralia Redondos Comercial SA, Azpeitia	Full consolidation	Spain	100.000000
• Arcelor Alambron Zumárraga SA, Zumárraga	Full consolidation	Spain	100.000000
• Arcelor Barras Comercial SL, Azpeitia	Full consolidation	Spain	100.000000
• Arcelor Corrugados Azpeitia SL, Azpeitia	Full consolidation	Spain	100.000000
• Arcelor Corrugados Getafe SL, Getafe	Full consolidation	Spain	100.000000
• Arcelor Corrugados Lasao SA, Azpeitia	Full consolidation	Spain	100.000000
• Arcelor Laminados Zaragoza SA, Zaragoza	Full consolidation	Spain	100.000000
• Société Nationale de Sidérurgie SA, Al Hoceima	Equity method	Marocco	7.500000
Aquarius Holdings SA, Belo Horizonte	Full consolidation	Brazil	50.000000
Arbed-Finanz Deutschland GmbH, Saarbrücken	Full consolidation	Germany	100.000000
Arcelor Rails, Piles & Special Sections SARL, Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Arcelor Sections Commercial SA, Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Ares SA, Rodange	Full consolidation	Luxembourg	80.467895
Asbm SARL, Luxembourg	Full consolidation	Luxembourg	100.000000
Belgo-Mineira sub-group comprising the following companies:
• Companhia Siderúrgica Belgo-Mineira SA, Belo Horizonte	Full consolidation	Brazil	60.599059
• Acindar Industria Argentina de Aceros SA, Buenos Aires	Full consolidation	Argentina	72.680000
• Belgo Bekaert Arames SA, Contagem	Full consolidation	Brazil	55.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
• Belgo Bekaert Nordeste SA, Feira de Santana	Full consolidation	Brazil	99.997872
• Belgo-Mineira Participacão Indústria e Comércio SA, Juiz de Fora	Full consolidation	Brazil	99.984460
• Belgo Siderurgia SA, Belo Horizonte	Full consolidation	Brazil	99.997875
• Belgo-Mineira Uruguay SA, Montevideo	Full consolidation	Uruguay	100.000000
• BelgoPar Ltda, Belo Horizonte	Full consolidation	Brazil	100.000000
• Bemex International Ltd, Hamilton	Full consolidation	Bermuda	100.000000
• Bmb Belgo-Mineira Bekaert Artefatos de Arame Ltda, Vespasiano	Full consolidation	Brazil	55.499970
• Bmf Belgo-Mineira Fomento Mercantil Ltda, Belo Horizonte	Full consolidation	Brazil	100.000000
• Caf Santa Bárbara Ltda, Belo Horizonte	Full consolidation	Brazil	100.000000
• Cimaf Cabos SA, São Paulo	Equity method	Brazil	50.000000
• Procables SA, Lima	Equity method	Peru	47.739239
• Productos de Acero SA, Santiago	Equity method	Chili	50.000000
• Usina Hidrelétrica Guilman-Amorim SA, Belo Horizonte	Equity method	Brazil	51.000000
• Wire Rope Industries SA, Montréal	Equity method	Canada	50.000000
LME Laminés Marchands Européens SA, Trith Saint Léger, sub-group comprising 3 companies	Equity method	France	33.999260
MecanArbed Dommeldange SARL, Luxembourg	Full consolidation	Luxembourg	100.000000
Newco SARL, Luxembourg	Full consolidation	Luxembourg	100.000000
Newco SARL & Cie Secs, Luxembourg	Full consolidation	Luxembourg	100.000000
ProfilArbed SA, Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Redalsa SA, Valladolid	Equity method	Spain	26.000000
San zeno acciai - Duferco Spa, San Zeno Naviglio	Equity method	Italy	49.900001
Socabel (Groupe Arbed) Senc, Luxembourg	Full consolidation	Luxembourg	100.000000
Socadi (Groupe Arbed) Senc, Luxembourg	Full consolidation	Luxembourg	100.000000
Société du Train Universel de Longwy SA, Herserange	Full consolidation	France	99.999993
Stahlwerk Thüringen GmbH, Unterwellenborn	Full consolidation	Germany	100.000000
Travi e Profilati di Pallanzeno Spa, Pallanzeno	Full consolidation	Italy	100.000000
TrefilArbed Arkansas Inc, Pine Bluff	Full consolidation	United-States	62.962963
TrefilArbed Bettembourg SA, Dudelange	Full consolidation	Luxembourg	100.000000
TrefilArbed Bissen SA, Bissen	Full consolidation	Luxembourg	100.000000
TrefilArbed Cheb Sro, Jesenice u Chebu	Full consolidation	Czech Republic	80.000000
TrefilArbed Hungary Kft, Szentgotthard	Full consolidation	Hungary	100.000000
TrefilArbed Kiswire Ltd, Kyung-Nam	Equity method	South Korea	50.000000
TrefilArbed Stahlcord Austria AG, Fürstenfeld	Full consolidation	Austria	96.502722
STAINLESS STEEL SECTOR
Acesita SA, Belo Horizonte sub-group comprising 11 companies	Equity method	Brazil	38.938262
AL-Fin NV, Genk	Full consolidation	Belgium	99.996377
Alinox Srl, Aosta	Full consolidation	Italy	100.000000
Arcelor Stainless International SA, Puteaux	Full consolidation	France	99.997909
Haven Genk NV, Genk	Full consolidation	Belgium	50.000000
Imphy Alloys SA, Puteaux	Full consolidation	France	99.999829
Imphy Alloys Nevada sub-group comprising the following companies:
• Imphy Alloys Nevada Inc., New York	Full consolidation	United-States	100.000000
• Hood and Company Inc., Hambourg	Full consolidation	United-States	100.000000
• IAI Holding Inc., New York	Full consolidation	United-States	100.000000
• Metalimphy Alloys Corp, Collegeville	Full consolidation	United-States	100.000000
• Rahns Speciality Metals Inc., Collegeville	Full consolidation	United-States	100.000000
Imphy Ugine Précision SA, Puteaux	Full consolidation	France	99.999916
Industeel Belgium sub-group comprising the following companies:
• Industeel Belgium SA, Charleroi	Full consolidation	Belgium	100.000000
• Aval Metal Center SA, Charleroi	Full consolidation	Belgium	100.000000
• Charleroi Déroulage SA, Charleroi	Full consolidation	Belgium	100.000000
Industeel France sub-group comprising the following companies:
• Industeel France SA, Puteaux	Full consolidation	France	99.999400
• Industeel Creusot Sas, Puteaux	Full consolidation	France	100.000000
• Industeel Loire Sas, Puteaux	Full consolidation	France	100.000000
• Creusot Métal SA, Puteaux	Full consolidation	France	99.999167
July Products Llc sub-group comprising the following companies:
• July Products Llc, Coraopolis	Full consolidation	United-States	100.000000
• J&L Speciality Steel International Sales Corp, Christiansted	Full consolidation	United-States	100.000000
• Midland Terminal Company Corp, Midland	Full consolidation	United-States	100.000000
La Meusienne Italia Srl, Milano	Full consolidation	Italy	100.000000
Longtain Aciers Spéciaux et Inoxydables SA, Strepy-Bracquegnies	Full consolidation	Belgium	100.000000
Matthey et Cie SA, Apples	Full consolidation	Switzerland	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Matthey France Sas, Ancerville	Full consolidation	France	100.000000
Matthey Holding SA, Fribourg	Full consolidation	Switzerland	100.000000
Matthey US Inc., Detroit	Full consolidation	United-States	100.000000
Mecagis SA, Puteaux	Full consolidation	France	100.000000
RCC & Weha sub-group comprising the following companies:
• RCC & Weha GmbH, Erkrath	Full consolidation	Germany	100.000000
• UGINE & ALZ Deutschland GmbH, Erkrath	Full consolidation	Germany	100.000000
Société Meusienne de Constructions Mécaniques SA, Ancerville	Full consolidation	France	99.910716
Société Savoisienne de Métaux SA, Annecy	Full consolidation	France	100.000000
Sprint Metal Edelstahlziehereien GmbH, Hemer	Full consolidation	Germany	100.000000
Techalloy Company Inc., Mahwah	Full consolidation	United-States	100.000000
Trafilerie Bedini Srl, Peschiera Borromeo	Full consolidation	Italy	100.000000
Trefilados Inoxidables de Mexico SA, Huamantla	Full consolidation	Mexico	100.000000
Ugine & Alz SA, Puteaux	Full consolidation	France	99.851852
Ugine & Alz Belgium NV, Genk	Full consolidation	Belgium	100.000000
Ugine & Alz Benelux Service NV, Genk	Full consolidation	Belgium	100.000000
Ugine & Alz Carinox SA, Châtelet	Full consolidation	Belgium	100.000000
Ugine & Alz France SA, Puteaux	Full consolidation	France	99.999978
Ugine & Alz France Service SA, Gonesse	Full consolidation	France	100.000000
Ugine & Alz Iberica SA, Viladecans	Full consolidation	Spain	99.999480
Ugine & Alz Italia Srl, Milano	Full consolidation	Italy	100.000000
Ugine & Alz Luxembourg SA, Rodange	Full consolidation	Luxembourg	100.000000
Ugine Savoie Rostfrei GmbH, Renningen	Full consolidation	Germany	100.000000
Ugine Stainless & Alloys Inc., Doylestown	Full consolidation	United-States	100.000000
Uginox Sanayi ve Ticaret AS, Gebze Kocaeli	Full consolidation	Turkey	65.000000
Ugitech SA, Ugine	Full consolidation	France	99.999948
Usi Holding Inc. Corp, Carson City	Full consolidation	United-States	100.000000
DISTRIBUTION, PROCESSING AND TRADING SECTOR
Aceralia Construcción Obras Srl, Berrioplano	Full consolidation	Spain	100.000000
Aceralia Distribucíon sub-group comprising the following companies:
• Aceralia Distribucíon SL, Madrid	Full consolidation	Spain	100.000000
• Arcelor Distribución Valencia SA, Valencia	Full consolidation	Spain	100.000000
• Lusitana de Distribuçao Siderúrgica Lda, Ribatejo	Full consolidation	Portugal	100.000000
• Perfiles Especiales SA, Pamplona	Equity method	Spain	100.000000
Aceralia Transformados sub-group comprising the following companies:
• Aceralia Transformados SA, Pamplona	Full consolidation	Spain	100.000000
• Aceralia Color Acero SL, Pamplona	Full consolidation	Spain	100.000000
• Ach Paneles AIE, Azuqueca de Henares	Equity method	Spain	40.000000
Arbed Americas sub-group comprising the following companies:
• Arbed Americas Llc, New York	Full consolidation	United-States	100.000000
• Arcelor International Mexico SA, Queretaro	Equity method	Mexico	100.000000
• Arcelor Tradind USA Llc, New York	Full consolidation	United-States	100.000000
Arbed Damwand België NV, Overpelt	Full consolidation	Belgium	100.000000
Arbed Damwand Nederland BV, Moerdijk	Full consolidation	The Netherlands	100.000000
Arcelor Bauteile GmbH, Kreuztal-Eichen	Full consolidation	Germany	100.000000
Arcelor Construcción España SL, Berrioplano	Full consolidation	Spain	100.000000
Arcelor Construction France SA, Haironville	Full consolidation	France	99.999216
Arcelor International SA, Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor International America Llc, New York	Full consolidation	United-States	100.000000
Arcelor International Antwerp SA, Antwerpen	Full consolidation	Belgium	99.900000
Arcelor International Canada Inc., Westmount	Full consolidation	Canada	100.000000
Arcelor International Export SA, Luxembourg	Full consolidation	Luxembourg	100.000000
Arbed Americas sub-group comprising the following companies:
• Arcelor International Singapore Ltd, Singapore	Full consolidation	Singapore	100.000000
• Arcelor International Malaysia Sdn. Bhd., Kuala Lumpur	Full consolidation	Malaysia	100.000000
Arcelor Négoce Distribution Sas, Reims	Full consolidation	France	100.000000
Arcelor Profil SA, Yutz	Full consolidation	France	99.900000
Arcelor Projects SARL, Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor Projects International BV, Rotterdam	Full consolidation	The Netherlands	100.000000
Arcelor Stahlhandel GmbH, Ratingen	Full consolidation	Germany	100.000000
Arcelor Stahlhandel Holding GmbH, Ratingen	Full consolidation	Germany	100.000000
Ask Mac Gowan Ltd, Halesowen	Full consolidation	United Kingdom	90.000000
Asturiana de Perfiles SA, Langreo	Full consolidation	Spain	67.645946

Company name	Consolidation method	Country	Percentage of capital held control (%)
Avis Steel UK Ltd, Manchester	Full consolidation	United Kingdom	92.500000
Baechler SA, Thionville	Full consolidation	France	100.000000
Berton Sicard Produits Métallurgiques SA, Avignon	Full consolidation	France	100.000000
Chaillous SA, Nantes	Full consolidation	France	100.000000
Cima SA, Bertrichamps	Full consolidation	France	100.000000
Cisatol SA, Montataire	Full consolidation	France	99.999603
Cockerill Stahl Service GmbH, Essen	Full consolidation	Germany	100.000000
Cofrastra SA, Fribourg	Full consolidation	Switzerland	100.000000
Color Profil NV, Geel	Full consolidation	Belgium	100.000000
Comptoir Métallurgique du Littoral SA, Nice	Full consolidation	France	100.000000
Arcelor International Singapore sub-group comprising the following companies:
• Contisteel (Holdings) Ltd, Andover	Full consolidation	United Kingdom	100.000000
• Contisteel (Southern) Ltd, Andover	Full consolidation	United Kingdom	100.000000
• Contisteel Ltd, Andover	Full consolidation	United Kingdom
D.T.T. Purchasing Sas, Reims	Full consolidation	France	100.000000
Delta Zinc SA, Saint Jorioz	Full consolidation	France	100.000000
Dikema & Chabot Holding BV, Rotterdam	Full consolidation	The Netherlands	100.000000
Dikema Staal Nederland BV, Rotterdam	Full consolidation	The Netherlands	100.000000
Disteel NV, Machelen	Full consolidation	Belgium	100.000000
Disteel Cold NV, Machelen	Full consolidation	Belgium	100.000000
Europese Staal Prefabricatie NV, Geel	Full consolidation	Belgium	99.999911
Établissement Alfred André SA, Harfleur	Full consolidation	France	100.000000
Établissements Jean Letierce et Cie, Bolbec	Full consolidation	France	100.000000
Etilam SA, Saint-Dizier	Full consolidation	France	99.388333
Eucosider Commercial SA, Pétange	Full consolidation	Luxembourg	100.000000
Eurinter France SA, Reims	Full consolidation	France	100.000000
Eurinter Svenska AB, Karlstad	Full consolidation	Sweden	100.000000
Fermatec SA, Nîmes	Full consolidation	France	100.000000
Ferrometalli-Safem Spa, Milano	Full consolidation	Italy	96.446073
Flachform Stahl GmbH, Schwerte	Full consolidation	Germany	100.000000
Galva Service SA, Douzy	Full consolidation	France	99.998383
Guillot SA, Poitiers	Full consolidation	France	50.000000
Haironville Metal Profil SA, Herstal	Full consolidation	Belgium	100.000000
Haironville Portugal SA, Cartaxo	Full consolidation	Portugal	99.988462
Haironville UK Ltd, St Helens	Full consolidation	United Kingdom	100.000000
Haironville Tac Ltd, St Helens	Full consolidation	United Kingdom	100.000000
Jean Guille SA, Thionville	Full consolidation	France	49.997500
Konti Steel Hellas SA, Magnissia	Full consolidation	Greece	100.000000
Contisteel sub-group comprising the following companies:
• Laminados Velasco SL, Basauri	Full consolidation	Spain	80.002547
• Arcelor Distribución Murcia SA, San Ginés	Full consolidation	Spain	100.000000
• Arcelor Distribución Valladolid SA, Valladolid	Full consolidation	Spain	100.000000
• Arcelor Distribución Vigo SA, Porriño	Full consolidation	Spain	100.000000
• Auxiliar Laminadora Alavesa SA, Olaeta	Full consolidation	Spain	100.000000
• Calibrados Pradera SA, Miravalles	Equity method	Spain	50.000000
• Cántabra de Laminados Velasco SA, Santander	Full consolidation	Spain	100.000000
• Castellana de Laminados Velasco SA, Burgos	Full consolidation	Spain	100.000000
• Elaborados y Construcción SA, Getafe	Full consolidation	Spain	100.000000
• Ferronía SA, Andoain	Full consolidation	Spain	100.000000
• Grupo Velasco Desarrollo SL, Basauri	Full consolidation	Spain	100.000000
• Industrias Zarra SA, Galdacano	Equity method	Spain	25.000000
• Laminados Canarias SA, Telde	Full consolidation	Spain	100.000000
• Laminados Comavesa SA, Getafe	Full consolidation	Spain	100.000000
• Laminados Gonvelsa SL, Llanera	Full consolidation	Spain	100.000000
• Laminados Siderúrgicos Arbizu SA, Arbizu	Full consolidation	Spain	100.000000
• Laminados Siderúrgicos Duero SA, Aranda de Duero	Full consolidation	Spain	90.000000
• Laminados Siderúrgicos La Coruña SA, Arteixo	Full consolidation	Spain	100.000000
• Laminados Siderúrgicos Miranda SA, Miranda de Ebro	Full consolidation	Spain	100.000000
• Laminados Siderúrgicos Orense SA, San Ciprian de Viñas	Full consolidation	Spain	90.000000
• Laminados Siderúrgicos Sampol SL, Palma de Mallorca	Full consolidation	Spain	100.000000
• Laminados Siderúrgicos Sevilla SA, Alcalá de Guadaira	Full consolidation	Spain	100.000000
• Laminados Siderúrgicos Toledo SA, Villaluenga de la Sagra	Full consolidation	Spain	100.000000
• Laminados Siderúrgicos Vitoria SA, Vitoria	Full consolidation	Spain	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
• SA Productos Empresas Metalúrgicas, Salvatierra	Full consolidation	Spain	100.000000
• Servicio del Acero SA, Basauri	Full consolidation	Spain	100.000000
• Tremad SA, Icazteguieta	Full consolidation	Spain	100.000000
• Tubos y Decapados SA, Basauri	Full consolidation	Spain	100.000000
Laserflash SA, Eupen	Full consolidation	Belgium	100.000000
Lille Aciers SA, Lomme	Full consolidation	France	100.000000
Megaço Jma Comercio Siderúrgico Ltda, Palmela	Equity method	Portugal	38.666500
Mirouze Novacier SA, Toulouse	Full consolidation	France	100.000000
Monteferro Stahl Service GmbH, Leichlingen	Full consolidation	Germany	100.000000
Mosacier SA, Liège	Full consolidation	Belgium	100.000000
Plaques et Découpes France SA, Reims	Full consolidation	France	99.998933
Perry Willenhall Steel Service Centres Ltd, Willenhall	Full consolidation	United Kingdom	100.000000
Produits d’Usines Métallurgiques Pum-Station Service Acier SA, Reims	Full consolidation	France	99.983629
Produits Métallurgiques de l’Orléanais Sas, Ingre	Full consolidation	France	100.000000
Produits Métallurgiques des Ardennes SA, Donchery	Full consolidation	France	100.000000
Produits Métallurgiques du Sud-Ouest SA, Langon	Full consolidation	France	100.000000
Produits Sidérurgiques de la Moselle SA, Yutz	Full consolidation	France	100.000000
ProfilArbed Distribution SA, Esch s/Alzette	Full consolidation	Luxembourg	100.000000
ProfilArbed Distribution Exploitation Luxembourg SA, Differdange	Full consolidation	Luxembourg	100.000000
ProfilArbed Distribution Luxembourg SA, Pétange	Full consolidation	Luxembourg	100.000000
Laminados Velasco sub-group comprising the following companies:
• ProfilArbed Staalhandel BV, Born	Full consolidation	The Netherlands	100.000000
• AND-Steel NV, Schoten	Full consolidation	Belgium	100.000000
• Borotrans Born BV, Born	Full consolidation	The Netherlands	100.000000
• Bouwstaal Nederland BV, Born	Full consolidation	The Netherlands	100.000000
• Demanet-Cassart Aciers SA, Seneffe	Full consolidation	Belgium	100.000000
• Leduc Trading NV, Schoten	Full consolidation	Belgium	100.000000
• Limbustaal BV, Meersen	Full consolidation	The Netherlands	100.000000
• Lommaert Walserijprodukten BV, Born	Full consolidation	The Netherlands	100.000000
• Lommaert/Montan Wapeningsstaal BV, Nijmegen	Full consolidation	The Netherlands	100.000000
• Montan Staal BV, Den Haag	Full consolidation	The Netherlands	100.000000
• ProfilArbed Staalhandel Nederland BV, Born	Full consolidation	The Netherlands	100.000000
• Steelexpress NV, Schoten	Full consolidation	Belgium	100.000000
Profilsteel SA, Bouffioulx	Full consolidation	Belgium	100.000000
Pum Paris-Normandie SA, Bonneuil sur Marne	Full consolidation	France	100.000000
Pum Sud Est Sas, Lyon	Full consolidation	France	100.000000
Pum Steel Service Centre Sas, Reims	Full consolidation	France	100.000000
Ravené Schäfer GmbH, Halle	Full consolidation	Germany	100.000000
SA Lardier et compagnie, Blois	Full consolidation	France	100.000000
Sar Stahlservice GmbH, Neuwied	Full consolidation	Germany	100.000000
Savoie Métal SA, Saint Jorioz	Full consolidation	France	100.000000
Sirus Ssc, Saint Ouen l’Aumône	Full consolidation	France	100.000000
Skyline Steel sub-group comprising the following companies:
• Skyline Steel Llc, Parsippany	Full consolidation	United-States	100.000000
• Arkansas Steel Processing Llc, Armoral	Full consolidation	United-States	100.000000
• Arkansas Steel Processing Llc, Bessemer	Full consolidation	United-States	100.000000
• Associated Pile and Fitting Llc, Clifton	Full consolidation	United-States	100.000000
• Casteel Llc, Belpre	Full consolidation	United-States	100.000000
• Midwest Steel & Tube Llc, Chicago	Full consolidation	United-States	100.000000
• PA Pipe Llc, Camp Hill	Full consolidation	United-States	100.000000
• Sheeting Solutions Llc, Belpre	Full consolidation	United-States	100.000000
• Skyline (Php) Canada Ltd, Saint-Bruno	Full consolidation	Canada	100.000000
• Skyline Canada Holding Inc., Montréal	Full consolidation	Canada	100.000000
Slpm SA, Saint Ouen l’Aumône	Full consolidation	France	100.000000
Société Belge d’Oxycoupage SA, Liège	Full consolidation	Belgium	100.000000
Société de transports de produits d’usines Métallurgiques SA, Reims	Full consolidation	France	100.000000
Société Industrielle Métallurgique et d’entreprise SA, La Chapelle Saint Luc	Full consolidation	France	100.000000
Sotracier SA, Pontcharra	Full consolidation	France	99.997500
Sotracier Pontoise Sas, Saint Ouen l’Aumône	Full consolidation	France	100.000000
Sps Altensteig Stahl-Service-Center GmbH, Altensteig-Waldorf	Full consolidation	Germany	100.000000
Sps Lichtenstein Stahl-Service-Center GmbH, Lichtentein	Full consolidation	Germany	100.000000
Srw-Sps Verwaltungs GmbH, Altensteig Waldorf	Full consolidation	Germany	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Station-service Acier Lopez Sas, Valence	Full consolidation	France	100.000000
Südband Stahl-Service GmbH, Ludwigshafen	Full consolidation	Germany	100.000000
Traxys SA, Bertrange sub-group comprising 14 companies	Equity method	Luxembourg	50.000000
Upac Sas, Saint Ouen l’Aumône	Full consolidation	France	100.000000
Usinor Stal Serwis Spzoo, Bytom	Full consolidation	Poland	100.000000
Welbeck Steel Service Centre Ltd, Barking	Full consolidation	United Kingdom	100.000000
OTHER ACTIVITIES SECTOR
Arcelor SA, Luxembourg		Luxembourg
Aceralia Constructalia SL, Pamplona	Full consolidation	Spain	100.000000
Aceralia Steel Trading BV, Amsterdam	Full consolidation	The Netherlands	100.000000
Ais Finance (Groupe Arbed) Snc, Luxembourg	Full consolidation	Luxembourg	100.000000
Arbed SA, Luxembourg	Full consolidation	Luxembourg	99.773651
Arbed Investments SA, Luxembourg	Full consolidation	Luxembourg	100.000000
Arbed Investment Services SA, Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor Finance and Services Belgium SA, Bruxelles	Full consolidation	Belgium	100.000000
Arcelor Finance Sca, Luxembourg	Full consolidation	Luxembourg	99.999998
Arcelor Finanziara Srl, Piombino	Full consolidation	Italy	100.000000
Arcelor Germany Holding GmbH, Düsseldorf	Full consolidation	Germany	100.000000
Arcelor Holding SARL, Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor Italy Holding Srl, Piombino	Full consolidation	Italy	100.000000
Arcelor Netherlands BV, Amsterdam	Full consolidation	The Netherlands	100.000000
Arcelor Persebras SL, Olaberria	Full consolidation	Spain	100.000000
Arcelor Purchasing Sas, Puteaux	Full consolidation	France	100.000000
Arcelor Spain Holding SA, Barcelona	Full consolidation	Spain	100.000000
Arcelor Treasury Snc, Puteaux	Full consolidation	France	100.000000
Arcelor USA Holding Inc., New York	Full consolidation	United-States	100.000000
Aster SA, Puteaux	Full consolidation	France	100.000000
Atic Services SA, Paris, sub-group comprising 13 companies	Equity method	France	43.461528
Bail Industrie SA, Hayange	Full consolidation	France	99.999646
Cfl Canada Investment Inc., Granby	Full consolidation	Canada	100.000000
Circuit Foil America Secs, Granby	Full consolidation	Canada	100.000000
Circuit Foil Luxembourg SARL, Wiltz	Full consolidation	Luxembourg	76.910010
Circuit Foil Service SA, Weidingen/Wiltz	Equity method	Luxembourg	49.000000
Cockerill Forges and Ringmill SA, Seraing	Full consolidation	Belgium	100.000000
Daf Group NV, Gent	Full consolidation	Belgium	50.000000
Dhs-Dillinger Hütte Saarstahl AG, Dillingen, sub-group comprising 13 companies	Equity method	Germany	51.250000
Esperbras SL, Olaberria	Full consolidation	Spain	100.000000
Finindus NV, Bruxelles	Full consolidation	Belgium	50.000000
Foil Coatings Luxembourg - FCL Gie, Wiltz	Equity method	Luxembourg	100.000000
G.Fer Snc, Puteaux	Full consolidation	France	100.000000
Groupement Immobilier Scrl, Bruxelles	Full consolidation	Belgium	100.000000
Immobilière Schlassgoart (Groupe Arbed) Senc, Luxembourg	Full consolidation	Luxembourg	100.000000
Imphy SA, Puteaux	Full consolidation	France	99.999702
InvestAR SARL, Luxembourg	Equity method	Luxembourg	50.000000
Paul Wurth SA, Luxembourg	Full consolidation	Luxembourg	48.092003
Seridev SA, Puteaux	Full consolidation	France	99.400000
Sidarfin NV, Gent	Full consolidation	Belgium	99.999979
Sidarsteel NV, Gent	Full consolidation	Belgium	100.000000
Sidmar Finance (Groupe Arbed) SA, Luxembourg	Full consolidation	Luxembourg	100.000000
Sodisid SA, Courbevoie	Full consolidation	France	99.998800
Sofinus SA, Puteaux	Full consolidation	France	99.999856
Sogepass SA, Hayange	Full consolidation	France	99.999745
Sollac Verwaltung GmbH, Stuttgart	Full consolidation	Germany	100.000000
Somef SA, Liège	Full consolidation	Belgium	100.000000
Soteg Société de Transport de Gaz SA, Luxembourg	Equity method	Luxembourg	20.000000
Sotel SC, Esch s/Alzette	Full consolidation	Luxembourg	75.000000
Sotel Réseau et Cie Secs, Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Tixis Sytems Sas, Puteaux	Full consolidation	France	100.000000
Tixis Systems Belgium SA, Flémalle	Full consolidation	Belgium	100.000000
Tixis Technologies Sas, Puteaux	Full consolidation	France	100.000000
USINOR SA, Puteaux	Full consolidation	France	99.625368
Usinor Belgium SA, Seraing	Full consolidation	Belgium	100.000000
Usinor Imports & Trading SA, Puteaux	Full consolidation	France	100.000000
Victoria Bay Overseas Spain SL, Gozón	Full consolidation	Spain	100.000000
Victoria Steel Overseas Ltd, Gozón	Full consolidation	Spain	100.000000

Companies not consolidated

Company name	Country	Percentage of capital heldcontrol (%)
1) NON-CONSOLIDATED SUBSIDIARIES (356 COMPANIES)
Abc BV, Nijmegen	The Netherlands	100.000000
Acdo Llc, New York	United-States	100.000000
Aciers Solcan Inc., Burlinton	Canada	100.000000
Acindar Belgo-Mineira Exports SA, Buenos Aires	Argentina	100.000000
Acindar do Brasil Ltda, São Paulo	Brazil	100.000000
Acindar Uruguay Indústria Argentina de Aceros SA, Montevideo	Uruguay	100.000000
Agifep, Arbed Group Investors for Electronic Purchasing SA, Luxembourg	Luxembourg	100.000000
Agifesa, Arbed Group Investors for Electronic Sales SA, Luxembourg	Luxembourg	100.000000
Agrinsa - Agro Industrial SA, La Rioja	Argentina	100.000000
Airdix SA, Luxembourg	Luxembourg	100.000000
Alpha Profil SA, Paris	France	99.760000
Arbed Building Concepts SA, in process of business discontinuance, Differdange	Luxembourg	100.000000
Arc-Air SA, Luxembourg	Luxembourg	100.000000
Arcelor Acelkereskedelmi Kft, Kecskemét	Hungary	99.967208
Arcelor Assekuranz Vermittlungs-GmbH, in process of business discontinuance, Bremen	Germany	100.000000
Arcelor Auto Argentina SA, Buenos Aires	Argentina	99.996078
Arcelor Auto Brasil Ltda, São Paulo	Brazil	99.999882
Arcelor Consultants SA, Puteaux	France	99.813333
Arcelor Distribuce - CZ Sro, Praha	Czech Republic	100.000000
Arcelor Distribúcia Slovensko Sro, Kosice	Slovakia	100.000000
Arcelor Distribucija Doo, Sarajevo	Croatia	100.000000
Arcelor Distribucija Doo, Beograde	Serbia & Montenegro	100.000000
Arcelor Distribucion Barcelona SL, Parets del Valles	Spain	100.000000
Arcelor Distributie Srl, Pantelimon	Romania	100.000000
Arcelor Distribution Bulgaria Eood, Sofia	Bulgaria	100.000000
Arcelor Dystrybucja Polska Spzoo, Katowice	Poland	100.000000
Arcelor FCS Celik Ticaret AS, Istanbul	Turkey	99.998400
Arcelor FCS Commercial Austria GmbH, Steyr	Austria	100.000000
Arcelor FCS Commercial Belgium SA, Bruxelles	Belgium	99.960000
Arcelor FCS Commercial Central and Eastern Europe GmbH, Berlin	Germany	100.000000
Arcelor FCS Commercial CZ Sro, Praha	Czech Republic	100.000000
Arcelor FCS Commercial Denmark A/S, Kobenhavn	Denmark	100.000000
Arcelor FCS Commercial Finland OY, Helsinki	Finland	100.000000
Arcelor FCS Commercial France SA, Puteaux	France	99.949999
Arcelor FCS Commercial Greece Llc, Kifissia	Greece	99.666667
Arcelor FCS Commercial Hungary Kft, Budapest	Hungary	100.000000
Arcelor FCS Commercial Iberica SL, Madrid	Spain	99.999999
Arcelor FCS Commercial Italia Srl, Milano	Italy	100.000000
Arcelor FCS Commercial Luxembourg SA, Dudelange	Luxembourg	100.000000
Arcelor FCS Commercial Netherlands BV, Rotterdam	The Netherlands	100.000000
Arcelor FCS Commercial Norway AS, Oslo	Norway	100.000000
Arcelor FCS Commercial Poland Spzoo, Poznan	Poland	100.000000
Arcelor FCS Commercial Portugal SL, Cascais	Portugal	100.000000
Arcelor FCS Commercial Schweiz AG, Zürich	Switzerland	99.950000
Arcelor FCS Commercial Sweden AK, Goteborg	Sweden	100.000000
Arcelor FCS Commercial UK Ltd, Birmingham	United Kingdom	100.000000
Arcelor Germany Services GmbH, Berlin	Germany	100.000000
Arcelor Grundstücksverwaltung Thüringen GmbH, Ratingen	Germany	100.000000
Arcelor Inoxidables de Mexico SA, Mexico DF	Mexico	99.999971
Arcelor Insurance Belgium NV, Gent	Belgium	100.000000
Arcelor Insurance Consultants SA, Luxembourg	Luxembourg	100.000000
Arcelor International Africa SA, Casablanca	Marocco	99.966102
Arcelor International Baltics OÜ, Tallinn	Estonia	100.000000
Arcelor International Celik Dis Ticaret AS, Istanbul	Turkey	99.753086
Arcelor International Norway AS, Oslo	Norway	100.000000
Arcelor International (Proprietary) Ltd, Sandton	South Africa	100.000000
Arcelor Long Commercial Austria GmbH, Salzburg	Austria	100.000000
Arcelor Long Commercial Benelux BV, Rotterdam	The Netherlands	100.000000
Arcelor Long Commercial Denmark AS, Kobenhavn	Denmark	100.000000
Arcelor Long Commercial Norway AS, Oslo	Norway	100.000000
Arcelor Long Commercial Polska Spzoo, Katowice	Poland	100.000000

Company name	Country	Percentage of capital heldcontrol (%)
Arcelor Long Commercial Schweiz AG, Basel	Switzerland	100.000000
Arcelor Long Commercial Sweden AB, Stockholm	Sweden	100.000000
Arcelor Metal Endüstri Ve Ticaret AS, Istanbul	Turkey	100.000000
Arcelor Négoce Distribution - Europe Est SA, Luxembourg	Luxembourg	100.000000
Arcelor Négoce Distribution China Holding Ltd, Wanchai	China	100.000000
Arcelor Packaging International Belgium SA, Sint-Niklaas	Belgium	100.000000
Arcelor Projects Pte Ltd, Singapore	Singapore	90.000000
Arcelor Rebar Commercial Deutschland GmbH, Waldems-Bermbach	Germany	100.000000
Arcelor Rebar Commercial SA, Differdange	Luxembourg	100.000000
Arcelor RPS Italia Srl, Torino	Italy	100.000000
Arcelor RPS UK Ltd, Solihull	United Kingdom	100.000000
Arcelor Salesco SARL, Luxembourg	Luxembourg	100.000000
Arcelor Sections Commercial Austria GmbH, Salzburg	Austria	100.000000
Arcelor Sections Commercial Deutschland GmbH, Köln	Germany	100.000000
Arcelor Sections Commercial France SA, Puteaux	France	99.990000
Arcelor Sections Commercial Italia Srl, Torino	Italy	100.000000
Arcelor Sections Commercial UK Ltd, Birmingham	United Kingdom	100.000000
Arcelor Slovakia Ssc, Bratislava	Slovakia	100.000000
Arcelor Stainless (China) Company Ltd, Tsim Sha TsuiI	China	99.900000
Arcelor Stainless Australia Pty Ltd, Southport	Australia	100.000000
Arcelor Stainless Canada Inc., Westmount	Canada	100.000000
Arcelor Stainless Processing Llc, Troy	United-States	100.000000
Arcelor Stainless Singapore Pte Ltd, Singapore	Singapore	100.000000
Arcelor Stainless USA Inc., New York	United-States	100.000000
Arcelor Trading Luxembourg SA, Luxembourg	Luxembourg	100.000000
Arceo SA, Flémalle	Belgium	65.163934
Arceval SA, Bruxelles	Belgium	100.000000
Armar Prestacão de Servicos Ltda, São Paulo	Brazil	99.999996
Armasteel SA, Wavre	Belgium	100.000000
Armatures SA, Pontpierre	Luxembourg	100.000000
A.S. Build SA, Liège	Belgium	100.000000
A.S.C.Praha Spo.r.o., Praha	Czech Republic	100.000000
Association Coopérative Zélandaise de Carbonisation BV, in liquidation, Terneuzen	The Netherlands	100.000000
Assuraciers Snc, Puteaux	France	100.000000
Aster Finances Snc, Puteaux	France	100.000000
A’Tol Sas, La Ravoire	France	100.000000
Belegings-Maatschappij Almafund BV, Rotterdam	The Netherlands	100.000000
Belgo Trade SA, Luxembourg	Luxembourg	100.000000
Bemex Belgo-Mineira Comercial Exportadora SA, Belo Horizonte	Brazil	100.000000
Berry Fer Sas, Vierzon	France	100.000000
Betonijzer Buigcentrale Limburg BV, Born	The Netherlands	100.000000
Blahove BV, Amsterdam	The Netherlands	97.500000
Bme Belgo-Mineira Engenharia Ltda, Belo Horizonte	Brazil	100.000000
Bms Belgo-Mineira Sistemas SA, Belo Horizonte	Brazil	100.000000
Bometal NV, Mechelen	Belgium	100.000000
Bre.M.A Warmwalz GmbH, Bremen	Germany	100.000000
C3S SARL, Puteaux	France	100.000000
C.S.T.R. Sas, Reims	France	100.000000
Caen Métaux Sas, Mondeville	France	100.000000
Calimco BV, Born	The Netherlands	100.000000
Central Pedro de Mendoza SA, in liquidation, Buenos Aires	Argentina	86.399990
Centre Auvergne Pliage Sas, Saint-Étienne	France	100.000000
Cepi Services SA, Flémalle	Belgium	100.000000
Cfa Management Inc., Montréal	Canada	100.000000
Changzhou Uginox Products Company Ltd, Jiang Su	China	90.000000
Circuit Foil Asia Pacific (Hongkong) Ltd, Kwai Chung	China	75.000000
Circuit Foil Engineering SARL, Weidingen/Wiltz	Luxembourg	100.000000
Circuit Foil Trading USA Inc., Glenside	United-States	100.000000
Circuit Foil UK Ltd, Silloth Carlisle	United Kingdom	100.000000
Cofralux SA, Differdange	Luxembourg	100.000000
Cogeaf NV, Schoten	Belgium	95.930000
Color Profil GmbH, Munchen	Germany	100.000000
Comercial Bagual Ltda, Santiago	Chili	100.000000
Considar do Brasil Ltda, Belo Horizonte	Brazil	100.000000

Company name	Country	Percentage of capital heldcontrol (%)
Considar Far East Ltd, in liquidation, Hong Kong	China	50.000000
Cordelia SA, Puteaux	France	99.998000
Corea SA, Senningerberg	Luxembourg	100.000000
Corporations Efficency Growth Through Information Systems Scrl, Ougrée	Belgium	88.744589
Crois-sens Scrl, Ougrée	Belgium	99.733333
Csn Chrome SA, Liège	Belgium	100.000000
Daficus SA, Puteaux	France	99.760000
Danderaus SA, Puteaux	France	99.842932
Dania Grundstückverwaltungs-GmbH, Köln	Germany	100.000000
Daval Nederland BV, Amsterdam	The Netherlands	100.000000
Dilling-GTS Ventes France SA, Puteaux	France	99.990000
e-Arbed Distribution SA, Esch s/Alzette	Luxembourg	100.000000
Ebt Electron Beam Technology GmbH, Bremen	Germany	100.000000
Efoam SA, Luxembourg	Luxembourg	100.000000
Eisen. Schlackenaufbereitungund Umwelttechnik GmbH, in liquidation, Eisenhüttenstadt	Germany	100.000000
Eko Feinblechhandel GmbH, Eisenhüttenstadt	Germany	100.000000
Eko Ferrit GmbH, Eisenhüttenstadt	Germany	100.000000
Eko Handelsunion GmbH, in liquidation, Eisenhüttenstadt	Germany	100.000000
Eko Nederland BV, Bennebroek	The Netherlands	100.000000
Eko Recycling GmbH, Eisenhüttenstadt	Germany	100.000000
Eko Stahl Recycling Cottbus GmbH, Eisenhüttenstadt	Germany	75.000000
Eko Stahl Spzoo, Slubice	Poland	100.000000
Eko Transportgesellschaft mbH, Eisenhüttenstadt	Germany	100.000000
Ekosto NV, Sint Gillis Waas	Belgium	75.676114
Electro Holding Company SA, Luxembourg	Luxembourg	100.000000
Esp Vertrieb Deutschland GmbH, Köln	Germany	100.000000
Estate Wire Ltd, Sheffield	United Kingdom	100.000000
Eurinbel SA, Liège	Belgium	100.000000
Fabest Sas, Ludres	France	100.000000
Fbh Eko Feinblechhandel GmbH, Burbach	Germany	100.000000
Ferrometalli Taglio e Lamiere Srl, Calderara di Reno	Italy	100.000000
Ferropol SA, Luxembourg	Luxembourg	100.000000
Fers et Maintenance Industriels SARL, Pont sur Sambre	France	100.000000
Fersthal Sagl, Lugano	Switzerland	99.000000
Fi 2000 Sas, Limas	France	75.000000
Finansider SA, Puteaux	France	99.999004
Forschungs-und Qualitatszentrum Brandenburg GmbH, Eisenhüttenstadt	Germany	100.000000
Frecolux SA, Luxembourg	Luxembourg	99.999915
Frère Bourgeois UK Ltd, Hatfield	United Kingdom	99.991000
Galva Service Réunion SA, Saint Paul	France	100.000000
Geco Srl, Milano	Italy	100.000000
Gecs SA, Puteaux	France	99.940000
Geopar SA, in liquidation, Couillet	Belgium	50.950604
Gepor Sas, Illange	France	100.000000
Gie pour la realization d’actifs immobiliers du groupe Arbed, Luxembourg	Luxembourg	100.000000
Gie Primus®fonte, Luxembourg	Luxembourg	80.000000
Groupement des Industries Sidérurgiques Luxembourgeoises SC, Luxembourg	Luxembourg	94.782609
H & E SA, Puteaux	France	100.000000
Haidon Hubin SA, Liège	Belgium	100.000000
Haironville Sas, Haironville	France	100.000000
Haironville Austria GmbH, Neuhofen	Austria	99.997500
Haironville Bohemia SARL, Ceske Budejovice	Czech Republic	99.000000
Haironville Danmark AS, Rodovre	Denmark	100.000000
Haironville do Brasil Industria e Comercio Lta, Lorena	Brazil	100.000000
Haironville Guyane Sas, Cayenne	France	100.000000
Haironville Hungaria Kft, Budapest	Hungary	100.000000
Haironville Nederland BV, Tiel	The Netherlands	100.000000
Haironville Norge AS, Vestby	Norway	100.000000
Haironville Polska Spzoo, Poznan	Poland	100.000000
Haironville Slovensko Sro, Bratislava	Slovakia	100.000000
Haironville Sverige AB, Karlstad	Sweden	100.000000
Hathersage Metals Ltd, in process of business discontinuance, Chippenham	United Kingdom	100.000000
Hein, Lehmann Montage GmbH, Köln	Germany	100.000000

Company name	Country	Percentage of capital heldcontrol (%)
Homburger Rohrenwerk GmbH, Homburg	Germany	100.000000
Hughes and Spencer Steel Ltd, Willenhall	United Kingdom	99.992672
I.T.S. Inox Tubi Sicilia Srl, Priolo Gargallo	Italy	100.000000
Imhua Special Metal Co. Ltd, Foshan	China	65.000000
Impeco SA, San Luis	Argentina	100.000000
Imphy Deutschland GmbH, Erkrath	Germany	100.000000
Imphy Far East Co. Ltd, Kowloon	China	99.993103
Imphy Italiana Srl, Torino	Italy	100.000000
Imphy Service SA, Puteaux	France	100.000000
Imphy Ugine Precision BV, Amsterdam	The Netherlands	100.000000
Imphy Espana, SA, Barcelona	Spain	100.000000
Imphy Ugine Precision Switzerland SA, Préverenges	Switzerland	94.000000
Imphy Ugine Precision UK Ltd, Buckinghamshire	United Kingdom	100.000000
Industeel Deutschland GmbH, Grevenbroich	Germany	100.000000
Industeel Italia Srl, Milano	Italy	100.000000
Industeel UK Ltd, Worcester	United Kingdom	100.000000
Inspection, Protective Survey and Certification Bureau – Insurec SA, Bruxelles	Belgium	99.900000
Intersteel BV, Rotterdam	The Netherlands	100.000000
Isc Holdings Inc., New York	United-States	100.000000
Isoform Snc, Puteaux	France	100.000000
Itaúna Siderúrgica Ltda, Itaúna	Brazil	100.000000
JH Group Sci, Yutz	France	100.000000
K.I.V. I NV, Genk	Belgium	99.998951
Kempes & Koolen Bouwsystemen BV, Tiel	The Netherlands	100.000000
Kielco Nederland BV, Born	The Netherlands	100.000000
Kontirom Trade Srl, Bucarest	Romania	99.999642
Krisper Doo, Kranj	Slovénia	100.000000
Lasram Technology Kft, Szentendre	Hungary	78.461538
Le Fer à Béton SA, Yutz	France	100.000000
L’équipement par l’acier inoxydable SA, Puteaux	France	99.833000
Luxembourg Steel (Si Chuan) Co. Ltd, Chengdu	China	100.000000
Luxembourg Steel Trading Shanghai Co. Ltd, Shanghai	China	100.000000
Luxembourg Steel Wuhan Co. Ltd, Wuhan	China	100.000000
Maison Mathieu Romania SARL, Bucarest	Romania	100.000000
Marocacier SA, Luxembourg	Luxembourg	80.000000
Marona SA, Buenos Aires	Argentina	100.000000
Matthey & Pum SA, Reims	France	99.720000
Matthey Deutschland GmbH, Landau	Germany	100.000000
Matthey Iberica SL, Madrid	Spain	100.000000
Matthey Sro, Praha	Czech Republic	100.000000
Matthey UK Ltd, Dudley	United Kingdom	100.000000
Mecachim SA, Lusignan	France	99.833333
Memnous SA, Puteaux	France	99.842932
Metaalzetterij de Betuwe BV, Tiel	The Netherlands	100.000000
Metal Presse SARL, Puteaux	France	99.800000
Midi Aciers Profils Génie Civil SA, Beauzelle	France	99.995872
Montan SARL, Luxembourg	Luxembourg	90.000000
Nango SA, Puteaux	France	99.842932
Norsteel Corp., New York	United-States	100.000000
Ocas GmbH, Bremen	Germany	100.000000
Olis Sas, Puteaux	France	100.000000
Osirus SA, Puteaux	France	99.760000
Pab Sas, Onnaing	France	100.000000
Pab Sud Sas, Hagetmau	France	100.000000
Palfroid SA, Carignan	France	99.995103
Panneaux Frigorifiques Français Sas, Val d’Ize	France	100.000000
Panneaux Sandwich Guadeloupe SA, Baie Mahault	France	99.993750
Parements Métalliques d’Architecture SA, Cerons	France	99.988000
Parrec SA, Audun le Tiche	France	85.250000
Profistahl-Centrum Thüringen GmbH, Saalfeld	Germany	100.000000
Perry Investments Ltd, Willenhall	United Kingdom	100.000000
Philaeus SA, Puteaux	France	99.842932
Pliage Midi Pyrenées SAS, Saint-Jory	France	100.000000
Plima Sas, Mallemort	France	100.000000

Company name	Country	Percentage of capital heldcontrol (%)
Plon Pliage Service SAS, Vitrolles	France	100.000000
Pre-Finished Steels Ltd, Willenhall	United Kingdom	100.000000
Prekon Spzoo, Starachowice	Poland	100.000000
Profil du futur SAS, Horbourg Wihr	France	100.000000
Profilage de Guadeloupe SAS, Baie Mahault	France	100.000000
Profilage de la Martinique Sas, Fort-de-France	France	100.000000
Profilage de La Réunion SA, Le Port	France	94.203612
Profilage de Saint-Martin SA, Saint Martin	France	99.983333
Profilage Dominicana SA, San Domingo	Dominican Republic	87.025547
Promo Pum Sas, Reims	France	100.000000
Qualifizierungszentrum der Wirtschaft GmbH, Eisenhüttenstadt	Germany	100.000000
Rbm Rohr Beschichtung Muldenstein GmbH, Muldenstein	Germany	100.000000
Recherche et Développement du groupe Cockerill Sambre Scrl, Liège	Belgium	96.000000
Retrimeuse Scrl, Seraing	Belgium	76.000000
Riss Transport SA, Puteaux	France	99.935135
Robert Smith Steels Ltd, Mersyside	United Kingdom	100.000000
Rodange Finance SA, Rodange	Luxembourg	100.000000
Rwm Rohrwerke Muldenstein GmbH, en faillite, Muldenstein	Germany	100.000000
Safem Distribuzione Srl, Tavagnacco	Italy	100.000000
Safem Raccordi Spa, Padova	Italy	100.000000
SARL Balleux Lardier, Blois	France	100.000000
Sci des 1 et 3 de la place Max-Rousseaux, Reims	France	100.000000
Sci Espace Saint-Léonard, Nantes	France	100.000000
Sfif SA, Puteaux	France	100.000000
Sibral Participações Ltda, Belo Horizonte	Brazil	100.000000
Sidlease NV, Gent	Belgium	100.000000
Sitek Srl, Torino	Italy	95.000000
Slci Société Luxbg.de Comm.International SA, Bertrange	Luxembourg	100.000000
SLPM Atlantique SAS, Reims	France	100.000000
Snst Scories France SA, Puteaux	France	99.963934
Sobesteel SA, Wavre	Belgium	100.000000
Société Carolorégienne de Cokéfaction SA, in liquidation, Liège	Belgium	85.785133
Société Civile Immobilière du 3, rue de l’Industrie à Basse-Yutz, Reims	France	100.000000
Société de Gestion pour la Protection Sociale SA, Puteaux	France	99.840000
Société des Mines de Sacilor SA, in liquidation, Puteaux	France	100.000000
Société des Mines d’Ottange II SARL, in process of business discontinuance, Yutz	France	99.966667
Socété d’Intéressement et de Participation SA, Puteaux	France	99.997521
Société Havraise de représentation Industrielle Sas, Le Havre	France	100.000000
Société Immobilière Audunoise SA, Audun le Tiche	France	99.955057
Société Nouvelle de Participation dans les Produits Plats SA, Puteaux	France	99.800000
Société pour la Distribution de Produits Sidérurgiques SA, Vitry sur Seine	France	99.750000
Société pour la Réalisation d’Etudes Techn. et Econom. en Sidérurgie SA, Puteaux	France	76.300000
Sollac Acos SA, Lisboa	Portugal	99.200000
Solvi Sas, Puteaux	France	100.000000
Stahlhandel Burg GmbH, Burg	Germany	100.000000
Steel Finance Center NV, Geel	Belgium	100.000000
Steelhold Plc, St Albans	United Kingdom	100.000000
Steelinter (UK) Ltd, St Albans	United Kingdom	100.000000
Sunbrite NV, in liquidation, Genk	Belgium	100.000000
Tabare Regent SARL, La Chapelle Saint Luc	France	100.000000
Tailor Steel Deutschland GmbH, Bremen	Germany	100.000000
Tixis Technologies Belgium SA, Flémalle	Belgium	100.000000
Tixis Technologies Italia Srl, Piombino	Italy	100.000000
TradeArbed Deutschland GmbH, Köln	Germany	100.000000
TradeArbed España SA, Madrid	Spain	100.000000
TradeArbed France SA, Paris	France	99.900000
Trans Ocean Logistics NV, Antwerpen	Belgium	99.999999
Trans Ocean Logistics BV, Ijssel	The Netherlands	100.000000
TrefilArbed Benelux BV, s’Hertogenbosch	The Netherlands	100.000000
TrefilArbed CR Sro, Cheb	Czech Republic	80.000000
TrefilArbed Deutschland GmbH, Köln	Germany	100.000000
TrefilArbed France SA, Vincennes	France	99.828571
TrefilArbed Greenhouse SA, Bissen	Luxembourg	80.000000
TrefilArbed Grembergen SA, in process of business discontinuance	Luxembourg	100.000000

Company name	Country	Percentage of capital heldcontrol (%)
TrefilArbed Italia Srl, in liquidation, Milano	Italy	100.000000
TrefilArbed (UK) Ltd, Nantwich	United Kingdom	100.000000
TrefilArbed Sales Holding SARL, Bissen	Luxembourg	100v000000
TrefilArbed Solarhouse Kft, Kecskemet	Hungary	53.333333
TrefilArbed Welding NV, en faillite, Gent	Belgium	100.000000
Tuberie de Differdange SA, Differdange	Luxembourg	100.000000
Tubes & Formes SA, Puteaux	France	99.800000
Tubeurop Deutschland GmbH, Homburg	Germany	100.000000
Uci SA, Fleurus	Belgium	70.000000
Ugine & Alz Switzerland SA, Niederhasli	Switzerland	100.000000
Ugine & Alz Nordic AB, Eskilstuna	Sweden	100.000000
Ugine & Alz Polska Spzoo, Poczta Bytom	Poland	100.000000
Ugine & Alz Praha Sro, Praha	Czech Republic	100.000000
Ugine & Alz (UK) Ltd, Nottingham	United Kingdom	100.000000
Ugine Nederland BV, Amsterdam	The Netherlands	100.000000
Ugine Portugal Spq, Lisboa	Portugal	98.000000
Ugine Savoie Italia Srl, Peschiera Borromeo	Italy	100.000000
Ugitech Iberica SA, Barcelona	Spain	100.000000
Ugitech Switzerland SA, Bevilard	Switzerland	99.998519
Ugitech UK Ltd, Birmingham	United Kingdom	99.999960
Uniba SA, Puteaux	France	64.000000
Unikonti Llc, Beograde	Serbia & Montenegro	51.000000
Union des Consommateurs de Ferrailles de France SA, Puteaux	France	99.960000
Usb Unterwellenborner Schneidbetrieb GmbH, Saalfeld	Germany	100.000000
Usinor Achats Snc, Puteaux	France	100.000000
Usinor Industeel (Iberica) SA, Barcelona	Spain	100.000000
Usinor Industeel Nordic AB, Vastra Frolunda	Sweden	100.000000
Usinor Tubes SA, Puteaux	France	99.760000
Usinor Uk Ltd, St Albans	United Kingdom	100.000000
Valacier SARL, Reims	France	100.000000
Verwaltungsgesellschaft RAG-Beteiligung mbH, Essen	Germany	65.000000
Vikam Praha AS, Praha	Czech Republic	100.000000
Vulcain Holding SA, Couillet	Belgium	100.000000
Vulkan Energiewirtschaft Oderbrücke GmbH, Eisenhünttenstadt	Germany	51.000000
Weha Edelstahl Handels-GmbH, Ansfelden	Austria	100.000000
Wellstead Ltd, Dublin	Ireland	100.000000
Willenhall Steel Stockholders Ltd, Willenhall	United Kingdom	100.000000
Wolmet Ltd, in liquidation, Chippenham	United Kingdom	99.999966
Ymos Belgium SA, Couillet	Belgium	100.000000
Zeeland Participatie BV, Terneuzen	The Netherlands	100.000000
2) ASSOCIATED COMPANIES NOT CONSOLIDATED (77 COMPANIES)
Arcelor Construction Magreb SA, Ben Arous	Tunisia	49.998000
Arcelor Stainless India Private Ltd, Mumbai	India	48.979592
Bamesa Celik Servis Sanayii Ticaret AS, Sanayii Ticaret	Turkey	39.990081
Belgian Bunkering Considar Trading NV, Bruxelles	Belgium	50.000000
Brema Warmwalz GmbH, Bremen	Germany	50.000000
Cjsc «Severgal» Ltd, Cherepovets	Russian Federation	25.010000
CoalArbed Internat.Trading Partnership Co, Baltimore	United-States	50.000000
Compagnie des Fers SARL, Lyon	France	50.000000
Comptoir Belge des Cokes Scrl, in liquidation, Bruxelles	Belgium	20.130000
Dcfr Sas, Puteaux	France	35.000000
Dh - Sollac Beteiligung GmbH, Stuttgart	Germany	47.000000
Dikema Steel Sdn Bhd, Kuala Lumpur	Malaysia	30.000000
Enersid SA, Paris	France	49.800000
Erzkontor Ruhr GmbH, Essen	Germany	33.333023
Euratool SA, Raismes	France	24.901639
Europerfil SA, L’Hospitalet	Spain	50.000000
Fafer Orient Pte Ltd, in liquidation, Singapore	Singapore	33.332667
Forges Profil AG, Kirchdorf	Switzerland	25.000000
Forschungs und Qualitatszentrum Oderbrucke GmbH, Eisenhüttenstadt	Germany	24.000000
Fortunato Bonelli y Cia SA, Buenos Aires	Argentina	49.000000
Fti Faserbetontechnik GmbH, St. Florian s/Inn	Austria	33.333333
Gie pour l’étude de la reconversion des sites sidérurgiques au Luxembourg, in liquidation,Luxembourg	Luxembourg	50.000000

Company name	Country	Percentage of capital heldcontrol (%)
Groupe Alliance Métal SA, Arnas	France	34.018280
I.P.H. S.A.I.C.F. SA, Buenos Aires	Argentina	33.000000
Icpe Immob.du Centre Polyv. de l’Enfance SARL, Luxembourg	Luxembourg	20.000000
Immobilière Contourdiff SARL, Luxembourg	Luxembourg	25.000000
Kanzen Stainless Processors Sdn Bhd Llc, Kuala-Lumpur	Malaysia	30.000000
Kr Wertstoffaufbereitungs-GmbH, Bremen	Germany	25.100000
Kwaliteitsbeheer voor Stortplaatsen NV, Gent	Belgium	50.000000
La Filière Bois Scrl, Ougrée	Belgium	33.333333
La Revue de Métallurgie SA, Puteaux	France	43.044000
Laser Welded Blanks Ltd, Londres	United Kingdom	50.000000
Les Haultes Trixhes Scrl, Flémalle	Belgium	22.860838
Luxcontrol SA, Esch s/Alzette	Luxembourg	22.000000
Mathieu (Thailand) Co Ltd, Bangkok	Thailand	48.548387
Mathieu Malaysia SA, Kuala-Lumpur	Malaysia	25.410448
Matthey India Private Ltd, New Delhi	India	50.000000
Nord-Chrome Snc, Grande Synthe	France	50.000000
Ocas - Onderzoekscentrum voor Aanwending van Staal NV, Zelzate	Belgium	49.223008
Oriental Sheet Piling Pte Ltd, Singapore	Singapore	49.000000
Oriental Sheet Piling Sdn Bhd, Petaling Jaya	Malaysia	25.000000
Pbm Picchioni BM Distr. de Tít. e Val. Mobil. SA, Belo Horizonte	Brazil	48.999991
Perville SA, Lorena	Brazil	38.395115
Phenix Rousies SA, Rousies	France	25.565161
Portal NV, in liquidation, Bruxelles	Belgium	39.999988
Primorec SA, Differdange	Luxembourg	39.000000
Profilage Océan Indien SA, Riche Terre	Mauritius	49.000000
Promopanel Srl, Piombino	Italy	50.000000
Retrival Scrl à finalité sociale, Couillet	Belgium	33.311111
Rolanfer Recyclage SA, Woippy	France	40.000000
Sci Kuntzig, Thionville	France	50.000000
Shanghai BAostael & Arcelor Tailor Metal Co. Ltd, Shanghai	China	25.000000
Sidergal SA, Paris	France	29.999500
Sci et Industrielle de l’arrondissement de Valenciennes, in liquidation, Valenciennes	France	41.250000
Société de développement AGORA SARL, Esch s/Alzette	Luxembourg	50.000000
Société de développement AGORA SARL et Cie, Esch s/Alzette	Luxembourg	49.964589
Société de Pose Armatures Travaux Publics SARL, Marignane	France	37.500000
Société des Arquebusiers de la Ville de Luxembourg SA, in liquidation, Luxembourg	Luxembourg	33.391710
Société de Canal des Mines de Fer de la Moselle SA, Metz	France	25.913498
Société du Port Fluvial de Mertert SA, Mertert	Luxembourg	40.000000
Société du Train à Fil de Schifflange SA, Esch s/Alzette	Luxembourg	25.000000
Société Immobilière du Fort Thüngen SARL, Luxembourg	Luxembourg	20.000000
Sodie SA, Courbevoie	France	44.999333
Sorealor SARL, Saint-Laurent-du-Var	France	33.333333
Sorepark SA, Hagondange	France	26.295794
Steel24-7 NV, Bruxelles	Belgium	50.000000
Steeltrack SA, Puteaux	France	33.296296
Taymacolor SA, Madrid	Spain	35.000000
Telindus SA, Strassen	Luxembourg	35.307000
TradeArbed Mexico SA, Mexico DF	Mexico	49.000000
Tramway SARL, Saint Julien lès Metz	France	22.857143
Union pour la promotion des industries de l’Appertisé SARL, Paris	France	33.333333
Union pour le service de l’électricité SA, in liquidation, Briey	France	43.266667
United Continental Steels Ltd, Hatfield	United Kingdom	50.000000
United Slitting Services Ltd, Halesowen	United Kingdom	39.000000
Weserport GmbH, Bremen	Germany	23.900000
WSA - Warehouses Service Agency SARL, Sanem	Luxembourg	25.000000

GROUP CONSOLIDATED MANAGEMENT REPORT FOR THE YEAR ENDED

DECEMBER 31, 2003, TOGETHER WITH

ARCELOR’S CONSOLIDATED FINANCIAL STATEMENTS FOR 2003

GROUP CONSOLIDATED MANAGEMENT REPORT

ECONOMIC ENVIRONMENT

The rebound in worldwide industrial production forecast at the beginning of 2003 did not materialise, except in the countries of Asia, Eastern Europe, the Near East and the Middle East. In the United States, where gross domestic product (GDP) growth was actually relatively strong, industrial production stagnated further after two years of decline.

Continuing uncertainties in the Middle East continued to weigh heavily on the geopolitical climate. In terms of the economy, international relations suffered from a particularly difficult period of trade negotiations within the framework of the World Trade Organization (WTO). Since last autumn, however, economic recovery has continued with fairly strong growth in the United States, along with steady economic growth in Asia and the countries of Eastern Europe. According to estimates made by economic forecasting institutes, the world economy posted GDP growth of 2.4% in 2003, surpassing the rate of 1.8% achieved in 2002. This recovery has been very patchy, depending on the geographic location and industrial sector, and is characterised by the continuing existence of unused production capacity or weak job creation. 2003 was also a year of extreme volatility in exchange rates, resulting in the historic high reached by the euro against the dollar in early January 2004.

In Asia, the strength of the Chinese economy is fuelling growth across the region. GDP growth in the countries of Asia slowed somewhat in the third quarter to 2.6%, but growth in industrial production remained generally quite strong (5.2%). Industrial production increased in the third quarter over the same quarter in 2002 by 16.6% in China, 6.6% in Taiwan, 3.6% in South Korea, 9.3% in Thailand, 6.0% in India, and 4.5% in the Philippines, but only 1.4% in Japan. The Chinese economy accelerated even further in the fourth quarter (up 9.9% year-on-year), bringing GDP growth to 9.1% for 2003.

In the United States, GDP in the fourth quarter grew by 4.0% on an annualised quarterly basis. Growth for the full year 2003 stood at 3.1%. Industrial production started to climb again in the second half, exerting a positive, if still modest, influence on employment. The good news is that the consumer and manufacturing confidence indices are still trending upward and that a recovery is expected for investments. In Canada and in Mexico, GDP increased only slightly or even stagnated. Industrial production, which is very dependent on the United States, has been in decline for several months.

In the euro zone, the drop in the consumer and manufacturing confidence indices came to a halt and a slight upturn has been recorded since July 2003. However, the appreciation of the euro, the level of unemployment, the slow pace of structural reforms, together with budgetary constraints, make a strong recovery of the European economy in the short term doubtful. GDP in the third quarter remained stable year-on-year and showed only a slight increase of 0.3%, after the 0.2% increase recorded for the second quarter. Industrial production, on the other hand, declined 0.2% year-on-year. The German economy entered a recession in 2003 with a 0.1% decline in GDP from a year earlier, primarily the result of a decline in German exports to the United States.

The economies of the Central and Eastern Europe countries (CEEC) continued to grow in the third quarter of 2003. Poland recorded year-on-year growth of 3.9% in GDP in the third quarter and a strong increase of 7.6% in industrial production over the first nine months of the year. This dynamic growth is also reflected in the economies of the other CEEC countries. The same is true for Russia where GDP grew by 7% during the first half of the year and industrial production climbed by 6.8% during the first ten months. Growth in Ukraine was even stronger, with industrial production growing by 15.7% over the first ten months of 2003.

Economic growth in South America differed greatly between countries. Argentina experienced strong growth, with GDP rising 7.6% in the second quarter after dropping 4.4% in 2001 and declining 10.9% in 2002.

In October, industrial production increased by 17.2% year-on-year. Brazil recorded stagnation of industrial production during the first nine months (up 0.1%), but in September industrial production rose 4.2% year-on-year, representing the first positive development since March 2003. Between January and September, GDP declined by 0.3%. GDP growth for all of Central and South America was a paltry 1.3% in 2003.

Trends in the steel sector

In 2003, business in the steel-using sectors of the European Union (EU15) was in recession. In terms of numbers of vehicles, automobile production declined by 1.4% compared to 2002. The construction, engineering and metalworking sectors remained stable. Production in the domestic electrical appliance, mechanical and tubes sectors declined noticeably by 4%, 2% and 6% respectively.

Changes in production in the steel-using sectors of the European Union (EU15)

(EU15) annual change in %	2002	2003 (*)
Automobile	(1.8%)	(1.4%)
Construction	1.0%	0.0%
Steel construction	(1.7%)	0.0%
Engineering	(2.8%)	(2%)
Metalworking	(1.8%)	0.0%
Small appliances	(1.3%)	(4%)
Tubes	(3.7%)	(6%)

(*)	Estimates

(Sources: Economic forecasting institutes, Eurofer, Arcelor)

Changes in apparent consumption by product in the European Union (EU15)

annual change in %	2002	2003 (*)
Hot-rolled coils	(0.2%)	(1.2%)
Cold-rolled sheet	(5.3%)	(5.0%)
Coated sheet	5.7%	(2.0%)
Quarto plate (excluding tubes and wide flats)	(5.4%)	(0.6%)
Beams	(2.2%)	(0.5%)
Sheet piling	(4.7%)	9.0%
Wire rod	2.3%	2.1%
Concrete reinforcing bars	6.6%	4.1%
Merchant steel	1.8%	4.8%

(*)	Estimates

(Sources: Economic forecasting institutes, Eurofer, Arcelor)

Actual steel consumption in 2003 in the European Union (EU15) declined by around 0.4%, while specific consumption was slightly up.

Apparent consumption for “total of finished products” declined 0.4% from a year ago with a decrease of 2.3% for flat products and an increase of 2.5% for long products. Inventories of steel products held by steel users at end 2003 were slightly below the levels that are normal for flat products, generating a positive contribution by inventories to apparent consumption in 2004. The situation for long products was the reverse.

Imports of finished steel products increased by 8.3% over the period from January to November. Imports of flat products increased by 2.8% while imports of long products rose by 19.3%, with particularly strong pressure on light long products. Exports of finished steel products increased by 13.4%. In 2003, the European Union was a net exporter of 1.5 million tonnes of finished steel products.

Steel prices in the European Union (EU15) rose in the first half of 2003 in euro terms but subsequently came under limited downward pressure, especially in Southern Europe, under the influence of rising imports from other countries, while export prices recorded a sharp drop as a result of the depreciation of the dollar.

Trends in global crude steel production

In millions of tonnes	2001	2002	2003 (*)	Change 2003/2002
World (**)	850.3	903.1	963.6	6.7%
Western Europe	175.1	176.9	179.7	1.6%
including: EU (15)	158.5	158.7	159.7	0.7%
Central and Eastern Europe	29.4	30.0	31.6	5.5%
Former USSR	100.1	101.6	108.0	6.3%
including: Russia	59.0	59.8	62.7	4.9%
North and Central America	119.9	123.0	123.0	0.0%
including: United States	90.1	91.6	90.4	(1.3%)
South America	37.4	40.9	42.7	4.6%
including: Brazil	26.7	29.6	31.2	5.2%
Asia	353.8	394.2	440.6	11.8%
including: China	150.9	181.7	220.1	21.1%
Japan	102.9	107.7	110.5	2.6%
Other countries	34.4	36.6	38.0	3.8%

(*)	Estimates by IISI, January 2004

(**)	World=63 countries representing 98% of global crude steel production

Global crude steel production, according to estimates made by the International Iron and Steel Institute (IISI), increased for the sixth consecutive year, rising by 6.7% in 2003 to a record 963.6 million tonnes. An increase was recorded in all regions of the globe with the exception of North and Central America, where the production level remained unchanged from last year, and the United States, where production fell 1.3%. Without China, which accounts for more than one fifth of world production, the growth in production would have been 2.4%.

Crude steel production increased by 11.8% in the Asian countries as a whole, fuelled by China, which exceeded by 21.1% its production record set the previous year. India increased its production by 10.3%, while Japan, after a rise of 4.7% in 2002, saw a further increase of 2.6% in 2003.

Western Europe, the second largest steel producer in the world, saw its production rise by 1.6%, including a 0.7% increase for the European Union (EU15). Production in Central and Eastern European countries rose by 5.5%, reflecting the dynamic economic activity of that region. Production in the countries of the former USSR rose to 108 million tonnes, representing a year-on-year increase of 6.3%. Russia and the Ukraine increased their production by 4.9% and 8.4% respectively.

The countries of South America increased their year-on-year production by 4.6%. Argentina saw an increase in crude steel production of 15.5% compared to 2002, and Brazil, the largest producer in that part of the world, raised its production to 31.2 million tonnes, a 5.2% increase.

GROUP CONSOLIDATED RESULTS

The Arcelor group was the result of a merger of Aceralia, Arbed and Usinor that came into effect on February 28, 2002. In compliance with the International Financial Reporting Standards (IFRS), this merger operation was accounted by using the acquisition method. Usinor is identified as the buyer.

Under this principle, the Group’s profit and loss account for the 2002 financial year includes 2 months of trading for the Usinor group and 10 months of trading for the Arcelor group. The results for 2003 correspond to 12 months of actual trading for Arcelor.

The results for 2002 are presented on a proforma basis so as to provide homogeneous and comparable financial information.

The Arcelor group’s consolidated financial statements for the financial year ending December 31, 2003 were prepared in accordance with IFRS international accounting standards current on that date. As noted in the appendix to the consolidated financial statements, the standards were partially modified by the IASB in December 2003 (thirteen amended standards were published, effective year-end 2003) and they will continue to be so, specifically in view of the 2005 deadline set by the European Union.

Arcelor has adopted a proactive approach in order to anticipate these changes in progress and adapt its accounting policies accordingly if applicable.

Nevertheless, some uncertainties remain in the current state of definition and implementation of the standards. One of the greatest uncertainties for Arcelor, as well as for all European industrial groups, involves the application of the revised IAS 39 standard, and specifically whether or not foreign exchange hedges applied on a blanket basis through centralised management mechanisms (“macro-hedges”) are recognized.

Arcelor regrets the inconsistent nature of the international accounting benchmark, which has the effect of changing the comparability and legibility of its consolidated financial statements over time, and is actively participating, both nationally and internationally, in advisory groups to promote changes in the IFRS standards.

To ensure optimal transparency and legibility of the financial statements, changes in the Group’s accounting policies and the impacts caused by the various changes mentioned above will be detailed and clarified in the notes to the annual consolidated financial statements, as well as in Arcelor’s quarterly (and half-yearly, respectively) consolidated information, as applicable.

As at December 31, 2003, the consolidated net result (Group share) amounted to 257 million euros.

For its second financial year, the Arcelor group showed a clear improvement in results despite a difficult economic environment in Europe. This performance was accompanied by a 1.5 billion euros reduction in net financial debt, allowing the Group to achieve its balance sheet restructuring objectives and opening up new prospects for growth.

This very positive performance, which marks the completion of the Group’s consolidation phase, is based on the following factors:

•	synergies of 405 million euros, 100 million ahead of the commitments made during the merger;

•	a policy of stable margins in spite of the cyclical nature of steel consumption and its negative effect on production and shipments by the Group;

•	investments or joint ventures in growth markets –Eastern Europe, Turkey, China and Brazil.

The formulation and progressive implementation of the strategic orientations for the Flat Carbon Steels and Stainless Steels sectors resulted in significant non-recurring charges (543 million euros in respect of operating income, net of gains or losses on disposals), which must be taken into account to fully assess the financial performance of the Group in 2003.

Financial highlights for the Group

In million of euros	2003	2002 Proforma (unaudited)	2002
Revenues	25,923	26,594	24,533
Change (1)	(2.5%)	—	—
Gross operating result	2,228	1,978	1,811
Operating result (OR)	738	780	680
Net result (Group share)	257	(121)	(186)
Net result per share (in euros)	0.54	(0.25)	(0.38)

(1)	Change from 2002 proforma (unaudited)

The Group had consolidated revenues of 25,923 million euros in 2003 compared with 26,594 million in 2002*, a decline of 2.5% (a 0.6% decline at comparable consolidation). The financial year was characterised by a rise in steel prices that was only partly dampened by the volume reductions made during the year, and by a currency effect due to the appreciation of the euro.

The consolidated gross operating result posted by the Group, amounting to 2,228 million euros in 2003 compared with 1,978 million in 2002*, includes (75) million in non-recurring items (essentially restructuring costs net of capital gains from the sale of PUM Plastiques). The effect of cost cutting, synergies from the merger, and the recovery of steel prices by and large offset the impact of the business slowdown and the decline in volume – mainly in flat carbon products.

The consolidated operating result posted by the Group, standing at 738 million euros in 2003 compared with 780 million in 2002, included (543) million euros in non-recurring charges; the Group reflected in its books the strategies announced during the first half of 2003 for the Flat Carbon Steels sector and particularly for the Stainless Steels, Alloys and Specialty Plates sector.

After net financial charges of 321 million euros, a positive contribution from the associated companies of 140 million, a tax charge of 141 million, and taking into account 159 million in minority interests, consolidated net result (Group share) was 257 million euros compared with a loss of 121 million for the 2002 financial year*.

Changes in Net Financial Debt

Substantially surpassing its goals and undertakings, the Group reduced its net financial debt by more than 1.5 billion euros in the 2003 financial year (4,464 million euros as at December 31, 2003 compared with 5,993 million as at December 31, 2002*). Cash generation accelerated substantially over the second part of the year. The programme to reduce working capital requirements instituted shortly after the merger has borne fruit and the special attention given to inventory reduction has paid off. The Group also pursued a policy to control investment costs while collecting the proceeds from the sale of PUM Plastiques at the end of 2003. The financial structure of the Group is, therefore, significantly reinforced and the net financial debt/equity ratio is now close to the 0.5 target set for 2004.

*	Figures for 2002 proforma (unaudited)

Net financial debt / Equity ratio

In million of euros	2003	2002 Proforma (unaudited)	2002
Interest-bearing liabilities (long-term)	4,871	4,594	4,594
Interest-bearing liabilities (short-term)	1,551	3,821	3,821
Net financing linked to securitisation	—	(1,097)	(1,097)
Cash and cash equivalents	(1,890)	(1,239)	(1,239)
Revaluation of financial instruments (short-term & long-term)	(68)	(86)	(86)
Net financial debt	4,464	5,993	5,993
Shareholders’ equity (Group share)	6,733	6,768	6,732
Minority interests	730	663	661
Total equity	7,463	7,431	7,393
Net negative goodwill	676	627	627
Equity	8,139	8,058	8,020
Net financial debt / Equity	0.55	0.75	0.75

Breakdown of Working capital requirement

In million of euros	2003	2002 and 2002 Proforma (unaudited)
Inventories	5,497	6,091
Customers	3,253	4,320
Other debtors	1,378	1,333
Other liabilities (long-term)	(163)	(205)
Suppliers	(4,348)	(4,111)
Other creditors	(2,194)	(2,023)
Net financing linked to securitisation	—	(1,097)
Revaluation of financial instruments (short-term)	—	(1)
Working capital requirement	3,423	4,307

Return on capital employed (ROCE) before taxes

In million of euros	2003	2002 Proforma (unaudited)
Operating result	738	780
Share in the results of associated companies (after taxes)	140	77
Tax adjustment on the share in the results of associated companies	75	41
Income from equity interests	29	27
Charges related to securitisation	(6)	(73)
(Total I)	976	852
Capital employed
Non-current assets	12,590	12,891
Net negative goodwill	676	627
Deferred taxes (assets)	(1,436)	(1,517)
Revaluation of financial instruments (long-term)	(68)	(85)
Working capital requirement	3,423	4,307
Accruals *	(3,729)	(3,330)
Total capital employed (Total II)	11,456	12,893
Return on capital employed (I/II) (ROCE)	8.5%	6.6%

*	Accruals: deferred taxes not included

Revenues by geographic sales area

Country

Unaudited	2003	%	2002 Proforma	%
European Union (15)	19,628	75.7%	19,901	74.9%
Other european countries	1,104	4.3%	988	3.7%
Canada	269	1.0%	293	1.1%
Mexico	160	0.6%	124	0.5%
U.S.A.	1,699	6.6%	2,851	10.7%
Total North America	2,127	8.2%	3,268	12.3%
Brazil	904	3.5%	959	3.6%
Other	290	1.1%	275	1.0%
Total South America	1,193	4.6%	1,234	4.6%
China	582	2.2%	181	0.7%
Other	1,289	5.0%	1,021	3.8%
Total other countries	1,871	7.2%	1,202	4.5%

As at the end of December 2003, the Arcelor group made 75.7% of its sales in the European Union (EU15) versus 74.9% in 2002*, 8.2% in North America (including Mexico) versus 12.3% in 2002*, 4.6% in South America (unchanged), and 11.5% in the rest of the world compared with 8.2% in 2002*.

This change in the geographic distribution of revenues reflects the effects of the euro/dollar exchange rate, the safeguard clauses and weakness of industrial activity in the United States as well as the significant growth of industrial production in China during 2003.

Sales in the European Union (EU15) amounted to 19,627 million euros, which includes 4,990 million in France, 4,260 million in Germany, 3,892 million in Spain and 2,324 million in Italy.

Work force

At the end of December 2003, the fully consolidated companies of the Group employed 98,264 people compared with 104,434 employees at the end of December 2002.

BUSINESS BY SECTOR

Flat Carbon Steels

In million of euros	2003	2002 Proforma (unaudited)	2002
Revenues	13,994	13,222	12,312
Change (1)	5.8%	—	—
Gross operating result	1,365	925	909
% of revenues	9.8%	7.0%	7.4%
Shipments (in kT)	25,593	27,563	25,785

(1)	Change from 2002 is proforma (unaudited)

Standing at 13,994 million euros at December 31, 2003 versus 13,222 million as at December 31, 2002*, revenues in the Flat Carbon Steels sector increased by 5.8%, remaining unchanged on a comparable basis, the increase of selling prices being offset by a significant decrease of shipments.

This voluntary reduction in the level of shipments, initiated at the end of the first half of the year in order to adjust the Group’s supply to a listless European demand, only partially impacted gross operating result.

At 1,365 million euros as at December 31, 2003 versus 925 million as at December 31, 2002*, gross operating result recorded a year-on-year improvement of more than 45%, even after taking into account the (64) million euros in non-recurring items (versus +41 million in 2002*). The increase in average sales prices (+2% for packaging customers, +5% for automotive customers, +12% for general industry customers) more than offset the effects of reductions in output, while the weakness of the dollar against the euro completely offset the increase in the cost of raw materials.

2003 operating result amounted to 774 million euros versus 216 million for the 2002* financial year and includes (84) million euros in non-recurring items (versus (144) million in 2002*) related to the implementation of the strategies announced in January 2003.

At 25.6 million tonnes in 2003 versus 27.6 million tonnes in 2002*, total shipments in the Flat Carbon Steels sector declined by 7% as a result of the sale of certain assets as required by the European Commission, but this change primarily reflected the implementation of a profitable commercial policy focused more on margins than on market share.

In the automotive sector, despite a decline in the European market of 1.4% in 2003, Arcelor saw a slight increase in shipments. Volumes declined in general industry and the construction business. In spite of the pressure on prices and imports from other countries, Arcelor was able to implement an active pricing policy.

The financial performance in 2003 for steel products for the packaging industry was in line with the results obtained in 2002*. The growth expected from a rise in sale prices and from steady efficiency savings was, however,

*	Numbers for 2002 are proforma (unaudited)

negatively affected by the drop in the beverage can business in Germany and the fall of the dollar, which had an adverse effect on exports.

Long Carbon Steels

In million of euros	2003	2002 Proforma (unaudited)	2002
Revenues	4,381	4,256	3,605
Change (1)	2.9%	—	—
Gross operating result	493	613	484
% of revenues	11.3%	14.4%	13.4%
Shipments (in kT)	12,221	11,930	10,104

(1)	Change from 2002 is proforma (unaudited)

At 4,381 million euros as at December 31, 2003 versus 4,256 million for the 2002* financial year, revenues for the Long Carbon Steels sector increased by 2.9% (2.2% on a comparable basis). In the context of the generally weak demand in Europe, its position as market leader allowed the sector to hold on to its sales positions. It was also able to take advantage of strong non-European markets, even though the rise in the value of the euro blunted the effect of the price increases seen in South America and in worldwide exports.

At 493 million euros versus 613 million in 2002*, gross operating result declined by almost 20%. However, at over 11%, the sector’s gross operating margin remained satisfactory, despite the significant increase in the cost of scrap and the impact of the depreciation of the Brazilian real on the contribution made by Belgo-Mineira in Brazil, excellent as it was.

Operating result amounted to 311 million euros in 2003 versus 430 million in 2002*.

As a result of the significant increase in scrap prices, the Long Carbon Steels sector made every effort to pass the repeated raw material price increases through to sales prices by introducing in November a “scrap surcharge” linked automatically to scrap price movements in Europe.

Shipments increased by 2.4% in 2003 to 12.2 million tonnes compared with 11.9 million tonnes in 2002*.

In terms of sales and marketing, trends in the sector differed depending on the products and the markets.

In the beams market, 2003 saw a further erosion of apparent demand in Europe, particularly in the European Union (EU15), where it decreased by about 7% compared to 2002*. Economic activity in the Iberian Peninsula slowed down in the course of the year, notably in Portugal. Arcelor shipments in that area suffered a decline from the previous financial year as a result of increased competition due to the creation of additional capacities in Spain. Arcelor chalked up solid growth in the other countries of the European Union and continued its growth policy in the countries of Central and Eastern Europe. Worldwide export shipments outside North America increased substantially in 2003 as a result of the economic recovery recorded, mainly in Asia, fuelled above all by strong growth in China and also the Middle East. Sales in the United States, despite some positive economic signals, were noticeably down from the previous year as a result of the commissioning of additional capacity and the desire on the part of local producers to limit imports.

*	Numbers for 2002 are proforma (unaudited)

Even though shipments in 2003 in the area of sheet piling were below those of 2002*, total sales of hot-rolled and cold-rolled sheet piling were satisfactory. Sales in the European Union grew amid fierce competition while demand remained unchanged from 2002*. Shipments also rose in the countries of Central and Eastern Europe, partially offsetting the loss of volume in the United States.

In terms of prices, greater competition in Europe and the negative impact on exports of the declining US currency brought about a decline in average global sales prices.

In the wire rod markets, the scrap cost increase was largely offset by the increase in sales prices during the first half of 2003, while increased competition and the erosion of the markets led to a decline in margins during the second half for products with low added value.

Sales of rails for gantry cranes reached record highs despite increased competition, thanks to the comprehensive range and the cutting-edge products offered. Sales of special steel sections performed well in 2003 in terms of volume. However, prices were somewhat lower than expected following the readjustment of the product mix during the year and because of the unfavourable impact of currency movements.

Sales of concrete reinforcing bars were satisfactory in Northern Europe, but demand declined toward the end of the year for seasonal reasons. Our sales policy focused on maintaining margins by emphasising price policy over volume.

In Southern Europe, the high demand recorded in 2002* continued in 2003, and our sales approach was designed to maintain margins in the face of increases in scrap costs. The second half saw demand level off, which, combined with reduced export opportunities due to exchange rate movements, led to a more competitive climate.

In drawn-wire products, the demand for steelcord was satisfactory, while the demand for low-carbon steel remained stable at a relatively low level. This was also true for high-carbon products, which, however, showed signs of a recovery during the second half of the year.

Stainless Steels, Alloys and Special Plates

In million of euros	2003	2002 Proforma (unaudited)	2002
Revenues	4,280	4,248	4,097
Change (1)	0.8%	—	—
Gross operating result	23	200	197
% of revenues	0.5%	4.7%	4.8%
Shipments (in kT)	2,409	2,413	2,316

(1)	Change from 2002 is proforma (unaudited)

At 4,280 million euros as at December 31, 2003 versus 4,248 million for the 2002* financial year, revenues in the Stainless Steels, Alloys and Specialty Plates sector increased by 0.8% but decreased by 1.4% on comparable consolidation. This change reflects both the increase in total sales prices, which are a direct consequence of the strong increase in the price of nickel, and the smaller contribution from subsidiaries selling in American dollars.

At 23 million euros for the 2003 financial year versus 200 million in 2002*, gross operating result fell sharply. The pressure on base prices (excluding alloy surcharges) in Europe and the United States, the smaller margins on exports because of the weak dollar and the “hole” in European demand during the third quarter weighed heavily on the profitability of the sector. Gross operating result for 2003 also included (156) million euros in restructuring provisions in all business units of the sector.

*	Numbers for 2002 are proforma (unaudited)

The operating loss of (463) million euros in 2003 versus income of 45 million in 2002* included (479) million euros in non-recurring items, and reflected primarily the write down of assets for J&L, a subsidiary of the Group in the United States.

Shipments held steady in volume at 2.4 million tonnes.

Aside from the less than favourable economic situation, the year was characterised by a slow but steady appreciation of the euro against the dollar and a sharp increase in the price of nickel. Although apparent activity in Europe seemed relatively sustained during the first quarter, it clearly slowed by mid-year. After a particularly unfavourable third quarter in 2003, well below the normal summer slowdown, demand started to rise by the end of the year, in part sustained by a speculative attitude with regard to prices but also confirming prospects for a business recovery in 2004, driven by relatively low inventory levels.

Nickel prices, a key factor in demand, rose steadily in 2003. The price more than doubled from $7,100 per tonne to $16,650 per tonne by the end of the year, with the month of December alone accounting for more than half of the increase.

Driven by the expected higher demand in China under conditions of tight supplies, this development can also be explained by the speculative behaviour of certain investment funds for which the base metals serve as a sort of “safe haven” in response to declining stock performance. Future trends in nickel, pending negotiations in progress with certain producers, will be a major factor in the year to come.

From a financial standpoint, and excluding any exceptional items, trends in these three factors directly affected performance. Efficiency savings proved insufficient to offset the substantially deteriorated market conditions, in terms of both demand and prices. The appreciation of the euro relative to the dollar adversely affected competitiveness not only in domestic markets but also in export markets. Sales prices retreated in most markets within a climate of weak demand and greater competition, with the increases in alloy surcharges (+85% in Europe for the year) contributing to the erosion of margins by the end of the year.

Apparent consumption in stainless steel flat products ended up 6% on a worldwide basis over 2002*, essentially fuelled by Asia (approximately +10%), while the European and American markets advanced only between 1.5 and 2%.

In Europe, demand was normal for the first few months and then suffered a setback during the second and third quarters. The year-end order books of the principal European producers point to a recovery in 2004, thus confirming the signs of a recovery recorded in the last quarter. In a climate of weak demand and strong competition, base prices eroded steadily (down 10% in December on a year-to-year basis). After the low point reached in the fourth quarter, and in spite of the current levels of the alloy surcharge, base prices are again trending up for 2004.

Business in the United States recovered steadily after a relatively pessimistic start for the year, but industry did not feel the first positive effects of the recovery until the end of the year. Prices were under pressure and deteriorated further from their already weak level, to finally stabilise only in the third quarter. Helped by the withdrawal of certain operators, producers have already announced significant price increases for 2004.

The Asian markets, where firm demand at the beginning of the year was greatly disrupted by the effects of SARS, recovered during the second half. This improvement, linked partially to the need to replenish stocks, was accompanied by an increase in prices in the fourth quarter tied to the increase in nickel prices, which is continuing into 2004.

With the exception of some weakness at mid-year, the economic climate in Brazil was relatively favourable. At the end of the year, the business was able to take advantage of the interest rate cuts and the incentives introduced by the Government to stimulate consumption. Base prices remained stable overall in dollar terms in spite of the further appreciation of the real relative to the dollar.

After a difficult year, 2004 is off to a more promising start. The firming-up of demand, linked in part to speculative procurement, also reflects the prospect of a real recovery fuelled by low inventories.

In long products, the weakness of the dollar improved the competitiveness of Asian producers and maintained strong pressure on prices. In a context of stagnating consumption, the aggressive behaviour on the part of European competitors and imports translated into a very low level of orders and prices. Base price levels have yet to recover, in spite of a slight recovery and the increase in nickel prices at the end of the year.

In an economic climate unfavourable to major investments, the demand for specialty plates was weak. This climate, like the unfavourable euro/dollar parity and price increases in alloys as well as scrap, locked Industeel into a negative price squeeze and contributed to a decline in performance.

From an industrial standpoint, the operation of most production facilities was adapted to the apparent consumption level. After a pronounced slowdown in the second and third quarters in response to particularly weak demand and the summer business slowdown, production rates returned to more normal levels in the fourth quarter, reflecting a business improvement for the beginning of 2004. Production volumes of crude steel for the year showed a decline of 4% from the average recorded for 2002*.

The competitiveness of production equipment was enhanced by the commissioning of a new electric furnace at Genk and the modernisation of an annealing and pickling line at Gueugnon.

2003 also witnessed:

•	the shutdown of perforated tube production at Matthey in England;

•	the production shutdown of stainless steel tube plants in Italy;

•	the sale of the foundry (CFI) and of a stake in the Creusot steelworks to the France Essor Group;

•	the start-up of construction work by UGINE & ALZ forthe new steelshop, upstream of the Carlam strip mill (Belgium).

Distribution-Processing-Trading

In millions of euros	2003	2002 Proforma (unaudited)	2002
Revenues	7,954	9,444	8,780
Change (1)	(15.8%)	—	—
Gross operating result	284	319	294
% of revenues	3.6%	3.4%	3.3%

(1)	Change from 2002 is proforma (unaudited)

At 7,954 million euros in 2003 versus 9,444 million in 2002*, revenues in the Distribution-Processing-Trading sector suffered a decline of 16% due in part to the change in consolidation, notably the transfer of the packaging business to the Flat Carbon Steels sector. At comparable consolidation, revenues decreased by 4.2% even though the volume sold remained virtually unchanged (-1%). International business transacted through Arcelor International and Arcelor Projects remained steady even though the weakness of the dollar lessened the financial impact. The other companies of the sector posted a decrease in volumes as a result of their desire to give priority to price over volume in order to pass on upstream price increases to the end user to the extent possible. However, the price increases applied to customers were insufficient to cover the increases in upstream prices, which had a noticeable impact on margins.

*	Numbers for 2002 are proforma (unaudited)

*	Numbers for 2002 are proforma (unaudited)

The two effects combined, namely lower volume and squeezed margins, heavily affected the performance of the sector. Thus, gross operating result in 2003 came to 284 million euros versus 319 million in 2002* and includes +112 million in non-recurring items, essentially related to the sale of PUM Plastiques in the fourth quarter.

Operating result, at 124 million euros versus 209 million the year before, includes +32 million euros in nonrecurring items, including (71) million in charges linked to the restructuring of the Tubes business, which was put up for sale.

The Trading and Distribution business posted a 12% decline in sales volume in 2003 compared to 2002*, but also a noticeable sales price increase, particularly in general industry trading, with priority given to prices and margins. In terms of business organisation, 2003 was a transition year with a restructuring of the European network with plant openings and closures, and the acquisition of new companies.

The Steel Service Centres (SSC) business also suffered a decline in volume during 2003 in the context of higher prices. The year was used to rationalise geographic locations and organisational structures in order to take advantage of the synergies achieved by the creation of Arcelor. Two major investment decisions were taken in this context: the twofold expansion of Usinor Stal Serwis in Poland (start-up 2004) and the creation of a large SSC near Bratislava in Slovakia (start-up 2005).

The Construction business showed a slight improvement in sales prices, but it was insufficient at the revenue level to offset the reduction in sales volume. The decline in demand and the price situation necessitated the closing of the Kreuztal profiling plant (Germany) and substantial cutbacks at the plant in Strasbourg (France). The cost of these restructuring activities weighed heavily on results of the business. These restructuring activities will be continued in 2004.

Investments continued at the same levels, however, with the commissioning in Belgium of a mineral wool panel line in partnership with Isover (Saint-Gobain Group), the commissioning in Great Britain of a discontinuous high-quality panel line, and the completion of the upstream industrial facility with the construction of a pickling line at the Contrisson plant (France) that is scheduled to come on line in the third quarter of 2004.

The Arcelor PUM Processing business, established at the beginning of 2003 to produce pickled, hardened, cold-rolled and galvanised coils, suffered a slight decline compared with the corresponding activity of the Group in 2002*. In order to maintain the competitiveness of the business, a major investment programme was approved that includes the renovation and upgrading of heavy equipment in 2003 and 2004.

Arcelor International experienced strong growth in business volume that is not reflected in terms of revenues because of the weakness of the dollar against the euro. Thanks to a strong presence of long standing in China with offices in Beijing, Shanghai and Hong Kong, backed by the Singapore platform, sales to Asia in conjunction with those to North Africa, the Near and Middle East more than offset the decline in sales to the United States.

RESEARCH AND DEVELOPMENT ACTIVITIES

Arcelor continued to reorganise R&D activities by concentrating its research efforts in proximity to the Group’s production units and customers.

The Group is now able to offer the same innovative range of products/services anywhere in the world to meet the demand of its global customers. To achieve its goals the Group relies on research to continuously improve the range of products and services as well as on a multi-market, multi-process and multi-product approach.

Arcelor also set up a Scientific Council composed of internationally recognised experts in their fields. The task of the Council is to give the Group Management Board independent advice on the organisation of research, the fields of expertise that are necessary for Arcelor, an evaluation of Arcelor’s position, identification of technological developments and their impact on the company’s products and processes.

INDUSTRIAL INVESTMENTS

Group capital expenditure amounted to 1,293 million euros in 2003.

Capital expenditure in the Flat Carbon Steels sector amounted to 714 million euros at the end of December 2003. This was primarily intended for the relining of blast furnace A at Sidmar (Belgium) and an increase in the hot-phase capacity at Sidmar (Belgium) and Sollac Atlantique (France), expenditures to increase the capacity of the pickling line at the ACB mini-mill (Spain), the new tinning line at Avilés (Spain), research expenditure in connection with the vacuum plasma coating line at Cockerill-Sambre (Belgium), the construction of the cold-rolled and galvanised steel coil processing unit at Vega do Sul in Brazil and investments to improve quality.

The companies of the Long Carbon Steels sector invested 290 million euros to start construction of the new medium beams mill in Luxembourg, to carry out the modernisation and expansion of existing facilities, notably those at Piracicaba in Brazil for bar production. Investments in Spain primarily concerned the expansion of the rolling mill at Azpeítia. Elsewhere expenditures to increase worker safety and the protection of the environment complete the investments made by the sector.

Capital expenditure recorded during 2003 for the Stainless Steels sector amounted to 188 million euros and covered essentially the completion of the modernisation work in the UGINE & ALZ steelshop at Genk in Belgium to increase capacity to 1.1 million tonnes, the installation of a tension levelling line at the UGINE & ALZ plant at Genk to improve the quality of thick cold-rolled products, a tension levelling line at the UGINE & ALZ plant in Gueugnon (France) to improve the quality of thin cold-rolled products, a new pickling bath on the line at the UGINE & ALZ plant in Gueugnon, dust removal equipment on the electric furnaces at the Ugitech plant at Ugine (France) and, finally, the first outlays for the new electric steelshop (Carinox) that is being installed upstream of the Carlam hot strip mill in Châtelet (Belgium).

The Distribution-Processing-Trading sector accounted for 81 million euros in various investment expenses against 20 million euros for the other businesses of the Group.

Arcelor purchased the rolling mill at Pallanzeno and a 49.9% interest in the San Zeno steelworks from Duferdofin, through subsidiaries of its Long Carbon Steels sector. Duferdofin, a wholly-owned subsidiary of the Duferco Group, holds the remaining 50.1% of the San Zeno steelworks.

The rolling mill at Pallanzeno, located in Northern Italy, produces small and medium beams and has a production capacity of 600,000 tonnes per year; the San Zeno di Naviglio steelworks, also located in Italy, near Brescia, has a capacity of 750,000 tonnes per year and supplies blooms to the rolling mill at Pallanzeno.

DISPOSALS

On November 21, 2001, the European Commission authorised the merger plans pursued by Aceralia, Arbed and Usinor subject to the sale of a certain number of steel producing and distribution companies. The sales of the companies in question that were not implemented during 2002 were carried out in 2003 in compliance with the commitments given to the European Commission. As a result, the Arcelor group made the following disposals in 2003:

•	on March 31, 2003, the sale of its 75.5% interest in the Galmed hot-dip galvanising lines in Spain to Thyssen-Krupp Stahl, co-shareholder;

•	in April 2003, the sale to Duferco of the French companies Beautor and Sorral (Strasbourg), specialising in cold rolling, electro-galvanising and hot-dip galvanising;

•	in March and April 2003, the sale to three buyers of all plants and subsidiaries of the French company Cofrafer, specialising in slitting, flame cutting and distribution;

•	in June 2003, the sale of the 50% held in the cold-rolling and galvanising company Lusosider in Portugal to the Corus Group, co-shareholder;

•	in September 2003, the sale of the Laminoir de Dudel-ange galvanising line in Luxembourg to the Dugal company owned by Messrs. Viellevoye and Servais;

•	in October 2003, the sale of the 66.67% interest in the Segal galvanising unit located in Belgium to the Corus group, co-shareholder;

•	in December 2003, the sale to the majority shareholder of the 39.93% stake in the Italian company Finarvedi.

As a reminder, the 49% interest in the Spanish company Bamesa was sold in September 2002.

Additionally, the Arcelor group sold to the Point.P company (a subsidiary of the Saint-Gobain Group) its plastics business (PUM Plastiques group, specialising in the distribution of plastic products for the construction and public works markets).

Lastly, at the end of December, Finnish steel producer Rautaruuki purchased Dikema Stal AS, Arcelor’s Norwegian subsidiary specialising in metal product prefabrication.

OWN SHARES

The Ordinary General shareholders’ Meeting held on April 25, 2003, replacing a similar authorisation dated December 11, 2001, authorised the Board of Directors, in accordance with the conditions established by the Luxembourg law regarding commercial companies (“the law”), to acquire the company’s own shares or to have the shares acquired by other companies of the Group as provided for in Article 49a of the law. This authorisation is valid for 18 months (until October 25, 2004), unless renewed before said deadline, and permits the acquisition of Arcelor shares provided that the number of shares at no time exceeds the limit of 10% of the subscribed capital as provided for by Articles 49-2 and 49a of the law, within a price range of from 5 euros to 25 euros per share. A resolution will be submitted to the Ordinary General shareholders’ Meeting to be held on April 30, 2004 to replace the authorisation of April 25, 2003 with a new authorisation.

Arcelor S.A. did not directly acquire or hold own shares in 2003.

As at December 31, 2003, the Arcelor group held 54,644,789 of its own shares, representing 10.25% of the total number of shares issued at a book value of 273,223,945 euros. Of these 54,644,789 shares, only 30,364,288 (i.e. those held by the direct subsidiaries Arbed and Usinor) should be included in the aforementioned limit of 10%; the voting rights were suspended on all 54,644,789 shares.

During the 2003 financial year, the Group executed the following transactions in relation to its own shares.

Intra-group transfers

•	9,988,470 shares transferred from Aceralia International B.V. to Arbed;

•	1,613 shares transferred from Aceralia corporación Siderúrgica, S.A. to Arbed;

•	3,870 shares transferred from TrefilArbed Bissen S.A. to Arbed.

Acquisitions

•	511,715 shares over the counter by Arbed;

•	6,000,000 shares reacquired by Arbed on the expiry of a short-term securities loan concluded with a third party in 2002.

Sales

•	511,715 shares sold over the counter by Arbed;

•	22,443 shares transferred by Usinor to Sogepa as the Usinor 2001 dividend paid in form of shares.

Own shares	Dec. 31, 2003	Dec. 31, 2002
Arbed S.A.	30,260,403	14,266,450
Aceralia Internacional B.V.	0	9,988,470
Usinor S.A.	103,885	126,328
Sidmar N.V.	24,280,501	24,280,501
Aceralia S.A.	0	1,613
TrefilArbed Bissen S.A.	0	3,870
TOTAL	54,644,789	48,667,232

The Group thus purchased 6,511,715 of its own shares during 2003, representing a total book value of 32,558,575 euros or 1.22% of the capital subscribed as at December 31, 2003.

The exchange value of the own shares purchased by the Group was in a range between 8.33 euros and 14.86 euros, and the average weighted price was 14.37 euros.

The purchases on the over-the-counter market were made to stabilize the market price of the company’s shares.

The Group sold 534,158 of its own shares during the 2003 financial year, representing a total book value of 2,670,790 euros or 0.10% of the capital subscribed as at December 31, 2003.

The own shares were sold for an exchange value ranging from 9.43 euros to 14 euros, and the average weighted value was 10.17 euros.

The sales on the over-the-counter market were made to stabilize the market price of the company’s shares. In March 2004, 22,490,570 own shares were used to meet requests for the distribution of Arcelor shares from holders of O.C.E.A.N.E. 2006.

OUTLOOK

Based on various forecasts, the recovery of the world economy should generate GDP growth of about 3.7% in 2004.

Worldwide industrial production could grow this year by 4.2% compared with 2.2% in 2003.

The United States will be one of the engines of global growth with an increase in GDP of 4.7%.

Following stability in 2003, industrial production is expected to increase by 4.5%. GDP growth in Canada and Mexico could reach 3.6% and 2.9% respectively.

GDP in Central and South America is expected to increase by 3.7% while industrial production is expected to rise 4.7%.

In the CEEC and Russia, the strong economy is expected to continue in 2004 and growth in GDP comparable to 2003 is expected for all these countries.

In Asia, the vigour of the Chinese economy will fuel growth in the region and beyond.

The Japanese economy is expected to grow by 2.4%, driven mainly by exports. Industrial production, which is heavily influenced by strong exports to other Asian countries, is expected to grow by 2.2%. GDP growth in the other Asian countries is expected to amount to 6.4%, and industrial production is expected to increase by 11%.

The recovery in Western Europe is expected to be less vigorous. After growth of 0.8% in 2003, GDP, which is driven mainly by exports, is expected to grow 2% in 2004. Industrial production is expected to increase by 2.3%, but the appreciation of the euro against the dollar could slow the economic recovery.

Production in the steel-consuming industries is expected to continue the recovery begun at the end of 2003. The automobile market is expected to remain unchanged. Engineering activity is expected to grow by 2% due to the expected resurgence in investments. The construction industry is expected to grow by 0.7% thanks to the vitality of southern Europe, while Germany will continue to negatively impact growth in this sector. The metalworking industry is expected to grow by 1.5%.

Despite economic growth rates that vary between the regions of the world, the steel industry should be able to take advantage of the economic recovery in 2004, and the apparent global consumption of steel, excluding China, should grow by between 3% and 4%.

Apparent consumption of steel in the European Union (EU15) is expected to grow by 3% and to be accompanied by an increase in inventories held by end users, traders and service centres, with real consumption rising by 1.3%. Importation of steel products from other countries is expected to decrease following the recent appearance of bottlenecks in transport capacity and the reduced global availability of rich ores and coke.

Apparent steel consumption in all Eastern European countries (CEEC and CIS) is expected to increase by 4%. It is expected to grow by about 6% in North America after three years of steep declines, with inventories still at record lows. In Central and South America, the strong recovery forecast for industrial production (+4.7%) should result in a 7% increase in apparent steel consumption.

In China, driven by continued growth, steel consumption should increase in the order of 13% in 2004. The growth in demand for steel in Japan is expected to be about 0.5% versus 4% in the other Asian countries.

The market tightness provoked by this unusual situation will result in the immediate future in price increases for raw materials (iron ore, coal, coke and scrap) and for sea freight due to the scarcity of supply. This fact, coupled with a low inventory level and with better growth prospects for users in Europe, has already led to price increase announcements by some European steelmakers. These increases are expected to continue over the year.

After a year of consolidation and integration, 2004 will be a year of change for Arcelor. With a strong financial structure, the Group should now be able to extend its strategic thinking to areas other than restructuring. This has already begun and will continue over the next few years under the commitments made at the time of its creation. Arcelor can also look forward to further international expansion.

EVENTS AFTER CLOSING

On February 17, 2004, Arcelor announced that its subsidiary J&L Specialty Steel, LLC has signed an agreement to sell most of its assets to a wholly-owned subsidiary of Allegheny Technologies Incorporated.

The transaction, which should be finalised in May 2004, is subject to the completion of due diligence and a positive outcome of the collective bargaining negotiations with USWA (United Steelworkers of America) both at Allegheny and at J&L. It is also subject to the approval of the preferred creditors of Allegheny Technologies and the oversight authorities.

Even though the finalisation of this transaction is subject to several conditions, the parties are actively working for the success of the operation.

J&L Specialty Steel is a major player in the area of flat products made of stainless steel.

The company is headquartered in Coraopolis, Pennsylvania, with plants in Midland, Pennsylvania, and Louisville, Ohio. J&L is a wholly-owned subsidiary of Arcelor.

On February 11, 2004, Arcelor signed an agreement with Bagoeta S.L, a majority shareholder in Conducciones y Derivados S.A. (Condesa) for the purpose of selling its tubes business.

The finalisation of the transaction is subject to the approval of the respective competition oversight authorities and the conclusion of agreements with the financial institutions financing the operation.

The scope of this sale covers:

•	100% of the capital of Arcelor Tubes, S.A., of Alessio Tubi, Spa, of Exma S.A. and of Aceralia Tubos SL.;

•	10% of the capital of Industube, subject to the rights of first refusal of the other shareholders; and

•	30% of the capital of Condesa. The remaining 18.84% of the capital of Condesa held by the Arcelor group is covered by put and call option contracts.

In 2003 the tubes business of the Arcelor group shipped over 1.2 million tonnes of steel for turnover of 587 million euros.

Condesa is a major European player in the tube market.

In February, as part of the process to optimise the balance sheet position and reduce the cost of its debt, Arcelor decided to redeem early the 3% O.C.E.A.N.E. maturing on January 1, 2006, effective March 22, 2004, as the conditions for this redemption had been met. These O.C.E.A.N.E. represented 350 million euros of debt at the end of December 2003.

Following the announcement of this early redemption, requests to exercise the right to the allocation of shares were received in respect of 22,490,577 O.C.E.A.N.E. bonds, or 81.05% of the initial issue, which were served by the supply of 22,490,577 shares from Group treasury shares, thus strengthening the consolidated equity of the Group.

The remaining O.C.E.A.N.E. 2006 bonds in respect of which no request for share allocation had been received (5,256,273) were redeemed on March 22, 2004 at a unit price of 13.89112 euros (including accrued coupon interest since January 1, 2004).

On March 15, 2004, Arcelor implemented a level 1 American Depositary Receipts (“ADR”) program in order to improve the liquidity of the Arcelor share and its distribution with American investors. ADRs are certificates issued by a depositary bank, representing shares of a non-American company (American Depositary Shares, ADS).

They give voting rights and dividend rights to the owner. They offer American investors access to Arcelor shares through the over-the-counter market on which the ADRs are freely negotiable in the United States.

On March 19, 2004, Arcelor announced the sale of its entire stake (96%) in Thainox. Thainox Steel Ltd, located in Rayong (100 km from Bangkok) was formed in 1991. The plant consists of two cold-rolling lines complemented by one bright annealing line, one annealing and pickling line, and one slitting line.

Under the terms of the sale agreement, Arcelor will continue to benefit from a multi-year agreement for the supply of the majority of Thainox’s materials at market prices. In addition, Thainox will be able to benefit from the services of the Arcelor Stainless Steels sales network for its export sales and will have access to the expertise of the Arcelor group under a technical assistance agreement.

ADDITIONAL INFORMATION ABOUT ARCELOR S.A.

Arcelor S.A., the parent company of the Arcelor group, continued in 2003 to manage its portfolio of holdings. Thus, 2003 was marked by acquisitions in the coordination centres, Arcelor Center Brussels and Arcelor Finance and Services Belgium.

The 2005 Usinor O.C.E.A.N.E. and 2006 Usinor O.C.E.A.N.E. were redeemed by Usinor in November 2003.

The company ended the 2003 financial year with a profit of 506 million euros, primarily from revenues from its holdings.

The general meeting of shareholders will be asked to approve the distribution of a gross dividend of 0.40 per share for 2003, compared with 0.38 euro per share for the previous year.

GROUP CONSOLIDATED

ACCOUNTS

Consolidated Financial Statements

CONSOLIDATED INCOME STATEMENT

In EUR million, for the year ended December 31 2003	2003	2002 Pro forma (unaudited)	2002
REVENUE (Note 27)	25,923	26,594	24,533
Other operating income	729	472	433
Own work capitalised	(255)	(77)	(25)
Cost of sales	(12,095)	(13,072)	(11,974)
Other external expenses	(6,307)	(6,346)	(5,962)
Staff costs (Note 21)	(5,071)	(5,063)	(4,699)
Depreciation and amortisation expenses	(1,601)	(1,302)	(1,234)
Depreciation and amortisation of goodwill	111	104	103
Other operating expenses	(696)	(530)	(495)
OPERATING RESULT	738	780	680
Net financing costs (Note 22)	(321)	(464)	(434)
Share of profits in companies accounted for using the equity method	140	77	102
RESULT BEFORE TAX	557	393	348
Taxation (Note 23)	(141)	(461)	(488)
RESULT AFTER TAX	416	(68)	(140)
Minority interests	(159)	(53)	(46)
NET RESULT – GROUP SHARE	257	(121)	(186)
Earnings per share in EUR (Note 14)
basic	0.54	(0.25)	(0.38)
diluted	0.54	(0.25)	(0.38)

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEET

ASSETS

In EUR million, as at December 31	2003	2002
Non-current assets
Intangible assets (Note 4)	(551)	(950)
Property, plant and equipment (Note 5)	8,947	9,268
Investments accounted for using the equity method (Note 6)	1,758	1,780
Other investments (Note 7)	307	466
Receivables and other financial assets (Note 8)	693	766
Deferred tax assets (Note 23)	1,436	1,523
TOTAL NON-CURRENT ASSETS	12,590	12,853
Current assets
Inventories (Note 9)	5,497	6,091
Trade receivables (Note 10)	3,253	4,320
Other receivables (Note 11)	1,378	1,333
Cash and cash equivalents (Note 12)	1,890	1,239
TOTAL CURRENT ASSETS	12,018	12,983
TOTAL ASSETS	24,608	25,836

EQUITY AND LIABILITIES

In EUR million, as at December 31	2003	2002
Shareholders’ equity
Subscribed capital	2,665	2,662
Share premium	4,795	4,791
Consolidated reserves	(419)	(484)
Translation reserve	(308)	(237)
TOTAL SHAREHOLDERS’ EQUITY (Note 13)	6,733	6,732
MINORITY INTERESTS (Note 15)	730	661
Non-current liabilities
Interest-bearing liabilities (Note 16)	4,871	4,594
Employee benefits (Note 17)	1,733	1,597
Provisions for contract termination indemnities (Note 18)	718	574
Other long-term provisions (Note 19)	983	849
Deferred tax liabilities (Note 23)	289	359
Other liabilities	163	205
TOTAL NON-CURRENT LIABILITIES	8,757	8,178
Current liabilities
Trade payables	4,348	4,111
Interest-bearing liabilities (Note 16)	1,551	3,821
Other amounts payable (Note 20)	2,194	2,023
Provisions for contract termination indemnities (Note 18)	82	120
Other provisions (Note 19)	213	190
TOTAL CURRENT LIABILITIES	8,388	10,265
TOTAL SHAREHOLDERS’ EQUITY, MINORITY INTERESTS AND LIABILITIES	24,608	25,836

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED CASH FLOW STATEMENT

In EUR million, for the year ended December 31	2003	2002 Pro forma (unaudited)	2002
Operating activities
Result after tax	416	(68)	(140)
Profit of companies accounted for using the equity method, net of dividends	(48)	(32)	(61)
Amortisation and depreciation of tangible and intangible assets	1,490	1,198	1,234
Net movement in provisions	85	(16)	(53)
Profit on disposal of assets	(14)	(23)	(23)
Dividends received	29	27	29
Changes in working capital	641	377	523
Other items	(97)	337	437
CASH FLOWS FROM OPERATING ACTIVITIES (*)	2,502	1,800	1,946
Investing activities
Acquisitions of tangible and intangible assets	(1,327)	(1,415)	(1,312)
Acquisition of Arbed / Aceralia, net of cash acquired	—	—	1,035
Acquisitions of other subsidiaries, net of cash acquired (Note 3)	(37)	(30)	(30)
Acquisitions of financial assets	(540)	(602)	(405)
Disposal of tangible and intangible assets	112	42	37
Disposal of subsidiaries, net of cash disposed of (Note 3)	273	48	48
Disposal of financial assets	410	243	36
CASH FLOWS FROM INVESTING ACTIVITIES	(1,109)	(1,714)	(591)
Financing activities
Proceeds from the issue of share capital	85	35	33
Dividends paid	(218)	(192)	(167)
Proceeds from borrowings	1,891	3,035	2,464
Repayment of borrowings	(2,444)	(3,899)	(3,581)
CASH FLOWS FROM FINANCING ACTIVITIES	(686)	(1,021)	(1,251)
Effect of exchange rate fluctuations on cash held	(56)	(3)	10
NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	651	(938)	114
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	1,239	2,177	1,125
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	1,890	1,239	1,239

(*)	Including taxes paid in an amount of EUR 29 million (2002: EUR 82 million) and net interest paid in an amount of EUR 261 million (2002: EUR 387 million).

The accompanying notes form an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

In EUR million	Subscribed capital Arcelor	Share premium Acelor	Subscribed capital Usinor	Share premium Usinor	Own shares	Other consolidated reserves	Foreign currency translation	Shareholders’ equity (Note 13)	Minority interests (Note 15)	Total
DECEMBER 31, 2001	—	—	768	745	—	2,558	72	4,143	58	4,201
Profit and loss
Profit for the year 2002 -		—	—	—	—	(186)	—	(186)	46	(140)
Foreign exchange differences -		—	—	—	—	—	(309)	(309)	(297)	(606)
Distributions and transactions with shareholders
Business combination of Usinor, Arbed and Aceralia	2,642	4,755	(768)	(745)	(892)	(1,938)	—	3,054	865	3,919
Additional minority interests in Usinor	—	—	—	—	—	(100)	—	(100)	100	—
Dividends paid	—	—	—	—	—	(98)	—	(98)	(36)	(134)
Increase in share capital	20	36	—	—	—	—	—	56	—	56
Utilisation of and profit on the sale of own shares	—	—	—	—	147	(37)	—	110	(1)	109
Convertible bonds	—	—	—	—	—	62	—	62	1	63
Purchase of minority interests	—	—	—	—	—	—	—	—	(75)	(75)
DECEMBER 31, 2002	2,662	4,791	—	—	(745)	261	(237)	6,732	661	7,393
Profit and loss
Profit for the year 2003	—	—	—	—	—	257	—	257	159	416
Foreign exchange differences	—	—	—	—	—	—	(71)	(71)	28	(43)
Distributions and transactions with shareholders
Dividends paid	—	—	—	—	—	(181)	—	(181)	(37)	(218)
Increase in share capital	3	4	—	—	—	—	—	7	—	7
Purchase of minority interests -	—	—	—	—	—	—	—	—	(87)	(87)
Other movements	—	—	—	(6)		(5)	—	(11)	6	(5)
DECEMBER 31, 2003	2,665	4,795	—	(751)	—	332	(308)	6,733	730	7,463

The accompanying notes form an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Amounts in EUR million, unless indicated otherwise.

INTRODUCTION

The consolidated financial statements of the Arcelor group for the year ended December 31, 2003 are prepared in accordance with International Financial Reporting Standards (“IFRS”) applicable at that date. These standards were partially adopted by the International Accounting Standards Board (“IASB”) in December 2003 (thirteen modified standards were published with effect after the balance sheet date) and will continue as such, in the context of the deadline of 2005 set by the European Union.

Arcelor has adopted a proactive approach in order to anticipate, and, where required, adapt its accounting policies depending on developments.

NOTE 1 – GENERAL

Arcelor S.A. was incorporated under Luxembourg Law on June 8, 2001 in the context of the project of the business combination of Aceralia, Arbed and Usinor. This business combination was completed on February 28, 2002.

In accord with the requirements of International Financial Reporting Standards (formerly known as International Accounting Standards), and specifically under IAS 22, the business combination between Aceralia, Arbed and Usinor (the acquiring entity) was accounted for using the purchase method of accounting.

The consolidated financial statements as at December 31, 2003 present the financial position of the Company and its subsidiaries (hereafter “the Group”), as well as the interests of the Group in its associated companies and its interests in jointly controlled entities.

The Board of Directors authorised the publication of the December 31, 2003 financial statements on February 18, 2004. These financial statements will not be final until approved at the annual general meeting of shareholders.

The consolidated financial statements have been prepared in accordance with IFRS. This implies that the Group makes certain estimates and assumptions which have an impact on the assets and liabilities, the income statement for the period and the notes to the financial statements. Changes in facts and circumstances may lead the Group to change these estimates.

NOTE 2 – ACCOUNTING POLICIES

1) Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as adopted by the IASB and the interpretations of those standards published by the International Financial Reporting Interpretations Committee (“IFRIC”).

The Group applied IFRS for the first time for the year ended December 31, 2002. Adjustments resulting both from the move from French GAAP, as applied by Usinor, to IFRS and the application of the new accounting policies of the Arcelor group, are shown in shareholders’ equity in the opening balance sheet as at December 31, 2000. This has been done in order to show the retroactive application of IFRS in accordance with the interpretation of the Standing Interpretation Committee (“SIC”), specifically SIC 8.

The consolidated financial statements have been prepared in accordance with the requirements of section XVI of the Luxembourg Law of August 10, 1915 on commercial companies, with the specific exception of the accounting and valuation of financial instruments following the adoption, in 2001, of IAS 39. Moreover, the presentation of the consolidated balance sheet and income statement is different from that required by Luxembourg Law. In the opinion of the Directors, the presentation chosen more appropriately reflects the Group’s financial situation.

Note 29 sets out a reconciliation between the net profit and shareholders’ equity of the Group for the year ended December 31, 2003 as detailed in these IFRS financial statements and the amounts which would have been published had Luxembourg legal and regulatory requirements been followed.

2) Presentation of consolidated financial statements

The consolidated financial statements are prepared in euro (“EUR”), rounded to the nearest million.

The consolidated financial statements of the Group are prepared on the basis of the historical cost convention with the exception of the following assets and liabilities which are stated at their fair values: derivative financial instruments, investments held for trading and investments available for sale. Hedged assets and liabilities are stated at their fair value in respect of the risks hedged.

Assets intended to be disposed of or consumed during the Group’s normal course of operations, assets held with a view to being sold in the twelve months following the year-end date as well as cash and cash equivalents are considered current. All other assets are considered non-current. Liabilities falling due during the Group’s normal course of operations, or in the twelve months following the year-end date, are considered current. All other liabilities are considered non-current.

In order to show homogenous and comparable information, 2002 comparative information includes an unaudited pro forma consolidated income statement and an unaudited pro forma consolidated cash flow statement, both for the year ended December 31, 2002.

Moreover, Notes 21 and 22, in respect of staff costs and the net financial result respectively, also include a pro forma unaudited comparative as at December 31, 2002.

The pro forma consolidated accounts as at December 31, 2002 are distinct from the consolidated accounts prepared in accordance with IFRS for two reasons. First, the results of the entities of the Aceralia and Arbed groups realised between January 1 and February 28, 2002 are included in the consolidated results of the Group, but are excluded from the consolidated accounts as prepared in accordance with IFRS, where these results are only included from March 1, 2002 onwards. Secondly, the allocation of negative goodwill is included in the pro forma consolidated accounts for the entire year ending December 31, 2002, whereas it is included in the IFRS consolidated accounts from March 1, 2002 only. In order to more clearly reflect the social commitments of the Group, provisions made in the context of restructuring plans (which may or may not translate into early retirement schemes at a later date) as well as early retirement schemes linked to collective agreements signed by certain categories of employees are, in the current year, presented in the balance sheet under the caption, “Provisions for contract termination indemnities” and detailed in Note 18. The comparative information as at December 31, 2002 has been modified accordingly.

3) Consolidation principles

Subsidiaries

Subsidiaries are companies controlled by the Group. Control exists when the Group has direct or indirect control over the financial and operating policies of a company so as to obtain benefits derived from its activities. Control is generally assumed where the Group holds more than half of a company’s voting rights.

The financial statements of the significant subsidiaries are included in the consolidated financial statements from the date when control commences until the date when control ends.

Investments in non-significant subsidiaries are recorded as non-current assets at their fair value. Gains and losses resulting from this valuation procedure are recorded in the income statement.

Associated companies

Associated companies are companies in which the Group retains a significant influence, but not control, over the financial and operating policies. Significant influence is generally assumed when the Group holds at least 20% or more of the voting rights.

The financial statements of associated companies are included in the consolidated financial statements using the equity method, according to which the Group records its share in the net assets of the associate company in the Group balance sheet from the date when significant influence commences until the date when significant influence ends.

Jointly controlled entities

Jointly controlled entities are companies in which the Group holds joint control over the activities under a contractual arrangement.

The financial statements of jointly controlled entities are included in the consolidated financial statements using the equity method, according to which the Group records its share in the net assets of the jointly controlled entity in its balance sheet from the date when joint control commences until the date when joint control ends.

Transactions eliminated through consolidation

Intra-group balances and transactions as well as unrealised gains resulting from intra-group transactions are eliminated in the preparation of the consolidated financial statements. Unrealised losses resulting from intra-group transactions are only eliminated to the extent that there is no indication of possible impairment.

Unrealised gains resulting from transactions with associated companies and jointly controlled entities are eliminated to the extent of the Group’s interest in such companies or entities, against the investment amount of the associated company or jointly controlled entity. Unrealised losses are only eliminated to the extent that there is no indication of possible impairment.

A listing of the main subsidiaries and the companies accounted for using the equity method is shown in Note 31 to the consolidated financial statements. A complete listing of Group companies as at December 31, 2003 has been submitted to the “Greffe du tribunal d’arrondissement” of Luxembourg.

4) Business combinations - goodwill

Any difference between the cost of an acquisition and the acquirer’s interest in the fair value of the identifiable assets and liabilities acquired is accounted for as goodwill, or negative goodwill, and is reported as an asset. Minority interests are recorded using their share of the fair value of the acquired net assets.

Goodwill is amortised over its estimated useful life using the straight-line method. Estimated useful lives are 5 years for downstream activities (processing and distribution) and 10 years for upstream activities (blast furnaces, steel production and rolling mills).

Negative goodwill is accounted for as income in accord with the following principles:

•	when negative goodwill is related to identifiable future losses or expenses that are identified in the acquirer’s plan, and can be measured reliably, negative goodwill is released as income up to these amounts;

•	when negative goodwill cannot be related to identifiable future losses or expenses, negative goodwill is recorded as income on the basis of the weighted aver age residual useful life of the acquired depreciable / amortizable assets; and

•	negative goodwill in excess of the fair value of nonmonetary assets acquired is recorded immediately in the income statement.

5) Foreign currency translation

Transactions in foreign currencies

Transactions denominated in foreign currencies are converted into EUR at the foreign exchange rate ruling at the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are converted at the foreign exchange rate ruling at that date. Foreign exchange differences arising on conversion are recorded in the income statement.

Non-monetary assets and liabilities denominated in foreign currencies, recorded at historical cost, are converted at the foreign exchange rate ruling at the date of the transaction.

Financial statements denominated in foreign currencies

Assets and liabilities denominated in foreign currencies, including goodwill and fair value adjustments arising on consolidation, are converted into EUR at the foreign exchange rate ruling at the balance sheet date. Revenues and expenses of foreign currency operations are converted into EUR at the average rate of exchange for the period. Foreign exchange differences arising on conversion are recorded directly in shareholders’ equity.

6) Intangible assets

Research and development

Expenditure on research activities, undertaken with a view to acquiring new scientific or technical knowledge and understanding, is recognised in the income statement as an expense when it is incurred.

Expenditure on development activities, where research findings are applied to the development or design for the production of new or substantially improved products and processes, is capitalised if the product or process is technically and commercially feasible and the Group has sufficient resources to complete the development programme.

The expenditure capitalised includes the cost of materials, direct labour costs and an appropriate proportion of overheads.

Capitalised development expenditure is stated at cost less accumulated amortisation and impairment losses. Other development expenditure is recognised in the income statement when incurred.

Other intangible assets

Other intangible assets acquired by the Group are stated at cost less accumulated amortisation and possible impairment losses. Expenditure on internally generated goodwill is recognised in the income statement when incurred.

Intangible assets other than goodwill primarily include the cost of technology and licences purchased from third parties. These intangible assets are amortised on a straight-line basis over a maximum period of five years.

Subsequent expenditure

Subsequent expenditure on intangible assets is capitalised only when it increases the future economic benefits of the specific asset to which it relates and when this cost can be measured and attributed to the asset in a reliable manner. All other expenditure is recognised immediately as an expense when incurred.

Amortisation

Amortisation is recognised as an expense on a straight-line basis over the estimated useful lives of intangible assets. The estimated useful lives applied are as follows:

•	Patents and trademarks: 5 years

•	Capitalised development costs: 5 years

7) Property, plant and equipment

Items of property, plant and equipment are stated at cost less accumulated depreciation and possible impairment losses. The cost of an asset created by the Group includes the cost of materials, direct labour costs and an appropriate proportion of overheads. Borrowing costs on loans used to finance the construction of property, plant and equipment are capitalised as part of the cost of the asset until such time that the asset is ready for its intended use.

Property, plant and equipment are subsequently stated at cost less accumulated depreciation less any impairment losses.

Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items.

The cost of the periodic re-lining of blast furnaces is capitalised and depreciated over the expected production period.

Maintenance and repair costs are recognised as expenses in the period in which they are incurred. Government grants that compensate the Group for the acquisition of property, plant and equipment are deducted from the carrying amount of the related asset and credited to the income statement on a straight-line basis over the expected useful life of the related asset.

Subsequent expenditure

Expenditure incurred in replacing or renewing components of some items of property, plant and equipment are accounted for as the acquisition of a separate asset and the replaced asset is written off.

Other subsequent expenditure on property, plant and equipment is only recognised as an asset when the expenditure improves the condition of the asset beyond its originally assessed standard of performance.

All other subsequent expenditure is recognised in the income statement as an expense in the period in which it is incurred.

Depreciation

Depreciation is accounted for as an expense on a straight-line basis over the estimated useful lives of items of property, plant and equipment. Land is not depreciated. Property, plant and equipment acquired before January 1, 2001 are depreciated over their useful lives, which range from 12 to 20 years for buildings and industrial installations and from 5 to 12 years for other property, plant and equipment.

For other property, plant and equipment the estimated useful lives are as follows:

	Flat products	Long products and stainless
		Electric Arc furnace	Hot-rolling mills
Industrial buildings	25 years	25 years
Technical installations and machinery
Hot phase: new capital expenditure	25 years	15 years	25 years
Hot phase: renovation	15 years	10 years	15 years
Cold phase: new capital expenditure	18 years		18 years
Cold phase: renovation	12 years		15 years
Cold phase: downstream	12 years		12 years
Other	5 – 20 years	5 – 20 years	5 – 20 years

Leases

Where the Group is a lessee

Leases where the Group assumes substantially all the risks and rewards of ownership are classified as finance leases. Property, plant and equipment acquired by way of finance leases are stated at an amount equal to the lower of the fair value and the present value of the minimum lease payments at the inception of the lease. Each lease payment is broken down between the finance charges and the repayment of the lease liability. The finance charge is spread over the life of the lease so as to achieve a constant rate of interest on the remaining balance of the liability.

The depreciation policy of capitalised leased assets is similar to that applied to owned property, plant and equipment. If there is no reasonable certainty that the lessee will obtain ownership at the end of the lease term, the asset is depreciated over the shorter of its estimated useful life and the lease term.

Where a significant portion of the risks and rewards of ownership are retained by the lessor, the associated lease contracts are classified as operating leases. Payments made under operating leases are recognised as an expense in the income statement of the period.

8) Impairment of assets

The carrying amounts of the Group’s assets, other than inventories, deferred tax assets and assets arising from employee benefits, are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. For intangible assets that are not yet available for use, their recoverable amount is estimated at each balance sheet date.

An impairment loss is recognised whenever the carrying amount of an asset or the cash-generating unit to which it belongs exceeds its recoverable amount. Impairment losses are recognised as an expense in the income statement.

Calculation of recoverable amount

The recoverable amount of an asset is the higher of its net selling price and its value in use. In assessing its value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate cash inflows largely independent of those from other assets, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

The recoverable amount of investments in held-to-maturity securities and receivables is calculated as the present value of the expected future cash flows, discounted at the original effective interest rate inherent in the asset. Cash flows on short-term receivables are not discounted.

Reversal of an impairment loss

An impairment loss recognised in prior years is reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. However, the increased carrying amount of an asset due to a reversal of an impairment loss should not exceed the carrying amount that would have been determined (net of amortisation or depreciation) had no impairment loss been recognised for the asset in prior years.

An impairment loss recognised for goodwill is not reversed unless the impairment loss was caused by a specific external event of an exceptional nature that is not expected to recur, and subsequent external events have reversed the effect of that event.

9) Investments in debt and equity securities

Investments held for trading are classified as current assets and are stated at fair value, with any resulting gain or loss being recognised in the income statement. Investments with a fixed maturity date above one year and where the Group has the positive intent and the ability to hold the investment through to maturity, are included in non-current assets and are stated at amortised cost. The latter is determined using the original effective interest rate inherent in the investment less impairment losses.

Other investments held by the Group are classified as being available-for-sale and are stated at fair value, with any resulting gain or loss being recognised in the income statement.

The fair value of investments held for trading and investments available-for-sale are taken as the quoted bid price at the balance sheet date. For unquoted securities, discounted cash flow techniques are used.

10) Trade and other receivables

Trade and other receivables are stated at cost less provisions for irrecoverable amounts.

11) Inventories

Construction work in progress

Construction work in progress is stated at contract cost increased by the related profit recognised to date less progress billings. Cost includes all expenditure directly related to the project and an allocation of fixed and variable overheads incurred in the Group’s contract activities.

Other inventories

Raw materials and supplies are stated at the lower of cost (using either the average cost method or the first in first out method) or net realisable value. Finished goods and work-in-progress are stated at the lower of production cost or net realisable value.

Production cost includes direct raw material and labour costs and a portion of overhead costs, excluding general and administrative expenses. The market value of raw materials and other inventories is based on the net realisable value, including a provision for obsolescence or slow-moving items where appropriate.

12) Cash and cash equivalents

Cash and cash equivalents include cash and short-term investments with a maturity of less than three months from the acquisition date. Short-term investments are valued at market value at the end of each period.

13) Equity

Repurchase of share capital

When share capital is repurchased, the amount of consideration paid, including all attributable costs, is recognised as a change in equity. Repurchased / treasury shares are deducted from total shareholders’ equity under the caption “Treasury shares” until they are cancelled or disposed of.

Dividends

Dividends are recognised as a liability in the period in which they are approved by the General Meeting.

14) Convertible debenture loans

Debenture loans convertible into share capital at the option of the holder, where the number of shares issued does not change with fluctuations in their fair value, are accounted for as compound financial instruments, net of attributable transaction costs. The equity component of the convertible debenture loans is calculated as the excess of the issue proceeds over the present value of the future interest and principal payments, discounted at the prevailing market rate for a similar liability that does not have an associated equity component. The interest expense recognised in the income statement is calculated using the effective interest rate method.

15) Interest-bearing borrowings

Interest-bearing borrowings are recorded at initial cost, less direct attributable transaction costs. They are then recorded at amortised cost with any difference between the amortised cost and the redemption value being recognised in the income statement over the period of the borrowings on an effective interest rate basis.

16) Employee benefits

Types of pension plans

•	Defined contribution plans

Defined contribution plans are those plans in respect of which the Group pays fixed contributions into an external life assurance or pension fund for certain categories of employees. Contributions are paid in return for services rendered by the employees during the period. They are expensed as they are incurred in line with the treatment applied to wages and salaries. No provisions are established in respect of defined contribution plans, as they do not generate future commitments for the Group.

Within the Group, defined contribution plans exclusively relate to pension plans. They are, primarily, additional pension plans that serve to complement local legal pension schemes in respect of which the Group pays contributions to social organisations and which are accounted for in the same manner as salaries and wages.

•	Defined benefit plans

Defined benefit plans are schemes that provide guaranteed benefits to certain categories of employees, either by way of contractual obligations or through a collective agreement. This guaranteed benefit represents a future commitment for the Group and, as such, a liability is calculated. The provision is calculated by estimating the benefits accumulated by employees in return for services rendered during the period and during prior periods.

Benefits are discounted in order to determine the present value of the future obligation resulting from this type of plan. They are shown in the balance sheet after the deduction of the fair value of the assets that serve to cover them.

The discount rate applied is the yield, at the balance sheet date, on AAA credit rated bonds that have maturity dates similar to the terms of the Group’s pension obligations. A qualified actuary performs the underlying calculations annually, using the projected unit credit method.

When the terms and conditions of a plan change, the portion of the increased benefit relating to past services by the employees is calculated as an expense in the income statement on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the expense is immediately recognised in the income statement.

In calculating the Group’s obligation in respect of a plan, to the extent that any unrecognised actuarial gain or loss exceeds ten percent of the greater of the present value of the defined benefit obligation and the fair value of plan assets, it is recognised in the income statement over the expected average remaining working lives of the employees participating in the plan (“corridor policy”). Otherwise, the actuarial gain or loss is not taken into consideration.

Where the calculation results in a benefit to the Group, the recognised asset is limited to the net total of any unrecognised actuarial losses and past service costs and the present value of any future refunds from the plan or reductions in future contributions to the plan.

Within the Group, defined benefit plans relate to complementary retirement schemes, departure indemnities, work medals and health insurance arrangements.

Nature of commitments of defined benefit plans

•	Complementary retirement schemes

Such schemes are provided in addition to the legal minimum pension in respect of which Group companies contribute directly into social organisations and which are accounted for in the same manner as salaries and wages.

•	Departure indemnities

Departure indemnities are normally associated with collective agreements with employees under which indemnities are paid upon normal retirement as well as upon voluntary or involuntary retirement.

•	Work medals

Work medal programmes are sometimes established under agreements at individual company level. These arrangements represent long-term service award programmes made to employees with certain levels of seniority with their employers.

•	Health insurance

Health insurance schemes relate exclusively to the American subsidiaries of the Group (“post retirement medical care”). For European entities, health insurance is in place by way of obligatory contributions into state health insurance schemes. These contributions are accounted for in the same manner as wages and salaries.

Assets covering commitments relating to defined benefit plans

The commitments in respect of certain retirement plans are wholly, or in part, covered by life assurance policies or pension funds, depending on the regulations in place in the country in which the benefits are awarded (the concept of a “funded obligation”). Externalised commitments are evaluated by external specialists.

Remuneration by way of shares or share options

Arcelor S.A. has a share option plan in place as at December 31, 2003. Moreover, options on Usinor shares have been allocated to certain Directors and employees of Usinor.

Options were issued at the market price at the date of issue and may be exercised at that price. No cost linked with these awards has been accounted for in the income statement. When options are exercised the cash received less transaction costs are credited to subscribed capital and share premium.

17) Provisions for contract termination benefits

The Group recognises an obligation for termination benefits when it is demonstrably committed either to terminating an employee’s contract before the normal retirement date or to encouraging voluntary redundancy. Such termination benefits do not bring future economic benefits (services rendered by employees) to the Group and are immediately recognised in the income statement.

Within the Group, provisions for termination benefits fall into one of two categories:

Social provisions in the context of restructuring plans

Provisions are recorded when the Group has announced to the entirety of the affected employees or their representatives a social plan that is detailed and formalised in accordance with the requirements of IAS 37. Such social plans either translate into redundancy or early retirement measures.

Benefits are calculated as a function of the approximate number of people for whose employment contracts will be terminated. If such benefits are claimable more than twelve months after the end of the period, they are discounted using an interest rate, which corresponds to that of AAA credit rated bonds that have maturity dates approximating the terms of the Group’s obligations.

Early retirement plans

Within the Group, early retirement plans primarily correspond to the practical implementation of social plans. Such early retirement plans are considered effective when the affected employees have been formally informed and when liabilities have been determined using an appropriate actuarial calculation. Early retirement plans can also be linked to collective agreements signed with certain categories of employees. Liabilities in respect of both of the above scenarios are calculated on the basis of the effective number of employees likely to take early retirement, in accordance with IAS 19. An independent actuary performs the calculation annually. Liabilities are discounted using an interest rate, which corresponds to that of AAA credit rated bonds that have maturity dates approximating the terms of the Group’s obligations.

18) Other provisions

A provision is accounted for when the Group has a present obligation as a result of a past event (legal or constructive), whose amount can be reliably estimated, and when it is probable that an outflow of economic resources will be required to settle the obligation.

Technical warranties

A provision for technical warranties is recognised when the underlying products or services are sold. The provision is based on historic warranty data and a weighting of all possible outcomes against their associated probabilities.

Restructuring

A provision for restructuring is accounted for when the Group has approved a detailed formal restructuring plan and has raised a valid expectation that it will carry out the restructuring by commencing the implementation of the plan or announcing publicly its main features.

Environment

The Group estimates provisions related to environmental issues on a case-by-case basis, taking into account applicable legal requirements. A best estimate based on the available information, is calculated, providing that the available information indicates that a loss is probable and can be reasonably estimated.

Onerous contracts

A provision for onerous contracts is recognised when the expected economic benefits to be received by the Group under a contract are lower than the unavoidable costs of meeting the associated obligations.

19) Trade and other payables

Trade and other payables are stated at cost.

20) Deferred taxes

Deferred taxes are calculated for each taxable entity using the balance sheet liability method on temporary differences arising between the tax bases of assets and liabilities, as determined in accordance with the tax rules in force in the countries in which the Group conducts its operations, and their carrying amounts in the financial statements. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realised or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date.

Assets and liabilities are netted in respect of taxes levied by the same tax authorities and if local tax authorities approve this treatment.

Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which they can be utilised. Therefore, taking into account the cyclical nature of the business, deferred tax assets may be recognised by companies that have incurred tax losses in previous periods.

21) Revenue recognition, interest and dividend income

Sales of goods and services

Revenue from the sale of goods is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer. Revenue from services rendered is recognised in the income statement in proportion to the stage of completion of the related transaction at the balance sheet date. The stage of completion is assessed according to the work performed. No revenue is recognised if there are significant uncertainties regarding the recovery of the amount due, associated costs or the possible return of goods.

Construction contracts

As soon as the outcome of a construction contract can be estimated with reliability, contract revenue and expenses are recognised in the income statement in proportion to the stage of completion of the contract. The stage of completion is assessed according to the work performed. Expected losses on a contract are recognised immediately upon recognition in the income statement.

Interest and dividend income

Interest income is recognised in the income statement on a pro rata basis, taking into account the effective yield rate. Dividend income is recognised in the income statement on the date the General Meeting approves the dividend payment.

22) Financial risk management

Derivative financial instruments

The Group uses derivative financial instruments, interest rate swaps and forward foreign exchange contracts to hedge its exposure to risks relating to foreign exchange, interest rates and raw material prices and arising from operating, financing and investment activities.

Derivative financial instruments are initially recognised at cost and are subsequently restated at their fair value. Unrealised gains or losses are recognised depending on the nature of the item being hedged.

The fair value of interest rate swaps is the estimated amount that the Group would receive or pay to terminate the swap at the balance sheet date, taking into account current interest rates and the current creditworthiness of the swap counter-party.

The fair value of forward foreign exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price or forward rate.

Cash flow hedges

When a derivative financial instrument hedges the variation in cash flows of a firm commitment or a forecast transaction, the effective part of any resultant gain or loss on the derivative financial instrument is recognised directly in equity.

When the firm commitment or forecast transaction results in the recognition of an asset or a liability, the cumulative gain or loss is removed from equity and enters into the initial measurement of the acquisition cost or other carrying amount of the asset or liability.

The ineffective part of any gain or loss is recognised in the income statement. Any gain or loss arising from the time value of the derivative financial instrument is recognised in the income statement.

When a hedging instrument expires, is sold, terminated or exercised the accumulated unrealised profit or loss on the hedging instrument is maintained in equity for as long as the expected transaction does not occur and is recognised in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer probable, the cumulative net gain or loss, which had been recognised in equity, is reported immediately in the income statement.

Fair value hedges

Where a derivative financial instrument hedges the variability in fair value of a recognised receivable or payable, any resulting gain or loss on the hedging instrument is recognised in the income statement. The gain or loss attributable to the hedged risk adjusts the accounting value of the hedged element and is recognised directly in the income statement.

The fair value of the hedged items, in respect of the risk being hedged, is their carrying amount at the balance sheet date translated to EUR at the foreign exchange rate ruling at that date.

Hedge of net investment in a foreign operation

Where a foreign currency liability hedges a net investment in a foreign operation, foreign exchange differences arising on translation of the liability to EUR are recognised directly in equity. Where the hedging instrument is a derivative, any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in equity; the gain or loss relating to the ineffective portion is recognised immediately in the income statement.

Where the hedging ability of an instrument is not demonstrated, the related profit or the loss is recognised in the income statement.

23) Segment reporting

A segment is a distinguishable component of the Group that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), which is subject to risks and rewards that are different from those of other segments.

The Group’s primary segments are defined as the “business segments” and the secondary are the “geographical segments”.

Segment assets are operational assets used by the sector in the context of its operating activities. They include attributable goodwill, intangible assets and property, plant and equipment, as well as current assets used in the operating activities of the sector. They do not include deferred tax assets, other investments or receivables and other non-current financial assets. Such assets are shown under the caption “unallocated assets”.

Sector liabilities are liabilities resulting from the activities of a sector, which can either be directly attributed to the sector or can be attributed to it reasonably. They include current and non-current liabilities but exclude financial debt and deferred tax liabilities. Such liabilities are shown under the caption “unallocated liabilities”.

NOTE 3 - CHANGES IN CONSOLIDATION SCOPE

As at December 31, 2003, the scope of consolidation of the Arcelor group includes, in addition to Arcelor S.A., 442 fully consolidated companies (December 31, 2002: 474). Furthermore, the Group accounts for 227 companies using the equity method (December 31, 2002: 168). The increase in the number of companies accounted for under the equity method is explained by the fact that, as at December 31, 2003, the Group accounts separately for companies which were included in sub-groups as at December 31, 2002.

The major changes in the consolidation scope since December 31, 2002 are as follows:

Acquisitions:

Further to the purchase of the rolling mill of Pallanzeno (production of small and medium beams) from the Duferco group and the purchase of a participation of 49.9% in the steel works of San Zeno, Travi e Profilati di Pallanzano SpA (Italy, long carbon steel) is fully consolidated and San Zeno Acciai - Duferco SpA (Italy, long carbon steel) is accounted for using the equity method from July 1, 2003.

Disposals:

In accordance with the engagements taken with the European Commission, the Group has completed the following disposals during the year (given that the 49% holding in the Spanish company Bamesa had been disposed of in September 2002):

•	disposal of the 75.5% participation in the wet galvanisation production line of Galmed (Spain, flat carbon steel) to the ThyssenKrupp Stahl group on March 31, 2003;

•	disposal of Beautor (Belgium, flat carbon steel) and Sorral (France, flat carbon steel), which specialise in cold milling, electro-zincing and wet galvanisation, to the Duferco group in April 2003;

•	disposal, in March and April 2003, of all of the sites and subsidiaries of Cofrafer (France, distribution, processing and trading) specialised in splitting, oxycutting and distribution;

•	disposal, in June 2003, of the 50% holding in Lusosider (Portugal, flat carbon steel), a company specialised in cold milling and galvanisation, to the Corus group;

•	disposal in September 2003 of the galvanisation production line of Laminoir de Dudelange (Luxembourg, flat carbon steel) to Dugal;

•	disposal in October 2003 of the holding of 66.67% in the galvanisation unit of Segal (Belgium, flat carbon steel) to the Corus group; and

•	disposal in December 2003 to the majority shareholder of the 39.93% holding in Finarvedi (Italy, flat carbon steel).

Moreover, the Arcelor group has disposed of its plastics activity (PUM Plastics group - France, distribution, processing and trading) to Point.P (subsidiary of the Saint-Gobain group). PUM Plastics, with turnover of EUR 234 million, specialises in the distribution of plastics products to the construction and public works sectors. Finally, in December 2003, the Finnish steel operator Rautaruukki purchased Dikema Stal AS (Norway, distribution, processing and trading) which specialises in the pre-fabrication of metal products and the operation of steel service centres.

Other changes:

BMP Siderurgica S.A. (Brazil, long carbon steel) has been fully consolidated since April 1, 2003. The company, formerly known as Mendes Júnior Siderurgia S.A., has become a subsidiary of the Group through Belgo-Mineira Participação Indústria e Comércio, which holds 99% of its share capital. Since June 2003, BMP Siderurgica S.A. operates on the Juiz de Fora site, thus terminating the lease between Belgo-Mineira Participação Indústria e Comércio and the Mendes Júnior group.

The Group has also increased its participation in Companhia Siderurgica de Tubarao (CST) in Brazil (Brazil, flat carbon steel). The holding increased from 24.4% on December 31, 2002 to 29.4% on December 31, 2003, primarily due to the disposal to the Group and to CVRD of the participation of Acesita (Brazil, stainless steel) in Aços Planos do Sul (Brazil, flat carbon steel).

The following companies, from the distribution, processing and trading sector have been fully consolidated for the first time in 2003:

•	Arcelor Dystrybucja Polska SP.Z.O.O. (Poland);

•	Arcelor Distribucia Slovensko SRO (Slovakia);

•	Arcelor Acelkereskedelmi KFT en (Hungary); and

•	Arcelor Distribuce-CZ SRO (Czech Republic).

In the stainless steel sector, the following companies were fully consolidated for the first time in 2003:

•	Trefilados Inoxydables de Mexico (Mexico);

•	TEVI-Trafilerie e Viterie Italiane S.R.L et Alinox S.R.L. (Italy);

•	Ugitech UK Ltd (United Kingdom);

•	Ugine-Savoie Iberica S.A. (Spain);

•	Ugine-Savoie Suisse S.A. (Switzerland);

•	Ugine & Alz S.A. (France); and

•	Longtain Aciers Spéciaux et Inoxydables-Longtain Inox (Belgium).

In the context of the restructuring of the Group’s activities, the following events also took place:

•	Absorption by Usinor S.A. of Valinter, Auxidev, Indus, Sideco and Société Industrielle de Souvigny (France, other activities);

•	Absorption of Bruyères Acier Service by Cisatol (France, distribution, processing and trading);

•	Absorption of Sprint Métal by Ugitech (France, stainless steels);

•	Absorption of Rostfrei Coil Center Beteiligung GmbH by RCC GmbH (Germany, stainless steels);

•	Absorption of Profilarbed Distribution France SAS by Arcelor Profil (France, distribution, processing and trading); and

•	Liquidation of Sidinvest (Belgium, other activities) and Financieringmaatschappij Dikema B.V. (Netherlands, distribution, processing and trading).

Finally, the Traxys group (Luxembourg, distribution, processing and trading), which is under joint control between the Arcelor Group and Umicore arising from the contribution by the Group of Considar Inc. and and Considar Europe S.A. and operating in the trading of iron alloys has been accounted for under the equity method since the third quarter of 2003.

The fair value of the net assets acquired is presented below. It corresponds to the acquisition of Travi e Profilati di Pallanzano SPA and San Zeno Acciai –Duferco SPA, as well as the full consolidation of BMP Siderurgica S.A.

The fair value of the net assets disposed of is shown below:

In EUR million	2003	2002
Intangible assets	—	1
Tangible assets	157	4
Holdings in companies accounted for using the equity method	10	29
Debtors and financial assets (commercials and others)	6	6
Inventories	—	2
Cash and cash equivalents	4	—
Net deferred tax assets / liabilities	43	—
Interest-bearing loans	(3)	(9)
Provisions for pensions and similar benefits	(3)	—
Other provisions	(1)	(2)
Creditors (suppliers and others)	(6)	(4)
Minority interests	—	1
Fair value of acquired assets	207	28
Net goodwill recorded	(30)	3
Total acquisition cost	177	31
Cash and cash equivalents acquired	4	—
Amounts paid during prior periods	(115)	—
To be paid in subsequent periods	(17)	(1)
Outflow resulting from the acquisition	(41)	(30)
Tangible assets	120	44
Holdings in companies accounted for using the equity method	97	45
Other participations	2	21
Debtors and financial assets (commercials and others)	162	(6)
Inventories	186	77
Cash and cash equivalents	19	19
Net deferred tax assets / liabilities	(3)	(2)
Interest-bearing loans	(149)	(40)
Provisions for pensions and similar benefits	(5)	(2)
Other provisions	(7)	(34)
Creditors (suppliers and others)	(160)	(118)
Minority interests	(23)	(5)
Fair value of assets disposed of	239	(1)
Write-back of net goodwill recorded	(13)	(41)
Disposal price	339	67
Profit on disposal	113	25
Cash and cash equivalents disposed of	(11)	(19)
Repayment of debt towards companies disposed of	(13)	—
To be received in subsequent periods	(31)	—
Inflow resulting from the disposal	284	48

NOTE 4 - INTANGIBLE ASSETS

In EUR million	Goodwill on acquisition	Concessions, patents, licences and similar rights	Other	Total
Gross opening balance	(1,041)	216	235	(590)
Acquisitions	(30)	33	1	4
Disposals	23	(3)	(3)	17
Change in consolidation scope	(50)	—	—	(50)
Foreign exchange differences	3	(2)	1	2
Other	329	(5)	(6)	318
Gross closing balance	(766)	239	228	(299)
Opening cumulative amortisation	(5)	(144)	(211)	(360)
Acquisitions / disposals	(10)	2	—	(8)
Amortisation charge	111	(38)	—	73
Foreign exchange differences	—	1	—	1
Other	25	4	13	42
Closing accumulated amortisation	121	(175)	(198)	(252)
Opening net book value	(1,046)	72	24	(950)
Closing net book value	(645)	64	30	(551)

4.1 – Positive goodwill on acquisition

Analysis of positive goodwill on acquisition 2003:

In EUR million	Net value 2002	Acquisition	Appropriation	Other	Net value 2003
Sollac / S3P	9	—	(1)	—	8
Avis Steel	2	—	—	(1)	1
ProfilARBED Distribution France	4	—	—	(4)	—
Arcelor Profil	—	—	(1)	4	3
Galtec	5	—	(2)	—	3
Weha Edelstahl	3	—	(1)	—	2
CFA	—	13	(3)	—	10
Haironville Portugal	—	2	—	—	2
Trefilados Mexico	—	2	—	—	2
TOTAL	23	17	(8)	(1)	31

Analysis of positive goodwill on acquisition 2002:

	Net value 2001	Acquisition	Appropriation	Net value 2002
Sollac / S3P	10	—	(1)	9
Avis Steel	2	—	—	2
ProfilARBED Distribution France	—	5	(1)	4
Galtec		6	(1)	5
Weha Edelstahl		3	—	3
TOTAL	12	14	(3)	23

4.2 – Negative goodwill on acquisition

Analysis of positive goodwill on acquisition 2003:

In EUR million	Net value 2002	Acquisition	Appropriation	Disposal	Other	Net value 2003
La Magona	12	—	(2)	—	—	10
Cockerill Sambre	673	—	(103)	(13)	(61)	496
Arbed / Aceralia	362	—	(5)	—	(283)	74
APSL	—		(3)	—	—	40
BMP Siderurgica S.A.			(2)	—	—	28
Investissements Technologies			(3)	—	—	14
Alinox			(1)	—	—	2
Other	22	4	—	—	(14)	12
TOTAL	1,069	97	(119)	(13)	(358)	676

The “Other” caption includes an amount of EUR 330 million recognised in the income statement further to the identification of restructuring expenses relating to the merger of Aceralia, Arbed and Usinor on February 28, 2002.

Analysis of positive goodwill on acquisition 2002:

In EUR million	Net value 2001	Acquisition	Appropriation	Other	Net value 2002
La Magona	14		(2)	—	12
Cockerill Sambre	905		(116)	(116)	673
Arbed / Aceralia	—	432	(4)	(66)	362
Other	—	26	(4)	—	22
TOTAL	919	458	(126)	(182)	1,069

Net goodwill on companies accounted for using the equity method is disclosed under the caption “Investments accounted for using the equity method”.

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

In EUR million	Land and Buildings	Plant and machinery	Prepayments and fixed assets under construction	Other	Total
Gross opening balance	3,139	12,200	757	589	16,685
Acquisitions	53	303	869	68	1,293
Disposals	(154)	(270)	(4)	(49)	(477)
Change in consolidation scope	48	243	5	5	301
Foreign exchange differences	(46)	(180)	(22)	(10)	(258)
Other	112	634	(825)	100	21
Gross closing balance	3,152	12,930	780	703	17,565
Opening cumulative depreciation	(866)	(6,193)	—	(358)	(7,417)
Depreciation charge	(109)	(882)	—	(73)	(1,064)
Impairment charge	(87)	(340)	(16)	(5)	(448)
Disposals	34	183	—	29	246
Change in consolidation scope	(8)	(139)	—	(3)	(150)
Foreign exchange differences	21	116	1	6	144
Other	(28)	126	—	(27)	71
Closing accumulated depreciation	(1,043)	(7,129)	(15)	(431)	(8,618)
Opening net book value	2,273	6,007	757	231	9,268
Closing net book value	2,109	5,801	765	272	8,947

At December 31, 2003 the gross value of capitalised finance leases is EUR 101 million (2002: EUR 112 million) and the net value is EUR 49 million (2002: EUR 48 million).

The impairment charges include EUR 323 million in respect of the stainless steel sector, including J&L Specialty Steel – the Group’s US stainless steel manufacturing operation.

Tangible fixed assets with a carrying value of EUR 60 million have been pledged as guarantees against financial debt (2002: EUR 231 million).

NOTE 6 – INVESTMENTS IN COMPANIES ACCOUNTED FOR USING THE EQUITY METHOD

In EUR million	Value accounted for using the equity method	Net goodwill	Total
BALANCE AS AT DECEMBER 31, 2002	1,702	78	1,780
Acquisitions	32	—	32
Disposals	(97)	(19)	(116)
Profit for the year	145	(5)	140
Dividends paid	(92)	—	(92)
Changes in the consolidation percentage	112	19	131
Foreign exchange differences	(106)	(13)	(119)
Increase in capital	23	—	23
Other	(8)	(13)	(21)
BALANCE AS AT DECEMBER 31, 2003	1,711	47	1,758

The net value of quoted companies accounted for under the equity method is EUR 579 million as at December 31, 2003 (2002: EUR 529 million). The market value of these companies amounts to EUR 654 million as at December 31, 2003 (2002: EUR 288 million).

The net value of unquoted companies accounted for under the equity method is EUR 1,179 million as at December 31, 2003 (2002: EUR 1,251 million) which is not significantly different from their market value.

The primary investments in associated companies and jointly controlled entities are as follows:

In EUR million	% Holding at 2003 year-end	Total assets as at December 31, 2003	% Holding at 2002 year-end	Total assets as at December 31, 2002
ASSOCIATED COMPANIES
Flat Carbon Steel
CST (Brazil)	29.6%	424	24.6%	386
Gonsider (Spain)	—	—	42.9%	222
Holding Gonvarri SRL (Spain)	58.8%	60	—	—
Gonvarri Industrial (Spain)	59.8%	181	—	—
Gestamp (Spain)	35.0%	109	35.0%	101
CLN (Italy)	35.0%	68	35.0%	66
Finarvedi (Italy)	—	—	39.9%	52
Borcelik (Turkey)	40.3%	50	40.3%	52
Carsid (Belgium)	40.0%	16	40.0%	23
Cia Hispano-Brasileira de Pelotização (Brazil)	49.1%	12	49.1%	11
Stainless Steel
Acesita (Brazil)	27.7%	111	27.7%	98
Distribution-Processing-Trading
Condesa (Spain)	48.8%	53	48.8%	50
IMS (France)	36.0%	44	36.0%	45
Traxys S.A. (Luxembourg)	50.0%	22	—	—
Alfonso Gallardo (Spain)	—	—	30.0%	11
Hierros y Aplanaciones (Spain)	15.0%	11	15.0%	10
Long Carbon Steel
LME (France)	34.0%	17	34.0%	14
Société Nationale de Sidérurgie (Morocco)	8.5%	12	8.5%	11
San Zeno Acciai–Duferco (Italy)	49.9%	9	—	—
Other activities
Groupe Atic (France)	45.1%	19	45.1%	18
Soteg (Luxembourg)	20.0%	13	20.0%	12
JOINTLY CONTROLLED ENTITIES
Flat Carbon Steel
Lusosider (Portugal)	—	—	50.0%	30
Long Carbon Steel
TrefilARBED Kiswire (Korea)	50.0%	74	50.0%	77
Other activities
Ensemble DHS (Germany)	51.3%	361	51.3%	381
Various companies and jointly controlled entities	—	92		110
TOTAL		1,758		1,780

The Gonvarri sub-group, which consists of the holding company Gonvarri SRL and of the sub-group Gonvarri Industrial is accounted for under the equity method considering the Group does not hold control of the holding company Gonsider SL. As at December 31, 2002, this sub-group was accounted for under the equity method via the Gonsider Group, which included the same companies.

The main elements of goodwill relating to companies accounted for using the equity method are as follows:

In EUR million	Net amount 2003	Net amount 2002
Acesita	48	63
CST	16	—
Finarvedi	—	19
DHS Group	(10)	—
Gestamp	—	7
Carsid	(8)	(12)
Other	1	1
TOTAL	47	78

NOTE 7 – OTHER INVESTMENTS

The main items comprising investments and other securities (not consolidated) comprise:

In EUR million	Net value 2003	Net value 2002
Shares in affiliated companies	126	196
Investment securities	71	78
Other investment securities	110	192
TOTAL	307	466

The reduction in the value of shares in affiliated companies is primarily due to value adjustments recorded in the year. The decrease in other financial fixed assets is principally due to the decrease of EUR 103 million relating to the full consolidation of BMP Siderurgica S.A. (Brazil, long carbon steel), formerly known as Mendes Junior.

NOTE 8 – RECEIVABLES AND OTHER FINANCIAL ASSETS

Receivables associated with investments, loans and other financial assets:

In EUR million	2003	2002
Acesita	—	55
Acindar	121	95
Carsid	89	110
Forcast international	7	8
Duferco	17	—
ThyssenKrupp Stahl	13	—
Sodisid - loans granted	11	21
Sodisid - securitisation	30	26
Revaluation of interest rate and exchange rate hedge instruments	68	86
Guarantee deposit	142	217
Hedging of pension funds and similar benefits	10	5
Other	185	143
TOTAL	693	766

NOTE 9 – INVENTORIES

Inventories are detailed below, distinguishing between those held at historic cost and those valued at net realisable value.

As at December 31, 2003, inventories are valued as follows:

In EUR million	Inventories held at historic cost	Inventories held at net realisable value	Total
Raw materials and stocks	629	1,365	1,994
Work in progress	607	750	1,357
Finished goods	471	1,177	1,648
Contracts in progress	95	—	95
Spares	93	293	386
Advances and prepayments on orders	17	—	17
TOTAL	1,912	3,585	5,497

As at December 31, 2002, inventories are valued as follows:

In EUR million	Inventories held at historic cost	Inventories held at net realisable value	Total
Raw materials and stocks	554	1,896	2,450
Work in progress	976	486	1,462
Finished goods	604	1,229	1,833
Contracts in progress	85	—	85
Spare parts	13	232	245
Advances and prepayments on orders	16	—	16
TOTAL	2,248	3,843	6,091

Impairments recorded to value inventories at their net realisable value amounted to EUR 531 million as at December 31, 2003 (2002: EUR 610 million).

NOTE 10 – TRADE RECEIVABLES

In EUR million	2003	2002
Gross amount	3,431	4,460
Impairment	(178)	(140)
TOTAL	3,253	4,320

“Trade receivables” as at December 31, 2002 include an amount of EUR 1,097 million in respect of secured receivables. In accordance with IAS 39, these receivables were not accounted for as disposals and were therefore held on the balance sheet. The corresponding entry on the financing side was disclosed under the liability heading “Interest bearing liabilities (short-term)”.

In addition, the Group has concluded a sales contract on certain receivables with a third party. This contract replaces all securitisation arrangements that existed at December 31, 2002. The Group does not retain the associated credit risk on these receivables; the third party involved assume the significant risks and benefits related to the transferred receivables. The Group maintains the interest rate risk for a period of three months after transferring the receivables and ensures the recoverability of the funds on behalf of the third party. The corresponding remuneration receivable (or the forfeit payable), as defined by the underlying sale and purchase contract, depends on the recoverability of the receivables. The value of transferred receivables amounts to EUR 1,459 million as at December 31, 2003 (2002: EUR 498 million).

NOTE 11 – OTHER AMOUNTS RECEIVABLE

In EUR million	2003	2002
Taxation recoverable	444	449
Revaluation of foreign currency hedging instruments	16	29
Revaluation of raw material hedging instruments	50	3
Other receivables	868	852
TOTAL	1,378	1,333

NOTE 12 – CASH AND CASH EQUIVALENTS

In EUR million	2003	2002
Marketable securities - gross	1,024	228
Cash at banks and in hand	687	782
Short term deposits	179	229
TOTAL	1,890	1,239

NOTE 13 – EQUITY

13.1 Issued capital and share premium

At the conclusion of the Public Exchange Offers in February 2002, 118,792,739 Aceralia shares (representing 95.03%), 11,559,672 Arbed shares (representing 99.45%) and 245,697,269 Usinor shares (representing 97.58%) were converted into 528,354,061 Arcelor shares. These shares were added to the 6,450 existing shares issued on the incorporation of Arcelor S.A. on June 8, 2001.

The contribution of shares in Arcelor S.A. was determined based on a EUR 14 value per share for a total amount of EUR 7,397 million. This contribution was recorded as EUR 2,642 million issued capital and EUR 4,755 million as share premium.

In the context of the public share for share offer by Arcelor S.A. on July 9, 2002 for the Usinor shares, 3,351,776 Arcelor S.A. shares were issued in exchange for Usinor shares on December 31, 2002. Moreover, after the de-listing of the Usinor shares from the primary market on Euronext Paris and within the framework of the public exchange offer of Usinor shares, 654,122 Arcelor S.A. shares were issued in 2002 and a further 674,387 shares were issued in 2003. Subsequent to these purchases Arcelor S.A. holds 99.24% of Usinor’s issued shares.

As at December 31, 2003, subscribed capital comprises of 533,040,796 ordinary shares, fully paid up with a nominal value of EUR 2,665,203,980. The share premium amounts to EUR 4,795,105,775.

Authorised share capital, including subscribed share capital, amounts to EUR 5 billion.

The number of shares in circulation is as follows:

Number of shares (thousands)
DECEMBER 31, 2001 (USINOR)	251,776
Initial capital from Newco	6
Capital increase - contribution to Arcelor	282,657
Unconverted Usinor shares	(2,073)
DECEMBER 31, 2002 (ARCELOR)	532,366
Capital increase	675
DECEMBER 31, 2003	533,041

13.2 Exchange differences

The movement on foreign exchange differences of EUR -71 million (2002: EUR -309 million) is primarily due to the depreciation of the US dollar relative to the euro.

13.3 Share option plan

As at June 30, 2003, Arcelor S.A. established a share option plan. 1,300,000 share options were made to 73 beneficiaries.

Furthermore, the beneficiaries of the Usinor share option plans have the option of converting their Usinor shares into Arcelor shares.

As at December 31, 2002, Usinor S.A. had two share option plans in place. The first plan, established on November 21, 1997 covers 1,374,000 shares attributable to 295 beneficiaries. The second plan, established on March 7, 2000 covers 2,380,000 shares attributable to 460 beneficiaries.

The plan established on December 11, 1995 covering 757 000 shares attributable to 66 beneficiaries expired on December 10, 2002. On the expiry of this plan options over 628,000 shares were exercised and 129,000 lapsed.

The movement in the number of share options during the period was as follows:

(Number of share options)	2003	2002
Options at the beginning of year	3,465,400	4,139,900
Options issued during year	1,300,000	—
Options exercised during year		(539,000)
Options lapsed during year	(85,900)	(135,500)
Options at the end of year	4,679,500	3,465,400

Outstanding options as at December 31, 2003:

Maturity date	Exercise price (in EUR)	Number of options
November 21, 2002 to November 21, 2004	13,92	1,198,600
April 7, 2003 to April 7, 2008	15,24	2,180,900
July 1, 2006 to June 30, 2010	9,94	1,300,000
TOTAL	4,679,500

13.4 Own shares

In EUR million	Number of shares	Value
DECEMBER 31, 2001 -		—
Purchases linked to the business combination	68,420,405	958
Other acquisitions	214,990	3
Disposals	(13,968,163)	(205)
DECEMBER 31, 2002 *	54,667,232	756
Acquisitions	511,715	4
Disposals	(534,158)	(4)
DECEMBER 31, 2003	54,644,789	756

*	6,000,000 shares were the subject of short term loans to third parties.

13.5 Dividends

The Board of Directors will propose a gross dividend of EUR 0.40 per share for the year to December 31, 2003. This dividend will be paid on May 24, 2004. These financial statements, prepared before the appropriation of profits do not include provision for the dividend, which is subject to shareholder approval at the Annual General Meeting on April 30, 2004.

NOTE 14 – EARNINGS PER SHARE

The basic earnings per share is calculated by dividing the net profit (Group share) by the weighted average number of shares in circulation during the period, excluding the average number of ordinary shares purchased and held by the Group.

	2003	2002 pro forma	2002
Net profit/(loss) - Group share in EUR million	257	(121)	(186)
Weighted average number of shares in issue	478,278,668	485,279,429	485,279,429
Earnings/(loss) per share - in EUR	0.54	(0.25)	(0.38)

The diluted earnings per share is calculated by taking the financial instruments giving access to the share capital of the consolidating company, whether they are issued by the Company itself or by one of its subsidiaries. The dilution is calculated, instrument-by-instrument, taking into account the conditions existing at the balance sheet date and excluding anti-diluting instruments. Furthermore, the net profit is adjusted so as to eliminate the financing charge, net of tax, corresponding to the diluting instruments.

When funds are collected in the context of the exercise of rights (subscription coupons and options) they are first attributed to the purchase of shares at market price if this is above the exercise price of the right.

In both cases, funds are taken into account on a pro rata basis in the issuing year of diluting instruments and on the first day of the financial years to follow.

	2003	2002 pro forma	2002
Net profit/(loss) used for the calculation of diluted earnings per share (in EUR million)	257	(121)	(186)
Weighted average number of shares in issue used for the calculation of diluted earnings per share	478,278,668	485,279,429	485,279,429
Diluted earnings per share in EUR *	0.54	(0.25)	(0.38)

*	Diluted earnings per share are equivalent to basic earnings per share. Bonds with an option to convert and/or exchange into new or existing shares (O.C.E.A.N.E.) and having an anti-diluting effect have not been considered in the calculation of diluted earnings in accordance with the requirements of IFRS.

NOTE 15 – MINORITY INTERESTS

In the year ended December 31, 2003 minority interests increased by EUR 69 million, notably due to the inclusion of the result of the minority interests in 2003 (EUR 159 million). This increase has been partially offset by dividend payments to minority interests (EUR 37 million) and consolidation scope adjustments (EUR 87 million).

In the year ended December 31, 2002, minority interests increased by EUR 603 million, primarily due to the Arbed / Aceralia acquisition (EUR 865 million). In addition, the variation included a reduction of 1.39% in minority interests in Usinor following the public share for share offer and an increase in foreign exchange differences (EUR -297 million) due to the depreciation of the Brazilian Real against the euro in the Brazilian Belgo Mineira sub-group.

NOTE 16 – INTEREST-BEARING LIABILITIES

In EUR million	2003	2002
Convertible debenture loans	1,488	1,495
Non-convertible debenture loans	1,914	1,170
Subordinated loans repayable by shares	—	250
Amounts owed to credit institutions	1,268	1,335
Amounts owed on fixed assets held under finance leases	35	40
Fair value of interest rate hedge instruments	3	81
Borrowings and other financial debt	163	223
LONG TERM BORROWINGS	4,871	4,594
Short term element of debenture loans	57	56
Amounts owed to credit institutions	220	580
Commercial paper	619	909
Current bank borrowings	215	493
Net financing linked to securitisation programmes *	—	1,097
Subordinated loans repayable by shares	—	189
Amounts owed on fixed assets held under finance leases	5	11
Accrued interest payable	110	96
Borrowings and other financial debt	325	390
SHORT TERM BORROWINGS	1,551	3,821

*	This financing is no longer applicable as at December 31, 2003 as a result of the termination of the securitisation programmes and the establishment of the receivables sale programme, as referred to at Note 10 above.

16.1 Convertible debenture loans

In December 1998 Usinor issued 29,761,904 bonds with an option to convert and/or exchange into new or existing shares (O.C.E.A.N.E.) for EUR 12.81 with a maturity date of January 1, 2006. The bonds can be repurchased or redeemed in advance, at the discretion of the issuer, and are convertible or exchangeable at the rate of one share for one bond. If not converted the bonds are redeemable at maturity for EUR 14.20.

On February 18, 2000 Usinor issued 25,000,000 bonds with an option to convert and/or exchange into new or existing shares (O.C.E.A.N.E.) for EUR 19.87 with a maturity date of January 1, 2005. The bonds can be repurchased or redeemed in advance, at the discretion of the issuer, and are convertible or exchangeable at the rate of one share for one bond. If not converted, the bonds are redeemable at maturity for EUR 19.87.

On the conclusion of the Public Exchange Offers 24,680,648 “O.C.E.A.N.E. Usinor 2005” (representing 98.72%) and 27,720,876 “O.C.E.A.N.E. Usinor 2006” (representing 97.01%) were converted into Arcelor O.C.E.A.N.E. debentures.

In June 2002, Arcelor issued convertible bonds for a nominal amount of EUR 750 million represented by 38,961,038 bonds. The maturity date is 2017 with an annual interest rate of 3%.

In the period following the Public Exchange Offers, “Arbed 3.25% senior convertible note 2004” bonds were converted into 8,775,712 Arcelor shares. The remaining non-converted bonds were redeemed in advance on April 27, 2002.

Convertible debenture loans are disclosed in the balance sheet as follows (excluding interest payable):

In EUR million	2003	2002
Nominal value of convertible bonds	1,633	1,640
Share capital element, net of deferred tax	(101)	(101)
Deferred tax liability	(44)	(44)
Liability element included in the balance sheet	1,488	1,495

16.2 Subordinated loans redeemable by shares

In December 1998, Auxidev (a holding company 100% owned by Indus since September 15, 2003, itself a 100% subsidiary of Usinor since September 16, 2003) issued EUR 259 million in subordinated loan notes redeemable by preference shares (TSAR) with a maturity date of December 31, 2003.

On December 22, 2000, Valinter (a holding company 100% owned by Indus since 15 September 2003, itself a 100% subsidiary of Usinor since 16 September 2003) issued EUR 250 million subordinated loan notes redeemable by preference shares (TSAR) with a maturity date of December 31, 2005.

Both loans were repaid early on June 30, 2003.

16.3 Breakdown by currency (excluding short term debt)

In EUR million	2003	%	2002	%
EUR	4,162	85	3,897	85
USD	530	11	539	12
Other	179	4	158	3
TOTAL	4,871	100	4,594	100

16.4 Breakdown by maturity (excluding short term debt)

In EUR million	2003	2002
2004	—	385
2005	917	1,131
2006	1,055	960
2007	331	333
2008	834	—
After more than 5 years	1,734	1,785
TOTAL	4,871	4,594

16.5 Interest rates

a) Long-term debts

Interest on variable interest debt is mainly linked to EURIBOR and LIBOR rates.

In EUR million	2003	2002
Total taux fixe	2,171	2,833
Total taux variable	2,700	1,761
TOTAL	4,871	4,594

b) Hedging instruments

For the financial year 2003 the net result relating to hedging instruments is a loss of EUR 18 million (2002: loss of EUR 24 million).

16.6 Detail of main individual long-term loans

In EUR million	2003	2002
Arcelor Finance
Debenture loan 5.375% 1998 / 2006	62	—
Debenture loan 6.385% (USD 120 million) 2003 / 2015	97	—
3-month debenture loan 2003 / 2006	100	—
Debenture loan 6% 2000 / 2005	102	—
Debenture loan 5.125% 2003 / 2010	598	—
Debenture loan 6.125% 2001 / 2008	636	600
3-month EURIBOR loan 2002 / 2006	18	37
3-month EURIBOR loan 2001 / 2009	127	—
3-month EURIBOR loan 2001 / 2007	150	—
3-month EURIBOR loan 2003 / 2007	22	—
3-month EURIBOR loan 2003 / 2007	25	—
3-month EURIBOR loan 2003 / 2005	55	—
Loan 6.4% 2001 / 2011	48	—
Issue of transferable securities	80	—
Loan 4.06% 2003 / 2008	28	—
Other loans	72	—
SUB TOTAL	2,220	637
Arcelor
Convertible debenture loan 3.875% 2000 / 2005	487	483
Convertible debenture loan 3% 1998 / 2006	350	330
Convertible debenture loan 3% 2002 / 2017	651	646
Usinor
3-month EURIBOR loan 2001 / 2007	—	150
Subordinated loan notes redeemable by preference shares -
3-month EURIBOR loan 2000 / 2005 (Valinter)	—	250
Convertible debenture loan 3.875% 2000 / 2005	—	10
Convertible debenture loan 3% 1998 / 2006	—	26
Debenture loan 7.25% (USD 300 million) 1996 / 2006	258	286
Arbed
Debenture loan 6% 2000 / 2005	—	104
Debenture loan 5.375% 1998 / 2006	—	62
EURIBOR loan 2000 / 2007	40	40
3-month EURIBOR loan 2002 / 2007	—	50
3-month EURIBOR loan 2000 / 2006	70	48
Loan 4.75% 2000 / 2006	—	23
3-month EURIBOR loan 2001 / 2011 (AIS Finance)	125	120
Aceralia
3-month EURIBOR loan 2000 / 2013	100	100
Sidmar Finance
Debenture loan 5.75% 1997 / 2004	—	50
Belgo Mineira
LIBOR loan 1998 / 2013 (USD 66 million) - Guilman	—	63
Loan 10% 2001 / 2004 (USD 30 million) - BMU	—	29
Loan 10% 2001 / 2004 (USD 30 million) - BMU	—	29

16.6 Detail of main individual long-term loans (continued)

In EUR million	2003	2002
TJLP loan 1998 / 2010 (BRL 97 million) - BMP	25	26
IGPM loan 2003 / 2011 (BRL 83 million) - BMPS	19	—
LIBOR loan 2003 / 2006 (BRL 65 million) - Belgo Mineira	17	—
Loan IGPM 2003 / 2017 (BRL 28 million) - BMPS	7	—
Vega do Sul
LIBOR loan 2002 / 2014 (USD 50 million)	40	—
LIBOR loan 2002 / 2012 (USD 83 million)	66	—
TJLP loan 2002 / 2010 (BRL 179 million)	49	—
Cockerill Sambre
EURIBOR loan 1997 / 2005 (BEF 1 billion)	—	12
Other loans	347	1,020
TOTAL	4,871	4,594

NOTE 17 – EMPLOYEE BENEFITS

17.1 Nature of commitments

The majority of the companies included in the Arcelor group consolidation scope are European entities. According to the laws and regulations in effect in these countries additional benefits can be granted to staff.

Where these benefits granted to staff result in a future obligation for the Group a provision is calculated on the basis of an actuarial valuation method. The Group uses independent actuaries to calculate the amounts of these commitments. Moreover, an independent firm is responsible for the coordination and supervision of all these actuarial calculations for the Group.

In the majority of the countries in which the Group operates there is no requirement to cover retirement or medical obligations by entering into contracts with external assurance companies or pension funds except for Belgium, Spain and the United States where such hedging is compulsory (“funded obligations”).

These legal requirements primarily affect Sidmar in Belgium and J&L Specialty Steel in the United States (retirement and additional medical coverage). Some other subsidiary companies (primarily Usinor S.A. in France) have also elected to cover, partly or completely, their retirement obligations through contracts with assurance companies. Independent actuaries evaluate these external policies.

The difference between the current value of such commitments and that of the external insurance policies designed to cover such commitments (EUR 283 million in total, including all benefits) represents the net liability of the Group in respect of such benefits. This does not represent an overall funding shortfall but rather, in almost all cases, financing options entered into by the subsidiaries.

17.2 Financial information

17.2.1 Details of provisions by type of commitment

Pre-retirement plans have been reclassified to the balance sheet caption “Provisions for contract termination indemnities” (note 18).

Provisions for pensions and other benefits are broken down as follows:

In EUR million	2003	2002
Additional pension plans	1,218	1,128
Leaving indemnities	391	377
Early retirement plans	75	49
Work medals	49	43
TOTAL PROVISION FOR PENSION PLANS AND SIMILAR BENEFITS	1,733	1,597

Charges for the year in respect of all of these additional benefits granted to staff (including the interest charge linked to the discounting of commitments) are disclosed under the caption “Staff costs” in the income statement, as detailed in Note 21.

17.2.2 Additional pension plans

	France		Belgium		Germany		Luxembourg		United States		Other		Total
In EUR million	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
Financial assets
Opening balance	27	25	257	14	7	7	—	—	76	89	88	51	455	186
Changes in consolidation scope	—	—	—	219	—	—	—	—	—	11	—	41	—	271
Investment return recorded	(7)	2	16	9	—	—	—	—	11	(10)	5	2	25	3
Additional contributions	—	—	31	24	—	—	1	—	3	8	6	5	41	37
Benefits paid out	(1)	—	(10)	(9)	—	—	—	—	(9)	(9)	(6)	(3)	(26)	(21)
Acquisitions / disposals / liquidations		—	—	—	—	—	—	—	—	—	(16)	—	(16)	—
Exchange differences -		—	—	—	—	—	—	—	(13)	(13)	(6)	(8)	(19)	(21)
CLOSING BALANCE	19	27	294	257	7	7	1	—	68	76	71	88	460	455
Balance sheet provisions
Actuarial value of liabilities covered by financial assets	137	120	309	256	7	7	2	—	136	128	75	89	666	600
Fair value of financial assets	(19)	(27)	(294)	(257)	(7)	(7)	(1)	—	(68)	(76)	(71)	(88)	(460)	(455)
Sub-total	118	93	15	(1)	—	—	1	—	68	52	4	1	206	145
Net asset situation resulting from financial assets covering commitments	—	—	—	—	1	—	—	—	—	—	8	—	9	—
Actuarial value of liabilities not covered by financial assets	519	543	21	19	337	307	177	152	6	11	6	5	1,066	1,037
Unrealised actuarial (gains) / losses	6	(32)	(17)	6	(7)	—	(21)	—	(1)	(28)	(11)	1	(51)	(53)
Unrealised cost of changes in pension scheme type	—	—	—	—	(9)	—	(3)	—	—	(1)	—	—	(12)	(1)
BALANCE SHEET PROVISION	643	604	19	24	322	307	154	152	73	34	7	7	1,218	1,128
Breakdown of charge for the period
Cost of past services	41	45	10	11	4	3	7	2	3	3	7	17	72	81
Interest charge	45	46	16	14	17	8	10	7	9	9	6	4	103	88
Discounted return on assets	(2)	(1)	(15)	(12)	—	—	—	—	(6)	(8)	(5)	(5)	(28)	(26)
Realised actuarial (gains) / losses during the period	(3)	3	—	—	—	—		—	47	—	—	—	44	3
Amortisation of cost of changes in pension scheme type or retroactive benefits paid	—	—	12	—	1	1	2	1	—	5	(7)	—	8	7
Reductions and liquidations	(1)	—	—	—	—	—	—	—	—	—	—	—	(1)	—
CHARGE FOR THE PERIOD	80	93	23	13	22	12	19	10	53	9	1	16	198	153

Movements in balance sheet provision
Opening provision	604	535	24	21	307	22	152	—	34	34	7	—	1,128	612
Changes in consolidation scope	(3)	7	—	19	—	294	—	151	—	5	—	6	(3)	482
Exchange differences	—	—	—	—	—	—	—	—	(11)	(5)	(1)	(1)	(12)	(6)
Net asset situation resulting from financial assets covering commitments	—	—	—	—	1	—	—	—	—	—	8	—	9	—
Reclassification of provisions	—	—	3	—	16	—	—	—	—	—	—	—	19	—
Disbursements	(38)	(31)	(31)	(29)	(24)	(21)	(17)	(9)	(3)	(9)	(8)	(14)	(121)	(113)
Charge for the period	80	93	23	13	22	12	19	10	53	9	1	16	198	153
CLOSING PROVISION	643	604	19	24	322	307	154	152	73	34	7	7	1,218	1,128

17.2.2 Additional pension plans (continued)

	France		Belgium		Germany		Luxembourg		United States		Other		Total
In EUR million	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
Main actuarial assumptions
Discount rate	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%	6.07%	6.75%	—	—	—	—
Rate of return on financial assets	5.75%	5.75%	5.75%	5.75%	4.00%	5.75%	4.00%	5.75%	9.07%	9.00%	—	—	—	—
Average rate of salary increase	3.00%	3.00%	3.00%	3.00%	2.54%	3.00%	2.71%	3.00%	3.18%	3.00%	—	—	—	—
Inflation rate	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	—	—	—	—
Defined contribution schemes
Contributions during the period	—	—	-9	9	-2 -	—	—	-2	1 -	—	—	—	11	12

17.2.3 Leaving indemnities

	France		Other		Total
In EUR million	2003	2002	2003	2002	2003	2002
Financial assets
Opening balance	13	13	—	—	13	13
Changes in consolidation scope	—	—	—	—	—	—
Investment return recorded	(1)	—	—	—	(1)	—
Additional contributions	—	—	—	—	—	—
Benefits paid out	—	—	—	—	—	—
Acquisitions / disposals	—	—	—	—	—	—
Exchange differences	—	—	—	—	—	—
CLOSING BALANCE	12	13	—	—	12	13
Balance sheet provisions
Actuarial value of liabilities covered by financial assets	15	21	—	—	15	21
Fair value of financial assets	(12)	(13)	—	—	(12)	(13)
Sub-total	3	8	—	—	3	8
Actuarial value of liabilities not covered by financial assets	260	253	35	30	295	283
Unrealised actuarial (gains) / losses	94	86	(1)	—	93	86
Unrealised cost of changes in pension scheme type	—	—	—	—	—	—
BALANCE SHEET PROVISION	357	347	34	30	391	377

Breakdown of charge for the period
Cost of past services	11	11	2	5	13	16
Interest charge	17	15	1	—	18	15
Discounted return on assets	—	—	—	—	—	—
Realised actuarial (gains) / losses during the period	(6)	(6)	—	—	(6)	(6)
Amortisation of cost of changes in pension scheme type or retroactive benefits paid	—	—	—	—	—	—
Reductions and liquidations	(2)	—	—	—	(2)	—
CHARGE FOR THE PERIOD	20	20	3	5	23	25

17.2.3 Leaving indemnities (continued)

	France		Other		Total
In EUR million	2003	2002	2003	2002	2003	2002
Movements in balance sheet provision
Opening provision	347	337	30	29	377	366
Changes in consolidation scope	—	—	4	—	4	—
Exchange differences	—	—	—	—	—	—
Disbursements	(10)	(10)	(3)	(4)	(13)	(14)
Charge for the period	20	20	3	5	23	25
CLOSING PROVISION	357	347	34	30	391	377
Main actuarial assumptions
Discount rate	5.75%	5.75%	—	—	—	—
Rate of return on financial assets	5.75%	5.75%	—	—	—	—
Average rate of salary increase	3.00%	3.00%	—	—	—	—
Inflation rate	2.00%	2.00%	—	—	—	—

17.2.4 Other benefits (medical insurance, work medals)

	France		United States		Other		Total
In EUR million	2003	2002	2003	2002	2003	2002	2003	2002
Financial assets
Opening balance	—	—	5	8	—	—	5	8
Changes in consolidation scope	—	—	—	—	—	—	—	—
Investment return recorded	—	—	2	(2)	—	—	2	(2)
Additional contributions	—	—	—	4	—	—	—	4
Benefits paid out	—	—	—	(5)	—	—	—	(5)
Acquisitions / disposals	—	—	—	—	—	—	—	—
Exchange differences	—	—	(1)	—	—	—	(1)	—
CLOSING BALANCE	—	—	6	5	—	—	6	5
Balance sheet provisions
Actuarial value of liabilities covered by financial assets	—	—	80	59	—	—	80	59
Fair value of financial assets	—	—	(6)	(5)	—	—	(6)	(5)
Sub-total	—	—	74	54	—	—	74	54
Actuarial value of liabilities not covered by financial assets	36	44	2	2	12	2	50	48
Unrealised actuarial (gains) / losses	—	(2)	1	(6)	—	—	1	(8)
Unrealised cost of changes in pension scheme type	—	—	(1)	(2)	—	—	(1)	(2)
BALANCE SHEET PROVISION	36	42	76	48	12	2	124	92
Breakdown of charge for the period
Cost of past services	1	2	2	4	—	2	3	8
Interest charge	2	2	4	4	1	—	7	6
Discounted return on assets	—	—	—	(1)	—	—	—	(1)
Realised actuarial (gains) / losses during the period	(1)	—	38	—	—	—	37	—
Amortisation of cost of changes in pension scheme type or retroactive benefits paid	—	—	—	(17)	—	—	—	(17)
Reductions and lquidations	—	—	—	—	—	—	—	—
CHARGE FOR THE PERIOD	2	4	44	(10)	1	2	47	(4)

17.2.4 Other benefits (medical insurance, work medals) (continued)

	France		United States		Other		Total
In EUR million	2003	2002	2003	2002	2003	2002	2003	2002
Movements in balance sheet provision
Opening provision	42	43	48	72	2	—	92	115
Changes in consolidation scope	(1)	4	—	—	—	(1)	(1)	3
Exchange differences	—	—	(12)	(10)	—	—	(12)	(10)
Reclassification of provisions	—	—	—	—	10	—	10	—
Disbursements	(7)	(9)	(4)	(4)	(1)	1	(12)	(12)
Charge for the period	2	4	44	(10)	1	2	47	(4)
CLOSING PROVISION	36	42	76	48	12	2	124	92
Main actuarial assumptions
Discount rate	5.75%	5.75%	6.01%	6.75%	—	—	—	—
Rate of return on financial assets	5.75%	5.75%	9.00%	9.00%	—	—	—	—
Average rate of salary increase	3.00%	3.00%	3.03%	3.00%	—	—	—	—
Inflation rate	2.00%	2.00%	2.00%	2.00%	—	—	—	—

NOTE 18 – PROVISIONS FOR CONTRACT TERMINATION INDEMNITIES

Provisions for contract termination indemnities reflect social commitments the Group has made in the context of its restructuring plans as announced in the year (which may or may not subsequently become early retirement plans) or early retirement plans linked to collective agreements signed with certain categories of employees.

In EUR million	Social provisions	Early retirement plans	Total
Opening balance	330	364	694
Increase in provision	64	70	134
Utilisation and reversal	(69)	(106)	(175)
Transfer of amounts previously booked to negative goodwill	148	19	167
Reclassifications (social plans transformed into early retirement plans during the year)	(184)	184	0
Other reclassifications, changes in consolidation scope and foreign exchange variations	(20)	—	(20)
CLOSING BALANCE	269	531	800

Charges for the period relating to social provisions are recorded in “Other operating charges” in the income statement. Charges for the period relating to early retirement plans are recorded in “Staff costs” in the income statement as detailed in Note 21.

18.1 Social provisions

Social provisions at the year-end include estimated indemnities under the following restructuring plans:

•	Flat carbon steel sector (EUR 148 million);

•	Stainless steel sector (EUR 44 million), social provisions relating to the closure of the Creusot and Ardoise sites and to the restructuring of Ugitech S.A.; and

•	Distribution, processing and trading sector (EUR 10 million).

The restructuring plan of Eko Stahl as initiated in 2003 (EUR 11 million) was immediately implemented by means of early retirement plans. The charge and corresponding provision are thus directly included under “early retirements”.

The Delta plan for operations in the Walloon region (EUR 162 million) and the FIT plan in Germany (EUR 58 million), initiated in 2002, have been partially implemented in the form of early retirement plans during the year.

18.2 Early retirement plans

An actuary reviews early retirement plans, which are either part of restructuring measures or collective agreements. The main assumptions and the movements during the year are summarised in the following table:

	Belgium		Germany		Luxembourg		Other		Total
In EUR million	2003	2002	2003	2002	2003	2002	2003	2002	2003	2002
Balance sheet provision
Actuarial value of commitments	399	245	62	46	17	33	46	37	524	361
Unrecognised actuarial gains / losses	2	3	(4)	—	8	—	1	—	7	3
BALANCE SHEET PROVISION	401	248	58	46	25	33	47	37	531	364
Breakdown of charge for the period
Cost of past services	5	13	7	22	1	1	9	10	22	46
Interest charge	15	12	2	2	1	—	2	2	20	16
Actuarial gains / losses recognised during the period	—	—	-2	—	—	—	—	—	(2)	—
Amortisation of cost of changes in pension scheme type or retroactive benefits paid	19	—	11	—	—	—	—	—	30	—
CHARGE FOR THE PERIOD	39	25	18	24	2	1	11	12	70	62
Movements in balance sheet provision
Opening provision	248	142	46	10	33	—	37	—	364	152
Changes in consolidation scope	—	132	—	15	—	34	—	26	—	207
Exchange differences	—	—		—	—	—	—	—	—	—
Transfer of amounts previously recorded under negative goodwill	19	—	—	—	—	—	—	—	19	—
Reclassification (social plans transformed into early retirement plans during the year)	175	—	6	—	—	—	3	—	184	—
Disbursements	(80)	(51)	(12)	(3)	(10)	(2)	(4)	(1)	(106)	(57)
Charge for the period	39	25	18	24	2	1	11	12	70	62
CLOSING PROVISION	401	248	58	46	25	33	47	37	531	364
Main actuarial assumptions
Discount rate	5.75%	5.75%	5.75%	5.75%	5.75%	5.75%	—	—	—	—
Average rate of salary increase	2.31%	3.00%	1.53%	3.00%	3.00%	3.00%	—	—	—	—
Inflation rate	2.00%	2.00%	2.00%	2.00%	2.00%	2.00%	—	—	—	—

NOTE 19 – OTHER PROVISIONS

In EUR million	Restructuring costs	Commercial risks	Environmental risks	Other risks	Total
Opening balance	51	92	195	701	1,039
Increase in provisions	53	47	23	220	343
Utilisation and reversal	(38)	(44)	(24)	(206)	(312)
Transfer of amounts previously booked in negative goodwill	20		54		74
Reclassifications, changes in consolidation scope and exchange differences	19	(12)	1	44	52
TOTAL PROVISIONS	105	83	249	759	1,196

In EUR million	2003	2002
Other long term provisions	983	849
Other short term provisions	213	190
TOTAL OTHER PROVISIONS	1,196	1,039

19.1 Provisions for restructuring

Provisions recorded under this heading do not include social commitments which are separately disclosed under “Provisions for contract termination indemnities” detailed at Note 18.

Provisions for restructuring comprise provisions established in respect of charges for the restoration of sites currently under restructuring.

By sector, restructuring provisions are analysed as follows:

•	Flat Carbon Steel: EUR 47 million

•	Stainless Steel: EUR 32 million

•	Other: EUR 26 million

19.2 Commercial risks

Commercial risks primarily include litigation with customers, bad debts, losses on contracts and termination losses as well as guarantees and other items.

19.3 Environmental risks

Provisions for environmental risks, analysed by geographic zones, are as follows:

In EUR million	2003	2002
Germany	2	4
Belgium	142	91
France	71	71
Luxembourg	33	28
Other	1	1
TOTAL	249	195

19.4 Other risks

Other provisions cover, amongst others, the following risks:

In EUR million	2003	2002
Litigation	63	23
Social risks	24	95
Tax risks	149	163
Other risks	523	420
TOTAL	759	701

NOTE 20 – OTHER AMOUNTS PAYABLE

In EUR million	2003	2002
Fixed asset suppliers	222	248
Prepayments on orders	188	166
Revaluation of foreign currency hedging instruments	25	27
Tax and social security	1,348	1,235
Dividends payable	4	24
Other creditors	298	233
Deferred income	109	90
TOTAL	2,194	2,023

NOTE 21 – STAFF COSTS

In EUR million	2003	2002 pro forma (unaudited)	2002
Wages and salaries	3,395	3,500	3,243
Social charges	1,095	1,086	1,020
Contributions to defined contribution pension schemes	11	12	12
Charges for the year in respect of additional employee benefits giving rise to provisions	338	254	236
Employee profit-sharing scheme	69	37	32
Other	163	174	156
TOTAL STAFF COSTS	5,071	5,063	4,699

NOTE 22 – NET FINANCING RESULT

In EUR million	2003	2002 Pro forma (unaudited)	2002
Interest income	192	243	185
Interest charges	(408)	(527)	(527)
Dividends received	29	27	27
Gains on foreign exchange	751	710	710
Losses on foreign exchange	(749)	(695)	(695)
Charges linked to securitisation programmes *	(7)	(73)	(73)
Fair value revaluation of financial instruments	26	(6)	(6)
Impairment of financial assets	(43)	(83)	(83)
Losses on the disposal of financial assets	(27)	(28)	(28)
Other	(85)	(32)	56
TOTAL	(321)	(464)	(434)

*	This financing is no longer applicable as at December 31, 2003 as a result of the termination of the securitisation programmes and the establishment of the receivables sale programme, as referred to at note 10 above.

NOTE 23 – TAXATION

Tax Charge

Tax analysis:

In EUR million	2003	2002
Current tax	(46)	(124)
Deferred tax	(95)	(364)
TOTAL TAXATION	(141)	(488)

Reconciliation between the tax charge and the result before tax:

In EUR million	2003	2002
Net profit	257	(186)
Minority interests	159	46
Net profit from companies accounted for using the equity method	(140)	(102)
Tax charge	141	488
PROFIT BEFORE TAX	417	246
Theoretical tax charge (30.96% in 2003, 33.74% in 2002)	(129)	(83)
Reconciliation:
Permanent differences	26	(74)
Operations taxed at reduced rates	1	34
Variations in tax rates	1	(77)
Adjustment of deferred tax assets recognised in previous periods	(42)	(290)
Tax credits and other taxes	2	2
EFFECTIVE TAX CHARGE	(141)	(488)

Permanent differences are primarily due to the following:

In EUR million	2003	2002
Impairment of property, plant and equipment	(94)	(62)
Goodwill and surplus amortisation	34	35
Profit on disposal exempt from tax	43	—
Other charges and income, not deductible / not taxable	43	(47)
TOTAL	26	(74)

Deferred tax

The movement in the balance sheet provision for deferred tax liabilities is analysed as follows:

In EUR million	2003	2002
Balance as at January 1	359	102
Expense / (revenue) for the period	21	(1)
Arbed / Aceralia acquisition	—	150
Impact of fluctuations in exchange rates and reclassifications	(96)	64
Other variations (1)	5	44
BALANCE AS AT DECEMBER 31	289	359

(1)	Deferred tax is booked directly to equity.

The movement in the balance sheet asset for deferred tax assets is analysed as follows:

In EUR million	2003	2002
Balance as at January 1	1,523	1,396
Expense / (revenue) for the period	(32)	(75)
Deferred tax asset adjustments relating to prior periods	(42)	(290)
Arbed / Aceralia acquisition	—	396
Impact of movements in exchange rates, consolidation scope and reclassifications	(13)	74
Other variations(1)	—	22
BALANCE AS AT DECEMBER 31	1,436	1,523

(1)	Deferred tax is booked directly to equity.

Origin of the deferred tax assets and liabilities:

	Assets		Liabilities		Net
In EUR million	2003	2002	2003	2002	2003	2002
Intangible assets	6	6	(1)	—	5	6
Property, plant and equipment	326	391	(422)	(385)	(96)	6
Inventories	134	161	(13)	(11)	121	150
Financial instruments	2	—	(40)	(42)	(38)	(42)
Other assets	99	64	(65)	(125)	34	(61)
Provisions:	660	640	(161)	(137)	499	503
of which pensions	267	306	(5)	(6)	262	300
of which other social provisions	160	155	(17)	(12)	143	143
of which other provisions	233	179	(139)	(119)	94	60
Other liabilities	131	228	(122)	(140)	9	88
Tax losses brought forward	613	514	—	—	613	514
DEFERRED TAX ASSETS / (LIABILITIES)	1,971	2,004	(824)	(840)	1,147	1,164
Deferred tax assets					1,436	1,523
Deferred tax liabilities					(289)	(359)
NET BALANCE					1,147	1,164

As at December 31, 2003, the Group’s brought forward tax losses have the following maturities:

In EUR million	2003	2002
2003		41
2004	114	25
2005	15	9
2006	21	240
2007	108	—
2007 and beyond		1,009
2008 and beyond	721	—
No maturity date	4,708	3,320
TOTAL	5,687	4,644
Other tax credits (long-term depreciation)	1,590	697

Deferred tax assets not recognised by the Group apply to the following elements as at December 31, 2003:

In EUR million	Gross amount	Total deferred tax assets	Recognised deferred tax assets	Unrecognised deferred tax assets
Tax losses brought forward	5,687	1,961	613	1,348
Other tax credits (long term losses)	1,590	546	—	546
Property, plant and equipment	2,217	791	326	465
Other	3,253	1,125	1,032	93
TOTAL		4,423	1,971	2,452

NOTE 24 – RELATED PARTY DISCLOSURES

The consolidated financial statements include transactions carried out by the Group in the normal course of business with its non-consolidated entities and entities accounted for using the equity method. Transactions are recorded at market prices.

24.1 Loans and guarantees given

In EUR million	2003	2002
Loans (including short-term loans) to non-consolidated companies	256	309
Guarantees granted to non-consolidated companies	115	24

24.2 Purchases and sales of goods and services

In EUR million	2003	2002
Sales	684	744
Purchases	409	458

24.3 Remuneration of members of management

In EUR million	2003	2002
Board of Directors and General Management	5.9	5.3

Additional detail on remuneration is provided in the chapter on Corporate Governance of the annual report.

NOTE 25 – DERIVATIVE FINANCIAL INSTRUMENTS

The Group uses derivative financial instruments to hedge its exposure to fluctuations in interest rates, exchange rates and the price of raw materials. The Group manages the counter party risk associated with these instruments by centralising its commitments and by applying procedures which specify, for each type of transaction, risk limits and/or the characteristics of the counter party. The Group does not generally grant to or require from its counter parties guarantees over the risks incurred.

Risks associated with exchange rates, interest rates and the price of base metals of all Group companies are subject to centralised management at parent company level. The main exceptions to this rule are the North and South American group companies. These companies manage their market risks in consultation with the parent company.

Interest rate risk

The Group uses several types of instruments for the management of interest rate risk in order to optimise its financial expenses, to hedge exchange risk related to loans in foreign currencies and to manage the split between fixed and variable rate loans.

Interest rate exchange contracts (“swaps”) allow the Group to borrow long-term at variable rates and to swap the rate of this debt either from the start or during the period of the loan. The Group and its counter party exchange, at predefined intervals, the difference between the agreed fixed rate and the variable rate, calculated on the basis of the notional amount of the swap.

Similarly, swaps may be used for the exchange of one foreign currency against another, within the framework of exchange risk management, or for the exchange of variable rates against other variable rates.

FRAs (“forward rate agreements”) and futures contracts on interest rates are primarily used by the Group to hedge the rates paid on loans and variable rate financial instruments or, in particular cases, on existing or future loans. Similarly, futures contracts are used by the Group to hedge the difference in rates between two currencies in particular cases and within the framework of exchange risk management. These contracts are either commitments to buy (or sell) a financial instrument at a future date and at an agreed price, or to receive (or pay) at a future date the difference between two given rates. Certain instruments can be settled in cash, others can be settled through the delivery of the underlying asset or in cash. The Group will generally only commit itself to highly liquid term contracts, such as EURIBOR or Eurodollar futures.

Where applicable, initial and daily margin calls on term contracts are paid or collected in cash. Futures contracts carry a low credit risk since exchanges are made through a clearing-house. FRAs are generally only entered into with major banking institutions.

In addition, the Group may buy (or sell) options on interest rates, caps (ceiling rates) or collars within the framework of its hedging strategy on loans and variable rate financial instruments. Rate options give the right to the buyer, upon payment of a premium, and at a given date or during a given period, to buy (or sell) from the seller of the option a financial instrument at an agreed price and/or to receive (or pay) the difference between two given rates or prices.

Interest rate derivatives used by the Group to cover variations in the value of fixed rate loans are qualified as fair value hedges according to IAS 39. These derivatives are revalued at the balance sheet date and have an impact on the net profit or loss. This impact is neutralised by a similar revaluation of the hedged part of the associated loans.

Other interest rate derivatives do not qualify as hedging instruments according to IAS 39.

As at December 31, 2003, a gross variation of EUR -2.5 million was recorded. (2002: EUR -0.1 million).

All gains and losses on settled hedging instruments are accounted for in the income statement. As at December 31, 2003, a net loss of EUR 18 million was recorded (2002: EUR -23 million).

Exchange rate risk

The Group uses forward purchases and sales of foreign currency and other derivatives to hedge foreign currency transactions of the majority of its subsidiaries. The common practice of the Group is to invoice clients in their own currency.

The Group also uses these instruments at consolidation level to hedge debt recorded in foreign currency or the balance sheet risk incurred on certain assets. The general policy of the Group is to hedge exchange risk on transactions completely. However, as an exception to this general policy, for certain currencies and for risks and amounts that are clearly identified and authorised by management, the Group may either hedge in anticipation or not hedge transactional risks.

With regard to exchange risk on debt, the Group policy is that each entity borrows in its own currency. There may be exceptions to this policy at Group level, within the framework of arbitrage between the relative levels of interest rate and the exchange risk, or in an attempt to hedge a balance sheet risk on one or more identified assets.

Not all derivatives used by the Group to hedge its exchange risks qualify as hedging instruments according to IAS 39 to the extent that they are managed in an overall manner.

As at December 31, 2003, the reporting of these derivatives at market value in the balance sheet led to a loss of EUR 8.5 million (2002: EUR –1 million).

Raw material risk

The Group uses financial instruments (forward purchases, options and swaps on commodities) in order to reduce the volatility risk of certain raw materials. The Group is exposed to risks on raw materials both via the purchase of its own raw materials and via sales contracts.

The Group manages its risk on raw materials in an overall fashion. Derivatives on raw materials used by the Group are therefore not qualified as effective hedging instruments according to IAS 39.

As at December 31, 2003, the reporting of these derivatives at market value in the balance sheet led to a loss of EUR 49.6 million (2002: EUR –1 million).

Trading risk

If there are open positions and limited levels of profit or loss as well as defined maturity dates, the Group carries out trading operations on the basis of the risks associated with interest rates, exchange rates and raw material prices. Open positions on these transactions are not significant with regard to the volume of hedging operations dealt or the general rate risk. In this respect, the types of instruments and the currencies that may be used, as well as the maximum risk exposure are determined at management level. Such risks are monitored on a daily basis. In 2003 and in 2002 the net profit or loss on trading operations was not significant to the Group’s results.

The portfolio of financial instruments as at December 31, 2003 is as follows:

	2003
In EUR million	Notional Amount	Market value	Residual maturity			Average rate (1)
			< 1 year	1-5 years	> 5 years
INTEREST RATE INSTRUMENTS
Interest rate and currency swaps
Fixed rate borrowings	10	1	10	—	—	7.71%
Fixed rate lendings	11	—	11	—	—	6.75%
Variable / Variable	—	—	—	—	—	—
Interest rate swaps - Fixed rate borrowings
EUR	54	2	4	50	—	4.19%
Foreign currency	238	(1)	—	238	—	2.74%
Interest rate swaps - Fixed rate loans
EUR	1,529	45	229	700	600	4.66%
USD	333	21	—	238	95	5.51%
Other currencies	—	—	—	—	—	—
Interest rate swaps - Variable/ Variable	120	1	32	88		2.46%
Swaptions - Purchases	—	—	—	—	—	—
Swaptions - Sales	—	—	—	—	—	—
FRA contracts - Purchases	500	—	500	—	—	2.68%
FRA contracts - Sales	400	—	400	—	—	2.86%
Cap purchases	100	—	100	—	—	4.50%
Cap sales	50	—	50	—	—	4.50%
Floor purchases	—	—	—	—	—	—
Floor sales	—	—	—	—	—	—
Barrier swaps	—	—	—	—	—	—
EXCHANGE RATE INSTRUMENTS
Forward purchase of foreign currency	570	(61)	566	4	—	—
Forward sale of foreign currency	619	95	619	—	—	—
Exchange options - Purchases	45	—	45	—	—	—
Exchange options - Sales	—	—	—	—	—	—
RAW MATERIALS
Term contracts - Sales	34	(5)	33	1	—	—
Term contracts - Purchases	215	53	200	15	—	—
Swaps using raw materials pricing index	—	—	—	—	—	—
Options – Sales	—	—	—	—	—	—
Options – Purchases	—	—	—	—	—	—

(1)	Average fixed rates are determined on the basis of the euro and foreign currency rates. Variable rates are generally based on EURIBOR or LIBOR.

The portfolio of financial instruments as at December 31, 2002 is as follows:

	2002
In EUR million	Notional amount	Market value	Residual maturity			Average rate (1)
			< 1 year	1-5 years	> 5 years
INTEREST RATE INSTRUMENTS
Interest rate and currency swaps
Fixed rate borrowings	33	—	22	11	—	5.88%
Fixed rate lendings	—	—	—	—	—	—
Variable / Variable	11	—	—	11	—	3.20%
Interest rate swaps - Fixed rate borrowings
EUR	187	1	83	104	—	3.99%
Foreign currency	29	—	—	29	—	6.69%
Interest rate swaps - Fixed rate loans
EUR	1,111	57	110	401	600	5.18%
USD	286	29	—	286	—	5.70%
Interest rate swaps - Variable / Variable	299	2	251	48	—	2.85%
Swaptions - Purchases	50	—	50	—	—	5.20%
Swaptions - Sales	50	—	50	—	—	5.20%
FRA contracts - Purchases	160	—	160	—	—	3.86%
FRA contracts - Sales	50	—	50	—	—	4.79%
Cap purchases	339	—	91	248	—	4.64%
Cap sales	50	—	—	50	—	4.50%
Floor purchases	137	—	137	—	—	4.19%
Floor sales	77	—	77	—	—	4.00%
Barrier swaps	—	—	—	—	—	—
EXCHANGE RATE INSTRUMENTS
Forward purchase of foreign currency	325	(31)	315	10	—	—
Forward sale of foreign currency	928	38	928	—	—	—
Exchange options - Purchases	—	—	—	—	—	—
Exchange options - Sales	—	—	—	—	—	—
RAW MATERIALS
Term contracts - Sales	10	—	10	—	—	—
Term contracts - Purchases	187	(7)	160	27	—	—
Swaps using raw materials pricing index	—	—	—	—	—	—
Options - Sales	—	—	—	—	—	—
Options - Purchases	—	—	—	—	—	—

(1)	Average fixed rates are determined on the basis of the euro and foreign currency rates. Variable rates are generally based on EURIBOR or LIBOR.

NOTE 26 – COMMITMENTS GIVEN AND RECEIVED

Commitments detailed in this note do not include the commitments detailed at Note 25.

26.1 Commitments given

In EUR million	2003	2002
Guarantees on third-party loans	779	212
Discounted bills (not yet at maturity)	33	23
Liabilities guaranteed by assets	65	441
SUB-TOTAL OF COMMITMENTS ON LOANS (UTILISATION)	877	676
Commitments to buy or dispose of fixed assets	380	323
Other commitments given	366	328
TOTAL COMMITMENTS GIVEN	1,623	1,327

26.2 Commitments received

In EUR million	2003	2002
Endorsements and guarantees received from non-consolidated companies	138	120
Other commitments received	134	255
TOTAL COMMITMENTS RECEIVED	272	375

As at December 31, 2003, Arcelor Finance S.C.A. has available credit lines, given by financial institutions totalling EUR 4,631 million.

Arcelor Finance S.C.A. has issued letters of comfort via Arcelor S.A. in order to allow group companies that are not consolidated or accounted for under the equity method, to obtain credit lines with financial institutions. These credit lines total EUR 9 million.

NOTE 27 – SEGMENT REPORTING

In accordance with both Group management and internal reporting guidelines, segment reporting information is disclosed by both business activity and by geographic zones.

27.1 Breakdown by activity

Sales between activities are calculated at market price. The operating result is shown after eliminations.

2003 (Figures in EUR million, except for the number of employees)	Flat Carbon Steel	Long Carbon Steel	Stainless Steel	Distribution, Processing, Trading	Other activities	Eliminations	Total
INCOME STATEMENT
Revenue	13,994	4,381	4,280	7,954	836	(5,522)	25,923
Inter-sector sales	(3,352)	(767)	(121)	(732)	(550)	5,522	—
TOTAL	10,642	3,614	4,159	7,222	286	—	25,923
Gross operating profit	1,365	493	23	284	58	5	2,228
Depreciation	(656)	(182)	(486)	(201)	(76)	—	(1,601)
Including non-recurring reductions in value	(20)	(10)	(323)	(78)	(35)	—	(466)
Operating profit (before amortisation of goodwill)	709	311	(463)	83	(18)	5	627
Amortisation of goodwill	65	—	—	42	4	—	111
Including non-recurring reductions in value	—	—	—	(2)	—	—	(2)
Operating profit	774	311	(463)	125	(14)	5	738
Share in the profit of companies accounted for using the equity method	125	25	(26)	7	9		140
BALANCE SHEET
Segment assets	11,701	3,631	2,990	3,698	4,829	(6,404)	20,445
Property, plant and equipment	5,379	1,768	1,009	604	187	—	8,947
Investments in companies accounted for using the equity method	967	147	111	133	400	—	1,758
Unallocated assets	—	—	—	—	—	—	2,405
TOTAL CONSOLIDATED ASSETS	12,668	3,778	3,101	3,831	5,229	(6,404)	24,608
Segment liabilities	6,032	1,355	1,629	1,875	1,796	(2,253)	10,434
Unallocated liabilities	—	—	—	—	—	—	6,711
TOTAL CONSOLIDATED LIABILITIES	6,032	1,355	1,629	1,875	1,796	(2,253)	17,145
Acquisitions of tangible and intangible Fixed assets	727	293	194	83	30	—	1,327
OTHER INFORMATION
Number of employees (average)	48,510	18,115	14,598	15,129	3,160	—	99,512

27.1 Breakdown by activity (continued)

2002 (Figures in EUR million, except for the number of employees)	Flat Carbon Steel	Long Carbon Steel	Stainless Steel	Distribution, Processing, Trading	Other activities	Eliminations	Total
INCOME STATEMENT
Revenue	12,312	3,605	4,097	8,780	880	(5,141)	24,533
Inter-sector sales	(3,437)	(670)	(108)	(331)	(595)	5,141	—
TOTAL	8,875	2,935	3,989	8,449	285	—	24,533
Gross operating profit	909	484	197	294	(73)	—	1,811
Depreciation	(747)	(153)	(151)	(144)	(39)	—	(1,234)
Including non-recurring reductions in value	(185)	—	—	—	—	—	(185)
Operating profit (before amortisation of goodwill)	162	331	46	150	(112)	—	577
Amortisation of goodwill	68	(3)	(6)	42	2	—	103
Operating profit	230	328	40	192	(110)	—	680
Share in the profit of companies accounted for using the equity method	28	29	21	7	17	—	102
BALANCE SHEET
Segment assets	12,183	3,396	3,330	4,495	4,226	(6,300)	21,330
Property, plant and equipment	5,248	1,553	1,300	928	239	—	9,268
Investments in companies accounted for using the equity method	1,008	146	101	111	414	—	1,780
Unallocated assets	—	—	—	—	—	—	2,726
TOTAL CONSOLIDATED ASSETS	13,191	3,542	3,431	4,606	4,640	(6,300)	25,836
Segment liabilities	5,353	1,200	1,408	2,033	1,014	(1,339)	9,669
Unallocated liabilities	—	—	—	—	—	—	8,774
TOTAL CONSOLIDATED LIABILITIES	5,353	1,200	1,408	2,033	1,014	(1,339)	18,443
Acquisitions of tangible and intangible fixed assets	734	211	173	162	32	—	1,312
OTHER INFORMATION
Number of employees (average)	50,035	17,953	15,041	19,289	3,238		105,556

27.2 Geographical breakdown

(Figures in EUR million, except for the number of employees)

2003	European Union	North America *	South America	Other	Total
Revenue	19,628	2,127	1,193	2,975	25,923
Segment assets	17,933	648	1,409	455	20,445
Property, plant and equipment	7,819	91	890	147	8,947
Gross operating result	1,945	(69)	290	62	2,228
Operating result	828	(350)	229	31	738
Acquisition of property, plant and equipment, and intangible assets	1,085	29	194	19	1,327
Number of employees (average)	87,699	2,707	7,671	1,435	99,512

2002	European Union	North America *	South America	Other	Total
Revenue	18,359	2,901	1,253	2,020	24,533
Segment assets	18,388	1,318	1,237	387	21,330
Property, plant and equipment	7,989	382	727	170	9,268
Gross operating result	1,480	50	251	30	1,811
Operating result	483	2	182	13	680
Acquisition of property, plant and equipment, and intangible assets	1,049	28	231	4	1,312
Number of employees (average)	93,632	3,111	7,437	1,376	105,556

2002 pro forma (unaudited)	European Union	North America *	South America	Other	Total
Revenue	19,901	3,145	1,358	2,190	26,594
Segment assets	18,490	1,318	1,237	330	21,375
Property, plant and equipment	8,045	382	727	158	9,312
Gross operating result	1,558	59	331	30	1,978
Operating result	513	7	247	13	780
Acquisition of property, plant and equipment, and intangible assets	1,133	36	242	4	1,415
Number of employees (average)	93,632	3,111	7,437	1,376	105,556

*	North America, including Mexico.

NOTE 28 – EVENTS AFTER THE BALANCE SHEET DATE

The Annual General Meeting of Aceralia shareholders of January 8, 2004 decided to proceed to a public offering of own shares at a price of EUR 17 per share, payable in cash. The offer price was confirmed on January 20, 2004 by the “Comision Naciónal del Mercado de Valores (CNMV)”, the Spanish market’s supervisory body. The public offering was launched on January 22, 2004, for a period of one month. The offer covered 6,207,261 Aceralia shares, which is equivalent to 4.97% of the capital.

At the end of the offer, 5,006,342 shares were acquired by Aceralia, which represents a success rate of 80.65%. The breakdown of the Aceralia capital is thus as follows: Arcelor (95.03%), own shares (4.01%) and other minority shareholders (0.96%).

Given that voting rights on own shares (totalling 1,200,919 shares) are suspended, the percentage of control retained by Arcelor (which owns 117,792,739 of a total of 119,993,658 shares) is 99.00%. Shares were delisted from the Spanish stock market on March 2, 2004. Aceralia intends to allow minority shareholders who did not participate in the public offering to sell their shares on an individual basis.

In the context of the strengthening of the Group balance sheet and the reduction in the costs of servicing debt, Arcelor has determined to proceed with the redemption of the O.C.E.A.N.E. 3% instruments maturing on January 1, 2006 since the conditions for reimbursement are fulfilled. These O.C.E.A.N.E. instruments represent EUR 350 million at the end of December 2003.

O.C.E.A.N.E. holders had the option, until and including March 11, 2004, to exercise their rights to convert their bonds into shares. The resulting share requirement was met by making available shares that were held by the Group, with retroactive effect to January 1, 2004. At the end of this offer, which serves to reinforce the consolidated own funds of the Group, 22,490,577 O.C.E.A.N.E., i.e. 81.05% of the original issue, were exchanged for shares.

The Arcelor group signed an agreement with Bagoeta S.L., the majority shareholder of Conducciones y Derivados S.A., with a view to a disposal of the Group’s tubes business. The transaction cannot be finalised until approved by the relevant competition authorities as well as the finalisation of the associated legal documentation.

Furthermore, the Group has announced its intention to sell a major part of its American subsidiary J&L Specialty Steel LLC to Allegheny Technologies. The transaction could be finalised by May 3, 2004, subject to a new agreement being signed with the workers unions and to the approval of Allegheny’s creditors and the relevant competition authorities.

On March 15, 2004, the Group put into place a programme of Level I American Depositary Receipts (“ADRs”), in order to improve the liquidity of Arcelor’s shares and increase their distribution amongst non-qualified American investors. ADRs are certificates issued by a depositary bank, representing shares in a non-American company (American Depositary Shares, “ADSs”). They confer voting rights as well as the right to dividend receipts to their holders. They give American investors access to Arcelor’s shares by means of the “Over the Counter” market, on which ADRs are freely tradable.

Finally, on March 19, 2004, the Group announced the disposal of the entirety of its participation (96%) in the share capital of Thainox Steel Ltd. in Thailand.

NOTE 29 - RECONCILIATION OF THE ARCELOR GROUP FINANCIAL STATEMENTS PREPARED IN ACCORD WITH LUXEMBOURG GAAP WITH THE FINANCIAL STATEMENTS PREPARED IN ACCORD WITH IFRS

In EUR million	2003	2002
Net situation (Group share) according to Luxembourg GAAP	7,321	7,362
Own shares	(751)	(745)
Result on own shares	17	17
Accounting for convertible bonds	101	101
Financial instruments	45	(3)
Net situation (Group share) according to Arcelor GAAP	6,733	6,732

In EUR million	2003	2002
Net income (Group share) according to Luxembourg GAAP	232	(197)
Result on own shares	—	17
Financial instruments	25	(6)
Net income (Group share) according to Arcelor GAAP	257	(186)

NOTE 30 - SIMPLIFIED GROUP ORGANISATION CHART

NOTE 31 - LISTING OF GROUP COMPANIES

CONSOLIDATION SCOPE	AS AT DECEMBER 31, 2003
442 companies fully consolidated (in addition to Arcelor S.A.)
227 companies consolidated using the equity method

Company name	Consolidation method	Country	Percentage of capital held control (%)
FLAT CARBON STEEL SECTOR
Aceralia Planos subgroup, comprising the following companies
ACERALIA Corporación Siderúrgica S.A., Gozón	Full consolidation	Spain	95.034191
Acería Compacta de Bizkaia S.A., Sestao	Full consolidation	Spain	77.714286
Acb, Acr Decapado AIE, Sestao	Full consolidation	Spain	100.000000
Aceralia Construcciones SL, Sestao	Full consolidation	Spain	100.000000
Arcelor España S.A., Madrid	Full consolidation	Spain	100.000000
Arcelor FCS Commercial Iberica SL, Madrid	Full consolidation	Spain	100.000000
Cia Hispano-Brasileira de Pelotizacao S.A., Vitoria	Equity method	Brazil	49.111101
Ensilectric S.A., Avilés	Equity method	Spain	40.000000
Ferramentas e Accessorios Industriais Lda, Agueda	Equity method	Portugal	39.999864
Instituto Técnico de la Estructura del Acero SL, San Sebastian	Equity method	Spain	69.750000
Metalúrgica Asturiana S.A., Mieres	Full consolidation	Spain	100.000000
Recuperaciones Medioambientales Ind.S.A., Sestao	Equity method	Spain	52.000772
Recuperaciones Férricas Integrales S.A., Sestao	Equity method	Spain	100.000000
Refeinsa Cataluña SL, Castellbisbal	Equity method	Spain	100.000000
Samper Refeinsa Galicia SL, Vigo	Equity method	Spain	50.000000
Tetracero S.A., Gijón	Full consolidation	Spain	100.000000
Aceros URS S.A., Viladecans	Equity method	Spain	45.024739
Acos Planos do Sul S.A., Belo Horizonte	Equity method	Brazil	48.906896
Amitor S.A., Barcelona	Full consolidation	Spain	100.000000
Apsl Arcelor Participacoes S.A., Sao Paulo	Full consolidation	Brazil	100.000000
Apsl ONPN Participacoes S.A., Belo Horizonte	Equity method	Brazil	50.000000
Arcelor Acos Planos Brasil Ltda, Sao Paulo	Full consolidation	Brazil	100.000000
Arcelor Auto S.A., Puteaux	Full consolidation	France	99.957314
Arcelor FCS Commercial France S.A., Paris	Full consolidation	France	99.958333
Arcelor FCS Commercial Deutschland GmbH, Köln	Full consolidation	Germany	100.000000
Arcelor FCS Commercial Luxembourg S.A., Dudelange	Full consolidation	Luxembourg	100.000000
Arcelor FCS Commercial S.A., Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor FCS Commercial Italia Srl, Milan	Full consolidation	Italy	100.000000
Arcelor Packaging International S.A., Puteaux	Full consolidation	France	99.999768
Arcelor Packaging International España SL, Gozón	Full consolidation	Spain	100.000000
Arcelor Packaging International Italia Srl, Canossa	Full consolidation	Italy	100.000000
Arcelor Sagunto SL, Madrid	Full consolidation	Spain	99.999999
Borcelik S.A., Istanbul	Equity method	Turkey	40.466215
Bregal Bremer Galvanisierungs-GmbH, Bremen	Full consolidation	Germany	75.050000
Bre.M.A Warmwalz Gmbh & Co KG, Bremen	Full consolidation	Germany	90.000000
Carsid S.A., Marcinelle	Equity method	Belgium	40.000000
Coils Lamiere Nastri Spa, Caselette, subgroup, comprising 29 companies	Equity method	Italy	35.000000
Cockerill Mécanique Prestations S.A., Seraing	Full consolidation	Belgium	100.000000
Cockerill Sambre S.A., Seraing	Full consolidation	Belgium	100.000000
Comercial de Hojalata y Metales S.A., San Adrian	Equity method	Spain	22.999561

Company name	Consolidation method	Country	Percentage of capital held control (%)
Companhia Siderúrgica de Tubarão S.A., Serra	Equity method	Brazil	6.019382
Cortes y Aplanados Siderúrgicos S.A., Barcelona	Full consolidation	Spain	100.000000
Daval S.A., Puteaux	Full consolidation	France	99.996000
Decosteel NV, Geel	Full consolidation	Belgium	100.000000
Decosteel 2 NV, Gent	Full consolidation	Belgium	100.000000
Dermach S.A., Barcelona	Full consolidation	Spain	100.000000
Eko Feinblechhandel GmbH, Eisenhüttenstadt	Full consolidation	Germany	100.000000
Eko Recycling GmbH, Eisenhüttenstadt	Full consolidation	Germany	100.000000
Eko Stahl GmbH, Eisenhüttenstadt	Full consolidation	Germany	100.000000
Eko Transport GmbH, Eisenhüttenstadt	Full consolidation	Germany	100.000000
Eurogal S.A., Flemalle	Full consolidation	Belgium	100.000000
Ewald Giebel-Luxemburg GmbH, Dudelange	Equity method	Luxembourg	33.333333
Fbh Eko Feinblechhandel GmbH, Burbach	Full consolidation	Germany	100.000000
Galtec NV, Gent	Full consolidation	Belgium	100.000000
Galvalange Sàrl, Dudelange	Full consolidation	Luxembourg	100.000000
Gestamp Automocion SL, Abadiano, subgroup, comprising 58 companies	Equity method	Spain	34.999989
Gonsider SL, Madrid	Equity method	Spain	42.871384
Gonvarri Industrial S.A., Madrid, subgroup, comprising 16 companies	Equity method	Spain	29.850431
Groupement de l’Industrie Sidérurgique S.A., Puteaux	Full consolidation	France	99.999908
Hierros y Aplanaciones S.A., Corvera	Equity method	Spain	15.001999
Holding Gonvarri Srl, Bilbao	Equity method	Spain	30.000000
Irsid S.A., Puteaux	Full consolidation	France	99.779149
La Magona subgroup, comprising the following companies:
La Magona d’Italia Spa, Firenze	Full consolidation	Italy	99.791940
Centro Acciai Rivestiti Srl, Piombino	Full consolidation	Italy	100.000000
Magona International S.A., Luxembourg	Full consolidation	Luxembourg	99.990000
Societa Mezzi Portuali Piombino Spa, Piombino	Equity method	Italy	50.000000
Tubisud Srl, Luogosano	Full consolidation	Italy	55.000000
Laminoir de Dudelange S.A., Dudelange	Full consolidation	Luxembourg	100.000000
Ocas NV, Zelzate	Full consolidation	Belgium	100.000000
R.Bourgeois S.A., Besançon	Equity method	France	29.996667
Recherche et Développement du Groupe Cockerill Sambre Scrl, Liège	Full consolidation	Belgium	96.000000
Sidgal ESV, Gent	Full consolidation	Belgium	100.000000
Siderúrgica del Mediterráneo S.A., Puerto Sagunto	Full consolidation	Spain	100.000000
Sidmar NV, Gent	Full consolidation	Belgium	99.542813
Sidstahl NV, Gent	Full consolidation	Belgium	100.000000
Sikel NV, Genk	Full consolidation	Belgium	100.000000
Solblank France S.A., Uckange	Full consolidation	France	51.481081
Solcan Fininvest subgroup, comprising the following companies:
Solcan Fininvest Inc., Westmount	Full consolidation	Canada	100.000000
Dosol Galva Inc., Hamilton	Equity method	Canada	20.000000
Sollac Ambalaj Celigi S.A., Levent-Istanbul	Full consolidation	Turkey	74.999931
Sollac Atlantique S.A., Puteaux	Full consolidation	France	99.999900
Sollac Lorraine S.A., Puteaux	Full consolidation	France	99.999832
Sollac Méditerranée S.A., Puteaux	Full consolidation	France	99.999867
Solvi S.A., Puteaux	Full consolidation	France	100.000000
Stahlhandel Burg GmbH, Burg	Full consolidation	Germany	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Stahlwerke Bremen GmbH, Bremen	Full consolidation	Germany	69.668370
Taylormetal S.A., Zaragoza	Full consolidation	Spain	100.000000
Tailor Steel NV, Genk	Full consolidation	Belgium	100.000000
Tailor Steel America Llc, Holt	Full consolidation	United States	70.602704
Tailor Steel GmbH & Co KG, Bremen	Full consolidation	Germany	100.000000
Tailor Steel Investment Llc, New York	Full consolidation	United States	100.000000
Tailored Blank GmbH, Eisenhüttenstadt	Full consolidation	Germany	100.000000
Tailored Blanks Genk S.A., Genk	Full consolidation	Belgium	100.000000
Tailored Blanks Zaragoza S.A., Zaragoza	Full consolidation	Spain	100.000000
Tailored Blanks S.A., Liège	Full consolidation	Belgium	100.000000
Toleries Delloye-Matthieu S.A., Marchin	Full consolidation	Belgium	99.743421
Vega do Sul S.A., Sao Francisco	Full consolidation	Brazil	68.852457
LONG CARBON STEEL SECTOR
Aceralia Perfiles subgroup, comprising the following companies:
Aceralia Perfiles Bergara S.A., Bergara	Full consolidation	Spain	100.000000
Aceralia LC Torino Srl, Torino	Full consolidation	Italy	100.000000
Aceralia Perfiles SL, Madrid	Full consolidation	Spain	100.000000
Aceralia Perfiles Madrid SL. Madrid	Full consolidation	Spain	100.000000
Aceralia Perfiles Olaberria SL. Olaberria	Full consolidation	Spain	100.000000
Aceralia Perfiles U.K. Ltd. Rayleigh	Full consolidation	United Kingdom	100.000000
Aceralia Perfiles Zaragoza S.A. Zaragoza	Full consolidation	Spain	100.000000
Arcelor LC Bordeaux S.A., Mérignac	Full consolidation	France	97.800000
Aristrain Hispano Trade GmbH, Düsseldorf	Full consolidation	Germany	100.000000
Consignaciones Asturianas S.A., Gijón	Equity method	Spain	50.000000
Fercome Trading SL, Valencia	Full consolidation	Spain	100.000000
Ilsacer 2000 SL, Zaragoza	Equity method	Spain	50.000000
Kramer & Sons Trading Co, Detroit MI	Equity method	United Kingdom	50.000000
Servicios Complementarios del Norte SL. Bilbao	Equity method	Spain	49.000000
Sobrinos De Manuel Cámara S.A. Renteria	Equity method	Spain	50.000000
Sociedad Auxiliar del Puerto de Pasajes S.A. Renteria	Equity method	Spain	50.000000
Triturados Férricos SL, Madrid	Equity method	Spain	33.300000
Aceralia Redondos subgroup, comprising the following companies:
Aceralia Redondos Azpeitia SL, Azpeitia	Full consolidation	Spain	100.000000
Aceralia Redondos Comercial S.A., Azpeitia	Full consolidation	Spain	100.000000
Aceralia Redondos Getafe SL, Getafe	Full consolidation	Spain	100.000000
Aceralia Redondos Lasao S.A., Azpeitia	Full consolidation	Spain	100.000000
Aceralia Redondos Zumárraga S.A. Zumárraga	Full consolidation	Spain	100.000000
Aciérie de l’Atlantique S.A., Boucau	Full consolidation	France	100.000000
Arcelor Barras Comercial SL, Azpeitia	Full consolidation	Spain	100.000000
Société Nationale de Sidérurgie S.A., Al Hoceima	Equity method	Morocco	8.500000
Acindar Industria Argentina de Aceros S.A., Buenos Aires. subgroup, comprising 13 companies	Equity method	Argentina	21.635885
Arbed-Finanz Deutschland GmbH. Saarbrücken	Full consolidation	Germany	99.000000
Arcelor Long Commercial S.A.. Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Arcelor Long Commercial Deutschland GmbH, Köln	Full consolidation	Germany	100.000000
Arcelor Rails, Piles & Special Sections Sàrl. Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Ares S.A. Rodange	Full consolidation	Luxembourg	80.760303
Armasteel S.A. Wavre	Full consolidation	Belgium	100.000000
Asbm Sàrl. Luxembourg	Full consolidation	Luxembourg	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Belgo-Mineira subgroup, comprising the following companies:
Companhia Siderúrgica Belgo-Mineira S.A. Belo Horizonte	Full consolidation	Brazil	60.599059
Belgo Bekaert Arames S.A. Contagem	Full consolidation	Brazil	54.871282
Belgo-Mineira Participacão Indústria e Comércio S.A., Juiz de Fora	Full consolidation	Brazil	99.999999
Belgo-Mineira Uruguay S.A., Montevideo	Full consolidation	Uruguay	100.000000
BelgoPar Ltda, Belo Horizonte	Full consolidation	Brazil	33.355571
Bemex International Ltd, Hamilton	Full consolidation	Bermuda	100.000000
Bmb Belgo-Mineira Bekaert Artefatos de Arame Ltda, Vespasiano	Full consolidation	Brazil	55.499970
Bmf Belgo-Mineira Fomento Mercantil Ltda, Belo Horizonte	Full consolidation	Brazil	100.000000
Bmp Siderúrgia S.A., Juiz de Fora	Full consolidation	Brazil	75.791484
Caf Santa Bárbara Ltda, Belo Horizonte	Full consolidation	Brazil	100.000000
Cimaf Cabos S.A., Sao Paulo	Equity method	Brazil	50.000000
Jossan S.A., Feira de Santana	Full consolidation	Brazil	99.994789
Procables S.A., Lima	Equity method	Peru	47.739239
Productos de Acero S.A.. Santiago	Equity method	Chili	50.000000
Usina Hidrelétrica Guilman-Amorim S.A., Belo Horizonte	Equity method	Brazil	51.000000
Wire Rope Industries S.A., Montréal	Equity method	Canada	50.000000
Emesa Trefilería S.A., Arteixo	Full consolidation	Spain	100.000000
Estate Wire Ltd, Sheffield	Full consolidation	United Kingdom	100.000000
Europrofil France S.A., Paris	Full consolidation	France	99.990000
Industrias Gálycas S.A., Vitoria	Full consolidation	Spain	100.000000
LME Laminés Marchands Européens S.A., Trith Saint Léger, subgroup, comprising 13 companies	Equity method	France	33.999260
MecanArbed Dommeldange Sàrl, Luxembourg	Full consolidation	Luxembourg	100.000000
Newco Sàrl, Luxembourg	Full consolidation	Luxembourg	100.000000
Newco Sàrl & Cie Secs, Luxembourg	Full consolidation	Luxembourg	100.000000
ProfilArbed S.A., Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Redalsa S.A., Valladolid	Equity method	Spain	26.000000
San zeno acciai - Duferco Spa, San Zeno Naviglio	Equity method	Italy	49.900001
Socabel (Groupe Arbed) Senc, Luxembourg	Full consolidation	Luxembourg	100.000000
Socadi (Groupe Arbed) Senc, Luxembourg	Full consolidation	Luxembourg	100.000000
Société du Train Universel de Longwy S.A., Herserange	Full consolidation	France	99.999994
Stahlwerk Thüringen GmbH, Unterwellenborn	Full consolidation	Germany	100.000000
Travi e Profilati di Pallanzeno Spa, Pallanzeno	Full consolidation	Italy	100.000000
TrefilArbed Arkansas Inc, Pine Bluff	Full consolidation	United States	99.999999
TrefilArbed Bettembourg S.A., Dudelange	Full consolidation	Luxembourg	100.000000
TrefilArbed Bissen S.A., Bissen	Full consolidation	Luxembourg	100.000000
TrefilArbed Cheb Sro, Jesenice u Chebu	Full consolidation	Czech Republic	80.000000
TrefilArbed Korea Co Ltd. Yangsan	Equity method	Korea	50.000000
TrefilArbed Stahlcord Austria AG, Fürstenfeld	Full consolidation	Austria	96.502722
TrefilArbed Stahlcord Gyártó Kft, Szentgotthard	Full consolidation	Hungary	100.000000
STAINLESS STEEL SECTOR
Acesita S.A., Belo Horizonte	Equity method	Brazil	38.938281
AL-Fin NV, Genk	Full consolidation	Belgium	100.000000
Alinox Srl, Aosta	Full consolidation	Italy	100.000000
Arcelor Stainless International S.A., Puteaux	Full consolidation	France	99.997648
Haven Genk NV, Genk	Full consolidation	Belgium	50.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Horst Zaabel GmbH, Garbsen	Full consolidation	Germany	100.000000
Imphy Alloys subgroup, comprising the following companies:
Imphy Alloys Nevada Inc., New York	Full consolidation	United States	100.000000
Hood and Company Inc., Hamburg	Full consolidation	United States	100.000000
IAI Holding Inc., New York	Full consolidation	United States	100.000000
Metalimphy Alloys Corp, Collegeville	Full consolidation	United States	100.000000
Rahns Speciality Metals Inc., Collegeville	Full consolidation	United States	100.000000
Imphy Ugine Précision S.A., Puteaux	Full consolidation	France	99.999916
Industeel Belgium subgroup, comprising the following companies:
Industeel Belgium S.A., Charleroi	Full consolidation	Belgium	100.000000
Aval Metal Center S.A., Charleroi	Full consolidation	Belgium	100.000000
Charleroi Déroulage S.A., Charleroi	Full consolidation	Belgium	100.000000
Industeel France subgroup, comprising the following companies:
Industeel France S.A., Puteaux	Full consolidation	France	99.999400
Industeel Creusot Sas, Puteaux	Full consolidation	France	100.000000
Creusot Métal S.A., Puteaux	Full consolidation	France	74.999167
J&L subgroup, comprising the following companies:
J&L Speciality Steel Inc., Coraopolis	Full consolidation	United States	100.000000
J&L Speciality Steel International Sales Corp, Christiansted	Full consolidation	United States	100.000000
Midland Terminal Company Corp, Midland	Full consolidation	United States	100.000000
La Meusienne Italia Srl, Milan	Full consolidation	Italy	100.000000
Longtain Aciers Spéciaux et Inoxydables S.A., Strepy-Bracquegnies	Full consolidation	Belgium	97.967211
Matthey et Cie S.A., Apples	Full consolidation	Switzerland	100.000000
Matthey France Sas, Ancerville	Full consolidation	France	100.000000
Matthey Holding S.A., Fribourg	Full consolidation	Switzerland	100.000000
Matthey US Inc., Detroit	Full consolidation	United States	100.000000
Mecagis S.A., Puteaux	Full consolidation	France	100.000000
RCC GmbH, Erkrath	Full consolidation	Germany	100.000000
Société Carolorégienne de Laminage S.A., Couillet	Full consolidation	Belgium	100.000000
Société Meusienne de Constructions Mécaniques S.A., Ancerville	Full consolidation	France	99.910716
Société Savoisienne de Métaux S.A., Annecy	Full consolidation	France	100.000000
Sprint Metal Edelstahlziehereien GmbH, Hemer	Full consolidation	Germany	100.000000
Staalcentrum Limburg NV, Genk	Full consolidation	Belgium	100.000000
Sunbrite NV, Genk	Full consolidation	Belgium	100.000000
Techalloy Company Inc., Mahwah	Full consolidation	United States	100.000000
Thainox Steel Ltd, Rayong	Full consolidation	Thailand	96.110011
Trafilerie Bedini Srl, Peschiera Borromeo	Full consolidation	Italy	100.000000
Trafilerie e Viterie Italiane Srl, Ponte dell’Ollio	Full consolidation	Italy	99.920000
Trefilados Inoxidables de Mexico S.A., Huamantla	Full consolidation	Mexico	100.000000
Ugine & Alz S.A.. Puteaux	Full consolidation	France	99.851852
Ugine & Alz Belgium NV. Genk	Full consolidation	Belgium	100.000000
Ugine & Alz France S.A. Puteaux	Full consolidation	France	99.999978
Ugine & Alz France Service S.A. Gonesse	Full consolidation	France	100.000000
Ugine & Alz Iberica S.A., Viladecans	Full consolidation	Spain	99.999480
Ugine & Alz Italia Srl, Milano	Full consolidation	Italy	100.000000
Ugine & Alz Luxembourg S.A., Rodange	Full consolidation	Luxembourg	100.000000
Ugine France Service S.A., Gonesse	Full consolidation	France	100.000000
Ugine Iberica S.A., Viladecans	Full consolidation	Spain	99.999480

Company name	Consolidation method	Country	Percentage of capital held control (%)
Ugine Savoie Iberica S.A., Barcelona	Full consolidation	Spain	100.000000
Ugine Savoie Imphy S.A., Ugine	Full consolidation	France	99.999948
Ugine Savoie Italia Srl, Peschiera Borromeo	Full consolidation	Italy	100.000000
Ugine Savoie Rostfrei GmbH, Renningen	Full consolidation	Germany	100.000000
Ugine Savoie Suisse S.A., Belivard	Full consolidation	Switzerland	99.998519
Ugine Savoie UK Ltd, Birmingham	Full consolidation	United Kingdom	99.999960
Ugine Stainless subgroup, comprising the following companies:	Full consolidation
Ugine Stainless & Alloys Inc., Colmar	Full consolidation	United States	100.000000
Ugine Stainless & Alloys – N.J. Inc., Colmar	Full consolidation	United States	100.000000
Uginox Sanayi ve Ticaret AS, Gebze Kocaeli	Full consolidation	Turkey	65.000000
Ugitech S.A., Ugine	Full consolidation	France	99.999948
Ugitech Iberica S.A., Barcelona	Full consolidation	Spain	100.000000
Ugitech Suisse S.A., Belivard	Full consolidation	Switzerland	99.998519
Ugitech UK Ltd, Birmingham	Full consolidation	United Kingdom	99.999960
Usi Holding Inc.Corp, Carson City	Full consolidation	United States	100.000000
Usinor Empreendimentos e Participacoes Ltda, Sao Paulo	Full consolidation	Brazil	100.000000
Weha Edelstahl GmbH, Ratingen	Full consolidation	Germany	100.000000
DISTRIBUTION, PROCESSING AND TRADING SECTOR
Aceralia Construcción Obras Srl, Berrioplano	Full consolidation	Spain	100.000000
Aceralia Constructalia SL, Pamplona	Full consolidation	Spain	100.000000
Aceralia Distribucíon subgroup, comprising the following companies:
Aceralia Distribucíon SL, Madrid	Full consolidation	Spain	100.000000
Lusitana de Distribuçao Siderúrgica Lda, Ribatejo	Equity method	Portugal	100.000000
Perfiles Especiales S.A., Pamplona	Equity method	Spain	100.000000
Aceralia Transformados subgroup, comprising the following companies:
Aceralia Transformados S.A., Pamplona	Full consolidation	Spain	100.000000
Aceralia Color Acero SL, Pamplona	Full consolidation	Spain	100.000000
Ach Paneles AIE, Azuqueca de Henares	Equity method	Spain	40.000000
Aceralia Tubos subgroup, comprising the following companies:
Aceralia Tubos SL, Lesaka	Full consolidation	Spain	100.000000
Aceralia Rotec SL, Vera de Bidasoa	Equity method	Spain	100.000000
Alessio Tubi Spa, Torino	Full consolidation	Italy	100.000000
Arbed Americas subgroup, comprising the following companies:
Arbed Americas Llc, New York	Full consolidation	United States	100.000000
Arbed Americas Atlantic Spc, en liquidation, Wilmington	Full consolidation	United States	100.000000
Arcelor International Mexico S.A., Queretaro	Equity method	Mexico	100.000000
Arcelor Tradind USA Llc, New York	Full consolidation	United States	100.000000
JBF Commercial Corp, en liquidation, New York	Full consolidation	United States	100.000000
TrefilArbed Inc., en liquidation, New York	Full consolidation	United States	100.000000
Arcelor Acelkereskedelmi Kft, Kecskemet	Full consolidation	Hungary	99.800000
Arcelor Bauteile GmbH, Kreuztal-Eichen	Full consolidation	Germany	100.000000
Arcelor Construcción España SL, Berrioplano	Full consolidation	Spain	100.000000
Arcelor Construction France S.A., Haironville	Full consolidation	France	99.999215
Arcelor Distribuce-CZ Sro, Praha	Full consolidation	Czech Republic	100.000000
Arcelor Distribúcia Slovensko Sro, Kosice	Full consolidation	Slovakia	100.000000
Arcelor Dystrybucja Polska Spzoo, Katowice	Full consolidation	Poland	100.000000
Arcelor Grundstücksverwaltung Neckarsulm GmbH, Neckarsulm	Full consolidation	Germany	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Arcelor Grundstücksverwaltung Thüringen GmbH, Ratingen	Full consolidation	Germany	100.000000
Arcelor International S.A., Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor International America subgroup, comprising the following companies:
Arcelor International America Llc, New York	Full consolidation	United States	100.000000
Norsteel Corp, New York	Full consolidation	United States	100.000000
Arcelor International Canada Inc., Westmount	Full consolidation	Canada	100.000000
Arcelor International Export S.A., Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor International Singapore subgroup, comprising the following companies:
Arcelor International Singapore Ltd, Singapore	Full consolidation	Singapore	100.000000
Arcelor International Malaysia Sdn. Bhd., Kuala Lumpur	Full consolidation	Malaysia	100.000000
Arcelor Négoce Distribution Sas, Reims	Full consolidation	France	100.000000
Arcelor Profil S.A., Yutz	Full consolidation	France	99.900000
Arcelor Projects Pte Ltd, Singapore	Full consolidation	Singapore	90.000000
Arcelor Projects Sàrl, Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor Stahlhandel GmbH, Ratingen	Full consolidation	Germany	100.000000
Arcelor Stahlhandel Holding GmbH, Ratingen	Full consolidation	Germany	100.000000
Arcelor Trading Antwerp S.A., Antwerpen	Full consolidation	Belgium	99.900000
Arcelor Tubes S.A., Aubervilliers	Full consolidation	France	99.999397
Ask Mac Gowan Ltd, Halesowen	Full consolidation	United Kingdom	65.500204
Asturiana de Perfiles S.A., Langreo	Full consolidation	Spain	60.000000
Avis Steel UK, Manchester	Full consolidation	United Kingdom	67.500000
Baechler S.A., Thionville	Full consolidation	France	100.000000
Berton Sicard Produits Métallurgiques S.A., Avignon	Full consolidation	France	100.000000
Chaillous S.A., Nantes	Full consolidation	France	100.000000
Cima S.A., Bertrichamps	Full consolidation	France	100.000000
Cisatol S.A., Montataire	Full consolidation	France	99.999603
Cockerill Stahl Service GmbH, Essen	Full consolidation	Germany	100.000000
Cofrastra S.A., Fribourg	Full consolidation	Switzerland	100.000000
Color Profil NV, Geel	Full consolidation	Belgium	100.000000
Comptoir Métallurgique du Littoral S.A., Nice	Full consolidation	France	100.000000
Comptoir pour l’entreprise et le matériel d’entreprise Suchail SA, Saint Etienne	Full consolidation	France	49.984615
Conducciones y Derivados S.A., Vitoria-Gasteiz, subgroup, comprising 6 companies	Equity method	Spain	48.836344
Contisteel subgroup, comprising the following companies:
Contisteel (Holdings) Ltd, Andover	Full consolidation	United Kingdom	100.000000
Contisteel (Southern) Ltd, Andover	Full consolidation	United Kingdom	100.000000
Contisteel Ltd, Andover	Full consolidation	United Kingdom	100.000000
Delta Zinc S.A., Saint Jorioz	Full consolidation	France	100.000000
Deville S.A., Saint Bonnet le Château	Full consolidation	France	49.984615
Dikema & Chabot Holding BV, Rotterdam	Full consolidation	the Netherlands	100.000000
Dikema Staal Nederland BV, Rotterdam	Full consolidation	the Netherlands	100.000000
Dikema Top BV, Rotterdam	Full consolidation	the Netherlands	100.000000
Disteel S.A., Machelen	Full consolidation	Belgium	100.000000
Disteel Cold S.A., Machelen	Full consolidation	Belgium	100.000000
e-Arbed Distribution S.A., Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Europese Staal Prefabricatie NV, Geel	Full consolidation	Belgium	99.999911
Etablissement Alfred André S.A., Harfleur	Full consolidation	France	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Etablissements Jean Letierce et Cie, Bolbec	Full consolidation	France	100.000000
Etilam S.A., Saint Dizier	Full consolidation	France	99.388667
Eucosider Commercial S.A., Pétange	Full consolidation	Luxembourg	100.000000
Eurinter France S.A., Reims	Full consolidation	France	100.000000
Eurinter Svenska AB, Karlstad	Full consolidation	Sweden	100.000000
Europerfil S.A., Barcelona	Equity method	Spain	50.000000
Exma S.A. Yutz	Full consolidation	France	99.994495
Fermatec S.A., Nîmes	Full consolidation	France	100.000000
Ferrometalli-Safem Spa, Milano	Full consolidation	Italy	96.446073
Ferrometalli-Safem Commerciale Spa, Milano	Full consolidation	Italy	100.000000
Flachform Stahl GmbH, Schwerte	Full consolidation	Germany	100.000000
Forges Profil S.A., Kirchdorf	Equity method	Switzerland	25.000000
Fratelli Canessa Srl, Moncalieri	Full consolidation	Italy	50.999889
Guillot S.A., Poitiers	Full consolidation	France	49.840000
Haironville Austria GmbH, Neuhofen	Full consolidation	Austria	99.997500
Haironville Bohemia Sàrl, Ceske Budejovice	Full consolidation	Czech Republic	99.000000
Haironville Danmark AS, Rodovre	Full consolidation	Denmark	100.000000
Haironville Guyane Sas, Cayenne	Full consolidation	French Guyana	100.000000
Haironville Hungaria Kft, Budapest	Full consolidation	Hungary	100.000000
Haironville Metal Profil S.A., Herstal	Full consolidation	Belgium	100.000000
Haironville Norge AS, Vestby	Full consolidation	Norway	100.000000
Haironville Polska Spzoo, Poznan	Full consolidation	Poland	100.000000
Haironville Portugal S.A., Cartaxo	Full consolidation	Portugal	99.988462
Haironville Sverige AB, Karlstad	Full consolidation	Sweden	100.000000
Haironville UK Ltd, St Helens	Full consolidation	United Kingdom	100.000000
Haironville Tac Ltd, St Helens	Full consolidation	United Kingdom	100.000000
IMS International Métal Service S.A., Neuilly, subgroup, comprising 20 companies	Equity method	France	36.050354
J & F Steel Llc, Burns Harbor	Full consolidation	United States	100.000000
Jean Guille S.A., Thionville	Full consolidation	France	49.997500
Jh Group Sci, Yutz	Full consolidation	France	99.999999
Kempes & Koolen Bouwsystemen BV, Tiel	Full consolidation	the Netherlands	100.000000
Konti Steel Hellas S.A., Magnissia	Full consolidation	Greece	100.000000
Laminados Velasco subgroup, comprising the following companies:
Laminados Velasco SL, Basauri	Full consolidation	Spain	80.002547
Arcelor Distribución Valencia S.A., Valencia	Full consolidation	Spain	100.000000
Arcelor Distribución Vigo S.A., Porriño	Full consolidation	Spain	100.000000
Auxiliar Laminadora Alavesa S.A., Olaeta	Full consolidation	Spain	100.000000
Calibrados Pradera S.A., Miravalles	Equity method	Spain	50.000000
Cántabra de Laminados Velasco S.A., Santander	Full consolidation	Spain	100.000000
Castellana de Laminados Velasco S.A., Burgos	Full consolidation	Spain	100.000000
Elaborados y Construcción S.A., Getafe	Full consolidation	Spain	100.000000
Ferronía S.A., Andoain	Full consolidation	Spain	100.000000
Grupo Velasco Desarrollo SL, Basauri	Full consolidation	Spain	100.000000
Industrias Zarra S.A., Galdacano	Equity method	Spain	25.000000
Laminados Canarias S.A., Telde	Full consolidation	Spain	100.000000
Laminados Comavesa S.A., Getafe	Full consolidation	Spain	100.000000
Laminados Gonvelsa SL, Llanera	Full consolidation	Spain	50.000000
Laminados Siderúrgicos Arbizu S.A., Arbizu	Full consolidation	Spain	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Laminados Siderúrgicos Duero S.A., Aranda de Duero	Full consolidation	Spain	90.000000
Laminados Siderúrgicos La Coruña S.A. Arteixo	Full consolidation	Spain	100.000000
Laminados Siderúrgicos Miranda S.A. Miranda de Ebro	Full consolidation	Spain	100.000000
Laminados Siderúrgicos Murcia S.A. San Ginés	Full consolidation	Spain	100.000000
Laminados Siderúrgicos Orense S.A., San Ciprian de Viñas	Full consolidation	Spain	90.000000
Laminados Siderúrgicos Sampol SL, Palma de Mallorca	Full consolidation	Spain	75.049900
Laminados Siderúrgicos Sevilla S.A., Alcalá de Guadaira	Full consolidation	Spain	100.000000
Laminados Siderúrgicos Toledo S.A., Villaluenga de la Sagra	Full consolidation	Spain	55.000000
Laminados Siderúrgicos Valladolid S.A., Valladolid	Full consolidation	Spain	100.000000
Laminados Siderúrgicos Vitoria S.A., Vitoria	Full consolidation	Spain	100.000000
SA Productos Empresas Metalúrgicas, Salvatierra	Full consolidation	Spain	100.000000
Servicio del Acero S.A., Basauri	Full consolidation	Spain	100.000000
Tremad S.A., Icazteguieta	Full consolidation	Spain	90.000000
Tubos y Decapados S.A., Basauri	Full consolidation	Spain	100.000000
Longtain S.A., Manage	Full consolidation	Belgium	99.990568
Laserflash S.A., Eupen	Full consolidation	Belgium	100.000000
Lille Aciers S.A., Lomme	Full consolidation	France	100.000000
Megaço Jma Comercio Siderúrgico Ltda, Palmela	Equity method	Portugal	38.666500
Mirouze Novacier S.A., Toulouse	Full consolidation	France	100.000000
Monteferro Stahl Service GmbH, Leichlingen	Full consolidation	Germany	100.000000
Mosacier S.A., Liège	Full consolidation	Belgium	100.000000
Oxyflash S.A., Melle	Full consolidation	Belgium	100.000000
Pab Bazeilles S.A., Douzy	Full consolidation	France	99.998383
Pab Sud S.A., Hagetmau	Full consolidation	France	100.000000
Panneaux Frigorifiques Français S.A., Val d’Ize	Full consolidation	France	100.000000
Parements Métalliques d’Architecture S.A., Cerons	Full consolidation	France	100.000000
Perry Willenhall Steel Service Centres Ltd, Willenhall	Full consolidation	United Kingdom	100.000000
Prekon Spzoo, Starachowice	Full consolidation	Poland	100.000000
Produits d’Usines Métallurgiques Pum-Station Service Acier SA, Reims	Full consolidation	France	99.975443
Produits Métallurgiques de l’Orléanais Sas, Ingre	Full consolidation	France	49.986667
Produits Métallurgiques des Ardennes S.A., Donchery	Full consolidation	France	100.000000
Produits Métallurgiques du Sud-Ouest S.A., Langon	Full consolidation	France	100.000000
Produits Sidérurgiques de la Moselle S.A., Yutz	Full consolidation	France	100.000000
Profil du Futur S.A., Horbourg wihr	Full consolidation	France	100.000000
Profilage de la Guadeloupe S.A., Baie Mahault	Full consolidation	France	100.000000
Profilage de la Réunion S.A., Le Port	Full consolidation	France	94.203612
ProfilArbed Distribution S.A., Esch s/Alzette	Full consolidation	Luxembourg	100.000000
ProfilArbed Distribution Exploitation Luxembourg S.A., Differdange	Full consolidation	Luxembourg	100.000000
ProfilArbed Distribution Luxembourg S.A., Pétange	Full consolidation	Luxembourg	100.000000
ProfilArbed Staalhandel subgroup, comprising the following companies:
ProfilArbed Staalhandel BV, Born	Full consolidation	the Netherlands	100.000000
Abc BV, Nijmegen	Full consolidation	the Netherlands	100.000000
Arbed Damwand België NV, Overpelt	Full consolidation	Belgium	100.000000
Arbed Damwand Nederland BV, Moerdijk	Full consolidation	the Netherlands	100.000000
Betonijzer Buigcentrale Limburg BV, Born	Full consolidation	the Netherlands	100.000000
Borotrans Born BV, Born	Full consolidation	the Netherlands	100.000000
Bouwstaal Nederland BV, Born	Full consolidation	the Netherlands	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Calimco BV, Born	Full consolidation	the Netherlands	100.000000
Cogeaf NV, Schoten	Full consolidation	Belgium	95.933333
Demanet-Cassart Aciers S.A., Seneffe	Full consolidation	Belgium	100.000000
Kielco Nederland BV, Born	Full consolidation	the Netherlands	100.000000
Leduc Trading NV, Schoten	Full consolidation	Belgium	100.000000
Limbustaal BV, Meersen	Full consolidation	the Netherlands	100.000000
Lommaert Walserijprodukten BV, Born	Full consolidation	the Netherlands	100.000000
Lommaert/Montan Wapeningsstaal BV, Nijmegen	Full consolidation	the Netherlands	100.000000
Montan Staal BV, Den Haag	Full consolidation	the Netherlands	100.000000
M-Soft NV, Overpelt	Full consolidation	Belgium	100.000000
ProfilArbed Distribution België NV, Overpelt	Full consolidation	Belgium	100.000000
ProfilArbed Staalhandel Nederland BV, Born	Full consolidation	the Netherlands	100.000000
Steelexpress NV, Schoten	Full consolidation	Belgium	100.000000
Profilsteel S.A., Bouffioulx	Full consolidation	Belgium	100.000000
Pum Paris-Normandie S.A., Bonneuil sur Marne	Full consolidation	France	100.000000
Robert Smith Steels Ltd, Mersyside	Full consolidation	United Kingdom	100.000000
SA Lardier et compagnie, Blois	Full consolidation	France	100.000000
Sar Stahlservice GmbH, Neuwied	Full consolidation	Germany	100.000000
Savoie Métal S.A., Saint Jorioz	Full consolidation	France	100.000000
SCI du 1 & 3 place de la Belgique, Reims	Full consolidation	France	100.000000
Sidmar-Stahlwerke Bremen-SSC NV, Gent	Full consolidation	Belgium	100.000000
Sirus Ssc, Saint Ouen l’Aumone	Full consolidation	France	100.000000
Skyline Steel subgroup, comprising the following companies:
Skyline Steel Corp, Parsippany	Full consolidation	United States	100.000000
Arkansas Steel Processing Inc., Armoral	Full consolidation	United States	100.000000
Arkansas Steel Processing Inc., Bessemer	Full consolidation	United States	100.000000
Associated Pile and Fitting Corp, Clifton	Full consolidation	United States	100.000000
Casteel Inc., Belpre	Full consolidation	United States	100.000000
Midwest Steel & Tube Inc., Chicago	Full consolidation	United States	100.000000
PA Pipe Inc., Camp Hill	Full consolidation	United States	100.000000
Skyline (Php) Canada Ltd, St Bruno	Full consolidation	Canada	100.000000
Slpm SA, Saint Ouen l’Aumone	Full consolidation	France	100.000000
Société Belge d’Oxycoupage S.A., Liège	Full consolidation	Belgium	100.000000
Société de transports de produits d’usines Métallurgiques SA, Reims	Full consolidation	France	100.000000
Société Industrielle Métallurgique et d’entreprise SA, La Chapelle Saint Luc	Full consolidation	France	100.000000
Sodif Srl, Milano	Full consolidation	Italy	100.000000
Sotracier S.A., Pontcharra	Full consolidation	France	99.997500
Sps Altensteig Stahl-Service-Center GmbH, Altensteig Waldorf	Full consolidation	Germany	100.000000
Sps Lichtenstein Stahl-Service-Center GmbH, Lichtentein Sachsen	Full consolidation	Germany	100.000000
Sps Südband Stahl-Service-Center GmbH, Altensteig Waldorf	Full consolidation	Germany	100.000000
Srw Schwarzwälder Röhrenwerk GmbH, Altensteig Waldorf	Full consolidation	Germany	100.000000
Srw-Sps Verwaltungs GmbH, Altensteig Waldorf	Full consolidation	Germany	100.000000
Station Service Acier Lopez Sas, Valence	Full consolidation	France	100.000000
Südband Stahl-Service GmbH, Ludwigshafen	Full consolidation	Germany	100.000000
Traxys S.A., Bertrange	Equity method	Luxembourg	50.000000
Uci S.A., Fleurus	Full consolidation	Belgium	70.000000
Usb Unterwellenborner Schneidbetrieb GmbH, Saalfeld	Full consolidation	Germany	100.000000

Company name	Consolidation method	Country	Percentage of capital held control (%)
Usinor Stal Serwis Spzoo, Bytom	Full consolidation	Poland	100.000000
Vikam Praha AS, Praha	Full consolidation	Czech Republic	100.000000
Wannifroid S.A., Onnaing	Full consolidation	France	99.981818
Welbeck Steel Service Centre Ltd, Barking	Full consolidation	United Kingdom	100.000000
OTHER ACTIVITIES SECTOR
ARCELOR S.A., Luxembourg		Luxembourg
Aceralia Internacional BV, Amsterdam	Full consolidation	the Netherlands	100.000000
Aceralia Steel Trading BV, Amsterdam	Full consolidation	the Netherlands	100.000000
Ais Finance (Groupe Arbed) Snc, Luxembourg	Full consolidation	Luxembourg	100.000000
Allard Gieterij NV, Gent	Full consolidation	Belgium	50.000000
Ancofer Stahlhandel GmbH, Mülheim	Equity method	Germany	51.250000
ARBED S.A., Luxembourg	Full consolidation	Luxembourg	99.728897
Arbed Investments S.A. Luxembourg	Full consolidation	Luxembourg	100.000000
Arbed Investment Services S.A. Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor Center Brussels NV. Gent	Full consolidation	Belgium	83.159861
Arcelor Finance and Services Belgium S.A., Bruxelles	Full consolidation	Belgium	100.000000
Arcelor Finance Sca, Luxembourg	Full consolidation	Luxembourg	100.000000
Arcelor Finanziara Srl, Piombino	Full consolidation	Italy	100.000000
Arcelor Purchasing Sas, Puteaux	Full consolidation	France	100.000000
Arcelor Treasury Snc, Puteaux	Full consolidation	France	100.000000
Arcelor USA Holding Inc., New York	Full consolidation	United States	100.000000
Aster S.A., Puteaux	Full consolidation	France	99.999983
Aster Finances S.A., Puteaux	Full consolidation	France	100.000000
Atic Services S.A., Paris, subgroup, comprising 12 companies	Equity method	France	45.074323
Bail Industrie S.A., Hayange	Full consolidation	France	99.999647
Belsid Llc, Wilmington	Full consolidation	United States	100.000000
Berg Steel Pipe Corp, Panama City	Equity method	United States	51.250000
Cfl Canada Investment Inc., Granby	Full consolidation	Canada	100.000000
Circuit Foil America Secs, Granby	Full consolidation	Canada	100.000000
Circuit Foil Luxembourg Sàrl, Wiltz	Full consolidation	Luxembourg	76.910010
Circuit Foil Service S.A., Weidingen/Wiltz	Equity method	Luxembourg	49.000000
Cockerill Forges and Ringmill S.A., Seraing	Full consolidation	Belgium	100.000000
Cockerill Sambre Stahl GmbH, Düsseldorf	Full consolidation	Germany	100.000000
Daf Group NV, Gent	Full consolidation	Belgium	50.000000
Dhs-Dillinger Hütte Saarstahl AG, Dillingen	Equity method	Germany	51.250000
Esperbras SL, Olaberria	Full consolidation	Spain	100.000000
Europipe GmbH, Ratingen	Equity method	Germany	51.250000
Europipe France S.A., Grande Synthe	Equity method	France	51.250000
Finindus NV, Bruxelles	Full consolidation	Belgium	50.000000
Foil Coatings Luxembourg - FCL Gie, Wiltz	Equity method	Luxembourg	100.000000
Frecolux S.A., Luxembourg	Full consolidation	Luxembourg	99.999915
G.Fer Snc, Puteaux	Full consolidation	France	100.000000
G.T.S. industries S.A., Grande Synthe	Equity method	France	99.999922
Groupement Immobilier Scrl, Bruxelles	Full consolidation	Belgium	100.000000
IEE International Electronics & Engineering S.A., Echternach, subgroup, comprising 2 companies	Equity method	Luxembourg	28.184282
Immobilière Schlassgoart (Groupe Arbed) Senc, Luxembourg	Full consolidation	Luxembourg	100.000000
Imphy S.A., Puteaux	Full consolidation	France	99.999702

Company name	Consolidation method	Country	Percentage of capital held control (%)
InvestAR Sàrl, Luxembourg	Equity method	Luxembourg	50.000000
Investissement Technologie Inc, Montréal	Full consolidation	Canada	100.000000
Paul Wurth Inc., Canonsburg	Full consolidation	United States	48.008364
Paul Wurth Ltd, Burlington	Full consolidation	Canada	48.008364
Paul Wurth S.A., Luxembourg	Full consolidation	Luxembourg	48.008364
Paul Wurth do Brasil Ltda, Belo Horizonte	Full consolidation	Brazil	48.008364
Persebras SL, Olaberria	Full consolidation	Spain	100.000000
Rogesa GmbH, Dillingen	Equity method	Germany	51.250000
S3P S.A., Puteaux	Full consolidation	France	99.999936
S.A. Forges et Aciéries de Dilling, Dillingen	Equity method	Germany	97.128851
Saarlux Stahl GmbH, Stuttgart	Equity method	Germany	100.000000
Seridev S.A., Puteaux	Full consolidation	France	99.400000
Sidarfin NV, Gent	Full consolidation	Belgium	99.999979
Sidarsteel NV, Gent	Full consolidation	Belgium	100.000000
Sidmar Finance (Groupe Arbed) S.A., Luxembourg	Full consolidation	Luxembourg	100.000000
Sodisid S.A., Courbevoie	Full consolidation	France	99.998800
Sofinus S.A., Puteaux	Full consolidation	France	99.999856
Sogepass S.A., Hayange	Full consolidation	France	99.999745
Sollac Verwaltung GmbH, Stuttgart	Full consolidation	Germany	100.000000
Somef S.A., Liège	Full consolidation	Belgium	100.000000
Soteg Société de Transport de Gaz S.A., Luxembourg	Equity method	Luxembourg	20.000000
Sotel SC, Esch s/Alzette	Full consolidation	Luxembourg	75.000000
Sotel Réseau et Cie Secs, Esch s/Alzette	Full consolidation	Luxembourg	100.000000
Tixis Sytems Sas, Puteaux	Full consolidation	France	100.000000
Tixis Systems Belgium S.A., Flemalle	Full consolidation	Belgium	100.000000
Tixis Technologies Sas, Puteaux	Full consolidation	France	100.000000
Tixis Technologies Belgium S.A., Flemalle	Full consolidation	Belgium	100.000000
USINOR S.A., Puteaux	Full consolidation	France	99.442181
Usinor Achats S.A., Puteaux	Full consolidation	France	100.000000
Usinor Belgium S.A., Seraing	Full consolidation	Belgium	100.000000
Usinor Imports & Trading S.A., Puteaux	Full consolidation	France	100.000000
Usinor USA subgroup, comprising the following companies:
Usinor USA Holding Corp, Wilmington	Full consolidation	United States	100.000000
Arcelor Stainless Processing Llc, Troy	Full consolidation	United States	100.000000
Usinor Llc, New York	Full consolidation	United States	100.000000
Usinor Industeel (USA) Inc., Wilmington	Full consolidation	United States	100.000000
Vertriebsgellschaft Dillinger Hütte GmbH, Dillingen	Equity method	Germany	51.250000

2004 REPORT ON RISK MANAGEMENT

RISK MANAGEMENT REPORT

GENERAL LEGAL RISKS RELATED TO ARCELOR GROUP ACTIVITIES

The Group is not exposed to any major legal risk as a result of its steelmaking activities. The Group’s production plants are operated in full compliance with all relevant regulations.

The conditions under which the Arcelor group markets and delivers its products are subject to commercial negotiation. These conditions of delivery may specify that courts sitting in the purchaser’s country will be competent to rule in the event of dispute. Furthermore, legislative or regulatory instability in some of the countries where the Arcelor group established (e.g. through joint ventures) may pose a general legal risk of exposure through the conduct of its activities. However, the Group has a number of decentralized legal centers in its main non-European locations. Where it is not financially feasible to maintain its own legal resources, the Group engages the services of internationally recognized and reputable lawyers.

In some instances, the Arcelor group may, have no alternative but to insist on its rights and safeguard its interests in the context of its business activities, especially where technical or commercial disputes are concerned (for more information on this point, please refer to the “Litigation”, “Sales Barriers” and “Anti-dumping and anti-subsidy practices” chapters).

The normal legal risks arising from Group business activities and operations are monitored by the Group’s Legal Affairs Department, which is itself subject to internal control procedures implemented by the internal audit teams (please refer to the Chairman of the Board of Directors Report on Corporate Governance and internal control procedures).

It should be noted that any legal risks identified become the subject of financial provisions accounted for within Arcelor group subsidiaries in accordance with the appropriate accounting standards.

The Arcelor group no longer has any ore extraction or coal mining activities in Europe.

INDUSTRIAL RISKS

The various stages of steel production

Liquid steel is produced from ore (hot metal route accounting for 70% of Arcelor’s productions) or from scrap (electric arc furnace route representing 30% of Group output). The liquid steel is then solidified by casting in a continuous flow machine. The result is semi-finished products in the form of rectangular section bars (slabs) or square section bars (blooms or billets), which are the feedstock for the final production form. This feedstock is converted into finished products by rolling, with some products undergoing additional heat treatment. Over half the hot-rolled sheet produced is later cold-rolled, and may be coated with anti-corrosion protection.

Type of risk

Accidental fire and explosion are the major operational risks in the various types of steel producing plants, which include coking plants, sintering plants, blast furnaces and electric furnaces.

The main causes of these risks include the production of gas (in coking plants and blast furnaces), the high combustibility of the coals used and contact between cooling water and molten metal.

The electrical equipment and reheating furnaces used in hot and cold rolling mills and coating plants represent the main fire flash points. The lubricants and hydraulic fluids used are highly flammable.

Steel production requires the use of scrap, whether for converting hot metal into steel in a converter or directly in an electric furnace. Arcelor applies stringent internal controls to protect itself against the risk of filling, its furnaces with radioactive scrap iron.

Risk evaluation in terms of impact and probability

Industrial safety is a strategic issue for Arcelor. Each site applies the Group safety policy, with adaptations to comply with local legislation. This policy contains all the organizational and material provisions required to prevent industrial accidents or incidents wherever possible and to limit their consequences for people, facilities and property.

The general objectives and management responsibilities are set down in writing, and practical action plans are drawn up to address the differences between practice and those fixed objectives.

Industrial risks are analyzed at the design stage and preventive measures are put in place in accordance with the Arcelor “Loss Prevention Guide”. Sites are subject to internal and external audits at a pre-defined frequency which is established to reflect the degree of individual risk. These audits are followed up with a risk evaluation report, setting out preventive actions involving the workforce and plant equipment. Those sites subject to Seveso II regulations have been subject to special audits conducted by internal experts, in accordance with the Arcelor DCO-18001 reference procedure. These audits will be extended to other Group sites during 2005.

Procedures implemented to monitor and measure these risks

Ever since the company was first created, Arcelor has operated an industrial safety committee as part of its Health & Safety Department. The members of this committee are all industrial and engineering safety representatives. Its mission is to define and propose safety initiatives to the Management Board. The committee was responsible for implementing the Arcelor “Loss Prevention Guide” which measures industrial safety levels and ensures that those levels are consistent across all Group sites. It has also set up a network of industrial safety specialists, responsible for day-to-day management, plant compliance and ensuring that regulations are adhered to.

Every year, a priority investment plan is put in place to implement practical recommendations. This plan is then supervised by the Arcelor Health & Safety Department’s industrial safety committee.

ENVIRONMENTAL RISKS

Environmental risk management identifies those known and estimated impacts covered by balance sheet provisions and any future internal or external events (with varying degrees of certainty) liable to prevent Arcelor from attaining its environmental targets and which could, from an accounting point of view, take the form of an off balance sheet commitment (corresponding to an estimated future expense which is possible, but not certain) or, alternatively, in an investment.

Internal events occur mainly as a result of failures in the production process or the processes involved in treating industrial waste and residues. These failures could jeopardize Arcelor’s ability to reach its target, namely complying with current legislation in all cases and a ensuring a continual reduction in the volumes of waste and non-recyclable materials produced.

Arcelor has developed four types of control to address these risks:

•	directive: the obligation on every production site to obtain ISO 14001 certification and the implementation of a corporate environmental policy;

•	preventive: by systematically involving the Environment Department in major investment projects (in order to build installations that respect the environment) and involving environmental managers in the due diligence procedures that precede all acquisitions;

•	detective: audits to ensure compliance with environmental legislation and the Group’s environmental policy are conducted regularly by the Environment Department. Waste monitoring indicators were introduced for all Group subsidiaries in 2004;

•	corrective: with the implementation of a Group level organization to stimulate synergies and intensify pooling of environmental Best Practice.

External events relate mainly to the growing pressure imposed by environmental laws and regulations. This legislative pressure comes principally from four directions:

•	the European directive on the trading of CO2 emission permits, which comes into effect in 2005;

•	processing of the waste generated by sintering plants arising principally from implementation of the European IPPC (Integrated Pollution Prevention and Control) and NEC (National Emission Ceilings) directives;

•	increased restrictions and taxation on the storage and elimination of industrial residues;

•	soil clean-up operations on defunct sites, which presents a major challenge to the Group, since the cost involved can only partially be offset by reallocating land for new activities.

The constant changes to the legislative framework cause the target for regulatory compliance to shift constantly. This plays a direct role in increasing the future operating costs of steelmaking plants, especially those in Europe.

MARKET RISKS (LIQUIDITY, INTEREST RATE RISK, EXCHANGE RATE RISK AND RISK ON SECURITIES HELD)*

Derivative financial instruments

The Group uses derivative financial instruments to hedge its exposure to fluctuations in interest rates, exchange rates and the price of raw materials and energy. The Group manages the counter-party risk associated with these instruments by centralising its commitments and by applying procedures which specify, for each type of transaction, risk limits and/ or the characteristics of the counter-party. The Group does not generally grant to or require from its counter-parties guarantees over the risks incurred.

Risks associated with exchange rates, interest rates and the price of base metals and energy of all Group companies are subject to centralised management at parent company level. The main exceptions to this rule are the North and South American group companies. These companies manage their market risks in consultation with the parent company.

Interest rate risk

The Group uses several types of instruments for the management of interest rate risk in order to optimise its financial expenses, to hedge exchange risk related to loans in foreign currencies and to manage the split between fixed and variable rate loans.

Interest rate exchange contracts (‘swaps’) allow the Group to borrow long-term at variable rates, and to swap the rate of this debt either from the start or during the period of the loan. The Group and its counter party exchange, at predefined intervals, the difference between the agreed fixed rate and the variable rate, calculated on the basis of the notional amount of the swap.

Similarly, swaps may be used for the exchange of one foreign currency against another, within the framework of exchange risk management, or for the exchange of variable rates against other variable rates.

FRAs (‘forward rate agreements’) and futures contracts on interest rates are primarily used by the Group to hedge the rates paid on loans and variable rate financial instruments or, in particular cases, on existing or future loans. Similarly, futures contracts are used by the Group to hedge the difference in the rates between two currencies in particular cases and within the framework of exchange risk management. These contracts are either commitments to buy (or sell) a financial instrument at a future date and at an agreed price, or to receive (or pay) at a future date the difference between two given rates. Certain instruments can be settled in cash, others can be settled through delivery of the underlying asset or in cash. The Group will generally only commit itself to highly liquid term contracts, such as EURIBOR or Eurodollar futures.

Where applicable, initial and daily margin calls on term contracts are paid or collected in cash. Futures contracts carry a low credit risk since exchanges are made through a clearing house. FRAs are generally only entered into with major banking institutions.

In addition, the Group may buy (or sell) options on interest rates, caps (ceiling rates) or collars within the framework of its hedging strategy on loans and variable rate financial instruments. Rate options give the right to the buyer, upon payment of a premium, and at a given date or during a given period, to buy (or sell) from the seller of the option a financial instrument at an agreed price and/or to receive (or pay) the difference between two given rates or prices.

Interest rate derivatives used by the Group to cover variations in the value of fixed rate loans are qualified as fair value hedges according to IAS 39. These derivatives are re-valued at the balance sheet date and have an impact on the net profit or loss. This impact is neutralised by a similar revaluation of the hedged part of the associated loans.

Other interest rate derivatives owned by the Group on 31 December 2004 are not qualified as hedging instruments according to IAS 39. As at 31 December 2003, a gross variation of 2.5 million of euros and a net loss of 18 million of euros were recorded.

Exchange rate risk

The Group uses forward purchases and sales of foreign currency and other derivatives to hedge foreign currency transactions of the majority of its subsidiaries. The common practice of the Group is to invoice clients in their own currency.

The Group also uses these instruments at consolidation level to hedge debt recorded in foreign currency or the balance sheet risk incurred on certain assets.

The general policy of the Group is to hedge exchange risk on transactions completely. However, as an exception to this general policy, for certain currencies and for risks and amounts that are clearly identified and authorised by management, the Group may either hedge in anticipation or not hedge transactional risks.

Not all derivatives used by the Group to hedge its exchange risk qualify as hedging instruments according to IAS 39 to the extent that they are managed in an overall manner.

As at 31 December 2004, the reporting of these derivatives at market value in the balance sheet led to a loss of 185 million of euros (2003: 8.5 million of euros )

Raw material risk

The Group uses financial instruments (forward purchases, options and swaps on commodities) in order to reduce the volatility risk of certain raw materials and energy. The Group is exposed to risks on raw materials and energy both via the purchase of its own raw materials and via sales contracts.

The Group manages its risk on raw materials in an overall fashion. Derivatives on raw materials used by the Group qualify as effective hedging instruments according to IAS 39. As at December 2004, a hedging reserve of 48 million is integrated into the Shareholder’s equity of the Group (2003:-).

As at 31 December 2004 the reporting of other derivatives hedging raw materials and energy at market value in the balance sheet led to a profit of 0.8 million of euros (2003: 49.6 million of euros)

Trading risk

If there are open positions and limited levels of profit or loss as well as defined maturity dates, the Group carries out trading operations on the basis of the risks associated with interest rates, exchange rates, raw material and energy prices. Open positions on these transactions are not significant with regard to the volume of hedging operations dealt or the general rate risk. In this respect, the types of instruments and the currencies which may be used, as well as the maximum risk exposure are determined at management level. Such risks are monitored on a daily basis.

In 2004 and 2003, the net profit or loss on trading operations was not significant to the Group’s results.

RAW MATERIAL SUPPLIES – THE RISK OF DEPENDENCY

Raw Materials

The Arcelor group is a major purchaser of raw materials, particularly iron ore and coal. The 42.3 million tonnes of iron ore purchased in 2004 were sourced from Brazil, Australia, Mauritania, Sweden and Canada. The Group purchased 18 million tonnes of coal during 2004, most of which came from Australia, the USA, Canada and Russia.

At equivalent perimeter of activity, Arcelor sourced 320,000 tonnes of zinc, 360,000 tonnes of chromium, 71,000 tonnes of nickel and 610,000 tonnes of stainless (nickel) scrap during the year.

Energy

Despite generating one-third of its own requirements, Arcelor is one of the largest energy consumers in many European countries. In order to reduce Group exposure to the electricity market, Arcelor is developing its generating capacity through projects in Spain (the new power generation plant at Avilès was officially opened in July 2004), France (Dunkerque in 2005 and Fos in 2008), and Belgium (Gent). The process of renegotiating all the natural gas contracts for Europe was completed in 2004, thus reducing the risk posed by the inevitable volatility of this market, although exposure to the Brent field remains a significant risk factor.

Group purchasing performance

Control over the Group purchasing process has now been formalized with ISO 9001/V2000 certification and TS 16949 accreditation. The growth of e-purchasing further enhances the effectiveness of those initiatives already implemented. In organizational terms, a dedicated team is now in place to support growth in low-cost countries.

The 2005 growth plan is designed to deliver continuity of these results by focusing new initiatives on market anticipation, risk management, the safety of sub-contractors working on the sites, purchasing and cross-disciplinary cooperation between everyone involved in the process.

INSURANCE AND RISK COVERAGE

Arcelor’s policy is to contract worldwide Group insurance to cover catastrophic risks; these policies are contracted only with those insurers with the highest liquidity rating. Local insurance policies cover local legal requirements. The amounts insured reflect the financial risks incurred by the catastrophe scenarios and the products offered in the insurance market.

For all insurable risks, the Group prefers self-insurance to cover probability risks, where this is affordable for each business unit. This takes the form of a level of excess tailored to suit the financial resources of individual units in order to raise awareness of risk prevention.

The captive reinsurance company covers medium-level risks as a way of optimizing and smoothing the cost of insurance at Group level. Its risk exposure is protected by the reinsurance market.

In 2004 in the context of industrial safety, Arcelor allocated € 30 M over and above the normal business unit risk prevention budget in order to protect its industrial units. Arcelor’s commitment to improving the level of protection for its industrial units has produced two positive results: a very significant reduction in the amount of claims during the year and a continuing fall of insurance market premiums.

The Group also worked to reduce risk through internal training, designed to raise awareness of these issues among employees at all levels and train them in the appropriate techniques.

In terms of preventing damage and the subsequent loss of production, the Group hires external consultants to conduct engineering audits on fire safety systems and machinery breakdown risks in every facility where the insured asset value exceeds € 50 M. 95% of such installations have been audited to date. The recommendations made as a result of these audits form the basis of decisions to allocate additional budgets to fund preventive measures. Such reports examine the major loss scenarios and predict the possible effects on personnel, the environment and the facilities. It strengthens those resources designed to limit the probability of catastrophic damage and its consequences. It formalizes existing intragroup recovery resources to limit consequential loss of production. It transfers the share of residual catastrophic risk above € 20 M per claim to the insurance market; the amounts insured reflect the business sector and the products available in the insurance market.

The maximum financial risk in terms of general and products liability cannot be estimated empirically, so the amounts insured reflect the products available on the market and the amounts insured by other industrial groups of comparable size and industry. In meeting specific local needs, the Group contracts local Group policies for each country. In order to harmonize general and products liability cover at the Group level – especially in terms of delivered products – it also has a worldwide Group policy to complement the local policies referred to above.

When customers task the Group to arrange product transportation the ships used must comply with the following criteria:

•	be classified by a classification company belonging to the International Association of Classification Societies – IACS;

•	be covered by a P&I Club having the highest liquidity rating;

•	hold an International Safety Management (ISM) certificate and an International Ship & Port facility Security (ISPS) certificate, both of which are valid for the full period of the voyage;

•	be less than 21 years old, whenever possible.

If Arcelor charters ships, it must be notified:

•	of the results of the latest inspections made by port authorities;

•	of the existence of any major event affecting the ship in the previous 12 months.

The full insured amount corresponds to the maximum potential risk per event.

The exchange agent is:

The Bank of New York

By Mail:	By Hand:	By Overnight Delivery:

The Bank of New York Target Exchange P.O. Box 859208 Braintree, MA 02185-9208	The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window, Street Floor New York, NY 10286	The Bank of New York Target Exchange 161 Bay State Road Braintree, MA 02184

The information agent is:

D.F. King & Co., Inc. 77 Water Street New York, New York 10005 1 800 714 3312

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Although Dutch law does not contain any provisions with respect to the indemnification of officers and directors, the concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands. Mittal Steel’s Articles of Association provide for indemnification of directors by the company to the fullest extent permitted by Dutch law against liabilities, expenses and amounts paid in settlement relating to claims, actions, suits or proceedings to which a director becomes a party as a result of his or her position.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith unless otherwise indicated:

Exhibit Index

Exhibit Number	Description	Page
3	Amended and Restated Articles of Association (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form F-3 filed on September 30, 2005 (File No. 333-128742)

4	Form of class A common share certificate (incorporated herein by reference to Exhibit 4.8 to the Registration Statement on Form F-3 filed on September 30, 2005 (File No. 333-128742))

5	Opinion of Nauta Dutilh N.V., Dutch counsel to the Registrant, as to the validity of the securities being registered

21	List of Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 8.1 to the Annual Report on Form 20-F filed on March 20, 2006 (File No. 001-14666)

23.1	Consent of Deloitte Accountants B.V. concerning the consolidated financial statements of Mittal Steel Company N.V. for the years ended December 31, 2004 and 2005 and for the three years ended December 31, 2005

23.2	Consent of Ernst & Young Accountants, concerning the consolidated financial statements of Mittal Steel Holdings N.V. and subsidiaries as of December 31, 2004 and for the two years ended December 31, 2004

23.3	Consent of KPMG Inc. concerning the consolidated financial statements of Iscor Limited, as of and for the years ended December 31, 2003 and Ispat Iscor Limited as of and for the year ended December 31, 2004

23.4	Consent of KPMG LLP concerning the consolidated financial statements of International Steel Group Inc. as of December 31, 2004 and 2003 and for each of the two years ended December 31, 2004 and for the period from inception, February 22, 2002, through December 31, 2002

23.5	Consent of Nauta Dutilh, N.V. (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Form of Acceptance*

*	To be filed by amendment

(b)	Financial Statement Schedules.

Not required.

i

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)	That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)	That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(10)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference into the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X under the Exchange Act is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest interim report that is specifically incorporated by reference into the prospectus to provide such interim financial information.

(11)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4,10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertakings in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rotterdam, The Netherlands, on March 23, 2006.

MITTAL STEEL COMPANY N.V.

By:	/s/ HENK SCHEFFER
Name:	Henk Scheffer
Title:	Company Secretary

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POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints, jointly and severally, Henk Scheffer and Sjoerd de Vries, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for his or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on March 23, 2006.

Signature	Title

/s/ LAKSHMI N. MITTAL Lakshmi N. Mittal	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ ADITYA MITTAL Aditya Mittal	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ VANISHA MITTAL BHATIA Vanisha Mittal Bhatia	Director

/s/ AMBASSADOR ANDRÉS ROZENTAL Ambassador Andrés Rozental	Director

/s/ NARAYANAN VAGHUL Narayanan Vaghul	Director

/s/ RENÉ LOPEZ René Lopez	Director

/s/ MUNI KRISHNA T. REDDY Muni Krishna T. Reddy	Director

/s/ LEWIS B. KADEN Lewis B. Kaden	Director

/s/ WILBUR L. ROSS, JR. Wilbur L. Ross, Jr.	Director

/s/ CARLOS M. HERNANDEZ Mittal Steel USA Name: Carlos M. Hernandez Title: General Counsel and Secretary	Authorized U.S. Representative

Exhibit Index

Exhibit Number	Description	Page
3	Amended and Restated Articles of Association (incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form F-3 filed on September 30, 2005 (File No. 333-128742)

4	Form of class A common share certificate (incorporated herein by reference to Exhibit 4.8 to the Registration Statement on Form F-3 filed on September 30, 2005 (File No. 333-128742))

5	Opinion of Nauta Dutilh N.V., Dutch counsel to the Registrant, as to the validity of the securities being registered

21	List of Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 8.1 to the Annual Report on Form 20-F filed on March 20, 2006 (File No. 001-14666)

23.1	Consent of Deloitte Accountants B.V. concerning the consolidated financial statements of Mittal Steel Company N.V. for the years ended December 31, 2004 and 2005 and for the three years ended December 31, 2005

23.2	Consent of Ernst & Young Accountants, concerning the consolidated financial statements of Mittal Steel Holdings N.V. and subsidiaries as of December 31, 2004 and for the two years ended December 31, 2004.

23.3	Consent of KPMG Inc. concerning the consolidated financial statements of Iscor Limited, as of and for the years ended December 31, 2003 and Ispat Iscor Limited as of and for the year ended December 31, 2004

23.4	Consent of KPMG LLP concerning the consolidated financial statements of International Steel Group Inc. as of December 31, 2004 and 2003 and for each of the two years ended December 31, 2004 and for the period from inception, February 22, 2002, through December 31, 2002.

23.5	Consent of Nauta Dutilh, N.V. (included in Exhibit 5)

24	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Letter of Transmittal*

99.2	Form of Notice of Guaranteed Delivery*

99.3	Form of Form of Acceptance*

*	To be filed by amendment

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